Exhibit 2.2

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE NORTHERN DISTRICT OF TEXAS

FORT WORTH DIVISION

)
In re:	)	Chapter 11
)
LIFE PARTNERS HOLDINGS, INC., et al.,	)	Case No. 15-40289-rfn-11
)
Debtors.	)	Jointly Administered
)

DISCLOSURE STATEMENT FOR THIRD AMENDED JOINT PLAN OF
REORGANIZATION OF LIFE PARTNERS HOLDINGS, INC., ET
AL., PURSUANT TO CHAPTER 11 OF THE BANKRUPTCY CODE

THOMPSON & KNIGHT LLP

1722 Routh Street, Suite 1500
Dallas, Texas 75201
Telephone: (214) 969-1700
Facsimile: (214) 969-1751

MUNSCH HARDT KOPF & HARR, P.C.

500 N. Akard Street, Suite 3800
Dallas, Texas 75201
Telephone: (214) 855-7500
Facsimile: (214) 855-7584

DATED: June 22, 2016

NOTE: H. THOMAS MORAN II, AS CHAPTER 11 TRUSTEE OF LIFE PARTNERS HOLDINGS, INC., AND AS SOLE DIRECTOR OF LIFE PARTNERS, INC., AND LPI FINANCIAL SERVICES, INC., TOGETHER WITH THE OFFICIAL COMMITTEE OF UNSECURED CREDITORS (COLLECTIVELY, THE PLAN PROPONENTS), BELIEVE THAT ACCEPTANCE OF THE PLAN DESCRIBED IN THIS DISCLOSURE STATEMENT IS IN THE BEST INTERESTS OF THE DEBTORS’ ESTATES AND THEIR CREDITORS. ACCORDINGLY, THE PLAN PROPONENTS RECOMMEND THAT YOU VOTE TO ACCEPT THE PLAN.

Disclosure Statement

for Third Amended Joint Plan

Dated June 22, 2016

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	Section 30.09 Identity of Persons to Contact for More Information	237

ARTICLE XXXI CONCLUSION AND RECOMMENDATION		237

APPENDIX 1: GLOSSARY OF TERMS USED IN THIS DISCLOSURE STATEMENT		1

APPENDIX 2 LIFE PARTNERS Pre-Petition Organizational Structure of Debtors		1

APPENDIX 3 Summary of Tax Consequences of the Plan Elections		1

List of Exhibits		1

A.	Third Amended Joint Plan of Reorganization of Life Partners Holdings, Inc., et al., Pursuant to Chapter 11 of the Bankruptcy Code dated June 21, 2016 and proposed by the Plan Proponents

B.	Disclosure Statement Order

B-1	Solicitation, Voting, Balloting, and Election Procedures

C.	Portfolio Summary

D.	Financial Model and Forecast

E.	Liquidation Analysis

F.	Class Action Settlement Agreement

G.	Vida Term Sheet

H.	Servicing Agreement

I.	MDL Settlement Agreement

Disclosure Statement for Third Amended Joint Plan Dated June 22, 2016	Page 8

DISCLAIMER

THIS DISCLOSURE STATEMENT CONTAINS A SUMMARY OF CERTAIN PROVISIONS OF THE THIRD AMENDED JOINT PLAN OF REORGANIZATION OF LIFE PARTNERS HOLDINGS, INC., ET AL., PURSUANT TO CHAPTER 11 OF THE BANKRUPTCY CODE,1 DATED JUNE 21, 2016, A COPY OF WHICH IS ATTACHED AS EXHIBIT A, PROPOSED BY H. THOMAS MORAN II (MORAN OR THE CHAPTER 11 TRUSTEE), AS CHAPTER 11 TRUSTEE OF LIFE PARTNERS HOLDINGS, INC. (LPHI), AND AS SOLE DIRECTOR OF LIFE PARTNERS, INC. (LPI), AND LPI FINANCIAL SERVICES, INC. (LPIFS, AND COLLECTIVELY WITH LPHI AND LPI, THE DEBTORS OR LIFE PARTNERS), TOGETHER WITH THE OFFICIAL COMMITTEE OF UNSECURED CREDITORS (THE COMMITTEE, AND COLLECTIVELY WITH THE CHAPTER 11 TRUSTEE, LPI AND LPIFS, THE PLAN PROPONENTS).2 THIS DISCLOSURE STATEMENT ALSO CONTAINS SUMMARIES OF CERTAIN OTHER DOCUMENTS RELATING TO THE IMPLEMENTATION OF THE PLAN OR THE TREATMENT OF CLAIMS AND INTERESTS AND CERTAIN FINANCIAL INFORMATION RELATING THERETO.

THIS DISCLOSURE STATEMENT INCLUDES CERTAIN EXHIBITS, EACH OF WHICH IS INCORPORATED INTO AND MADE A PART OF THIS DISCLOSURE STATEMENT AS IF SET FORTH IN FULL HEREIN.

THE FINANCIAL INFORMATION CONTAINED IN THE PLAN, DISCLOSURE STATEMENT AND RELATED EXHIBITS HAS BEEN PREPARED FOR INFORMATIONAL PURPOSES FROM DATA, INCLUDING BUT NOT LIMITED TO POLICY DATA, SUPPLIED BY THE DEBTORS, OR SOURCES BELIEVED TO BE RELIABLE, AND HAS NOT BEEN INDEPENDENTLY VERIFIED BY THE DEBTORS’ FINANCIAL ADVISORS. THE FINANCIAL INFORMATION CONTAINED HEREIN DOES NOT PURPORT TO BE ALL-INCLUSIVE OR TO CONTAIN ALL OF THE INFORMATION THAT AN INTERESTED PARTY MAY NEED OR DESIRE. THE FINANCIAL INFORMATION INCLUDES CERTAIN STATEMENTS, ESTIMATES AND PROJECTIONS WITH RESPECT TO FORECASTED FUTURE PERFORMANCE, INCLUDING WITH REGARD TO PROJECTION OF THE PORTFOLIO AS A WHOLE, AS OPPOSED TO AT A POLICY OR INVESTOR LEVEL, AND RELATIVE TO RECEIPTS AND EXPENSES OF THE ENTIRETY OF THE ENTERPRISE. SUCH STATEMENTS, ESTIMATES AND PROJECTIONS REFLECT VARIOUS ASSUMPTIONS CONCERNING FORECASTED RESULTS, WHICH HAVE BEEN INCLUDED SOLELY FOR ILLUSTRATIVE PURPOSES. ASSUMPTIONS AS TO THE POLICY PORTFOLIO MAY

[1]	See Dkt. No. 2498.

2 Except as otherwise indicated, capitalized terms used in this Disclosure Statement and not defined herein shall have their respective meanings set forth in the Plan or, if not defined in the Plan, as defined in the Bankruptcy Code. For the reader’s convenience, a Glossary of defined terms is included as Appendix 1 to this Disclosure Statement.

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BE PRESENTED AS A SUMMARY OF MORE DETAILED ACTUARIAL ASSUMPTIONS RELATED TO THE PROJECTION OF MATURITIES AND PREMIUM EXPENSE. CAUTION: ACTUAL MORTALITY CANNOT BE PROJECTED AND ALL MORTALITY ASSUMPTIONS ARE SUBJECT TO SIGNIFICANT VOLATILITY EVEN AT THE PORTFOLIO LEVEL. ACTUAL POLICY MATURITIES AND ACTUAL RESULTS MAY VARY MATERIALLY FROM THE PROJECTED RESULTS CONTAINED HEREIN (INCLUDING IN THE EXHIBITS HERETO).

THE STATEMENTS AND OTHER INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT WERE MADE AS OF THE DATE HEREOF, UNLESS OTHERWISE SPECIFIED. HOLDERS OF CLAIMS AND INTERESTS REVIEWING THIS DISCLOSURE STATEMENT SHOULD NOT INFER THAT THE FACTS SET FORTH HEREIN HAVE NOT CHANGED SINCE THE DATE SET FORTH ON THE COVER PAGE HEREOF. HOLDERS OF CLAIMS AND INTERESTS MUST RELY ON THEIR OWN ANALYSIS AND EVALUATION OF THE DEBTORS AND THEIR OWN ANALYSIS OF THE TERMS OF THE PLAN IN DECIDING WHETHER TO ACCEPT OR REJECT THE PLAN OR MAKE ANY ELECTION UNDER THE PLAN. THE INFORMATION CONTAINED HEREIN IS NOT A SUBSTITUTE FOR SUCH INDEPENDENT ANALYSIS AND EVALUATION.

ALL HOLDERS OF CLAIMS AND INTERESTS ENTITLED TO VOTE ON THE PLAN ARE ENCOURAGED TO READ AND CAREFULLY CONSIDER THIS ENTIRE DISCLOSURE STATEMENT, INCLUDING RISK FACTORS CITED HEREIN AND THE PLAN ATTACHED HERETO, BEFORE VOTING TO ACCEPT OR REJECT THE PLAN OR MAKE ANY ELECTION UNDER THE PLAN.

THE PLAN PROPONENTS ARE PROVIDING THE INFORMATION IN THIS DISCLOSURE STATEMENT SOLELY FOR PURPOSES OF SOLICITING HOLDERS OF CLAIMS AND INTERESTS TO ACCEPT OR REJECT THE PLAN. NOTHING IN THIS DISCLOSURE STATEMENT MAY BE USED BY ANY PERSON OR ENTITY FOR ANY OTHER PURPOSE. THE CONTENTS OF THIS DISCLOSURE STATEMENT SHALL NOT BE DEEMED AS PROVIDING ANY LEGAL, FINANCIAL, SECURITIES, TAX, OR BUSINESS ADVICE.

THE PLAN PROPONENTS URGE EACH HOLDER OF A CLAIM OR INTEREST TO CONSULT WITH THEIR OWN ADVISORS WITH RESPECT TO LEGAL, FINANCIAL, SECURITIES, TAX, OR BUSINESS ADVICE IN REVIEWING THIS DISCLOSURE STATEMENT AND PLAN. MOREOVER, THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE, AND MAY NOT BE CONSTRUED AS, AN ADMISSION OF FACT, LIABILITY, STIPULATION, OR WAIVER. THE SUMMARY OF THE PLAN AND OTHER DOCUMENTS DESCRIBED IN THIS DISCLOSURE STATEMENT ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE ACTUAL DOCUMENTS THEMSELVES AND THE EXHIBITS THERETO.

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THE PLAN PROPONENTS BELIEVE THAT THE INFORMATION IN THE PLAN, DISCLOSURE STATEMENT, AND RELATED EXHIBITS IS ACCURATE, BUT ARE UNABLE TO WARRANT THAT IT IS WITHOUT ANY INACCURACY OR OMISSION. FURTHERMORE, GIVEN THE HISTORICAL PRACTICES OF THE DEBTORS, AND CERTAIN PARTIES ENGAGED BY THE DEBTORS AS DESCRIBED HEREIN, PRIOR TO THE DATE THE CHAPTER 11 TRUSTEE WAS APPOINTED, THE DEBTORS’ RECORDS WERE IN MANY CASES INCOMPLETE OR INACCURATE AS OF THE LPHI PETITION DATE, AND THE PROCESS OF COMPLETING AND CORRECTING THOSE RECORDS IS ONGOING.

THE PLAN PROPONENTS HAVE NOT AUTHORIZED ANY PARTY TO GIVE ANY INFORMATION ABOUT OR CONCERNING THE PLAN OR THE DEBTORS OR THE VALUE OF THEIR PROPERTY, OTHER THAN AS SET FORTH IN THIS DISCLOSURE STATEMENT. HOLDERS OF CLAIMS AND INTERESTS SHOULD NOT RELY UPON ANY OTHER INFORMATION, REPRESENTATIONS, OR INDUCEMENTS MADE TO OBTAIN ACCEPTANCE OR REJECTION OF THE PLAN, OR TO MAKE ANY ELECTION UNDER THE PLAN.

THE BANKRUPTCY COURT’S APPROVAL OF THE ADEQUACY OF THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE THE BANKRUPTCY COURT’S APPROVAL OF THE PLAN. NEITHER THIS DISCLOSURE STATEMENT NOR THE PLAN HAS BEEN FILED WITH, OR REVIEWED BY, THE SEC UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY OTHER FEDERAL SECURITIES LAW, OR ANY SECURITIES REGULATORY AUTHORITY OF ANY STATE UNDER ANY BLUE SKY LAW. THIS DISCLOSURE STATEMENT AND THE PLAN HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SEC OR ANY STATE SECURITIES COMMISSION AND NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED HEREIN OR THEREIN. NEITHER THE OFFER NOR THE SALE OF ANY SECURITIES PURSUANT TO THE PLAN HAS BEEN REGISTERED UNDER THE SECURITIES ACT OR ANY SIMILAR BLUE SKY LAW. ANY SUCH OFFER OR SALE IS BEING MADE IN RELIANCE ON THE EXEMPTION FROM REGISTRATION SPECIFIED IN BANKRUPTCY CODE SECTION 1145, OR ANOTHER APPLICABLE EXEMPTION; PROVIDED THAT IF THE ISSUANCE OF THE SECURITIES DOES NOT QUALITY FOR THE EXEMPTION UNDER BANKRUPTCY CODE SECTION 1145, IT MAY BE NECESSARY TO DELAY THE EFFECTIVE DATE UNTIL ISSUANCE OF THE SECURITIES CAN BE REGISTERED UNDER THE SECURITIES ACT.3

THIS DISCLOSURE STATEMENT SUMMARIZES CERTAIN PROVISIONS OF THE PLAN, CERTAIN OTHER DOCUMENTS, AND CERTAIN FINANCIAL

3 If the issuance does not qualify for the Section 1145 exemption, it is unlikely that it will qualify for any other exemption from registration, given the large number of Investors for whom evidence that they are “accredited investors” is not likely (and will not be) available to the Debtors (e.g., those who do not make any Elections).

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INFORMATION. THE PLAN PROPONENTS BELIEVE THAT THESE SUMMARIES ARE FAIR AND ACCURATE. IN THE EVENT OF ANY INCONSISTENCY OR DISCREPANCY BETWEEN A DESCRIPTION CONTAINED IN THIS DISCLOSURE STATEMENT AND THE TERMS AND PROVISIONS OF THE PLAN OR OTHER DOCUMENTS OR FINANCIAL INFORMATION INCORPORATED HEREIN BY REFERENCE, THE PLAN OR SUCH OTHER DOCUMENTS, AS APPLICABLE, SHALL GOVERN FOR ALL PURPOSES. EACH HOLDER OF AN IMPAIRED CLAIM THAT IS ALLOWED TO VOTE SHOULD REVIEW THE ENTIRE PLAN BEFORE CASTING A BALLOT. NO PARTY IS AUTHORIZED BY THE BANKRUPTCY COURT TO PROVIDE ANY INFORMATION WITH RESPECT TO THE PLAN OTHER THAN THAT CONTAINED IN THIS DISCLOSURE STATEMENT.

THIS DISCLOSURE STATEMENT CONTAINS PROJECTED FINANCIAL INFORMATION REGARDING THE DEBTORS AND THEIR PROPOSED SUCCESSORS AND CERTAIN OTHER FORWARD-LOOKING STATEMENTS, ALL OF WHICH ARE BASED ON VARIOUS ESTIMATES AND ASSUMPTIONS AND WILL NOT BE UPDATED TO REFLECT EVENTS OCCURRING AFTER THE DATE HEREOF. SUCH INFORMATION AND STATEMENTS ARE SUBJECT TO INHERENT UNCERTAINTIES AND TO A WIDE VARIETY OF SIGNIFICANT BUSINESS, ECONOMIC, AND COMPETITIVE RISKS, INCLUDING AMONG OTHERS, THOSE DESCRIBED HEREIN. CONSEQUENTLY, ACTUAL EVENTS, CIRCUMSTANCES, EFFECTS AND RESULTS MAY VARY SIGNIFICANTLY FROM THOSE INCLUDED IN OR CONTEMPLATED BY SUCH PROJECTED FINANCIAL INFORMATION AND SUCH OTHER FORWARD-LOOKING STATEMENTS. CONSEQUENTLY, THE PROJECTED FINANCIAL INFORMATION AND OTHER FORWARD-LOOKING STATEMENTS CONTAINED HEREIN SHOULD NOT BE REGARDED AS REPRESENTATIONS BY THE DEBTORS OR ANY OTHER PERSON THAT THE PROJECTED FINANCIAL CONDITION OR RESULTS CAN OR WILL BE ACHIEVED.

THE FINANCIAL INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE INTO THIS DISCLOSURE STATEMENT HAS NOT BEEN AUDITED. THE FINANCIAL PROJECTIONS DESCRIBED IN THIS DISCLOSURE STATEMENT ATTACHED AS EXHIBIT C, EXHIBIT D, AND EXHIBIT E HAVE BEEN PREPARED BY FINANCIAL ADVISORS WHO WERE RETAINED PURSUANT TO BANKRUPTCY COURT ORDER BY THE CHAPTER 11 TRUSTEE AND SUBSIDIARY DEBTORS. THE FINANCIAL PROJECTIONS ARE NECESSARILY BASED ON A VARIETY OF ESTIMATES AND ASSUMPTIONS WHICH, THOUGH CONSIDERED REASONABLE BY THE PLAN PROPONENTS AND THEIR ADVISORS, MAY NOT ULTIMATELY BE REALIZED, AND ARE INHERENTLY SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC, COMPETITIVE, INDUSTRY, REGULATORY, MARKET, AND FINANCIAL UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE PLAN PROPONENTS’ CONTROL. THE PLAN PROPONENTS CAUTION THAT NO REPRESENTATIONS CAN BE MADE AS TO THE ACCURACY OF THE PROJECTIONS OR THE ABILITY TO ACHIEVE THE PROJECTED RESULTS.

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INFORMATION INCORPORATED BY REFERENCE INTO THIS DISCLOSURE STATEMENT SPEAKS AS OF THE DATE OF SUCH INFORMATION OR THE DATE OF THE REPORT OR DOCUMENT IN WHICH SUCH INFORMATION IS CONTAINED OR AS OF A PRIOR DATE AS MAY BE SPECIFIED IN SUCH REPORT OR DOCUMENT. ANY STATEMENT CONTAINED IN A DOCUMENT INCORPORATED BY REFERENCE HEREIN SHALL BE DEEMED TO BE MODIFIED OR SUSPENDED FOR ALL PURPOSES TO THE EXTENT THAT A STATEMENT CONTAINED IN THIS DISCLOSURE STATEMENT OR IN ANY OTHER SUBSEQUENTLY FILED DOCUMENT, WHICH IS ALSO INCORPORATED OR DEEMED TO BE INCORPORATED BY REFERENCE, MODIFIES OR SUPERSEDES SUCH STATEMENT. ANY STATEMENT SO MODIFIED OR SUPERSEDED SHALL NOT BE DEEMED, EXCEPT AS SO MODIFIED OR SUPERSEDED, TO CONSTITUTE A PART OF THIS DISCLOSURE STATEMENT.

SOME ASSUMPTIONS INEVITABLY WILL NOT MATERIALIZE. FURTHER, EVENTS AND CIRCUMSTANCES OCCURRING SUBSEQUENT TO THE DATE ON WHICH THE FINANCIAL PROJECTIONS WERE PREPARED MAY BE DIFFERENT FROM THOSE ASSUMED OR, ALTERNATIVELY, MAY HAVE BEEN UNANTICIPATED, AND, THUS, THE OCCURRENCE OF THESE EVENTS MAY AFFECT FINANCIAL RESULTS IN A MATERIALLY ADVERSE OR MATERIALLY BENEFICIAL MANNER. THEREFORE, THE FINANCIAL PROJECTIONS ARE NOT PRESENTED AS, AND MAY NOT BE RELIED UPON AS, A GUARANTY OR OTHER ASSURANCE OF THE ACTUAL RESULTS THAT WILL OCCUR.

*****

Disclosure Regarding Forward-Looking Statements

This Disclosure Statement contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included in this Disclosure Statement that address activities, events or developments that the Plan Proponents expect, project, believe, or anticipate will or may occur in the future are forward-looking statements. These statements can be identified by the use of forward-looking terminology, including “may,” “believe,” “anticipate,” “estimate,” “continue,” “foresee,” “project,” “could,” or other similar words. These forward-looking statements may include, but are not limited to, (a) references to timing and procedures in which the Debtors’ Chapter 11 Cases and the distribution of the Debtors’ assets pursuant to the Plan will be conducted, (b) the Plan Proponents’ financial exhibits, projections and liquidation analysis and (c) any references to the potential recoveries by or Distributions to investors. Forward-looking statements are not guaranties of performance. The Plan Proponents have based these statements on the Plan Proponents’ assumptions and analysis in light of experience and perception of historical trends, current conditions, expected future developments, analysis of information available to them, and other factors the Plan Proponents and their court-appointed financial advisors believe are appropriate in these circumstances. No assurance can be given that these assumptions are accurate. Moreover, these statements are subject to a number of risks and uncertainties. Important factors that could cause

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the actual results to differ materially from the expectations reflected in the Disclosure Statement’s forward-looking statements include, among others:

●	The ability of the Plan Proponents to prosecute, confirm, and consummate a plan of reorganization with respect to the Debtors’ Chapter 11 Cases;

●	Risks associated with investments in life insurance policies and related investments in general and the investments sold by LPI in particular, including without limitation the need to continue to pay premiums beyond any life expectancy of the insured, premium increases, dependence on third parties to pay premiums, and reliance on third parties to provide policy servicing and administration;

●	The wide-ranging fraud scheme perpetrated by the Debtors’ pre-bankruptcy insiders and their accomplices;

●	The pre-bankruptcy financial and other record-keeping practices employed by the Debtors and certain third parties they had engaged in the conduct of their operations;

●	The ability of the Chapter 11 Trustee and Subsidiary Debtors to obtain Bankruptcy Court approval with respect to motions in the Debtors’ Chapter 11 Cases;

●	Risk associated with litigation and other claims;

●	Risk associated with the Debtors’ Chapter 11 Cases being converted to cases under chapter 7 of the Bankruptcy Code; and

●	The adverse impact of the Debtors’ Chapter 11 Cases on the Debtors’ liquidity.

Other factors that are unknown or unpredictable could also have a material adverse effect on future results.

All subsequent written or oral forward-looking information attributable to the Plan Proponents or to persons acting on the Plan Proponents’ behalf are expressly qualified in their entirety by the foregoing. In light of these risks, uncertainties and assumptions, the events anticipated by the Plan Proponents’ forward-looking statements may not occur, and you should not place any undue reliance on any of the Plan Proponents’ forward-looking statements. The Plan Proponents’ forward-looking statements speak only as of the date made and the Plan Proponents undertake no obligation to update or revise their forward-looking statements, whether as a result of new information, future events or otherwise.

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ARTICLE I

EXECUTIVE SUMMARY

This Disclosure Statement relates to the Third Amended Joint Plan of Reorganization filed by the Chapter 11 Trustee of LPHI, the Subsidiary Debtors, and the Official Committee of Unsecured Creditors. Given the complex nature of the Debtors’ Chapter 11 Cases, this Disclosure Statement contains many capitalized terms which are used with specific defined meanings. For your convenience, a Glossary containing each of these defined terms is included as Appendix 1 attached to this Disclosure Statement.

In addition, Article II (Section 2.01) of this Disclosure Statement contains a general summary of chapter 11 of the Bankruptcy Code. If you are unfamiliar with chapter 11 of the Bankruptcy Code, it may benefit you to read that section first, to obtain some understanding of the reorganization plan process generally applicable in all chapter 11 bankruptcy cases.

This Disclosure Statement is provided for the purposes of providing adequate information in order for all Holders of Claims (including Current Position Holders) to make informed decisions as to whether to vote to accept or reject the Plan, and in order for Current Position Holders to make informed decisions as to which Election to make with respect to each Fractional Position they hold. Given the events that may occur pursuant to the Plan as described herein between the date of this Disclosure Statement and the hearing on confirmation of the Plan, the Plan Proponents will also be disseminating a supplement to the Plan (the Plan Supplement). Important information regarding all of the matters summarized in this Executive Summary is included in this Disclosure Statement and additional important information will be included in the Plan Supplement. You are urged to read this Disclosure Statement and the Plan Supplement, when available, including all of the attached exhibits and other documents, in their entirety, and consult with your legal, tax, financial and other advisers.

A.           Background

LPHI is a public reporting company, which was formerly publicly traded. It is not current in filing public reports, its common stock has been delisted by NASDAQ (formerly trading under the symbol “LPHI”), and LPHI stock is currently not eligible to be quoted on the over the counter markets. LPHI owns 100% of the equity interests in LPI. Prior to the filing of the first petition in the Chapter 11 Cases, LPI was an operating company, and historically engaged in the business of: (i) acting as a life settlement provider in purchasing and administering life insurance policies insuring the lives of terminally ill individuals or seniors; and (ii) finding investors to purchase Fractional Positions relating to the life insurance policies. A chart depicting the organizational structure of the Debtors as of the LPHI Petition Date is included in Appendix 2 to this Disclosure Statement.

LPI obtained revenues by selling Fractional Positions to investors, and a portion of the money raised was used to pay for policies LPI agreed to purchase. As discussed more fully below, a significant portion of the amounts invested by purchasers of Fractional Positions was

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used to pay undisclosed fees and commissions to LPI and certain other parties. Another portion was used to fund an initial reserve to pay premiums on the related life insurance policy.

Following acquisition of a life insurance policy, LPI would become the record (legal) owner of the policy and appoint one of two third parties it referred to as “escrow agents” as the beneficiary. Based on LPI’s business practices, a May 2015 Texas Supreme Court opinion, and early proceedings in the Chapter 11 Cases, as of the Subsidiary Petition Date, there was uncertainty as to the extent of LPI’s equitable (or beneficial) ownership interest in the Policies.

Prior to the Debtors’ bankruptcy filings, LPHI and LPI were defendants in numerous lawsuits commenced by the SEC, the State of Texas and certain purchasers of Fractional Positions, among others, which, most of the time, alleged that the Debtors had violated federal and state securities laws in connection with LPI’s sale of Fractional Interests and its solicitation of investors to purchase Fractional Positions in life insurance policies, and in connection with LPHI’s quarterly and annual reports. In December 2014, the SEC obtained a $38,700,000 judgment against LPHI.

B.           The Bankruptcy Filings

LPHI filed its bankruptcy petition on January 20, 2015, to avoid enforcement of the SEC Judgment. The Committee was appointed shortly thereafter by the United States Trustee.

On March 10, 2015, the Bankruptcy Court granted a motion filed by the SEC and appointed H. Thomas Moran II (Moran) as Chapter 11 Trustee, finding gross mismanagement by the Debtor’s pre-petition management, and that the appointment of a Chapter 11 trustee was in the best interests of creditors, equity holders and other parties in interest.

Following his appointment, the Bankruptcy Court granted a motion filed by Moran to replace the board of directors of LPI and LPIFS (collectively referred to herein as the Subsidiary Debtors), and authorize a bankruptcy filing by the Subsidiary Debtors. On May 19, 2015, the Subsidiary Debtors filed their voluntary Chapter 11 bankruptcy petitions.

C.           The Plan

The Debtors’ Chapter 11 Cases have been designated by the Bankruptcy Court as complex chapter 11 cases. The Debtors have over 90,000 creditors and parties in interest and control almost 3,400 life insurance policies with an aggregate face amount of approximately $2.4 billion. There are approximately 22,000 Holders of over 100,000 outstanding Fractional Positions, and these are the Current Position Holders referred to in the Plan and this Disclosure Statement.

During the course of the Debtors’ Chapter 11 Cases, the Chapter 11 Trustee has been in negotiations with numerous parties over numerous issues, including as to what are assets of the Debtors (described more fully herein as the Ownership Issue), financing, and ultimately, the path to reorganization.

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The Plan that all Holders are being asked to vote upon, and Current Position Holders are being afforded the opportunity to make Elections under, constitutes the culmination of these negotiations.

Among other things, the Plan resolves the Ownership Issue through the Class Action Settlement, including by providing certain Election options with respect to Fractional Positions for Current Position Holders with respect to treatment of their Claims related to each of their Fractional Positions. Based on, among other things, the integrated nature of the Debtors’ business and the interests of all of the stakeholders, the Debtors’ Estates are consolidated for Distribution purposes under the Plan. The Plan provides for Distributions to certain creditors of the Debtors other than Current Position Holders, including General Unsecured Creditors of the Debtors, taxing authorities, and Former Holders that Filed timely Proofs of Claim.

D.           Successor Entities and Servicing Company

Pursuant to the Plan, three (3) new successor entities (Successor Entities) will be formed to implement the provisions of the Plan, and take required actions (including those summarized as follows):

1.	The Life Partners Position Holder Trust will (a) issue Position Holder Trust Interests to (i) Fractional Interest Holders who make Position Holder Trust Elections or Continuing Holder Elections, and (ii) the IRA Partnership in respect of IRA Holders who make Position Holder Trust Elections or Continuing Holder Elections, (b) issue New IRA Notes to IRA Holders who make Continuing Holder Elections, (c)enter into the Servicing Agreement with the Servicing Company and the IRA Partnership, and (d) enter into a number of other Reorganization Documents that are necessary to implement the provisions of the Plan, including the Maturity Funds Collateral Agreement and the New IRA Note Collateral Documents.

2.	The Life Partners IRA Partnership LLC will (a) issue IRA Partnership Interests to IRA Holders who make Position Holder Trust Elections or Continuing Holder Elections, (b) hold Position Holder Trust Interests issued in respect of Position Holder Trust Elections and Continuing Holder Elections made by IRA Holders, and (c) be a party to the Servicing Agreement.

3.	The Life Partners Creditors’ Trust will (a) pursue litigation and other Causes of Action assigned to it under the Plan, the Class Action Settlement Agreement, the MDL Settlement Agreement, and any other settlement agreements or assignments, and (b) distribute the net proceeds collected to its beneficiaries, which will include Current Position Holders who make the Creditors’ Trust Election and other Holders of Allowed General Unsecured Claims, including Former Position Holders.

In addition to the Successor Entities, a Servicing Company will provide servicing for the Policies and certain services relating to the Continued Positions and the New Interests to be issued by the Position Holder Trust and the IRA Partnership, including registration, administration, and reporting services. The Servicing Company will either be a new entity

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formed on the Effective Date by the Position Holder Trust (Newco) or, if the transactions contemplated by the Vida Term Sheet (described further herein) are completed, by an existing servicing company affiliated with Vida.

A chart depicting the resulting structure for the Successor Entities (and Newco, if it is formed to act as the Servicing Company) as of the Effective Date is included in Appendix 2 to this Disclosure Statement.

E.           The Vida Term Sheet

The Plan Proponents have negotiated a term sheet with Vida (the Vida Term Sheet), which is attached as Exhibit G. If the transactions contemplated by the Vida Term Sheet are approved by the Bankruptcy Court and completed by the Effective Date, the financing necessary for the formation and initial capitalization of the Successor Entities will come from Vida. If for any reason the proposed transactions with Vida are not completed, the financing will be provided from the same source as the financing previously approved by the Bankruptcy Court, in the form of the Maturity Funds Facility provided for in the Plan and the Maturity Funds Collateral Agreement, unless replaced by a source of exit financing other than Vida. In the Plan Proponents’ opinion, (i) sufficient financing will be available to capitalize the Position Holder Trust, the IRA Partnership, the Creditors’ Trust, and Newco (if necessary), and (ii) the exit financing provided by Vida, or cash flow generated by the Position Holder Trust Assets, will be sufficient to repay all Maturity Funds Loans outstanding under the Maturity Funds Facility, with interest as provided in the facility. The Vida Financing will accelerate distribution of pre-Effective Date Maturity Funds following the Effective Date. In addition, under the Vida Term Sheet, Vida will provide services under the Servicing Agreement for a Servicing Fee of 2.8%, which is less than the 3.0% Servicing Fee that would otherwise be payable under the Plan.

F.           The Plan Elections

In addition to provisions relating to all Holders of Claims and Interests other than Current Position Holders, the Plan, consistent with the Class Action Settlement, contains a feature that allows Holders of Fractional Positions (i.e., Fractional Interests and IRA Notes) who are Class Action Class Members relating to the Policies to elect what treatment they would like under the Plan for their Claims relating to the Fractional Positions (i.e., make an Election).4 For each Fractional Position held, a Current Position Holder generally may choose (or Elect) one of three5

4 The specific treatment that will be available will depend to some degree on whether the Fractional Position is a Fractional Interest or an IRA Note, and whether the Holder is a Rescission Settlement Subclass Member, and where meaningful, those differences are summarized in the discussion.

5 There are approximately 370 Current Position Holders who are excluded from the Rescission Settlement Subclass under the Class Action Settlement Agreement and accordingly will not be eligible to choose Option 3 (Creditors’ Trust Election) described below, and consequently, they will have one less Option to choose from. Those Current Position Holders are either (i) current or potential defendants in adversary proceedings brought by the Trustee and the Subsidiary Debtors and who are identified in Exhibit A of the Class Action Settlement Agreement or (ii) Qualified Plan Holders.

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(or four, with respect to IRA Holders) alternatives, to be effective as of the Effective Date of the Plan, as summarized below:

(1)	Option 1- Continuing Holder Election: Be a Holder of a Continued Position (i.e., a Continuing Position Holder) relating to the Fractional Position held, after making the related Continuing Position Holder Contribution. Choosing Option 1 means:

a.	For a Fractional Interest Holder, (i) Electing status as the owner of 95% of its Fractional Position (i.e., a Continuing Fractional Holder), (ii) making a Continuing Position Holder Contribution (i.e., 5% of the Fractional Position will be contributed to the Position Holder Trust in exchange for a corresponding beneficial interest in the Position Holder Trust as detailed herein), and (iii) being responsible to pay all premiums and other amounts payable with respect to the Continuing Fractional Position after the Effective Date, including the Servicing Fee payable as provided in the Servicing Agreement.

b.	For an IRA Holder, (i) Electing to receive a New IRA Note (i.e., a Continuing IRA Holder), (ii) making a Continuing Position Holder Contribution (i.e., 5% of the Fractional Position will be contributed to the IRA Partnership in exchange for a membership interest in the IRA Partnership as detailed herein), and (iii) being relieved of all future obligations to pay any premiums and other amounts payable with respect to the collateral for the New IRA Note after the Effective Date, as these amounts, among others, will be taken into account in determining the principal amount of the New IRA Note to be received.

No Option 1 Election will be valid unless and until any Catch-Up Payment or Pre-Petition Default Amount (i.e., any Policy Premium Advances or other amounts that became owing before the Effective Date) is timely paid with respect to the affected Position;[6]or

(2)	Option 2 – Position Holder Trust Election: Be a Holder of a Position Holder Trust Interest or IRA Partnership Interest (i.e., an Assigning Position Holder), with the Fractional Position contributed to the Position Holder Trust (directly or through the IRA Partnership). For a Fractional Position, choosing Option 2 means, (a) either (i) exchanging an IRA Note for an IRA Partnership Interest issued by the IRA Partnership (which will receive and hold Position Holder Trust Interests related to all Fractional Positions contributed to the Position Holder Trust on behalf of all IRA Holders) or (ii) exchanging a Fractional Interest for a Position Holder Trust Interest;

6 In addition, as described herein, no Elections will be available with respect to a Fractional Position as to which a Pre-Petition Default Amount is owed unless the amount is timely paid, and if not paid, the Fractional Position will be forfeited and abandoned to LPI.

Disclosure Statement for Third Amended Joint Plan Dated June 22, 2016	Page 11

and (b) being relieved from responsibility to pay premiums and other amounts payable from and after the Effective Date with respect to the Fractional Position exchanged.

Option 2 essentially creates a single, consolidated “pool” of Beneficial Ownership in the Policies that are related to all of the discrete Fractional Positions contributed to the Position Holder Trust (directly or through the IRA Partnership). Instead of only receiving a distribution upon the maturity of any specific Policy, each holder of a Position Holder Trust Interest or an IRA Partnership Interest will receive a share of periodic distributions made by the Position Holder Trust from all sources (meaning the trust’s share of all Policy maturities, proceeds from any sale of the Servicing Company, any dividends or distributions made by the Servicing Company prior to its sale, and residual distributions from the Creditors’ Trust); or

(3)	Option 3 – Creditors’ Trust Election: Be a Holder of a Creditors’ Trust Interest (i.e., a Rescinding Position Holder), after rescinding the purchase of the Fractional Position, with the Fractional Position contributed to the Position Holder Trust. For a Fractional Position, choosing Option 3 means the Holder’s purchase of the Fractional Position is cancelled, and the Rescinding Position Holder will have the opportunity to receive distributions from the Creditors’ Trust out of recoveries in litigation to prosecute the Causes of Action to be assigned to the Creditors’ Trust pursuant to the Plan, the Class Action Settlement Agreement, the MDL Settlement Agreement, and any other settlement agreements or assignments. Option 3 is not available to any Holder that is not a Rescission Settlement Subclass Member.

In addition to the three (3) Options listed above, IRA Holders generally will have a fourth option.7

(4)	Option 4 – “Conversion”: For a Fractional Position, choosing Option 4 means that the IRA Holder is (a) Electing to have the IRA Note distributed by the IRA custodian to the individual owner of the IRA Holder so that it is owned outside of the IRA by the individual owner of the IRA Holder, (b) exchanging the IRA Note for the Fractional Interest related to the IRA Note (as a “converted” Fractional Position), and (c) making a Continuing Holder Election with respect to the converted Fractional Position (i.e., the same effect as choosing to be a Continuing Fractional Holder with respect to the Fractional Position).

7 As noted above, about 370 Current Position Holders are not eligible to choose Option 3, and thus they will have three options, not four.

Disclosure Statement for Third Amended Joint Plan Dated June 22, 2016	Page 12

G.           Deemed Elections and Catch-Up Reconciliation

Treatment by Deemed Elections. Fractional Interest Holders who make no Election will be treated as having made a Continuing Holder Election (Option 1). IRA Holders who make no Election will be treated as having made a Position Holder Trust Election (Option 2).8

Catch-Up Reconciliation. Investors will be notified if they owe any amounts to the Debtors with regard to any of their Fractional Positions, and Investors with amounts owing since before the Subsidiary Debtors’ bankruptcy filing (i.e., Pre-Petition Default Amounts) will not be eligible to make Elections as to those positions unless and until those amounts are paid. An Investor’s failure to pay Pre-Petition Default Amounts could result in the abandonment of the Fractional Positions or otherwise negatively affect an Investor’s rights under the Plan as detailed herein and therein. Failure to pay amounts that first became owing after the Subsidiary Debtors filed bankruptcy on May 19, 2015 (i.e., Catch-Up Payments) could also negatively affect an Investor’s rights under the Plan (see, e.g., Section 6.12 herein).

ARTICLE II

INTRODUCTION AND VOTING PROCEDURES

Section 2.01  Overview of Chapter 11

Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. The commencement of a chapter 11 case creates an “estate” comprised of all the legal and equitable interests of a debtor in property. The business of a chapter 11 debtor may be continued and its assets managed by either the debtor’s pre-petition management or by a chapter 11 trustee who may be appointed by the bankruptcy court for cause, including fraud, dishonesty, or gross mismanagement committed by the debtor’s management or if such appointment is in the best interest of creditors, equity security Holders, and the other interests of the estate.

The filing of a chapter 11 case also triggers the application of Bankruptcy Code section 362, which provides for an automatic stay prohibiting all attempts to collect upon claims against a debtor that arose before a bankruptcy filing. Generally speaking, the automatic stay prohibits interference with a debtor’s property or business.

Formulation and confirmation of a plan of reorganization is the principal purpose of a chapter 11 case. Unless a trustee is appointed, only the debtor may file a plan of reorganization during the first 120 days of the chapter 11 case. A creditor or party in interest may file a plan only after that 120-day exclusive period has expired or has terminated pursuant to a court order. If a debtor files its plan within the 120-day period, it has an additional 60 days to solicit

8 The Position Holder Trust Election (Option 2) that will be deemed to be made if an IRA Holder does not make an Election with respect to a Fractional Position will apply even if the Policy to which the Fractional Position relates is a Matured Policy.

Disclosure Statement for Third Amended Joint Plan Dated June 22, 2016	Page 13

acceptances of its plan. The bankruptcy court can reduce or enlarge the Debtor’s exclusive periods for cause shown.

A plan of reorganization sets forth the means for satisfying all claims against, and interests in, a debtor. Although usually referred to as a plan of reorganization, a plan may provide for the liquidation of assets. Generally, a claim against a debtor arises from a normal debtor/creditor transaction, such as a promissory note or a trade credit relationship, but may also arise from other contractual agreements or from alleged torts (i.e., wrongful acts that cause damage to another Person or Entity, or their property). An interest in a debtor is held by a party with an ownership stake in the debtor, such as a shareholder.

Before soliciting acceptances of a plan of reorganization, Bankruptcy Code section 1125 requires a plan proponent to prepare a disclosure statement containing information of a kind, and in sufficient detail, to enable a hypothetical investor to make an informed judgment regarding acceptance of the plan of reorganization. This Disclosure Statement is submitted in accordance with Bankruptcy Code section 1125.

The Bankruptcy Code provides that creditors, except those holding administrative or priority claims, and equity holders are to be grouped into “classes” under a plan and that those classes which are “impaired” (defined below) by the plan are permitted to vote to accept or reject the plan by class. As a general matter, creditors with similar legal rights are placed together in the same class and equity Interest Holders with similar legal rights are placed together in the same class. For example, creditors entitled to similar priority under the Bankruptcy Code should typically be grouped together.

The Bankruptcy Code does not require that each claimant or equity Interest Holder vote in favor of a plan in order for the court to confirm the plan. Rather, the plan must be accepted by each class of claimants and shareholders (subject to an exception discussed below). A class of claimants accepts the plan if, of the claimants in the class who actually vote on the plan, such claimants holding at least two-thirds in dollar amount and more than one-half in number of allowed claims vote to accept the plan. For example, if a hypothetical class has ten creditors that vote and the total dollar amount of those ten creditors’ claim is $1,000,000, then for such class to have accepted the plan, six or more of those creditors must have voted to accept the plan (a simple majority) and the claims of the creditors voting to accept the plan must total at least $666,667 (a two-thirds majority).

The bankruptcy court may confirm a plan even though fewer than all classes of claims and equity interests vote to accept such plan. In such instance, the plan must be accepted by at least one “impaired” class of claims, without including any acceptance of the plan by an “insider.” Bankruptcy Code section 1124 defines “impairment” and generally provides that a claim as to which legal, equitable, or contractual rights are altered under a plan is deemed to be “impaired.”

If all impaired classes of claims under the plan do not vote to accept the plan and at least one impaired class of claims votes to accept the plan, a proponent of a plan is entitled to request that the court confirm the plan pursuant to the “cram down” provisions of Bankruptcy

Disclosure Statement for Third Amended Joint Plan Dated June 22, 2016	Page 14

Code section 1129(b). The “cram down” provisions permit the plan to be confirmed over the dissenting votes of classes of claims or equity interests if the bankruptcy court determines that the plan does not discriminate unfairly and is fair and equitable with respect to each impaired, dissenting class of claims or equity interests.

Except to the extent that the Holder of a particular claim has agreed to a different treatment of such claim, the plan must provide that Holders of administrative and priority claims (other than tax claims) be paid in full in cash on the effective date of the plan, and that Holders of priority tax claims receive, on account of such claims, deferred cash payments over a period not exceeding five (5) years after the petition date, of a value, as of the effective date of the plan, equal to the allowed amount of such claim (Bankruptcy Code section 1129(a)(9)).

Independent of the acceptance of the plan as described above, to confirm a plan, the bankruptcy court must determine that the requirements of Bankruptcy Code section 1129(a) have been satisfied.

Section 2.02  ThePlan of Reorganization

The Plan Proponents believe that the Plan satisfies the confirmation requirements of the Bankruptcy Code. Confirmation of the Plan makes the Plan binding upon the Debtors, the Reorganized Debtors, all Holders of Claims and Interests, and other parties-in-interest, irrespective of whether they have filed Proofs of Claim or Interests and/or they have voted to accept or reject the Plan.

ALTHOUGH STYLED AS A “JOINT PLAN,” THE PLAN CONSISTS OF THREE (3) SEPARATE PLANS (ONE FOR EACH OF THE DEBTORS). CONSEQUENTLY, EXCEPT AS PROVIDED IN THE PLAN FOR PURPOSES OF MAKING AND RECEIVING DISTRIBUTIONS UNDER THE PLAN, VOTES WILL BE TABULATED SEPARATELY FOR EACH DEBTOR WITH RESPECT TO EACH DEBTOR’S PLAN OF REORGANIZATION. CONFIRMATION OF ONE OR MORE OF THE THREE SEPARATE PLANS, OR THE FAILURE TO CONFIRM ANY OF THREE SEPARATE PLANS, MAY NOT AFFECT THE PLAN PROPONENTS’ ABILITY TO CONFIRM ANY OF THE OTHER PLANS.

Section 2.03  The Disclosure Statement

The Plan Proponents are furnishing this Disclosure Statement to the Holders of Claims against and Interests in the Debtors pursuant to Section 1125 of the United States Bankruptcy Code in connection with the solicitation of Ballots for the acceptance of the Plan, a copy of which Plan is attached as ExhibitA, and the exercise of Elections available to Continuing Position Holders under the Plan. The Plan was formulated after extensive negotiations between and among the Chapter 11 Trustee, the Committee, and the Plan Supporters (including KLI). This Disclosure Statement describes, among other things: the Debtors’ business operations; the treatment of Holders of Claims and Interests under, and other aspects of, the Plan; the proposed transactions relating to the Debtors, the Reorganized Debtors, and the Successor Entities to be effected pursuant to the Plan; models and forecasts relating to the funding requirements for, and

Disclosure Statement for Third Amended Joint Plan Dated June 22, 2016	Page 15

financial consequences of, ownership of the Policies; and the continuing and significant events that the Plan Proponents believe will occur in these Chapter 11 Cases and related matters.

The purpose of this Disclosure Statement is to provide “adequate information” to Persons who hold Claims to enable them to make an informed decision before exercising their right to vote to accept or reject the Plan, and to Current Position Holders to enable them to make an informed decision before choosing among the Elections available to them regarding the treatment of their Claims. Pursuant to an order of the Bankruptcy Court9 (the Disclosure Statement Order), this Disclosure Statement was approved and held to contain adequate information. A true and correct copy of the Disclosure Statement Order is attached as Exhibit B.

This Disclosure Statement sets forth certain detailed information regarding the Debtors’ history and significant events expected to occur during the Chapter 11 Cases. This Disclosure Statement also describes the Plan, effects of Confirmation of the Plan, and the manner in which Distributions will be made under the Plan. Additionally, this Disclosure Statement discusses the confirmation process and the voting procedures that Holders of Claims must follow for their votes to be counted.

THIS DISCLOSURE STATEMENT CONTAINS SUMMARIES OF CERTAIN PLAN PROVISIONS, STATUTORY PROVISIONS, DOCUMENTS RELATED TO THE PLAN, AND CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS UNDER THE PLAN. THESE SUMMARIES ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE PLAN. A COPY OF THE PLAN IS ATTACHED AS EXHIBIT A.

THE PLAN ITSELF AND THE DOCUMENTS REFERRED TO THEREIN CONTROL THE ACTUAL TREATMENT OF CLAIMS AGAINST AND INTERESTS IN THE DEBTORS UNDER THE PLAN AND WILL, UPON OCCURRENCE OF THE EFFECTIVE DATE, BE BINDING UPON ALL HOLDERS OF CLAIMS AGAINST AND INTERESTS IN THE DEBTORS, THEIR ESTATES, THE REORGANIZED DEBTORS, ALL PARTIES RECEIVING PROPERTY UNDER THE PLAN, AND OTHER PARTIES-IN-INTEREST. IN THE EVENT OF ANY CONFLICT BETWEEN THIS DISCLOSURE STATEMENT, ON THE ONE HAND, AND THE PLAN OR ANY OTHER OPERATIVE DOCUMENT ON THE OTHER HAND, THE TERMS OF THE PLAN AND/OR SUCH OTHER OPERATIVE DOCUMENT WILL CONTROL.

THE APPROVAL BY THE BANKRUPTCY COURT OF THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE AN ENDORSEMENT BY THE BANKRUPTCY COURT OF THE PLAN OR A GUARANTEE OF THE ACCURACY OR COMPLETENESS OF THE INFORMATION CONTAINED HEREIN. THE MATERIAL CONTAINED HEREIN IS INTENDED SOLELY FOR THE USE BY HOLDERS OF CLAIMS AND INTERESTS IN EVALUATING THE PLAN AND BY HOLDERS OF CLAIMS IN VOTING TO ACCEPT OR REJECT THE PLAN AND WITH RESPECT TO ELECTIONS THAT CERTAIN HOLDERS

[9]	Dkt. No. ___.

Disclosure Statement for Third Amended Joint Plan Dated June 22, 2016	Page 16

CAN MAKE REGARDING THE TREATMENT OF THEIR CLAIMS. ACCORDINGLY, IT MAY NOT BE RELIED UPON FOR ANY PURPOSE OTHER THAN THE DETERMINATION OF HOW TO VOTE ON THE PLAN AND WHAT ELECTION TO MAKE UNDER THE PLAN. THE PLAN IS SUBJECT TO NUMEROUS CONDITIONS AND VARIABLES AND THERE CAN BE NO ASSURANCE THAT THE PLAN WILL BE EFFECTUATED.

Section 2.04  Sources of Information

Unless otherwise stated herein, the statements contained in this Disclosure Statement are made as of the date hereof, the information contained in this Disclosure Statement is as of the date hereof, and neither the delivery of this Disclosure Statement nor any distribution made pursuant to the Plan will, under any circumstance, create any implication that the information contained herein is correct at any time subsequent to the date hereof, or such other date as described herein. Any estimates of Claims or Interests set forth in this Disclosure Statement may vary from the amounts of Claims or Interests determined by the Debtors or ultimately Allowed by the Bankruptcy Court, and an estimate shall not be construed as an admission of the amount of such Claim.

Information incorporated by reference into this Disclosure Statement speaks as of the date of such information or the date of the report or document in which such information is contained or as of a prior date as may be specified in such report or document. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this Disclosure Statement or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Disclosure Statement.

In this Disclosure Statement, no statements concerning the Debtors, the value of the Debtors’ property, or the value of any benefit offered to the Holder of a Claim or Interest in connection with the Plan should be relied on other than as set forth in this Disclosure Statement. In arriving at a decision, parties should not rely on any representation or inducement made to secure their acceptance or rejection that is contrary to information contained in this Disclosure Statement, and any such additional representations or inducements should be immediately reported to counsel for the Chapter 11 Trustee and Subsidiary Debtors, Thompson & Knight, LLP, One Arts Plaza, 1722 Routh Street, Suite 1500, Dallas, Texas 75201 (Attn: David M. Bennett and Katharine Battaia Clark), Telephone: (214) 969-1700; and to the Committee, c/o Munsch Hardt Kopf & Harr, P.C., 500 N. Akard Street, Suite 3800, Dallas, Texas 75201 (Attn: Joseph J. Wielebinski, Dennis Roossein, and Jay H. Ong), Telephone: (214) 855-7500, Facsimile: (214) 855-7584.

Section 2.05  Rules of Interpretation

The following rules for interpretation and construction shall apply to this Disclosure Statement: (1) whenever from the context it is appropriate, each term, whether stated in the

Disclosure Statement for Third Amended Joint Plan Dated June 22, 2016	Page 17

singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender; (2) unless otherwise specified, any reference in this Disclosure Statement to a contract, instrument, release, or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions; (3) unless otherwise specified, any reference in this Disclosure Statement to an existing document, schedule, or exhibit, whether or not filed, shall mean such document, schedule, or exhibit, as it may have been or may be amended, modified, or supplemented; (4) any reference to a Person or Entity as a Holder of a Claim or Interest includes that Person or Entity’s successors and assigns; (5) unless otherwise specified, all references in this Disclosure Statement to Articles are references to Articles of this Disclosure Statement; (6) unless otherwise specified, all references in this Disclosure Statement to exhibits are references to exhibits to this Disclosure Statement; (7) the words “herein,” “hereof,” and “hereto” refer to this Disclosure Statement in its entirety rather than to a particular portion of this Disclosure Statement; (8) captions and headings to Articles are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of this Disclosure Statement; (9) unless otherwise set forth in this Disclosure Statement, the rules of construction set forth in Bankruptcy Code section 102 shall apply; (10) any term used in capitalized form in this Disclosure Statement that is not otherwise defined in this Disclosure Statement, Plan, or exhibits to this Disclosure Statement Order, but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to such term in the Bankruptcy Code or the Bankruptcy Rules, as applicable; (11) all references to docket numbers of documents filed in the Chapter 11 Cases are references to the docket numbers under the Bankruptcy Court’s CM/ECF system; (12) all references to statutes, regulations, orders, rules of courts, and the like shall mean as amended from time to time, unless otherwise stated; (13) in computing any period of time prescribed or allowed, the provisions of Bankruptcy Rule 9006(a) shall apply, and if the date on which a transaction may occur pursuant to this Disclosure Statement shall occur on a day that is not a Business Day, then such transaction shall instead occur on the next succeeding Business Day; and (14) unless otherwise specified, all references in this Disclosure Statement to monetary figures shall refer to currency of the United States of America.

Section 2.06  Solicitation Package

Accompanying this Disclosure Statement for the purpose of soliciting votes on the Plan and, if applicable, Elections under the Plan, are copies of (i) the notice of, among other things, the time for submitting Ballots to accept or reject the Plan, the date, time, and place of the hearing to consider approval of the Plan (i.e., the Confirmation Hearing Notice) and related matters, and the time for filing objections to approval of the Plan, (ii) a Ballot or Ballots, or a notice of non-voting status, as applicable, (iii) if appropriate, an Election Form or Forms, and (iv) other related materials listed in the Solicitation, Voting, Balloting, and Election Procedures (the SVBE Procedures). If you did not receive a Ballot and believe that you should have, please contact the Balloting Agent (as defined below) at the address or telephone number set forth in the next subsection. Instructions relating to voting and the return of Ballots are set forth in the SVBE Procedures.

Disclosure Statement for Third Amended Joint Plan Dated June 22, 2016	Page 18

Section 2.07     Ballots and Voting Deadline

After carefully reviewing this Disclosure Statement and the Plan, and the detailed instructions accompanying your Ballot, Holders of Class A2, A3, B2, B2A, B3, B3A, B4 and C2 Claims should complete and sign their Ballot and return it so that it is RECEIVED by the Voting Deadline (as defined below).

Each Ballot has been coded to reflect the Class of Claims it represents. Accordingly, in voting to accept or reject the Plan, you must use only the coded Ballot or Ballots sent to you with this Disclosure Statement.

For details on the Election process and how eligible Current Position Holders may make their Elections, please see ARTICLE VII of this Disclosure Statement and the Instructions for Election Forms and Reconciliation Payments accompanying any Election Forms you received.

If you have any questions about the procedure for voting your Claim or with respect to the packet of materials that you have received, please contact Epiq Bankruptcy Solutions, LLC (the Balloting Agent) (i) telephonically or (ii) in writing by (a) hand delivery, (b) overnight mail, or (c) first class mail using the information below:

Life Partners Claims Processing Center
c/o Epiq Bankruptcy Solutions, LLC
P.O. Box 4421
Beaverton, Oregon 97076-4421
(866) 841-7869 (toll free)
(503) 597-5539

THE BALLOTING AGENT MUST RECEIVE ORIGINAL BALLOTS ON OR BEFORE 5:00 P.M., PREVAILING CENTRAL TIME, ON __________, 2016 (THE VOTING DEADLINE) AT THE APPLICABLE ADDRESS ABOVE. EXCEPT TO THE EXTENT ALLOWED BY THE BANKRUPTCY COURT OR DETERMINED OTHERWISE BY THE PLAN PROPONENTS, BALLOTS RECEIVED AFTER THE VOTING DEADLINE WILL NOT BE ACCEPTED, COUNTED OR USED IN CONNECTION WITH THE DEBTORS’ REQUEST FOR CONFIRMATION OF THE PLAN OR ANY MODIFICATION THEREOF.

The Plan Proponents reserve the right to amend the Plan. Amendments to the Plan that do not materially and adversely affect the treatment of Claims or Interests may be approved by the Bankruptcy Court at the Confirmation Hearing (as defined below) without the necessity of re-soliciting votes. In the event re-solicitation is required, the Plan Proponents will furnish new solicitation packets that will include new Ballots to be used to vote to accept or reject the Plan, as amended.

Disclosure Statement for Third Amended Joint Plan Dated June 22, 2016	Page 19

Section 2.08     The Confirmation Hearing And Objection Deadline

THE BANKRUPTCY COURT HAS SCHEDULED ___________, 2016, AT __:__ A.M., PREVAILING CENTRAL TIME, AS THE DATE AND TIME FOR THE HEARING ON CONFIRMATION OF THE PLAN AND TO CONSIDER ANY OBJECTIONS TO THE PLAN (THE CONFIRMATION HEARING). THE CONFIRMATION HEARING WILL BE HELD AT THE UNITED STATES BANKRUPTCY COURT, BEFORE THE HONORABLE RUSSELL F. NELMS, UNITED STATES BANKRUPTCY JUDGE, COURTROOM 204 AT THE ELDON B. MAHON U.S. COURTHOUSE, 501 W. 10TH STREET, FORT WORTH, TEXAS 76102-3643. THE PLAN PROPONENTS WILL REQUEST CONFIRMATION OF THE PLAN AT THE CONFIRMATION HEARING.

THE BANKRUPTCY COURT HAS FURTHER FIXED ____________, 2016, AT 5:00 P.M., PREVAILING CENTRAL TIME, AS THE DEADLINE (THE OBJECTION DEADLINE) FOR FILING OBJECTIONS TO CONFIRMATION OF THE PLAN WITH THE BANKRUPTCY COURT. OBJECTIONS TO CONFIRMATION OF THE PLAN MUST BE SERVED SO AS TO BE RECEIVED BY THE FOLLOWING PARTIES ON OR BEFORE THE OBJECTION DEADLINE:

Counsel to the Chapter 11 Trustee and Subsidiary Debtors:

David M. Bennett
Katharine Battaia Clark
THOMPSON & KNIGHT LLP
One Arts Plaza
1722 Routh Street, Suite 1500
Dallas, Texas 75201
Tel: 214.969.1700
Fax: 214.969.1751
david.bennett@tklaw.com
katie.clark@tklaw.com

Disclosure Statement for Third Amended Joint Plan Dated June 22, 2016	Page 20

Counsel to Committee:

Joseph J. Wielebinski
Dennis L. Roossien, Jr.
Jay H. Ong
MUNSCH HARDT KOPF & HARR P.C.
500 N. Akard Street, suite 3800
Dallas, Texas 75201
Tel: (214) 855-7500
Fax: (214) 855-7584
jwielebinski@munsch.com
droosien@munsch.com
jong@munsch.com

United States Trustee:

Lisa M. Lambert
OFFICE OF THE UNITED STATES TRUSTEE
1100 Commerce Street, Room 976
Dallas, TX 75242
Tel: 214.767.8967
Fax: 214.767.8971
lisa.l.lambert@usdoj.gov

ANY OBJECTION TO CONFIRMATION OF THE PLAN MUST BE IN WRITING AND (A) MUST STATE THE NAME AND ADDRESS OF THE OBJECTING PARTY AND THE AMOUNT OF ITS CLAIM OR THE NATURE OF ITS INTEREST, AND (B)MUST STATE WITH PARTICULARITY THE NATURE OF ITS OBJECTION. ANY CONFIRMATION OBJECTION NOT TIMELY FILED AND SERVED AS SET FORTH HEREIN SHALL BE DEEMED WAIVED AND SHALL NOT BE CONSIDERED BY THE BANKRUPTCY COURT.

Section 2.09     Agreements Upon Furnishing Ballots

The delivery of an accepting Ballot to the Balloting Agent by a Holder pursuant to the procedures set forth above and approved by the Bankruptcy Court will constitute the agreement of such Holder to accept: (a) all of the terms of, and conditions to, the solicitation and voting procedures; and (b) the terms of the Plan; provided, however, all parties-in-interest retain their right to object to Confirmation of the Plan pursuant to Bankruptcy Code section 1129.

Section 2.10     Recommendation of the Plan Proponents and Plan Supporters to Approve Plan

The Plan Proponents approved the solicitation of acceptances of the Plan and all of the Reorganization Transactions contemplated thereunder. In light of the benefits to be attained by the Holders of Claims pursuant to consummation of the Reorganization Transactions

Disclosure Statement for Third Amended Joint Plan Dated June 22, 2016	Page 21

contemplated under the Plan, the Plan Proponents recommend that such Holders of Claims vote to accept the Plan. The Plan Proponents have reached this decision after considering the alternatives to the Plan that are available to the Plan Proponents, and negotiating with numerous parties, including the Plan Supporters, regarding the available alternatives. These alternatives include liquidation under chapter 7 of the Bankruptcy Code or reorganization under chapter 11 of the Bankruptcy Code with an alternative plan of reorganization. The Plan Proponents determined, after consulting with their financial and legal advisors that the Reorganization Transactions contemplated in the Plan would likely result in a distribution of greater value to creditors than would a liquidation under chapter 7.

THE PLAN PROPONENTS SUPPORT THE PLAN AND RECOMMEND THAT ALL HOLDERS OF CLAIMS WHOSE VOTES ARE BEING SOLICITED TIMELY SUBMIT BALLOTS TO ACCEPT THE PLAN. IN ADDITION, THE PLAN PROPONENTS RECOMMEND THAT CURRENT POSITION HOLDERS MAKE A TIMELY ELECTION WITH REGARD TO EACH OF THEIR FRACTIONAL POSITIONS.

THE PLAN SUPPORTERS (INCLUDING KLI) SUPPORT THE PLAN AND RECOMMEND THAT ALL HOLDERS OF CLAIMS WHOSE VOTES ARE BEING SOLICITED TIMELY SUBMIT BALLOTS TO ACCEPT THE PLAN.

ARTICLE III

HISTORICAL BACKGROUND OF THE DEBTORS AND THEIR
PRE-PETITION BUSINESS OPERATIONS

Section 3.01     Overview of the Debtors’ Corporate Structure and Management

LPHI is a public reporting company10 incorporated in Texas, and its stock was formerly publicly traded. It is not current in its public reporting and its common stock has been delisted from the NASDAQ (formerly trading under the symbol “LPHI”), and is currently not eligible to be quoted on the over the counter markets. LPHI is a holding company and is the parent company, by virtue of being the 100% stock owner, of LPI.

LPI is a Texas corporation, which was incorporated in 1991, and has conducted business under the registered service mark “Life Partners” since 1992. LPI was formed to engage in the secondary market for life insurance policies known generally as “life settlements,” involving the purchase of previously issued life insurance policies insuring the lives of individuals (the Insureds). LPI sold Investment Contracts denominated as Fractional Positions, which the Texas Supreme Court has held were securities that were subject to the registration requirements under

10 LPHI is subject to the reporting requirements of the Securities and Exchange Act of 1934, as amended.

Disclosure Statement for Third Amended Joint Plan Dated June 22, 2016	Page 22

the Texas Securities Act. LPI has never registered any Fractional Positions for sale under any state or federal law.

LPIFS is a Texas corporation and a wholly owned subsidiary of LPI.

Prior to the Debtors’ bankruptcy filings, the Debtors’ management included: (i) Brian Pardo, who was the chief executive officer, president, and chairman of the board of directors of LPHI;11 (ii) R. Scott Peden, who was the secretary and general counsel of LPHI and president of LPI; (iii) Colette Pieper, who was the chief financial officer of LPHI; and (iv) Mark Embry, who was LPI’s chief operations officer and chief information officer.

On January 20, 2015, LPHI filed a voluntary chapter 11 bankruptcy petition with the Bankruptcy Court. On March 19, 2015, the Bankruptcy Court entered the Trustee Order, appointing Moran as Chapter 11 Trustee of LPHI.12 On April 7, 2015, the Bankruptcy entered the Governance Order, granting the Chapter 11 Trustee authority to modify the Subsidiary Debtors’ corporate governance documents for purposes of electing the Chapter 11 Trustee as the sole director of the Subsidiary Debtors and for authority to file Chapter 11 bankruptcy petitions on behalf of the Subsidiary Debtors.13 As a result of Trustee Order and the Governance Order, Pardo and Peden were removed by the Chapter 11 Trustee from their management roles in the Debtors, and the Debtors are currently managed by the Chapter 11 Trustee.

Section 3.02     Overview of the Debtors’ Business

From its inception in 1991 to the early 2000s, Life Partners dealt in the purchase and administration of life insurance policies held by persons who were thought to be terminally ill. Those types of life settlements are specifically referred to as “viaticals” in the industry. In the early 2000s, Life Partners transitioned into the purchase and administration of life insurance policies for which the insured is over the age of 65 (sometimes referred to as “senior” life settlements), a business model it continued until the appointment of the Chapter 11 Trustee. In either instance, viaticals or senior life settlements (collectively, Life Settlements), the existing policyholder would sell the policy to LPI and receive an immediate cash payment.14

To build its Policy Portfolio, LPI was generally contacted by owners of policies, or their representatives, to sell their policies. The policy owner, or the representative of the policy owner, provided LPI with certain information about the policy so that LPI could verify, among other things, that the policy existed, that the purported owner of the policy was recorded as the

11 Additionally, a trust controlled by Pardo’s family (the Pardo Family Trust), directly or indirectly, owns over 50% of the common stock of LPHI.

12 Dkt. No. 229.

13 Dkt. No. 261.

14 LPI is currently a licensed Life Settlement provider in several states. A life insurance policy that has been purchased in the secondary market is sometimes referred to as a “life settlement policy.”

Disclosure Statement for Third Amended Joint Plan Dated June 22, 2016	Page 23

owner at the insurance company, and verified that the policy could be transferred. LPI would then solicit money from Investors to fund its purchase of the policy. When enough money was raised to purchase the policy, LPI would purchase the policy through the execution of a “Life Settlement Purchase Agreement.” Once the purchase was completed, LPI recorded its ownership of the policy with the insurance company and would then designate one of its two “escrow agents” as the record beneficiary.

LPI purchased many types of life insurance policies, including term, universal life, whole life, and variable universal life. In addition to individual life insurance policies, LPI purchased hundreds of group life insurance policies, which are policies issued by an insured’s employer. Whole life and universal life insurance policies provide permanent coverage and normally have a cash fund component (like a bank account), the balance of which may be referred to as “cash value.” Term life insurance policies provide coverage for a certain period of time and do not have a cash fund (cash value) component.

As of the Subsidiary Petition Date, LPI is or was the record owner of approximately 3,392 life insurance policies with an aggregate face value of approximately $2.4 billion.15 Life Partners has not purchased any new life insurance policies since the appointment of the Chapter 11 Trustee.

In May 2015, the Texas Supreme Court held that the agreements LPI used to solicit money from Investors are “investment contracts.”16 These contracts recite that Investors contracted for the right to receive a portion of the proceeds paid out on maturity of a policy. In most cases, the Investors would either invest directly or through their IRAs. Once an Investor purchased an investment contract relating to a policy, the percent of death benefit the Investor had contracted to receive was described as a “position” in a policy (i.e., a Fractional Position), and Investors typically invested in more than one Fractional Position (i.e., payouts under multiple policies). The Investment Contracts further obligate Investors to “contribute additional amounts” to pay premiums on the policy until maturity.

As of the Subsidiary Petition Date, LPI had contracts with two entities, PES and ATLES, to receive and hold money the Investors invested to fund policy acquisition and future premium payments and serve in the capacity of record beneficiary. Pursuant to their respective agreements with LPI, ATLES and PES have certain stated duties, which include: receiving money from Investors, holding funds for payment of premiums to life insurance companies, holding funds for new investments with LPI (whether for new policies LPI was purchasing or for investments being resold), and receiving and distributing death benefits to the Investors. ATLES and PES could act only on the instructions of LPI and, pursuant to their agreements with LPI, they cannot distribute funds without LPI’s prior approval.

15 Ownership of at least some of the Policies is recorded in the name of other Persons with which LPI had relationships.

16 Life Partners, Inc. v. Arnold, 464 S.W.3d 660 (Tex. Sup. Ct. 2015).

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As of the Subsidiary Petition Date, ATLES held approximately $52,800,000 in premium reserves and PES held approximately $5,200,000 in premium reserves, for a total of approximately $58,000,000 to which Life Partners has access but is controlled, in some respects, by PES and ATLES. When a policy matures and the insurance company sends the check for death benefits, the check is made out to either PES or ATLES, as the record beneficiary. Historically, PES or ATLES would then distribute death benefits to Investors who had purchased Investment Contracts relating to the applicable policy.

Life Partners solicited prospective investors through its network of various sales agents (referred to as “licensees” even though they were not required to hold any “license”). Upon deciding to invest with Life Partners, an Investor would enter into an agency agreement and one or more policy funding agreements with Life Partners. If an Investor was investing through an IRA, he signed substantially the same documents, with changes to reflect the investment through an IRA.

Life Partners divided the amount of each investment (i.e., per Fractional Position bought) among the following: (1) to the seller of the policy and his or her representative (to acquire the policy), (2) to LPI (for a fee), (3) to the licensee (for a commission), (4) to ATLES/PES (for a fee), and (5) to ATLES or PES for the payment of future premiums (a so-called “premium escrow”). The Investors were told they were either buying fractional “interests” or “positions” in the policies or “notes” (the IRA Notes) secured by such fractional interests or positions (i.e., the Fractional Positions).

In addition, Life Partners generated documents that purport to create “trusts” to sign the IRA Notes the Investors received. Each non-recourse “promissory note” is payable out of a percentage of the death benefits of a corresponding life insurance policy. However, the “promissory notes” have neither a fixed repayment date nor a fixed interest rate. In addition, under the policy funding agreement, the IRA was obligated to make additional “contributions” to pay premiums (without any modification of the “note”) and, if the additional amounts were not paid, the “note” would be deemed abandoned.

The Chapter 11 Trustee has been unable to locate any document that purports to transfer title to or ownership of any of the Policies to any LPI Investor. The policy funding agreement was not recorded or registered by Life Partners in any manner. In addition, with very few exceptions, no transfer of ownership to, and no lien in favor of, any Investor was recorded with the insurance company that issued the policy. The typical transaction did not include any unrecorded assignment, deed, bill of sale, or other conveyance document that purports to transfer an ownership interest in the subject policy from LPI to any Investor. On the other hand, certain Investors dispute LPI’s title because, among other reasons, the transaction documents referenced LPI “as agent.”

Following LPI’s purchase of a life insurance policy and related sale of Investment Contracts to its Investors, LPI is responsible for, among other things, determining the frequency and amount of premiums to pay the insurance companies in order to keep each policy in force. Historically, LPI has instructed what it called escrow agents to pay premiums in amounts and

Disclosure Statement for Third Amended Joint Plan Dated June 22, 2016	Page 25

frequency LPI directed. LPI is also responsible for monitoring the health status of Insureds and, when a policy matures, for gathering all required information and preparing a claim for the death benefits. Historically, the claim has been sent to instruct the escrow agent, as record beneficiary, to submit the claim to the insurance company.

Prior to LPI filing bankruptcy, it was LPI’s business practice to bill and pay premiums in a set amount, irrespective of the cost of insurance and expenses due on the policy. This practice caused, in many instances, cash value to build up at the policy level. Despite the fact that accumulated cash surrender value (CSV) can be used to satisfy premiums requirements, and if not used is typically extinguished when a policy matures, LPI did not take advantage of the right to use CSV to satisfy premiums, nor did it disclose the existence of the CSV to the Investors. As a result, LPI accumulated cash value in policies such as Universal Life or Whole Life. Under the terms of the Policies, LPI may also use CSV to obtain loans and related cash advances. If a Policy loan remains outstanding when the Policy matures, the death benefit may be reduced by the amount of that loan.

In addition, LPI and its licensees historically facilitated “resale” transactions (on which they collected additional fees and commissions) and, to that end, several years ago, LPI began to operate an online trading platform it called the “LP Market.” Shortly after his appointment, the Chapter 11 Trustee closed that market out of concern that, among other things, that it involved the sale of unregistered “securities” in violation of applicable federal and/or state law.

Section 3.03     Pre-Petition Litigation Against the Debtors

Prior to their bankruptcy filings, the Debtors were parties, as defendants, to numerous lawsuits, which alleged that LPHI had violated federal and state securities laws, and had engaged in dishonest, fraudulent, or deceptive conduct. Regulatory agencies also brought suits, including the SEC, alleging violations of the federal securities laws, and the State of Texas, alleging violations of the Texas Securities Act. LPHI and LPI were also defendants in numerous lawsuits throughout the United States, including several class action lawsuits seeking rescission or damages in connection with LPI’s sale of fractional interests in life settlements to Investors.

For example, in March 2011, Michael Arnold and other Investors commenced a class action lawsuit in the District Court of Dallas County, Texas (the Arnold State Court Action) on behalf of themselves and other Texas Investors who purchased a life settlement from LPHI or LPI. The plaintiffs alleged that the sale of life settlements constituted the sale of unregistered securities in violation of the Texas Securities Act. The plaintiffs sought the rescission of their settlement contracts, the return of all amounts invested, and their costs, expenses, interest, and attorneys’ fees. The District Court dismissed the case on the grounds that the sale of interests in the Life Settlements did not constitute a sale of securities under state law. However, that decision was reversed in part by the Dallas Court of Appeals in 2014. In 2015, the Texas Supreme Court affirmed the Court of Appeals decision, holding that LPI’s sale of interests in Life Settlements constituted the sale of securities under the Texas Securities Act.

Other actions have been initiated by groups of Investors against the Debtors since 2011. Two such cases are currently pending in the Bankruptcy Court: the Willingham multi-district

Disclosure Statement for Third Amended Joint Plan Dated June 22, 2016	Page 26

litigation, Willingham v. Life Partners, Inc. Adv. Pro. No. 16-04046-rfn, (Bankr. N.D. Tex.) (the Willingham Litigation), and McDermott v. Life Partners, Inc. Adv. Pro. No. 16-04045-rfn (Bankr. N.D. Tex.) (the McDermott Litigation). Additionally, other cases were filed by other individual Investors, including: (i) David Whitmire (Adv. Pro. No. 15-40289, Bankr. N.D. Tex.) (the Whitmire Litigation); (ii) Danny Birtcher (Adv. Pro. No. 16-04041-rfn, Bankr. N.D. Tex.) (the Birtcher Litigation); (iii) Todd McClain (Adv. Pro. No. 16-04043-rfn, Bankr. N.D. Tex.) (the McClain Litigation); (iv) Stephen Eccles (Adv. Pro. No. 16-04044-rfn, Bankr. N.D. Tex.) (the Eccles Litigation); (v) Arthur and Jeanne Morrow (Case No. 3:14-cv-141, W.D. Pa.) (the Morrow Litigation); (vi) John Woelfel (Case No. 14-80433-CIV-JIC, S.D. Fla.) (the Woelfel Litigation); (vii) Whitehurst v. Life Partners, Inc. (Adv. Pro. No. 16-04084, Bankr. N.D. Tex.) (the Whitehurst Litigation); and (viii) Marilyn Steuben (Adv. Pro. No. 16-04087, Bankr. N.D. Tex.) (the Steuben Litigation). Pre-petition, the Willingham Litigation, Whitmire Litigation, Birtcher Litigation, McClain Litigation, and Eccles Litigation had been filed in Texas state court and consolidated in the multi-district litigation captioned In re Life Partners Inc, MDL No. 13-0357 (191st District Court for Dallas County, Texas). The defendants in the MDL Litigation include LPI, LPHI, Brian Pardo, Scott Peden, and Pardo Family Holdings. The Investor plaintiffs in the MDL Litigation (the MDL Plaintiffs) assert various claims, including: breach of fiduciary duty, fraud, civil conspiracy, conversion, unjust enrichment, and violations of the Texas Securities Act. The MDL Plaintiffs seek damages, a rescission of their settlement contracts, the return of all amounts invested, the return of dividends issued by LPHI to the other defendants, exemplary damages, and their costs, expenses, and interest. Prior to the LPHI Petition Date, the MDL Litigation had collectively reached relatively advanced stages of litigation. For example, the Willingham Litigation specifically had proceeded through the discovery phase and was set for trial at the time LPHI filed its bankruptcy petition. In addition, a sanctions hearing was set in that matter in January 2015 over a failure of the defendants to produce discovery. The sanctions hearing and trial of the Willingham Litigation, along with the remaining MDL Litigation, were stayed by the filing of the LPHI bankruptcy petition.

On August 16, 2012, the State of Texas commenced its own action against LPHI, LPI, Pardo, Peden, ATLES and PES before the District Court of Travis County seeking injunctive and other relief.17 The State of Texas asserted that the defendants had engaged in fraudulent activities in connection with the sale of securities. While the District Court dismissed the action on the grounds that LPI had not promoted or marketed any securities, that decision was reversed by the Austin Court of Appeals in 2014. The Texas Supreme Court, which consolidated the appeal with the appeal in the Arnold State Court Action, affirmed, holding that LPI’s sale of interests in Life Settlements constituted a sale of securities under the Texas Securities Act.

17 In 2012, the Texas State Securities Board (TSSB) asked Thompson & Knight partner Richard B. Roper to serve as receiver when it requested a receivership as a part of injunction proceedings against Life Partners in Travis County District Court. Mr. Roper approached the Trustee about engaging him and his company, Asset Servicing Group (ASG), as professionals to assist with the policy analysis and servicing issues that would arise if prior LPI management was removed as a part of the court’s order in the TSSB action. The Trustee and several ASG employees traveled to Waco in order to meet with Mr. Roper to prepare in advance of the temporary injunction hearing. However, a receiver was never appointed, and no further work was done at that time by the Trustee or ASG.

Disclosure Statement for Third Amended Joint Plan Dated June 22, 2016	Page 27

In Griswold v. Pardo, et al., pending in the Western District of Texas, the court issued an order granting summary judgment in favor of the defendants in November 2015 despite the automatic stay. In this shareholder derivative action, the plaintiffs sought to hold the LPHI Board of Directors liable for their actions and inactions in guarding the company against the LE fraud perpetrated by Pardo and other insiders. The Chapter 11 Trustee is not a party to that action, but entered an appearance in the case after he was appointed. Following the opinion issued by the court, both the plaintiffs and the Trustee filed motions to reconsider, given that the lawsuit is now an asset of the Debtors’ estates and additional relevant evidence has come to light as a result of the Trustee’s investigation. Those motions are still under consideration by the court.

Additional pending suits against the Debtors include:

●	Wasson v. Dewitt v. Life Partners, Inc., Adv. Pro. No. 16-04040-rfn (Bankr. N.D. Tex.), in which two Investors sued a Licensee for breach of fiduciary duty, fraud, and negligent misrepresentation relating to the sale of fractional interests in Life Settlements to the Investors. The licensee-defendants filed a third-party petition against LPI seeking contribution and indemnity against the Investors’ claims;

●	Eastwood v. Life Partners, Inc., Adv. Pro. No. 16-04082 (Bankr. N.D. Tex.), in which three Investors filed suit against LPI and LPIFS alleging that LPI and LPIFS lacked authority to impose a platform service charge under the contracts between the Investors and LPI. The Investors seek a declaratory judgment that LPIFS and LPI have breached the Investors’ contracts with LPI by attempting to charge the platform service charge. The Investors also seek costs and attorneys’ fees;

●	JMD Resources, LLC v. Life Partners, Inc., Adv. Pro. No. 16-04083 (Bankr. N.D. Tex.), in which an Investor filed suit against LPI and LPHI asserting various claims for fraud and breach of contract, and seeking damages, a rescission of its settlement contracts, the return of all amounts invested, exemplary damages, and their costs, expenses, and interest; and

●	Ostreicher v. Lincoln National Life Insurance Co. et al., Adv. Pro. No. 16-04053 (Bankr. N.D. Tex.), in which the trustee of a trust sued LPI and several other defendants alleging that a life insurance policy that the trust owned was wrongfully transferred to LPI. The suit includes claims against LPI for a declaratory judgment, conversion, tortious interference with contract, and unjust enrichment. The plaintiff-trust seeks a declaratory judgment that it owns the life insurance policy at issue, compensatory damages, punitive damages, and interest.

Section 3.04     The Securities and Exchange Commission Litigation

On January 11, 2012, the SEC commenced an action (the SEC Litigation) before the United States District Court for the Western District of Texas (Austin Division) against LPHI,

Disclosure Statement for Third Amended Joint Plan Dated June 22, 2016	Page 28

Pardo and Peden, alleging numerous violations of the Securities Act and the Exchange Act. Following a jury trial, a judgment was entered finding that the defendants had filed numerous false and misleading forms with the SEC in violation of Sections 13(a) of the Exchange Act and Rules 12b-20, 13a-1 and 13a-13 thereunder. The jury also found that Pardo violated Exchange Act Rule 13a-14 by knowingly certifying false public reports.

As a result of the jury’s verdict, the Court entered a $38,700,000 judgment against LPHI (the SEC Judgment). Specifically, the SEC Judgment required LPHI to disgorge $15,000,000 in ill-gotten profits and pay a civil penalty of $23,700,000. Further, the SEC Judgment permanently enjoined LPHI from further violations of the Securities Act and the Exchange Act. The Court also entered judgment against Pardo in the amount of $6,161,843 and Peden in the amount of $2,000,000.

On December 30, 2014, the defendants filed a notice of appeal of the SEC Judgment to the United States Court of Appeals for the Fifth Circuit.

On January 5, 2015, the SEC filed an emergency motion with the District Court, seeking the appointment of a receiver to take over LPHI’s operations from its existing management, including Pardo and Peden (the Receiver Motion). The SEC asserted that in order to protect Life Partners’ investors and creditors, the Court should appoint a receiver for Life Partners to ensure that its current officers “are unable to continue to waste assets and to ensure that LPHI is operated in compliance with the federal securities laws.” The District Court set a hearing on the Receiver Motion for January 21, 2015, before the United States Magistrate Judge (the Receivership Hearing).

In connection with that possible appointment, Moran traveled to Waco and made efforts to assemble a team of professionals to assist him in the event he was appointed receiver. On January 21, 2015, Moran and a Thompson & Knight LLP representative traveled to Austin to attend the hearing on the appointment of a receiver. Because there would have been a need to freeze certain aspects of Life Partners’ operations immediately if the receivership were granted, members of his team from Asset Servicing Group (ASG), additional counsel from Thompson & Knight, and forensic accountants from MMS were in Waco awaiting the judge’s decision at the same time.

The day before the Receivership Hearing, however, LPHI filed its bankruptcy petition. As a result, the Magistrate Judge instructed the SEC to seek relief first from the Bankruptcy Court. Moran was never appointed receiver in the SEC enforcement action and the professionals were not engaged by Moran. After consideration of several candidates, the U.S. Trustee’s Office later selected Moran and recommended to the Bankruptcy Court that he be appointed as Trustee (as discussed below).

After LPHI filed for bankruptcy, it filed a suggestion of bankruptcy in the Fifth Circuit, which stayed all proceedings on the defendants’ appeal and the SEC’s cross-appeal. On motion by Pardo and Peden, the Fifth Circuit lifted the stay only as to Pardo and Peden’s appeal. On a subsequent motion by Pardo and Peden, the Fifth Circuit severed Pardo and Peden’s appeal and

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the SEC’s cross-appeal against Pardo and Peden from LPHI’s appeal and the SEC’s cross-appeal against LPHI. The SEC then voluntarily dismissed its cross-appeal against LPHI.

Pardo, Peden, and the SEC have filed all of their briefs on Pardo and Peden’s appeal, in which Pardo and Peden seek reversal of the judgment that they aided and abetted LPHI’s violations of Section 13(a) and Rule 12b-20, 13a-1, and 13a-13. Pardo and Peden also seek reversal of the civil penalties assessed against them. The SEC, Pardo, and Peden have also fully briefed the SEC’s cross-appeal, in which the SEC seeks reversal of the district court’s judgment notwithstanding the verdict regarding one of the jury’s findings. Oral argument took place on April 25, 2016. LPHI’s appeal remains stayed.

ARTICLE IV

THE CHAPTER 11 CASES

Section 4.01     LPHI’s Bankruptcy Filing

On January 20, 2015 (the LPHI Petition Date), the day before the scheduled hearing on the SEC’s Receiver Motion, LPHI filed a voluntary Chapter 11 bankruptcy petition with the Bankruptcy Court. In a press release issued shortly after its bankruptcy filing, LPHI stated that it filed its chapter 11 bankruptcy petition so that it could pursue an appeal of the SEC Judgment, and avoid the appointment of a receiver by the Court in the SEC Action.

Section 4.02     LPHI’s Retention of Professionals

Prior to the appointment of the Chapter 11 Trustee, LPHI retained numerous professionals pursuant to Bankruptcy Court order, consisting of attorneys to represent it during the course of its Chapter 11 Case. Specifically, pursuant to an order entered on April 28, 2015, the Bankruptcy Court authorized the retention of Forshey & Prostok, LLP (F&P) as counsel for LPHI in connection with its chapter 11 case for the period covering the LPHI Petition Date through February 6, 2015.18 LPHI then replaced F&P with Pronske Goolsby & Kathman, P.C. (PG&K). Pursuant to an order entered on May 5, 2015, the Bankruptcy Court approved LPHI’s retention of PG&K, as LPHI’s counsel for the period from February 5, 2015 through March 13, 2015.19

The Bankruptcy Court also authorized LPHI’s retention of special litigation counsel. Pursuant to an order entered on April 17, 2015, the Court authorized LPHI’s retention of Kevin Buchanan & Associates, P.L.L.C. (the Buchanan Firm) as special counsel to LPHI for the period from the LPHI Petition Date through March 9, 2015, which is the date of the Court’s decision appointing a Chapter 11 Trustee to replace LPHI’s management.20 Similarly, pursuant to an

18 Dkt. No. 302.

19 Dkt. No. 318.

20 Dkt. No. 278

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order entered on September 18, 2015, the Bankruptcy Court approved LPHI’s retention of C. Alfred Mackenzie (the Mackenzie Law Firm) as special litigation counsel for LPHI from the LPHI Petition Date through March 9, 2015.21

Each of the aforementioned counsel for LPHI has filed final applications seeking the allowance of their fees and expenses in these Chapter 11 Cases. Pursuant to an order entered on April 28, 2015, the Bankruptcy Court awarded fees and expenses to F&P in the amount of $154,409.11. After taking into account the retainer it received for its fees, the outstanding amount due to F&P is $96,795.97, which constitutes a Professional Fee Claim against LPHI pursuant to Bankruptcy Code sections 503 and 507(a)(2).22

Pursuant to an order entered on May 5, 2015, the Bankruptcy Court awarded final fees and expenses to PG&K in the amount of $126,617.68.23 After taking into account the $100,000 retainer it received from LPI, the outstanding amount due to PG&K is $26,617.68, which constitutes a Professional Fee Claim against LPHI pursuant to Bankruptcy Code sections 503 and 507(a)(2).

Pursuant to an order entered on July 1, 2015, the Bankruptcy Court awarded final fees and expenses to the Buchanan Firm in the amount of $140,235.46. Since the Buchanan Firm did not receive a retainer for its services, this amount constitutes a Professional Fee Claim against LPHI pursuant to Bankruptcy Code sections 503 and 507(a)(2).24

Pursuant to an order entered on September 23, 2015, the Bankruptcy Court awarded final fees and expenses to the Mackenzie Law Firm in the amount of $4,792.50, which was paid in full from a retainer which had been previously provided to the Mackenzie Law Firm.

Each of the aforementioned counsel for LPHI has been paid in full.

Section 4.03     Appointment of the Committee

Section 1102 of the Bankruptcy Code provides that as soon as practical after the filing of a voluntary chapter 11 bankruptcy petition, the United States Trustee shall appoint a committee of creditors holding unsecured claims. Accordingly, on January 30, 2015, the United States Trustee appointed the Committee.25 The original members of the Committee were Bert Scalzo, Adriana Atchley, and Glenda Pirie. On June 4, 2015, following the commencement of the Subsidiary Debtors’ Chapter 11 Cases, the U.S. Trustee Filed its Amended Notice Appointment of the Committee, adding members Robert “Skip” Trimble and Marc Redus. Subsequently, on

21 Dkt. No. 981.

22 Dkt. No. 303.

23 Dkt. No. 317.

24 Dkt. No. 561.

25 Dkt. No. 42.

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June 23, 2015, Atchley submitted her resignation from the Committee, and effective as of September 15, 2015, Pirie submitted her resignation from the Committee. Both Atchley and Pirie indicated a desire to focus on personal matters and their resignations have been accepted by the Committee. The current members of the Committee are Robert “Skip” Trimble, Marc Redus, and Bert Scalzo. Pursuant to a Bankruptcy Court order entered on April 6, 2015, the law firm of Munsch, Hardt, Kopf & Harr, P.C. was appointed as counsel to the Committee.26 As of March 24, 2016, Munsch, Hardt, Kopf & Harr, P.C. has been paid a total of $1,673,802.09, representing $1,654,587.03 in fees and $19,147.99 for the reimbursement of expenses incurred through January 31, 2016.

On December 4, 2015, the Court entered an order approving the Committee’s retention of Lewis & Ellis, Inc. and D3G Capital Management, LLC (collectively, the Policy Data Analysts) as the Committee’s Policy Data Analysts in these Chapter 11 Cases.27 As of March 24, 2016, the Policy Data Analysts have been paid a total of $152,460.00, representing $152,460.00 in fees and $0.00 for the reimbursement of expenses incurred through November 30, 2015.

Section 4.04     Ad Hoc and Other Informal Committees and Groups

In addition to the Committee, certain ad hoc committees and other groups have been formed by certain creditors and parties in interest, which have participated in the Debtors’ Chapter 11 Cases.28 In the instant case, there is an Ad Hoc Committee of Direct Fractional Owners of Life Settlement Parties, the Amicus Curiae Committee of Fractional Interest Holders, the Small Individual Investors Group, and a group of Certain IRA Investors, among others.

On April 15, 2015, Pardo filed a motion seeking to compel the U.S. Trustee to form an official committee of shareholders of LPHI, to which the Committee objected and sought to conduct discovery upon Pardo. Pardo withdrew his request on May 11, 2015.29 Accordingly, there exists no committee of shareholders in these Chapter 11 Cases.

26 Dkt. No. 259.

27 Dkt. No. 1272.

28 Ad hoc committees are typically informal committees formed by similarly situated creditors or holders of interests for the purpose of addressing the common rights and concerns of their members. Since ad hoc committees are neither appointed by the U.S. Trustee nor the Bankruptcy Court, the payment of the fees and expenses of professionals retained by members of ad hoc committees are generally not borne by the debtor’s bankruptcy estate, except upon a motion of the ad hoc committee for reimbursement of expenses on the grounds that the ad hoc committee made a “substantial contribution” that conferred a direct benefit upon the debtor’s bankruptcy estate. Any request for Court approval of fees or reimbursement to any ad hoc committee or other group based on “substantial contribution” will proceed on a case-by-case basis and only if such an applicant elects to seek this relief. Nothing in the Plan irrevocably binds the Plan Proponents to support or oppose any such application.

29 See Dkts. Nos. 273, 329.

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Section 4.05     The Appointment of the Chapter 11 Trustee

On January 23, 2015, the SEC filed the SEC Trustee Motion with the Bankruptcy Court, seeking the appointment of a chapter 11 trustee to replace LPHI’s management. On January 26, 2015, the United States Trustee filed the U.S. Trustee’s Motion for an order appointing a chapter 11 trustee. (The SEC Trustee Motion and U.S. Trustee’s Motion are hereafter collectively referred to as the Trustee Motions). On February 5, 2015, the Committee filed a joinder in the Trustee Motions. Evidentiary hearings on the Trustee Motions were held before the Bankruptcy Court on February 9, 10, 12, 17, and 19, and March 3, 2015.

Prior to a determination of the Trustee Motions, LPHI announced that Pardo resigned as president, chief executive officer and chairman of LPHI’s board of directors and as an officer of the Subsidiary Debtors, and Peden resigned as secretary of LPHI and as an officer of the Subsidiary Debtors. LPHI further announced: (i) the appointment of Pieper as acting president, chief executive officer, treasurer and secretary of LPHI and acting chief executive officer of the Subsidiary Debtors, in addition to her then existing role as Chief Financial Officer of LPHI; (ii) the appointment of Embry as acting president and secretary of the Subsidiary Debtors in addition to his continuing role as LPI’s chief operations officer and chief information officer; and (iii) Pardo and Peden would be retained as “consultants” for LPHI.

Moreover, additional proceedings were held to resolve the SEC’s Motion to Supplement.30 In the Motion to Supplement, the SEC raised certain press releases and public filings that had been issued by LPHI following the foregoing hearings to consider the Trustee Motions.

On February 25, 2015, the Committee filed its Joinder to the SEC’s Motion to Supplement.31 On February 26, 2015, the Bankruptcy Court entered its order partially granting the Motion to Supplement, and following a further hearing conducted on March 3, 2015, the Bankruptcy Court granted the Motion to Supplement.32

At the conclusion of a March 9, 2015 hearing, the Bankruptcy Court issued its findings of fact and conclusions of law with respect to the Trustee Motions. The Bankruptcy Court found that: (i) cause existed for the appointment of a chapter 11 trustee based upon LPHI’s gross mismanagement; and (ii) the appointment of a chapter 11 trustee would be in the best interests of creditors, Interest Holders and other parties in interest.

In its bench ruling authorizing the appointment of a chapter 11 trustee, the Bankruptcy Court held that LPHI had committed gross mismanagement: (a) through its filing of false and misleading financial reports with the SEC, which resulted in the Bankruptcy Court finding that it

30 Dkt. No. 145.

31 Dkt. No. 147.

32 See Dkt. Nos. 150, 168.

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had no confidence that LPHI’s management could be relied upon for the full, accurate and transparent disclosures required in a bankruptcy case; (b) by continuing to use the Cassidy LEs for the purpose of attracting potential investors to purchase fractional interests in life policies, even though the Cassidy LEs had proven to be inaccurate and numerous lawsuits had been brought against LPHI alleging that the Cassidy LEs were fraudulent; and (c) by imposing a new, ministerial fee on Investors to cover operating expenses at a time when, even though the company was losing revenues, LPHI was continuing to pay exorbitant compensation to Pardo and dividends to shareholders, over 50% of which consisted of shares owned by the Pardo Family Trust.

The Bankruptcy Court further concluded that the replacement of Pardo as LPHI’s chief executive officer did not allay the Court’s concerns about the debtor’s management. Additionally, the Court stated that LPHI’s board of directors, the majority of which had not changed since LPHI’s bankruptcy filing, was not independent and ultimately, it is the board that runs the company. According to the Bankruptcy Court, LPHI’s board had shown little independence from Pardo, and was complicit in the acts of gross mismanagement that the Court relied upon in its decision to appoint a trustee.33

Accordingly, on March 10, 2015, the Bankruptcy Court entered an order granting the SEC Trustee Motion, and authorized the U.S. Trustee to appoint a chapter 11 trustee for LPHI, which appointment was subject to the Bankruptcy Court’s approval.34 The U.S. Trustee considered several candidates for the chapter 11 trustee role, including Moran.

On March 13, 2015, the U.S. Trustee filed a notice of appointment of Moran as chapter 11 Trustee of LPHI.35 On March 19, 2015, the U.S. Trustee filed an application seeking Bankruptcy Court approval of the U.S. Trustee’s appointment of Moran as chapter 11 trustee of LPHI.36 On March 19, 2015, the Bankruptcy Court entered an order granting the U.S. Trustee’s application and approved the appointment of Moran as the chapter 11 trustee of LPHI.37 On December 18, 2015, the Bankruptcy Court entered an order approving the Chapter 11 Trustee’s First Interim Expense Application38 through which the Chapter 11 Trustee sought reimbursement of $11,849.94 in expenses incurred by the Chapter 11 Trustee during the period of March 13,

33 Dkt. No. 188.

34 As a result of granting the SEC Trustee Motion, the U.S. Trustee’s Motion was denied by the Bankruptcy Court as moot.

35 Dkt. No. 205.

36 Dkt. No. 225.

37 Dkt. No. 229.

38 Dkt. No. 1186.

Disclosure Statement for Third Amended Joint Plan Dated June 22, 2016	Page 34

2015 through May 19, 2015.39 Other than the approved expenses, Moran has worked without compensation since his appointment.

Section 4.06     The Chapter 11 Trustee’s Retention of Professionals

The Chapter 11 Trustee, on behalf of LPHI and the Subsidiary Debtors, has also retained professionals to represent him and the Subsidiary Debtors in these Chapter 11 Cases. Pursuant to an order entered on July 17, 2015, the law firm of Thompson & Knight LLP was retained as counsel to the Chapter 11 Trustee and the Subsidiary Debtors.40 Pursuant to an order entered on July 17, 2015, Asset Servicing Group (ASG) was retained as a consultant to the Chapter 11 Trustee and Subsidiary Debtors.41 Pursuant to an order entered on July 27, 2015, MMS Advisors, LLC was retained as forensic accountant and portfolio consultant for the Chapter 11 Trustee and the Subsidiary Debtors.42 Pursuant to an order entered on August 4, 2015, Bridgepoint Consulting, LLC was retained as a financial and restructuring advisor to the Chapter 11 Trustee and Subsidiary Debtors. Pursuant to an order entered on August 3, 2015, Smith, Jackson, Boyer & Bovard PLLC was retained as special tax consultant to the Chapter 11 Trustee and Subsidiary Debtors. Pursuant to an order entered on August 21, 2015, Phillips Murrah P.C. was retained as conflicts counsel to the Chapter 11 Trustee and Subsidiary Debtors. Additionally, the Bankruptcy Court entered an order on July 17, 2015 granting the Chapter 11 Trustee’s motion to retain Kimberly D. Hinkle as the new general counsel of the Debtors.43 Pursuant to an order entered on November 19, 2015, the Bankruptcy Court approved the retention of Predictive Resources as actuary and accountant to the Chapter 11 Trustee and the Subsidiary Debtors.44

In addition to the aforementioned professionals, on February 26, 2016, the Chapter 11 Trustee and the Subsidiary Debtors filed an application to retain the law firm of Sutherland Asbill & Brennan LLP as special counsel in connection with their Application to the SEC for Exemption Order from Registration under the Investment Company Act of 1940 as described in Section 27.03 of the Disclosure Statement. On March 23, 2016, the Trustee and Subsidiary Debtors filed a Certificate of No Objection for Sutherland’s retention application,45 and pursuant to an order entered on March 25, 2016, the Bankruptcy Court approved the retention of Sutherland as special regulatory counsel.46

39 Dkt. No. 1361.

40 Dkt. No. 632.

41 Dkt. No. 631.

42 Dkt. No. 680. Subsequently, in September 2015, MMS withdrew from the engagement.

43 Dkt. No. 629.

44 Dkt. No. 1243.

45 Dkt. No. 1687.

46 Dkt. No. 1695.

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As of June 20, 2016, the following professionals retained by the Chapter 11 Trustee have been compensated for the following fees and expenses from the Debtors’ Estates for services rendered through January 31, 2016: (i) Thompson & Knight LLP - $9,448,327 in fees and $115,401 in expenses;47 (ii) Asset Servicing Group - $867,923 in fees and $210,005 in expenses; (iv) Bridgepoint Consulting - $1,021,865 in fees and $27,811 in expenses; (v) Smith, Jackson, Boyer & Bovard LLC - $55,838 in fees and $1,467 in expenses; (vi)Phillips Murrah P.C. - $231,782 in fees and $5,670 in expenses; (vii)Kimberly D. Hinkle - $261,623 in fees and $24,677 in expenses; (vii) Predictive Resources - $285,855 in fees and $11,609 in expenses; and (viii) Sutherland, Asbill & Brennan LLP -$0 in fees and $0 in expenses.

On October 30, 2015, MMS Advisors filed its Application for Compensation seeking approval of $301,687.50 in fees and $43,304.99 in expenses from the Debtors’ Estates for services rendered through September 30, 2015.48 Certain parties, including the Committee and the U.S. Trustee, objected to MMS Advisors Application for Compensation and/or related relief.49 MMS ultimately agreed to a $100,000.00 reduction in its fees in order to resolve all objections of the Estates and the U.S. Trustee. On March 22, 2016, the Bankruptcy Court approved MMS Advisors Application for Compensation, as agreed, granting MMS an Allowed Claim of $246,992.49, comprised of professional fees in the amount of $201,687.50 and actual, out of pocket expenses in the amount of $43,304.99, for services to the Debtors concluding September 17, 2015.

Section 4.07     The Governance Motion

Within a week of his appointment, in order to, among other things, ensure an orderly restructuring of the integrated Life Partners entities, the Chapter 11 Trustee filed his emergency Governance Motion with the Bankruptcy Court for authority to amend the governing documents of the Subsidiary Debtors and file voluntary chapter 11 bankruptcy petitions on their behalf.50 Specifically, the Governance Motion sought authority for the Chapter 11 Trustee to: (i) remove the existing boards of directors for LPI and LPIFS; (ii) amend the governing documents of LPI and LPIFS to reduce the size of their respective boards to one member; and (iii) elect the Chapter 11 Trustee as the sole director of LPI and LPIFS for the purpose of, among other things, the filing of voluntary chapter 11 bankruptcy petitions on their behalf. On April 7, 2015, the Bankruptcy Court granted the Governance Motion.51

47 As of March 24, 2016, Thompson & Knight has not been compensated for services rendered in December 2015 or January 2016, and therefore, these amounts do not include fees and expenses incurred in those months by Thompson & Knight.

48 Dkt. No. 1164.

49 See Dkt. Nos. 1277, 1441.

50 Dkt. No. 240.

51 Dkt. No. 261.

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Section 4.08     The Subsidiary Debtors’ Bankruptcy Filing

On May 19, 2015, the Subsidiary Petition Date, the Chapter 11 Trustee filed voluntary chapter 11 bankruptcy petitions on behalf of the Subsidiary Debtors.52 On May 22, 2015, the Bankruptcy Court entered an order which provides for the joint administration of LPHI and the Subsidiary Debtors’ Chapter 11 Cases. On June 10, 2015, the Bankruptcy Court entered an order designating the Debtors’ Chapter 11 Cases as “complex chapter 11 cases.”53

Section 4.09     First Day Motions

On the Subsidiary Petition Date, the Chapter 11 Trustee filed the First Day Motions for the purposes of stabilizing and ensuring the Debtors’ ongoing business operations. These motions sought entry of orders authorizing the Chapter 11 Trustee and the Subsidiary Debtors to: (i) pay pre-petition employee wages, salaries, payroll taxes, and unreimbursed business expenses, and honor existing benefit plans and policies in the ordinary course of business (the Wage Motion); (ii) continue workers’ compensation, liability, property and other insurance programs, and enter into premium financing agreements for such insurance in the ordinary course of business (the Insurance Motion);54 (iii) provide adequate assurances of payments to utilities serving the Debtors, and prohibiting such utilities from altering, refusing or discontinuing services to the Debtors (the Utilities Motion); 55 and (iv) pay pre-petition taxes and related obligations in the ordinary course of business (the Tax Motion).56 On June 17, 2015, the Bankruptcy Court entered orders granting the Wage Motion, Insurance Motion, Utilities Motion and Tax Motion.57

Section 4.10     The Bar Date for Filing Claims

Pursuant to a July 2, 2015 order of the Bankruptcy Court, September 1, 2015 was fixed as the last date for creditors to file proofs of Claims against the Debtors, except for governmental entities who had until November 16, 2015 to file proofs of Claims against the Debtors’ Estates.58 Under generally applicable bankruptcy law, the claims of Creditors who did not file proofs of Claims by such deadlines will be barred from receiving a distribution in these Chapter 11 Cases or voting on the Plan, except for: (i) creditors whose Claims were listed as neither contingent, unliquidated or disputed in the Bankruptcy Schedules filed with the Bankruptcy Court on behalf of the Debtors (including any amendments thereto); (ii) creditors whose Claims arise out of the

52 Dkt. No. 336.

53 Dkt. No. 434.

54 Dkt. No. 340.

55 Dkt. No. 341.

56 Dkt. No. 342.

57 Dkt. Nos. 481, 482, 483, 484.

58 Dkt. No. 564.

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rejection of Executory Contracts and Unexpired Leases, provided such creditors file a proof of Claim no later than the deadline provided by the Confirmation Order; and (iii) creditors who obtain entry of an order of the Bankruptcy Court allowing a late-filed Claim.

Section 4.11     The Debtors’ Assets

It is the Chapter 11 Trustee’s position that the Debtors’ assets consist primarily of their interests in life insurance Policies which LPI purchased as Life Settlements. These Policies have a face value of approximately $2.4 billion. However, certain holders of Fractional Positions dispute this contention, and assert that the Holders of the Fractional Positions are the beneficial owners of such Policies. This Ownership Issue is being resolved pursuant to the Plan and the Class Action Settlement Agreement. Each Current Position Holder will have the right to make Elections under the Plan with respect to each of their Fractional Positions, and all of the Debtors’ rights in the Policies and other Policy Related Assets will be contributed to the Position Holder Trust.

Also included in the Debtors’ assets are receivables for premium advances made by LPI to fund premiums payable by investors who defaulted on their premium payment obligations. LPI’s ownership of these receivables is not in dispute, and under the investment contracts signed by investors, LPI has a right to enforce the “abandonment” (i.e., claim ownership) of the Fractional Positions with respect to which the premium payment defaults relate. Fractional Positions relating to approximately $180 million in death benefits under Policies are presently subject to abandonment. The Chapter 11 Trustee and the Debtors attempted to monetize the related premium advance receivables, or use them as collateral for a loan, but, other than the transactions contemplated by the Vida Term Sheet (as described herein below), were unsuccessful in obtaining any offers to buy the receivables or accept them as collateral for a loan. Under the Plan, the defaulting investors will be given one final opportunity to pay Pre-Petition Default Amounts, and if they do not, the abandonment of the positions will be enforced and the positions will become Pre-Petition Abandoned Positions under the Plan. The Plan Proponents expect that most of the affected investors will not pay the Pre-Petition Default Amounts, and accordingly, that the right to receive the substantial majority of the $180 million in death benefits will become property of the estate. The Pre-Petition Abandoned Positions will be used to pay the Class Action Litigants’ Counsel Fees, and a portion of them may be used to pay other obligations of the Debtors or the Successor Entities relating to the Bankruptcy proceedings.

Other than asserted ownership interests in the Policies, the Debtors’ significant assets, not including Intercompany Claims, consist of: (i) Cash, which as of March 18, 2016 was approximately $197,000 for LPHI, $1,449,000 for LPI and $41,000 for LPIFS, (ii)office furniture and equipment whose value was listed at approximately $115,000 in the Bankruptcy

Disclosure Statement for Third Amended Joint Plan Dated June 22, 2016	Page 38

Schedules filed by LPI with the Bankruptcy Court, 59 and (iii) Causes of Action (see Section 10.02 for further description).

Section 4.12     Summary of Filed Proofs of Claim

As of March 1, 2016, over 20,00060 Proof of Claims had been filed in these Cases (1,580 against LPHI; 18,106 against LPI; and 751 against LPIFS). Many claimants filed identical proofs of claim in each of the three Cases, and most claims were filed by Investors in the LPI Case. Aside from the claims of the SEC and the taxing authorities described below, and other than the duplicative claims filed by Investors, relatively few claims are asserted against LPHI or LPIFS. And, in any event, to the extent there are claims asserted against more than one Debtor, the Plan proposes that the Estates be consolidated for distribution purposes.

(i)        Investor Claims.

Nearly all of the Proofs of Claim filed against LPI were filed by Investors (approximately 17,000 of which purport to hold claims related to Current Positions).

According to the Debtors’ books and records, there are approximately 62,000 former position holders and 20,000 current position holders. In contrast to the high number of claims by Investors that purport to hold claims related to Fractional Positions, only around 502 Former Position Holders filed a claim in the three Cases combined.

In addition to the sheer number of claims by Investors, the stated theories for calculation61 and substantive basis of the claims of Investors vary widely, which makes detailed claims analyses difficult in these Cases. For example, more than 10,000 Investors Proofs of Claim assert an “ownership” interest in a Policy or Policies. Other Investors assert a secured or “priority” claim, though the Debtors contend there is no support for any assertion of security or priority by Investors with respect to pre-petition amounts. In other instances, Investors make multiple, different annotations on the claim form(s), often with insufficient information upon which to base a conclusion or perform additional analysis. Still other Investors assert claims arising from pending litigation, including the MDL Litigation and the Class Proofs of Claim. The Chapter 11 Trustee and the Subsidiary Debtors contend that most claims related to pending

59 After the Petition Date and prior to the filing of this Disclosure Statement, LPHI sold the real property and improvements located in Waco, Texas (Dkt. No. 815), and LPI and LPHI sold certain prehistoric artifacts and other personal property (Dkt. No. 1053).

60 This number incorporates deductions for obvious duplicate claims. The actual/raw number of Proofs of Claim filed is approximately 24,000.

61 The calculation of the claims made by Investors have wide variation. For example, purchase price; purchase price, plus subsequent payments; face value of a policy; face value of the percentage referenced in the Investment Contract; an estimated sum certain; and any of the forgoing, plus arbitrary damage or other supplemental calculations. Still other Proofs of Claim were filed as or include unliquidated/unknown and/or undetermined amounts.

Disclosure Statement for Third Amended Joint Plan Dated June 22, 2016	Page 39

litigation will be resolved by the Plan going effective. Moreover, all Claims of Class Action Class Members are being compromised and exchanged pursuant to the Plan and Class Action Settlement Agreement, making claims analysis somewhat easier post-confirmation.

To the extent an Investor has an Allowed Claim as a Current Position Holder, it will be treated pursuant to Section 3.07 of the Plan (in Class B2, B2A, B3, B3A). Only Holders of Allowed Claims in Class B2 and Class B3 will be permitted to make a Creditors’ Trust Election. The Chapter 11 Trustee estimates a relatively small number of Current Position Holders who have the option to do so will make a Creditors’ Trust Election for any of their Current Positions. Based on the Class Action Settlement Agreement and the MDL Settlement Agreement, certain Current Position Holders (including Rescission Settlement Subclass Members) may be eligible to receive at least a beneficial interest in the Creditor’s Trust, irrespective of the Election; provided, however, no Holder of an Allowed Claim in Class B2A or B3A will receive a Distribution of a beneficial interest in the Creditors’ Trust, except to the extent, if any, a Claim is Allowed pursuant to Bankruptcy Code Section 502.

(ii)     Taxing Authority Claims.

Taxing authorities filed more than $7 million in secured and priority tax claims, some of which, as in the case of certain real estate taxes, have been subsequently paid in connection with court-approved asset sales. The Internal Revenue Service62 and the State of Texas each have open audits, and the Debtors are participating in those processes. The local county has also reassessed the Debtor for use tax on the plane owned by Brian Pardo (and seized by the SEC after the LPHI Petition Date), which assessment the Debtor disputes. The Debtors expect to further contest and reduce the total amount of pre-petition tax claims against the Estates; however the Debtors have currently reserved $6.6 million for potential priority tax claims to be paid pursuant to the treatment described in the Plan.

(iii)      Other Secured Claims.

While the majority of Proofs of Claim filed asserting secured status were filed by Investors as described above, other claims approximating $630,000 and asserting secured status were filed, including a minor equipment lease ($10,000); insurance premium financing ($68,000); administrative, licensee claims ($115,000; disputed), refunds payable $43,000; disputed), shareholders ($189,000; disputed); personal property taxes ($46,000; disputed) and real estate taxes ($161,000; see tax note above).

(iv)      General Unsecured Claims.

62 The IRS asserts a priority claim of approximately $6.2 million and a general unsecured claim of approximately $1.8 million. These claims relate to, among other things, an alleged failure to withhold tax on foreign distributions made by third parties, which claims the Debtors dispute.

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Former Investors. As described above, former Investors have filed Proofs of Claim against the Debtors. These claims total over $20 million,63 which amount does not include any claims filed as unliquidated or contingent (whether in full or in part). The Chapter 11 Trustee has not yet undertaken a thorough review of these Proofs of Claim, and thus the Allowed amount of these claims could be greater or smaller.

SEC. The SEC filed proofs of claim against LPHI in the amount of the SEC Judgment ($38.7 million). As detailed herein, the Debtors and the SEC are working toward a mutual resolution of the SEC’s claim against LPHI whereby the SEC would essentially permit redistribution of amounts due to it on account of its Allowed Claim to Investors.

Seller Claims. Certain individuals filed Proofs of Claim for policies LPI evaluated but did not purchase, for which no claim is believed to exist. Certain other individuals sold one or more life insurance policy insuring his or her life to LPI prior to the bankruptcy proceeding, and have filed Proofs of Claim asserting the right to take the policy back, typically without return of the amount LPI paid to purchase the policy. Other Claims lack sufficient supporting documentation, and in some cases have no supporting documentation, and therefore require further analysis. In total, these Claims amount to approximately $51 million. The Debtors dispute the validity of these Claims, and, in any event, such Claims would be subject to setoff. To the extent any such Claims are ultimately Allowed Claims, they would likely be treated as general unsecured Claims against LPI pursuant to Section 3.07(f) of the Plan.

Other Non-Investor Claims. There are relatively few general unsecured claims that were not made by Investors. Other than the tax, litigation, SEC, and claims of sellers described above, and excluding shareholder and intercompany claims, these claims generally break down into claims asserted by licensees,64 banks,65 trade and/or legal service providers,66 Persons claiming refunds due,67 employees,68 contract counter-parties,69 and miscellaneous70. Claims of non-investors (excluding tax, litigation, SEC, shareholders and intercompany claims) total approximately $4 million. This number does not include any non-Investor general unsecured claims filed (in full or in part) as contingent or unliquidated. While the Chapter 11 Trustee has

63 This figure includes at least 6 proofs of claim (totaling $977,816) of Persons that the Debtors’ records do not show are or were ever Investors.

64 Approximately $379,000.

65 Approximately $74,000.

66 Approximately $2,500,000.

67 Approximately $71,000.

68 Approximately $476,000.

69 Approximately $70,000.

70 Approximately $416,000.

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not undertaken a detailed analysis of each of these claims, the Debtors may have defenses to these claims, including the right to setoff and/or equitable subordination.

Section 4.13     The Ownership Issue

One of the principal issues in controversy in these Chapter 11 Cases has been who the “beneficial” or “equitable” owners of the Policies are – LPI, or some or all of the Current Position Holders (referred to herein as the Ownership Issue). The Ownership Issue has been raised by several parties, including the Class Action Lead Plaintiffs, KLI, Penumbra LLC, Penumbra Capital Life Settlement Fund – MMXA LLC, Penumbra Capital Fund – 2012 LLC, Penumbra Fund III LLC, Pillar Life Settlement Fund I, LP; Pillar II Life Settlement Fund, LP; Pillar 3 Life Settlement Fund, LP; Pillar 4 Life Settlement Fund, LP; Pillar 5 Life Settlement Fund, LP; Evergreen Lifeplan Fund LP; Evergreen II Lifeplan Fund LP; Evergreen III Fund LLC; and Black Diamond Lifeplan Fund LP, but has not yet been decided by the Bankruptcy Court. The Bankruptcy Court has recognized, and the Texas Supreme Court has held, that LPI is the “legal” owner of all of the Policies.71 As set forth above, the Policies were purchased by LPI, and LPI sold Fractional Positions to Investors to raise money to pay for them, and to generate fee and commission income. Title to the Policies was recorded in the name of LPI, and third party agents were designated by LPI as the beneficiaries of the Policies. The Chapter 11 Trustee has been unable to locate any document that purports to transfer title to or ownership of any of the Policies, or any “fractional interest” in any Policies, to any Investor. In addition, with very few exceptions, no transfer of ownership to, and no lien in favor of, any Investor was recorded with the insurance company that issued the Policy. The typical transaction did not include any unrecorded assignment, deed, bill of sale, or other conveyance document which even purports to transfer an ownership interest in any Policy from LPI to any Investor, or to any trust for the benefit of any Investor. Thus, as of the Subsidiary Debtors Petition Date, there was uncertainty as to the extent of LPI’s legal and equitable ownership interest in the Policies; however, LPI’s status as issuer of the outstanding Fractional Positions is not in controversy.

Some Plan Supporters (including KLI), among others, assert that, inter alia, the transaction documentation Investors were presented expressly created an agency relationship between LPI (or in the case of IRA Investors, an alleged “trustee”) as “agent” and each Investor with respect to holding title on behalf of the Investor, as principal, for each of the Policies, and that LPI therefore owned only bare legal title in furtherance of the agency relationship. Likewise, some Plan Supporters and others allege that LPI historically treated Fractional Position Holders as beneficial owners for various purposes, including requiring payment of premiums and fees associated with the Policies. As such, some Plan Supporters (including KLI) and others assert that the Policies are not owned by LPI and are therefore not property of LPI’s Estate. These parties assert that they are the beneficial or equitable owners of the Policies that their investments relate to (or that the Fractional Positions they acquired from original Investors relate to). On June 19, 2015, KLI and certain other Entities initiated an adversary proceeding against

71 Life Partners, Inc. v. Arnold, 464 S.W.3d 660, 664 (Tex. 2015).

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LPI seeking a determination of the Ownership Issue.72 On August 6, 2015, the Bankruptcy Court entered a scheduling order for the adversary proceeding setting an expedited timetable for determination of the Ownership Issue. Thereafter, several parties filed motions to intervene in the KLI Adversary joining the named plaintiffs in seeking a determination of the Ownership Issue. On September 21, 2015, the Bankruptcy Court granted all of the motions to intervene. On October 6, 2015, the parties filed their Joint Motion to Abate Adversary Proceeding (the Motion to Abate) in view of the potential settlement of the Ownership Issue in the Plan. On October 15, 2015, the Bankruptcy Court granted the Motion to Abate, and as a result, the KLI Adversary has been abated. A putative class action adversary proceeding against LPI also raised the Ownership Issue, as described further in Section 4.14 of this Disclosure Statement.

On December 22, 2015, nine life settlement funds filed an adversary proceeding alleging that they collectively purchased fractional interests entitling them to more than $42 million in policy proceeds upon maturity and that they, not LPI, own the insurance policies underlying their investment, either in whole or in part.73 The funds allege that LPI acted only as a broker, matching sellers of life insurance policies with interested purchasers such as the funds.74 The funds request a declaratory judgment that the Debtors do not have an ownership interest in the life insurance policies underlying their investments, and that those policies are not property of the Debtors’ Estates.75 On May 19, 2016, the Bankruptcy Court granted LPI’s motion to abate, and as a result, this adversary proceeding has been abated.

As more fully described in Section 15.01 hereof, the Plan and the Class Action Settlement Agreement resolve the Ownership Issue.

Section 4.14     The Class Action Lawsuits

Since the Subsidiary Petition Date, two putative class action adversary proceedings have been commenced against LPI by Investors in the Bankruptcy Court. On July 19, 2015, Philip M. Garner, on behalf of himself and all others similarly situated, commenced a class action adversary proceeding against LPI (the Garner Class Action) relating to Investors’ purchases of fractional interests in Life Settlements from LPI.76 The complaint seeks a declaratory judgment that the class members are the equitable owners of the Life Settlement interests that they purchased from LPI, and that the class members’ Fractional Interests in Life Settlements are not property of the Debtors’ Estates. The Garner Class Action was later amended to add additional named plaintiffs.

72 The KLI Adversary is styled as follows: KLI Investments, et. al. v. Life Partners, Inc., Adv. No. 15-04051 (Bankr. N.D. Tex. 2015).

73 Dkt. No. 1382.

74 Id. at ¶¶ 7–9.

75 Id. at ¶ 14.

76 Garner v. Life Partners, Inc., Adv. No. 15-04061 (Bankr. N.D. Tex. 2015).

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On July 28, 2015, Michael Arnold and others, on behalf of themselves and all others similarly situated, commenced a class action adversary proceeding against LPI (the Arnold Class Action), asserting that LPI’s sale of interests in Life Settlements constituted a sale of unregistered securities under the Texas Securities Act.77 The complaint seeks the rescission of the class members’ purchase of Fractional Interests and the return of all monies invested by plaintiffs, including the initial investment amount and all subsequent amounts invested, prejudgment and post-judgment interest, and attorneys’ fees.

The Garner Class Action and the Arnold Class Action were consolidated by order of the Bankruptcy Court entered on March 25, 2016,78 and a Consolidated Amended Class Action Complaint was filed on March 29, 2016.79 Further, LPI and the Class Action Lead Plaintiffs filed a motion to withdraw the reference in the Garner Class Action that was granted on April 20, 2016.80

The Class Action Lead Plaintiffs also filed the Class Proofs of Claim on behalf of themselves and all others included in the proposed defined classes in the Garner Class Action and the Arnold Class Action.

The Plan Proponents and the plaintiffs in the Garner Class Action and Arnold Class Action have reached a settlement of the Garner Class Action, the Arnold Class Action, and the Class Proofs of Claim, which is subject to final Court approval. The U.S. District Court for the Northern District of Texas entered an order preliminarily approving the settlement on June 6, 2016. Garner et al. v. Life Partners, Inc., Case No. 4:16-cv-00212-A (N.D. Tex.) [Dkt. No. 43]. A description of this settlement is contained in Section 15.01 of this Disclosure Statement and also was separately included in the Class Notice, which was approved by the U.S. District Court for the Northern District of Texas on June 6, 2016, and sent to all Class Action Class Members on June 8, 2016. The deadline for Class Action Class Members to object to the Settlement is July 7, 2016, and the Final Approval Hearing is currently scheduled in the Bankruptcy Court for August 3, 2016. A copy of the Class Action Settlement Agreement is attached as an exhibit to the Plan for disclosure purposes only.

77 Arnold v. Life Partners, Inc., Adv. No. 15-04064 (Bankr N.D. Tex. 2015).

78 See Motion for Leave to File Second Amended Complaint, Garner v. Life Partners, Inc., Adv. No. 15-04061 (Bankr. N.D. Tex.) [Dkt. No. 26, filed March 11, 2016]; Order Granting Second Unopposed Motion for Leave to Amend Complaint, Garner v. Life Partners, Inc., Adv. No. 15-04061 (Bankr. N.D. Tex.) [Dkt. No. 33].

79 See Amended Complaint, Garner v. Life Partners, Inc., Adv. No. 15-04061 (Bankr. N.D. Tex.) [Dkt. No. 35].

80 See Joint Motion to Withdraw the Reference, Garner v. Life Partners, Inc., Adv. No. 15-04061 (Bankr. N.D. Tex.) [Dkt. No. 27, filed March 18, 2016]; Report and Recommendation Regarding Joint Motion to Withdraw the Reference, Garner v. Life Partners, Inc., Adv. No. 15-04061 (Bankr. N.D. Tex.) [Dkt. No. 39, filed April 15, 2016]; District Court Order Granting Motion to Withdraw the Reference, Garner v. Life Partners, Inc., Adv. No. 15-04061 (Bankr. N.D. Tex.) [Dkt. No. 45, filed April 20, 2016]; Order to Withdraw the Reference from Bankruptcy Court, Garner et al. v. Life Partners, Inc., Case No. 4:16-cv-00212-A (N.D. Tex.) [Dkt. No. 8, filed April 20, 2016].

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Section 4.15      The Subsidiary Debtors’ Exclusive Periods to File and Solicit a Plan

Section 1121 of the Bankruptcy Code provides that, absent the appointment of a chapter 11 trustee, a debtor shall have a 60 day exclusive period during which it is the only party that may file a plan of reorganization, and if the debtor files a plan within such period, the debtor is granted an additional 180 day exclusive period to solicit acceptances to a plan of reorganization; provided however, that these Exclusivity Periods may be extended or terminated by the bankruptcy court upon a showing of cause.

On June 22, 2015, only 34 days after the Subsidiary Petition Date, certain creditors filed a motion (the Termination Motion) to terminate the Subsidiary Debtors’ Exclusivity Periods, which was joined by the Ad Hoc Committee of Direct Fractional Interest Owners of Life Settlement Policies. The Termination Motion asserted that the Subsidiary Debtors were not entitled to the Exclusivity Periods because the Chapter 11 Trustee for LPHI “is effectively administering the Subsidiary Debtors’ Chapter 11 Cases as if he had been appointed the Chapter 11 trustee of the Subsidiary Debtors.” Alternatively, the Termination Motion asserted that the Subsidiary Debtors’ Exclusivity Periods should be terminated for cause. The Trustee and the Committee both Filed responses to the Termination Motion.

At an August 28, 2015 hearing, the Court denied the Termination Motion. In its ruling, the Court rejected the argument that the Subsidiary Debtors were not entitled to the Exclusivity Periods because a trustee was appointed for LPHI. The Bankruptcy Court also held that cause did not exist for terminating the Subsidiary Debtors’ Exclusivity Periods because: (i) the Chapter 11 Cases are large and complex; (ii) the time that had elapsed in the Chapter 11 Cases had not been so great as to justify terminating exclusivity; (iii) there had been reasonable progress in negotiations, which were proceeding in good faith (as evidenced by, among other things, the filing of the Term Sheet executed by the Plan Proponents and the Plan Supporters); (iv) the Ownership Issue was a substantial unresolved contingency in the Chapter 11 Cases; and (v) the Trustee and the Subsidiary Debtors have not been using the Exclusivity Periods to pressure creditors.

On September 16, 2015, the Chapter 11 Trustee and Subsidiary Debtors filed the Extension Motion to extend the Subsidiary Debtors’ Exclusivity Periods. The Committee and Plan Supporters supported the Extension Motion. On October 29, 2015, the Bankruptcy Court entered an order granting the Extension Motion and extending the Subsidiary Debtors’ exclusive time to file a plan to January 4, 2016, and exclusive period to solicit acceptances to a plan to March 4, 2016. 81 The Subsidiary Debtors’ exclusivity periods expired March 4, 2016.

Section 4.16      The Financing Motion and Maturity Funds Facility

When the Chapter 11 Trustee was appointed, Life Partners had limited liquid assets, causing the Chapter 11 Trustee to make the search for financing among his highest priorities.

[81]	Dkt. No. 1148.

Disclosure Statement for Third Amended Joint Plan Dated June 22, 2016	Page 45

Under the LPI business model, Investors are responsible for meeting premium calls. When premium calls are not met, LPI has to find money to fund the shortfall or the policy may lapse (with all associated value lost). As of the LPHI Petition Date, LPI had limited Cash on hand to pay the premiums due on Policies that had neither CSV nor sufficient Premium Reserves to pay the premiums (i.e., the Distressed Policies). By September 2015, the collection rate on Premium Calls to Investors had dropped to roughly 54% from pre-bankruptcy levels of approximately 90%.

LPI’s prior funding sources for payment of premium shortfalls included: (i) fees LPI charged in connection with Life Settlement transactions, and (ii) commissions and fees LPI collected in connection with Investor resales of Fractional Positions they purchased from LPI through LPI’s online “LP Market” (which is now closed). These sources are no longer available.

If premiums were not paid, by either the Investor or LPI somehow making up the shortfall, the Policies would have lapsed and been lost. The Financing Motion estimated that approximately $1 million would be due in premiums on Distressed Policies by the end of 2015 alone which, in the absence of financing, would have jeopardized an estimated 652 Policies with death benefits of over approximately $130 million which could have lapsed (or entered the contractual “grace period”). After taking into account available Premium Reserves and CSV, the Financing Motion further estimated that there were approximately $5.7 million of additional premium payments which would be due on Distressed Policies within the year following the filing of the Financing Motion which, in the absence of financing, would have jeopardized an estimated 1,614 Policies with death benefits of approximately $592 million.

As of March 24, 2016, ATLES and PES were holding in excess of $40 million in funds generated by the maturity of the Matured Policies, and approximately another $57 million in face amount of policies had matured and were in process of being collected by LPI. These Maturity Funds are being held pending a determination by the Bankruptcy Court regarding the Ownership Issue, subject to use as permitted by the Financing Order. Additionally, there is approximately $145 million of CSV associated with the Policies.

On September 16, 2015, the Chapter 11 Trustee and Subsidiary Debtors filed the Financing Motion with the Bankruptcy Court, seeking approval of post-petition financing for the Debtors. In light of a negotiated Term Sheet, among other things, the Committee and the Plan Supporters supported the Financing Motion.

Pursuant to the Financing Motion, the Chapter 11 Trustee and Subsidiary Debtors requested: (a) the immediate use on an interim basis of the Interim Loaned Maturity Funds necessary to avoid immediate and irreparable harm to the Estates, and (b) a final order approving the use of up to $25 million of Maturity Funds (the Final Loaned Maturity Funds) to:

i.	pay or reimburse premiums on abandoned interests and Distressed Policies from March 13, 2015 forward as to LPHI and from May 19, 2015 forward as to LPI and LPIFS (approximately $5 million);

Disclosure Statement for Third Amended Joint Plan Dated June 22, 2016	Page 46

ii.	pay or reimburse operating expenses from March 13, 2015 forward as to LPHI and from May 19, 2015 forward as to LPI and LPIFS (approximately $3 million);

iii.	pay or reimburse expenses for the bankruptcy Claims and Noticing Agent, Epiq Systems (approximately $3 million); and

iv.	pay reasonable and necessary administrative expenses incurred by the Chapter 11 Trustee or any of the Debtors in accordance with an agreed budget to be filed with the Court, in an amount not to exceed $14 million.

The use of Maturity Funds as described above is referred to as the “Maturity Funds Facility.” All Maturity Funds Loans are withdrawn pro rata from all maturities being held in escrow at the time a draw is made.

As security for such financing, if the Bankruptcy Court later determined that Investors owned separate property interests in the Loaned Maturity Funds or a confirmed plan of reorganization provided for such treatment, the Chapter 11 Trustee and the Subsidiary Debtors agreed to: (i) the repayment of the Maturity Funds Loans with interest at 10% per annum; (ii) the granting of first priority liens and security interests in the Debtors’ Policy-related assets and causes of action; (iii) a super-priority administrative expense; and (iv) repayment at or near the effective date of the Chapter 11 Trustee and Subsidiary Debtors’ chapter 11 Plan.

On October 7, 2015, the Bankruptcy Court entered an order (the Interim Financing Order) granting the Financing Motion on an interim basis, authorizing the Debtors to utilize up to $1,600,000 of the Maturity Funds.82 On October 23, 2015, the Bankruptcy Court entered an order (the Financing Order) granting the Financing Motion on a final basis, authorizing the Debtors to utilize up to $25,000,000 of the Maturity Funds.83

On November 5, 2015, the first advance under the Maturity Funds Facility was made in the amount of $6.3 million. As of the date of filing of this Disclosure Statement, the entire Maturity Funds Facility has been advanced.

Prior to the Effective Date, the Debtors will provide each Current Position Holder a report captioned “Statement of Maturity Account,” detailing, among other things, (i) all Maturity Funds relating to Fractional Positions held by the Investor that have been deposited into the Maturity Escrow Account and the date of each deposit, and (ii) the portion of those Maturity Funds that have been advanced to the Debtors as Maturity Funds Loans and the date of each advance, and additional information as detailed herein at Section 6.03.

The approval of the Maturity Funds Facility was instrumental in facilitating the development and Filing of the Plan. The Plan Proponents have negotiated the Vida Term Sheet

[82]	Dkt. No. 1073.

[83]	Dkt. No. 1127.

Disclosure Statement for Third Amended Joint Plan Dated June 22, 2016	Page 47

providing for the proposed Vida Plan Collaboration Agreement, pursuant to which Vida Capital, Inc. (or one of its affiliates approved by the Plan Proponents) will provide the Vida Financing, including financing on the Effective Date sufficient to repay all Maturity Funds Loans outstanding on the Effective Date. Any financing proposed at the time the Plan Supplement is Filed, including the definitive Vida Plan Collaboration Agreement and the proposed forms of financing documents provided for therein, will be included in the Plan Supplement.

If for any reason the Vida Financing is not available on the Effective Date, the financing necessary for the implementation of the Plan, including the formation and initial capitalization of the Successor Entities, will come from the same source as the financing previously approved by the Bankruptcy Court. Accordingly, the financing provided by Maturity Funds Loans would continue from and after the Effective Date as exit financing. From and after the Effective Date, the Maturity Funds Facility would be governed by the provisions of the Plan and the Maturity Funds Collateral Agreement.

Section 4.17      The Chapter 11 Trustee’s Investigation of the Debtors’ Business Practices

Subsequent to his appointment, the Chapter 11 Trustee began an investigation of the Debtors’ pre-bankruptcy business practices.

This investigation included an analysis of the Life Partners business enterprise and prior business practices, with a particular emphasis on investigating the allegations that resulted in the judgment entered in the SEC Action. The Chapter 11 Trustee’s conclusions were presented to the Bankruptcy Court in testimony and by the Declaration of H. Thomas Moran II In Support of Voluntary Petitions, First Day Motions and Designation as Complex Chapter 11 Case (the Initial Fraud Report)84 and the Trustee’s Report Concerning His Investigation of the Debtors’ Pre-Petition Business Conduct (the Official Fraud Report, and collectively with the Initial Fraud Report, the Moran Fraud Reports).85 As set forth in detail in the Moran Fraud Reports, and as summarized below, Life Partners devised and executed a wide-ranging scheme to defraud its Investors, which took place over the course of a number of years, and occurred in a number of ways, including, but not limited to:

●	Use of unreasonably short life expectancies (LEs) in the sale of its so-called “fractional” investments;

●	Material misrepresentation of the returns Investors could expect;

●	Misrepresentations regarding whether policies had lapsed and the resale of lapsed interests;

84     Dkt. No. 347.

85     Dkt. No. 1584. The Trustee’s conclusions regarding the fraudulent activities of Life Partners are disputed by certain interested parties, including H. Peyton Inge.

Disclosure Statement for Third Amended Joint Plan Dated June 22, 2016	Page 48

●	Charging massive, undisclosed fees and commissions, the total amount of which, in many cases, exceeded the purchase price of the policies themselves;

●	Repeated misrepresentation of Life Partners’ business practices in order to maneuver around securities regulatory regimes;

●	Egregious and continuous self-dealing by insiders;

●	Failure to disclose CSV;

●	Forcing Investors to abandon Fractional Positions, many of which were then resold for personal gain;

●	Systematic financial mismanagement, including improper payment of dividends;

●	Faulty and inconsistent record-keeping, including with respect to the escrow companies and purported “trusts”;

●	Commingling and unauthorized use of Investor monies;

●	The offer and sale of unregistered securities; and

●	Implying the investment structure was a permissible investment for an IRA, and failing to disclose the risks if it was not.

A.            LPI Purposefully Reduced Life Expectancies to Lure Investors, Inflate Profits.

In a Life Settlement transaction, the estimate of an Insured’s life expectancy (LE) is a critical factor in determining the purchase price that investors are willing to pay. Investors will often pay more to acquire Life Settlements that have shorter LEs, as they may receive a payout on their investment from death benefits sooner, and the anticipated period of time during which they may have to make premium payments to maintain their investment is shorter.

LPI purposefully used short LEs in the sale of the purported “Fractional Interests” to induce Investors to invest in its Life Settlements. In short, LPI used a captive LE underwriter (paid on commission) to create a false arbitrage between the LEs LPI used to buy the policies in the first instance and the much shorter ones LPI used to market its investment “opportunities” to Investors.

Specifically, LPI evaluated and purchased life insurance policies accompanied by LEs prepared by companies well-respected in the life insurance industry. Those LEs were never shared with potential Investors. Rather, starting in 1999, LPI hired Cassidy, who had no actuarial training, to create LEs for marketing of life insurance policies to retail investors. From that time until 2011, LPI marketed life insurance policies to Investors accompanied solely by Cassidy’s LEs. LPI typically only purchased life insurance policies where Cassidy’s LEs were materially

Disclosure Statement for Third Amended Joint Plan Dated June 22, 2016	Page 49

shorter than the independent LE that originally accompanied the policies and had been used to price the policy in the Life Settlement market: on average, Cassidy’s LE was only approximately half as long as the independent LE that originally accompanied the policies and had been used to price the policy in the Life Settlement market. Thus, for those policies that Life Partners ended up offering, Dr. Cassidy’s LEs were generally materially shorter than those provided by the industry standard LE providers.86

LPI’s use of the Cassidy LEs created a fraudulent spread between the lower prices at which LPI bought policies and the artificially higher price that was the result of LPI’s use of, and the retail Investors’ reliance on, the Cassidy LEs–a centerpiece of LPI’s fraudulent scheme. Life Partners misrepresented that Cassidy’s methodology was consistent with well-known life expectancy provider firms when, in fact, the opposite was true. The shorter Cassidy LEs made the investment with LPI appear more attractive, causing retail Investors to pay more than what the investment was worth. Later, LPI concealed the fact that Insureds, in most cases, were materially outliving the Cassidy LEs. That information was never disclosed to its Investors. In fact, in its marketing materials, LPI represented that there were an insignificant number of policies that had exceeded their LEs, a statement which LPI knew to be false. Moreover, LPI failed to disclose that it possessed industry-standard LEs that were on average twice the length of the Cassidy LEs.

In addition, as a result of Cassidy’s inaccurately short LEs, in the vast majority of cases, the up-front monies LPI collected from the Investors to pay premiums over LPI’s projected “term” of the investment ultimately were insufficient, and premium calls were routinely required because the funds collected from Investors were not enough to cover the ongoing premiums. In the twelve (12) months ending March 31, 2015, LPI billed Investors over $72 million to cover premiums on policies, and Investors paid over $67 million of that amount.

The result of escrowing premiums only based on the misleadingly short LEs was a correspondingly high likelihood that premium calls would be required, causing the ultimate cost of the investment to be much greater than the Investors anticipated. A substantial number of Investors continue to pay premiums. And those Investors unable to afford the premium calls prior to these Chapter 11 Cases were often forced to either abandon their investments or sell out of their investments in distressed circumstances.

For many Investors who could not afford to make any further investments into Fractional Positions,87 LPI failed to disclose that the related policies could have been maintained for years

86    Cassidy had no experience rendering LEs and no actuarial experience prior to his work with Life Partners. Life Partners did not conduct any due diligence on his qualifications to provide underwriting for LEs of the Insureds; Pardo simply met Cassidy at a funeral of the doctor who previously rendered LEs for Life Partners and shortly thereafter agreed he would take over that role. Cassidy was originally paid $500 for each policy he reviewed that LPI actually purchased. Later, his compensation was revised to include a monthly retainer of $15,000, and in addition, he received a bonus of $500.00 for every policy LPI was able to sell to Investors.

87    For example, due to limitations on the funds in their IRAs or other Cash shortfalls.

Disclosure Statement for Third Amended Joint Plan Dated June 22, 2016	Page 50

after the premium calls were sent using the existing CSV in the policies. The Investors, totally reliant on LPI to manage their investments for them (as noted by the Texas Supreme Court in its opinion), could not even call the insurance company and ask if there was any CSV because LPI, as the record owner, is the only party the insurance company would talk to about the policy.

B.	LPI Concealed From Investors the Actual Purchase Price of the Policies and the Substantial Commissions and Fees Charged by LPI and Its Licensees.

In addition, Life Partners failed to disclose the price LPI paid to purchase the policy and the magnitude of the fees and commissions paid to LPI and its licensees. By way of example, in 2008, one LPI Confidential Case History (CCH)88 used by LPI to solicit Investors described the opportunity to purchase an investment contract relating to a policy with a face amount of $7,500,000. The CCH showed an acquisition cost of $4,500,000 and an escrow for future premium payments of $1,587,500.89 In reality, the actual “Retail Closing Worksheet” maintained by LPI90—which was not disclosed to the Investors—reflected that the amount LPI paid to the seller for the policy was actually $700,000, with a $75,000 fee to the seller’s broker.

In that case, the undisclosed fees that went to the licensees were $540,000, with fees to the escrow company, ATLES, of $7,280 and fees to LPI of $1,589,720.91 Thus, the fees and commissions paid to LPI and the licensees were over $2.1 million compared to a purchase price for the policy of $700,000. In other words, LPI charged the Investors almost $3 million for Investment Contracts that corresponded to a Life Settlement policy that cost LPI only $700,000. While those Investors had to wait to find out whether they would receive any return on their investments, LPI generated a “profit” of over 200% over the actual cost of the policy.92

The Chapter 11 Trustee analyzed the distribution of Investor funds from January 2007 through February 2015. The information analyzed reflects the following:

Average Breakdown of Distribution of Investor Funds- Jan. 2007-Feb. 2015	Amount	Percentage
Total Cost of Policies	$348,412,457	27.1%

88   CCH is similar to an offering memorandum issued on a specific Policy that only included limited disclosures.

89   Id.

90   LPI submitted Retail Closing Worksheets to ATLES or PES at the closing of LPI’s purchase of the Policy.

91   Id.

92   In addition, LPI represented that the amount it collected would cover premium payments for four years based on the Cassidy LE “at 2 to 4 years.” Notably, the Policy was still in force as of the Chapter 11 Trustee’s appointment, nearly 6 ½ years after it was purchased.

Disclosure Statement for Third Amended Joint Plan Dated June 22, 2016	Page 51

Fees and Commissions
▪ Medical Review, Misc, Loan Interest & Escrow Agent Fees	$ 3,106,831		0.2%
▪ Licensee Commissions	$ 154,685,367		12.1%
▪ LPI Fees	$ 237,477,443		18.5%
Total Fees and Commissions		$ 395,269,641	30.8%
Escrowed Premiums		$ 539,925,846	42.1%
Total Investor Funds		$ 1,283,607,944	100.0%
Face Value of Policies Purchased		$ 2,323,542,169

C.            LPI Benefitted from Its Material Omissions of Cash Value.

As noted above, LPI also failed to disclose the cash values in the policies, leaving Investors in the dark as to a material economic attribute of the policies. In addition, LPI, from time to time: (1) instructed the escrow companies to pay funds held to insurance companies which unnecessarily created cash value in the policies; and (2) made premium calls to Investors for policies that had significant CSV. As of the Subsidiary Petition Date, LPI’s records reflected approximately $187 million in the aggregate for CSV in the policies.

Thus, the Investors had no knowledge that LPI was billing them for premium calls that were not needed to maintain the policies. Furthermore, LPI did not disclose that CSV was at risk because it would be lost upon maturity.

As a result, Investors were asked to pay amounts they did not need to pay, and, in some cases, Investors who could not pay the premiums suffered the unnecessary loss of their investment in circumstances of “distress” that LPI manufactured.

D.            LPI Propped Up Its Fractional Model.

At times, LPI used its own revenue to keep its scheme from being exposed. For example, although each of the Investment Contracts included a provision that the Investor would be deemed to have abandoned the investment if he or she did not pay premium calls, LPI did not

Disclosure Statement for Third Amended Joint Plan Dated June 22, 2016	Page 52

routinely enforce that provision prior to March 2013.93 Instead, LPI used funding provided by subsequent investments (including the “fees” LPI earned from such investments) to pay outstanding premiums in order to prevent policies from lapsing, thereby generating a false appearance of stability in the portfolio in order to lure more Investors to invest in LPI’s fraudulent scheme.94

E.             Transfers to Insider Company.

As “defaulted” premium amounts rose and LPI’s ability to cover missed premium calls diminished, in roughly March 2013, LPI began to “foreclose” on affected Fractional Positions (irrespective of CSV in a policy). In at least some cases when abandonment or foreclosure occurred, LPI transferred the Fractional Positions to an affiliate of Brian Pardo and his family. These interests were transferred to that Entity for an amount described as a “fee” (as opposed to a sales price) that was less than what someone would have paid for a similar position on the “LP Market,” along with payment of any premium then due. This essentially enabled Pardo’s affiliate to acquire the Fractional Position for a price below the LP Market, while the original Investor lost the entirety of that investment. The affiliate would then most often sell the Fractional Position for a profit.

F.             LPI Failed to Disclose, and Actively Covered Up, Policy Lapses.

At times, life insurance policies underlying the Investment Contracts lapsed. When that occurred, LPI, from time to time, failed to disclose the lapse, even though the investment itself became worthless at time of the lapse. Apparently, some lapses may have been caused by LPI’s own negligence in monitoring and maintaining the policies, which was also not disclosed to Investors.

LPI also often did not inform Investors of the reason for a carrier’s non-payment of death benefits in the case of lapse. In some instances, LPI went so far as to use its illicit gains to make payouts to Investors whose policies had already lapsed to avoid having to disclose the lapse. Further, in at least a few instances, LPI enabled the resale of Fractional Positions in a policy that had either lapsed or was never successfully purchased in the first instance.

Section 4.18      The Pardo Lawsuit and Related Litigation.

On September 11, 2015, the Chapter 11 Trustee and Subsidiary Debtors commenced an action (the Pardo Litigation) against Pardo for knowingly devising and implementing a scheme to defraud Investors who wished to purchase Fractional Interests in insurance policies from LPI

93   Though there were occasions where Investors abandoned their investments because they could not or would not pay more premiums.

94   In addition, it appears that, in some cases, funds contributed by an Investor to the premium reserve for a policy and held by PES were used for purposes other than to pay that Investor’s share of the premiums for that policy, and then the death benefits from that policy were used to reconcile the premium reserve account before any payout to the Investors.

Disclosure Statement for Third Amended Joint Plan Dated June 22, 2016	Page 53

and to obtain money and property from such Investors by false and fraudulent pretenses, representations, and promises. Thereafter, on October 5, 2015, the Chapter 11 Trustee filed his Amended Complaint against Pardo and against additional insiders, including, Deborah Carr, Kurt Carr, R. Scott Peden, Linda Robinson also known as Linda Robinson-Pardo, Pardo Family Holdings, Ltd., Pardo Family Holdings US, LLC, Pardo Family Trust, Paget Holdings, Inc., and Paget Holdings, Ltd. (the Insider Defendants).

The Chapter 11 Trustee seeks damages and the clawback of monies against the Insider Defendants based upon the following claims: actual fraudulent transfer, constructive fraudulent transfer, preferences, fraud, breach of fiduciary duty, alter ego and/or sham to perpetrate a fraud, unjust enrichment and constructive trust, RICO, disallowance of the Insider Defendants’ claims, and equitable subordination. Each of the Insider Defendants has filed a motion to dismiss. Briefing is complete. Additionally, following a motion by Pardo to withdraw the reference, the matter is now being handled in all aspects by the District Court.

On March 11, 2016, the Chapter 11 Trustee and Subsidiary Debtors commenced five adversary proceedings against persons and entities either complicit in, or that received funds and/or property from, the fraud Pardo and the other Insider Defendants perpetrated.95 In Moran v. Happy Endings Adv. Pro. No. 16-04024 (Bankr. N.D. Tex.), the Chapter 11 Trustee asserted claims for fraudulent transfer, preferences, fraud, alter ego, unjust enrichment, and constructive trust against Linda Robinson-Pardo, Pardo’s mistress, and her dog shelter to recover funds transferred from Life Partners, Pardo, and the Insider Defendants. The litigation seeks actual damages, costs, and attorneys’ fees.

In Moran v. Robin Rock, Adv. Pro. No. 16-04034 (Bankr. N.D. Tex.), the Chapter 11 Trustee asserted claims for fraudulent transfer, preferences, alter ego, unjust enrichment, and constructive trust against five offshore entities and one domestic entity that received viatical and life settlement interests from Life Partners for less than fair market value. Indeed, many of the entities paid no fees for the acquisition of many of these interests, and Life Partners paid the premiums on those interests. The litigation seeks to recover actual damages, costs, and attorneys’ fees, and to impose a constructive trust on the interests transferred to the entities.

In Moran v. Ballantyne, Adv. Pro. No. 16-04039 (Bankr. N.D. Tex.), the Chapter 11 Trustee asserted claims for breach of fiduciary duty, violations of the Texas Securities Act and the Securities Exchange Act of 1934, fraudulent transfer, preferences, unjust enrichment, and constructive trust against the three outside directors who were members of LPHI’s board of directors and comprised its audit committee from 2006 until its bankruptcy. The litigation seeks actual damages, costs, and attorneys’ fees.

In Moran v. ESP Communications, Adv. Pro. No. 16-04027 (Bankr. N.D. Tex.), the Chapter 11 Trustee asserted claims for fraudulent transfer, preferences, unjust enrichment, and

95   Copies of these adversary proceedings’ complaints are available on the Claims and Noticing Agent’s website, at http://dm.epiq11.com/LFP/Project/.

Disclosure Statement for Third Amended Joint Plan Dated June 22, 2016	Page 54

constructive trust against an entity owned by Elizabeth Pardo, Brian Pardo’s legal wife, that Life Partners paid over $1 million to monitor LPI’s employees tracking of insureds. The litigation seeks actual damages, costs, and attorneys’ fees.

In Moran v. Cassidy, Adv. Pro. No. 16-04033 (Bankr. N.D. Tex.), the Chapter 11 Trustee asserted claims for fraudulent transfer, preferences, contribution, fraud, and aiding and abetting fraud against Dr. Donald Cassidy, the medical doctor who provided Life Partners with inaccurate LEs that were provided to potential Investors. The litigation seeks actual damages, costs, and attorneys’ fees.

Under the Plan, any and all litigation against the entities discussed in this section shall be vested in the Reorganized Debtor(s) and contributed to the Creditors’ Trust.

The Bankruptcy Court has abated proceedings in Moran v. Robin Rock,96 Moran v. Ballantyne,97 Moran v. ESP Communications,98 and Moran v. Cassidy99 until August 1, 2016.

Section 4.19      Licensee Litigation

On October 28, 2015, the Chapter 11 Trustee and Subsidiary Debtors commenced an action (the Licensee Litigation) against certain of Life Partners’ Licensees, for return of the commissions and fees obtained by them as a part of Life Partners’ fraudulent scheme. The litigation includes claims for fraudulent transfer against approximately 30 of Life Partners’ Licensees and Master Licensees, including many of the top-grossing sellers of the Life Partners Investment Contracts. The Chapter 11 Trustee seeks repayment of the fraudulently transferred monies back into the Estates. The Trustee amended the Licensee Litigation on December 28, 2015, removing certain defendants from the action and adding certain causes of action. On December 29, 2015, the Trustee filed a second lawsuit against certain Licensees who operated as “Master Licensees” under LPI’s sales and commissions structure, as well as related principals and entities, including those removed from the Licensee Litigation. The Trustee filed a second adversary proceeding against remaining Master Licensees on March 11, 2016. The Licensee Litigation also seeks repayment of fraudulently transferred monies into the Estates, and alleges fraud and RICO claims (among others) related to the Master Licensees’ knowledge and perpetration of Life Partners’ fraudulent scheme.

On March 11, 2016, the Chapter 11 Trustee and Subsidiary Debtors commenced three additional adversary proceedings against certain other Life Partners’ Licensees for return of the

96 Dkt. No. 12 in Adv. Pro. No. 16-04034 (Bankr. N.D. Tex.).

97 Dkt. No. 19 in Adv. Pro. No. 16-04039 (Bankr. N.D. Tex.).

98 Dkt. No. 13 in Adv. Pro. No. 16-04027 (Bankr. N.D. Tex.).

99 Dkt. No. 12 in Adv. Pro. No. 16-04033 (Bankr. N.D. Tex.).

Disclosure Statement for Third Amended Joint Plan Dated June 22, 2016	Page 55

commissions and fees obtained by them as a part of Life Partners’ fraudulent scheme.100 The litigation includes claims for fraudulent transfer against more than 750 of Life Partners’ Licensees. The Chapter 11 Trustee seeks repayment of the fraudulently transferred monies back into the Estates.

Under the Plan, any and all litigation against Licensees, including Master Licensees, shall be vested in the Reorganized Debtor and contributed to the Creditors’ Trust.

The Bankruptcy Court has abated proceedings in the Licensee and Master Licensee proceedings until August 1, 2016.

Section 4.20      Other Litigation Brought by the Debtors

On March 11, 2016, the Chapter 11 Trustee and Subsidiary Debtors commenced nine adversary proceedings against persons and entities that received proceeds of the fraud perpetuated by Pardo and the Insider Defendants and others.101 These adversary proceedings assert claims for fraudulent transfer, preferences, unjust enrichment, and constructive trust, and seek actual damages, costs, and attorneys’ fees. These adversary proceedings are brought against:

●	Recipients of political contributions from Life Partners (Moran v. Averritt, Adv. Pro. No. 16-04032 (Bankr. N.D. Tex.))

●	Recipients of charitable contributions from Life Partners. Moran v. Funds for Life, Adv. Pro. No. 16-04029 (Bankr. N.D. Tex.); Moran v. American Heart Association, Adv. Pro. No. 16-04028 (Bankr. N.D. Tex.)

●	Employees who were paid by Life Partners but did not work for Life Partners. Moran v. Atwell, Adv. Pro. No. 16-04030 (Bankr. N.D.Tex.)

●	Various consultants, including investor relations consultants. Moran v. Coleman, Adv. Pro. No. 16-04037 (Bankr. N.D. Tex.); Moran v. Blanc & Otus, Adv. Pro. No. 16-04031 (Bankr. N.D. Tex.)

●	LPHI shareholders who received dividends. Moran v. Alexander, Adv. Pro. No. 16-04036 (Bankr. N.D. Tex.)

The Bankruptcy Court has abated proceedings in these cases until August 1, 2016.

100  Copies of these adversary proceedings’ complaints are available on the Claims and Noticing Agent’s website, at http://dm.epiq11.com/LFP/Project/.

101  Copies of these adversary proceedings’ complaints are available on the Claims and Noticing Agent’s website, at http://dm.epiq11.com/LFP/Project/.

Disclosure Statement for Third Amended Joint Plan Dated June 22, 2016	Page 56

Section 4.21      Motion to Abate the 9006 Motions

The Trustee and the Committee filed their Joint Agreed Motion of the Official Committee of Unsecured Creditors and the Chapter 11 Trustee to Temporarily Abate Proceedings on Rule 9006 Motions with Respect to Claims Bar Date (the Motion to Abate the 9006 Motions) on October 21, 2015 [Dkt. No. 1119]. The Motion to Abate the 9006 Motions was filed in response to motions filed under Bankruptcy Rule 9006 (the 9006 Motions) by various parties (the 9006 Movants) requesting relief from the Bar Date in order to timely file claims after the Bar Date, or to otherwise have their untimely claims deemed timely.

On January 26, 2016, the Court entered an order granting the 9006 Motions. In addition, on February 12, 2016, LPI filed an amendment of its Bankruptcy Schedule F (LPI’s Bankruptcy Schedule F).102 To the extent that any creditor disagreed with the amount(s) scheduled for its Claims in LPI’s Bankruptcy Schedule F, and it had NOT previously Filed a Proof of Claim relating to the same Investment Contract(s), it had until March 21, 2016 to timely File its corresponding Claim.

In the event any subsequent motion seeking relief from the Bar Date is filed pursuant to Bankruptcy Rule 9006, the Plan Proponents intend to address each such request according to its merits, including the facts, circumstances, and other considerations particular to that 9006 Motion. The Plan Proponents reserve all of their rights in connection with any such 9006 Motion.

Section 4.22      Compromise with ATLES and PES

On February 1, 2011, LPI and ATLES entered into an Escrow Services Agreement (the ESA), pursuant to which ATLES agreed to act as record beneficiary on life insurance policies and escrow agent with respect to funds received from Investors for purposes of Life Settlement closings, to hold funds for payment of policy premiums, and to receive and disburse proceeds of maturities of the policies purchased by LPI. In August 2015, ATLES filed two proofs of claim, each in the amount of $322,229.48 (the ATLES Claims) for pre-petition amounts due under the ESA. ATLES has further asserted that there are also post-petition amounts due on an administrative expense priority basis under the ESA.

During the Debtors’ Chapter 11 Cases, ATLES filed a motion for relief from stay (the ATLES Lift Stay Motion) seeking to permit ATLES to pay out proceeds from Policies that have matured. The Plan Proponents opposed the ATLES Lift Stay Motion.

The Debtors and ATLES entered into a Compromise and Settlement Agreement (the ATLES Settlement) to resolve the disputes between the Debtors and ATLES, which agreement the Bankruptcy Court approved on March 4, 2016.103 Under the ATLES Settlement: (i) LPI and

102 Dkt. No. 1530.

103 Dkt. No. 1577.

Disclosure Statement for Third Amended Joint Plan Dated June 22, 2016	Page 57

ATLES have entered into a new servicing agreement; (ii) ATLES will have a single General Unsecured Claim against LPI in the amount of $100,000; (iii) ATLES will have an allowed Administrative Claim in the amount of $310,000 for all amounts due under the ESA from the LPHI Petition Date through the date of Bankruptcy Court approval of the ATLES Settlement; (iv) ATLES will continue to provide certain services under the ESA (the Post-Petition ESA) on a month-to-month basis, subject to a thirty day notice of termination by either ATLES or LPI; (v) LPI will pay ATLES $10,000 for each thirty-day period following Bankruptcy Court approval of the ATLES Settlement through termination of ATLES; (vi) ATLES will continue to retain all interest on premium deposits and charge fees to Investors for Policy administration and transfer services on the same schedule as provided in the ESA; (vii) ATLES will cooperate as reasonably necessary to effect transfer of files and transfer and/or redirection of funds and changes of beneficiaries; (viii) as long as the ESA is in effect, LPI will not seek a transfer of any premium deposit accounts from ATLES, which accounts are part of the income contemplated for ATLES under the Post-Petition ESA; (ix) ATLES, the Chapter 11 Trustee, the Debtors, their Estates and the Committee mutually released their claims against each other; and (x) either ATLES or LPI may terminate the Post-Petition ESA by written notice pursuant to the Post-Petition ESA, prior to the confirmation of the Plan, by sending notice including the effective date of the termination, the proposed recipient of Policy Related Escrows, and the new servicer, if known. Such notice shall be filed with the Court within three (3) business days after such notice is sent and served upon all parties on the Consolidated Master Limited Service List.

On September 6, 2011, LPI and PES entered into a Servicing Agent Agreement (the PES Servicing Agreement), pursuant to which PES agreed to act as record beneficiary on certain life insurance policies and service agent with respect to those policies, to hold funds for payment of policy premiums, and to receive and disburse proceeds of maturities of the policies. In August and September 2015, PES filed two Proofs of Claim, each in the amount of $13,000 for pre-petition amounts due under the PES Servicing Agreement. PES has further asserted that there are also post-petition amounts due on an administrative claims basis under the PES Servicing Agreement,

During the Debtors’ Chapter 11 Cases, PES filed two motions (the PES Lift Stay Motions) for relief from stay seeking: (i) to permit PES to pay out proceeds from Policies that have matured; and (ii) authority to commence an interpleader action in Texas State Court. The Plan Proponents opposed the PES Lift Stay Motions.

The Debtors and PES have entered into a Compromise and Settlement Agreement (the PES Settlement) to resolve the disputes between the Debtors and PES, which agreement the Bankruptcy Court approved on March 4, 2016.104 Under the PES Settlement: (i) the PES Servicing Agreement has been rejected; (ii) PES will withdraw its pre-petition claim against the Debtors; (iii)PES will have an allowed Administrative Claim in the amount of $10,000 for all amounts due under the PES Servicing Agreement from the LPHI Petition Date through the date of Bankruptcy Court approval of the PES Settlement; (iv) PES will continue to provide certain

104  Dkt. No. 1578.

Disclosure Statement for Third Amended Joint Plan Dated June 22, 2016	Page 58

services under the PES Servicing Agreement on a month-to-month basis from the date of Bankruptcy Court approval of the PES Settlement through and including a date certain; (v) until termination, PES will charge fees to Investors for Policy administration and transfer services on the same schedule as currently provided in the PES Servicing Agreement; and (vi) PES, the Chapter 11 Trustee, the Debtors, their Estates and the Committee mutually agree to release their claims against each other.

In November 2015, LPI and PES consolidated PES operations in the LPI offices, including the remaining PES personnel. Since the consolidation, LPI and PES completed the reconciliation of the PES data related to its policies by position. Prior to the reconciliation, PES maintained data on the policy level only. LPI has paid PES to continue to provide employees and assistance in the transition through the end of March 2016. LPI and PES have also been working with Bank of Texas to open new escrow accounts and transfer the PES escrows to the new accounts. PES will continue to provide assistance with respect to policy administration as needed.

Section 4.23      The Joint Plan, Joint Disclosure Statement, and the Competing Plans

On March 24, 2016, the Plan Proponents filed their Second Amended Joint Plan of Reorganization of Life Partners Holdings, Inc., et al., Pursuant to Chapter 11 of the Bankruptcy Code.105 On May 2, 2016, the Plan Proponents filed their amended disclosure statement106 in connection with the March 24, 2016 Plan. On May 5, 2016, the Bankruptcy Court entered an order107 approving the May 2, 2016 Disclosure Statement as having “adequate information” as required by Bankruptcy Code section 1125.

Two other parties have filed plans of reorganization and related disclosure statements in these Chapter 11 Cases—Transparency Alliance, LLP (TA) 108 and Vida.109 The Plan Proponents evaluated and objected to the disclosure statement filed by TA.110 Hearings on the TA Disclosure Statement were held before the Bankruptcy Court on June 7 and 9, 2016. At the June 9, 2016 hearing, the Bankruptcy Court denied approval of the TA Disclosure Statement on the grounds that the TA Plan was not confirmable.

105	Dkt. No. 1688.

106	Dkt. No. 2065.

107	Dkt. No. 2080.

108	Specifically, on May 3, 2016, TA filed its most recent plan of reorganization (the TA Plan) and related disclosure statement (the TA Disclosure Statement). [Dkt. Nos. 2067 and 2068].

109	Vida has filed numerous plans and disclosure statements in these Chapter 11 Cases. The most recent plan (the Vida Plan) and disclosure statement (the Vida Disclosure Statement) were filed on June 9, 2016. [Dkt. Nos. 2375 and 2376].

110	Dkt. Nos. 2310 and 2311.

Disclosure Statement for Third Amended Joint Plan Dated June 22, 2016	Page 59

The Plan Proponents evaluated and objected to the disclosure statement filed by Vida.111 Following an initial hearing on June 9, 2016 on the adequacy of the Vida Disclosure Statement, the Plan Proponents and Vida began to discuss a possible resolution of the Plan Proponents’ objections to the Vida Disclosure Statement.

At a June 16, 2016 hearing on the Vida Disclosure Statement, the Plan Proponents and Vida announced to the Bankruptcy Court that they had reached an agreement in principle that, if finalized, would cause Vida to withdraw its competing plan of reorganization in favor of Vida collaborating as to certain enhancements to be encompassed and incorporated into the Plan.

Section 4.24      The Vida Term Sheet

Subsequent to the June 16, 2016 hearing before the Bankruptcy Court, the Plan Proponents and Vida negotiated the Vida Term Sheet, which sets forth the principal terms for a proposed Vida Plan Collaboration Agreement and the related agreements that will provide for a set of transactions—including exit financing and a debtor-in-possession loan—intended to enhance the Plan for the benefit of all the Debtors’ stakeholders. The Vida Term Sheet is attached hereto as Exhibit G.

The principal transactions and collaboration contemplated by the Vida Term Sheet are:

(i)           After amendment of the Plan and this Disclosure Statement to reflect the transactions described in the Vida Term Sheet, and once the Bankruptcy Court approves the solicitation of the Plan, establishes deadlines for solicitation, and schedules a confirmation hearing on the Plan, Vida will withdraw the Vida Plan and Vida Disclosure Statement without prejudice and collaborate with the Plan Proponents to support Confirmation of the Plan;

(ii)          Vida will pay $5 million to the Debtors’ Estates on the Effective Date for the right to enter into a Servicing Agreement to service the Policies and administer all of the New Interests under the Plan. Vida will also provide an exit loan, line of credit, and debtor-in-possession loan as set forth below.

(iii)         On the Effective Date the Policy Holder Trust will enter into the Servicing Agreement with Vida. The servicing fee payable to Vida under the Servicing Agreement will be 2.8% of maturity proceeds of each Policy, as provided for in Section 12.10 of the Plan.

(iv)         Jose Montemayor, the former Texas Insurance Commissioner, will serve on the Governing Trust Board instead of Phillip Loy. The fifth member of the Governing Trust Board will be determined in accordance with the procedures set forth in the Successor Trust Agreements, after consultation with Vida.

111  Dkt. Nos. 2356 and 2358

Disclosure Statement for Third Amended Joint Plan Dated June 22, 2016	Page 60

(v)          Vida Capital, Inc. (or an affiliate of Vida that is approved by the Plan Proponents) will provide:

●	an exit loan in an amount not to exceed $55 million;

●	a line of credit in an amount not to exceed $25 million; and

●	a debtor-in-possession loan in an amount not to exceed $10 million to the Subsidiary Debtors, subject to approval by the Bankruptcy Court after notice and a hearing the terms of which are described in greater detail at Section 6.01 of this Disclosure Statement; and

(viii)       The parties will cooperate with each other in: (a) soliciting votes in favor of the Plan and supporting Confirmation of the Plan; (b) assisting Vida so that it can commence providing services as of the Effective Date; (c) devising a plan as soon as possible, to identify the key personnel at LPI whose services will be required to execute the Plan through and following the Effective Date, and to aid Vida in retaining such personnel through the Catch-Up Reconciliation period, with compensation to be paid to such persons from the $5 million Cash Consideration paid by Vida as incentive “stay put” pay from a portion of the Cash Consideration to be designation by the Plan Proponents; and (d) providing information to the Plan Proponents regarding Vida’s financial condition, ability to provide the Vida Financing, and capabilities as a policy servicer and administrator, among other things.

Section 4.25      The Motion to Alter or Amend the Disclosure Statement Order

On June 17, 2016, the Plan Proponents filed a motion with the Bankruptcy Court, seeking entry of an order altering or amending its order [Dkt. No. 2080] approving the May 2, 2016 Disclosure Statement [Dkt. No. 2065] in order to incorporate further disclosures related to the Vida Term Sheet.112

ARTICLE V

SUMMARY OF THE PLAN

Section 5.01      General Overview of the Plan

The Plan represents a compromise and settlement of claims regarding the Ownership Issue and other issues, and provides generally as follows:

●	Upon Plan confirmation, subject to the occurrence of the Effective Date, all of the Policies will be confirmed as Beneficially Owned as of the Effective Date by the following Persons,

112  Dkt. No. 2466.

Disclosure Statement for Third Amended Joint Plan Dated June 22, 2016	Page 61

to the extent their interests may appear: (a) Holders of Continuing Fractional Interests, and (b) the Position Holder Trust as to the remainder, after accounting for the Continuing Fractional Interests outstanding from time to time.

●	In exchange for certainty on ownership and other issues, and the confirmed Plan providing for a reorganization of the Debtors favorable to Class Settlement Class Members, Continuing Position Holders will be making an across-the-board Continuing Position Holder Contribution to the Position Holder Trust.

●	Class Settlement Class Members shall receive, regardless of any Proof of Claim the Class Settlement Class Member may have filed, an allocation of the Allowed Class Claim in an aggregate amount equal to the total of all of the amounts scheduled for each outstanding Fractional Position on LPI’s Bankruptcy Schedule F, as amended, as neither disputed, contingent, nor unliquidated set forth next to each respective Fractional Interest Holder’s name on LPI’s Bankruptcy Schedule F. In exchange, Class Settlement Class Members will be given the option to choose, for themselves, among Elections available to them as further detailed herein and under the Plan.

●	A Position Holder Trust will be created to hold, and pay its Pro Rata share of carrying costs for, all of the Policies. The Position Holder Trust will be the legal and record owner of all of the Policies, subject to its right to designate a third party to serve as the record owner or beneficiary.113 See Section 24.01 herein entitled, “Financial Information” for a description of the financial models (and related assumptions) prepared by the Debtors and their financial advisers, with input from the Committee, relating to potential distributions by the Position Holder Trust after the Effective Date.

●	The beneficiaries of the Position Holder Trust will be (i) all of the Fractional Interest Holders other than those who make the Creditors’ Trust Election (if available), (ii) the IRA Partnership, the members of which will be all of the IRA Holders other than those who make the Creditors’ Trust Election (if available) or the Conversion Election, and (iii) any Creditors’ Trust Beneficiaries who are not IRA Holders and are entitled to receive Position Holder Trust Interests as provided in Section 5.05(g) of the Plan.

●	A Creditors’ Trust will be created to pursue litigation. The beneficiaries of the Creditors’ Trust will be all Holders of Allowed Claims as General Unsecured Creditors, including Current Position Holders who make the Creditors’ Trust Election (where available), Former Position Holders, MDL Plaintiffs, and Rescission Settlement Subclass Members who contribute the Additional Assigned Causes of Action. The primary residual beneficiary of the Creditors’ Trust will be the Position Holder Trust, to the extent the litigation recoveries

113  In accordance with the Plan, the Position Holder Trust will designate the Securities Intermediary as the record owner and beneficiary of the Policies.

Disclosure Statement for Third Amended Joint Plan Dated June 22, 2016	Page 62

exceed 100% of all Allowed Claims of the primary beneficiaries of the Creditors’ Trust.114 Because the Creditors’ Trust Assets will consist of rights to pursue litigation, including Causes of Action against parties involved in selling Fractional Positions to Investors, it is difficult to project whether the residual beneficiary of the Creditors’ Trust will receive any distributions from the trust. A summary of the Causes of Action that will be included in the Creditors’ Trust Assets is included in Section 10.02 of this Disclosure Statement, entitled “Funding of Res of the Trust.” Any distributions that would otherwise by allocated to the $38.7 million SEC Judgment Claim will be reallocated to Investors who are Creditors’ Trust Beneficiaries (Investor Beneficiaries). The SEC my also contribute “Fair Funds” to the Creditors’ Trust for distribution to Investor Beneficiaries.

●	An IRA Partnership will be formed to hold Position Holder Trust Interests issued in respect of Continuing Position Holder Elections and Position Holder Trust Elections made by IRA Holders. The IRA Partnership will permit IRA Holders to receive the benefits of the long-term liquidation of the Beneficial Ownership in the Policies and other assets held by the Position Holder Trust.

●	The Servicing Company, either a new entity formed by the Position Holder Trust on the Effective Date (Newco) or an independent third party (Vida), will service the Policies and administer the Continued Positions, the Position Holder Trust Interests and the IRA Partnership Interests (including maintaining or engaging a third party to maintain the ownership register for Continued Positions, Position Holder Trust Interests and IRA Partnership Interests). The Servicing Company will also service the Maturity Funds Facility, to the extent it is utilized after the Effective Date, and prepare various reports for the Position Holder Trust, the IRA Partnership and Continuing Position Holders after the Effective Date.

Section 5.02      Classification of Claims and Interests

Under the Plan, all Claims and Interests, except for Administrative Claims and Priority Claims, have been placed in the Classes as set forth below. In accordance with Bankruptcy Code section 1123(a) (1), Administrative Claims and Priority Tax Claims have not been classified.

The Plan classifies Claims and Interests for all purposes, including for purposes of voting, confirmation, and distribution pursuant to the Plan and Bankruptcy Code sections 1122 and 1123. A Claim or Interest will be deemed classified in a particular Class only to the extent that it qualifies within the description of such Class, and will be deemed classified in other Classes to the extent that any portion of such Claim or Interest qualifies within the description of such other Classes. Notwithstanding anything to the contrary in the Plan, a Claim or Interest will

114  MDL Plaintiffs and Rescission Settlement Subclass Members who contribute Additional Assigned Claims will receive Additional Allowed Claims which could result in their receiving more than 100% of their Allowed Claim amount.

Disclosure Statement for Third Amended Joint Plan Dated June 22, 2016	Page 63

be deemed classified in a Class only to the extent that such Claim or Interest has not been paid, released, or otherwise settled before the Effective Date.

All impaired classes of Claims and Interests are entitled to vote on the Plan, with the exception of those impaired classes that are to receive no distribution under the Plan and the Intercompany Claims. A class of Claims or Interests which is not impaired under the Plan is conclusively deemed to have accepted the Plan, and is not entitled to vote on the Plan.

A class of Claims or Interests is impaired under a plan unless (i) the plan leaves unaltered the legal, equitable and contractual rights of the members of the class; or (ii) with respect to a class of claims which was accelerated pre-bankruptcy, the plan cures any pre-petition default, reinstates the maturity of the claims, compensates the claimants for any damages incurred as a result of reasonable reliance upon any contractual acceleration clause, and compensates the claimants for any actual pecuniary loss incurred as a result of any failure to perform any non-monetary obligations.

Under the Plan, Claims and Interests against each of the Debtors are classified as follows:

LPHI Class Identification

Class	Description	Status	Voting Rights
Class A1	Secured Claims Against LPHI	Unimpaired	Not Entitled to Vote (Deemed To Accept)
Class A2	General Unsecured Claims Against LPHI	Impaired	Entitled to Vote
Class A3	SEC Judgment Claim Against LPHI	Impaired	Entitled To Vote
Class A4	Intercompany Claims Against LPHI	Impaired	Not Entitled To Vote (Deemed to Accept)
Class A5	Interests In LPHI	Impaired	Not Entitled To Vote (Deemed To Reject)

LPI Class Identification

Class	Description	Status	Voting Rights
Class B1	Secured Claims Against LPI	Unimpaired	Not Entitled to Vote (Deemed To Accept)

Disclosure Statement for Third Amended Joint Plan Dated June 22, 2016	Page 64

Class	Description	Status	Voting Rights

Class B2	Fractional Interest Holder Claims Against LPI (Ownership Settlement Subclass Members Who Are Also Rescission Settlement Subclass Members)	Impaired	Entitled to Vote

Class B2A	Fractional Interest Holder Claims Against LPI (Ownership Settlement Subclass Members Who Are Not Rescission Settlement Subclass Members)	Impaired	Entitled to Vote

Class B3	IRA Holder Claims Against LPI (Ownership Settlement Subclass Members Who Are Also Rescission Settlement Subclass Members)	Impaired	Entitled to Vote

Class B3A	IRA Holder Claims Against LPI (Ownership Settlement Subclass Members Who Are Not Rescission Settlement Subclass Members)	Impaired	Entitled to Vote

Class B4	General Unsecured Claims Against LPI	Impaired	Entitled to Vote

Class B5	Intercompany Claims Against LPI	Impaired	Not Entitled to Vote (Deemed to Accept)

Class B6	Interest in LPI	Impaired	Not Entitled to Vote (Deemed To Reject)

LPIFS Class Identification

Class	Description	Status	Voting Rights

Class C1	Secured Claims Against LPIFS	Unimpaired	Not Entitled to Vote (Deemed To Accept)

Class C2	General Unsecured Claims Against LPIFS	Impaired	Entitled to Vote

Class C3	Intercompany Claims Against LPIFS	Impaired	Not Entitled to Vote (Deemed to Accept)

Disclosure Statement for Third Amended Joint Plan Dated June 22, 2016	Page 65

Class	Description	Status	Voting Rights

Class C4	Interests In LPIFS	Impaired	Not Entitled to Vote (Deemed To Reject)

Section 5.03  Summary of Treatment of Claims and Interests under the Plan

The Plan provides for the treatment of all Claims and Interests against the Debtors. Under the Bankruptcy Code, Administrative Claims and Priority Claims are not placed in classes. The treatment of Administrative and Priority Claims is set forth below as follows:

(a)           Treatment of Administrative Claims. Administrative Claims are those post-petition expenses which are or were reasonable and necessary to the Debtors’ post-petition operations and reorganization efforts. Under the Plan, unless the Holder of an Allowed General Administrative Claim (i.e., each Administrative Claim, which is not a Professional Fee Claim) and the Debtors or the Plan Proponents, as applicable, agree to less favorable treatment, each Holder of Allowed General Administrative Claims will be paid in full either: (a) within ten (10) days after the Effective Date; or (b) if the General Administrative Claim is not Allowed as of the Effective Date, within ten (10) days after the date on which an order allowing such General Administrative Claim becomes a Final Order, or as otherwise provided in such Final Order. The Plan Proponents estimate that the total amount of General Administrative Claims as of the Effective Date will be approximately $2.8 million.

Administrative Claims of Professionals, whose fees and expenses are subject to Bankruptcy Court approval, must file and serve their final requests for payment of Professional Fee Claims, incurred during the period from the Petition Date through the Effective Date, no later than 45 days after the Effective Date. Payments to holders of Allowed Professional Fee Claims will be made as soon as practicable after the date on which an order allowing such Professional Fee Claim becomes a Final Order. The Plan Proponents estimate that the total amount of Professional Fee Claims as of the Effective Date will be approximately $12.2 million, subject to reduction by disbursements pursuant to Fee Procedures Order.

Notwithstanding anything to the contrary contained herein, on the Effective Date and prior to the transfer of any property to the Successor Trusts, the Debtors will pay, in full, in Cash, any fees due and owing to the U.S. Trustee as of the Effective Date. On and after the Effective Date, the Creditors’ Trustee will be responsible for filing required post-confirmation reports and paying quarterly fees due to the U.S. Trustee until the entry of a final decree in the Debtors’ Chapter 11 Case(s) or until such Chapter 11 Case(s) is converted or dismissed. The Plan Proponents estimate that the total amount of unpaid U.S. Trustee fees as of the Effective Date will be approximately $13,000.

(b)          Treatment of Priority Tax Claims. Except to the extent that a Holder of an Allowed Priority Tax Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Priority Tax Claim, each

Disclosure Statement for Third Amended Joint Plan Dated June 22, 2016	Page 66

Holder of such Allowed Priority Tax Claim will be treated in accordance with the terms set forth in Bankruptcy Code section 1129(a)(9)(C), which generally requires that Allowed Priority Tax Claims be paid in cash within five years from the Petition Date. The principal Priority Tax Claim in these Chapter 11 Cases is held by the IRS in the approximate amount of $6.2 million.

(c)           Treatment of Non-Administrative and Non-Priority Claims. The table below summarizes the classification and treatment in full and final satisfaction, settlement, release, and discharge, and in exchange for each of the pre-petition Non-Administrative and Non-Priority Claims and Interests under the Plan. This summary is qualified in its entirety by reference to the provisions of the Plan.

THE PLAN PROVIDES THAT THE DEBTORS’ ESTATES ARE CONSOLIDATED FOR PURPOSES OF MAKING DISTRIBUTIONS. IF THE PLAN IS CONFIRMED, A CLAIMANT WITH A CLAIM AGAINST MORE THAN ONE OF THE DEBTORS WILL BE TREATED AS HAVING A SINGLE CLAIM WHEN DISTRIBUTIONS ARE MADE. IN NO EVENT WILL A CLAIMANT RECEIVE IN DISTRIBUTIONS ON ACCOUNT OF AN ALLOWED CLAIM MORE THAN THE ALLOWED AMOUNT OF THE CONSOLIDATED ALLOWED CLAIM.

Disclosure Statement for Third Amended Joint Plan Dated June 22, 2016	Page 67

LPHI Distributions

Class	Type of Allowed Claims or Interests	Estimated Range of Allowed Claims	Treatment of Claims or Interests	Estimated Recovery Under the Plan

A1	Secured Claims Against LPHI	$0	Each Holder of an Allowed Claim in Class A1 shall receive, at LPHI’s option: (i) payment in full in Cash; (ii) delivery of collateral securing any such Allowed Claim, including any Interest allowed under 11 U.S.C. § 506(b), with any Allowed Claim remaining after application of such collateral to comprise a general unsecured Deficiency Claim under Class A2; (iii) Reinstatement of such Allowed Claim; or (iv) other treatment rendering such Allowed Claim Unimpaired.	100%

A2	General Unsecured Claims Against LPHI	$0	Each Holder of an Allowed Claim in Class A2 shall receive, up to the Allowed amount of its Claim, a Creditors’ Trust Interest, calculated as provided in Section 6.05 of the Plan.	Unknown. Holders will be paid from the proceeds recovered by the Creditors’ Trust in connection with the prosecution of the Causes of Action assigned to the Creditors’ Trust. While the Plan Proponents believe that the prosecution of such actions will result in a distribution to beneficiaries of the Creditors’ Trust, the contingent and inherently risky nature of litigation precludes an estimate of the amount of

Disclosure Statement for Third Amended Joint Plan Dated June 22, 2016	Page 68

Class	Type of Allowed Claims or Interests	Estimated Range of Allowed Claims	Treatment of Claims or Interests	Estimated Recovery Under the Plan

				distribution to beneficiaries of the Creditors’ Trust. See Section 25.05 of this Disclosure Statement, entitled “Risks Associated with Litigation Claims.”

A3	SEC Judgment Claim Against LPHI	$38,700,000	The SEC shall receive a Creditors’ Trust Interest, up to the Allowed amount of its SEC Judgment Claim. Under the Creditors’ Trust Agreement, any distributions in respect of the SEC’s Creditors’ Trust Interest shall be reallocated to Investors or to the Position Holder Trust.	Unknown

A4	Intercompany Claims Against LPHI	$74,000,000	As part of the Intercompany Settlement, all Intercompany Claims will be subordinated, cancelled, and released without any distribution on account of such Claims.	0%

A5	Interests In LPHI	Not Applicable	Interests in LPHI will be cancelled and released without any Distribution on account of such Interests.	0%

Disclosure Statement for Third Amended Joint Plan Dated June 22, 2016	Page 69

LPI Distributions

Class	Type of Allowed Claims or Interests	Estimated Range of Allowed Claims or Interests	Treatment of Claims or Interests	Estimated Recovery Under the Plan

B1	Secured Claims Against LPI	$0	Each Holder of an Allowed Claim in Class B1 shall receive, at LPI’s option: (i) payment in full in Cash; (ii) delivery of collateral securing any such Allowed Claim, including any interest Allowed under 11 U.S.C. § 506(b), with any Allowed Claim amount remaining after application of such collateral to comprise a general unsecured Deficiency Claim under Class B4; (iii) Reinstatement of such Allowed Claim; or (iv) other treatment rendering such Allowed Claim Unimpaired.	100%

B2	Claims Against LPI of Fractional Interest Holders Who Are Both Ownership Settlement Subclass Members and Rescission Subclass Members	$750,000,000 - 760,000,000

A Class B2 Claim Holder may Elect one of the following three (3) options for each of its Fractional Positions, and receive a Distribution(s) under the Plan as provided below:

(A) Option 1 – “Continuing Holder Election.” Confirmed status as a Continuing Fractional Holder with respect to the Fractional Position, and as such, subject to the terms and conditions of the Plan and the Position Holder Trust Agreement:

Estimated Recovery depends on Option the Holder has Elected.

Holders who Elect Option 1 will become the Beneficial Owners of 95% of their Fractional Interests and will receive a Position Holder Trust Interest with respect to the contribution of 5% of their Fractional Position. Their ultimate

Disclosure Statement for Third Amended Joint Plan Dated June 22, 2016	Page 70

Class	Type of Allowed Claims or Interests	Estimated Range of Allowed Claims or Interests	Treatment of Claims or Interests		Estimated Recovery Under the Plan

			(i)	Be the owner of 95% of the Fractional Interest relating to the Fractional Position (which will be a Continued Position), with the remaining 5% of such Fractional Interest comprising a Continuing Position Holder Contribution (and a Contributed Position) as detailed in Section 4.03(e) of the Plan, unless the condition in clause (ii) below is not satisfied;	recovery will depend upon a variety of factors associated with a fractional interest in a Life Settlement, including the risks described herein, and the ultimate performance of the Policy portfolio, and the Position Holder Trust’s Beneficial Ownership in the portfolio.

			(ii)	As a condition to effectiveness of the Election, be required to pay any Catch-Up Payment or Pre-Petition Default Amount relating to the Fractional Position, as detailed in Section 4.13 of the Plan;

			(iii)	Be obligated to pay the Policy premiums and Servicing Fee associated with the Continued Position; and

			(iv)	Receive, as Distributions, unless the

Disclosure Statement for Third Amended Joint Plan Dated June 22, 2016	Page 71

Class	Type of Allowed Claims or Interests	Estimated Range of Allowed Claims or Interests	Treatment of Claims or Interests	Estimated Recovery Under the Plan

condition in clause (ii) above is not satisfied, either (I)(A) a Fractional Interest Certificate representing the portion of the Fractional Interest that is a Continued Position and (B) a Position Holder Trust Interest calculated as provided in Section 5.05 of the Plan in exchange for the portion that is a Contributed Position; or (II) if the Fractional Position relates to Maturity Funds which have been advanced to the Debtors pursuant to the Maturity Funds Facility prior to the Effective Date or are held in the Maturity Escrow Account at the Effective Date, receive (A) a Position Holder Trust Interest calculated as provided in Section 5.05 of the Plan in exchange for the portion that is a Contributed Position, and (B) a Statement of Maturity Account prepared as provided in Section 4.04 of the Plan, reflecting any Maturity Funds Loan payable to the Continuing Fractional Holder determined as provided in Section

Disclosure Statement for Third Amended Joint Plan Dated June 22, 2016	Page 72

Class	Type of Allowed Claims or Interests	Estimated Range of Allowed Claims or Interests	Treatment of Claims or Interests	Estimated Recovery Under the Plan

4.04 of the Plan and any Distribution out of funds held in the Maturities Escrow Account that will be made to the Holder pursuant to Section 4.04 of the Plan.

			(B) Option 2 – “Position Holder Trust Election.” Contribute the Fractional Position to the Position Holder Trust and, in exchange, receive a Position Holder Trust Interest calculated as provided in Section 5.05 of the Plan. By making a Position Holder Trust Election, a Fractional Interest Holder: (A) will be an Assigning Fractional Holder as to the Fractional Position, (B) will be relieved of all payment obligations for Policy premiums and the Servicing Fee relating to the contributed Fractional Position due for periods from and after the Effective Date, and (C) will be subject to the Position Holder Trust’s right of offset for any unpaid Catch-Up Payment or Pre-Petition Default Amount as detailed in Section 5.05(f) of the Plan.	Holders who elect Option 2 will receive a Position Holder Trust Interest with respect to 100% of their Fractional Position. Their ultimate recovery will depend upon a variety of factors associated with a fractional interest in a Life Settlement, including the risks described herein, and the ultimate performance of the Policy portfolio, and the Position Holder Trust’s Beneficial Ownership in the portfolio.

			(C) Option 3 – “Creditors’ Trust Election”.	Holders of Class B2 Claims who elect Option 3 will be paid from the

Disclosure Statement for Third Amended Joint Plan Dated June 22, 2016	Page 73

Class	Type of Allowed Claims or Interests	Estimated Range of Allowed Claims or Interests	Treatment of Claims or Interests	Estimated Recovery Under the Plan

			Rescind the transaction pursuant to which the Fractional Interest was purchased and receive a Creditors’ Trust Interest calculated as provided in Section 6.05 of the Plan. By making a Creditors’ Trust Election, the Fractional Interest Holder: (A) will be a Former Fractional Interest Holder with respect to the Fractional Position, (B) will be relieved of all payment obligations for Policy premiums and the Servicing Fee relating to the Fractional Position due for periods from and after the Effective Date, and (C) will be subject to having its Allowed Claim reduced for any unpaid Catch-Up Payment or Pre- Petition Default Amount as detailed in Section 14.05 of the Plan. A Fractional Position that is the subject of a Creditors’ Trust Election will be contributed to the Position Holder Trust by Reorganized LPI as a Contributed Position.	proceeds recovered by the Creditors’ Trust in connection with the prosecution of the Causes of Action assigned to the Creditors’ Trust. While the Plan Proponents believe that the prosecution of such actions will result in a distribution to beneficiaries of the Creditors’ Trust, the contingent and inherently risky nature of litigation precludes an estimate of the amount of distribution to beneficiaries of the Creditors’ Trust. See Section 25.05 of this Disclosure Statement, entitled “Risks Associated With Litigation Claims.”

Disclosure Statement for Third Amended Joint Plan Dated June 22, 2016	Page 74

Class	Type of Allowed Claims or Interests	Estimated Range of Allowed Claims or Interests	Treatment of Claims or Interests	Estimated Recovery Under the Plan

B2A	Claims Against LPI of Fractional Interest Holders Who Are Ownership Settlement Subclass Members But Are Not Rescission Settlement Subclass Members	$6,000,000 - 7,000,000

A Class B2A Claim Holder may select one of the following two (2) options for treatment of its Allowed Claim related to each one of its Fractional Positions, and receive a Distribution(s) under the Plan as provided below:

(A) Option 1 – “Continuing Holder Election.” Confirmed status as a Continuing Fractional Holder with respect to the Fractional Position, and as such, subject to the terms and conditions of the Plan and the Position Holder Trust Agreement:

(i)    Be the owner of 95% of the Fractional Interest relating to the Fractional Position (which will be a Continued Position), with the remaining 5% of such Fractional Interest comprising a Continuing Position Holder Contribution (and a Contributed Position) as detailed in Section 4.03(e) of the Plan, unless the condition in clause (ii) below is not

Estimated Recovery depends on Option the Holder has Elected.

Holders who Elect Option 1 will become the Beneficial Owners of 95% of their Fractional Interests and will receive a Position Holder Trust Interest with respect to the contribution of 5% of their Fractional Position. Their ultimate recovery will depend upon a variety of factors associated with a fractional interest in a Life Settlement, including the risks described herein, and the ultimate performance of the Policy portfolio, and the Position Holder Trust’s Beneficial Ownership in the portfolio.

Disclosure Statement for Third Amended Joint Plan Dated June 22, 2016	Page 75

Class	Type of Allowed Claims or Interests	Estimated Range of Allowed Claims or Interests		Treatment of Claims or Interests	Estimated Recovery Under the Plan
satisfied;

			(ii)	As a condition to effectiveness of the Election, be required to pay any Catch-Up Payment or Pre-Petition Default Amount relating to the Fractional Position, as detailed in Section 4.13 of the Plan;

			(iii)	Be obligated to pay the Policy premiums and Servicing Fee associated with the Continued Position; and

			(iv)	Receive, as Distributions, unless the condition in clause (ii) above is not satisfied, either: (I)(A) a Fractional Interest Certificate representing the portion of the Fractional Interest that is a Continued Position and (B) a Position Holder Trust Interest calculated as provided in Section 5.05 of the Plan in exchange for the portion that is a Contributed Position; or (II) if the Fractional Position relates to Maturity Funds which have

Disclosure Statement for Third Amended Joint Plan Dated June 22, 2016	Page 76

Class	Type of Allowed Claims or Interests	Estimated Range of Allowed Claims or Interests	Treatment of Claims or Interests	Estimated Recovery Under the Plan
been advanced to the Debtors pursuant to the Maturity Funds Facility prior to the Effective Date or are held in the Maturity Escrow Account at the Effective Date, receive (A) a Position Holder Trust Interest calculated as provided in Section 5.05 of the Plan in exchange for the portion that is a Contributed Position, and (B) a Statement of Maturity Account prepared as provided in Section 4.04 of the Plan, reflecting any Maturity Funds Loan payable to the Continuing Fractional Holder determined as provided in Section 4.04 of the Plan and any Distribution out of funds held in the Maturities Escrow Account that will be made to the Holder pursuant to Section 4.04 of the Plan.

(B) Option 2 – “Position Holder Trust Election.” Contribute the Fractional Position to the Position Holder Trust and, in exchange, receive a Position Holder Trust Interest calculated as provided in Section

Holders who elect Option 2 will receive a Position Holder Trust Interest with respect to 100% of their Fractional Position. Their ultimate recovery will depend upon

Disclosure Statement for Third Amended Joint Plan Dated June 22, 2016	Page 77

Class	Type of Allowed Claims or Interests	Estimated Range of Allowed Claims or Interests	Treatment of Claims or Interests	Estimated Recovery Under the Plan
			5.05 of the Plan. By making a Position Holder Trust Election, a Fractional Interest Holder: (A) will be an Assigning Fractional Holder as to the Fractional Position, (B) will be relieved of all payment obligations for Policy premiums and the Servicing Fee relating to the contributed Fractional Position due for periods from and after the Effective Date, and (C) will be subject to the Position Holder Trust’s right of offset for any unpaid Catch-Up Payment or Pre-Petition Default Amount as detailed in Section 5.05(f) of the Plan.	a variety of factors associated with a fractional interest in a Life Settlement, including the risks described herein, and the ultimate performance of the Policy portfolio, and the Position Holder Trust’s Beneficial Ownership in the portfolio.

[(C) Option 3 – “Creditors’ Trust Election.” As described in Section 4.03(b) of the Plan, Holders of Class B2A Claims do not have available option 3 as an election for treatment of any Allowed Class B2A Claim.]

Disclosure Statement for Third Amended Joint Plan Dated June 22, 2016	Page 78

Class	Type of Allowed Claims or Interests	Estimated Range of Allowed Claims or Interests	Treatment of Claims or Interests	Estimated Recovery Under the Plan
B3	Claims Against LPI of IRA Holders Who Are Both Ownership Settlement Subclass Members and Rescission Settlement Subclass Members	$705,000,000 - 715,000,000

Each Class B3 Claim Holder may elect one of the following four (4) options for each of its Fractional Positions, and receive a Distribution(s) under the Plan as provided below.

(A) Option 1 – “Continuing IRA Holder Election.” Confirmed status as a Continuing IRA Holder with respect to the Fractional Position, subject to the terms and conditions of the Plan, and as such:

Estimated Recovery depends on Option the Holder has elected.
(i)

Transfer the portion of the Fractional Position that is a Continuing Position Holder Contribution to the IRA Partnership and, unless the condition in clause (ii) below is not satisfied, transfer the remaining 95% of the

Fractional Position to the Position Holder Trust;

Holders of Class B3 Claims who elect Option 1 will receive a new IRA Note. The Debtors currently estimate115 that the principal value of the New IRA Note will be 29% of the death benefit associated with the Fractional Interest related to the IRA Note with respect to which the Continuing Holder Election was made. The Debtors estimate116 that the interest rate will be 3% (paid annually). The principal balance will be paid in a lump sum amount

115 As detailed in Section 4.03(f) of the Plan, the principal amount of the New IRA Notes will depend on several factors, and the actual principal amount could be less than 29% of the associated death benefit.

116 As detailed in Section 4.03(f) of the Plan, the interest rate will be tied to the long-term Applicable Federal Rate.

Disclosure Statement for Third Amended Joint Plan Dated June 22, 2016	Page 79

Class	Type of Allowed Claims or Interests	Estimated Range of Allowed Claims or Interests		Treatment of Claims or Interests	Estimated Recovery Under the Plan
			(ii)	As a condition to effectiveness of the Election, be required to pay any Catch-Up Payment or Pre-Petition Default Amount relating to the Fractional Position, as detailed in Section 4.13 of the Plan;	due at 15 years.

			(iii)	To the extent the Fractional Position relates to Maturity Funds which have been advanced to the Debtors pursuant to the Maturity Funds Facility prior to the Effective Date or are held in the Maturities Escrow Account at the Effective Date, unless the condition in clause (ii) above is not satisfied, receive a Statement of Maturity Account prepared as provided in Section 4.04 of the Plan, reflecting any Maturity Funds Loan payable to the Continuing IRA Holder determined as provided in Section 4.04 of the Plan and any Distribution out of funds held in the Maturities Escrow Account that will be made to the Holder pursuant to

Disclosure Statement for Third Amended Joint Plan Dated June 22, 2016	Page 80

Class	Type of Allowed Claims or Interests	Estimated Range of Allowed Claims or Interests		Treatment of Claims or Interests	Estimated Recovery Under the Plan
Section 4.04 of the Plan; and

(iv)

Receive, as Distributions, (I) unless the condition in clause (ii) above is not satisfied, a New IRA Note in the form included in the Plan Supplement, payable in an amount, and with other terms and conditions, determined as summarized in Section 4.03(f) of the Plan (subject to the terms and conditions of the Plan and the New IRA Note Collateral Documents) and (II) an IRA Partnership Interest calculated as provided in Section 7.04 of the Plan.

			(B) Option 2 – “Position Holder Trust Election.” Contribute the Fractional Position to the IRA Partnership and, in exchange, receive an IRA Partnership Interest calculated as provided in Section 7.04 of the Plan. By making a Position Holder Trust Election, an IRA Holder: (i) will be an Assigning IRA Holder as to the Fractional Position, (ii) as the holder of an IRA Partnership Interest, will participate in the		Holders of Class B3 Claims who elect Option 2 will receive a Position Holder Trust Interest. Their ultimate recovery will depend upon a variety of factors associated with a fractional interest in a Life Settlement, including the risks described herein, and the ultimate performance of the Policy portfolio, and the Position Holder Trust’s Beneficial Ownership in the

Disclosure Statement for Third Amended Joint Plan Dated June 22, 2016	Page 81

Class	Type of Allowed Claims or Interests	Estimated Range of Allowed Claims or Interests	Treatment of Claims or Interests	Estimated Recovery Under the Plan
			distributions from the Position Holder Trust, and (iii) will be subject to the Position Holder Trust’s right of offset (and the IRA Partnership’s corresponding right of offset) for any unpaid Catch-Up Payment or Pre- Petition Default Amount as detailed in Section 5.05(f) of the Plan.	portfolio (in which the Holder will participate as an IRA Partnership Interest Holder).

			(C) Option 3 – “Creditors’ Trust Election.” Rescind the transaction pursuant to which the IRA Holder acquired rights to and/or interests in the Fractional Position, and rescind the related Investment Contract as it pertains to the Fractional Position, and, in exchange, receive a Creditors’ Trust Interest calculated as provided in Section 6.05 of the Plan. By making a Creditors’ Trust Election, the IRA Holder: (i) will be a Former IRA Holder with respect to the Fractional Position, and (ii) will be subject to having its Allowed Claim reduced for any unpaid Catch-Up Payment or Pre-Petition Default Amount as detailed in Section 14.05 of the Plan. A Fractional Position that is the subject of a Creditors’ Trust Election shall be contributed to the Position Holder Trust by	Holders of Class B3 Claims who elect Option 3 will be paid from the proceeds recovered by the Creditors’ Trust in connection with the prosecution of the Causes of Action Assigned to the Creditors’ Trust. While the Plan Proponents believe that the prosecution of such actions will result in a distribution to beneficiaries of the Creditors’ Trust, the contingent and inherently risky nature of litigation precludes an estimate of the amount of distribution to beneficiaries of the Creditors’ Trust. See Section 25.05 of this Disclosure Statement, entitled “Risks Associated With Litigation

Disclosure Statement for Third Amended Joint Plan Dated June 22, 2016	Page 82

Class	Type of Allowed Claims or Interests	Estimated Range of Allowed Claims or Interests	Treatment of Claims or Interests	Estimated Recovery Under the Plan
			Reorganized LPI as a Contributed Position.	Claims.”

			(D) Option 4 – “Conversion.” Distribute the IRA Note to the individual taxpayer who owns the IRA Holder so that it is owned outside of the IRA by the individual owner of the IRA Holder, in which case the individual owner will be deemed to have made a Continuing Holder Election as a member of Class B2 as set forth above, subject to all of the terms and conditions of the Plan and the Position Holder Trust Agreement relating to such an Election.	Holders who elect Option 4 will, after converting their IRA Notes into Fractional Interests, be recognized as the Beneficial Owners of 95% of their Fractional Interests and will receive a Position Holder Trust Interest with respect to the contribution of 5% of their Fractional Position. Their ultimate recovery will depend upon a variety of factors associated with a fractional interest in a Life Settlement, including the risks described herein, and the ultimate performance of the Policy portfolio, and the Position Holder Trust’s Beneficial Ownership in the portfolio.

It is recommended that Holders of Class B3 Claims review Section 26.03B, 26.04D, 26.05D, and 26.06D of this Disclosure Statement regarding tax risks of making these

Disclosure Statement for Third Amended Joint Plan Dated June 22, 2016	Page 83

Class	Type of Allowed Claims or Interests	Estimated Range of Allowed Claims or Interests	Treatment of Claims or Interests	Estimated Recovery Under the Plan
Elections.
B3A	Claims Against LPI of IRA Holders Who Are Ownership Settlement Subclass Members But Are Not Rescission Settlement Subclass Members	$11,000,000 - 12,000,000	A Class B3A Claim Holder may select one of the three (3) options for treatment of its Allowed Claim related to each one of its Fractional Positions, and receive a Distribution(s) under the Plan, as provided below.	Estimated Recovery depends on Option the Holder has elected.

(A) Option 1 – “Continuing IRA Holder Election.” Confirmed status as a Continuing IRA Holder with respect to the Fractional Position, subject to the terms and conditions of the Plan, and as such:

(i)    Transfer the portion of the Fractional Position that is a Continuing Position Holder Contribution to the IRA Partnership and, unless the condition in clause (ii) below is not satisfied,

Holders of Class B3A Claims who elect Option 1 will receive a new IRA Note. The Debtors currently estimate117 that the principal value of the New IRA Note will be 29% of the death benefit associated with the Fractional Interest related to the IRA Note with respect to which the Continuing Holder Election was made. The Debtors estimate118 that the interest rate will be 3% (paid annually). The principal balance

117 As detailed in Section 4.03(f) of the Plan, the principal amount of the New IRA Notes will depend on several factors, and the actual principal amount could be less than 29% of the associated death benefit.

118 As detailed in Section 4.03(f) of the Plan, the interest rate will be tied to the long-term Applicable Federal Rate.

Disclosure Statement for Third Amended Joint Plan Dated June 22, 2016	Page 84

Class	Type of Allowed Claims or Interests	Estimated Range of Allowed Claims or Interests	Treatment of Claims or Interests		Estimated Recovery Under the Plan
				transfer the remaining 95% of the Fractional Position to the Position Holder Trust;	will be paid in a lump sum amount due at 15 years.

			(ii)	As a condition to effectiveness of the Election, be required to pay any Catch-Up Payment or Pre-Petition Default Amount relating to the Fractional Position, as detailed in Section 4.13 of the Plan;

			(iii)	To the extent the Fractional Position relates to Maturity Funds which have been advanced to the Debtors pursuant to the Maturity Funds Facility prior to the Effective Date or are held in the Maturities Escrow Account at the Effective Date, unless the condition in clause (ii) above is not satisfied, receive a Statement of Maturity Account prepared as provided in Section 4.04 of the Plan, reflecting any Maturity Funds Loan payable to the Continuing IRA Holder determined as provided in Section 4.04 of the Plan and any

Disclosure Statement for Third Amended Joint Plan Dated June 22, 2016	Page 85

Class	Type of Allowed Claims or Interests	Estimated Range of Allowed Claims or Interests		Treatment of Claims or Interests	Estimated Recovery Under the Plan
Distribution out of funds held in the Maturities Escrow Account that will be made to the Holder pursuant to Section 4.04 of the Plan; and

			(iv)	Receive, as Distributions, unless the condition in clause (ii) above is not satisfied, (I) a New IRA Note in the form included in the Plan Supplement, payable in an amount, and with other terms and conditions, determined as summarized in Section 4.03(f) of the Plan (subject to the terms and conditions of the Plan and the New IRA Note Collateral Documents) and (II) an IRA Partnership Interest calculated as provided in Section 7.04 of the Plan.

			(B) Option 2 – “Position Holder Trust Election.” Contribute the Fractional Position and the related Allowed Claim to the IRA Partnership and, in exchange, receive an IRA Partnership Interest calculated as provided in Section 7.04 of the Plan. By making a Position Holder Trust Election, an IRA		Holders of Class B3A Claims who elect Option 2 will receive a Position Holder Trust Interest. Their ultimate recovery will depend upon a variety of factors associated with a fractional interest in a Life Settlement, including the risks described herein, and the ultimate performance of the Policy portfolio,

Disclosure Statement for Third Amended Joint Plan Dated June 22, 2016	Page 86

Class	Type of Allowed Claims or Interests	Estimated Range of Allowed Claims or Interests	Treatment of Claims or Interests	Estimated Recovery Under the Plan
			Holder: (i) will be an Assigning IRA Holder as to the Fractional Position, (ii) as the holder of an IRA Partnership Interest, will participate in the distributions from the Position Holder Trust, and (iii) will be subject to the Position Holder Trust’s right of offset (and the IRA Partnership’s corresponding right of offset) for any unpaid Catch-Up Payment or Pre-Petition Default Amount as detailed in Section 5.05(f) of the Plan.	and the Position Holder Trust’s Beneficial Ownership in the portfolio (in which the Holder will participate as an IRA Partnership Interest Holder).

[[(C) Option 3 – “Creditors’ Trust Election.” As described in Section 4.03(b) of the Plan, Holders of Class B3A Claims do not have available option 3 as an election for treatment of any Allowed Class B3A Claim.]]

(D) Option 4 – “Conversion.” Distribute the IRA Note to the individual taxpayer who owns the IRA Holder so that it is owned outside of the IRA by the individual owner of the IRA Holder, in which case the individual owner will be deemed to have made a Continuing Holder Election as a

Holders of Class B3A who elect Option 4 will, after converting their IRA Notes into Fractional Interests, be recognized as the Beneficial Owners of 95% of their Fractional Interests and will receive a Position Holder Trust Interest with respect to the contribution of 5% of their Fractional Position. Their ultimate

Disclosure Statement for Third Amended Joint Plan Dated June 22, 2016	Page 87

Class	Type of Allowed Claims or Interests	Estimated Range of Allowed Claims or Interests	Treatment of Claims or Interests	Estimated Recovery Under the Plan
			member of Class B2A as set forth above, subject to all of the terms and conditions of the Plan and the Position Holder Trust Agreement relating to such an Election.	recovery will depend upon a variety of factors associated with a fractional interest in a Life Settlement, including the risks described herein, and the ultimate performance of the Policy portfolio, and the Position Holder Trust’s Beneficial Ownership in the portfolio.

It is recommended that Holders of Class B3 Claims review Sections 26.03B, 26.04D, 26.05D, and 26.06D of this Disclosure Statement regarding tax risks of making these Elections.

B4	General Unsecured Claims Against LPI		Each Holder of an Allowed Claim in Class B4 will receive, up to the Allowed amount of its Claim, a Creditors’ Trust Interest calculated as provided in Section 6.05 of the Plan.	Unknown. Holders will be paid from the proceeds recovered by the Creditors’ Trust in connection with the prosecution of the Assigned Causes of Action and Additional Assigned Causes of Action. While the Plan Proponents believe that the prosecution of such actions will result in a distribution to

Disclosure Statement for Third Amended Joint Plan Dated June 22, 2016	Page 88

Class	Type of Allowed Claims or Interests	Estimated Range of Allowed Claims or Interests	Treatment of Claims or Interests	Estimated Recovery Under the Plan
				beneficiaries of the Creditors’ Trust, the contingent and inherently risky nature of litigation precludes an estimate of the amount of distribution to beneficiaries of the Creditors’ Trust. See Section 25.05 of this Disclosure Statement, entitled “Risks Associated With Litigation Claims.”

B5	Intercompany Claims Against LPI	$8,300,000	As part of the Intercompany Settlement, all Intercompany Claims against LPI will be subordinated, cancelled, and released without any Distribution on account of such Claims.	0%

B6	Interests In LPI	N/A	Interests in LPI will be cancelled and released without any Distribution on account of such Interests	0%

Disclosure Statement for Third Amended Joint Plan Dated June 22, 2016	Page 89

LPIFS Distributions

Class	Type of Allowed Claims or Interests	Estimated Range of Allowed Claims or Interests	Treatment of Claims or Interests	Estimated Recovery Under the Plan
C1	Secured Claims Against LPIFS	$0	Each Holder of an Allowed Claim in Class C1 will receive, at LPIFS’ option: (i) payment in full in Cash; (ii) delivery of collateral securing any such Allowed Claim, including any interest Allowed under 11 U.S.C. § 506(b), with any Allowed Claim amount remaining after application of such collateral to comprise a general unsecured Deficiency Claim under Class C2; (iii) Reinstatement of such Allowed Claim; or (iv) other treatment rendering such Allowed Claim Unimpaired.	100%

C2	General Unsecured Claims Against LPIFS		Each Holder of an Allowed Claim in Class C2 will receive, up to the Allowed amount of its Claim, a Creditors’ Trust Interest calculated as provided in Section 6.05 of the Plan.	Unknown. Holders will be paid from the proceeds recovered by the Creditors’ Trust in connection with the prosecution of the Assigned Causes of Action and Additional Assigned Causes of Action. While the Plan Proponents believe that the prosecution of such actions will result in a distribution to beneficiaries of the Creditors’ Trust, the contingent and inherently risky

Disclosure Statement for Third Amended Joint Plan Dated June 22, 2016	Page 90

Class	Type of Allowed Claims or Interests	Estimated Range of Allowed Claims or Interests	Treatment of Claims or Interests	Estimated Recovery Under the Plan
				nature of litigation precludes an estimate of the amount of distribution to beneficiaries of the Creditors’ Trust. See Section 25.05 of this Disclosure Statement, entitled “Risks Associated With Litigation Claims.”

C3	Intercompany Claims Against LPIFS	$0	As part of the Intercompany Settlement, all Intercompany Claims against LPIFS will be subordinated, cancelled and released without any Distribution on account of such Claims.	0%

C4	Interests In LPIFS	N/A	Interests in LPIFS will be cancelled and released without any Distribution on account of such Interests	0%

Disclosure Statement for Third Amended Joint Plan Dated June 22, 2016	Page 91

ARTICLE VI

IMPLEMENTATION OF THE PLAN

Section 6.01  Exit Financing and Reserve Funding

The form of post-Effective Date financing under the Plan will depend in part on whether the Vida Plan Collaboration Agreement is finalized among the Plan Proponents and Vida and approved as part of the Confirmation process. Any financing proposed at the time the Plan Supplement is filed, including the Vida Plan Collaboration Agreement and forms of transaction documents provided for therein, will be included in the Plan Supplement.

If the financing described in the Vida Term Sheet (the Vida Financing) is approved by the Bankruptcy Court and fully consummated, the Vida Financing would provide financing to implement the Plan, including financing to establish the initial reserves provided for the in the Plan and the Position Holder Trust Agreement. If for any reason the Vida Financing is not available, post-Effective Date financing will be provided from the Maturity Funds Facility provided for in the Plan. Subject to the terms of the Vida Financing, if applicable, the Maturity Funds Facility will continue in effect from and after the Effective Date until cash flow from the Position Holder Trust is sufficient to repay all outstanding Maturity Funds Loans and any external financing, and fund all premium payments and other reserve requirements of the Position Holder Trust and its Affiliates. On the Effective Date, the Position Holder Trust will assume all obligations to pay all of the outstanding Maturity Funds Loans, and from and after the Effective Date, the terms of the Maturity Funds Facility will be governed by the procedures set forth in Section 4.04 of the Plan.

If available, proceeds from the Vida Financing will be used to pay all outstanding Maturity Funds Loans, plus accrued interest, and to fund all premium payments and other reserve requirements of the Position Holder Trust, as well as other payments that must be made on the Effective Date. After the Effective Date, the revolving line of credit included in the Vida Financing will be available to fund premiums and other ongoing expenses of the Position Holder Trust, and replenish its premium reserves. Pursuant to the Plan (and subject to the terms of the Vida Financing, if applicable), advances under the Maturity Funds Facility will also be available to fund a reserve account for premium payments on Policies during a rolling 120-day period (except the first period shall be 180 days), to the extent the Policies do not have sufficient Premium Reserves or CSV to fund their ongoing premiums, and external financing (including the Vida Financing) is not available.

Under the Vida Term Sheet, subject to approval by the Bankruptcy Court after notice and a hearing, Vida will make a debtor-in-possession loan of up to $10,000,000 to the Debtors prior to the Effective Date, on the terms provided in the Vida Term Sheet, in order to supplement the financing provided through the Maturity Funds Facility. To the extent necessary to repay Maturity Fund Loans or the Vida Financing, or fund ongoing premium payments, operating expenses, and related reserve requirements, the Position Holder Trust will have the right to obtain financing from third parties. Any financing proposed at the time the Plan Supplement is

Disclosure Statement for Third Amended Joint Plan Dated June 22, 2016	Page 92

Filed, including the definitive Vida Plan Collaboration Agreement and the proposed forms of Vida Financing documents provided for therein, will be included in the Plan Supplement.

In addition, by way of clarification, the Position Holder Trust will be entitled to access the CSV related to the Beneficial Ownership it holds from time to time, and to use it for any purpose permitted by the Position Holder Trust Agreement. If any such use results in a decrease in the death benefit payable under the related Policy, the decrease will be taken out of the Position Holder Trust’s share of the maturity proceeds of the Policy, or if the Position Holder Trust’s share is insufficient, the Position Holder Trust will make up the difference.

On the Effective Date, (i) the portion of the Maturity Funds Facility attributable to the Assigning Fractional Holders and the Continuing Fractional Holders with respect to their Position Holder Trust Interests will be extinguished upon its distribution to the Assigning Fractional Holders and Continuing Fractional Holders as set forth in Section 4.03 and Section 5.07 of the Plan, and (ii) the Maturity Funds Liens imposed under the Financing Order as security for payment of the Maturity Funds Loans will be released and either extinguished by payment in full with the proceeds of the Vida Financing or other third-party financing, or replaced by Liens granted as security for payment of the Maturity Funds Loans under the Maturity Funds Collateral Agreement.

If the Vida Plan Collaboration Agreement is approved by the Bankruptcy Court and fully consummated, then Vida Capital, Inc., or an affiliate thereof designated by Vida and approved by the Plan Proponents, will make a $55 million exit loan to the Position Holder Trust. The lender under the exit loan shall be entitled to a commitment fee of $300,000, which shall be payable from the exit loan proceeds on the Effective Date. The exit loan will bear interest at 13% per annum, payable quarterly in arrears, and the outstanding balance of the exit loan will become due and payable on the second anniversary of the Effective Date. The lender shall receive a guaranteed payment of six (6) months of interest. The guaranteed interest component in excess of accrued interest on advances may be paid at any time on or before the maturity date of the exit loan.

The exit loan shall be secured by all assets of Position Holder Trust, other than the New IRA Note Collateral. Post-Effective Date advances under the Maturity Funds Facility, if made, will be secured by a first lien on death benefits related to Beneficial Ownership in the Policies held by the Position Holder Trust; provided, however, that after the Effective Date draws on the Maturity Funds Facility may not be made unless (i) all sums owing to Vida then-outstanding under the exit loan and the line of credit (described below) have been paid in full or (ii) Vida otherwise agrees.

Vida Capital, Inc., or an affiliate thereof designated by Vida and approved by the Plan Proponents, will also make available a revolving line of credit to the Position Holder Trust in an amount not to exceed $25 million for use by the Position Holder Trust during the term of the Plan. In connection with this revolving line of credit, the lender shall be entitled to an unused line fee each year the line of credit is outstanding in the amount the lesser of $100,000 or 0.0075 (0.75 percent) of the undrawn amount on reserve. The Position Holder Trust shall be permitted

Disclosure Statement for Third Amended Joint Plan Dated June 22, 2016	Page 93

to draw on this revolving line of credit until the third anniversary of the Effective Date. This revolving line of credit shall also bear interest at 13% per annum, which shall be payable quarterly in arrears after an advance is made under the revolving line of credit, and the outstanding balance of the revolving line of credit will become due and payable on the third anniversary of the Effective Date. The revolving line of credit shall be secured by the same assets that secure the exit loan.

Any financing proposed at the time the Plan Supplement is filed, including the proposed form of the Vida Plan Collaboration Agreement and Vida Financing documents, will be included in the Plan Supplement.

Section 6.02     Compromise to Combined Fractional and Trust Model

As part of the Compromise, at the Effective Time of the Reorganization Transactions, the Debtors shall:

(i)	waive any claim to Beneficial Ownership in the Policies to the extent of the Fractional Interests comprising or related to the Fractional Interest Certificates to be Distributed to Continuing Fractional Holders on or as of the Effective Date as provided in the Plan;

(ii)	provide, in full and final satisfaction of each Allowed Claim of each Fractional Interest Holder and IRA Holder, the Elections for treatment of those Claims provided for in Sections 3.07(b), (c), (d), and/or (e) of the Plan;

(iii)	contribute to the Position Holder Trust all Fractional Interests (all of which will be Contributed Positions) related to the Continuing IRA Holders’ respective IRA Notes in exchange for their Allowed Claims and the IRA Notes, which will be contributed to the Position Holder Trust directly or through the IRA Partnership;

(iv)	(A) contribute to the Position Holder Trust (x) all Fractional Interests related to the Assigning Position Holders’ respective Fractional Positions, (y) the portion of the Maturity Funds Facility attributable to the Assigning Fractional Holders or the Continuing Fractional Holders with respect to their Position Holder Trust Interests, and (z) 5% of the Fractional Interests related to the Continuing Position Holders’ respective Fractional Positions in exchange for (B)(1) Position Holder Trust Interests to be Distributed to the Continuing Fractional Holders, the IRA Partnership, and the Assigning Fractional Holders in accordance with the Plan in respect of their Allowed Claims and (2) the extinguishment of the portion of the Maturity Funds Facility attributable to Assigning Fractional Holders and the Continuing Fractional Holders with respect to their interest in the Position Holder Trust upon its distribution to the Assigning Fractional Holders and Continuing Fractional Holders;

Disclosure Statement for Third Amended Joint Plan Dated June 22, 2016	Page 94

(v)	contribute to the Position Holder Trust all Fractional Interests related to the Rescinding Position Holders’ respective Fractional Positions;

(vi)	be vested with title to the Pre-Petition Abandoned Positions (subject to the provisions of Section 4.09(d) of the Plan), which Reorganized LPI will retain until after the Catch-Up Reconciliation is completed and then use to satisfy certain payment obligations under the Plan and the Class Action Settlement Agreement, as described in Section 4.13(e) of the Plan. Any remaining Pre-Petition Abandoned Positions will then be contributed to the Position Holder Trust; and

(vii)	contribute to the Creditors’ Trust all of their Causes of Action in exchange for Creditors’ Trust Interests to be Distributed to the Rescinding Position Holders, Former Position Holders, and Holders of General Unsecured Claims, in respect of their Allowed Claims, other than those Causes of Action included in the Policy Related Assets, which will be contributed and transferred to the Position Holder Trust for the benefit of the Position Holder Trust Beneficiaries.

As part of the Class Action Settlement included in the Compromise, on the Effective Date, and without further order of any court or further notice to any Person or Entity, and without further action by any Class Action Class Member:

(i)	the Class Action Class Members shall conclusively, absolutely, unconditionally, irrevocably, and forever, release, waive, and discharge: (A) the claims asserted in, or that could have been asserted as part of Count II of the Plaintiffs’ Consolidated Amended Class Action Complaint filed at Docket No. 35 in Garner et al. v. Life Partners, Inc., reference withdrawn to Case No. 4:16-CV-00212-A (N.D. Tex.); and (B) all Claims against the Debtors’ Estates, including but not limited to (I) any Claims for rejection damages resulting from the rejection of an Investment Contract and (II) any Claims pursuant to a Proof of Claim filed in any Chapter 11 Case, except for their respective allocation of the Allowed Class Claim;

(ii)	the Rescission Settlement Subclass Members, other than certain of the MDL Plaintiffs, will transfer and assign to the Creditors’ Trust the Assigned Causes of Action, which include Causes of Action against certain persons and entities identified in the Class Action Settlement Agreement. Certain of the MDL Plaintiffs will transfer their Assigned Causes of Action and Additional Assigned Causes of Action to the Creditors’ Trust pursuant to the MDL Settlement Agreement;

(iii)	the Rescission Settlement Subclass Members, other than certain of the MDL Plaintiffs, subject to their respective, individual rights to elect not to assign them by checking a box on their Ballot, will transfer and assign to the Creditors’ Trust their Additional Assigned Causes of Action against other persons and entities as

Disclosure Statement for Third Amended Joint Plan Dated June 22, 2016	Page 95

set forth in the Class Action Settlement Agreement. The MDL Plaintiffs will transfer their Additional Assigned Causes of Action to the Creditors’ Trust pursuant to the MDL Settlement Agreement;

(iv)	Rescission Settlement Subclass Members, other than the MDL Plaintiffs, whose Additional Assigned Claims are assigned to the Creditors’ Trust will receive an Additional Allowed Claim in Class B4 (in the amount set forth in the Class Action Settlement Agreement and the Plan) to be satisfied by either (i) an increased Creditors’ Trust Interest (if the Investor Elects to be a Rescinding Position Holder) or (ii) a Creditors’ Trust Interest in addition to all other Distributions the Investor will receive as a Continuing Position Holder or Assigning Position Holder; and

(v)	in accordance with the Class Action Settlement Agreement and Section 4.13(e) of the Plan, Reorganized LPI will satisfy the Class Action Litigants’ Counsel Fees using Pre-Petition Abandoned Positions. The Position Holder Trust will be responsible for paying the premiums on the Class Action Litigants’ Counsel Fee Positions.

If the Effective Date does not occur, the compromise set forth in the Class Action Settlement Agreement will be deemed to have been withdrawn without prejudice to the respective positions of the parties thereto.

From and after the Effective Time, Continuing Fractional Holders shall be treated in all respects as tenants in common with the Position Holder Trust as to the Beneficial Ownership represented by their Fractional Interests, subject to the conditions set forth in Section 12.09 of the Plan relating to the consequences of Payment Default, and the Position Holder Trust shall be the sole legal, beneficial and equitable owner of all of the Policies, save and except for, and subject to, the Fractional Interests held by the Continuing Fractional Holders.

After the Effective Date, the Continued Position of a Fractional Interest Holder who made a Continuing Holder Election will represent 95% of the Fractional Interest with respect to which the Election was made, with the other 5% comprising the Continuing Position Holder Contribution made to the Position Holder Trust on the Effective Date, and the Continuing Fractional Holder will be obligated to pay 95% of the premium payments and Policy expenses allocable to the Fractional Interest with respect to which the Election was made. Upon maturity of a Policy, subject to the terms of the Maturity Funds Facility as described in Section 4.04 of the Plan, all of the Holders of Continuing Fractional Interests relating to the Policy will be entitled to receive the Policy proceeds allocable to each such Continued Fractional Position held (i.e., 95% of the proceeds payable with respect to each original Fractional Interest relating to the Policy with respect to which a Continuing Fractional Holder Election was made). The Policy proceeds paid to a Continuing Fractional Holder will be reduced by (1) the Servicing Fee payable with respect to each such Continued Position, and (2) any premium amount paid by the Position Holder Trust prior to the date of death with respect to the Continued Position that is not refunded as a result of the maturity.

Disclosure Statement for Third Amended Joint Plan Dated June 22, 2016	Page 96

After the Effective Date, the Continued Position of an IRA Holder who made a Continuing Holder Election will be represented by a New IRA Note in the form included in the Plan Supplement. The terms and conditions of the New IRA Notes will include:

(i)	A stated principal amount determined using as a starting point the dollar amount of death benefits associated with the Beneficial Ownership represented by the Fractional Interest related to the IRA Note with respect to which the Continuing Holder Election was made, which is then reduced to take into account various factors described in the Disclosure Statement, including without limitation, (A) the Continuing Position Holder Contribution, (B) projected future premiums and Servicing Fees payable with respect to the Fractional Interest, (C) projected interest payable on the New IRA Notes, (D) certain adverse tax consequences to Position Holder Trust Beneficiaries arising from the issuance of the New IRA Notes, and (E) the risks to the Position Holder Trust arising from the use of the New IRA Notes to finance ownership of the New IRA Note Collateral.

(ii)	A fixed interest rate, to be set no later than the date of the Confirmation Order. The interest rate will be tied to the long-term Applicable Federal Rate in effect as of that date. Based on the recent long-term AFR rates, the interest rate on the New IRA Notes is expected to be 3.00%. Interest will be payable annually.

(iii)	A fixed maturity date for payment of principal and accrued and unpaid interest, set as of the 15th anniversary of the Effective Date.

(iv)	Security in the form of the right to receive payment from a segregated trust account to be established by the Position Holder Trust out of 95% of the death benefits included in the Beneficial Ownership represented by all Fractional Interests related to IRA Notes with respect to which Continuing Holder Elections are made. The segregated trust account will be established pursuant to the New IRA Note Collateral Documents, which will be in the form included in the Plan Supplement.

All Holders of Position Holder Trust Interests (i.e., Assigning Fractional Holders who receive a Position Holder Trust Interest in exchange for 100% of their Fractional Position, Continuing Fractional Holders who receive a Position Holder Trust Interest in exchange for a Continuing Position Holder Contribution (i.e., 5% of their Fractional Position, and the IRA Partnership with regard to the aggregate Position Holder Trust Interest issued in exchange for all Fractional Positions contributed to the IRA Partnership by Assigning IRA Holders (100% Contributed Position) and Continuing IRA Holders (5% Contributed Position) in exchange for IRA Partnership Interests) will share Pro Rata in all distributions made by the Position Holder Trust pursuant to the Position Holder Trust Agreement. Holders of Position Holder Trust Interests (including the IRA Partnership) will not be required to pay premiums allocable to the Contributed Positions after the Effective Date.

After the Effective Date, upon the occurrence of a Payment Default with respect to a Fractional Interest, the Continuing Fractional Holder will be deemed to have made a Position

Disclosure Statement for Third Amended Joint Plan Dated June 22, 2016	Page 97

Holder Trust Election (Option 2) as to the Fractional Interest, effective as of the Payment Default Date. Accordingly, upon such Payment Default, the Fractional Interest comprising the Continued Position automatically will be deemed contributed to the Position Holder Trust in exchange for a Position Holder Trust Interest, calculated as provided in Section 5.05 of the Plan, and the Position Holder Trust Interest will be transferred to the Holder, who will thereafter be an Assigning Position Holder with respect to the Fractional Interest.

As part of the Compromise, the Claims of each MDL Plaintiff (irrespective of whether such Investor is a current or former Investor and in addition to any other Claim Allowed as part of the Class Action Settlement) against one or more of the Debtors that arise from and were or could have been asserted in the MDL Litigation will be fully and finally compromised as set forth in the MDL Settlement Agreement, with the claims in the pending litigation and any other claim belonging to an MDL Plaintiff related to its investment with LPI being assigned to the Creditors’ Trust. Each MDL Plaintiff will receive an Additional Allowed Claim in Class B4 (in the amount set forth in the MDL Settlement Agreement) to be exchanged for (i) an increased Creditors’ Trust Interest (if the Investor Elects to be a Rescinding Position Holder or is a Former Position Holder) or (ii) a Creditors’ Trust Interest in addition to all other Distributions the Investor will receive as a Continuing Position Holder or Assigning Position Holder. If the Effective Date does not occur, the compromise of the MDL Litigation shall be deemed to have been withdrawn without prejudice to the respective positions of the parties.

As part of the Compromise, the treatment provided for hereunder with respect to Intercompany Claims reflects a compromise and settlement of the validity, enforceability, and priority of certain prepetition intercompany claims by and among LPHI, LPI, and LPIFS. The Compromise also includes a compromise and settlement of all Claims that creditors have with respect to the marshalling of assets and liabilities of LPHI, LPI, and LPIFS in determining relative entitlements to distributions under a plan. Pursuant to the Intercompany Settlement, all Classes of Intercompany Claims will be conclusively deemed to accept the Plan.

The Plan will constitute a motion to approve the Intercompany Settlement. Subject to the occurrence of the Effective Date, entry of the Confirmation Order will constitute approval of the Intercompany Settlement pursuant to Bankruptcy Rule 9019 and a finding by the Bankruptcy Court that the Intercompany Settlement is in the best interests of the Debtors and their Estates. If the Effective Date does not occur, the Intercompany Settlement will be deemed to have been withdrawn without prejudice to the respective positions of the parties.

Pursuant to the Order Authorizing Trustee and Subsidiary Debtors to Accept Certain Instructions from Current Investors as to Funds and Investments [Dkt. No. 1057], the Trustee and Subsidiary Debtors were authorized, upon the express written direction of an Investor, to accept and process a voluntary abandonment of any Fractional Position registered in the Investor’s name, and certain other instructions. All voluntary abandonment requests received in proper form prior to confirmation of the Plan shall be deemed accepted. Voluntary abandonment requests will be processed after the Confirmation Date and before the Effective Date, and any Fractional Positions so abandoned will be included in the Position Holder Trust Assets.

Disclosure Statement for Third Amended Joint Plan Dated June 22, 2016	Page 98

Section 6.03     Maturity Funds Reporting, Disbursement and Loan Payments

The Plan sets forth the procedures that will apply from and after the Effective Date for holding Maturity Funds in escrow, funding advances pursuant to the Maturity Funds Facility, disbursing Maturity Funds to the Continuing Fractional Holders and the Position Holder Trust, as their interests appear, and repaying all outstanding Maturity Funds Loans.119

Prior to the Effective Date, the Debtors will provide to each Current Position Holder who Holds a Fractional Position relating to a Matured Policy a report captioned “Statement of Maturity Account” for the Investor, detailing (i) all Maturity Funds relating to Fractional Positions held by the Investor that have been deposited into the Maturity Escrow Account and the date of each deposit, (ii) the portion of those Maturity Funds that have been advanced to the Debtors as Maturity Funds Loans and the date of each advance, (iii) any Catch-Up Payment or Pre-Petition Default Amount owed by the Current Position Holder with respect to any Fractional Positions (regardless of whether the related Policy is a Matured Policy), (iv) any withholding tax payable with respect to a Maturity Funds Loan recorded to the account of any Investor who is not a U.S. resident taxpayer, and (v) the portion of those Maturity Funds, net of any withholding taxes or other deductions that will be disbursed to the Investor on or about the Effective Date.

The Statement of Maturity Account will also detail the date as of which interest will accrue on each Maturity Funds Loan. Any Maturity Funds advanced to the Debtors (before the Effective Date) or to the Position Holder Trust (on or after the Effective Date) in accordance with the Maturity Funds Facility will begin to accrue simple interest at a 10% rate on the date the Maturity Funds are or were used or if later, the date that is 120 days after the Maturity Funds were first deposited into the Maturity Escrow Account.

On the Effective Date, the Position Holder Trustee will instruct the Escrow Agent to disburse (i) to the Position Holder Trust, the aggregate sum of all Catch-Up Payments and Pre-Petition Default Amounts owed by each Current Position Holder, as reflected on the Investor’s Statement of Maturity Account (up to the amount of Maturity Funds in the Maturity Escrow Account reflected thereon), (ii) to Reorganized LPI, for remittance to the Internal Revenue Service, the aggregate sum of all withholding taxes payable with respect to any Investors who are not U.S. resident taxpayers, and (iii) to each Current Position Holder the Maturity Funds, net of any withholding taxes and other deductions, to be disbursed on the Effective Date as reflected in the Statement of Maturity Account provided prior to the Effective Date, provided the Investor has made (or is deemed to have made) a Continuing Holder Election with respect to the Fractional Position in question. Any Maturity Funds Loans not repaid in full on the Effective

119 The Plan Proponents have negotiated the Vida Term Sheet for the proposed Vida Plan Collaboration Agreement, pursuant to which Vida will provide the Vida Financing, including financing on the Effective Date sufficient to repay all Maturity Funds Loans outstanding on the Effective Date and fund all reserve requirements of the Position Holder Trust on the Effective Date. If the Vida Financing is approved by the Bankruptcy Court and fully implemented, procedures for holding Maturity Funds in escrow will be modified by Section 4.04(h) of the Plan.

Disclosure Statement for Third Amended Joint Plan Dated June 22, 2016	Page 99

Date will be secured by the Maturity Funds Liens on certain Policy Related Assets of the Position Holder Trust as provided in the Maturity Funds Collateral Agreement.

Following the Effective Date, Maturity Funds will continue to be deposited into the Maturity Escrow Account. Not later than 15 Business Days after the date each deposit is made, the Maturity Funds deposited will be disbursed as follows:

(i)	First, subject to Section 4.04(h) of the Plan, to fund any advance requests made by the Position Holder Trustee in accordance with the terms of the Plan, the Position Holder Trust Agreement, the Confirmation Order, or any other order of the Bankruptcy Court, including advances to fund the Premium Reserve provided for in Section 4.02(c) of the Plan, in which case Maturity Funds Loans entries will be recorded on the books of the Position Holder Trust in favor of the accounts of the Lending Investors whose Maturity Funds are used to fund the advance. Advances will be funded on a Pro Rata basis with respect to (A) all Continuing Fractional Holders who have Maturity Funds held in escrow, and (B) the Position Holder Trust with respect to all the Maturity Funds and included in the New IRA Note Collateral.

(ii)	Second, with regard to Maturity Funds relating to Beneficial Ownership held in the name of the Position Holder Trust, (A) first, to pay (I) accrued but unpaid interest on all of the outstanding Maturity Funds Loans, and (II) principal payable on the Maturity Funds Loans in the order in which the loans were made (i.e., the principal outstanding the longest will be repaid first), (B) second, to pay accrued but unpaid interest due on all of the outstanding New IRA Notes, and (C) to the extent funds remain, to make disbursements of Maturity Funds to the Position Holder Trust for its share of the Maturity Funds that have been held in escrow for more than 120 days.

(iii)	Third, with regard to Maturity Funds relating to Fractional Positions held by Continuing Positions Holders, (A) to make disbursements of Maturity Funds or payments of New IRA Notes to the Continuing Position Holders whose positions relate to the Maturity Funds that have been held in escrow for more than 120 days, net of any withholding tax and other deductions for any Catch-Up Payment or Pre-Petition Default Amount owed by the Current Position Holder that are unpaid as of the disbursement date, and (B) to make payments on Maturity Funds Loan that have been outstanding for more than 120 days. All disbursements and payments will be made based on which Maturity Funds were deposited into the Maturity Escrow Account first (i.e., on a first-in, first-out basis), until all Continuing Position Holders have received disbursements or payments of all Maturity Funds held in escrow and payments of all interest and principal on all Maturity Funds Loan. If Maturity Funds are used to make payments on Maturity Funds Loans, such use will be treated as an advance under the Maturity Funds Facility, and entries will be recorded on the books of the Position Holder Trust in favor of the Lending Investor to evidence the advance.

Disclosure Statement for Third Amended Joint Plan Dated June 22, 2016	Page 100

Not later than 45 days after the end of each calendar quarter ending after the Effective Date, and not later than 90 days after the end of each calendar year after the Effective Date, the Position Holder Trust will provide (or cause the Servicing Company to provide) a Statement of Maturity Account as of the end of the quarter or year to each Continuing Position Holder who is a Lending Investor or Holder of a Fractional Interest relating to Maturity Funds held in the Maturity Escrow Account, reflecting all activity during the quarter relating to the Holder’s account.

At such time as all outstanding Maturity Funds Loans have been repaid and the cash flow from the Position Holder Trust is sufficient to fund all premium payments and other reserve requirements of the Position Holder Trust and the Creditors’ Trust, the Maturity Funds Facility will be suspended and thereafter, Maturity Funds will be disbursed as soon as reasonably possible after the date of receipt, subject to the Position Holder Trust’s right to reactivate the Maturity Funds Facility during the first two years following the Effective Date if necessary to fund the 120-day Premium Reserve for Distressed Policies. Any use of the Maturity Funds Facility after the second anniversary of the Effective Date will be subject to approval by the Bankruptcy Court.

Notwithstanding the foregoing provisions of this Section 6.03, if the definitive Vida Plan Collaboration Agreement is approved by the Bankruptcy Court and fully consummated on the Effective Date in accordance with its terms, then in that event:

(i)	All Maturity Funds Loans outstanding on the Effective Date will be repaid in full, with interest;

(ii)	All Maturity Funds held in escrow will be distributed as soon as reasonably possible following the Effective Date;

(iii)	No further advances will be made under the Maturity Fund Facility until the Vida Financing has been repaid in full, unless Vida agrees otherwise;

(iv)	Maturity Funds will be deposited into the Maturity Escrow Account and paid out pursuant to the Plan and the Position Holder Trust Agreement, except in the case where an advance request is made under the Maturity Funds Facility; and

(v)	If such an advance request is made by the Position Holder Trustee (as contemplated by Section 4.04(h)(iv) of the Plan), thereafter, Maturity Funds will be deposited into the Maturity Escrow Account, to be held and disbursed as provided in Section 4.04(e) of the Plan.

Section 6.04     Causes of Action

All Causes of Action included in the Estates are transferred to the Creditors’ Trust (to which all of the Investor Causes of Action will also be assigned as detailed in Section 4.03(b) and (i) of the Plan) for the benefit of the Creditors’ Trust Beneficiaries, other than those Causes

Disclosure Statement for Third Amended Joint Plan Dated June 22, 2016	Page 101

of Action included in the Policy Related Assets, which will be contributed and assigned to the Position Holder Trust for the benefit of the Position Holder Trust Beneficiaries. From and after the Effective Date, the Creditors’ Trustee shall have an irrevocable power of attorney under the Plan to act on behalf of the Reorganized Debtors in connection with the Causes of Action assigned to the Creditors’ Trust, and the Position Holder Trustee shall have an irrevocable power of attorney to act on behalf of the Reorganized Debtors in connection with the Causes of Action assigned to the Position Holder Trust.

Section 6.05     Deemed Consolidation of Debtors for Distribution Purposes Only

The Plan Proponents request, and as a Compromise of all Intercompany Claims, subject to the occurrence of the Effective Date, that the Estates of the Debtors in these Chapter 11 Cases be deemed consolidated under the Plan solely for purposes of Distributions to be made under the Plan. If the Debtors are deemed consolidated for purposes of Distribution, each and every Claim Filed or to be Filed against any of the Debtors shall be deemed Filed against the deemed consolidated Debtors and shall be deemed one Claim against all Debtors and (a) all Claims of each Debtor against any other Debtor will be eliminated and released; (b) any obligation of any Debtor and all guarantees thereof executed by one or more of the Debtors shall be deemed to be one obligation of all of the consolidated Debtors; (c) any Claims Filed or to be Filed in connection with any such obligation and such guarantees shall be deemed one Claim against the consolidated Debtors; (d) all duplicative Claims (identical in amount and subject matter) Filed against one or more of the Debtors will be automatically expunged so that only one Claim survives against the consolidated Debtors; and (e) the consolidated Debtors will be deemed, for purposes of determining the availability of the right of set-off under Bankruptcy Code section 553, to be one Entity, so that, subject to other provisions of Bankruptcy Code section 553, the debts due to a particular Debtor may be offset against the Claims against such Debtor or Debtors.

Such deemed consolidation shall not (other than for purposes related to funding Distributions under the Plan) affect: (i) the legal and organizational structure of the Successor Entities; (ii) pre - and post-Petition Date guaranties, liens, and security interests that are required to be maintained (A) in connection with Executory Contracts or Unexpired Leases that were entered into during the Chapter 11 Cases or that have been or will be assumed; (B) pursuant to the Plan; or (C) in connection with any financing assumed or entered in to by the Successor Trusts on the Effective Date; and (D) distributions out of any life insurance policies (other than the Policies) or proceeds of such policies.

If the Court does not approve the Plan Proponents’ request that the Estates be deemed consolidated for purposes of Distribution, Distributions to Creditors could be affected. For example, Creditors holding Allowed Claims against multiple Debtors will be treated as holding a separate Allowed Claim against each Debtor’s Estate and could receive multiple Distributions, subject to any objections that may be raised during the Claims Allowance process.

Disclosure Statement for Third Amended Joint Plan Dated June 22, 2016	Page 102

Section 6.06     Winding Up of Reorganized Debtors

On the Effective Date, the Governance Documents of all of the Debtors shall be amended and restated in substantially the form set forth in the Plan Supplement, and the Debtors shall Distribute and contribute their assets as provided in Section 4.09 of the Plan. After the Effective Date, at the appropriate time determined in the discretion of the Position Holder Trustee, the Reorganized Debtors shall adopt plans of complete liquidation under applicable state law, and thereafter, each of the Reorganized Debtors shall begin the orderly winding up and termination of its corporate existence in accordance with the terms of the Plan and applicable state law.

On the Effective Date, (i) all Interests in the Debtors (including any Interests held as treasury stock by any of the Debtors) shall be terminated and extinguished and the certificates that previously evidenced ownership of those Interests shall be deemed cancelled (all without further action by any Person, Entity, or the Bankruptcy Court) and shall be null and void and such certificates shall evidence no rights or interests in any of the Debtors, and (ii) new Interests in the Reorganized Debtors shall be issued to the Position Holder Trust.

Upon cancellation of the Interests in LPHI outstanding prior to the Effective Date, neither LPHI, the Reorganized Debtors, the Successor Entities nor the Successor Trustees shall file periodic or other reports with the SEC; provided, however, that Reorganized LPHI shall continue to be subject to the requirements of the Securities Exchange Act until such time as it terminates the registration of its common stock under the Securities Exchange Act and related rules and regulations.

Section 6.07     Formation of Successor Entities And Distribution of New Interests and New IRA Notes

As provided in Articles IV, V, VI VII, and XII of the Plan, on the Effective Date:

(i)	the Successor Entities will be formed;

(ii)	the Position Holder Trust will, subject to the Catch-Up Reconciliation provided for in the Plan, issue Fractional Interest Certificates for Distribution to the Continuing Fractional Holders;

(iii)	the Position Holder Trust will, subject to the Catch-Up Reconciliation provided for in the Plan, issue New IRA Notes to the Continuing IRA Holders;

(iv)	the Position Holder Trust will make Distributions of Position Holder Trust Interests to the Assigning Fractional Holders, the IRA Partnership, and the Continuing Fractional Holders;

(v)	the IRA Partnership will make Distributions of IRA Partnership Interests to the Assigning IRA Holders and the Continuing IRA Holders;

Disclosure Statement for Third Amended Joint Plan Dated June 22, 2016	Page 103

(vi)	the Creditors’ Trust will make Distributions of Creditors’ Trust Interests to the Rescinding Position Holders and Holders of Allowed General Unsecured Claims (including Former Position Holders);

(vii)	subject to Section 12.06(d) of the Plan, Newco will be formed and issue the Newco Interests as provided in the Plan and Confirmation Order, or as otherwise ordered by the Bankruptcy Court; and

(viii)	if issued, the Newco Interests will be issued to, and unless sold, will continue to be held by the Position Holder Trust. All proceeds from any sale of the Newco Interests will belong to the Position Holder Trust, as seller of the Newco Interests.

Section 6.08     Distribution and Contribution of Debtors’ Assets

On the Effective Date, the assets of the Debtors shall vest in the Reorganized Debtors and shall be Distributed (except as provided in Section 4.09(d) of the Plan) and contributed to the Successor Entities as follows:

(i)	LPHI shall contribute (A) to the Creditors’ Trust, all of its assets, including Causes of Action other than those included in the Policy Related Assets, and (B)to the Position Holder Trust, all of its Causes of Action included in the Policy Related Assets;

(ii)	LPIFS shall contribute (A) to the Creditors’ Trust, all of its Causes of Action, other than those included in the Policy Related Assets, and (B) to the Position Holder Trust, all of its assets, including its Causes of Action included in the Policy Related Assets; and

(iii)	LPI shall contribute its assets as follows: (A) to the Position Holder Trust, all of its Policy Related Assets, including the New IRA Note Collateral, but excluding the Pre-Petition Abandoned Positions; (B) to Newco, (x) all of its furniture, fixtures and equipment relating to servicing of the Policies, and (y) the Portfolio Information License; (C) to the Creditors’ Trust, all of LPI’s Causes of Action, including any and all Avoidance Actions, arising from, or related to, LPI’s pre-Petition business activities, other than those included in the Policy Related Assets; and (D) from and after the Effective Date, legal title to all of the Policies included in the Policy Related Assets contributed to the Position Holder Trust shall be held by the Position Holder Trust or its designee (which will initially be Reorganized LPI until the change of ownership to the Securities Intermediary can be recorded with the insurance companies that issued all of the Policies), for the benefit of all Position Holder Trust Beneficiaries (including the IRA Partnership) and all Lending Investors, New IRA Note Holders, and Continuing Fractional Holders, subject to the terms of the Plan, the Confirmation Order, the Position Holder Trust Agreement, the New IRA Note Collateral Documents, the Maturity Funds Collateral Agreement, and the rights and obligations of Lending Investors, Continuing IRA Holders and the Position Holder Trust under the Maturity Funds

Disclosure Statement for Third Amended Joint Plan Dated June 22, 2016	Page 104

Loans, the Maturity Funds Collateral Agreement, the New IRA Notes and the New IRA Note Collateral Documents.

(iv)	The Pre-Petition Abandoned Positions will be retained by Reorganized LPI until completion of the Catch-Up Reconciliation, at which time Reorganized LPI will (A) use Pre-Petition Abandoned Positions to pay the Class Action Litigants’ Counsel Fees and certain other amounts payable as provided in Section 4.13(e) of the Plan, and (B) distribute and contribute the remaining Pre -Petition Abandoned Positions to the Position Holder Trust. In addition, all Beneficial Ownership related to Fractional Interests with respect to which Position Holder Trust Elections are deemed to have been made following completion of the Catch-Up Reconciliation as provided in Section 4.13 of the Plan, and all Fractional Positions voluntarily abandoned as described in Section 4.03(l) of the Plan, automatically will be conclusively deemed to have been contributed to the Position Holder Trust, effective as of the Effective Date.

(v)	Notwithstanding Section 6.08(iii) above, if the Vida Plan Collaboration Agreement is consummated as contemplated by Section 12.06(d) of the Plan, the assets described in Section 6.08(iii)(B)(x) will not be contributed to Newco (which would not be formed), and Vida would enter into the Portfolio Information License instead of Newco.

(vi)	Any Other Assets of any of the Debtors not included in one of the Distributions set forth above shall be contributed to the Position Holder Trust.

Section 6.09     Directors and Officers

On the Effective Date, (a) the Position Holder Trustee shall become the sole director and president of each Reorganized Debtor with all rights, powers and duties to complete the winding up of the Reorganized Debtors; (b) the Position Holder Trustee shall be vested with power of attorney under the Plan and the Position Holder Trust Agreement to act on behalf of the Reorganized Debtors in (i) transferring legal title of the Policies to the Position Holder Trust or its designee, (ii) designating the Position Holder Trust or its designee as the beneficiary of record for all of the Policies, (iii) completing the transfer and assignment of, and maximizing the value of, the other Policy Related Assets as provided in the Plan, (iv) entering into all of the Plan Documents to which the Position Holder Trust is a party, and (v) taking all such other actions on behalf of the Reorganized Debtors as required by the Plan and any of the Plan Documents; and (c) the Creditors’ Trustee and the Position Holder Trustee shall be vested with power of attorney under the Plan to act on behalf of the Reorganized Debtors in connection with the Causes of Action assigned to the Creditors’ Trust and the Position Holder Trust, respectively. The Chapter 11 Trustee, as sole director of LPI and LPIFS, and all officers of LPI and LPIFS shall resign as of the Effective Date. Resignation of the Chapter 11 Trustee as sole director shall not affect or impair the sole director’s right to seek a final ruling on any request for compensation and reimbursement of expenses made in connection with LPI and LPIFS.

Disclosure Statement for Third Amended Joint Plan Dated June 22, 2016	Page 105

Section 6.10     Cancellation of Existing Secured Claims

Save and except for the Maturity Funds Liens, and except as expressly provided otherwise in the Plan, any Lien encumbering any of the assets of the Debtors or their Estates shall be deemed released and the Holder of such Allowed Secured Claim shall deliver to the applicable Debtor (or Reorganized Debtor) any collateral or other property of any Debtor (or Reorganized Debtor) held by such Holder, and any termination statements, instruments of satisfaction, or releases of all security interests with respect to its Allowed Secured Claim that may be reasonably required in order to terminate any related financing statements, mortgages, mechanic’s liens, or lis pendens.

The Confirmation Order shall provide, in accordance with the Class Action Settlement Agreement, that none of the Original IRA Note Issuers held any property interest in any Fractional Interest or otherwise in any Policy, and therefore was not able to, and in fact did not, grant any Lien to any IRA Holder.

Section 6.11     Vesting of the Assets

On the Effective Date: (i) ownership of Fractional Interests held in the name of Continuing Fractional Holders shall be vested in the Continuing Fractional Holders, subject to the terms of the Plan and the Position Holder Trust Agreement; (ii) the Vested Assets shall vest in the applicable Reorganized Debtors free and clear of all Liens, save and except for Maturity Funds Liens and the Fractional Interests outstanding after the Effective Date, the liens on the New IRA Note Collateral to be established pursuant to the New IRA Note Collateral Documents, and (if applicable) Liens under the documentation for the Vida Financing, which will continue subject to the terms of this Plan, the Position Holder Trust Agreement, the New IRA Note Collateral Documents, the Maturity Funds Collateral Agreement, and the Vida Financing documents; and (iii) the Maturity Funds Loans and the assumed contracts shall be assumed by the applicable Successor Entities as provided in the Plan and vest in the applicable Successor Entities. In addition, following completion of the Catch-Up Reconciliation, all Beneficial Ownership related to Fractional Interests with respect to which Position Holder Trust Elections are deemed to have been made, as provided in Section 4.13 of the Plan shall automatically vest in the Position Holder Trust, effective as of the Effective Date.

Except as otherwise set forth in the Plan, the Confirmation Order or any of the Plan Documents, from and after the Effective Date, (i) the respective Successor Entities shall perform and pay when due liabilities under, or related to the ownership or operation of, the Vested Assets and the assumed contracts to be contributed to or assumed by each of them as provided herein and therein, and (ii) none of the Successor Entities shall be responsible for any liabilities relating to Vested Assets contributed to, or contracts assumed by, any other Successor Entity, or for any liabilities of any of the Debtors or Reorganized Debtors other than liabilities expressly assumed by it, or for which it is otherwise expressly liable under the Plan, or relating to Vested Assets contributed to it. The Reorganized Debtors and the Successor Entities may operate free of any restrictions of the Bankruptcy Code.

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After the Effective Date, each Successor Trustee, as applicable, may present such orders or assignments of the Bankruptcy Court, suitable for Filing in the records of every county or governmental agency where the Vested Assets are or were located, or third party by whom record title to any of the Vested Assets or custody of any of the Escrowed Funds or Maturity Funds is maintained, which provide that such property is conveyed to or vested in the Reorganized Debtors or the Successor Entities, or is to be transferred to the Escrow Agent to be held by the Escrow Agent in accordance with the terms of the applicable Plan Documents. The orders or assignments may designate all Liens, Claims, and encumbrances or other interests, which appear of record and/or from which property is being transferred and assigned. The Plan shall be conclusively deemed to be adequate notice of title to the Vested Assets and that any Lien, Claim, encumbrance, or other interest is being extinguished and no notice other than by the Plan shall be given before the presentation of such orders or assignments. Any person having a Lien, Claim, encumbrance or other interest against any Vested Asset shall be conclusively deemed to have consented to the transfer, assignment and vesting of such Vested Assets free and clear to the Reorganized Debtors by failing to object to Confirmation, except as otherwise provided for in the Plan with regard to the Maturity Funds Liens, the Fractional Interests to be outstanding after the Effective Date, the liens on the New IRA Note Collateral to be established pursuant to the New IRA Note Collateral Documents, and (if applicable) Liens under the documentation for the Vida Financing, which will continue subject to the terms of this Plan, the Position Holder Trust Agreement, the New IRA Note Collateral Documents, the Maturity Funds Collateral Agreement, and the Vida Financing documents; provided, however, except as otherwise set forth in the Plan, nothing herein shall be deemed to be a release of any Lien, Claim, encumbrance or other interest in or against property that is not a Vested Asset.

Section 6.12     Post-Effective Date Catch-Up Reconciliation

A.	Notice of Amounts Owed with Respect to Fractional Positions

In connection with selecting between the Elections available to them as Holders of Class B2, B2A, B3, or B3A Claims, Investors will be informed (a) whether they owe any Catch-Up Payment or Pre-Petition Default Amount as of the Voting and Election Record Date, and if so (b) the allocation of the amount due among Premium Advances made by one of the Debtors, platform servicing fees and other amounts.

B.	Catch-Up Payments

(i)	If a Current Position Holder makes a Continuing Holder Election for a Fractional Position as to which any Catch-Up Payment is owing, (1) the Continuing Holder Election will not be effective as of the Effective Date, and the Current Position Holder will not become a Continuing Position Holder or receive a Distribution relating to the Election as of the Effective Date, and (2) the Current Position Holder will have until the Catch-Up Cutoff Date (ninety (90) days after the Effective Date) to pay the Catch-Up Payment in full to the Position Holder Trust and thereby (x) render the Election effective and (y) be eligible to receive a

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Distribution with respect to a Continued Position, effective as of the Effective Date.

(ii)	Irrespective of whether the Current Position Holder made an Election, if a Current Position Holder who owes a Catch-Up Payment does not pay the Catch-Up Payment in full by the Catch-Up Cutoff Date, as evidenced by the information included in the Post-Effective Adjustment Report provided to the Position Holder Trustee pursuant to the Servicing Agreement, the Current Position Holder (i) automatically will be conclusively deemed to have made the Position Holder Trust Election with respect to the Fractional Position, effective as of the Effective Date, and (ii) in exchange for the Fractional Position, will receive a Distribution of a Position Holder Trust Interest (or an IRA Partnership Interest with respect to IRA Holders) calculated as provided in Section 5.05 of the Plan (or Section 7.04 of the Plan, with respect to IRA Partnership Interests), and subject to the Position Holder Trust’s right to offset (and the IRA Partnership’s corresponding right of offset) with respect to the unpaid Catch-Up Payment amount as provided in Section 5.05(f) of the Plan.

(iii)	If a Current Position Holder who owes a Catch-Up Payment(s) does not make any Election at all as to any Fractional Position (i.e., a non-Electing Holder), then, unless the Catch-Up Payment(s) due with respect to all of the Current Position Holder’s Fractional Positions are paid in full by the applicable due date, the Current Position Holder automatically will be deemed to have made Position Holder Trust Elections with respect to all of its Fractional Positions and thereby be (1) treated as an Assigning Position Holder with respect to all of its Fractional Positions and (2) subject to the Position Holder Trust’s right to offset (and the IRA Partnership’s corresponding right of offset) with regard to the aggregate unpaid Catch-Up Payment amount as provided in Section 5.05(f) of the Plan.

(iv)	Any partial payment made by a non-Electing Holder in respect of Fractional Positions deemed contributed to the Position Holder Trust will be taken into account in determining the Position Holder Trust’s right to offset (and the IRA Partnership’s corresponding right of offset) with regard to any distributions allocated to the Position Holder Trust Interest issued in respect of the Contributed Position(s).

C.       Outstanding Pre-Petition Defaults

(i)         If an Investor who owes a Pre-Petition Default Amount with respect to a Fractional Position does not pay the Pre-Petition Default Amount in full by no later than thirty (30) days after the Confirmation Date (the Pre-Petition Default Payment Deadline), as evidenced by the information included in the final Post-Effective Adjustment Report provided to the Position Holder Trustee pursuant to the Servicing Agreement, any partial payment will be applied first to satisfy any Premium Advances owed by the Investor, and then:

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(1)     if the amount paid by the Pre-Petition Default Payment Deadline is sufficient to pay all Premium Advances included in the Pre-Petition Default Amount but not sufficient to pay any other amounts included (e.g., platform servicing fees), the Investor (A) automatically will be conclusively deemed to have made the Position Holder Trust Election with respect to the Fractional Position, effective as of the Effective Date, and (B) in exchange for the Fractional Position, will receive a Distribution of a Position Holder Trust Interest calculated as provided in Section 5.05 of the Plan, and subject to the Position Holder Trust’s right of offset (and the IRA Partnership’s corresponding right of offset) with regard to the unpaid Pre-Petition Default Amount as provided in Section 5.05(f) of the Plan; or

(2)     if the amount paid by the Pre-Petition Default Payment Deadline is not sufficient to pay all Premium Advances included in the Pre-Petition Default Amount, (A) the Investor automatically will be conclusively deemed to have abandoned the Fractional Position, effective as of the Subsidiary Petition Date, (B) the Fractional Position shall become a Pre-Petition Abandoned Position with title vested in the Debtors in accordance with the terms of the Plan, and (C) the Investor will be automatically deemed to be a Former Position Holder and shall not be entitled to a Distribution on account of the subject Pre-Petition Abandoned Position unless the defaulting Investor timely filed a Proof of Claim. If such an Investor did timely file a Proof of Claim, then without waiving any other arguments available to the Debtors or their Successor Entities with respect to the validity or amount of the Claim reflected on the Proof of Claim, the amount of any Allowed Claim relating to the Fractional Position will be reduced by the unpaid Pre-Petition Default Amount.

(ii)          If an Investor who owes a Pre-Petition Default Amount pays the Pre-Petition Default Amount in full by the Pre-Petition Default Payment Deadline, the Investor will be deemed to be a Current Position Holder (and Ownership Settlement Subclass Member) with respect to the subject Fractional Position, effective as of the date the Pre-Petition Default Amount is paid in full, and to be entitled to make an Election and, accordingly, entitled to a Distribution with respect to the subject Fractional Position in accordance with the Election (or, as the case may be, deemed Election).

(iii)         If an Investor makes a partial payment of the Pre-Petition Default Amount owed with respect to a Fractional Position, then (1) if the Investor becomes an Assigning Fractional Holder with respect to the Fractional Position, the Position Holder Trust will have a right of offset for the unpaid amount as provided in Section 5.05(f) of the Plan, or (2) if the Fractional Position becomes a Pre-Petition Abandoned Position, the partial payment will not be accepted and instead will be returned to the Investor.

(iv)        If an Investor does not make any Election at all as to any Fractional Position (i.e., a non-Electing Investor), then:

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(1)     if an amount equal to all of the Premium Advances included in the Pre-Petition Default Amount(s) due with respect to all of the Investor’s Fractional Positions was not paid by the Pre-Petition Default Payment Deadline, (A) the Investor automatically will be conclusively deemed to have abandoned all of its Fractional Positions, effective as of the Subsidiary Petition Date, (B) the Fractional Positions will all become Pre-Petition Abandoned Positions with titled vested in the Debtors in accordance with the terms of the Plan, and (C) the Investor will be automatically deemed to be a Former Position Holder with respect to all of its Fractional Positions and shall not be entitled to a Distribution on account of the subject Pre-Petition Abandoned Position(s) unless the defaulting Investor timely filed a Proof of Claim for each (or all) of its Fractional Positions. If such an Investor did timely file a Proof(s) of Claim, then without waiving any other arguments available to the Debtors or their Successor Entities with respect to the validity or amount of the Claim reflected on the Proof of Claim, the amount of any Allowed Claim relating to the Fractional Position will be reduced by the unpaid Pre-Petition Default Amount; or

(2)     if an amount equal to all of the Premium Advances included in the Pre-Petition Default Amount(s) due with respect to all of the Investor’s Fractional Positions was paid by the Pre-Petition Default Payment Deadline, but the aggregate Pre-Petition Default Amount(s) was not paid in full, the Investor automatically will be deemed to have made Position Holder Trust Elections with respect to all of its Fractional Positions and thereby be (A) treated as an Assigning Position Holder with respect to all of its Fractional Positions and (B) subject to the Position Holder Trust’s right of offset (and the IRA Partnership’s corresponding right of offset) with regard to the aggregate unpaid Pre-Petition Default Amount as provided in Section 5.05(f) of the Plan.

(v)         Disputes. Any dispute relating to whether any Catch-Up Payment or Pre-Petition Default Amount is due with respect to a Fractional Position(s), or whether any Catch-Up Payment or Pre-Petition Default Amount is in the correct amount, will be resolved by the Position Holder Trustee in accordance with the authority granted to the Position Holder Trustee under the Plan, using the dispute resolution procedures set forth in the Position Holder Trust Agreement.

(vi)        Satisfaction of Obligations Using Pre-Petition Abandoned Positions. Following completion of the Catch-Up Reconciliation, and in accordance with the procedures set forth in the Class Action Settlement Agreement, Reorganized LPI will (i) determine the Pro Rata portion of the Fractional Interests related to all of the Pre-Petition Abandoned Positions that represents the right to receive death benefits under Policies in an aggregate amount equal to the Class Action Litigants’ Counsel Fees, and (ii) transfer and assign those Fractional Interests (i.e., the Class Action Litigants’ Counsel Fee Positions) to the Class Action Litigants’ Counsel through assignment to Langston Law Firm LPI Settlement, LLP. In addition, the Debtors will have the right to use a portion of the Fractional Interests related to the Pre-Petition Abandoned Positions to satisfy other

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obligations of the Debtors or the Reorganized Debtors as provided in the Plan Supplement or the Confirmation Order.

Section 6.13     Authorization for Reorganization Transactions

On the Effective Date or as soon as reasonably practicable thereafter, the Debtors, including as Reorganized Debtors, and the Successor Entities and managers are authorized and directed to take all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Plan or the Reorganization Transactions, including: (i) the execution and delivery of the Reorganization Documents and all other appropriate agreements or other documents of financing, merger, consolidation, reorganization or termination containing terms that are consistent with the terms of the Plan and that satisfy the requirements of applicable law; (ii) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any property, right, liability, duty, or obligation on terms consistent with the terms of the Plan; (iii) the filing of appropriate certificates of formation, merger, consolidation or termination with the appropriate governmental authorities pursuant to applicable law; and (iv) all other actions that the Debtors, including as Reorganized Debtors, or the Successor Entities determine are necessary or appropriate, including the making of filings or recordings in connection with the Reorganization Transactions, including without limitation all such actions, as may be set forth in the Plan Supplement.

The Chapter 11 Trustee, sole director of the Subsidiary Debtors, president, or any other appropriate officer of the Debtors or, after the Effective Date, the Position Holder Trustee on behalf of any Reorganized Debtors shall be authorized to execute, deliver, file, or record such contracts, instruments, releases, indentures, and other agreements or documents, and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan. The secretary of the Debtors, or, after the Effective Date, of the Reorganized Debtors (or the Position Holder Trustee on behalf of any Reorganized Debtor), shall be authorized to certify or attest to any of the foregoing actions.

Section 6.14     Preservation of Causes of Action and Reservation of Rights

Except to the extent such rights, Claims, Causes of Action, defenses, and counter claims are otherwise disposed of in the Plan, or are expressly and specifically released in connection with the Plan, the Class Action Settlement, the MDL Settlement, and/or Confirmation Order, or in any settlement agreement approved during the Chapter 11 Cases, or in any contract, instrument, release, indenture or other agreement entered into in connection with the Plan, in accordance with Bankruptcy Code section 1123(b): (i) any and all rights, Claims, Causes of Action (including Avoidance Actions), defenses, and counterclaims of or accruing to the Debtors or their Estates shall be automatically preserved, reserved and transferred to the Creditors’ Trust (or the Position Holder Trust to the extent that such Causes of Action are included in the Policy Related Assets), whether or not litigation relating thereto is pending on the Effective Date, whether or not such rights, Claims, Causes of Action, defenses, and counterclaims may be asserted or assertable against the Holder of an Allowed Claim, and whether or not any such rights, Claims, Causes of Action, defenses and counterclaims have been Scheduled, listed or

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referred to in the Plan, the Disclosure Statement, the Plan Supplement, the Bankruptcy Schedules, or any other document Filed with the Bankruptcy Court; and (ii)neither the Creditors’ Trustee nor the Position Holder Trustee waives, relinquishes, or abandons (nor shall either be estopped or otherwise precluded from asserting) any right, Claim, Cause of Action, defense, or counterclaim that constitutes property of the Estates or any of them: (A) whether or not such right, Claim, Cause of Action, defense, or counterclaim has been listed or referred to in the Plan, the Debtors Bankruptcy Schedules, the Debtors’ Bankruptcy Statement of Financial Affairs, or any other document Filed with the Bankruptcy Court; (B) whether or not such right, Claim, Cause of Action, defense, or counterclaim is currently known to the Debtors; and (C) whether or not a defendant in any litigation relating to such right, Claim, Cause of Action, defense or counterclaim Filed a Proof of Claim in the Chapter 11 Cases, Filed a notice of appearance or any other pleading or notice in the Chapter 11 Cases, voted for or against the Plan, or received or retained any consideration under the Plan.

Without in any manner limiting the generality of the foregoing, notwithstanding any otherwise applicable principle of law or equity, without limitation, any principles of judicial estoppel, res judicata, collateral estoppel, issue preclusion, or any similar doctrine, the failure to list, disclose, describe, identify, or refer to a right, claim, cause of action, defense, or counterclaim, or potential right, claim, cause of action, defense, or counterclaim, in the Plan, this Disclosure Statement, the Plan Supplement, the Bankruptcy Schedules, the Bankruptcy SOFAs or any other document filed with the Bankruptcy Court, and/or the scheduling of a Claim in the Bankruptcy Schedules as undisputed, liquidated and noncontingent, shall in no manner waive, eliminate, modify, release, or alter any Estate’s or either Successor Trust’s right to commence, prosecute, defend against, settle, and realize upon any rights, claims, Causes of Action, defenses, or counterclaims that a Debtor has, or may have, as of the Effective Date. The Creditors’ Trustee may, subject to the Plan and the Creditors’ Trust Agreement, commence, prosecute, defend against, settle, and realize upon any rights, claims, causes of action, defenses, and counterclaims assigned and contributed to it, as provided in the Plan, the Class Action Settlement Agreement, the MDL Settlement Agreement, and the Creditors’ Trust Agreement, in accordance with what is in the best interests, and for the benefit of, the Creditors’ Trust Beneficiaries. The Position Holder Trustee may, subject to the Plan and the Position Holder Trust Agreement, commence, prosecute, defend against, settle, and realize upon any rights, claims, Causes of Action, defenses, and counterclaims included in the Policy Related Assets, as provided in the Plan and the Position Holder Trust Agreement, in accordance with what is in the best interests, and for the benefit, of the Position Holder Trust Beneficiaries.

The Causes of Action to be transferred to the Creditors’ Trust, as provided by the Plan and the Creditors’ Trust Agreement or Position Holder Trust Agreement, as the case may be, include, but are not limited to the following:

•	All claims, defenses, cross-claims, and counterclaims related to the existing litigation in Moran v. Pardo, et al., Civil Action No. 15-40289-RFN-11 in the United States District Court for the Northern District of Texas;

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•	All claims, defenses, cross-claims, and counterclaims related to the existing litigation in Moran v. Sundelius, et al., Adversary Proceeding No. 15-04087-rfn in the Debtors’ Chapter 11 Case;

•	All claims, defenses, cross-claims, and counterclaims related to the existing litigation in Moran, et al. v. 72 Vest, et al., Adversary Proceeding No. 16-04035 in the Debtors’ Chapter 11 Case;

•	All claims, defenses, cross-claims, and counterclaims related to the existing litigation in Moran, et al. v. Ostler, et al., Adversary Proceeding No. 16-04022 in the Debtors’ Chapter 11 Case;

•	All claims, defenses, cross-claims, and counter claims related to the existing litigation in Moran, et al. v. A. Roger O. Whitley, Group, Inc., et al., Adversary Proceeding No. 16-04038 in the Debtors’ Chapter 11 Case;

•	All claims, defenses, cross-claims, and counterclaims related to the existing litigation in Moran, et al. v. Happy Endings, Adversary Proceeding No. 16-04024 in the Debtors’ Chapter 11 Case;

•	All claims, defenses, cross-claims, and counterclaims related to the existing litigation in Moran, et al. v. Robin Rock, et al., Adversary Proceeding No. 16-04034 in the Debtors’ Chapter 11 Case;

•	All claims, defenses, cross-claims, and counterclaims related to the existing litigation in Moran, et al. v. Ballantyne, et al., Adversary Proceeding No. 16-04039 in the Debtors’ Chapter 11 Case;

•	All claims, defenses, cross-claims, and counterclaims related to the existing litigation in Moran, et al. v. Funds for Life, et al., Adversary Proceeding No. 16-04029 in the Debtors’ Chapter 11 Case;

•	All claims, defenses, cross-claims, and counterclaims related to the existing litigation in Moran, et al. v. Averritt, et al., Adversary Proceeding No. 16-04032 in the Debtors’ Chapter 11 Case;

•	All claims, defenses, cross-claims, and counterclaims related to the existing litigation in Moran, et al. v. Coleman, et al., Adversary Proceeding No. 16-04037 in the Debtors’ Chapter 11 Case;

•	All claims, defenses, cross-claims, and counterclaims related to the existing litigation in Moran, et al. v. Atwell, et al., Adversary Proceeding No. 16-04030 in the Debtors’ Chapter 11 Case;

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•	All claims, defenses, cross-claims, and counterclaims related to the existing litigation in Moran, et al. v. Blanc & Otus, et al., Adversary Proceeding No. 16-04031 in the Debtors’ Chapter 11 Case;

•	All claims, defenses, cross-claims, and counterclaims related to the existing litigation in Moran, et al. v. Alexander, et al., Adversary Proceeding No. 16-04036 in the Debtors’ Chapter 11 Case;

•	All claims, defenses, cross-claims, and counterclaims related to the existing litigation in Moran, et al. v. ESP Communications, Adversary Proceeding No. 16-04027 in the Debtors’ Chapter 11 Case;

•	All claims, defenses, cross-claims, and counterclaims related to the existing litigation in Moran, et al. v. Cassidy, Adversary Proceeding No. 16-04033 in the Debtors’ Chapter 11 Case;

•	All claims, defenses, cross-claims, and counterclaims related to the existing litigation in Moran, et al. v. Brooks, Adversary Proceeding No. 16-04025 in the Debtors’ Chapter 11 Case;

•	All claims, defenses, cross-claims, and counterclaims related to the existing litigation in Moran, et al. v. Summit Alliance Settlement Co., LLC, et al., Adversary Proceeding No. 16-04026 in the Debtors’ Chapter 11 Case;

•	All claims, defenses, cross-claims, and counterclaims related to the existing litigation in Moran, et al. v. American Heart Association, et al, Adversary Proceeding No. 16-04028 in the Debtors’ Chapter 11 Case;

•	All claims, defenses, cross-claims, and counterclaims related to the Assigned Causes of Action or Additional Assigned Causes of Action, including, but not limited to, claims for the following: violations of the Texas Securities Act (Tex. Rev. Civ. Stat. art. 581-1, et seq.), violations of the Securities Exchange Act (15 U.S.C. § 78a–pp), violations of Rule 10b-5, fraud, breach of fiduciary duty, unjust enrichment, aiding and abetting fraud, aiding and abetting violations of the Texas Securities Act, aiding and abetting breaches of fiduciary duties, conspiracy, and violations of RICO (18 U.S.C. §§ 1961–68);

•	All claims, defenses, cross-claims, and counterclaims related to any Avoidance Actions, existing and potential, against any insiders, sales agents, licensees, master licensees, brokers, insider companies, affiliates of Brian Pardo, recipients of political contributions, recipients of charitable contributions, shareholders, IRA advisors, IRA brokers, IRA custodians, insurers, banks, law firms, financial professionals, and any other parties, known and unknown, that received property transferred by the Debtors;

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•	All claims, defenses, cross-claims, and counterclaims related to potential litigation against insiders, directors, sales agents, licensees, master licensees, brokers, IRA advisors, IRA brokers, IRA custodians, insider companies, affiliates of Brian Pardo, insurers, banks, law firms, financial professionals, and any other parties, known and unknown, including, but not limited to, claims for the following: violations of the Texas Securities Act (Tex. Rev. Civ. Stat. art. 581-1, et seq.), fraud, breach of fiduciary duty, aiding and abetting fraud, aiding and abetting violations of the Texas Securities Act, aiding and abetting breaches of fiduciary duties, conspiracy, violations of RICO (18 U.S.C. §§ 1961–68), unjust enrichment and constructive trust, and attorneys’ fees;

•	All claims, defenses, cross-claims, and counterclaims related to the existing litigation pending in California Superior Court, Los Angeles County, styled Life Partners Holdings, Inc. v. Wedbush Securities, Case No. BC558646;

•	All claims, defenses, cross-claims and counterclaims related to the existing litigation pending in the United States Bankruptcy Court for the Northern District of Illinois, styled Life Partners Holdings, Inc. v. OptionsXpress, Inc., et al., Adversary Proceeding No. 15-00640; and

•	All claims, defenses, cross-claims and counterclaims related to the existing litigation pending in the United States District Court for the Western District of Texas, styled Griswold v. Pardo, et al., Case No. 2:11-cv-00043-AM.

Section 6.15     Employee Benefit Plans

Effective as of the Effective Date, all Employee Benefit Plans will be terminated in accordance with their terms and the applicable provisions of the state and federal law.

Section 6.16     Modification

The Plan Proponents will retain the exclusive right to amend or modify the Plan and any of the Plan Documents, and to solicit acceptances of any amendments to or modifications of the Plan or any of the Plan Documents, through and until the date of substantial consummation of the Plan.

Section 6.17     Exemption from Certain Transfer Taxes

Pursuant to Bankruptcy Code section 1146(a), the issuance, transfer, or exchange of a security, or the making of delivery of an instrument of transfer, including any transfers effected pursuant to the Plan or by any of the Reorganization Documents, provided for under the Plan, from the Debtors or the Reorganized Debtors to the Servicing Company, the Position Holder Trust, the Creditors’ Trust, or any other Person or Entity pursuant to the Plan, as applicable, may not be taxed under any law imposing a stamp tax or similar tax, and the sale and/or Confirmation Order shall direct the appropriate state or local governmental officials or agents to forego the collection of any such tax or governmental assessment and to accept for Filing and recordation

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any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

Section 6.18     Discharge of the Chapter 11 Trustee from Duties

The Chapter 11 Trustee of LPHI will be discharged from his duties in these Chapter 11 Cases upon the filing of a notice of substantial consummation in the Chapter 11 Cases as provided in the Plan. The Chapter 11 Trustee, upon discharge, will cancel his trustee bond. Discharge of the Chapter 11 Trustee does not affect or impair the Chapter 11 Trustee’s right to seek a final ruling on any request for statutory compensation and reimbursement of expenses made in connection with the LPHI case, nor for his compensation requested from the LPI and LPIFS cases.

Section 6.19     Compensation for Fiduciaries Serving in the Chapter 11 Cases and under the Successor Trust Agreements

The compensation paid to the Chapter 11 Trustee, in his capacity as Chapter 11 Trustee and for his services as Director of the Subsidiary Debtors, is subject to approval by the Bankruptcy Court after his application is made, and after notice and a hearing in the Chapter 11 Cases. No application has been made and the Chapter 11 Trustee is in discussions with the Committee and the Plan Supporters as to the appropriate amount of such proposed compensation. Prospective compensation to be paid to the fiduciaries serving under the Successor Trust Agreements and the IRA Partnership Agreement (e.g., each Successor Trustee, the IRA Partnership Manager, and the members of each Trust Board) will be set forth in or determined pursuant to the Plan Documents relating to the Successor Entities to be included in the Plan Supplement. The analysis in Exhibit D included herein reflects an assumed reserve for payment of all of the aforementioned compensation, together with the Class Action Litigants’ Counsel Fees to be paid by Reorganized LPI pursuant to the Class Action Settlement Agreement.

Section 6.20     Creditors’ Trustee Closing of the Chapter 11 Cases

When (a) the Bankruptcy Court has adjudicated all applications by Professionals for final allowance of compensation for services and reimbursement of expenses and issued a Final Order for each application and the payment of all amounts payable thereunder; (b) all Disputed Claims Filed against a Debtor have become Allowed Claims or have been Disallowed by Final Order or otherwise pursuant to the Plan; and (c) all appropriate Distributions of New Interests and New IRA Notes have been made or arranged to be made pursuant to the Plan, the Creditors’ Trustee shall seek authority from the Bankruptcy Court to close the Debtors’ Chapter 11 Cases in accordance with the Bankruptcy Code and the Bankruptcy Rules, without prejudice to the rights of the Creditors’ Trustee or Position Holders Trustee to seek to reopen the Chapter 11 Cases as necessary to effectuate the confirmed Plan.

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ARTICLE VII

FRACTIONAL POSITIONS

Section 7.01     The Election Rights Afforded to Current Position Holders

Holders of Fractional Positions may Elect with respect to each Fractional Position they Hold to: (i) be treated as a Continuing Position Holder with respect to a Continued Position; (ii)contribute their Fractional Position to the Position Holder Trust (the Fractional Position of an IRA Holder will be contributed to the Position Holder Trust through the IRA Partnership) and in exchange receive a Position Holder Trust Interest (or an IRA Partnership Interest in the case of an IRA Holder); (iii) if they are a member of the Rescission Settlement Subclass under the Class Action Settlement Agreement, rescind their purchase of the Fractional Position, and receive a Creditors’ Trust Interest; or (iv) in the case of an IRA Holder, distribute the Fractional Position to the IRA owner and exchange it for a Fractional Interest held outside the IRA, and with respect to which the IRA owner will be deemed to have made a Continuing Holder Election. The Position Holder Trust will hold legal title to all of the Policies and all of the beneficial and equitable ownership of the Policies that is not represented by Fractional Interests outstanding from time to time.

The Holder of a Fractional Position who Elects to become a Continuing Position Holder with respect to a Fractional Position will be required to make the Continuing Position Holder Contribution to the Position Holder Trust. The Continuing Position Holder Contribution will consist of five percent (5%) of the Fractional Position, five percent (5%) of all Escrowed Funds for premiums relating to such Fractional Position, and five percent (5%) of any Maturity Funds relating to such Fractional Position. Continuing Fractional Holders will be required to pay a Servicing Fee, and such Servicing Fee will be taken into account in determining the principal amount of a Continuing IRA Holder’s New IRA Note.

Current Position Holders who desire to make a Continuing Holder Election will also have to discharge any monetary obligations they owe with respect to the Fractional Position, as described in Section 7.02 below.

Continuing Fractional Holders, but not Continuing IRA Holders, will be required to pay their share of premium payments (and the Servicing Fee) in the future with respect to their Continued Positions, and the Servicing Company will manage the premium call process pursuant to the Servicing Agreement. The future premium payments that the Position Holder Trust will be required to pay to maintain the share of the Beneficial Ownership in the Policies pledged as collateral for the New IRA Notes will be taken into account in determining the principal amount of the New IRA Notes. Those Holders who Elect to become Continuing Fractional Holders but default on their obligations to make premium payments will be deemed to have made an Election to contribute their Fractional Positions to the Position Holder Trust, and will receive Trust Interests calculated as described in Section 8.04 of this Disclosure Statement entitled “The Position Holder Trust Beneficiaries.” Current Position Holders who make the Position Holder Trust Election and contribute their Fractional Positions to the Position Holder Trust (for IRA

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Holders, the contribution is made through the IRA Partnership) will be relieved of future obligations with respect to premium payments relating to the contributed Fractional Positions, and such responsibility will be borne by the Position Holder Trust.

To the extent a Fractional Position relates to Maturity Funds which are being held in the Maturity Escrow Account as of the Effective Date or have been advanced to the Debtors pursuant to the Maturity Funds Facility prior to the Effective Date, the Continuing Position Holder will receive a Statement of Maturity Account, reflecting a Maturity Funds Loan payable to the Continuing Position Holder and the balance of the Maturity Funds being held in escrow. The Maturity Funds Facility and the anticipated timeline for payout of Maturity Funds and payment of Maturity Funds Loans is described in Section 6.01 hereof entitled, “Exit Financing and Reserve Funding.”

Section 7.02     The Threshold Monetary Obligations of Current Position Holders Who Elect to be Continuing Position Holders

If a Current Position Holder makes (or is treated as having made) a Continuing Holder Election for a Fractional Position as to which any outstanding premium or other amount is owing (i.e., a Catch-Up Payment), the Continuing Holder Election will not be effective as of the Effective Date and the Current Position Holder will not become a Continuing Position Holder or receive Distributions relating to the Election as of the Effective Date. Current Position Holders will be notified if they owe any Catch-Up Payment when their Ballots are mailed to them. The Current Position Holder will have until the Catch-Up Cutoff Date to pay the Catch-Up Payment in full to the Position Holder Trust, and thereby render the Election effective and be eligible to receive Distributions with respect to a Continued Position, effective as of the Effective Date.

If the Current Position Holder does not pay the Catch-Up Payment in full by the Catch-Up Cutoff Date, as evidenced by the information included in a Post-Effective Adjustment Report provided to the Position Holder Trustee pursuant to the Servicing Agreement, the Current Holder (i) automatically will be conclusively treated as having made the Position Holder Trust Election with respect to the Fractional Position, effective as of the Effective Date, and (ii) in exchange for the Fractional Position, will receive a Distribution of a Position Holder Trust Interest or an IRA Partnership Interest in the case of an IRA Holder.

If the Current Position Holder owes a Pre-Petition Default Amount with respect to a Fractional Position, no Elections will be available for the Fractional Position unless and until the amount due has been timely paid in full. In addition, if a Current Position Holder who owes a Pre-Petition Default Amount does not pay at least all of the Premium Advances included in the Pre-Petition Default Amount by the Pre-Petition Default Payment Deadline (which will be 30 days after the Confirmation Date), the Investor will be conclusively treated as having forfeited and abandoned the Fractional Position pursuant to the terms of the Plan and such Investor will not be entitled to a Distribution on account of the subject abandoned Fractional Position unless the defaulting Investor timely filed a Proof of Claim. If a Current Position Holder who owes a Pre-Petition Default Amount pays all of the Premium Advances included in the Pre-Petition Default Amount but the payment is not sufficient to pay any other amounts included (e.g., unpaid

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platform servicing fees), the Current Position Holder will be conclusively treated as having made the Position Holder Trust Election with respect to the Fractional Position, effective as of the Effective Date.

Section 7.03     The Continuing Monetary Obligations of Current Position Holders Who Elect to be Continuing Fractional Holders

On a going forward basis, from and after the Effective Date, the Servicing Company will make premium calls to Continuing Fractional Holders (but not Continuing IRA Holders) holding Fractional Positions related to Distressed Policies by sending premium notice and payment reminders to each Continuing Fractional Holder. Premium calls shall be sent no later than 120 days prior to the date the premium payment is due to the insurance company that issued the relevant Policy. If the Continuing Fractional Holder does not pay in full the amount specified in the premium call notice for any Continued Position by the due date specified in the notice, a Payment Default with respect to the Continued Position (a Defaulted Fractional Position) shall occur on the due date (the Payment Default Date), and the Continuing Fractional Holder shall be deemed to have made a Position Holder Trust Election with respect to the Defaulted Fractional Position as of the Payment Default Date, without any further notice from or other action by the Servicing Company, the Position Holder Trust or any other Person. Within 30 days after the Payment Default Date, the Servicing Company shall notify the Position Holder Trustee of the occurrence of the Payment Default, and the Position Holder Trust shall pay into the premium payment account provided for in the Servicing Agreement an amount equal to the amount unpaid by the Continuing Position Holder with respect to the Defaulted Fractional Position. Any payment made by the Continuing Fractional Holder after the Payment Default Date with respect to the Fractional Position shall be returned to the payer, less the processing fee provided for in the Servicing Agreement. Within 30 days after the Position Holder Trustee receives notice of the Payment Default, the Position Holder Trust shall issue a Position Holder Trust Interest to the defaulting Continuing Fractional Holder (in the Holder’s new capacity as an Assigning Fractional Holder with respect to the Defaulted Fractional Position), representing a beneficial interest in the Position Holder Trust.

Not less than 120 days before the due date for any premium payment on a Distressed Policy, the Position Holder Trustee will be authorized to send, or direct the Servicing Company to send, a notice to all Continuing Fractional Holders of Fractional Interests relating to the Distressed Policy (i) stating that, in the Position Holder Trustee’s judgment, no further premium payments should be made on the Policy, and (ii) offering to transfer the Beneficial Ownership in the Policy held by the Position Holder Trust to one or more of the Continuing Fractional Holders in exchange for their payment of the premiums due with respect to the Position Holder Trust’s Beneficial Ownership in the Policy, which will be set forth in the notice. If the Continuing Fractional Holders do not accept the offer and pay into the premium payment account provided for in the Servicing Agreement an amount equal to all of the premiums relating to the Beneficial Ownership held by the Position Holder Trust before the end of the 120-day period, the Policy will lapse. If one or more of the Continuing Fractional Holders do pay all of the required premiums into the premium payment account before the due date, then (x) within 30 days after the due date, the Servicing Company will provide a report to the Position Holder Trustee

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detailing which Continuing Fractional Holder(s) paid a portion of the premiums relating to the Position Holder Trust’s Beneficial Ownership, the amount paid by each such Continuing Fractional Holder, and the excess amount, if any, paid by each Continuing Fractional Holder, (y) within 30 days of the Position Holder Trustee’s receipt of the report from the Servicing Company, the Position Holder Trust shall (1) issue Fractional Interests to the relevant Continuing Fractional Holders, Pro Rata based on the amount paid by each, and (2) notify the Servicing Company of the transfer, and (z) within 30 days after it receives the notice from the Position Holder Trust, the Servicing Company will return the excess amount paid by any Continuing Fractional Holder, unless the Continuing Fractional Holder instructs the Servicing Company to add the amount to any Premium Reserve maintained in the Holder’s name to pay premiums on the Holder’s Fractional Interests. Unless all of the Continuing Fractional Holders who own Fractional Interests in such a Policy (which will then represent 100% of the Beneficial Ownership of the Policy) provide written notice otherwise, the Position Holder Trust will remain the record owner and beneficiary of the Policy for the benefit of such Continuing Fractional Holders, and the Policy will continue to be subject to the Servicing Agreement, including payment of the Servicing Fee.

Section 7.04     How and When to Make the Election, and Consequences of Not Making an Election

The deadline for Current Position Holders to make an Election with respect to each of their Fractional Positions is ______ __, 2016 (the Election Deadline). Current Position Holders have the right to make an Election(s) regardless of whether they vote to accept or reject the Plan.

Each Election shall be made by properly completing the Election Form for the Fractional Position and sending it to the Balloting Agent so that it is received no later than the Election Deadline. If a Fractional Interest Holder does not make an Election with respect to any of its Fractional Positions, such Holder will be treated as having made a Continuing Holder Election pursuant to the terms of the Plan. If a Current IRA Holder does not make an Election with respect to any of its Fractional Positions, such Holder will be treated as having made a Position Holder Trust Election pursuant to the terms of the Plan.

PURSUANT TO THE DISCLOSURE STATEMENT ORDER, THE COURT HAS APPROVED CERTAIN SOLICITATION, VOTING, BALLOTING, AND ELECTION PROCEDURES, ATTACHED AS EXHIBIT B-1. PLEASE REVIEW THOSE PROCEDURES PRIOR TO MAKING AN ELECTION UNDER THE PLAN.

ARTICLE VIII

THE POSITION HOLDER TRUST

Section 8.01     Creation of the Position Holder Trust

The Position Holder Trust shall be created on the Effective Date pursuant to the Position Holder Trust Agreement for the purpose of liquidating the Position Holder Trust Assets in

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accordance with Treasury Regulation Section 301.7701-4(d), as may be further set forth in the Position Holder Trust Agreement.

Section 8.02     Funding of Res of the Trust

On the Effective Date, all of the Position Holder Trust Assets will be transferred, assigned, and contributed, or issued, to and vested in the Position Holder Trust, and the Position Holder Trust shall be in possession of, and have title to, all the Position Holder Trust Assets, except that (i)the Pre -Petition Abandoned Positions remaining after satisfaction of the obligations described in Section 4.13(e) of the Plan will be contributed to and vested in the Position Holder Trust following completion of the Catch-Up Reconciliation as provided in Section 4.13 of the Plan, and (ii) additional Contributed Positions will be transferred, assigned and contributed to and vested in the Position Holder Trust after the Effective Date as provided in the Plan. In addition, Recovered Assets may be transferred, assigned and contributed to and vested in the Position Holder Trust after the Effective Date as provided in the Plan.

Following the Effective Date, Contributed Positions will be transferred, assigned and contributed to and vested in the Position Holder Trust, and the Position Holder Trust will be in possession of, and have title to, all such Contributed Positions, which thereafter will be included in the Position Holder Trust Assets, as follows: (i) if any Catch-Up Payment or Pre-Petition Default Amount is not paid by the applicable due date, as provided in the Plan; (ii) upon the occurrence of any Payment Default as described in Section 12.09(c) of the Plan.

The conveyances and vesting of all Position Holder Trust Assets shall be accomplished pursuant to the Plan, the Position Holder Trust Agreement, the Plan Documents providing for the Reorganization Transactions and the Confirmation Order. The Reorganized Debtors, Continuing Position Holders and Assigning Position Holders will convey, transfer, assign and deliver the Position Holder Trust Assets free and clear of all Liens, save and except for the Maturity Funds Liens and the Fractional Interests outstanding from time to time after the Effective Date, the Liens on the New IRA Note Collateral to be established pursuant to the New IRA Note Collateral Documents (included in the Plan Supplement), and (if applicable) Liens under the documentation for the Vida Financing, which will continue subject to the terms of this Plan, the Position Holder Trust Agreement, the New IRA Note Collateral Documents, the Maturity Funds Collateral Agreement, and the Vida Financing documents. The Position Holder Trustee may present such orders to the Bankruptcy Court as may be necessary to require third parties to accept and acknowledge such conveyances of vested title to the Position Holder Trust. Such orders may be presented without further notice other than as has been given in the Plan.

If in the course of prosecuting the Causes of Action assigned to it, or as part of any Fair Funds to be contributed to it by the SEC, the Creditors’ Trust is entitled to receive an assignment or other transfer of any Recovered Assets, the Creditors’ Trustee will direct that the assignment or transfer of the Recovered Assets be made to the Position Holder Trust, and in exchange therefor, the Position Holder Trust will issue the number of Units of Position Holder Trust Interest calculated as provided in the Plan.

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Following payment of the expenses of the Creditors’ Trust, and in the event that all Allowed Claims exchanged for Creditors’ Trust Interests are paid in full (except as provided otherwise in the Creditors’ Trust Agreement), the Position Holder Trust will be the residual beneficiary of the Creditors’ Trust.

Section 8.03     The Position Holder Trust Agreement and Trustee

The Position Holder Trust Agreement will conform to the terms of the Plan, and to the extent that the Position Holder Trust Agreement is inconsistent with the Plan or the Confirmation Order, the terms of the Plan or the Confirmation Order, as the case may be, will govern.

The proposed Position Holder Trustee will be named in Exhibit D to the Position Holder Trust Agreement attached as an exhibit to the Plan, subject to Bankruptcy Court approval. The Position Holder Trustee will retain and have all the rights, powers and duties necessary to carry out his or her responsibilities under the Plan and the Position Holder Trust Agreement, and as otherwise provided in the Confirmation Order. However, the Position Holder Trustee will not be obligated to review, investigate, evaluate, analyze, or object to Fee Applications or Professional Fee Claims relating to services rendered and expenses incurred before the Effective Date. The Position Holder Trustee will be the exclusive trustee of the Position Holder Trust Assets for the purposes of 31 U.S.C. § 3713(b) and 26 U.S.C. § 6012(b)(3), as well as the representative of the Estates appointed pursuant to Bankruptcy Code section 1123(b)(3)(B). Matters relating to the appointment, removal and resignation of the Position Holder Trustee and the appointment of any successor Position Holder Trustee will be set forth in the Position Holder Trust Agreement.

The Position Holder Trustee will be required to perform his or her duties as set forth in the Plan, the Position Holder Trust Agreement, and the Confirmation Order. The Position Holder Trustee will have full authority to compromise claims or settle interests with respect to the Policies without supervision by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by the Plan, the Confirmation Order, and the Position Holder Trust Agreement.

Without limiting the generality of the foregoing, or the powers, authority and responsibilities set for the in the Position Holder Trust Agreement, the Position Holder Trustee will have the authority and responsibilities set forth in the Plan and in the Position Holder Trust Agreement, including, without limitation: (i) the payment of all premiums associated with the Beneficial Ownership related to the Fractional Positions contributed to the Position Holder Trust on or after the Effective Date, including Contributed Positions, and maintenance of the Premium Reserve required by the Position Holder Trust Agreement; (ii) resolving any dispute relating to whether the Catch-Up Payment due from any Current Position Holder or Pre-Petition Default Amount due from any Investor is owing or is in the correct amount; (iii) enforcing the Position Holder Trust’s rights under the Plan and the Position Holder Trust Agreement, including the Position Holder Trust’s rights in Fractional Positions abandoned or contributed, as the case may be, after the Effective Date as the result of a Payment Default; (iv) administering and enforcing the Position Holder Trust’s rights and obligations under the Servicing Agreement, the Portfolio Information License, the Escrow Agreement, the New IRA Note Collateral Documents, and the

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Maturity Funds Collateral Agreement; (v) appointing, replacing, and directing third party service providers to serve as record owner or beneficiary of record for any or all of the Policies; (vi) paying all Allowed General Administrative Claims, Allowed Priority Claims (including Allowed Priority Tax Claims) and any other expenses payable by the Debtors or their Estates that remain unpaid as of the Effective Date or are first Allowed or become payable after the Effective Date; and (vii) evaluating Policies after the Effective Date to determine whether the Position Holder Trustee should exercise the rights provided under the Plan and the terms of the Position Holder Trust Agreement.

Section 8.04     The Position Holder Trust Beneficiaries, Trust Interests, and New IRA Notes

(i)        Beneficiaries. The beneficiaries of the Position Holder Trust will be (a) the Assigning Fractional Holders and the Continuing Fractional Holders entitled to receive Position Holder Trust Interests pursuant to the Plan and the Position Holder Trust Agreement, (b) the IRA Partnership with respect to all Position Holder Trust Interests it is entitled to receive pursuant to the Plan and the Position Holder Trust Agreement and (c) any Creditors’ Trust Beneficiaries who are not IRA Holders and are entitled to receive the Position Holder Trust Interests as provided in Section 5.05(g) of the Plan. The Position Holder Trust Interest received by each Assigning Fractional Holder, each Continuing Fractional Holder, or the IRA Partnership with respect to each Contributed Position shall be calculated relative to the Beneficial Ownership related to the Contributed Positions in respect of which the Position Holder Trust Interest is to be issued (including Position Holder Trust Interests to be issued to the IRA Partnership in respect of Position Holder Trust Elections and Continuing Holder Elections made by the IRA Holders) stated in terms of the dollar amount of death benefits associated with that Beneficial Ownership, and subject to adjustment.

(ii)       Trust Interests. The beneficial interest represented by each Position Holder Trust Interest issued on the Effective Date, or effective as of the Effective Date as the result of a deemed Position Holder Trust Election for failure to pay any Catch-Up Payment or Pre-Petition Default Amount,120 will be determined as follows:

(1)       For each Fractional Position as to which a Position Holder Trust Election is made, an Assigning Fractional Holder (or the IRA Partnership with respect to an IRA Note as to which a Position Holder Trust Election is made by an Assigning IRA Holder) will receive a Position Holder Trust Interest that represents a beneficial interest entitled to receive a Pro Rata share of all distributions by the Position Holder Trust, with the Pro Rata share calculated based on (A) the Beneficial Ownership related to the Contributed Position and (B) the aggregate Beneficial Ownership to be registered in the name of the

120 As provided in Section 4.13(c) of the Plan, if an Investor pays all Premium Advances included in a Pre-Petition Default Amount but does not pay the entire amount owed (e.g., does not pay any platform servicing fee included therein) by the applicable due date, the Investor will be deemed to have made a Position Holder Trust Election.

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Position Holder Trust following the issuance of the Position Holder Trust Interest, subject to adjustment for subsequent issuances of Position Holder Trust Interests;

(2)       For each Continuing Fractional Holder entitled to receive a Position Holder Trust Interest in exchange for a Continuing Position Holder Contribution to the Position Holder Trust (and each Position Holder Trust Interest the IRA Partnership is entitled to receive in exchange for a Continuing Position Holder Contribution made by a Continuing IRA Holder), the Continuing Fractional Holder (or the IRA Partnership) will receive a Position Holder Trust Interest that represents a beneficial interest entitled to receive a Pro Rata share of all distributions by the Position Holder Trust, with the Pro Rata share calculated based on (i) 5% of the Beneficial Ownership related to the Fractional Position with respect to which the Continuing Position Holder Contribution was made, and (ii) the aggregate Beneficial Ownership to be registered in the name of the Position Holder Trust following the issuance of the Position Holder Trust Interest, subject to adjustment for subsequent issuances of Position Holder Trust Interests.

(iii)     Post-Effective Date Defaults by Continuing Fractional Holders. The Pro Rata share for the Position Holder Trust Interest received by any Continuing Fractional Holder deemed to have made the Position Holder Trust Election and become an Assigning Fractional Holder as a result of a Payment Default after the Effective Date will be initially calculated as described in Section 8.04(ii) above, and then adjusted to:

(1)       Reduce the Beneficial Ownership related to the Contributed Position to which the Payment Default relates by an amount equal to (A) 20% multiplied by (B) the Beneficial Ownership related to the position; and

(2)       Exclude any share of income realized by the Position Holder Trust prior to the date of the deemed Position Holder Trust Election (and all distributions and Premium Reserves or other reserves resulting from or relating to such income).

This Section 8.04(ii) does not apply to a Current Position Holder who owes a Catch-Up Payment as of the Effective Date and does not pay the amount due by the Catch-Up Cutoff Date. In such case, the Current Position Holder will be treated as an Assigning Position Holder as of the Effective Date.

(iv)     New IRA Notes. Each Continuing IRA Holder will receive a New IRA Note issued by the Position Holder Trust in exchange for the Fractional Position that was a Contributed Position other than the Continuing Position Holder Contribution and the related Allowed Claim contributed to the Position Holder Trust by the Continuing IRA Holder.

(v)     Units. As provided in the Position Holder Trust Agreement, Position Holder Trust Interests will be expressed in “Units” of beneficial interest in the Position Holder Trust. Units will be issued on the basis of one (1) Unit for each $1 of death benefit payable associated with the Beneficial Ownership related to each Contributed Position

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(which shall be reduced, if appropriate, as provided in Section 5.05(c) above); provided, however, that any incremental aggregate death benefit related to all Contributed Positions contributed by any Position Holder Trust Beneficiary of $0.50 or greater will be rounded up to the next whole $1, and any incremental aggregate death benefit related to all Contributed Positions contributed by any Position Holder Trust Beneficiary of $0.49 or less will be disregarded. Units will be used to determine the Pro Rata share to which each Position Holder Trust Beneficiary is entitled based on the number of Units registered in the name of the Holder (including the aggregate number registered in the name of the IRA Partnership) and the total number of Units outstanding as of the date of the Unit’s issuance and from time to time thereafter. The Position Holder Trustee shall maintain, or cause to be maintained, a register of the names, addresses, and number of Units owned of record by each of the Position Holder Trust Beneficiaries, and upon request, shall issue certificates representing some or all Units of Position Holder Trust Interests registered in the name of a Position Holder Trust Beneficiary. Position Holder Trust Interest certificates will bear restrictive legends as provided elsewhere in the Plan.

(vi)    Offset Rights for Unpaid Amounts. The Position Holder Trust will have the right but not the obligation to offset against any distributions allocated to any Position Holder Trust Interest in an amount equal to all unpaid amounts owed by the Holder of the Position Holder Trust Interest, including all unpaid amounts owed for (a) Catch-Up Payments, (b) Pre-Petition Default Amounts and (c) post-Effective Date Payment Defaults.

(vii)   Issuance of Units in Exchange for Recovered Assets. If any Recovered Assets are transferred to the Position Holder Trust after the Effective Date as provided in Section 5.02(d) of the Plan, the Position Holder Trust will issue the number of Units of Position Holder Trust Interest calculated in accordance with Section 5.05(b) of the Plan, using the Beneficial Ownership related to the Recovered Assets (or the number of Units of Position Holder Trust Interest or IRA Partnership Interest represented by the Recovered Assets) as follows: (i) to each Creditors’ Trust Beneficiary who is not an IRA Holder, its Pro Rata Share of the total number of Units, and (ii) to the IRA Partnership, a Pro Rata Share of the total number of Units equal to the aggregate Pro Rata Share of the Creditors’ Trust Interests held by all IRA Holders. The distributions that will be made on any such Position Holder Trust Interests will be limited to Distributable Cash (as defined in the Position Holder Trust Agreement) generated by the Recovered Assets, and will be subject to the limitations set forth in Section 3.3 of the Position Holder Trust Agreement. Upon its receipt of any such Position Holder Trust Interests, the IRA Partnership will issue the number of Units of IRA Partnership Interest calculated as provided in the IRA Partnership Agreement, allocated Pro Rata to the Creditors’ Trust Beneficiaries who are IRA Holders.

Section 8.05     The Position Holder Trust Reserve

Following the Effective Date of the Plan, the Position Holder Trust shall establish and maintain Premium Reserves as provided in the Plan and the Position Holder Trust Agreement.

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In addition, the Position Holder Trust shall establish such other reserves as required or permitted by the Position Holder Trust Agreement or the Confirmation Order.

Section 8.06     Position Holder Trust Taxes

The Position Holder Trustee will file all federal income tax returns for the Position Holder Trust as a grantor trust pursuant to Internal Revenue Code Section 671 and Treasury Regulations Section 1.671-4(a).

The Position Holder Trust Assets and the portion of the Maturity Funds Facility attributable to the Assigning Fractional Holders and the Continuing Fractional Holders with respect to their Position Holder Trust Interests will be contributed to the Position Holder Trust for the benefit of the Position Holder Trust Beneficiaries (including the IRA Partnership), and such beneficiaries will receive Position Holder Trust Interests in exchange for their Allowed Claims, as set forth in Section 8.04. For all federal income tax purposes, all Persons and Entities (including, without limitation, the Reorganized Debtors, the Position Holder Trustee and the Position Holder Trust Beneficiaries, including the IRA Partnership) will treat the transfer and assignment to the Position Holder Trust of the Position Holder Trust Assets and the portion of the Maturity Funds Facility attributable to the Assigning Fractional Holders and the Continuing Fractional Holders with respect to their Position Holder Trust Interests as (a) a transfer of the Position Holder Trust Assets and the portion of the Maturity Funds Facility attributable to the Assigning Fractional Holders and the Continuing Fractional Holders with respect to their Position Holder Trust Interests directly to the Position Holder Trust Beneficiaries (including the IRA Partnership) in satisfaction of their Allowed Claims (including the Allowed Claims contributed to the IRA Partnership) and the Allowed Claims of the Continuing IRA Holders that were contributed to the Position Holder Trust in exchange for New IRA Notes, followed by (b) the extinguishment of the portion of the Maturity Funds Facility attributable to the Assigning Fractional Holders and the Continuing Fractional Holders with respect to their Position Holder Trust Interests, and (c) the transfer of the Position Holder Trust Assets by the Position Holder Trust Beneficiaries to the Position Holder Trust in exchange for Position Holder Trust Interests. The deemed transfer of the Position Holder Trust Assets and the portion of the Maturity Funds Facility attributable to the Assigning Fractional Holders and the Continuing Fractional Holders with respect to their Position Holder Trust Interests directly to the Position Holder Trust Beneficiaries in satisfaction of their Allowed Claims and the Allowed Claims of the Continuing IRA Holders that were contributed to the Position Holder Trust in exchange for New IRA Notes will be a taxable exchange, as discussed further in Section 26.04B of this Disclosure Statement. The Position Holder Trust Assets will be valued based on the Allowed Claim amounts. All parties to the Position Holder Trust (including, without limitation, the Debtors, the Successor Entities and all holders of Position Holder Trust Interests and IRA Partnership Interests) should consistently use such valuation for all U.S. federal income tax purposes.

The Position Holder Trust will be treated as a grantor trust for federal tax purposes and, to the extent permitted under applicable law, for state and local income tax purposes. The beneficiaries of the Position Holder Trust will be treated as the grantors and owners of their Pro Rata portion of the Position Holder Trust Assets for federal income tax purposes. All of the

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income of the Position Holder Trust will be treated as subject to tax on a current basis. The Position Holder Trust will not pay tax. The Position Holder Trustee will file a blank IRS Form 1041, “U.S. Income Tax Return for Estates and Trusts,” annually and attach a separate statement to that form, and issue such statement to each beneficiary of the Position Holder Trust (or the appropriate middleman), separately stating such beneficiary’s Pro Rata portion of the Position Holder Trust’s items of income, gain, loss, deduction, and credit. If the grantor statement is issued to an IRA custodian or other middleman, such person is required to issue the grantor statement to the beneficiary. Each beneficiary of the Position Holder Trust (or the IRA Partnership) will be required to include its Pro Rata portion of the Position Holder Trust’s items of income, gain, loss, deduction, and credit in computing its taxable income (or determining allocations to its partners in the case of the IRA Partnership) and pay any tax due, unless its taxable income is allocated to its owners (as will be the case with the IRA Partnership). The Position Holder Trust Beneficiaries shall treat on their return any reported item in a manner that is consistent with the treatment of the item on the Position Holder Trust’s return and attached statements. A Position Holder Trust Beneficiary must notify the IRS of any inconsistent treatment.

Section 8.07     Liability; Indemnification

The Position Holder Trustee will not be liable for any act or omission taken or omitted to be taken in the capacity of Position Holder Trustee, other than acts or omissions committed in bad faith, intentionally, or with reckless indifference to the interest of any beneficiary. The Position Holder Trustee may, subject to the terms of the Position Holder Trust Agreement, retain and consult with attorneys, accountants and agents, and shall not be liable for any act taken, omitted to be taken, or suffered to be done in accordance with advice or opinions rendered by such professionals. Notwithstanding such authority, the Position Holder Trustee shall be under no obligation to consult with attorneys, accountants or his or her agents, and his or her determination to not do so should not result in imposition of liability on the Position Holder Trustee unless such determination is based on willful misconduct, gross negligence, or fraud. The Position Holder Trust shall indemnify and hold harmless the Position Holder Trustee and his or her agents, representatives, professionals, and employees from and against and in respect to any and all liabilities, losses, damages, claims, costs and expenses, including, but not limited to attorneys’ fees and costs arising out of or due to their actions or omissions, or consequences of such actions or omissions, with respect to the Position Holder Trust or the implementation or administration of the Plan; provided, however, that no such indemnification will be made to such Persons or Entities for such actions or omissions as a result of willful misconduct, gross negligence, or fraud.

Section 8.08     Termination of the Position Holder Trust

The duties, responsibilities and powers of the Position Holder Trust will terminate after all Position Holder Trust Assets have been fully resolved, abandoned or liquidated and the Position Holder Trust Assets have been distributed in accordance with the Plan and the Position Holder Trust Agreement, and the Reorganized Debtors have been liquidated and their corporate existence terminated; provided, however, except in the circumstances set forth below, the

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Position Holder Trust shall terminate no later than ten (10) years after the Effective Date. If warranted by the facts and circumstances provided for in the Plan, and subject to the approval of the Bankruptcy Court upon a finding that an extension is necessary for the purpose of the Position Holder Trust, the term of the Position Holder Trust may be extended, one or more times (not to exceed a total of four extensions, unless the Position Holder Trustee receives a favorable ruling from the IRS that any further extension would not adversely affect the status of the Position Holder Trust as a grantor trust for federal income tax purposes) for a finite period, not to exceed five (5) years, based on the particular circumstances at issue. Each such extension must be approved by the Bankruptcy Court not more than six months prior to the beginning of the extended term with notice thereof to all of the unpaid beneficiaries of the Position Holder Trust.121 Upon the occurrence of the termination of the Position Holder Trust, the Position Holder Trustee will File with the Bankruptcy Court, a report thereof, seeking to be discharged from his duties.

ARTICLE IX

THE IRA PARTNERSHIP AND NEW IRA NOTES

Section 9.01     The IRA Partnership

The IRA Partnership that will be created pursuant to the Plan is a Texas limited liability company that is intended to be taxed as a partnership for U.S. federal tax purposes. The IRA Partnership will be a Position Holder Trust Beneficiary, which will permit the Holders of IRA Partnership Interests to receive the benefits of the long-term liquidation of the Beneficial Ownership in the Policies and other assets held by the Position Holder Trust. The owners of the IRA Partnership Interests will be those IRA Holders (Class B3 or B3A Holders) who elect either Option 1 or Option 2 as their treatment under the Plan. As set forth earlier, under Option 2, Holders contribute their Fractional Position to the IRA Partnership in exchange for an interest in the IRA Partnership. Under Option 1, Holders of IRA Notes contribute 5% of the Fractional Positions to the IRA Partnership and contribute 95% of their Fractional Position to the Position Holder Trust, and in return receive an IRA Partnership Interest with respect to their contribution of 5% of the Fractional Position and a New IRA Note issued by the Position Holder Trust for the remainder of the contribution.

Section 9.02     Formation of IRA Partnership.

On or before the Effective Date, the IRA Partnership will be formed as part of the Reorganization Transactions as a Texas limited liability company to (a) receive a Position Holder Trust Interest as provided in the Plan, and (b) issue IRA Partnership Interests to be Distributed to Continuing IRA Holders and Assigning IRA Holders as provided in the Plan. The

121 In order to obtain such an extension, the Position Holder Trustee would be required to file a motion with the Bankruptcy Court, seeking entry of an order re-opening the Debtors’ Chapter 11 Cases to the extent previously closed, for the purpose of extending the term of the Position Holder Trust. If the Bankruptcy Court does not re-open the Chapter 11 Cases and extend the Position Holder Trust, the Position Holder Trust will be required to terminate and liquidate its remaining assets.

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Assigning IRA Holders will contribute their Allowed Claims and the related Contributed Positions, including any attributable right to Maturity Funds in escrow and repayment of Maturity Funds Loans, to the IRA Partnership in exchange for IRA Partnership Interests. The Continuing IRA Holders will contribute the Continuing Position Holder Contributions and the portion of their Allowed Claims attributable to them, including any attributable right to Maturity Funds in escrow and repayment of Maturity Funds Loans, to the IRA Partnership in exchange for IRA Partnership Interests. The remainder of the Continuing IRA Holders’ Contributed Positions, and the portion of their Allowed Claims attributable to them, will be contributed to the Position Holder Trust in exchange for New IRA Notes, as discussed in the Plan.

Section 9.03      Ownership.

The IRA Partnership Interests will be issued to the IRA Holders entitled to receive Distributions of IRA Partnership Interests pursuant to the Plan. Additional IRA Partnership Interests may be issued to IRA Holders who are Creditors’ Trust Beneficiaries as provided in Section 5.05(g) of the Plan, if Recovered Assets are transferred by the Creditors’ Trust to the Position Holder Trust as provided in Section 5.02(d) of the Plan.

Section 9.04     Governance and Management.

The form, management, and oversight of the IRA Partnership will be set forth in the IRA Partnership Agreement for the IRA Partnership to be provided in the Plan Supplement. The Plan Proponents will make all determinations with respect to employment of the IRA Partnership Manager and any officers or employees of the IRA Partnership as of the Effective Date. The initial IRA Partnership Manager will be named in an exhibit to the IRA Partnership Agreement. Thereafter, the IRA Partnership Manager will be elected or appointed in accordance with the IRA Partnership Agreement.

Section 9.05      Holders of IRA Partnership Interests.

The holders of the IRA Partnership Interests will be the Assigning IRA Holders and the Continuing IRA Holders entitled to receive IRA Partnership Interests pursuant to the Plan and the IRA Partnership Agreement, and any IRA Holders who are Creditors’ Trust Beneficiaries who are entitled to receive IRA Partnership Interests as provided in Section 5.05(g) of the Plan. The IRA Partnership Interest received by each Assigning IRA Holder and each Continuing IRA Holder with respect to each Contributed Position will be calculated relative to the Beneficial Ownership related to the Contributed Positions in respect of which the IRA Partnership Interest is to be issued stated in terms of the dollar amount of death benefits included in that Beneficial Ownership, and will be determined as set forth in Section 7.04 of the Plan. The IRA Partnership Interest received by each IRA Holder who is a Creditors’ Trust Beneficiary entitled to receive one as provided in Section 5.05(g) of the Plan will be calculated as provided therein.

(i)         The membership Interest represented by each IRA Partnership Interest issued on the Effective Date, or effective as of the Effective Date as the result of a deemed Position Holder

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Trust Election for failure to pay any Catch-Up Payment or Pre-Petition Default Amount,122 shall be determined as follows:

(1)         For each IRA Note as to which a Position Holder Trust Election is made, an Assigning IRA Holder will receive an IRA Partnership Interest that represents a partnership interest entitled to receive a Pro Rata share of all distributions by the IRA Partnership, with the Pro Rata share calculated based on (1) the Beneficial Ownership represented by the Fractional Interests related to the IRA Note and (2) the aggregate Beneficial Ownership to be registered in the name of the Position Holder Trust following the issuance of the IRA Partnership Interests to be outstanding following the issuance of the IRA Partnership Interest were issued, subject to adjustment for subsequent issuances of IRA Partnership Interests; and

(2)         For each Continuing IRA Holder entitled to receive an IRA Partnership Interest in exchange for a Continuing Position Holder Contribution and the related Allowed Claim, the Continuing IRA Holder will receive an IRA Partnership Interest that represents a partnership interest entitled to receive a Pro Rata share of all distributions by the IRA Partnership, with the Pro Rata share calculated based on (1) 5% of the Beneficial Ownership related to the Fractional Position with respect to which the Continuing Position Holder Contribution was made, and (2) the aggregate Beneficial Ownership to be registered in the name of the Position Holder Trust following the issuance of the IRA Partnership Interest related to all Fractional Positions with respect to which IRA Partnership Interests to be outstanding following the issuance of the IRA Partnership Interest were issued, subject to adjustment for subsequent issuances of IRA Partnership Interests.

(ii)          As provided in the IRA Partnership Agreement, IRA Partnership Interests will be expressed in “Units” of partnership interest in the IRA Partnership. Units will be issued on the basis of one (1) Unit for each $1 of death benefit payable associated with the Beneficial Ownership related to each Contributed Position; provided, however, that any incremental aggregate death benefit related to all Contributed Positions contributed by any Holder of an IRA Partnership Interests of $0.50 or greater will be rounded up to the next whole $1, and any incremental aggregate death benefit related to all Contributed Positions contributed by any Holder of IRA Partnership Interests of $0.49 or less will be disregarded. Units will be used to determine the Pro Rata share to which each Holder of IRA Partnership Interests is entitled based on the number of Units registered in the name of the Holder and the total number of Units outstanding as of the date of the Unit’s issuance and from time to time thereafter. The IRA Partnership Manager shall maintain, or cause to be maintained, a register of the names, addresses, and number of Units owned of record by each Holder of IRA Partnership Interests, and upon request, shall issue certificates representing some or all Units of IRA Partnership

122 As provided in Section 4.13(c) of the Plan, if an Investor pays all Premium Advances included in a Pre-Petition Default Amount but does not pay the entire amount owed (e.g., does not pay any platform servicing fee included therein) by the applicable due date, the Investor will be deemed to have made a Position Holder Trust Election.

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Interest registered in the name of a Holder of an IRA Partnership Interest. IRA Partnership Interest certificates will bear restrictive legends as provided elsewhere in the Plan.

(i)           If the Position Holder Trust exercises its right to offset against (and withhold from) any distributions made in respect of the Position Holder Trust Interest held by the IRA Partnership, any amount relating to unpaid amounts owed to the Position Holder Trust by any Holder of an IRA Partnership Interest, including any unpaid amounts owed for (a) Catch-Up Payments and (b) Pre-Petition Default Amounts, then the offset items will be specially allocated by the IRA Partnership to that Holder, and offset against any IRA Partnership distributions allocated to that Holder.

(ii)          To avoid adverse tax consequences, the transfer of IRA Partnership Interests will be subject to certain conditions to prevent the IRA Partnership from being classified as a “publicly traded partnership,” as that term is used in the Internal Revenue Code of 1986, as amended, as more fully described in the IRA Partnership Agreement.

Section 9.06      IRA Partnership Taxes.

The IRA Partnership will file all federal, state and local income tax returns pursuant to the Internal Revenue Code and the Treasury Regulations promulgated thereunder.

For federal income tax purposes, the IRA Partnership shall be treated as being formed (i) with contributions of the Allowed Claims and related Fractional Positions, including any rights and obligations to Maturity Funds in escrow and the repayment of Maturity Funds Loans by the Assigning IRA Holders in exchange for IRA Partnership Interests; and (ii) the contribution by the Continuing IRA Holders of their Continuing Position Holder Contributions and related Allowed Claims, including any related rights and obligations to Maturity Funds in escrow and repayment of Maturity Funds Loans related to their Continuing Position Holder Contribution in exchange for IRA Partnership Interests. The Assigning IRA Holders will contribute 100% and Continuing IRA Holders will contribute 5% of their Allowed Claims and related Fractional Positions to the IRA Partnership upon formation. For all federal income tax purposes, all Persons and Entities (including, without limitation, the Reorganized Debtors, the IRA Partnership Manager and the holders of IRA Partnership Interests) must treat the transfer and assignment of the Allowed Claims and related Fractional Positions to the IRA Partnership by the Assigning IRA Holders and Continuing IRA Holders as (i) a nontaxable partner contribution of the Allowed Claims and related Fractional Positions of the Assigning IRA Holders, including any attributable rights and obligations to Maturity Funds in escrow and repayment of Maturity Funds Loans, to the IRA Partnership in exchange for IRA Partnership Interests, and (ii) a nontaxable partner contribution by the Continuing IRA Holders of 5% of their Allowed Claims and related Fractional Positions, including any attributable rights and obligations to Maturity Funds in escrow and repayment of Maturity Funds Loans, to the IRA Partnership in exchange for IRA Partnership Interests.

The Reorganized Debtors will be treated as distributing (i) all of the Fractional Interests relating to Fractional Positions, along with any related Escrowed Funds and Maturity Funds, as

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to which IRA Holders have made Position Holder Trust Elections and (ii) the portion of the Fractional Interests relating to the Fractional Positions (along with any related Escrowed Funds and Maturity Funds) as to which IRA Holders have made Continuing Holder Elections that comprise the Continuing Position Holder Contributions (i.e., 5% of their Fractional Positions), to the IRA Partnership, in each case as of the Effective Date, in satisfaction of the Allowed Claims contributed to the IRA Partnership by the IRA Holders. The IRA Partnership will then be treated as transferring such Fractional Positions to the Position Holder Trust in exchange for Position Holder Trust Interests. The Position Holder Trust will be deemed to transfer to the Reorganized Debtors the Allowed Claims contributed to it by the Continuing IRA Holders in a taxable exchange for the Fractional Interests that comprise the Contributed Positons other than the Continuing Position Holder Contributions (i.e., 95% of their Fractional Positions) relating to the Fractional Positions (along with any related Escrow Funds and Maturity Funds) as to which IRA Holders have made the Continuing Holder Election.

The IRA Partnership is intended to be treated as a partnership for federal income tax purposes and, to the extent permitted under applicable law, for state and local income tax purposes. The IRA Partnership Interest holders are intended to be treated as partners of the IRA Partnership to the extent of their Pro Rata partnership interests in the IRA Partnership for federal income tax purposes and, to the extent permitted under applicable law, for state and local income tax purposes. The IRA Partnership will not pay tax but the IRA Partnership will file IRS Form 1065, “U.S. Return of Partnership Income,” annually and issue a “Schedule K-1, Partner’s Share of Income, Deductions, Credits, etc.” to each interest holder of the IRA Partnership. The K-1s will separately state the IRA Partnership’s items of income, gain, loss, deduction, and credit because they may impact the interest holders’ tax liabilities differently. Under the Internal Revenue Code, the holders of IRA Partnership Interests will be required to take into consideration their share of the IRA Partnership’s income, gain, deduction, or loss reported to them on their Schedule K-1 in filling out their individual tax returns and pay any tax due.

Section 9.07      Liability; Indemnification.

The IRA Partnership Manager shall not be liable for any act or omission taken or omitted to be taken in its capacity as IRA Partnership Manager, other than acts or omissions resulting from such Person’s willful misconduct, gross negligence, or fraud. Any IRA Partnership Manager may, in connection with the performance of his or her functions, and, subject to the terms the IRA Partnership Agreement, retain and consult with attorneys, accountants and agents, and shall not be liable for any act taken, omitted to be taken, or suffered to be done in accordance with advice or opinions rendered by such professionals. Notwithstanding such authority, an IRA Partnership Manager shall be under no obligation to consult with attorneys, accountants or his or her agents, and his or her determination to not do so should not result in imposition of liability on the IRA Partnership Manager unless such determination is based on willful misconduct, gross negligence, or fraud. The IRA Partnership shall indemnify and hold harmless each IRA Partnership Manager and his or her agents, representatives, professionals, and employees from and against and in respect to any and all liabilities, losses, damages, claims, costs and expenses, including, but not limited to attorneys’ fees and costs arising out of or due to their actions or omissions, or consequences of such actions or omissions, with respect to the IRA Partnership or

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the implementation or administration of the Plan; provided, however, that no such indemnification will be made to such Persons or Entities for such actions or omissions as a result of willful misconduct, gross negligence, or fraud.

Section 9.08      Termination.

The duties, responsibilities and powers of the IRA Partnership shall terminate after all IRA Partnership assets, including the Position Holder Trust Interests, have been liquidated and all of the proceeds of the Position Holder Trust Assets have been distributed in accordance with the Position Holder Trust Agreement. At that time, the IRA Partnership Manager shall take appropriate actions to terminate the existence of the IRA Partnership.

Section 9.09      The New IRA Notes

The Position Holder Trust will be the issuer of the New IRA Notes. The New IRA Notes will be secured by liens established under the New IRA Note Collateral Documents on collateral consisting of segregated accounts linked to all of the Beneficial Ownership related to all Fractional Positions as to which Continuing Holder Elections are made by IRA Holders, and all of the maturity proceeds of that Beneficial Ownership. Holders of New IRA Notes will not be obligated to pay premiums allocable to the New IRA Note Collateral. Each New IRA Note will have a fixed principal amount, accrue interest at a stated annual interest rate and have a long-term fixed maturity date. Interest will be payable annually. The specific terms of the New IRA Notes (principal amount relative to Allowed Claim amount, interest rate, maturity date, and prepayment provisions) will be included in the Plan Supplement, along with a form of the New IRA Note.

ARTICLE X

THE CREDITORS’ TRUST

Section 10.01      Creation of the Creditors’ Trust

The Creditors’ Trust will be created on the Effective Date pursuant to the Creditors’ Trust Agreement for the purpose of liquidating the Creditors’ Trust Assets in accordance with Treasury Regulation Section 301.7701-4(d), and as may be further set forth in the Creditors’ Trust Agreement.

Section 10.02      Funding of Res of the Trust

On the Effective Date, all of the Creditors’ Trust Assets (except for any Cash contributions to be made by the Position Holder Trust after the Effective Date pursuant to Section 6.02(b) of the Plan) will be transferred, assigned, and contributed to, and vested in, the Creditors’ Trust, and the Creditors’ Trust shall be in possession of, and have title to, all the Creditors’ Trust Assets. The conveyances and vesting of all Creditors’ Trust Assets shall be accomplished pursuant to the Plan, the Class Action Settlement Agreement, the MDL Settlement Agreement, any other settlement agreements and assignments, and the Confirmation Order or

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any other order of the Bankruptcy Court. The Debtors and the Holders assigning the Investor Causes of Action will convey, transfer, assign and deliver the Creditors’ Trust Assets free and clear of all Liens, Claims, encumbrances and Interests (including any right of set off) save and except for the ability of any Rescission Settlement Class Member to request a re-assignment of Additional Assigned Causes of Action, subject to the Creditors’ Trustee’s approval, as provided in the Creditors’ Trust Agreement. The Creditors’ Trustee may present such orders to the Bankruptcy Court as may be necessary to require third parties to accept and acknowledge such conveyance to the Creditors’ Trust. Such orders may be presented without further notice other than as has been given in the Plan.

The Creditors’ Trust will receive from the Position Holder Trust Cash contributions paid over time (as provided in the following sentence) in an aggregate amount of $12 million to adequately capitalize the Creditors’ Trust. The $12 million capitalization amount is an estimate of the necessary expenses for the Creditors’ Trust to prosecute claim objections, as discussed further in Section 18.02 of this Disclosure Statement, and fund the litigation costs of the Causes of Action contributed to the Creditors’ Trust, as described in this Section 10.02 of the Disclosure Statement. The Position Holder Trust will contribute $2 million to the Creditors’ Trust on the Effective Date, and the remaining $10 million will be contributed as requested from time to time by the Creditors’ Trustee in accordance with the Creditors’ Trust Agreement, with any amount not requested prior to the third anniversary of the Effective Date to be contributed within 30 days after the third anniversary. The Creditors’ Trust may also receive from the SEC contributions of Fair Funds if, as and when received by the SEC pursuant to its enforcement and collection activities, and subject to the SEC’s discretion.

The Creditors’ Trust Assets consist of the assets transferred to the Creditors’ Trust as more fully described herein and in the Creditors’ Trust Agreement, which include: (a) all Causes of Action included in the Debtors’ Estates and contributed to the Creditors’ Trust pursuant to the Plan; (b) all of the Investor Causes of Action assigned to the Creditors’ Trust pursuant to the Class Action Settlement Agreement, the MDL Settlement Agreement, and any other settlement agreements or assignments; and (c) the Cash contribution(s) to be made to the Creditors’ Trust by the Position Holder Trust as provided in the Plan, the Position Holder Trust Agreement, and the Creditors’ Trust Agreement.

A comprehensive list of the Causes of Action being assigned to the Creditors’ Trust, known at this time, will be included in the Plan Supplement. Included within these Causes of Action is the Pardo and Insider Litigation (which is described in Section 4.18 hereof), the Licensee Litigation and Master Licensee Litigation (which are described in Section 4.19 hereof), other various lawsuits against Persons and Entities that received proceeds of the fraud perpetuated by Pardo and the Insider Defendants (which are described in Section 4.20 hereof), and the Investor Causes of Action being assigned pursuant to the Class Action Settlement Agreement and the MDL Settlement Agreement (which are described in Section 15.01 and Section 15.02 hereof).

Included within the claims assigned to the Creditors’ Trust are “avoidance claims” under the Bankruptcy Code, which includes preference and fraudulent transfer claims. A preference

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claim is a claim to recover payments or transfers which were: (i) made to or for the benefit of a creditor of the debtor; (ii) on an account of an antecedent debt owed to the creditor; (iii) made within 90 days prior to the debtor’s bankruptcy filing (or one year prior to the bankruptcy filing if the recipient is an insider of the Debtor, such as an officer or director or shareholder holding in excess of 20% of the equity securities in the debtor); (iv) made while the debtor was insolvent; and (v) which allows the recipient or transferee to receive more than they would have received in a chapter 7 liquidation of the debtor had the transfer not been made. Even if these elements are satisfied, there exist certain defenses to a preference claim which include, without limitation: (a) the transfer was made in the ordinary course of the debtor and transferee’s business; (b) the transfer was intended and made for a substantially contemporaneous exchange of value; and (c) following the transfer, but before the debtor’s bankruptcy filing, the transferee provided new value to the debtor, in which case the transfer will not be recoverable by the trustee to the extent of such new value.

The Chapter 11 Trustee’s financial advisors have reviewed the Debtors’ books and records and believe that there are at least $1,520,875 in pre-bankruptcy transfers which may be recoverable as a preference.123

A fraudulent transfer claim is generally a claim against a transferee of property from the debtor which was either: (i) made with the intent of hindering, delaying or defrauding existing or future creditors of the debtor; or (ii) made for less than reasonably equivalent value at a time when the debtor was either insolvent, or which transfer rendered the debtor insolvent.

The Chapter 11 Trustee’s financial advisors have reviewed the Debtors’ books and records and believe that there are in excess of $250 million in pre-bankruptcy transfers which may be recoverable as fraudulent transfers.

Also included within the Causes of Action being assigned to the Creditors’ Trust are two state-law securities actions in which LPHI is the plaintiff and which allege that LPHI was damaged by the “naked short selling” of its common stock going back as far as six years before LPHI’s bankruptcy filing.124 One of these securities actions is pending in the United States Bankruptcy Court for the Central District of California (Life Partners Holdings, Inc. v. Wedbush Securities, Case No. 2:16-ap-01124-BB), and the other action is pending in the United States Bankruptcy Court for the Northern District of Illinois (Life Partners Holdings, Inc. v. OptionsXpress, Inc., et al., Adv. No: 15-00640). Both of these actions are in a nascent stage (the

123 This figure does not include the potential amounts recoverable as preferences from the adversary proceedings against the outside directors or shareholder dividends.

124 A short sale is the sale of a stock that an investor does not own or a sale which is consummated by the delivery of a stock borrowed by, or for the account of, the investor. Short sales are normally settled by the delivery of a security borrowed by or on behalf of the investor. The investor later closes out the position by returning the borrowed security to the stock lender, typically by purchasing securities on the open market. In a “naked” sale, the seller does not borrow or arrange to borrow the securities in time to make delivery to the buyer within the standard three-day settlement period.

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defendants have yet to answer the complaint in either action). The California action has been stayed by the California Superior Court through March 31, 2016. The Illinois action has been stayed by the Illinois Bankruptcy Court through April 30, 2016.

Any distributions made by the Creditors’ Trust will be based solely upon the Creditors’ Trust’s net recoveries in litigation pursued pursuant to the Causes of Action assigned to the Creditors’ Trust pursuant to the Plan, the Class Action Settlement Agreement, the MDL Settlement Agreement, any other settlement agreements and assignments, any contributions of Fair Funds made by the SEC, and otherwise. Since a recovery to beneficiaries of the Creditors’ Trust will be dependent upon the Creditors’ Trustee’s success in pursuing Causes of Action assigned to the Creditors’ Trust, creditors are encouraged to review Section 25.05 hereof, entitled “Risks Associated With Litigation Claims.”

If in the course of prosecuting the Causes of Action assigned to it, or as part of any Fair Funds to be contributed to it by the SEC, the Creditors’ Trust is entitled to receive an assignment or other transfer of any Recovered Assets, the Creditors’ Trustee will direct that the assignment or transfer of the Recovered Assets be made to the Position Holder Trust as provided in Section 5.02(d) of the Plan, and in exchange therefor, the Position Holder Trust will issue the number of Units of Position Holder Trust Interest (to the Creditors’ Trust Beneficiaries who are not IRA Holders and to the IRA Partnership, which will issue IRA Partnership Interests relating thereto to the Creditors’ Trust Beneficiaries who are IRA Holders), calculated and distributed as provided in Section 5.05(g) of the Plan.

Section 10.03      The Creditors’ Trust Agreement and Trustee

The Creditors’ Trust Agreement will conform to the terms of the Plan, and to the extent that the Creditors’ Trust Agreement is inconsistent with the Plan or the Confirmation Order, the terms of the Plan or the Confirmation Order will govern.

The proposed Creditors’ Trustee is named in Exhibit D to the Creditors’ Trust Agreement, attached as an exhibit to the Plan, subject to Bankruptcy Court approval. The Creditors’ Trustee will retain and have all the rights, powers and duties necessary to carry out his or her responsibilities under the Plan and the Creditors’ Trust Agreement, and as otherwise provided in the Confirmation Order or any other order of the Bankruptcy Court. Specifically, the Creditors’ Trustee will review, investigate, evaluate, analyze, and, if appropriate, object to Fee Applications or Professional Fee Claims relating to services rendered and expenses incurred through the Effective Date. The Creditors’ Trustee shall be the exclusive trustee of the Creditors’ Trust Assets for the purposes of 31 U.S.C. § 3713(b) and 26 U.S.C. § 6012(b)(3), as well as the representative of the Estates appointed pursuant to Bankruptcy Code section 1123(b)(3)(B). Matters relating to the appointment, removal and resignation of the Creditors’ Trustee and the appointment of any successor Creditors’ Trustee shall be set forth in the Creditors’ Trust Agreement. The Creditors’ Trustee will be required to perform his or her duties as set forth in the Plan and the Creditors’ Trust Agreement. The Creditors’ Trustee will establish and maintain a general account with exclusive control and sole right of withdrawal with respect to such account in accordance with the Creditors’ Trust Agreement, and maintain good

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and sufficient books and records of account and providing any reports as required by the Creditors’ Trust Agreement.

Section 10.04      Creditors’ Trust Beneficiaries

The beneficiaries of the Creditors’ Trust will include all Holders of Allowed General Unsecured Claims, including, but not limited to, all Rescinding Position Holders and Former Position Holders. The beneficial interests of each Creditors’ Trust Beneficiary will be calculated Pro Rata relative to its aggregated Allowed Claim amount, including the Additional Allowed Claims as described in Section 6.05(c) of the Plan. Beneficial interests in the Creditors’ Trust will not be certificated, and the transfer of Creditor’s Trust Interests will be restricted as provided in the Creditors’ Trust Agreement.

Following payment of the expenses of the Creditors’ Trust, and in the event that all Holders of Creditors’ Trust Interests (other than the SEC) receive distributions from the Creditors’ Trust in an amount equal to their Allowed Claims, the Position Holder Trust will be the residual beneficiary of the Creditors’ Trust Assets and proceeds of same. As provided in the Creditors’ Trust Agreement, any distributions in respect of the SEC’s Creditors’ Trust Interest will be reallocated to Investors who are Creditors’ Trust Beneficiaries. Any Fair Funds that the SEC contributes will be distributed Pro Rata to the Investors who are Creditors’ Trust Beneficiaries. In addition, if all Investors who are Creditors’ Trust Beneficiaries receive distributions from the Creditors’ Trust in an amount equal to their full Allowed Claims, any further distributions in respect of the SEC’s Creditors’ Trust Interest, and any remaining Fair Funds, will be reallocated to the Position Holder Trust.

Pursuant to the Class Action Settlement Agreement, each Rescission Settlement Subclass Member, other than certain of the MDL Plaintiffs, will receive an Additional Allowed Claim in Class B4 in an amount equal to 0.5% of its Allowed Claim amount set forth on LPI’s Bankruptcy Schedule F, unless the Rescission Settlement Subclass Member checks a box on its Ballot and elects not to assign its Additional Assigned Claim to the Creditors’ Trust, in which case it will not assign its Additional Assigned Claims and will not receive an Additional Allowed Claim in exchange therefor.125 Pursuant to the MDL Settlement Agreement, each of the MDL Plaintiffs will receive an Additional Allowed Claim in Class B4 in an amount equal to a fixed amount relative to its Allowed Claim amount set forth on LPI’s Bankruptcy Schedule F, which amount is set forth in the MDL Settlement Agreement. Under Section 3.06(b) and Section 3.07(f) of the Plan, all of the Additional Allowed Claims will be exchanged for Creditors’ Trust Interests.

125 The Plan Proponents assert this assignment is enforceable under Texas and federal law. However, certain parties in interest disagree, and cite to non-binding authority to raise questions about whether these types of assignments are enforceable in the bankruptcy context. Compare Williams v. California 1st Bank, 859 F.2d 664 (9th Cir. 1988); Mukamal v. Bakes, 383 B.R. 798, 811 (S.D. Fla. 2007), aff’d, 378 F. App’x 890 (11th Cir. 2010), with In re Bogan, 414 F.3d 507 (4th Cir. 2005) and Grede v. Mellon Bank, 598 F.3d 899 (7th Cir 2010).

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Qualified Plan Holders are not permitted to be Creditors’ Trust Beneficiaries, and none of the Class B2A or Class B3A Holders are permitted to be beneficiaries of the Creditors’ Trust on account of a Class B2A or Class B3A Claim.

Section 10.05      Creditors’ Trust Reserves

Following the Effective Date of the Plan, the Creditors’ Trust will establish such reserves as required or permitted by the Creditors’ Trust Agreement or the Plan.

Section 10.06      Creditors’ Trust Taxes

The Creditors’ Trustee will file all federal income tax returns for the Creditors’ Trust as a grantor trust pursuant to Internal Revenue Code Section 671 and Treasury Regulations Section 1.671-4(a).

The Creditors’ Trust Assets will be contributed to the Creditors’ Trust for the benefit of the Creditors’ Trust Beneficiaries, and such beneficiaries will receive Creditors’ Trust Interests in exchange for their Allowed Claims, as set forth in Section 10.04. For all federal income tax purposes, all Persons and Entities (including, without limitation, the Reorganized Debtors, the Creditors’ Trustee and the Creditors’ Trust Beneficiaries) will treat the transfer and assignment to the Creditors’ Trust of the Creditors’ Trust Assets as (a) a transfer of the Creditors’ Trust Assets directly to the Creditors’ Trust Beneficiaries in satisfaction of their Allowed Claims (including Additional Allowed Claims) followed by (b) the transfer of the Creditors’ Trust Assets by the Creditors’ Trust Beneficiaries to the Creditors’ Trust in exchange for Creditors’ Trust Interests. The deemed transfer of the Creditors’ Trust Assets directly to the Creditors’ Trust Beneficiaries in satisfaction of their Allowed Claims (including Additional Allowed Claims) will be a taxable exchange. The Creditors’ Trust Assets will be valued based on the Allowed Claim amounts (including the Additional Allowed Claim amounts). All parties to the Creditors’ Trust (including, without limitation, the Debtors and the holders of Creditors’ Trust Interests) must consistently use such valuation for all U.S. federal income tax purposes.

The Creditors’ Trust will be treated as a grantor trust for federal tax purposes and, to the extent permitted under applicable law, for state and local income tax purposes. The beneficiaries of the Creditors’ Trust will be treated as the grantors and owners of their Pro Rata portion of the Creditors’ Trust Assets for federal income tax purposes. All of the income of the Creditors’ Trust will be treated as subject to tax on a current basis. The Creditors’ Trust will not pay tax. The Creditors’ Trustee will file a blank IRS Form 1041, “U.S. Income Tax Return for Estates and Trusts,” annually and attach a separate statement to that form, and issue such statement to each beneficiary of the Creditors’ Trust (or the appropriate middleman), separately stating such beneficiary’s share of the Creditors’ Trust’s items of income, gain, loss, deduction, and credit. If the grantor statement is issued to an IRA custodian or other middleman, such person is required to issue the grantor statement to the beneficiary. Each beneficiary of the Creditors’ Trust will be required to include its share of the Creditors’ Trust’s items of income, gain, loss, deduction, and credit in computing its taxable income and pay any tax due. The Creditors’ Trust Beneficiaries shall treat on their return any reported item in a manner that is consistent with the treatment of

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the item on the Creditors’ Trust’s return and attached statements. A Creditors’ Trust Beneficiary must notify the IRS of any inconsistent treatment.

Section 10.07      Liability; Indemnification

The Creditors’ Trustee will not be liable for any act or omission taken or omitted to be taken in the capacity of Creditors’ Trustee, other than acts or omissions committed in bad faith, intentionally, or with reckless indifference to the interest of any beneficiary. The Creditors’ Trustee may, subject to the terms of the Creditors’ Trust Agreement, retain and consult with attorneys, accountants and agents, and shall not be liable for any act taken, omitted to be taken, or suffered to be done in accordance with advice or opinions rendered by such professionals. Notwithstanding such authority, the Creditors’ Trustee will be under no obligation to consult with attorneys, accountants or his or her agents, and his or her determination to not do so should not result in imposition of liability on the Creditors’ Trustee unless such determination is based on willful misconduct, gross negligence, or fraud. The Creditors’ Trust will indemnify and hold harmless the Creditors’ Trustee and his or her agents, representatives, professionals, and employees from and against and in respect to any and all liabilities, losses, damages, claims, costs and expenses, including, but not limited to attorneys’ fees and costs arising out of or due to their actions or omissions, or consequences of such actions or omissions, with respect to the Creditors’ Trust or the implementation or administration of the Plan; provided, however, that no such indemnification will be made to such Persons or Entities for such actions or omissions as a result of willful misconduct, gross negligence, or fraud.

Section 10.08      Termination of the Creditors’ Trust

The duties, responsibilities and powers of the Creditors’ Trust will terminate after all Creditors’ Trust Assets have been fully resolved, abandoned or liquidated and the Creditors’ Trust Assets have been distributed in accordance with the Plan and the Creditors’ Trust Agreement, and the Reorganized Debtors have been liquidated and their corporate existences terminated; provided, however, except in the circumstances set forth below, the Creditors’ Trust will terminate no later than five years after the Effective Date. If warranted by the facts and circumstances provided for in the Plan, and subject to the approval of the Bankruptcy Court upon a finding that an extension is necessary for the purpose of the Creditors’ Trust, the term of the Creditors’ Trust may be extended, one or more times (not to exceed a total of four extensions, unless the Creditors’ Trustee receives a favorable ruling from the IRS that any further extension would not adversely affect the status of the Creditors’ Trust as a grantor trust for federal income tax purposes) for a finite period, not to exceed five years, based on the particular circumstances at issue.126 Each such extension must be approved by the Bankruptcy Court no more than six months prior to the beginning of the extended term with notice thereof to all of the unpaid

126 In order to obtain such an extension, the Creditors’ Trustee would be required to file a motion with the Bankruptcy Court, seeking entry of an order re-opening the Debtors’ Chapter 11 Cases for the purpose of extending the term of the Creditors’ Trust. If the Bankruptcy Court does not re-open the Chapter 11 Cases and extend the Creditors’ Trust’s term, the Creditors’ Trust will be required to terminate and liquidate its remaining assets.

Disclosure Statement for Third Amended Joint Plan Dated June 22, 2016	Page 139

beneficiaries of the Creditors’ Trust. Upon the occurrence of the termination of the Creditors’ Trust, the Creditors’ Trustee will File with the Bankruptcy Court, a report thereof, seeking to be discharged from his duties.

ARTICLE XI

THE SERVICING COMPANY

Section 11.01      Creation of the Servicing Company

The Plan provides that servicing services will be provided to the Position Holder Trust by: (i) Vida in the event that the Vida Plan Collaboration Agreement becomes effective; or (ii) a servicing company (Newco) formed pursuant to the terms of the Plan in the event that the Vida Plan Collaboration Agreement does not become effective.

a.	Creation of the Servicing Company in the Event the Vida Plan Collaboration Agreement is Not Finalized

If the Vida Plan Collaboration Agreement does not become effective as contemplated by Section 12.06(d) of the Plan, then as of the Effective Date, the Policies will be serviced by Newco, which will be a Texas limited liability company that will be formed on or before the Effective Date, for the purposes of: (a) receiving the assets to be contributed to Newco by LPI and LPIFS as provided in the Plan and entering into the Portfolio Information License with the Position Holder Trust; and (b) from and after the Effective Date, servicing the Policies and providing the other services to and for the benefit of the Continuing Position Holders, the Position Holder Trust, and the IRA Partnership, as provided in the Servicing Agreement. All Continuing Position Holders will be express third party beneficiaries of the Servicing Agreement.

Before Newco may begin servicing the Policies, in order to comply with applicable nonbankruptcy law (and specifically Texas life settlement law), Newco must first apply for and be granted either an amended broker license or a new life settlement provider license by the Texas Department of Insurance (TDI). This process involves background checks by the Texas Department of Public Safety and can take up to two months after TDI receives a completed license application. Prior to Newco’s receipt of licensure, servicing of the Policies (to the extent it involves regulated activities) will be performed by Reorganized LPI pursuant to its existing, amended license from the TDI, or by another properly licensed life settlement broker or provider. Like Newco, Reorganized LPI will be owned by the Position Holder Trust.

b.	Vida Capital, Inc. (or an Affiliate) Will Be the Servicing Company in the Event the Vida Plan Collaboration Agreement is Finalized

Under the Vida Term Sheet, Vida would pay $5 million to the Debtors’ estates for the right to enter into the Servicing Agreement to service the Policies and administer all of the New Interests.

Disclosure Statement for Third Amended Joint Plan Dated June 22, 2016	Page 140

If the definitive Vida Plan Collaboration Agreement is executed, approved by the Bankruptcy Court and fully consummated on the Effective Date in accordance with its terms, then in that event:

(i) Newco will not be formed;

(ii) Vida will enter into the Servicing Agreement and the Portfolio Information License in place of Newco, and be bound by all of the terms of, and obligated to provide all of the services provided for in, the Servicing Agreement and the Portfolio Information License; and

(iii) The Servicing Fee will be 2.8% of maturity proceeds of each Policy, as provided for in Section 12.10 of the Plan.

The terms of the Servicing Agreement with Vida will be contained in an agreement, a form of which is attached as Exhibit H to this Disclosure Statement.

Section 11.02      Ownership of the Servicing Company or Servicing Rights

Subject to Section 12.06(d) of the Plan, the Newco Interests will be issued to Reorganized LPI and contributed to the Position Holder Trust. The Newco Interests may either be sold (whether by auction or private sale), or retained by the Position Holder Trust if there is no sale or auction.

In the event the Newco Interests are sold (whether by auction or private sale) and in order to comply with applicable nonbankruptcy law (and specifically Texas life settlement law), before any purchaser may begin servicing the Policies, such purchaser must first already have or obtain either an amended broker license or a new life settlement provider license from the TDI (depending on whether the purchaser intends for the Servicing Company to act as a life settlement broker or provider). If the purchaser desires for Newco to continue providing the regulated services pursuant to Newco’s license from the TDI, the change of ownership will require a similar TDI approval process. The licensing, or change of ownership approval, process would involve background checks by the Texas Department of Public Safety and can take up to two months after TDI receives a completed license or change of ownership application. A sale of the Newco Interests will not be completed if the purchaser has not satisfied all applicable licensing (or change of ownership) requirements (specifically including Texas life settlement law) prior to the closing date of the sale.

On or about November 11, 2015, the Chapter 11 Trustee, on behalf of LPHI, and the Subsidiary Debtors entered into the KLI PSA with KLI, which is subject to Bankruptcy Court approval. Such agreement was negotiated with KLI in connection with its objection to the Motion to Approve Premium Financing, which was withdrawn. The agreement was announced on the record on October 5, 2015. The KLI PSA contemplates that KLI or its designee could participate in connection with any auction of the Newco Interests as the stalking horse. The KLI PSA also provides that if the Chapter 11 Trustee, the Subsidiary Debtors, or Committee choose to terminate KLI’s purchase of Newco for any reason, KLI shall be entitled to a termination fee

Disclosure Statement for Third Amended Joint Plan Dated June 22, 2016	Page 141

of $250,000, which termination fee shall be paid on or before the Effective Date of the Plan. The Plan Proponents have determined that there will not be an auction of Newco’s interests. Therefore, subject to approval by the Bankruptcy Court, the termination fee shall be paid to KLI on or before the Effective Date.

Section 11.03      Governance and Management of Newco

The form, management, and oversight of Newco shall be set forth in the organization and governance documents for Newco to be provided in the Plan Supplement, if necessary. The Plan Proponents will make all determinations with respect to employment of the directors and officers of Newco as of the Effective Date. Thereafter, the director(s) and officers of Newco will be elected or appointed in accordance with its governing documents.

Section 11.04      Employees and Records

Subject to the exercise of its business judgment and industry standards, the Servicing Company may offer to retain some or all employees of LPI. All records necessary to provide all of the services set forth in the Servicing Agreement will be provided to, and retained by, the Servicing Company, subject to the terms of the Portfolio Information License. With respect to employees of LPI, to the extent the Servicing Company offers employment to any former employees of LPI, such employment will be “at will” unless and until the Servicing Company and the employee enter into a separate agreement or contract.

Section 11.05      Working Capital

Subject to Section 12.06(d) of the Plan, the Position Holder Trust will transfer to Newco cash in an amount sufficient to adequately capitalize Newco on the Effective Date, and any net cash flow will be retained in Newco as necessary thereafter, to fund its reasonable and necessary working capital needs to satisfy its obligations under the Servicing Agreement.

Section 11.06      Servicing Agreement

On the Effective Date, the Servicing Company, the Position Holder Trust, and the IRA Partnership will enter into the Servicing Agreement pursuant to which the Servicing Company will provide servicing for the Policies and other services relating to the Continued Positions (Fractional Interests and New IRA Notes) held by Continuing Position Holders, and to the outstanding Position Holder Trust Interests and the IRA Partnership Interests (including registration, administration and reporting services relating to the Fractional Positions and to transactions under the Maturity Funds Facility). Under the Servicing Agreement, the Servicing Company will, among other duties: (a) continue to optimize premiums on the Policies; (b) continue to utilize CSV and Premium Reserves to satisfy premium requirements on Policies to the extent available, and bill and collect premiums from Continuing Fractional Holders; (c) provide a customer service operation for all Continuing Position Holders; and (d) other services required by the Plan and the Servicing Agreement.

Disclosure Statement for Third Amended Joint Plan Dated June 22, 2016	Page 142

The Servicing Agreement will conform to the terms of the Plan, and to the extent that the Servicing Agreement is inconsistent with the Plan or the Confirmation Order, the terms of the Plan or the Confirmation Order shall govern. The Servicing Agreement will require that all services under the agreement shall be performed in compliance with all applicable laws, including without limitation life settlement regulations protecting the confidentiality of personal identifying information and personal identifying health information relating to the individuals whose lives are insured under the Policies. In addition, under the Position Holder Trust Agreement, the Position Holder Trustee will have authority to maintain basic services to be performed by, and servicing standards required of, the Servicing Company under the Servicing Agreement any time that the Servicing Agreement is amended or replaced, or assumed by any successor Servicing Company. The Servicing Agreement and the Portfolio Information License will be subject to termination by the Position Holder Trust for performance default by the Servicing Company. If Newco is formed to act as the Servicing Company, and, if the Newco Interests are sold by private sale or auction, the definitive agreement providing for the sale will provide that if the Servicing Agreement is terminated for default, the Position Holder Trust will have an option to repurchase the Newco Interests.

Pursuant the Vida Term Sheet, among other things, Vida would, on the Effective Date, pay cash consideration to the Debtors to enter into the Servicing Agreement in place of Newco.

Asset Servicing Group, LLC (ASG), one of the Chapter 11 Trustee’s consultants, has prepared optimized premium schedules for most of the universal life Policies; however, these schedules may change (increase or decrease) in the future. Prior to the Chapter 11 Trustee’s appointment, Life Partners did not pay premiums from optimized schedules. In addition, for various reasons, many of the Investors are seeing relatively large increases in premiums. At the same time, some Investors in universal life Policies have excess cash value in the policy cash account such that premium payments are not due until the cash account diminishes. In addition to optimizing premiums, ASG has also worked with LPI to reconcile Investor accounts and improve information gathering, centralization and reporting processes and procedures. Although great progress has been made, the work is ongoing.

Continuing Fractional Holders will be express third party beneficiaries of the Servicing Agreement, subject to the limitations set forth in the Servicing Agreement.

Section 11.07      Servicing Fee; Other Deductions from Maturity Proceeds

From and after the Effective Date, the fee due to the Servicing Company for providing services under the Servicing Agreement will be a one-time deduction from maturity proceeds of any Policy that matures on or after the Effective Date in an amount equal to 3% of the death benefit relating to each Fractional Interest (or the Position Holder Trust’s Beneficial Ownership, as the case may be) in the Policy; provided, however, if the Vida Plan Collaboration Agreement referred to in the Plan is consummated on the Effective Date as contemplated by the Plan, the Servicing Fee due to Vida for providing services under the Servicing Agreement will be a one-time deduction from maturity proceeds of any Policy that matures on or after the Effective Date

Disclosure Statement for Third Amended Joint Plan Dated June 22, 2016	Page 143

in an amount equal to 2.8% of the death benefit relating to each Fractional Interest (or the Position Holder Trust’s Beneficial Ownership, as the case may be) in the Policy.

In the event a Policy matures on or after the Effective Date, but before a Continuing Position Holder paid any Catch-Up Payment owing, the Catch-Up Payment will also be deducted from the maturity proceeds and will be paid to the Position Holder Trust. In the event a Policy matures on or after the Effective Date, any Fractional Position relating to the Policy with respect to which a Pre-Petition Default Amount, including any unpaid Premium Advance, is owing shall be a Pre-Petition Abandoned Position, or if not a Pre-Petition Abandoned Position, the unpaid Pre-Petition Default Amount will be deducted from the maturity proceeds and will be paid to the Position Holder Trust.

Section 11.08      Post-Effective Date Adjustment Reports

Pursuant to the Servicing Agreement, after the Effective Date, the Servicing Company will provide weekly reports to the Position Holder Trustee as to total collections of Catch-Up Payments due from Current Position Holders who made (or are deemed to have made) Continuing Holder Elections and Pre-Petition Default Amounts due from Investors (irrespective of any Election made), and make the information available to the relevant Investors through its secure website.

Not later than 45 days after the Catch-Up Cutoff Date, the Servicing Company will prepare and deliver to the Position Holder Trustee the Post-Effective Adjustment Report, setting forth:

(i)            For each Current Position Holder who was informed of a Catch-Up Payment payable with respect to a Fractional Position in accordance with Section 4.13(a) of the Plan:

(1)          the Catch-Up Payment(s) due (broken down into the categories described in Section 4.13 (a) of the Plan (to be derived from information provided by LPI pursuant to the Portfolio Information License));

(2)          whether or not the Catch-Up Payment(s) was/were timely paid, based on information (A) provided pursuant to the Portfolio Information License and (B) obtained by the Servicing Company after the Effective Date as collection agent under the Servicing Agreement; and

(3)          the treatment of the Allowed Class B2, B2A, B3, or B3A Claim related to each Fractional Position for which a Catch-Up Payment was due (whether by Election or otherwise pursuant to the terms of the Plan), subject to the terms of the Plan and the Position Holder Trust Agreement, based on a report provided by the Claims and Noticing Agent as to Elections made on or before the Election Deadline.

Disclosure Statement for Third Amended Joint Plan Dated June 22, 2016	Page 144

(ii)           For each Investor who was informed of a Pre-Petition Default Amount payable with respect to a Fractional Position in accordance with Section 4.13(a) of the Plan:

(1)           the Pre-Petition Default Amount(s) due (broken down into the categories described in Section 4.13(a) of the Plan (to be derived from information provided by LPI pursuant to the Portfolio Information License));

(2)          whether or not the Pre-Petition Default Amount(s) was/were timely paid, or if not paid in full, whether or not an amount equal to all of the Premium Advances included in the Pre-Petition Default Amount(s) was/were timely paid, based on information (A) provided pursuant to the Portfolio Information License and (B) obtained by the Servicing Company after the Effective Date as collection agent under the Servicing Agreement; and

(3)           the treatment of the Allowed Class B2, B2A, B3, or B3A Claim related to each Fractional Position for which a Pre-Petition Default Amount was due (whether by Election or otherwise pursuant to the terms of the Plan) as to Elections made on or before the Election Deadline, subject to the terms of the Plan and the Position Holder Trust Agreement, based on a report provided by the Claims and Noticing Agent.

The Servicing Agreement will include customary provisions obligating the parties to provide information as required and cooperate in preparation of the Post-Effective Adjustment Report, which will be included in the Policy Related Assets owned by the Position Holder Trust and covered by the Portfolio Information License.

Section 11.09      Policy Data and Reports

Subject to the discretion of the Position Holder Trust Trustee and the Position Holder Trust Governing Trust Board, the Servicing Company will provide Policy Data and data relating to Premium Reserves and funds in the Maturity Escrow Account on a secure Servicing Company website accessible to individuals who have signed the requisite confidentiality agreement and who are Holders of Continued Positions, Position Holder Trust Interests, and IRA Partnership Interests. The data shall be updated monthly or as frequently as practical. The Policy Data available may include (i) Policy ID, (ii) insurance company, (iii) policy type, (iv) face amount, (v) current net death benefit, (vi)Policy issue date, (vii) Insured age, (viii) Insured gender, (ix) life expectancy reports (LEs) or other longevity information (if available).127 Additional information that may be provided as determined by the policy type, including the following:

●	for universal life insurance Policies, optimized premium schedules/streams, CSV (in the amount most recently recorded), and the Policy expiry date (if known);

127 Not all Insureds have provided HIPAA-compliant releases so there are not LEs for every Policy.

Disclosure Statement for Third Amended Joint Plan Dated June 22, 2016	Page 145

•	for whole life Policies, projected premium streams and the Policy expiry date (if known);

•	for term life Policies, premium streams (if known), the end date of the policy’s defined term (where relevant/available), and an explanation, if known, of the available options at the end of the term; and

•	for group life insurance Policies, current premium amounts, if known.

All Policies that mature will continue to be listed with the Policy ID, death benefit, funding date, premiums paid, and maturity date.

The Servicing Company will prepare and make available on its secure website reports for the Holders of Continued Positions, Position Holder Trust Interests and IRA Partnership Interests, the Position Holder Trustee, the Creditors’ Trustee, the IRA Partnership Manager, and any Escrow Agent as will be more fully described in the Servicing Agreement, the Position Holder Trust Agreement, the IRA Partnership Agreement and the Creditors’ Trust Agreement.

The Servicing Agreement will require that all Policy Data and reports prepared and provided by the Servicing Company will be prepared and provided in compliance with all applicable laws, including, without limitation, life settlement regulations protecting the confidentiality of personal identifying information and personal identifying health information relating to the individuals whose lives are insured under the Policies.

Section 11.10   Premium Calls and Payment Defaults

From and after the Effective Date, and pursuant to the Servicing Agreement, the Servicing Company will make premium calls to Continuing Fractional Holders holding Fractional Interests relating to Distressed Policies as follows:

(i)        Premium Calls: Premium calls shall be sent not later than 120 days prior to the scheduled premium due date for the relevant Policy. For consistency and efficiency, premiums will be billed on an annual basis regardless of historical billing practices, with invoices mailed out in June or December each year, depending on the premium due dates under the Policies.

(ii)       Payment Due Dates and Reminders: Not later than 60 days after a premium call notice is sent with respect to each Fractional Interest, the Continuing Fractional Holder must pay the amount specified in the premium call to the escrow account specified in the premium call notice. The Servicing Company will send a past due reminder notice if payment is not received within 30 days of the date the premium call was sent.

(iii)      Payment Default: If the Continuing Fractional Holder does not pay in full the amount specified in the premium call notice for any Fractional Interest by the due date specified in the notice, a “Payment Default” with respect to the Defaulted Fractional

Disclosure Statement for Third Amended Joint Plan Dated June 22, 2016	Page 146

Position shall occur on the Payment Default Date, and the Continuing Fractional Holder shall be deemed to have made a Position Holder Trust Election with respect to the Defaulted Fractional Position as of the Payment Default Date, without any further notice from or other action by the Servicing Company, the Position Holder Trust or any other Person. Within 30 days after the Payment Default Date, the Servicing Company shall notify the Position Holder Trustee of the occurrence of the Payment Default, and the Position Holder Trust shall pay into the premium payment account provided for in the Servicing Agreement an amount equal to the amount unpaid by the Continuing Position Holder with respect to the Defaulted Fractional Position. Any payment made by the Continuing Position Holder after the Payment Default Date with respect to the Fractional Interest shall be returned to the payer, less the processing fee provided for in the Servicing Agreement. Within 30 days after the Position Holder Trustee receives notice of the Payment Default, the Position Holder Trust shall issue a Position Holder Trust Interest to the defaulting Continuing Fractional Holder (in the Holder’s new capacity as an Assigning Position Holder with respect to the Defaulted Fractional Position), representing a beneficial interest in the Position Holder Trust calculated as provided in the Plan.

(iv)      Policy Purchase or Lapse: Not less than 120 days before the due date for any premium payment on a Distressed Policy, the Position Holder Trustee will be authorized to send, or direct the Servicing Company to send, a notice to all Continuing Fractional Holders of Fractional Interests relating to the Distressed Policy (i) stating that, in the Position Holder Trustee’s judgment, no further premium payments should be made on the Policy, and (ii) offering to transfer the Beneficial Ownership in the Policy held by the Position Holder Trust to one or more of the Continuing Fractional Holders in exchange for their payment of the premiums due with respect to the Position Holder Trust’s Beneficial Ownership in the Policy, which will be set forth in the notice. If the Continuing Fractional Holders do not accept the offer and pay into the premium payment account provided for in the Servicing Agreement an amount equal to all of the premiums relating to the Beneficial Ownership held by the Position Holder Trust before the end of the 120-day period, the Policy will lapse. If one or more of the Continuing Fractional Holders do pay all of the required premiums into the premium payment account before the due date, then (x) within 30 days after the due date, the Servicing Company will provide a report to the Position Holder Trustee detailing which Continuing Fractional Holder(s) paid a portion of the premiums relating to the Position Holder Trust’s Beneficial Ownership, the amount paid by each such Continuing Fractional Holder, and the excess amount, if any, paid by each Continuing Fractional Holder, (y) within 30 days of the Position Holder Trustee’s receipt of the report from the Servicing Company, the Position Holder Trust shall (1) issue Fractional Interest Certificates to the relevant Continuing Fractional Holder(s), Pro Rata based on the amount paid by each, and (2) notify the Servicing Company of the transfer, and (z) within 30 days after it receives the notice from the Position Holder Trust, the Servicing Company will return the excess amount paid by any Continuing Fractional Holder, unless the Continuing Fractional Holder instructs the Servicing Company to add the amount to any Premium Reserve maintained in the Holder’s name to pay premiums on the Holder’s Fractional Positions.

Disclosure Statement for Third Amended Joint Plan Dated June 22, 2016	Page 147

Unless all of the Continuing Fractional Holders who own Fractional Interests in such a Policy (which will then represent 100% of the Beneficial Ownership of the Policy) provide written notice otherwise, the Position Holder Trust will remain the record owner and beneficiary of the Policy for the benefit of such Continuing Fractional Holders, and the Policy will continue to be subject to the Servicing Agreement, including payment of the Servicing Fee.

ARTICLE XII

TRUSTEE AND MANAGER COMPENSATION AND EXPENSES

Section 12.01  Compensation of the Successor Trustees, Trust Board Members, and IRA Partnership Manager

The compensation of each Successor Trustee, the members of the Trust Board for the Successor Trusts, and the IRA Partnership Manager, on a post-Effective Date basis, will be disclosed in exhibits to the respective Trust Agreements or IRA Partnership Agreement. The payment of the fees and expenses of each Successor Trustee, Trust Board member, and IRA Partnership Manager, and any professionals they have retained, will be made by the applicable Trust or IRA Partnership in accordance with the provisions of the Plan and the applicable Trust Agreement or IRA Partnership Agreement. Under the Successor Trust Agreements, the members of the Trust Boards will serve as members of the Advisory Committee and will not receive any additional compensation for serving in such capacity.

Section 12.02  Successor Trustee and Manager Expenses

Reimbursement of all costs, expenses, and obligations incurred by the Successor Trustees in administering the Plan and the Successor Trusts, or in any manner connected, incidental or related thereto, will come from amounts distributable to the appropriate beneficiaries for whose benefit such expenses or obligations were incurred. Reimbursement of expenses of the IRA Partnership Manager will be disclosed in the IRA Partnership Agreement.

Section 12.03  Retention of Professionals

The Successor Trustees and the Trust Boards, subject to the terms of the Successor Trust Agreements, and the IRA Partnership Manager, subject to the terms of the IRA Partnership Agreement, will have the right to retain the services of attorneys, accountants, and other professionals that, in their discretion, are necessary to assist them in the performance of their duties. Professionals of, among others, the Debtors, will be eligible for retention by the Successor Trustees or IRA Partnership Manager on a special counsel basis, and former employees of the Debtors shall be eligible for retention by the Successor Entities, the Servicing Company, and the Successor Trustees or IRA Partnership Manager; provided, however, none of the Successor Entities or Successor Trustees or IRA Partnership Manager shall hire Brian Pardo, Scott Peden, or any other Person or Entity named as a defendant in the Class Action Lawsuits, the MDL Litigation, or that has been sued by the Chapter 11 Trustee or any of the Debtors in any litigation filed prior to the Effective Date.

Disclosure Statement for Third Amended Joint Plan Dated June 22, 2016	Page 148

Section 12.04  Payment of Professional Fees

The reasonable fees and expenses of any Successor Entities’ professionals will be paid by the respective Successor Entity upon the monthly submission of statements to the respective Successor Trustee or manager(s) or as provided by their retention agreement. The payment of the reasonable fees and expenses of the respective retained professionals will be made in the ordinary course of business and will not be subject to the approval of the Bankruptcy Court, except as otherwise provided in the Plan. Without limiting the generality of the foregoing, and except as otherwise set forth in the Plan, the Successor Entities may, without application to or approval by the Bankruptcy Court, pay fees that each incurs after the Effective Date for professional fees and expenses.

ARTICLE XIII

COMMITTEES AND TRUST BOARD

Section 13.01  Dissolution of the Committee

The Committee will continue in existence through the Effective Date and will continue to exercise those powers and perform those duties provided to it under the Bankruptcy Code. Unless otherwise ordered by the Bankruptcy Court, on the Effective Date, (a) the Committee will be dissolved and their members will be released of all their duties, responsibilities and obligations in connection with the Chapter 11 Cases, the Plan and the implementation of the same, save and except for their respective duties, responsibilities and obligations as members of the Trust Boards under the Successor Trust Agreements, and (b) the retention or employment of the Committee’s Professionals and other agents will terminate.

Section 13.02  Formation of the Trust Boards

On the Effective Date, the Position Holder Trust Governing Trust Board and the Creditors’ Trust Governing Trust Board will be formed as set forth in the Position Holder Trust Agreement and the Creditors’ Trust Agreement and constituted of those Persons or Entities designated by the Plan Proponents, and approved by the Bankruptcy Court, before conclusion of the Confirmation Hearing. The identities of the proposed initial Trust Board members are listed on Exhibit D to the Creditors’ Trust Agreement, attached to the Plan as an exhibit, and on Exhibit D to the Position Holder Trust Agreement, attached to the Plan as an exhibit. The Trust Boards of the Position Holder Trust and the Creditors’ Trust will consist of the same individuals for both Successor Trusts at all times. The functions, duties, responsibilities and duration of the Trust Board shall be set forth in the Position Holder Trust Agreement and Creditors’ Trust Agreement.

On the Effective Date, the Advisory Committee of the IRA Partnership will be formed pursuant to the Plan and constituted of those Persons serving from time to time as Trust Board members of the Successor Trusts. The function, duties, responsibilities, and duration of the Advisory Committee of the IRA Partnership will be set forth in the IRA Partnership Agreement.

Disclosure Statement for Third Amended Joint Plan Dated June 22, 2016	Page 149

The Successor Trust Agreements and the IRA Partnership Agreement each will provide for the governance of the Successor Entity’s Trust Board or Advisory Committee, as the case may be.

Section 13.03  Liability; Indemnification

The Plan contains limitation of liability and indemnification provisions with respect to the Advisory Committee and Trust Boards, their members, designees, or any duly designated agent or representative of the Advisory Committee and Trust Boards. Specifically, none of the Position Holder Trust Governing Trust Board, the Creditors’ Trust Governing Trust Board and the Advisory Committee, nor any of their members or designees, nor any duly designated agent or representative of any Trust Board or the Advisory Committee, or their respective employees, will be liable for the act or omission of any other member, designee, agent or representative of any Trust Board or the Advisory Committee, nor shall any member of any Trust Board or the Advisory Committee be liable for any act or omission taken or omitted to be taken in its capacity as a member, other than acts or omissions resulting from such member’s willful misconduct, gross negligence, or fraud.

Additionally, the Advisory Committee or Trust Boards, as the case may be, may, in connection with the performance of each its functions, and, subject to the terms of their respective organizational documents, retain and consult with attorneys, accountants, and its agents, and a member of the Advisory Committee or Trust Board will not be liable for any act taken, omitted to be taken, or suffered to be done in accordance with advice or opinions rendered by such professionals. Notwithstanding such authority, neither Trust Board nor the Advisory Committee shall be under any obligation to consult with attorneys, accountants or agents, and a determination to not do so will not result in the imposition of liability on any Trust Board or Advisory Committee, or its members and/or designees, unless such determination is based on willful misconduct, gross negligence, or fraud.

Moreover, the respective Successor Entities will indemnify and hold harmless its respective Advisory Committee or Trust Board, as the case may be, and its members, designees, and professionals, and any duly designated agent or representative thereof (in their capacity as such), from and against and in respect to any and all liabilities, losses, damages, claims, costs and expenses, including, but not limited to attorneys’ fees and costs arising out of or due to their actions or omissions, or consequences of such actions or omissions with respect to the respective Successor Entity or the implementation or administration of the Plan, including without limitation their actions or omissions as members of the Advisory Committee; provided, however, that no such indemnification will be made to such Persons for such actions or omissions as a result of willful misconduct, gross negligence or fraud.

Disclosure Statement for Third Amended Joint Plan Dated June 22, 2016	Page 150

ARTICLE XIV

RESERVES ADMINISTERED BY THE SUCCESSOR TRUSTS

Section 14.01  Establishment of Reserve Accounts, Other Assets and Beneficiaries

The Successor Entities will each have authority to establish such Distribution Reserve Accounts (which, notwithstanding anything to the contrary contained in the Plan, may be effected by either establishing a segregated account or establishing book entry accounts, in the sole discretion of each Successor Entity) as may be provided for in their respective governing documents.

Section 14.02  Deposits

If a Distribution to any Holder of an Allowed Claim, New Interest, or New IRA Note is returned to the Creditors’ Trustee, Position Holder Trustee, or IRA Partnership, as applicable, as undeliverable or is otherwise unclaimed, such Distribution shall be deposited in an Undeliverable Distribution Reserve account for the benefit of such Holder until such time as such Distribution becomes deliverable, is claimed, or is deemed to have been forfeited. Such accounts may be effected by either establishing a segregated account or establishing book entry accounts, in the sole discretion of each Successor Trustee.

Section 14.03  Forfeiture

Any Holder of an Allowed Claim, New Interest, or New IRA Note that does not assert a claim pursuant to the Plan for an undeliverable or unclaimed distribution within one year after the first distribution is made to such Holder will be deemed to have forfeited its claim for such undeliverable or unclaimed distribution and will be forever barred and enjoined from asserting any such claim for the undeliverable or unclaimed distribution against any Debtor, any Estate, any of the Successor Entities, Successor Trustees, IRA Partnership Manager, or their respective properties or assets. In such cases, any Cash or other property held by any of the Successor Entities in the Undeliverable Distribution Reserve for distribution on account of such claims for undeliverable or unclaimed distributions, including the interest that has accrued on such undeliverable or unclaimed distribution while in the Undeliverable Distribution Reserve, will become Unclaimed Property, notwithstanding any federal or state escheat or unclaimed property laws to the contrary, and will be available for use or distribution by the respective Successor Entity according to the Plan.

Section 14.04  Disclaimer

Each of the Successor Trustees or the IRA Partnership Manager and his or her respective agents and attorneys are under no duty to take any action to either (i) attempt to locate any Holder of any Claim, New Interest, or New IRA Note, or (ii) obtain an executed Internal Revenue Service Form W-9 or other form required by law from any Holder of any Claim, New Interest, or New IRA Note.

Disclosure Statement for Third Amended Joint Plan Dated June 22, 2016	Page 151

ARTICLE XV

COMPROMISES AND SETTLEMENTS PROVIDED FOR IN THE PLAN

The Plan provides for several Compromises which resolve the Class Action Lawsuits, the Ownership Issue, the claims of the MDL Plaintiffs, and the Intercompany Claims.

Section 15.01  Resolution of the Class Action Lawsuits, Class Proof of Claim and Ownership Issue

The Class Action Settlement resolves the Class Action Lawsuits, the Arnold State Court Action, the Class Proofs of Claim, the Ownership Issue, and other litigation, and was reached after extensive arms-length and good-faith negotiations between the parties. As part of the Class Action Settlement, the parties will request certification of the following two subclasses, which the U.S. District Court for the Northern District of Texas has conditionally certified (collectively the Class Action Class Members):

(i)          Ownership Settlement Subclass. All persons or entities (including all IRAs and their respective individual owners and related IRA custodians) who purchased and hold, as of the Plan Effective Date, securities issued or sold by LPI (directly or in the name of any Original IRA Note Issuer) related to viatical settlements or life settlements, regardless of how the investments were denominated (whether as fractional interests in life insurance policies, promissory notes, or otherwise) and who are Current Position Holders under the Plan, regardless of whether or not a claim was filed by a class member. Excluded from the Ownership Settlement Subclass are LPI; all affiliated Life Partners companies or entities; Linda Robinson-Pardo; Paget Holdings Ltd.; and Investors whose only investments relate to Pre-Petition Abandoned Interests under the Plan.

(ii)         Rescission Settlement Subclass. All persons or entities (including all IRAs and their respective individual owners and related IRA custodians) who purchased and hold, as of the Plan Effective Date, securities issued or sold by LPI (directly or in the name of any Original IRA Note Issuer) related to viatical settlements or life settlements, regardless of how the investments were denominated (whether as fractional interests in life insurance policies, promissory notes, or otherwise) and who are Current Position Holders under the Plan, regardless of whether or not a claim was filed by a class member. Excluded from the Rescission Settlement Subclass are LPI; all affiliated Life Partners companies or entities; Linda Robinson-Pardo; Paget Holdings Ltd.; Investors whose only investments relate to Pre-Petition Abandoned Interests under the Plan; Qualified Plan Holders; and all persons or entities listed on Appendix A to the Class Action Settlement Agreement.

The parties also will request that Philip Garner, Michael Arnold, Janet Arnold, Dr. John Ferris, Steve South as trustee for the South Living Trust, and Christine Duncan be appointed as Class Representatives, and the U.S. District Court for the Northern District of Texas has made a conditional appointment. The parties also will request that Keith Langston of The Langston Law Firm be appointed as class counsel for the Class Action Settlement Class (Class Action Litigants’

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Counsel), and the U.S. District Court for the Northern District of Texas has made a conditional appointment.

The Class Action Settlement provides that LPI (a) shall not sell or otherwise introduce into the market any securities unless those securities are (i) issued pursuant to the Plan or (ii)properly registered as securities with all appropriate federal and state regulatory bodies; (b) shall waive any claims to beneficial ownership in the Fractional Interests held in the name of the Class Action Class Members that are entitled to treatment as Continuing Position Holders by Election or otherwise, as set forth in the Plan and subject to the terms and conditions set forth in the Plan; and (c) provide each Class Action Class Member who currently owns a Fractional Interest with the Elections described in the Plan and this Disclosure Statement, with the Ownership Settlement Subclass Members receiving certain of the Elections and the Rescission Settlement Subclass Members receiving certain of the Elections.

As part of the Class Action Settlement, Class Action Litigants’ Counsel will submit a Fee Application to the U.S. District Court for the Northern District of Texas for its costs and attorneys’ fees, which application will be supported by the Plan Proponents. The application will resolve all claims for attorneys’ fees and proofs of claim filed by Class Action Litigants’ Counsel, and their co-counsel or affiliated counsel, for the Class Action Lawsuits and the Arnold State Court Litigation. The amount of costs and attorneys’ fees to be awarded to Class Action Litigants’ Counsel will be subject to court approval and will be paid through transfer of ownership of a pro rata share of the Pre-Petition Abandoned Positions to Plaintiffs’ Counsel in the aggregate face amount of the fee approved by the Court, which will not exceed $33 million. The Class Action Litigants’ Counsel Fee Positions will be subject to the Servicing Fee and no other encumbrances, as set forth more fully in the Class Action Settlement Agreement. The Position Holder Trust will pay the premiums relating to the Class Action Litigants’ Counsel Fee Positions.

Also as part of the Class Action Settlement, the Class Action Class Members will release their Claims related to the Ownership Issue and will fully compromise and settle their Claims against the Debtors or the estate in exchange for allowance of the Class Claim and treatment under the Plan. The Rescission Settlement Subclass Members also will assign to the Creditor’s Trust all of their Causes of Action, if any, arising out of or relating to their purchase of Investment Contracts from LPI against the Debtors, the prior officers and directors of the Debtors, and related entities to the officers and directors, as set forth more fully in the Class Action Settlement Agreement. Rescission Settlement Subclass Members also may assign to the Creditors’ Trust all of their claims, if any, arising out of or relating to their purchase of Investment Contracts from LPI against any other individuals or entities in exchange for an Additional Allowed Claim, as set forth more fully in the Class Action Settlement Agreement and the Plan.128 All Rescission Settlement Subclass Members will be deemed to assign these

128  The Plan Proponents assert this assignment is enforceable under Texas and federal law. However, certain parties in interest disagree, and cite to non-binding authority to raise questions about whether these types of assignments are enforceable in the bankruptcy context. Compare Williams v. California 1st Bank, 859 F.2d 664 (9th (Continued…)

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Additional Assigned Causes of Action to the Creditors’ Trust unless a Rescission Settlement Subclass Member declines this assignment by marking the reservation option on their properly executed and returned Ballot.

Because each of the subclasses that make up the Class Action Settlement Class is being certified as a mandatory class under Federal Rule of Bankruptcy Procedure 7023(b)(2) and Federal Rule of Civil Procedure 23(b)(2) and the predominant issue is declaratory, injunctive, and equitable relief, Class Action Class Members will not be permitted to opt out of the Class Action Settlement. As part of the Class Action Settlement, the Class Representatives support confirmation of the Plan, and the Plan Proponents will request Court approval for the Class Representatives to vote to accept the Plan on behalf of any Class Action Class Members that do not vote on their own behalf. Because the ability of the Class Representatives to vote on the Plan on behalf of any Class Action Class Members that do not vote on their own behalf is subject to Court approval, all Class Action Class Members are encouraged to cast a ballot, and to not rely on the Class Representatives’ ballot. The Class Representatives also may choose to support an alternate plan, if any, that is not materially inconsistent with the Class Action Settlement Agreement and is in the best interest of the Class Action Class Members, upon consideration of a variety of factors set forth fully in the Class Action Settlement Agreement. If the Effective Date does not occur, the Class Action Settlement Agreement shall be deemed withdrawn without prejudice to the respective positions of the parties.

The Class Notice (which is a separate document from this Disclosure Statement) provides additional information regarding the settlement and the rights of Class Action Class Members. The Class Notice was approved by the U.S. District Court for the Northern District of Texas on June 6, 2016 and was sent to Class Action Class Members on June 8, 2016. Class Action Class Members are encouraged to consult the Class Notice, the Class Action Settlement Agreement, and the Plan for a more comprehensive summary of the Class Action Settlement.

Section 15.02  The MDL Settlement

The Plan Proponents and the MDL Plaintiffs have entered into a Compromise and Settlement Agreement, attached hereto as Exhibit I. As part of the Compromise, the Claim of each MDL Plaintiff (irrespective of whether such Investor is a current or former Investor and in addition to any other Allowed Claim as part of the Class Action Settlement) against one or more of the Debtors that arise from and were or could have been asserted in the MDL Litigation will be fully and finally compromised as set forth in the MDL Settlement Agreement, with the claims in the pending litigation and any other claim belonging to a MDL Plaintiff related to their investment with LPI being assigned to the Creditors’ Trust, except for those MDL Plaintiffs whose only claim was asserted in the McDermott Litigation who will only compromise and release the McDermott Litigation. Each MDL Plaintiff will receive an Additional Allowed Claim in Class B4 in an amount set forth in the MDL Settlement Agreement to be exchanged for

Cir. 1988); Mukamal v. Bakes, 383 B.R. 798, 811 (S.D. Fla. 2007), aff’d, 378 F. App’x 890 (11th Cir. 2010), with In re Bogan, 414 F.3d 507 (4th Cir. 2005) and Grede v. Mellon Bank, 598 F.3d 899 (7th Cir 2010).

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a Creditors’ Trust Interest. If the Effective Date does not occur, the compromise of the MDL Litigation will be deemed to have been withdrawn without prejudice to the respective positions of the parties.

Section 15.03  The Intercompany Claim Compromise

The Plan also includes a settlement of all Intercompany Claims concerning the validity, enforceability, and priority of certain prepetition Intercompany Claims between and among LPHI, LPI, and LPIFS. This includes a compromise and settlement of all Claims that creditors have with respect to the marshaling of assets and liabilities of LPHI, LPI, and LPIFS in determining relative entitlements to distributions under a plan.

Under the Intercompany Settlement, each of the Debtors waives its Intercompany Claims against the other Debtors, and each Debtor will be conclusively deemed to accept the Plan. The Plan shall constitute a motion to approve the Intercompany Settlement. Subject to the occurrence of the Effective Date, entry of the Confirmation Order shall constitute approval of the Intercompany Settlement pursuant to Bankruptcy Rule 9019 and a finding by the Bankruptcy Court that the Intercompany Settlement is in the best interests of the Debtors and their Estates. If the Effective Date does not occur, the Intercompany Settlement shall be deemed to have been withdrawn without prejudice to the respective positions of the parties.

ARTICLE XVI

EXECUTORY CONTRACTS, UNEXPIRED LEASES AND OTHER AGREEMENTS

Section 16.01  Assumption and Rejection

Under the Bankruptcy Code, debtors may assume, reject, or assign after assumption, Executory Contracts and Unexpired Leases. Except to the extent a Debtor (or the Chapter 11 Trustee) (a)previously assumed or rejected an Executory Contract or Unexpired Lease, (b)prior to the Effective Date, has Filed or does File a motion to assume an Executory Contract or Unexpired Lease on which the Bankruptcy Court has not ruled, and (c) the Bankruptcy Court approves the assumption of an Executory Contract or Unexpired Lease under the Plan, the Debtors’ Executory Contracts and Unexpired Leases shall be deemed rejected on the Effective Date.

Section 16.02  Pass Through

Except as otherwise provided in the Plan, any rights or arrangements necessary or useful to the administration of the Successor Trusts but not otherwise addressed as a Claim or Interest, and other Executory Contracts not assumable under Bankruptcy Code section 365(c), will, in the absence of any other treatment under the Plan and/or the Confirmation Order, be passed through the Chapter 11 Cases for the benefit of the Successor Trusts and the counterparty unaltered and unaffected by the Chapter 11 Cases.

Disclosure Statement for Third Amended Joint Plan Dated June 22, 2016	Page 155

Section 16.03  Claims Based on Rejection of Executory Contracts and Unexpired Leases

Unless otherwise provided by a Court order (including the order approving the Class Action Settlement), any Proofs of Claim asserting Claims arising from the rejection of the Debtors’ Executory Contracts and Unexpired Leases must be Filed no later than thirty (30) days after the later of the Effective Date or the date a Final Order is entered approving the rejection; provided, however, any Claim for rejection damages resulting from the rejection of the Investment Contracts will be deemed satisfied by the Class Action Settlement and, therefore, no Claim need be filed on account of the rejection of any Investment Contract. Any Proofs of Claim arising from the rejection of the Debtors’ Executory Contracts or Unexpired Leases that are not timely Filed shall be disallowed, without the need for any objection by any Person or further notice to or action, order, or approval of the Bankruptcy Court, notwithstanding anything in the Bankruptcy Schedules or a Proof of Claim to the contrary. All Allowed Claims arising from the rejection of the Debtors’ Executory Contracts and Unexpired Leases shall be classified as General Unsecured Claims for the particular Debtor in question and shall be treated in accordance with the particular provisions of the Plan for such Debtor; provided however, if the Holder of an Allowed Claim for rejection damages has an unavoidable security interest in any collateral to secure obligations under such rejected Executory Contracts or Unexpired Leases, the Allowed Claim for rejection damages shall be treated as a Secured Claim to the extent of the value of such Holder’s interest in the collateral, with the deficiency, if any, treated as a General Unsecured Claim.

Section 16.04  Reservation of Rights

Nothing contained in the Plan will constitute an admission by the Estates or any of the Plan Proponents that any contract is in fact an Executory Contract or unexpired lease or that any Debtor has any liability thereunder. If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection, the Debtors, the Successor Trustees, or the Reorganized Debtors, as applicable, shall have thirty (30) days following entry of a Final Order resolving such dispute to alter and to provide appropriate treatment of such contract or lease.

Section 16.05  Nonoccurrence of the Effective Date

In the event that the Effective Date does not occur, the Bankruptcy Court shall retain jurisdiction with respect to any request by the Debtors to extend the deadline for assuming or rejecting Unexpired Leases pursuant to Bankruptcy Section 365(d)(4).

Section 16.06  Insurance Policies

All insurance policies (other than the Policies) pursuant to which the Debtors have any obligations in effect as of the date of the Confirmation Hearing shall be deemed and treated as Executory Contracts pursuant to the Plan and shall be assumed by the appropriate Debtor and assigned to the appropriate Successor Entity or Newco, if it is formed. To the extent that Reorganized LPI remains involved in the Catch-Up Reconciliation, transition of record ownership of the Policies or other activities contemplated by this Plan after the Effective Date,

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any related insurance policies (other than the Policies) may be assigned to or retained by it, as determined by the Position Holder Trustee in the exercise of his business judgment and sole discretion.

Except to the extent expressly provided otherwise in the Plan, all of the Policies shall be deemed and treated as Executory Contracts pursuant to the Plan and shall be assumed by LPI and assigned to the Position Holder Trust.

Section 16.07  Cure Amounts

The proposed cure amounts of Assumed Executory Contracts and Unexpired Leases will be included in the Assumed Executory Contract and Unexpired Lease List. Any party taking exception to the proposed amounts must File a detailed statement setting forth its reason no later than three business days prior to the Confirmation Hearing. The Bankruptcy Court will determine the proper cure amounts at the Confirmation Hearing. All court-approved cure amounts will be paid within ten (10) days of the Effective Date.

Section 16.08  Assumed Executory Contracts and Unexpired Leases

Each Assumed Executory Contract will include (i) all amendments, modifications, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affect such Executory Contract or Unexpired Lease; and (ii) with respect to any Executory Contract or Unexpired Lease that relates to the use, ability to acquire, or occupancy of real property, all Executory Contracts or Unexpired Leases and other rights appurtenant to the property, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, powers, uses, usufructs, reciprocal easement agreements, vaults, tunnel or bridge agreements or franchises, and any other equity interests in real estate or rights in rem related to such premises, unless any of the foregoing agreements have been rejected pursuant to an order of the Bankruptcy Court or are the subject of a motion to reject Filed on or before the Confirmation Date.

Amendments, modifications, supplements, and restatements to Executory Contracts and Unexpired Leases that have been executed by the Debtors during their Chapter 11 Cases shall not be deemed to alter the pre-petition nature of the Executory Contract or Unexpired Lease, or the validity, priority, or amount of any Claims that may arise in connection therewith.

ARTICLE XVII

PROVISIONS GOVERNING DISTRIBUTIONS GENERALLY

Section 17.01  Timing and Delivery of Distributions by Successor Trusts

The Successor Trust Agreements, and the IRA Partnership Agreement, will govern distributions by the Successor Entities and shall be deemed to include the terms of Article X and other relevant provisions of the Plan. The payment of distributions under the Successor Trust

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Agreements and the IRA Partnership Agreement shall be made in the ordinary course of business under those agreements and will not be subject to the approval of the Bankruptcy Court.

Section 17.02  Method of Cash Distributions

Any Cash payment to be made pursuant to the Plan, one of the Successor Trust Agreements, or the IRA Partnership Agreement may be made by Cash, draft, check, wire transfer, or as otherwise required or provided in any relevant agreement or applicable law at the option of and in the discretion of the relevant Successor Trustee or the IRA Partnership Manager, as the case may be, in consultation with the relevant Trust Board or Advisory Committee.

Section 17.03  Failure to Negotiate Checks

Checks issued in respect of distributions under the Plan or by one of the Successor Entities shall be null and void if not negotiated within sixty (60) days after the date of issuance. The Successor Entities will hold any amounts returned in respect of such non-negotiated checks. The Holder of an Allowed Claim (or New Interest) with respect to which such check originally was issued shall make requests for reissuance for any such check directly to the relevant Successor Trustee or the IRA Partnership Manager, as the case may be. All amounts represented by any voided check will be held until the later of one (1) year after (x) the Effective Date, (y) the date that a particular Claim is Allowed by Final Order, or (z) the date that a distribution by a Successor Entity was made, and all requests for reissuance by the Holder of the Allowed Claim (or New Interest) in respect of a voided check are required to be made before such date. Thereafter, all such amounts will be deemed to be Unclaimed Property, and all Claims in respect of void checks and the underlying distributions will be forever barred, estopped and enjoined from assertion in any manner against the applicable Successor Entity.

Section 17.04  Fractional Dollars

Notwithstanding any other provision of the Plan, Cash Distributions of fractions of dollars will not be made; rather, whenever any payment of a fraction of a dollar would be called for, the actual payment made will reflect a rounding of such fraction to the nearest whole dollar (up or down), with half dollars rounded up and any fraction of $0.49 or less being rounded down. To the extent that Cash remains undistributed as a result of the rounding of such fraction to the nearest whole dollar (a) if such Cash relates to a distribution made to Holders of New Interests and is held by one of the Successor Entities, it will be retained by the Successor Entity and used or distributed by the Successor Entity in accordance with the relevant Successor Trust Agreement or the IRA Partnership Agreement, as the case may be, or (b) if not, such Cash will be treated as Unclaimed Property pursuant to the Plan.

Section 17.05  De Minimis Distributions

No Cash payment of less than twenty-five ($25.00) dollars will be made to the Holder of any Claim or New Interest on account of its Allowed Claim or New Interest, as the case may be. Any distribution under $25 will remain in the applicable Successor Entity, and will be distributed

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pursuant to the terms of the Plan, the applicable Successor Trust Agreement, or the IRA Partnership Agreement, as the case may be.

Section 17.06  Setoffs

Except for a set off against any Claim that is Allowed in an amount set forth in the Plan, the Debtors, the Creditors’ Trustee, the Position Holder Trustee, or the IRA Partnership Manager, as the case may be, may, but will not be required to, set off against any Claim and any payments or distributions to be made pursuant to the Plan, the Position Holder Trust Agreement, or the IRA Partnership Agreement in respect of such Claim or any New Interest or New IRA Note issued (or that may be issued) with respect to such Claim, any and all debts, liabilities, and claims of every type and nature whatsoever that the Estate, a Debtor, or a Successor Entity may have against the Holder of such Claim, New Interest, or New IRA Note, but neither the failure to do so nor the allowance of any such Claim, whether pursuant to the Plan or otherwise, will constitute a waiver or release by any Debtor or Successor Entity of any such claims the Debtor or the Successor Entity may have against such Holder of any Claim or New Interest, and all such claims will be retained by the applicable Successor Entity. The Position Holder Trustee may, but will not be required to, withhold any payments or distributions to be made pursuant to the Position Holder Trust Agreement (including any distributions to the IRA Partnership) in respect of any New Interest or New IRA Note issued with respect to an Allowed Claim Held by any Excluded Person, and deposit the amount withheld in a reserve for set off against any and all debts, liabilities and claims of every type and nature whatsoever that the Estate, a Debtor, or a Successor Entity has or may have against the Holder of such New Interest or New IRA Note, pursuant to a Cause of Action assigned to the Creditors’ Trust or otherwise.

In no event will any Holder of Claims or Interests be entitled to setoff any Claim or Interest against any Claim, right, or cause of action of the Debtors or Reorganized Debtors, as applicable, unless such Holder has Filed a motion with the Bankruptcy Court requesting the authority to perform such setoff on or before the Confirmation Date, and notwithstanding any indication in any Proof of Claim or Interest or otherwise that such Holder asserts, has, or intends to preserve any right of setoff pursuant to Bankruptcy Code section 553 or otherwise.

No payment or distribution will be made on account of any Claim, Interest, or New Interest where the Holder has any unresolved liability to the Debtors, the Estates, or the Successor Entities within the scope of Bankruptcy Code section 502(d), including, but not limited to, any actual or potential defendant with respect to any Cause of Action.

Section 17.07  Recoupment

Except as provided in the Plan and/or the Confirmation Order, any Holder of a Claim or Interest will not be entitled to recoup any Claim or Interest against any Claim, right, or cause of action of the Debtors or Reorganized Debtors, as applicable, unless such Holder actually performed such recoupment and provided notice thereof in writing to the Debtors on or before the Confirmation Date, notwithstanding any indication in any Proof of Claim or Interest or otherwise that such Holder asserts, has, or intends to preserve any right of recoupment.

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Section 17.08  Distribution Record Date

As of the close of business on the fifth (5th) Business Day following the Effective Date (the Distribution Record Date), all transfer ledgers, transfer books, registers and any other records maintained by the designated transfer agents with respect to ownership of any Claims will be closed and, for purposes of the Plan, there will be no further changes in the record Holders of such Claims. None of the Chapter 11 Trustee, the Successor Trustees, or the IRA Partnership Manager will have any obligation to recognize the transfer of any Claims occurring after the Distribution Record Date, and will be entitled for all purposes to recognize and deal only with the Holder of any Plans as of the close of business, on the Distribution Record Date, as reflected on such ledgers, body registers, or records.

ARTICLE XVIII

PROCEDURES FOR RESOLVING DISPUTED, CONTINGENT, ESTIMATED, AND UNLIQUIDATED CLAIMS

Section 18.01  Expunging Certain Claims

Except as otherwise provided by a Bankruptcy Court order, all Claims marked or otherwise Scheduled as contingent, unliquidated or disputed on the Bankruptcy Schedules and for which no Proof of Claim has been timely Filed will be deemed Disallowed Claims, and such Claims will be expunged as of the Effective Date without the necessity of filing a claim objection and without further notice to, or action, order or approval of the Bankruptcy Court.

Section 18.02  Objections to Claims

(a)         Authority. The Chapter 11 Trustee, the Committee, the Subsidiary Debtors, or the Creditors’ Trustee (as applicable) will have the exclusive authority to File objections to any Pre-Petition Claims. As of the date set forth in this sentence, the Creditors Trustee will be deemed to have substituted in as the real party in interest on behalf of the objector with respect to any objection to a Pre-Petition Claim that was: (i) filed by the Chapter 11 Trustee but still pending as of the date the Chapter 11 Trustee is discharged pursuant to Section 8.01 of the Plan, which is the date the Creditors’ Trustee will be substituted; (ii) filed by the Committee but still pending as of the date the Committee is dissolved pursuant to Section 9.01 of the Plan, which is the date the Creditors’ Trustee will be substituted; or (iii) filed by one or both of the Subsidiary Debtors but still pending as of the earlier of (x) the date that the applicable Subsidiary Debtor’s corporate existence terminated or (y) the date the Chapter 11 Trustee is discharged pursuant to Section 8.01 of the Plan, which is the date the Creditors’ Trustee will be substituted. After the date the Creditors’ Trustee is substituted as the real party in interest, the Creditors’ Trustee may settle or compromise any Disputed Claim without approval of the Bankruptcy Court. The Creditors’ Trustee also will have the right to resolve any Disputed Claim outside the Bankruptcy Court under applicable governing law.

(b)         Objection Deadline. As soon as practicable, but no later than the Claims Objection Deadline, the Creditors’ Trustee may File objections with the Bankruptcy Court and

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serve such objections on the Creditors holding the Claims to which such objections are made. Nothing contained herein, however, will limit the right of the Creditors’ Trustee to object to Claims, if any, Filed or amended after the Claims Objection Deadline. The Claims Objection Deadline may be extended by the Bankruptcy Court upon motion by the applicable the Debtors, Reorganized Debtors, or the Creditors’ Trustee.

Section 18.03  Estimation of Claims

The Creditors’ Trustee may at any time request that the Bankruptcy Court estimate any Disputed Claim pursuant to Bankruptcy Code section 502(c), regardless of whether the Creditors’ Trustee or any Debtor or Reorganized Debtor have previously objected to such Claim or whether the Bankruptcy Court has ruled on any objection, and the Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including during the pendency of any appeal related to such objection. In the event the Bankruptcy Court estimates any Disputed Claim, that estimated amount will constitute the maximum limitation on such Claim, as determined by the Bankruptcy Court, and Creditors’ Trustee may elect to pursue any supplemental proceedings to object to any ultimate payment on such Claim. All of the aforementioned objection, estimation, and resolution procedures are cumulative and are not necessarily exclusive of one another.

Section 18.04  No Distributions Pending Allowance

No payments or distributions will be made with respect to all or any portion of a Disputed Claim unless and until all objections to such Disputed Claim have been settled or withdrawn or have been determined by Final Order, any liability of the Holder to any Estate within the scope of Bankruptcy Code section 502(d) has been resolved, and paid to the Estates or the relevant Successor Entity, and the Disputed Claim, or some portion thereof, has become an Allowed Claim by a Final Order.

Section 18.05  Reconciliation or Reduction of Allowed Claim in Class B2 or Class B3 after Rescinding Holder Election

If the Allowed Claim amount for any Holder of a Class B2 or B3 Claim that makes a Rescinding Holder Election under Section 3.07(b)(iii)(3) or Section 3.07(d)(iii)(3) of the Plan was estimated for the affected position (as reflected on LPI’s Bankruptcy Schedule F), then after the Effective Date, the amount of the Allowed Claim will be reconciled to the extent possible during the Catch-Up Reconciliation process to reflect the actual amount of the underlying Claim to which the Allowed Claim relates, and the Creditors’ Trust Interest issued to the Holder will be determined based upon the reconciled Allowed Claim amount for the relevant position. If a Holder of a Class B2 or B3 Claim that owes any Catch-Up Payment or Pre-Petition Default Amount with respect to a Fractional Position makes a Creditors’ Trust Election with respect to the Fractional Position, then the Allowed amount for such Fractional Position shall be reduced by the amount of the Catch-Up Payment or Pre-Petition Default Amount.

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Section 18.06  Distributions after Allowance

The Creditors’ Trustee or Position Holder Trustee, as applicable, will make payments to each Holder of a Disputed Claim that has become an Allowed Claim in accordance with the provisions of the Plan governing the class of Claims to which such Holder belongs. As soon as reasonably practicable after the date that the order or judgment of the Bankruptcy Court allowing all or part of any Disputed Claim becomes a Final Order, the Creditors’ Trustee shall distribute to the Holder of such Claim the distribution (if any) that would have been made to such Holder on the Distribution Date had such Allowed Claim been allowed on the Distribution Date.

Section 18.07  Reduction of Claims

Notwithstanding the contents of the Bankruptcy Schedules or the Bankruptcy SOFAs, Claims listed therein as undisputed, liquidated and not contingent will be reduced by the amount, if any, that was paid by the Debtors before the Effective Date, including pursuant to orders of the Bankruptcy Court. To the extent such payments are not reflected in the Bankruptcy Schedules or the Bankruptcy SOFAs, such Bankruptcy Schedules and Bankruptcy SOFAs will be deemed amended and reduced to reflect that such payments were made. Nothing in the Plan will preclude the Creditors’ Trustee from paying Claims that the were authorized to be paid pursuant to any Final Order entered by the Bankruptcy Court by the Effective Date.

ARTICLE XIX

MISCELLANEOUS PROVISIONS

Section 19.01  Severability of Plan Provisions

If, before Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court, at the request of the Plan Proponents, shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Plan shall remain in full force and effect and shall in no way be affected, impaired or invalidated by such holding, alteration or interpretation. The Confirmation Order will constitute a judicial determination and will provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

Section 19.02  Successors and Assigns

The rights, benefits and obligations of any Person or Entity named or referred to in the Plan, including any Holder of a Claim, will be binding on, and will inure to the benefit of, any heir, executor, administrator, successor or assign of such Entity or Person.

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Section 19.03  Binding Effect

The Plan will be binding upon and inure to the benefit of the Debtors, all present and former Holders of Claims against and Interests in the Debtors, their respective successors and assigns, including, but not limited to, the Debtors, and all other parties-in-interest in these Chapter 11 Cases.

Section 19.04  Term of Injunctions or Stays

Unless otherwise provided in the Plan and/or Confirmation Order, all injunctions or stays provided for in the Chapter 11 Cases under Bankruptcy Code sections 105 or 362 or otherwise, and in existence on the Confirmation Date (excluding any injunctions or stays contained in the Plan or Confirmation Order), will remain in full force and effect until the Effective Date. All injunctions or stays contained in the Plan and/or Confirmation Order will remain in full force and effect in accordance with their terms.

Section 19.05  No Admissions

Notwithstanding anything herein to the contrary, nothing in the Plan will be deemed as an admission by the Debtors or the Chapter 11 Trustee with respect to any matter set forth herein, including liability on any Claim.

Section 19.06  Notice of the Effective Date

The Plan Proponents will File on the docket of the Bankruptcy Court a Notice of Effective Date stating that (i) all conditions to the occurrence of the Effective Date have been satisfied or waived; and (ii) the Effective Date has occurred and specifying the date thereof for all purposes under the Plan. The Notice of Effective Date may include other and further information the Plan Proponents deem appropriate.

Section 19.07  Default under the Plan

Except as otherwise provided for in the Plan, after the Effective Date, in the event of an alleged default by the Creditors’ Trustee, the Position Holder Trustee or the Chapter 11 Trustee under the Plan, any party alleging such default will provide written notice of default (the Plan Default Notice) to the Creditors’ Trustee, Position Holder Trustee or the Chapter 11 Trustee, as the case may be, at the address set forth in the Notice of Effective Date filed pursuant to the Plan with a copy thereof to the Trustee’s counsel at the addresses set forth in the Plan and will contemporaneously File such Plan Default Notice with the Bankruptcy Court. The Creditors’ Trustee, Position Holder Trustee, and Chapter 11 Trustee, as the case may be, will have thirty (30) days from the receipt of a Plan Default Notice to cure any actual default that may have occurred.

The Creditors’ Trustee, Position Holder Trustee, Chapter 11 Trustee, and any other party-in-interest will have the right to dispute an alleged default that has occurred and to notify the party alleging such default that the Trustee (or such other party-in-interest) contends no default

Disclosure Statement for Third Amended Joint Plan Dated June 22, 2016	Page 163

has occurred, with such notice to be sent within the thirty-day period following receipt of a Plan Default Notice. In such event, the Bankruptcy Court will retain jurisdiction over the dispute relating to the alleged default and the remedy with respect to any remedy therefore.

In the event the Creditors’ Trustee, Position Holder Trustee, or Chapter 11 Trustee, as the case may be, (or any other party-in-interest) fails to either dispute the alleged default or timely cure such default, the party alleging such default will be entitled to assert its rights under applicable law.

Section 19.08 Governing Law

Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules), the laws of the State of Texas, without giving effect to the principles of conflicts of law thereof, will govern the construction and implementation of the Plan and any agreements, documents, and instruments executed in connection with the Plan (except as otherwise set forth in those agreements, in which case the governing law of such agreement will control), as well as corporate governance matters with respect to the Debtors; provided, however, that corporate governance matters relating to the Debtors or Reorganized Debtors, as applicable, not organized under Texas law will be governed by the laws of the state of organization of such Debtor.

ARTICLE XX

EFFECT OF THE PLAN ON CLAIMS AND INTERESTS

Section 20.01 Satisfaction of Claims

The rights afforded in the Plan and the treatment of all Claims and Interests herein shall be in exchange for and in complete satisfaction, of all Claims and Interests against the Reorganized Debtors, the Estates, and their assets, properties, or interests in property, whether known or unknown, including demands, liabilities, and Causes of Action that arose before the Effective Date, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in Bankruptcy Code sections 502(g), 502(h), or 502(i), in each case whether or not: (i) a Proof of Claim or Interest based upon such debt, right, Claim, or Interest is Filed or deemed Filed pursuant to Bankruptcy Code section 501; (ii) a Claim or Interest based upon such Claim, debt, right, or Interest is Allowed pursuant to Bankruptcy Code section 502; or (iii) the Holder of such a Claim or Interest has accepted the Plan. Subject to the terms of the Plan and/or the Confirmation Order, any default by the Debtors with respect to any Claim or Interest that existed immediately before or on account of the Filing of the Chapter 11 Cases shall be deemed satisfied against the Reorganized Debtor and the Estates on the Effective Date.

Except as otherwise provided in the Plan and/or the Confirmation Order, on the Effective Date, all Claims and Interests shall be deemed satisfied against the Reorganized Debtors and Estates, and the terms of the Plan and/or the Confirmation Order shall be a judicial determination of the satisfaction of all liabilities of the Reorganized Debtors and the Estates.

Disclosure Statement for Third Amended Joint Plan Dated June 22, 2016	Page 164

Nothing in this Section 20.01 shall be construed to release any of the Investor Causes of Action and/or other Causes of Action that will be transferred to the Creditors’ Trust, or the Position Holder Trust, as applicable, pursuant to the terms of the Plan.

Section 20.02 Exculpation and Permanent Injunction In Favor of Exculpated Parties

Notwithstanding anything to the contrary contained in the Plan or this Disclosure Statement, and to the maximum extent permitted by applicable law, the Exculpated Parties shall not have or incur any liability to any holder of a Claim or Interest for any act or omission in connection with, related to, or arising out of, or be liable for, any claims or Causes of Action in connection with or arising out of: (i) the Chapter 11 Cases; (ii) negotiations regarding or concerning the Plan, the KLI Plan Support Agreement, the Vida Term Sheet and the transactions contemplated thereby, and any settlement or agreement in the Chapter 11 Cases; (iii) the pursuit of confirmation of the Plan; (iv) the consummation of the Plan; (v) the offer, issuance, and distribution of any securities issued or to be issued pursuant to the Plan, whether or not such distribution occurs following the Effective Date; (vi) the Causes of Action and Investor Causes of Action assigned to the Successor Entities; or (vii) the administration of the Plan or property to be distributed under the Plan, except for actions found by Final Order to be willful misconduct, gross negligence, fraud, breach of fiduciary duty, or criminal conduct, any of which proximately causes damages. The Exculpated Parties shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan. Following entry of the Confirmation Order, the Bankruptcy Court shall retain exclusive jurisdiction to consider any and all claims against any of the Exculpated Parties involving or relating to: (a) the administration of the Chapter 11 Cases; (b) any rulings, orders, or decisions in the Chapter 11 Cases; (c) any aspects of the Debtors’ Chapter 11 Cases, including the decision to commence the Chapter 11 Cases, the development and implementation of the Plan, the KLI Plan Support Agreement, the Vida Term Sheet and the transactions contemplated thereby, the decisions and actions taken or not taken during the Chapter 11 Cases; (d) any asserted claims based upon or related to prepetition obligations, Claims or Interests administered in the Chapter 11 Cases; and (e) ownership of the Fractional Positions, including without limitation any claims related to any determination whether Fractional Positions belong to the Debtors’ estates, the Position Holders Trust or any other parties.

Except as otherwise expressly provided in the Plan and/or the Confirmation Order, all Persons or Entities who have held, hold or may hold Claims against, or Interests in, the Debtors are permanently enjoined, on and after the Effective Date, to the fullest extent permissible under applicable law, as such law may be extended or integrated after the Effective Date, from commencing or continuing in any manner any claim or Cause of Action against any of the Exculpated Parties for any act or omission in connection with, related to, or arising out of any matter related to: (i) the Chapter 11 Cases; (ii) negotiations regarding or concerning the Plan, the KLI Plan Support Agreement, the Vida Term Sheet and the transactions contemplated thereby, and any settlement or agreement in the Chapter 11 Cases; (iii) negotiations regarding the enforcement, attachment, collection, or recovery by any manner or means of judgment, award, decree, or order against any Exculpated Party on account of any such Claim or Interest; (iv) the pursuit of confirmation of the Plan; (v) the consummation of the Plan; (vi) the offer,

Disclosure Statement for Third Amended Joint Plan Dated June 22, 2016	Page 165

issuance, and distribution of any securities issued or to be issued pursuant to the Plan, whether or not such distribution occurs following the Effective Date; (viii) the Causes of Action (including the Investor Causes of Action) assigned to the Successor Entities; or (viii) the administration of the Plan or property to be distributed under the Plan, except for actions found by Final Order to be willful misconduct, gross negligence, fraud, breach of fiduciary duty, or criminal conduct, any of which proximately causes damages.

Section 20.03 Releases and Permanent Injunctions Relating to Claims and Interests

i.         Releases by Debtors and Estates. Except as otherwise expressly provided in the Plan and/or the Confirmation Order, on the Effective Date, for good and valuable consideration, to the fullest extent permissible under applicable law, each of the Debtors and the Reorganized Debtors on its own behalf and as the representative of its respective Estate, and each of its respective Related Persons, shall, and shall be deemed to, completely and forever release, waive, void, extinguish, and discharge unconditionally, each and all of the Exculpated Parties of and from any and all Claims and Causes of Action, any and all other obligations, suits, judgments, damages, debts, rights, remedies, causes of action and liabilities of any nature whatsoever, and any and all Interests or other rights of a Holder of an equity security or other ownership interest, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity, or otherwise, that are or may be based in whole or part on any act, omission, transaction, event, or other circumstance taking place or existing on or before the Effective Date (including before the Petition Date) in connection with or related to any of the Debtors, the Reorganized Debtors, or their respective assets, property, and Estates, the Chapter 11 Cases or the Plan, the KLI Plan Support Agreement, the Vida Term Sheet and the transactions contemplated thereby, the Reorganization Transactions, the Disclosure Statement, or the financing transaction evidenced by the Financing Motion and Financing Order. Notwithstanding the foregoing or any other provision of this paragraph, no Exculpated Party shall be released from any acts constituting criminal conduct, willful misconduct, fraud, or gross negligence, which proximately causes damages.

ii.       Releases by Holders of Claims and Interests. Except as otherwise expressly provided in the Plan or the Confirmation Order, on the Effective Date, for good and valuable consideration, to the fullest extent permissible under applicable law, each Person or Entity that has held, currently holds, or may hold a Claim or any other obligation, suit, judgment, damages, debt, right, remedy, Cause of Action, or liability of any nature whatsoever, or any Interest, or other right of a Holder of an equity security or other ownership interest that is terminated shall be deemed to completely and forever release, waive, void, extinguish, and discharge unconditionally each and all of the Exculpated Parties of and from any and all Claims, any and all other obligations, suits, judgments, damages, debts, rights, remedies, Causes of Action, and liabilities of any nature whatsoever (including, without limitation, those arising under the Bankruptcy Code), and any and all Interests or other rights of a Holder of an equity security or other ownership interest, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity, or otherwise, that are or may be based in whole or part on any act, omission,

Disclosure Statement for Third Amended Joint Plan Dated June 22, 2016	Page 166

transaction, event, or other circumstance taking place or existing on or before the Effective Date (including before the Petition Date) in connection with or related to any of the Debtors, the Reorganized Debtors or their respective assets, property and Estates, the Chapter 11 Cases or the Plan, the KLI Plan Support Agreement, the Vida Term Sheet and the transactions contemplated thereby, the Reorganization Transactions, the Disclosure Statement, or the financing transaction evidenced by the Financing Motion and Financing Order. Notwithstanding the foregoing or any other provision of this paragraph, no Exculpated Party shall be released from any acts constituting criminal conduct, willful misconduct, fraud, or gross negligence. Notwithstanding the foregoing or any other provision of this paragraph, nothing herein shall be construed to release the Assigned Causes of Action or the Additional Assigned Causes of Action.

Section 20.04 Permanent Injunction Relating to Assets Transferred Pursuant to the Plan

Except as provided in the Plan or the Confirmation Order, as of the Effective Date, (i) all Persons or Entities that hold, have held, or may hold a Claim or any other obligation, suit, judgment, damages, debt, right, remedy, Cause of Action, or liability of any nature whatsoever, or any Interest or other right of a Holder of an equity security or other ownership interest relating to any of the Debtors or the Reorganized Debtors or any of their respective assets, property and Estates, (ii) all other parties in interest, and (iii) each of the Related Persons of each of the foregoing Entities, are, and shall be, permanently, forever, and completely stayed, restrained, prohibited, barred, and enjoined from taking any of the following actions, whether directly or indirectly, derivatively or otherwise, on account of or based on the subject matter of such Claims or other obligations, suits, judgments, damages, debts, rights, remedies, causes of action, or liabilities, and of all Interests or other rights of a Holder of an equity security or other ownership interest:

(a)        commencing, conducting or continuing in any manner, directly or indirectly, any suit, action, or other proceeding (including, without limitation, any judicial, arbitral, administrative, or other proceeding) in any forum against the Debtors, the Reorganized Debtors, the Chapter 11 Trustee, the Committee or its current or former members, or any other party which seeks a determination of the ownership or any other rights as of the Effective Date or any prior date, of the Policies or the Fractional Interests or any Property of the Estates or any Property transferred to the Position Holder Trust, Creditors’ Trust, IRA Partnership, or the Servicing Company pursuant to the terms of the Plan;

(b)        enforcing, attaching (including, without limitation, any prejudgment attachment), collecting, or in any way seeking to recover any judgment, award, decree, or other order which may be enforced against assets which are to be transferred by any of the Debtors or administered under the Plan;

(c)        creating, perfecting or in any way enforcing in any manner, directly or indirectly, any Lien against assets which are to be transferred by the Debtors or administered under the Plan;

Disclosure Statement for Third Amended Joint Plan Dated June 22, 2016	Page 167

(d)        setting off, seeking reimbursement or contributions from, or subrogation against, or otherwise recouping in any manner, directly or indirectly, any amount against any property to be transferred by the Debtors or administered under the Plan;

(e)        commencing or continuing in any manner any judicial, arbitration or administrative proceeding in any forum against the Debtors or any Exculpated Parties, that does not comply with, or is inconsistent with, the provisions of the Plan, the Plan Supplement, and/or Confirmation Order; and

(f)        the taking of any act, in any manner, and/or in any place, that does not conform to, or comply with the provisions of the Plan, the Plan Supplement, and/or the Confirmation Order.

Each of the injunctions provided in Article XVIII of the Plan is an integral part of the Plan and is essential to its implementation. Each of the Exculpated Parties and any other Persons protected by the injunctions set forth in Article XVIII of the Plan shall have the right to independently seek the enforcement of such injunctions.

Section 20.05 No Successor Liability

Except as otherwise expressly set forth in the Plan, the Successor Entities have not assumed, and shall not be deemed to have assumed, any liabilities of the Debtors.

Section 20.06 No Waiver

Notwithstanding anything to the contrary contained in the Plan, the releases and injunctions set forth in Article XVIII of the Plan shall not, and shall not be deemed to, limit, abridge or otherwise affect the rights of the Reorganized Debtors, Chapter 11 Trustee, the Position Holder Trust, the Position Holder Trustee, the Creditors’ Trust, the Creditors’ Trustee, the IRA Partnership, the IRA Partnership Manager, or the Servicing Company to enforce, sue on, settle or compromise the rights, claims and other matters expressly retained by the Reorganized Debtors, the Chapter 11 Trustee, the Position Holder Trust, the Creditors’ Trust, the IRA Partnership, or the Servicing Company, pursuant to the Plan and/or the Confirmation Order.

The Chapter 11 Trustee’s and the Subsidiary Debtors’ compliance with the formal requirements of Bankruptcy Rule 3016(c) shall not constitute an admission that the Plan provides for an injunction against conduct not otherwise enjoined under the Bankruptcy Code.

Section 20.07 Release of Liens

Except as otherwise provided in the Plan, the Maturity Funds Collateral Agreement, Order or in any contract, instrument, release, or other agreement or document created pursuant to the Plan, including without limitation the documentation for the Vida Financing, on the Effective Date and concurrently with the applicable distributions made pursuant to the Plan and, in the case of a Secured Claim, satisfaction in full of the portion of the Secured Claim that is Allowed as of the Effective Date, all mortgages, deeds of trust, Liens, pledges, or other security interests

Disclosure Statement for Third Amended Joint Plan Dated June 22, 2016	Page 168

against any property of the Debtors’ Estates will be fully released and discharged, and all of the right, title, and interest of any Holder of such mortgages, deeds of trust, Liens, pledges, or other security interests will revert to the applicable Debtor and its successors and assigns.

Section 20.08 Good Faith

As of the Confirmation Date, the Plan Proponents will be deemed to have solicited acceptance or rejections of the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code.

Section 20.09 Rights of Defendants and Avoidance Actions

All rights, if any, of a defendant to assert a Claim arising from relief granted in any action commenced under Chapter 5 of the Bankruptcy Code (e.g., claims that a creditor has received a voidable preferential transfer or fraudulent conveyance), together with the Creditors’ Trustee’s right to oppose such Claim, are fully preserved. Any such Claim that is Allowed shall be entitled to treatment and distribution under the Plan as a General Unsecured Claim.

ARTICLE XXI

CONDITIONS PRECEDENT TO CONFIRMATION AND TO THE EFFECTIVE DATE OF THE PLAN

Section 21.01 Conditions Precedent to Confirmation

The following are conditions precedent to the occurrence of Confirmation each of which must be satisfied or waived in accordance with the terms of the Plan:

(a)        The Bankruptcy Court shall have entered an order, in form and substance reasonably acceptable to the Plan Proponents, approving the adequacy of the Disclosure Statement, and such Order shall have become a Final Order;

(b)        The Confirmation Order approving and confirming the Plan, as such Plan may have been modified, amended or supplemented, shall (i) be in form and substance reasonably acceptable to the Plan Proponents; and (ii) include a finding of fact that the Plan Proponents, and their respective current officers, directors, employees, advisors, attorneys and agents, acted in good faith within the meaning of and with respect to all of the actions described in Bankruptcy Code section 1125(e) and are not liable for the violation of any applicable law, rule, or regulation governing such actions

(c)         The Class Action Final Approval Order shall have been entered (inclusive of approval of the adequacy of the Class Notice); and

(d)         The MDL Settlement Approval Order shall have been entered.

Disclosure Statement for Third Amended Joint Plan Dated June 22, 2016	Page 169

Section 21.02 Conditions Precedent to Occurrence of the Effective Date

The following are conditions precedent to the occurrence of the Effective Date, each of which must be satisfied or waived in accordance with the terms of the Plan:

(a)         The Confirmation Order shall have been entered in form and substance reasonably acceptable to the Plan Proponents, and such Order shall have become a Final Order;

(b)        Each of the Plan Documents shall have been fully executed and delivered in form and substance reasonably acceptable to the Plan Proponents and the Certificates of Formation to create Newco and the IRA Partnership shall have been duly filed;

(c)         The Class Action Settlement Agreement and the MDL Settlement Agreement shall have become, or on the Effective Date will be, fully effective in accordance with their respective terms;

(d)        Irrevocable instructions shall have been given by the respective Successor Entities directing the issuance of all of the Fractional Interest Certificates, Trust Interests, IRA Partnership Interests, and New IRA Notes to be included in the Distributions provided for in the Plan; and

(e)        There shall not be in effect any (i) order entered by any court of competent jurisdiction, (ii) any order, opinion, ruling or other decision entered by any administrative or governmental entity, or (iii) applicable law, staying, restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by the Plan.

Section 21.03 Substantial Consummation

Upon the completion of the Catch-Up Reconciliation in accordance with the Plan, as evidenced by the filing of a notice of substantial consummation to be filed in the Chapter 11 Cases, the Plan shall be deemed to be substantially consummated under Bankruptcy Code sections 1101 and 1127(b).

Section 21.04 Waiver of Conditions

Each of the conditions to confirmation or the Effective Date may be waived in whole or in part by agreement of all of the Plan Proponents. The failure to satisfy or waive any condition to Confirmation or the Effective Date may be asserted by the Plan Proponents, regardless of the circumstances giving rise to the failure of such condition to be satisfied.

Disclosure Statement for Third Amended Joint Plan Dated June 22, 2016	Page 170

Section 21.05 Revocation, Withdrawal, or Non-Consummation

The Plan Proponents have reserved the right to revoke or withdraw the Plan (including, without limitation, any one or more of the three separate plans in respect of the Debtors) at any time before the Confirmation Date and to File subsequent plans of reorganization.

For each revoked or withdrawn plan, or if Confirmation or the Effective Date of any plan does not occur, then, with respect to any such revoked or withdrawn plan, (a) the plan shall be null and void in all respects; (b) any settlement or compromise embodied in the plan (including the fixing, allowance or limiting to an amount certain of any Claim or Interests or Class of Claims or Interests), unless otherwise agreed to by the Plan Proponents and any counterparty to such settlement or compromise, and any document or agreement executed pursuant to the Plan, shall be deemed null and void; and (c) nothing contained in the Plan, and no acts taken in preparation for the Effective Date of the Plan, shall (i) constitute or be deemed to constitute a waiver or release of any Claims by or against, or any Interests in, the Debtors or any other Person, (ii) prejudice in any manner the rights of the Debtors or any Person in any further proceedings involving the Debtors, or (iii) constitute an admission of any sort by the Debtors or any other Person.

ARTICLE XXII

PLAN AMENDMENTS AND MODIFICATIONS

The Plan Proponents may alter, amend, or modify the Plan, the Plan Documents, or any exhibits hereto and thereto under Bankruptcy Code section 1127(a) at any time before the Confirmation Date. After the Confirmation Date, and before substantial consummation of the Plan, the Plan Proponents may, under Bankruptcy Code section 1127(b), institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies in the Plan, the Disclosure Statement, the Confirmation Order, and such matters as may be necessary to carry out the purposes and effects of the Plan, so long as such proceedings do not materially adversely affect the treatment of Holders of Allowed Claims (including Additional Allowed Claims) or Interests under the Plan; provided, however, that prior notice of such proceedings shall be served in accordance with the Bankruptcy Rules or order of the Bankruptcy Court.

ARTICLE XXIII

RETENTION OF JURISDICTION

The Plan provides that consistent with Bankruptcy Code sections 105(a) and 1142, and notwithstanding entry of the Confirmation Order and occurrence of the Effective Date, the Bankruptcy Court will retain exclusive jurisdiction over all matters arising out of, or related to, the Chapter 11 Cases and the Plan to the fullest extent permitted by law, including, among other things, jurisdiction to:

(a)         Allow, disallow, determine, liquidate, classify, estimate, or establish the priority or Secured or unsecured status of any Claim or Interest, including the resolution

Disclosure Statement for Third Amended Joint Plan Dated June 22, 2016	Page 171

of any request for payment of any Administrative Claim and the resolution of any objections to the Secured or unsecured status, priority, amount, or allowance of Claims or Interests;

(b)         Hear and determine all applications for compensation and reimbursement of expenses of Professionals under Bankruptcy Code sections 327, 328, 330, 331, 503(b), 1103 or 1129(a)(4); provided, however, that from and after the Effective Date, the payment of fees and expenses of professionals retained by the Reorganized Debtors and/or the Successor Trustees will be made in the ordinary course of business and shall not be subject to the approval of the Bankruptcy Court except as otherwise set forth in the Plan;

(c)         Hear and determine all matters with respect to the assumption or rejection of any Executory Contract or Unexpired Lease to which one or more of the Debtors are parties or with respect to which one or more of the Debtors may be liable, including, if necessary, the nature or amount of any required cure or the liquidating of any claims arising therefrom;

(d)         Hear and determine any and all adversary proceedings, motions, applications, and contested or litigated matters arising out of, under, or related to, the Chapter 11 Cases;

(e)         Enter and enforce such orders as may be necessary or appropriate to execute, implement, or consummate the provisions of the Plan and all contracts, instruments, releases, and other agreements or documents created in connection with the Plan, the Disclosure Statement, and/or the Confirmation Order;

(f)          Hear and determine disputes arising in connection with the interpretation, implementation, consummation, or enforcement of the Plan, including disputes arising under agreements, documents, or instruments executed in connection with the Plan;

(g)        Consider any modifications of the Plan, cure any defect or omission, or reconcile any inconsistency in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order;

(h)        Issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any entity with implementation, consummation, or enforcement of the Plan and/or the Confirmation Order;

(i)          Enter and implement such orders as may be necessary or appropriate if the Confirmation Order is for any reason reversed, stayed, revoked, modified, or vacated;

(j)          Hear and determine any matters arising in connection with or relating to the Plan, the Disclosure Statement and/or the Confirmation Order, the Creditors’ Trust Agreement, the Position Holder Trust Agreement, the IRA Partnership Agreement, the

Disclosure Statement for Third Amended Joint Plan Dated June 22, 2016	Page 172

Servicing Agreement, or any other contract, instrument, release, or other agreement or document created in connection with the Plan, the Disclosure Statement, and/or the Confirmation Order;

(k)         Enforce all orders, judgments, injunctions, releases, exculpations, indemnifications, and rulings entered in connection with the Chapter 11 Cases or pursuant to the Plan;

(l)          Recover all assets of the Debtors and property of the Estates, wherever located;

(m)        Hear and determine matters concerning state, local, and federal taxes in accordance with Bankruptcy Code sections 346, 505, and 1146;

(n)         Hear and determine all disputes involving the existence, nature, or scope of Debtors’ discharge or any releases granted in the Plan;

(o)         Hear and determine such other matters as may be provided in the Confirmation Order or as may be authorized under, or not inconsistent with, provisions of the Bankruptcy Code;

(p)         Enter an order or final decree concluding or closing the Chapter 11 Cases; and

(q)         Enforce all orders previously entered by the Bankruptcy Court.

ARTICLE XXIV

FINANCIAL INFORMATION AND FEASIBILITY OF THE PLAN

Section 24.01 Financial Information

As a result of the SEC Litigation and the Chapter 11 Trustee’s investigation of the Debtors, it was learned that LPHI has been experiencing a steady, but sharp decline in its total and current assets since 2011.

The Chapter 11 Trustee retained a forensic accountant and financial advisor to review, among other things, the Debtors’ books and records. This has facilitated the Chapter 11 Trustee’s filing of the monthly operating reports with the Bankruptcy Court which show each Debtor’s receipts and disbursements on an accrual basis. Results for the periods August through May 2016 are shown below. 129

129 These monthly operating reports may be obtained from the Bankruptcy Court’s electronic case filing or PACER site, and for free at http://dm.epiq11.com/LFP/Project. Monthly Operating Reports for periods prior to and including July 2015 were performed on a cash basis, whereas subsequent reports have been performed on an accrual basis. Therefore, we have included only the reports starting with August 2015, for comparability purposes.

Disclosure Statement for Third Amended Joint Plan Dated June 22, 2016	Page 173

LPHI130

Month	Receipts	Disbursements	Net Cash Flow
August 2015	$5,168	$3,459		$1,709
September 2015	$295,251	$4,039		$291,212
October 2015	$77,117	$49,030		$28,087
November 2015	$1,391,008	$140,580		$1,250,428
December 2015	$0	$1,175,865	<$	1,175,865	>
January 2016	$0	$187,281	<$	187,281	>
February 2016	$0	$37,869	<$	37,869	>
March 2016	$0	$39,510	<$	39,510	>
April 2016	$0	$46,944	<$	46,944	>
May 2016	$145	$40,091	<$	39,945	>

LPI131

Month	Receipts	Disbursements	Net Cash Flow
August 2015	$13,675	$641,213	<$	627,538	>
September 2015	$292,678	$523,046	<$	230,268	>
October 2015	$633,005	$1,002,572	<$	369,567	>
November 2015	$6,531,517	$6,121,026		$410,490
December 2015	$7,616,675	$8,591,533	<$	974,858	>
January 2016	$1,102,302	$991,079		$111,223
February 2016	$3,498,337	$1,396,403		$2,101,934
March 2016	$72,041	$1,765,167	<$	1,693,126
April 2016	$7,950,394	$2,771,960		$5,178,433
May 2016	$908	$2,076,798	<$	1,901,266	>

LPIFS132

130 Information obtained from LPHI’s September 2015, December 2015, February 2016, and May 2016 monthly operating reports (Dkt. No. 1113, Dkt. No. 1449, Dkt. No. 1653, and Dkt. No. 2492), adjusted for intercompany cash transfers.

131 Information obtained from LPI’s September 2015, December 2015, February 2016, and May 2016 monthly operating reports (Dkt. No. 1114, Dkt. No. 1451, Dkt. No. 1644, and Dkt. No. 2493), adjusted for intercompany cash transfers.

132 Information obtained from LPIFS September 2015, December 2015, February 2016, and May 2016 monthly operating reports (Dkt. No. 1115, Dkt. No. 1450, Dkt. No. 1655, and Dkt. No. 2491), adjusted for intercompany cash transfers.

Disclosure Statement for Third Amended Joint Plan Dated June 22, 2016	Page 174

Month	Receipts	Disbursements	Net Cash Flow
August 2015	$52,937	$22,364	<$	30,573	>
September 2015	$1,087,460	$340,662		$746,798
October 2015	$224,939	$32,994		$191,945
November 2015	$57,088	$2,276		$54,812
December 2015	$64,439	$8,096		$56,343
January 2016	$16,786	$501,872	<$	485,086	>
February 2016	$24,199	$11,989		$12,210
March 2016	$572,710	$8,034		$572,896
April 2016	$583,422	$1,492		$582,436
May 2016	$103,198	$6,771		$96,753

The information obtained by the Chapter 11 Trustee’s Professionals has allowed the Chapter 11 Trustee’s financial advisors to develop financial models and forecasts (collectively, the Plan Model) for the overall projected performance of the portfolio of Policies and the portion thereof that is projected to be allocated to the Position Holder Trust. These projections are set forth in Exhibit D. While the financial models and forecasts incorporated into the Plan Model are, by their nature, subject to the assumptions, and risks described in the footnotes in and to Exhibit D and described elsewhere in this Disclosure Statement, and other changing and often unforeseen circumstances that may affect life settlement investments in general, the Chapter 11 Trustee’s financial advisors are confident that these projections provide a realistic forecast of the financial condition of, and the sources and uses of cash for, the Successor Entities to the Reorganized Debtors under the Plan. However, all Holders, including all Current Position Holders, should review the Disclosure Regarding Forward-Looking Statements set forth on pages 5–6 of this Disclosure Statement and Article XXV of this Disclosure Statement titled “Certain Risk Factors” for a discussion of certain risks and uncertainties relating to the financial information or projections contained in this Disclosure Statement.

Section 24.02  Feasibility of the Plan

Bankruptcy Code section 1129(a)(11) requires the Bankruptcy Court to find that Confirmation of the Plan is not likely to be followed by the liquidation, or the need for further reorganization, of the Debtors. This requirement is known as the “feasibility” test.

Under the Plan, all of the Debtors’ assets will be vested in the Reorganized Debtors and transferred to either the Position Holder Trust, the Creditors’ Trust, or Newco in connection with the satisfaction of all of the Allowed Claims against the Debtors. Thus, upon consummation of the Plan, there can be no need for further liquidation or reorganization of the Debtors because the Debtors will have no remaining assets and all Claims will be provided for under the Plan.

Additionally, as set forth in the Plan Model included in this Disclosure Statement, each of the Successor Entities (and Newco, if its formation is necessary) will be adequately capitalized so that they will be able to pay all of the costs and expenses of discharging their respective obligations under the Plan and the other Plan Documents, in connection with preserving and maximizing the value of and completing the liquidation of all of the Policy Related Assets

Disclosure Statement for Third Amended Joint Plan Dated June 22, 2016	Page 175

owned by the Successor Entities, including the Newco Interests. This capitalization will allow Newco to service the Policies for the benefit of the Continuing Position Holders and the Position Holder Trust, if the transactions contemplated by the Vida Term Sheet are not completed for ny reason, so that Continuing Position Holders may achieve a return on their Continued Positions and Holders of Position Holder Trust Interests and IRA Partnership Interests may achieve a return on their Allowed Claims.

Additionally, the Plan Model provides that the Creditors’ Trust will be adequately capitalized to pursue litigation for the benefit of Holders of General Unsecured Claims against the Debtors, with the expectation that such litigation will result in a distribution to Holders of Allowed General Unsecured Claims, and to the Position Holder Trust as the residual beneficiary of the Creditors’ Trust.

Although the Vida Financing and other transactions contemplated by the Vida Term Sheet would enhance the Plan, the feasibility of the Plan is not dependent on the finalization, or Bankruptcy Court approval, of the Vida Plan Collaboration Agreement, and the transactions contemplated by the Vida Term Sheet are not necessary for confirmation.

Accordingly, the Plan Proponents submit that the Plan satisfies the feasibility requirement of section 1129(a)(9) of the Bankruptcy Code.

ARTICLE XXV

CERTAIN RISK FACTORS

BEFORE VOTING TO ACCEPT OR REJECT THE PLAN, ALL HOLDERS OF IMPAIRED CLAIMS SHOULD READ AND CAREFULLY CONSIDER THE FACTORS SET FORTH BELOW, AS WELL AS ALL OTHER INFORMATION SET FORTH OR OTHERWISE REFERENCED IN THIS DISCLOSURE STATEMENT, INCLUDING THE PLAN SUPPLEMENT.

BEFORE MAKING ANY ELECTIONS UNDER THE PLAN, ALL CURRENT POSITION HOLDERS SHOULD READ AND CAREFULLY CONSIDER THE FACTORS SET FORTH BELOW, AS WELL AS ALL OTHER INFORMATION SET FORTH OR OTHERWISE REFERENCED IN THIS DISCLOSURE STATEMENT, INCLUDING THE PLAN SUPPLEMENT. THESE FACTORS SHOULD NOT, HOWEVER, BE REGARDED AS CONSTITUTING THE ONLY RISKS INVOLVED IN CONNECTION WITH THE PLAN AND ITS IMPLEMENTATION, OR ANY ELECTION AVAILABLE UNDER THE PLAN, OR THE RETURNS TO BE EXPECTED FROM OWNERSHIP OF ANY OF THE NEW INTERESTS OR NEW IRA NOTES ISSUED IN ACCORDANCE WITH THE PLAN.

Section 25.01 General Bankruptcy Risks

The bankruptcy proceeding could possibly adversely affect: (i) the Debtors’ relationships with their vendors; (ii) the Debtors’ relationships with their Investors; (iii) the Debtors’

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relationships with their employees; and (iv) the legal rights and obligations of the Debtors under agreements that may be in default as a result of the Cases.

The extent to which the Chapter 11 Case has and will continue to disrupt the Debtors’ businesses will likely be directly related to the length of time it takes to complete the proceeding. If the Debtors are unable to obtain Confirmation of the Plan on a timely basis because of a challenge to the Plan or a failure to satisfy the conditions to the Plan, they may be forced to operate in chapter 11 for an extended period while they try to develop a different reorganization plan that can be confirmed. This would increase both the probability and the magnitude of the adverse effects described in this Disclosure Statement.

Section 25.02 Certain Bankruptcy Considerations

Although the Plan Proponents believe that the Plan will satisfy all requirements necessary for Confirmation by the Bankruptcy Court, the Debtors give no assurance that the Bankruptcy Court will reach the same conclusion. Moreover, the Plan Proponents give no assurance that modifications to the Plan will not be required for Confirmation or that such modifications would not necessitate the re-solicitation of votes. Although the Plan Proponents believe that the Effective Date will occur soon after the Confirmation Date, the Plan Proponents give no assurance as to such timing. In the event the conditions precedent to Confirmation of the Plan have not been satisfied or waived (to the extent possible) by the Plan Proponents (as provided in the Plan) as of the Effective Date, then the Confirmation Order could be vacated, no Distributions under the Plan would be made, and the Debtors and all Holders of Claims and Interests will be restored to the status quo ante as of the day immediately preceding the Confirmation Date as though such Confirmation Date had never occurred.

In the event the Plan is not confirmed, if Confirmation of the Plan is delayed, or if these Chapter 11 Cases are converted to cases under chapter 7 of the Bankruptcy Code, the Debtors believe that such action or inaction, as the case may be, will cause the Debtors to incur substantial expenses and otherwise serve only to unnecessarily prolong the Debtors’ bankruptcy cases and negatively affect recoveries for Holders of Claims and Interests.

Section 25.03 Risks Related to Life Settlements Policies and Fractional Interests

There exist numerous risks which are inherent in the ownership of life insurance policies, in general, and “fractional interests” in policies, all of which will apply to New Interests and New IRA Notes derived from the Policies in particular. These risks include:

(i)           The deferral of maturity caused by increased lives of Insureds and the concomitant risk of continued and increasing premiums payable on Policies. The actual mortality of an individual cannot be predicted with any level of confidence.

(ii)          Under most of the Policies, premiums increase over time the longer the Insured lives. As an individual grows older, the premiums will also grow, and ultimately will be a significant percentage of the death benefit amount each year. Under most of the Policy contracts, the carriers also have the ability, subject to compliance with applicable law, to

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increase premiums, and there can be no assurances that premium rates and resulting Policy carrying costs will not increase materially in the future. Recently, a number of insurance carriers announced proposed premium rate increases. Those increases have not been implemented, and are not reflected in the Plan Model.

(iii)           Current Position Holders are, and Continuing Position Holders and the Position Holder Trust will be, dependent on the ability, and willingness, of other Continuing Fractional Holders to pay premiums on Distressed Policies over time. However, the Plan Proponents believe that the structure of the Plan will permit the Position Holder Trust to satisfy all premium obligations that are not satisfied out of CSV inherent in or Premium Reserves dedicated to, or premium calls paid by Continuing Fractional Holders with respect to the Policies, with the Position Holder Trust being in effect a “payer of last resort”. The proceeds of Policy maturities allocable to the Position Holder Trust’s Beneficial Ownership in the Policies will be used to establish Premium Reserves for this purpose.

(iv)           Given the burden that premium payments can be, and to provide near term relief from the risks imposed by the Current Position Holder’s reliance on other Investors for the economic survival of their investments, the Chapter 11 Trustee has obtained approval to utilize CSV where available to satisfy the carrying costs under the Policies that have it, and designed and obtained approval for the Maturity Funds Facility to pay premium shortfalls during the Chapter 11 proceedings; however, the Maturity Funds Facility as currently approved has been fully utilized. To provide funding for any cash shortfalls pending Confirmation of the Plan, the Vida Term Sheet provides for debtor-in-possession financing; however there can be no assurances that the debtor-in-possession financing will be approved by the Bankruptcy Court and executed. Further, pursuant to the Vida Term Sheet, Vida would provide sufficient exit financing to repay the debtor-in-possession financing and provide for implementation of the Plan. If for any reason the Vida exit financing is not available, pursuant to the Plan, the Maturity Funds Facility will remain in effect for a period of time until the Trust’s share of maturities is sufficient to sustain the long term Premium Reserves provided for in the Plan.

(v)           The Chapter 11 Trustee has also instituted a premium optimization project to reduce ongoing premium expenses, and the results to date have been utilized in preparing the Plan Model, including continuing to use CSV, where available, to satisfy the respective Continuing Fractional Holders’ share of premiums on a Policy by Policy basis. Under the Plan, Holders of New Interests (except Fractional Interests) and New IRA Notes will be relieved of the burden of paying ongoing premiums to preserve their investments, and all CSV and premium escrows relate to their Contributed Positions will belong to the Position Holder Trust, to be used as provided in the Plan.

(vi)           There is a risk that an insurance company may not pay death benefits under a policy upon maturity. For example, the insurer may assert that life insurance coverage was fraudulently obtained on the Insured, or that the owner did not have an insurable interest in the Insured. Additionally, the heirs or family members of the Insured may

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challenge the transaction by which LPI purchased one of the Policies. There also exist risks relating to the solvency of the insurance company.

Section 25.04 Tax Risks

See Article XXVI for a discussion of the tax risks of Continuing IRA Holders, Assigning IRA Holders, holders of IRA Partnership Interests, the Position Holder Trust Beneficiaries, and the Creditors’ Trust Beneficiaries, and other risk factors associated with the Elections available to Current Position Holders. ALL HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISERS AND COUNSEL WITH RESPECT TO THE TAX ASPECTS OF THE PLAN, THE ELECTIONS AVAILABLE UNDER IT, AND OWNERSHIP OF NEW INTERESTS AND NEW IRA NOTES.

Section 25.05 Risks Associated with Litigation Claims

Although the Plan Proponents believe that the prosecution of the Causes of Action assigned to the Creditors’ Trust will generate proceeds which will lead to a distribution to the trust’s beneficiaries, the ultimate amount of recovery received by Claimants that receive an interest in the Creditors’ Trust is dependent upon the success of litigation assigned to, or commenced by the Creditors’ Trust, or the Creditors’ Trustee’s success in reaching a settlement of litigation. Litigation, by its nature, is uncertain. There are risks that the Creditors’ Trustee may not succeed in litigation, that the Creditors’ Trust may not be able to collect on judgments obtained in litigation, or that the costs of pursuing litigation may affect the viability of litigation against certain parties, or the likely recovery of such litigation. All of these risks affect the likelihood and amount of recovery to the holders of General Unsecured Claims.

Section 25.06 Risks Associated with Historical Reported Information

LPHI is currently obligated to file reports with the SEC pursuant to Sections 13 of the Exchange Act, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. However, LPHI is not current in its reporting obligations and the financial and other information included in the reports that LPHI filed with the SEC prior to LPHI filing for bankruptcy may be materially misleading and should not be relied upon in light of the Court’s finding that LPHI engaged in dishonest, fraudulent, and deceptive conduct and the Chapter 11 Trustee’s finding that the Debtors’ pre-petition business practices included substantial fraud and self-dealing, in each case, during the periods covered by such reports.

In the absence of the availability of accurate financial information and other information regarding the historical operation of the Debtors and the individual Investors’ respective accounts under their Investment Contracts with LPI, the Chapter 11 Trustee and the Debtors may not be able to provide complete and accurate information relating to an Investor’s account, and in some instances, will be required to utilize estimates with regard to certain account status questions that will have to be answered under the Plan (e.g., Claim amounts, Catch-Up Payments and Pre-Petition Default Amounts, etc.). Holders of Claims and Interests in the Debtors may not be able to make a fully-informed decision with respect to accepting or rejecting the Plan or making the Continuing Holder Election, the Position Holder Trust Election, or the Creditors’

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Trust Election. However, a Catch-Up Reconciliation process has been included in the Plan so that the ongoing individual account process can be completed and estimates reconciled to actual amounts reflected in the Post-Effective Adjustment Report to be delivered to the Trustee of the Positon Holder Trust by the Servicing Company after the Catch-Up Cutoff Date under the Plan.

The Plan Proponents expect, without representing, that the Fractional Positions (Fractional Interests and New IRA Notes), the Position Holder Trust Interests, the IRA Partnership Interests and, absent relief from the SEC, the Creditors’ Trust Interests, to be subject to the registration and reporting requirements of the Exchange Act. The Creditors’ Trust intends to seek relief from the SEC to modify and limit its Exchange Act reporting requirements with respect to the Creditors’ Trust Interests. However, there can be no assurance that the SEC will grant relief to the Creditors’ Trust, and if the SEC grants relief, what modifications or limitations the SEC may grant.

Registration of Fractional Positions Position Holder Trust Interests and IRA Partnership Interests under the Exchange Act will require that the Successor Entities expend significant time and resources to satisfy the reporting requirements of the Exchange Act, including disclosure of historical financial information audited by an independent auditor covering a period as long as three fiscal years. The costs of complying with these obligations is included in the Plan Model.

Section 25.07 Risks Associated with Beneficial Ownership of Policies

There is no return on an investment in life insurance unless the insured dies before the policy lapses or expires.

Holders of Fractional Interests will not receive any return until the insured has deceased and the insurer has paid out the death benefit on the related Life Policy. The longer the insured lives, the lower the annualized and cumulative rate of return on a holder’s investment will be. If all of the ongoing premiums necessary to keep a Policy in force are not paid, and not just the holder’s pro rata share, the policy will lapse and terminate and the maturity proceeds payable under the policy lost forever.

Any projected rate of return from a Fractional Interest is based on an estimated (or assumed) life expectancy for the person insured under the related Policy. The actual rate of return on the purchase may vary substantially from the projected rate of return based upon the actual period of time between the date of purchase and the date of death (referred to as the “life span”) of the insured, which may be less than, equal to, or greatly exceed the estimated (or assumed) life expectancy of the insured. The rate of return would be higher if the life span were less than, and lower if the life span were greater than, the life expectancy of the insured at the time of the purchase transaction. Accordingly, the rate of return on a Fractional Interest may vary substantially from any expected rate of return calculated at the time an Election is made based upon the fact the actual life span of the insured may be less than, or substantially longer than, the life expectancy used to calculate the expected rate of return.

Any projected rate of return from a Position Holder Trust Interest or an IRA Partnership Interest is based on an estimated (or assumed) life expectancy curve for all of the individuals

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insured under Policies in the portfolio. The actual rate of return from ownership of a Position Holder Trust Interest or an IRA Partnership Interest may vary substantially from the projected rate of return based upon the actual period of time that elapses between the Effective Date and the dates of death of the insured individuals under the Policies, which may be less than, equal to or greatly exceed the estimated (or assumed) life expectancy curves. The rate of return would be higher if the maturities happen faster than projected, and lower if the rate of maturities is slower than projected. Accordingly, the rate of return on a Position Holder Trust Interest or an IRA Partnership Interest may vary substantially from any expected rate of return calculated at the time an Election is made based upon the fact the actual rate of Policy maturities may be faster than, or substantially slower than, the life expectancy curve used to calculate the expected rate of return.

Life expectancy reports obtained by the Debtors prior to the bankruptcy proceedings were part of a scheme to defraud Investors.

As described elsewhere in this Disclosure Statement, and in the Moran Fraud Reports, the Chapter 11 Trustee has concluded that LPI purposefully used reduced LEs in the sale of Investment Contracts to induce Investors to invest in its Life Settlement securities. In short, LPI used a captive LE underwriter (paid on commission) to create a false arbitrage between the LEs LPI used to buy the policies in the first instance and the much shorter ones LPI used to market its investment “opportunities” to Investors. Accordingly, there are significant risks in relying on any of those LEs in evaluating which Election to make with respect to a Fractional Position.

Life expectancy determinations are inherently imprecise, and no one can predict with any degree of certainty the actual life span of an insured.

A life expectancy report provides an estimate of how long the insured will live based upon available medical and actuarial data. However, no one can predict with any degree of certainty how long an individual will live. Within any given life insurance policy portfolio, there will most likely be insureds who die earlier than expected, those who die approximately when expected and those who live longer than expected. Some factors that may affect the accuracy of a life expectancy report or other calculation of the estimated length of an individual’s life are:

●	the experience and qualifications of the medical professional or life expectancy company providing the life expectancy estimate;

●	the reliability and completeness of all medical records received;

●	the reliability of, and revisions to, actuarial tables or other mortality data published by public and private organizations;

●	the nature of any illness or health conditions of the insured; and

●	future improvements in medical treatments and cures, and the quality of medical care the insured receives.

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Delays caused by litigation involving claims of a lack of insurable interest or fraud, or the unfavorable results of any such litigation, could have a material adverse impact on our receipt of death benefit payment.

There have been many cases in which either a life insurance company has attempted to rescind a Policy, or the spouse or other relative of a deceased individual has asked the court to force the insurance carrier to pay the death benefits to them instead of the named beneficiary of the policy, typically an investor who bought the policy from the insured, or a prior transferee. These lawsuits usually relate to claims of a lack of insurable interest on the part of the person who procured the policy in the first place, or fraud in the original insurance application. Some courts have held that a later-transferred policy is valid and enforceable so long as the initial policyholder possessed an insurable interest at the time of policy procurement. However, a minority of courts have questioned the validity of a policy subsequently transferred by the policyholder to an individual or entity lacking an insurable interest, even though the initial policyholder had an insurable interest at the time of purchase.

Some of the Policies that the Position Holder Trust will own may be subject to similar claims. It is impossible to detect all cases in which fraud or misrepresentation was involved in the origination of a life insurance policy. Such claims could result in a court decision that the death benefits are not payable or are payable to someone other than the Position Holder Trust for the policy, which may not be rendered until after lengthy litigation.

Holders of Fractional Positions could lose some of the death benefits they purchased if the insurance company that issued the Life Policy goes out of business.

Insurance companies are rated based on their financial safety and soundness. A lower rating means that the company is more likely to go out of business. Each state maintains an insurance guarantee fund for the benefit of policyholders of insurance companies that have gone out of business. The guarantee fund may impose a limit on the amount that can be recovered on each Policy.

The life settlement industry has become subject to greater securities regulation and oversight.

In August 2009, the SEC established a Life Settlements Task Force to investigate the life settlements market. On July 22, 2010, the SEC released a staff report by the Life Settlements Task Force that recommended the SEC consider recommending to Congress that it amend the definition of “security” under the federal securities laws to include life settlements as securities. Although federal securities laws have not yet been amended to include life settlements within the definition of “security,” the Texas Supreme Court has held that the Fractional positions are “securities” under the Texas Securities Act, and the SEC has made its position clear that it agrees. Accordingly, the Creditors’ Trust, the Position Holder Trust, and the IRA Partnership will likely be constrained by additional registration and securities compliance requirements under the Exchange Act and possibly also under the Investment Company Act.

The Position Holder Trust and the IRA Partnership may be required to register under the Investment Company Act, which would increase the regulatory burden on both and

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negatively affect the value of the their outstanding ownership interests (i.e., the Trust Interests and the IRA Partnership Interests).

Each of the Position Holder Trust and the IRA Partnership may be required to register as an investment company under the Investment Company Act and analogous state law. While the Debtors take the position that the Creditors’ Trust does not qualify as an investment company and that the Position Holder Trust and the IRA Partnership will be exempt from registration as an investment company under the Investment Company Act and analogous state law, either the SEC or state regulators, or both, may disagree and could require registration of any or all of the Successor Trusts and the IRA Partnership either immediately or at some point in the future. As a result, there could be an increased regulatory burden on us which could negatively affect the value of the Trust Interests.

Section 25.08   Risks Associated with Elections or Not Paying Catch-Up Payments or Pre-Petition Default Amounts

Investors who do not make a timely Election with respect to a Fractional Position will be deemed to have made Elections as provided in the Plan. For example, a Fractional Interest Holder will be deemed to have made a Continuing Holder Election, and an IRA Holder will be deemed to have Elected to become an IRA Partnership Interest Holder.

Investors who do not pay Catch-Up Payments by the Catch-Up Cutoff Date will also be deemed to have made an Election, to become either an IRA Partnership Interest Holder or a Position Holder Trust Beneficiary, depending on their investor status.

An Investor who does not pay a Pre-Petition Default Amount relating to a Fractional Position by the Effective Date, or such later date as may be permitted under Section 4.13 of the Plan, will forfeit and abandon the Fractional Position, which will become the property of the Reorganized Debtors, and contributed to the Position Holder Trust. If such an Investor fails to make any Election with respect to any Fractional Position will abandon all Fractional Positions with respect to which Pre-Petition Default Amounts go unpaid.

Section 25.09 Risks Associated with Financial Projections

The Debtors have prepared financial projections for the portfolio of Policies and the Position Holder Trust’s share of the results based on certain assumptions, as set forth in Exhibit D hereto. The projections have not been compiled, audited, or examined by independent accountants, and neither the Plan Proponents, nor their advisors, make any representations or warranties regarding the accuracy of the projections or the ability to achieve forecasted results.

Many of the assumptions underlying the projections are subject to significant uncertainties that are beyond the control of the Plan Proponents and the Successor Entities, including, but not limited to, the timing, confirmation, and consummation of the Plan, and all of the other risks described in this Disclosure Statement. Some assumptions may not materialize, and unanticipated events and circumstances may affect the Successor Entities’ actual financial

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results. Projections are inherently subject to substantial and numerous uncertainties and to a wide variety of significant business, economic, and competitive risks, and the assumptions underlying the projections may be inaccurate in material respects. In addition, unanticipated events and circumstances occurring subsequent to the approval of this Disclosure Statement by the Bankruptcy Court, including, without limitation, force majeure events and market and economic fluctuations, may affect the actual financial results achieved. Such results may vary significantly from the forecasts and such variations may be material.

Section 25.10 Risks Associated with Absence of Any Established Trading Market for Fractional Positions

Historically, LPI operated an online trading platform for the resale of Fractional Positions. However, the Chapter 11 Trustee closed that market out of concern, among other things, that it involved the sale of unregistered securities. Therefore, no public trading market for Fractional Positions exists. As part of its ongoing securities law compliance efforts, neither the Position Holder Trust nor the IRA Partnership will hire any market maker for their Interests, or otherwise take actions to develop a trading market and may, under certain circumstances, be required to take action to prevent certain trading related activity. There can be no assurance that an active trading market for Fractional Positions will develop and, if developed, that such market will be sustained. In either case, it may be difficult to sell Fractional Positions at an attractive price. The market price of Fractional Positions may be below the Continuing Position Holders’ original cost, and the Continuing Position Holders may not be able to sell their Continuing Positions at all. This means that a Continuing Position Holder may not be able to sell Continuing Positions to raise money for immediate or future needs.

Section 25.11 Potential for Dilution from Claims

Despite the efforts of the Debtors and their Bankruptcy Professionals to estimate the amounts of Allowed Claims as set forth in this Disclosure Statement, the actual amount of Allowed Claims may differ from such estimates. Because the ultimate extent and value of certain distributions under the Plan are shared ratably based on the aggregate amount of Allowed General Unsecured Claims, if those amounts are greater than the amount currently estimated by the Debtors, the recovery to holders of General Unsecured Claims may be materially reduced.

ARTICLE XXVI

 CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

Section 26.01 General

The following discussion addresses certain United States federal income tax consequences of the Plan to Holders of Claims who are entitled to vote to accept or reject the Plan. This discussion does not address the United States federal income tax consequences to Holders of Claims or Interests who are not entitled to vote under the Plan. This discussion is for informational purposes only and, due to a lack of definitive judicial or administrative interpretation, substantial uncertainties exist with respect to various tax consequences of the Plan

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as discussed herein. This discussion is not a representation concerning the particular tax consequences of the confirmation or implementation of the Plan as to any Holder of a Claim.

The discussion of certain United States federal tax consequences below is based on the Internal Revenue Code, Treasury Regulations promulgated thereunder, judicial authorities, and current administrative rules and practice, all as in effect on the date hereof and all of which are subject to change or different interpretation, possibly with retroactive effects that could adversely affect the United States federal income tax consequences described below. The United States federal income tax consequences of the Plan are complex and are subject to substantial uncertainties. No opinion of counsel has been obtained with respect to any tax consequences of the Plan, and no rulings or determination of the IRS nor any other tax authorities have been or are expected to be obtained with respect to any tax consequences discussed herein. The discussion set forth below of certain United States federal income tax consequences of the Plan is not binding upon the IRS. Thus, no assurance can be given that the IRS would not assert, or that a court would not sustain, a position different from any discussed herein, resulting in United States federal income tax consequences to the Holders of Claims that are substantially different from those discussed herein.

The following discussion does not address all aspects of United States federal income taxation that may be relevant to a particular Holder of a Claim in light of its particular facts and circumstances, nor does it purport to address the United States federal income tax consequences of the Plan to a certain class of taxpayers subject to special treatment under the Internal Revenue Code (e.g., banks and certain other financial institutions, insurance companies, broker-dealers, Holders of Claims who are (or who hold their Claims through) a partnership or other pass-through entity, persons whose functional currency is not the United States dollar, dealers in securities or foreign currency and persons holding Claims that are a hedge against, or that are hedged against, currency risk or that are part of a straddle, constructive sale or conversion transaction). Furthermore, the following discussion does not address United States federal taxes other than income taxes or the state, local or foreign income and other tax consequences of the Plan.

THE FOLLOWING TAX DISCUSSION IS PROVIDED TO ASSIST HOLDERS OF CLAIMS DETERMINE HOW TO VOTE ON THE PLAN AND SHOULD NOT BE CONSIDERED AS TAX ADVICE. NO REPRESENTATIONS ARE MADE REGARDING THE PARTICULAR TAX CONSEQUENCES OF THE PLAN TO ANY HOLDER OF A CLAIM. EACH HOLDER OF A CLAIM IS STRONGLY URGED TO CONSULT A TAX ADVISOR REGARDING THE UNITED STATES FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE TRANSACTIONS DESCRIBED HEREIN AND IN THE PLAN.

Section 26.02 Tax Consequences to Current Position Holders before the Effective Date

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A.       Fractional Interest Holders

1.           Ownership. As discussed in Section 4.13, the Ownership Issue has been one of the principal issues in controversy in the Chapter 11 Cases. The Bankruptcy Court has recognized, and the Texas Supreme Court has held, that LPI is the “legal” owner of all of the Policies. It has been the Chapter 11 Trustee’s and Debtors’ position that LPI owns the Policies, beneficially as well as legally.

For federal tax purposes, ownership is determined on a case by case basis, taking into account all the relevant facts and circumstances relating to the incidents of ownership, including the power to control the assets and derive the economic benefit from the assets. In general, the holder of legal title is the owner of the property and is taxed on the income derived from the property. However, if another person possesses the “benefits and burdens” of ownership, that person is attributed ownership of property for tax purposes. Treasury Regulations provide that the “incidents of ownership” of a life insurance policy include the power to change the beneficiary, to surrender or cancel the policy, to assign the policy, to revoke an assignment, to pledge the policy for a loan, or to obtain from the insurer a loan against the surrender value of the policy.

Many objective facts support the Chapter 11 Trustee’s reasonable belief that, before the Effective Date, LPI is the owner of all of the Policies in their entirety and the Fractional Interest Holders have no separate property interests in the Policies. In May 2015, the Texas Supreme Court held that the agreements LPI used to solicit money from the Investors are “investment contracts” that gave the Investors a right to receive a portion of the proceeds paid out on the maturity of the Policy. The Texas Supreme Court recognized that LPI is the owner of legal title to all of the Policies, and as such, is entitled to exercise all rights as the legal owner. The Texas Supreme Court found that LPI is the facilitator and administrator of the investments and that LPI exercises complete control and discretion over the investment and the investment’s success: as found by the Texas Supreme Court, without LPI’s managerial efforts, the investments would fail.133

As the owner of the Policies, LPI has sole control of the Policies, which by their terms included (i) surrendering the policy or making a partial withdrawal; (ii) taking out a policy loan; (iii) changing the policy to paid-up life insurance; (iv) changing the owner; (v) naming or changing a contingent owner; (vi) adding any optional insurance rider; (vii) changing the face amount; and (viii) changing the death benefit option. Under LPI’s purchase agreement with sellers of the Policies, the seller assigned and transferred to LPI all right, title, and interest in and to the policy, including the right to (i) change the beneficiary on the Policy; (ii) assign or surrender the Policy; (iii) borrow on the Policy; (iv) apply for and maintain waiver of premium under or conversion of the Policy; (v) receive any and all benefits paid under the Policy; and (vi) be notified about any and all matters relative to the Policy as to which the owner of the Policy may or should be notified. Upon the change of ownership, the life insurance company

133 Life Partners, Inc. v. Arnold, Nos. 14-0122 and 14-0226, 2015 WL 2148767, at *17-20 (Tex. May 8, 2015).

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listed LPI as the new owner. Although LPI consistently stated in the transaction documents that it takes the policy as agent for its clients, the insurance companies consistently refused to make the designation “as agent” on the ownership form.

The Chapter 11 Trustee has been unable to locate any document that purports to transfer title to or ownership of any of the Policies, or any “fractional interest” in any Policies, to any Investor. In addition, with very few exceptions, no transfer of ownership to, and no lien in favor of, any Investor was recorded with the insurance company that issued the Policy. The typical transaction did not include any unrecorded assignment, deed, bill of sale, or other conveyance document that purports to transfer an ownership interest in any Policy from LPI to any Investor.

These facts support the Chapter 11 Trustee’s belief, which is both objectively and subjectively reasonable, that LPI has at least a 30% chance of prevailing on the argument that it is the tax owner of all of the Policies in their entirety before the Effective Date. Because of the Chapter 11 Trustee’s reasonable belief that LPI owns the Policies, the Chapter 11 Trustee instructed LPI and the escrow agents not to issue Forms 1099-R, “Distributions From Pensions, Annuities, Retirement or Profit-Sharing Plans, IRAs, Insurance Contracts, etc.,” to the Fractional Interest Holders after the Subsidiary Petition Date and before the Effective Date.

2.           Maturity Funds Facility. The Financing Order authorizes the Debtors to use up to $25 million of the Maturity Funds to pay administrative costs and to cover the premiums due on the Policies. In addition, to the extent the Court later determines that the Investors own separate property interests in such funds or a confirmed plan of reorganization provides for such treatment, the Financing Order provides that the Investors shall receive adequate protection, including the obligation to be repaid with interest, post-petition liens on certain collateral, and super-priority administrative claim status.

If LPI owns the Policies before the Effective Date, no deemed loan arises from the Fractional Interest Holders to the Debtors when the Debtors use the Maturity Funds before the Effective Date. Based on the Chapter 11 Trustee’s reasonable belief that LPI owns the Policies, the Trustee instructed LPI and the escrow agents not to issue Forms 1099-R, “Distributions From Pensions, Annuities, Retirement or Profit-Sharing Plans, IRAs, Insurance Contracts, etc.,” to the Fractional Interest Holders when the Debtors use death benefits and CSV from the Policies under the Maturity Funds Facility after the Subsidiary Petition Date and before the Effective Date.

B.           IRA Holders

1.           Ownership. The Internal Revenue Code defines an IRA as a trust created or organized in the United States for the exclusive benefit of an individual or his beneficiaries, but only if the written governing instrument creating the trust meets certain requirements, including that no part of the trust funds will be invested in life insurance contracts. A violation of this requirement results in the disqualification of the IRA. There is very little guidance interpreting this requirement. However, if an IRA Holder invests in life insurance contracts, either directly or through an instrument that is secured by a specific Fractional Interest in a Policy, there is a material risk that the IRA Holder will be disqualified as an IRA. But if an IRA

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Holder holds only a contract claim against LPI that is not secured by any life insurance contracts, the risk that the IRA would be disqualified is significantly reduced.

An IRA Holder’s investment in life insurance contracts would disqualify the IRA Holder as an IRA and most likely result in a deemed distribution of the entire IRA Holder balance to the owner of the IRA Holder. If the IRA Holder is a traditional IRA, the IRA owner would recognize income in the amount of any cash and the fair market value of any property deemed distributed. If the IRA owner is under age 59½, then the deemed distribution would be subject to an additional 10% early withdrawal penalty. In the event the IRA Holder is a Roth IRA, the deemed distribution would be nontaxable if it is a qualifying distribution. Generally, a qualifying distribution is a distribution made on or after the date on which the IRA owner attains age 59½; provided, however, that a distribution from a Roth IRA will not be treated as a qualifying distribution if such distribution is made within the five-year taxable period beginning with the first taxable year for which the IRA owner made a contribution to a Roth IRA established for such IRA owner. A non-qualifying Roth IRA distribution is includible in gross income to the extent that the amount of the distribution, when added to all other prior Roth IRA distributions that were not included in income, exceeds the IRA owner’s contributions. If the Roth IRA owner is under age 59½, then the taxable portion of the non-qualifying distribution would be subject to an additional 10% early withdrawal penalty.

LPI told Investors that it would establish a separate trust for a single life insurance policy and that the trust would issue a promissory note to an Investor secured by a specified Fractional Interest in the Policy held by the trust (the IRA Note). IRA Holders are required to pay premiums on the Fractional Interests through the escrow agents and are entitled to a portion of the death benefits from such Fractional Interests. Further, the IRA Notes appear to be equity, not debt, as they do not provide for the payment of interest at a fixed interest rate or a stated maturity date; the principal and interest are payable only from the death benefits from the specific Fractional Interest in a Policy; the IRA Notes are recourse only to such Fractional Interest; and the IRA Notes are subject to forfeiture if the premium payments are not made. In addition, the IRA trusts are thinly capitalized, as they purport to hold only the Fractional Interests securing the IRA Notes, and the amounts advanced to LPI were used to purchase and maintain the Policies, which are capital assets. The trusts never opened a single bank account; never filed a tax return; never maintained separate books and records; and never sent or received any notices to the IRA Holders. Thus, despite their form, the IRA Notes likely would be treated as equity for federal tax purposes. Consequently, if the Fractional Interests had been transferred to the IRA trusts as documented in form, the IRA Holders likely would be viewed as investing in life insurance by virtue of holding IRA Notes.

However, the Chapter 11 Trustee has not located any conveyance documents that purport to transfer title to or ownership, or any “fractional interest,” in any Policies to any trust, and the typical transaction did not include any unrecorded assignment, deed, bill of sale, or other conveyance that purports to transfer an ownership interest from Life Partners to a trust. In addition, with very few exceptions, no transfer of ownership to, and no lien in favor of, any Investor was recorded with the insurance company that issued the Policy.

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Because neither the Policies nor the Fractional Interests were transferred to the trusts, it is reasonable for the Chapter 11 Trustee to believe that the IRA Holders held only a contract claim to the death benefits payable under the Policies and did not invest in life insurance contracts. As a result, it is also reasonable for the Trustee to believe that none of the IRA Holders were disqualified by virtue of holding IRA Notes.

Individual retirement accounts are exempt from federal income tax unless they have unrelated business taxable income (UBTI). Therefore, if the IRA Holders are not disqualified because they hold only a contract claim to the payment of death benefits under the Policies and do not hold investments in life insurance contracts, the IRA Holders will not have taxable income except to the extent of UBTI. The ownership of a contract claim is the type of passive investment activity that likely does not constitute a trade or business, and the death benefits paid under the contract claim may be viewed as passive income. Consequently, the IRA Holders are unlikely to have UBTI, so long as they did not use debt to acquire their contract claims or to make additional payments on them. Therefore, if the death benefits and CSV were paid to the IRA Holders, it would be reasonable to believe that such payments would not be taxable to IRA Holders and that no 1099-R should be issued to them.

2. Maturity Funds Facility. The Financing Order authorizes the Debtors to use up to $25 million of the Maturity Funds to pay administrative costs and to cover the premiums due on the Policies. In addition, to the extent the Court later determines that the Investors own separate property interests in such funds or a confirmed plan of reorganization provides for such treatment, the Financing Order provides that the Investors shall receive adequate protection, including the obligation to be repaid with interest, post-petition liens on certain collateral, and super-priority administrative claim status. However, the Confirmation Order will provide that none of the Original IRA Note Issuers held any property interest in any Fractional Interest or otherwise in any Policy, and therefore was not able to, and in fact did not, grant any Lien to any IRA Holder.

If LPI owns the Policies before the Effective Date, no deemed loan arises from the IRA Holders to the Debtors when the Debtors use death benefits and CSV from the Policies under the Maturity Funds Facility before the Effective Date. Based on the Chapter 11 Trustee’s reasonable belief that LPI owns the Policies, the Trustee instructed LPI and the escrow agents not to issue Forms 1099-R to the IRA Holders when the Debtors use death benefits and CSV from the Policies under the Maturity Funds Facility before the Effective Date.

Section 26.03 Tax Consequences to Continuing Position Holders

A.          Continuing Fractional Holders

Under the Plan, if confirmed, the Continuing Fractional Holders will be considered to be the owners of Fractional Interests as of the Effective Date. A Fractional Interest Holder’s confirmed status as a Continuing Fractional Holder will be treated as a taxable exchange of the Allowed Claim relating to its Fractional Position other than the portion comprising the Continuing Position Holder Contribution in exchange for the Fractional Position other than the portion comprising the Continuing Position Holder Contribution. A Fractional Interest Holder

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will recognize a gain or loss equal to the difference between the fair market value of the Fractional Position other than the portion comprising the Continuing Position Holder Contribution received for its Allowed Claim and the adjusted basis of its Allowed Claim.

In addition, the Continuing Fractional Holders will be deemed to own 100% of the Maturity Funds attributable to such Fractional Interests before the Effective Date. Such amounts will be deemed to have been received by the Continuing Fractional Holders and loaned to the Debtors when used under the Maturity Funds Facility. The tax consequences and reporting obligations of the deemed and actual receipt of the death benefits and CSV attributable to the Fractional Interests held by the Continuing Fractional Holders will be the same. Continuing Fractional Holders will recognize ordinary income equal to their respective Fractional Interests of the death benefits received minus the adjusted basis of their Fractional Interest. Continuing Fractional Holders will recognize ordinary income if the amount of CSV withdrawn exceeds the adjusted basis of their Fractional Interest. The Continuing Fractional Holders will be issued Forms 1099-R, “Distributions From Pensions, Annuities, Retirement or Profit-Sharing Plans, IRAs, Insurance Contracts, etc.,” reporting the taxable portion of the death benefits and CSV(or the entire distribution if the taxable amount cannot be determined) deemed received on the Effective Date and loaned to the Debtors under the Maturity Funds Facility. The Continuing Fractional Holders should then report and pay tax on their taxable portion of the death benefits and CSV. If, for federal income tax purposes, the Continuing Fractional Holders are not U.S. persons, an amount equal to 30% of the taxable portion of the death benefits and CSV will be withheld and deposited with the IRS.

Upon the occurrence of a Payment Default with respect to a Fractional Interest, a Continuing Fractional Holder will be deemed to have made a Position Holder Trust Election as to the Fractional Interest, effective as of the Payment Default Date. The Fractional Interest comprising the Continued Position automatically will be transferred to the Position Holder Trust in exchange for a Position Holder Trust Interest issued to the Holder, who will thereafter be an Assigning Position Holder with respect to the Fractional Interest. This conversion of a Continuing Fractional Holder’s Position to a Position Holder Trust Interest upon payment default will be treated as a taxable exchange resulting in gain or loss to the Continuing Fractional Holder equal to the difference between the fair market value of the Positon Holder Trust Interest received and the adjusted basis of the Continuing Fractional Holder’s Position.

B.           Continuing IRA Holders

1.            Maturity Funds Facility. The Confirmation Order will provide that none of the Original IRA Note Issuers held any property interest in any Fractional Interest or otherwise in any Policy, and therefore was not able to, and in fact did not, grant any Lien to any IRA Holder. Consequently, the Continuing IRA Holders will not be deemed to have received any portion of the death benefits when used by the Debtors under the Maturity Funds Facility. An IRA Holder who makes a Continuing Holder Election for an IRA Note relating to a Policy that has matured will receive a Statement of Maturity Account pursuant to the Plan, reflecting a Maturity Funds Loan payable to the Continuing IRA Holder determined as provided in Section 4.04 of the Plan and any Distribution of funds held in the Maturities Escrow Account that will be made to the

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IRA Holder pursuant to the Plan. The Statement of Maturity Account, including its reference to a Maturity Funds Loan, is a tracking mechanism to determine how much to pay the Continuing IRA Holders on their contract claims. The payments are not repayment on a loan for federal income tax purposes because the Original IRA Note Issuers did not hold any property interest in any Fractional Interest or otherwise in any Policy before the Effective Date.

Because the Original IRA Note Issuers held only contract claims, the payments to Continuing IRA Holders on the Maturity Funds Loan, the issuance of the New IRA Notes, and the issuance of an interest in the IRA Partnership will be in exchange for their Allowed Claims. The receipt of such payments, the New IRA Notes, and the IRA Partnership interest will be taxable to the extent the amount of cash received and the fair market value of the New IRA Notes and the interest in the IRA Partnership exceed the adjusted basis of their Allowed Claims, unless excluded from UBTI, as discussed more below.

2.            Conversion of Fractional Position to Fractional Interest Held Outside of IRA.

An IRA Holder may elect to have its Fractional Position distributed to the IRA owner and then exchanged for a Fractional Interest held outside of the IRA by the IRA owner, and with respect to which the IRA owner may make a Continuing Holder Election. If this conversion is made, the owner of a traditional IRA will recognize income equal to the fair market value of the Fractional Position distributed to the IRA owner. If the owner of the IRA Holder is under age 59½, then the distribution will be subject to an additional 10% early withdrawal penalty. In the event the IRA Holder is a Roth IRA, the distribution will be nontaxable if it is a qualifying distribution. Generally, a qualifying distribution is a distribution made on or after the date on which the IRA owner attains age 59½; provided, however, that a distribution from a Roth IRA will not be treated as a qualifying distribution if such distribution is made within the five-year taxable period beginning with the first taxable year for which the IRA owner made a contribution to a Roth IRA established for such IRA owner. A non-qualifying Roth IRA distribution is includible in gross income to the extent that the amount of the distribution, when added to all other prior Roth IRA distributions that were not included in income, exceeds the IRA owner’s contributions. If the Roth IRA owner is under age 59½, then the taxable portion of the non-qualifying distribution will be subject to an additional 10% early withdrawal penalty. An IRA owner will receive a Form 1099-R reporting the distribution.

The exchange of the Fractional Position by the owner of the IRA Holder for a Fractional Interest held outside of the IRA will be treated as an exchange of the Allowed Claim relating to the IRA owner’s Fractional Position other than the portion comprising the Continuing Position Holder Contribution for the Fractional Interest other than the portion comprising the Continuing Position Holder Contribution. The owner of an IRA will realize gain or loss equal to the difference between the fair market value of the Fractional Position other than the portion comprising the Continuing Position Holder Contribution received for its Allowed Claim and the adjusted basis of its Allowed Claim. Once held outside of the IRA, the tax consequences to the owner of the IRA Holder will be the same as to the Continuing Fractional Holders.

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3.           New IRA Notes and IRA Partnership Interests. In accordance with the Plan, Continuing IRA Holders will receive, in exchange for their IRA Note and related Allowed Claims, a New IRA Note and an interest in the IRA Partnership to share in the distributions of the Position Holder Trust. For federal income tax purposes, Continuing IRA Holders will be treated as contributing 5% of their Allowed Claims and related Fractional Positions to the IRA Partnership in exchange for IRA Partnership Interests and exchanging the remainder of their Allowed Claims and related Fractional Positions with the Position Holder Trust in exchange for New IRA Notes issued by the Position Holder Trust. In general, an IRA Holder will realize gain or loss equal to the difference between the fair market value of the New IRA Note and the Interest in the IRA Partnership received for its Allowed Claim and the adjusted basis of its Allowed Claim. Such gain or loss should be excluded from UBTI, unless the IRA Holder acquired its IRA Note with debt. The tax treatment of the formation of the IRA Partnership is discussed in Section 26.06B).

a.           New IRA Notes. The New IRA Notes will be issued by the Position Holder Trust with the specific terms to be included in the Plan Supplement. In general, the New IRA Notes will be non-recourse and secured by liens established under the Contribution and Collateral Agreement on collateral consisting of all of the Beneficial Ownership related to all Fractional Positions as to which Continuing Holder Elections are made by IRA Holders. Continuing IRA Holders will not be obligated to pay premiums allocable to the New IRA Note Collateral. Each New IRA Note will have a fixed principal amount relative to the Allowed Claim amount, accrue interest at a stated annual interest rate and have a long-term fixed maturity date. Interest will be payable annually.

The New IRA Notes will be documented in the form of the New IRA Note that will be included in the Plan Supplement and are intended to be treated as debt for U.S. federal income tax purposes. However, the character of an instrument as debt or equity for federal income tax purposes is based on an analysis of all facts and circumstances. The New IRA Notes will have a stated principal amount and will provide for the payment of interest at a fixed interest rate and a stated maturity date. While the New IRA Notes are non-recourse, they will be secured by the right to receive 95% of the death benefits included in the Beneficial Ownership related to all IRA Notes as to which Continuing Holder Elections are made by Continuing IRA Holders. As such death benefit proceeds are received, they will continue to secure the New IRA Notes and will be held in cash or near cash investments until the maturity date of the New IRA Notes. In addition, the principal and interest on the New IRA Notes will be payable from all of the assets of the Position Holder Trust, which will hold more than the Collateral securing the IRA Notes. Continuing IRA Holders are not required to pay premiums allocable to the New IRA Note Collateral, and the IRA Notes are not subject to forfeiture if the premium payments are not made. Further, the Position Holder Trust will open a bank account, file tax returns, maintain separate books and records, and send notices to the Continuing IRA Holders. Based on these facts, the Position Holder Trust will treat the New IRA Notes as debt for federal income tax purposes.

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If the New IRA Notes are properly characterized as debt and not as an investment in life insurance contracts, then Continuing IRA Holders will not be disqualified as an IRA by virtue of holding the New IRA Notes. However, if the New IRA Notes are not treated as debt for federal income tax purposes, but as an investment in life insurance contracts by the Continuing IRA Holders, the tax consequences to the Continuing IRA Holders would be materially different from those described herein. Most notably, the entire IRA account balance would most likely be deemed distributed to the Continuing IRA Holder. If the Continuing IRA Holder is a traditional IRA, the IRA owner would recognize income in the amount of any cash and the fair market value of any property deemed distributed. If the IRA owner is under age 59½, then the deemed distribution would be subject to an additional 10% early withdrawal penalty. In the event the Continuing IRA Holder is a Roth IRA, the deemed distribution would be nontaxable if it is a qualifying distribution. Generally, a qualifying distribution is a distribution made on or after the date on which the IRA owner attains age 59½; provided, however, that a distribution from a Roth IRA will not be treated as a qualifying distribution if such distribution is made within the five-year taxable period beginning with the first taxable year for which the IRA owner made a contribution to a Roth IRA established for such IRA owner. A non-qualifying Roth IRA distribution is includible in gross income to the extent that the amount of the distribution, when added to all other prior Roth IRA distributions that were not included in income, exceeds the IRA owner’s contributions. If the Roth IRA owner is under age 59½, then the taxable portion of the non-qualifying distribution would be subject to an additional 10% early withdrawal penalty. The remainder of this discussion will assume that the New IRA Notes are property characterized as debt for federal income tax purposes.

b.           Tax Consequences and Tax Reporting for New IRA Notes. Individual retirement accounts generally are exempt from U.S. federal income taxation unless they have UBTI. There are several exclusions from UBTI for passive sources of income, including interest and gains or losses from the sale, exchange, or other disposition of property other than inventory or property held primarily for sale to customers in the ordinary course of business. Provided that Continuing IRA Holders do not use debt to acquire or maintain their New IRA Notes and do not hold the New IRA Notes in an unrelated trade or business or as inventory or property held primarily for sale to customers in the ordinary course of business, interest income and gain or loss from the sale, exchange, or other disposition of New IRA Notes generally should not give rise to UBTI to the Continuing IRA Holders. So long as the Continuing IRA Holders are not disqualified IRAs, the Position Holder Trust will not issue Forms 1099-INT, Interest Income, or Forms 1099-OID, Original Issue Discount, to them reporting the interest paid or imputed on the New IRA Notes.

c.           Split-Dollar Loan Treatment. The New IRA Notes are expected to be treated as a split-dollar loan under the applicable Treasury Regulations because they are secured by the New IRA Note Collateral, which consists of all of the Beneficial Ownership related to all Fractional Positions as to which Continuing Holder Elections are made by IRA Holders. A payment made pursuant to a split-dollar life insurance

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arrangement is treated as a loan for federal tax purposes, and the owner of the policies and the non-owner are treated, respectively, as the borrower and the lender. Interest payments on a split-dollar loan are not deductible by the borrower.

The owner and borrower under this arrangement is the Position Holder Trust, whose items of income, deduction, and credit are taken into account by the Position Holder Trust Beneficiaries in computing their federal income tax. The lenders are the Continuing IRA Holders. The Position Holder Trust Beneficiaries will not be permitted to take a deduction for interest paid to the Continuing IRA Holders under their New IRA Notes. The Continuing Fractional Holders and other Position Holder Trust Beneficiaries will be impacted by this limitation and will not be permitted to deduct the interest payments made on the split-dollar loan. The split-dollar rules do not address the deductibility of premiums on the Policies, which must be capitalized by the Position Holder Trust Beneficiaries.

d.          IRA Partnership Interests. As described above and in Section 5.03(c), a Continuing IRA Holder will receive IRA Partnership Interests in exchange for its Continuing Position Holder Contribution and the attributable portion of its Allowed Claim. Generally, this will represent 5% of a Continuing IRA Holder’s Allowed Claim and related Fractional Position, with the IRA Partnership Interest that the Continuing IRA Holder will receive calculated based on 5% of the Beneficial Ownership related to the Contributed Position.

The IRA Partnership will permit Continuing IRA Holders to receive the benefits of the long-term liquidation of the Beneficial Ownership in the Policies and other assets held by the Position Holder Trust. However, no assurances can be made that the IRS will respect the IRA Partnership or its treatment as a partnership for federal tax purposes and will not deem the IRA Partnership Interest holders to hold a beneficial interest in the Position Holder Trust. As further described in Section 26.04, the Position Holder Trust Beneficiaries are deemed to own their allocable portion of the Position Holder Trust Assets, which include life insurance policies. It is also possible that the IRS may view the Continuing IRA Holders as holding an indirect investment in life insurance contracts by virtue of their ownership of IRA Partnership Interests. The risk is increased if the Position Holder Trust does not own the Servicing Company. Accordingly, if the IRS determines that the Continuing IRA Holders hold a beneficial interest in the Position Holder Trust, or an indirect investment in life insurance contracts, through their ownership of an Interest in the IRA Partnership, the Continuing IRA Holders would have made a prohibited investment in life insurance contracts, with the tax consequences described above.

The tax consequences for a holder of IRA Partnership Interests is more fully explained in Section 26.06.

4.           Other Tax Consequences. Continuing IRA Holders should consider other tax consequences relating to other features of the New IRA Notes and IRA Partnership Interests,

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including the application of the required minimum distribution rules (discussed below in Section 26.08.B).

The issuance of the IRA Partnership Interests to the Continuing IRA Holders along with the New IRA Notes may cause the New IRA Notes to have original issue discount. Original issue discount is the difference between the stated redemption price at maturity and the issue price and is treated as interest for federal income tax purposes. The issuance of the New IRA Note and IRA Partnership Interest to the Continuing IRA Holders will be treated as an investment unit. The issue price of such investment unit will be allocated between the New IRA Note and the IRA Partnership Interest on the basis of the their relative fair market values. In general, the amount allocated to the fair market value of the IRA Partnership Interest will result in original issue discount on the New IRA Note that is accrued over the life of the New IRA Note.

If the issue price of the New IRA Note is less than its stated redemption price at maturity, the New IRA Note will have original issue discount that constitutes income to the Continuing IRA Holder. However, IRAs are generally exempt from U.S. federal income taxation unless they have UBTI. Interest income is excluded from UBTI. Original issue discount is interest income, and thus, excluded from UBTI. Accordingly, as long as the Continuing IRA Holders are not disqualified IRAs, the original issue discount, if any, should not be taxable or reportable to the Continuing IRA Holders.

Section 26.04 Tax Consequences To The Position Holder Trust and Its Beneficiaries

A.           Tax Classification of the Position Holder Trust

The Position Holder Trust, created pursuant to the Plan, is intended to qualify as a liquidating trust for U.S. federal income tax purposes under Treasury Regulations Section 301.7701-4(d). In general, a liquidating trust is not a separate taxable entity, but rather is treated for U.S. federal income tax purposes as a grantor trust (i.e., all income and loss is taxed directly to the liquidating trust beneficiaries). However, merely establishing a trust as a liquidating trust does not ensure that it will be treated as a grantor trust for U.S. federal income tax purposes. The IRS, in Revenue Procedure 94-45, 1994-2 C.B. 684, set forth the general criteria for obtaining a ruling as to the grantor trust status of a liquidating trust under a Chapter 11 plan. Pursuant to the Plan, and in conformity with Revenue Procedure 94-45, all parties (including, without limitation, the Debtors, the Position Holder Trustees, and Holders) will be required to treat, for U.S. federal income tax purposes, the Position Holder Trust as a grantor trust. The Position Holder Trust Beneficiaries are the owners and grantors of the Position Holder Trust and its assets. The following discussion assumes that the Position Holder Trust will be respected as a grantor trust for U.S. federal income tax purposes.

The Position Holder Trust does not intend to request a ruling from the IRS concerning the tax status of the Position Holder Trust as a grantor trust. In the absence of a ruling, there can be no assurances that the IRS would not take a contrary position either from the inception of the Position Holder Trust or at any time prior to the termination of the Position Holder Trust when it might determine that the Position Holder Trust no longer qualifies as a liquidating trust for U.S.

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federal income tax purposes. Most significantly, the Position Holder Trust’s status as a liquidating trust might be jeopardized after it has initially satisfied the requirements of a liquidating trust if any of the following were to occur prior to the termination of the Position Holder Trust: (i) the liquidation purpose of the Position Holder Trust becomes so obscured by business activities that the declared purpose of liquidation can be said to be lost or abandoned; (ii) the term of the Position Holder Trust is unreasonably prolonged; or (iii) all of the Position Holder Trust’s net income and net proceeds from the sale of its assets are not distributed at least annually to its beneficiaries, subject to an exception for amounts retained that are reasonably necessary to maintain the value of the trust’s assets or to meet claims and contingent claims (including disputed claims). If the IRS were to successfully challenge the classification of the Position Holder Trust, the U.S. federal income tax consequences to the Position Holder Trust, the Position Holder Trust Beneficiaries, and the Debtors could vary from those discussed herein (including the potential for an entity-level tax on income of the Position Holder Trust). If, contrary to the parties’ intent, the Position Holder Trust were determined to be a business entity for federal tax purposes, it would be taxable as a partnership unless it was considered a “publicly traded partnership” taxable as a corporation. As a result, the U.S. federal income tax consequences to the Position Holder Trust and the Position Holder Trust Beneficiaries could vary from those discussed herein.

B.           Tax Treatment of Funding of the Position Holder Trust

The Position Holder Trust Assets and the portion of the Maturity Funds Facility attributable to the Assigning Fractional Holders and the Continuing Fractional Holders with respect to their interest in the Position Holder Trust will be contributed to the Position Holder Trust for the benefit of the Position Holder Trust Beneficiaries, including the IRA Partnership, and such beneficiaries will receive Position Holder Trust Interests in exchange for their Allowed Claims pursuant to the terms of the Plan. For all federal income tax purposes, all Persons and Entities (including, without limitation, the Reorganized Debtors, the Position Holder Trustee and the Position Holder Trust Beneficiaries) must treat the transfer and assignment to the Position Holder Trust of the Position Holder Trust Assets and the portion of the Maturity Funds Facility attributable to the Assigning Fractional Holders and the Continuing Fractional Holders with respect to their interest in the Position Holder Trust as (a) a transfer of the Position Holder Trust Assets and the portion of the Maturity Funds Facility attributable to the Assigning Fractional Holders and the Continuing Fractional Holders with respect to their interest in the Position Holder Trust directly to the Position Holder Trust Beneficiaries (including the IRA Partnership) in satisfaction of their Allowed Claims (including the Allowed Claims contributed to the IRA Partnership) and the Allowed Claims of the Continuing IRA Holders that were contributed to the Position Holder Trust in exchange for the New IRA Notes followed by (b) the extinguishment of the portion of the Maturity Funds Facility attributable to the Assigning Fractional Holders and the Continuing Fractional Holders with respect to their interest in the Position Holder Trust and (c) the transfer of the Position Holder Trust Assets by the Position Holder Trust Beneficiaries to the Position Holder Trust in exchange for Position Holder Trust Interests. The deemed transfer of the Position Holder Trust Assets and the portion of the Maturity Funds Facility attributable to the Assigning Fractional Holders and the Continuing Fractional Holders with respect to their interest in the Position Holder Trust directly to the Position Holder Trust Beneficiaries in satisfaction of

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their Allowed Claims and the Allowed Claims of the Continuing IRA Holders that were contributed to the Position Holder Trust in exchange for the New IRA Notes will be a taxable exchange. The Position Holder Trust Beneficiaries will have a gain or loss equal to the net fair market value of their interest in the Position Holder Trust Assets and the Maturity Funds Facility attributable to the Assigning Fractional Holders and the Continuing Fractional Holders with respect to their interest in the Position Holder Trust less the adjusted basis of their Allowed Claim. The Position Holder Trust Assets will be valued based on the Allowed Claim amounts. All parties to the Position Holder Trust (including, without limitation, the Debtors, the Successor Entities and all holders of Position Holder Trust Interests) must consistently use such valuation for all U.S. federal income tax purposes.

The portion of the Maturity Funds Facility attributable to Assigning Fractional Holders and Continuing Fractional Holders with respect to their interest in the Position Holder Trust shall be extinguished upon its distribution to the Assigning Fractional Holders and Continuing Fractional Holders. No gain or loss will result from the extinguishment, as there is no longer a debt for federal income tax purposes once the same person is both the debtor and creditor.

No portion of the Maturity Funds Facility representing amounts advanced to the Debtors before the Effective Date is attributable to Continuing IRA Holders and the IRA Partnership because the Original IRA Note Issuers did not hold any property interest in any Fractional Interest or otherwise in any Policy before the Effective Date. Payments to Continuing IRA Holders of Maturity Funds Loans are additional payments on their Allowed Claims, as discussed in Sections 9.06, 26.03(B), and 26.06(B).

C.           The Position Holder Trust Tax Reporting

The Position Holder Trustee will file federal income tax returns for the Position Holder Trust as a grantor trust pursuant to Internal Revenue Code section 671 and Treasury Regulations Section 1.671-4(a) promulgated thereunder. Although the Position Holder Trust will not pay tax, the Position Holder Trustee will file a blank IRS Form 1041, “U.S. Income Tax Return for Estates and Trusts,” annually and attach a separate statement to that form, and issue such statement to each beneficiary of the Position Holder Trust (or the appropriate middleman), separately stating each Position Holder Trust Beneficiary’s Pro Rata portion of the Position Holder Trust’s items of income, gain, loss, deduction, and credit. The Position Holder Trustee will instruct the Position Holder Trust Beneficiaries to use the information provided to them in the annual statements in preparing their U.S. federal income tax returns.

D.           The Position Holder Trust Beneficiaries

The Position Holder Trust Beneficiaries include Assigning Fractional Holders, including the IRA Partnership. Generally, the Assigning Fractional Holders will receive a Pro Rata beneficial interest in the Position Holder Trust based on the Beneficial Ownership, related to the Contributed Position and the aggregate Beneficial Ownership to be registered in the name of the Position Holder Trust in exchange for their Contributed Positions. A Continuing Fractional Holder will receive a Pro Rata beneficial interest in the Position Holder Trust based on 5% of the

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Beneficial Ownership related to the Contributed Position in exchange for their Continuing Position Holder Contribution. The Assigning IRA Holders will contribute their Allowed Claims to the IRA Partnership, and the IRA Partnership will receive a Pro Rata beneficial interest in the Position Holder Trust based on the amount of the Beneficial Ownership related to the Fractional Position as it relates to the Allowed Claim. Continuing IRA Holders will contribute 5% of their Allowed Claims to the IRA Partnership, which will contribute such Allowed Claims to the Position Holder Trust in exchange for a Pro Rata beneficial interest in the Position Holder Trust. Continuing IRA Holders will contribute the remaining 95% of their Allowed Claims to the Position Holder Trust in exchange for New IRA Notes, as described in Section 26.03B)(3). Creditors’ Trust Beneficiaries who are not IRA Holders and are entitled to receive Position Holder Trust Interests as provided in the Plan as a result of the transfer or assignment of Recovered Assets to the Position Holder Trust will be treated as a Position Holder Trust Beneficiary to the extent of that Interest with the tax consequences discussed in the remainder of this Section.

The Position Holder Trust Beneficiaries will be treated as the grantors and owners of their Pro Rata portion of the Position Holder Trust Assets for federal income tax purposes. The Position Holder Trust Beneficiaries (or the appropriate middleman) will receive from the Position Holder Trustee annually a statement separately stating such beneficiary’s Pro Rata portion of the Position Holder Trust’s items of income, gain, loss, deduction, and credit. If the grantor statement is issued to a middleman, such person is required to issue the grantor statement to the beneficiary. Each beneficiary of the Position Holder Trust (including the IRA Partnership) will be required to include its Pro Rata portion of the Position Holder Trust’s items of income, gain, loss, deduction, and credit in computing its taxable income (or determining allocations to its partners, in the case of the IRA Partnership) and pay any tax due, unless its taxable income is allocated to its owners (as will be the case with the IRA Partnership). The Position Holder Trust Beneficiaries must treat on their return any reported item in a manner that is consistent with the treatment of the item on the Position Holder Trust’s return and attached statements. A Position Holder Trust Beneficiary must notify the IRS of any inconsistent treatment.

Taxable income or loss allocated to a Position Holder Trust Beneficiary will be treated as income or loss with respect to the beneficiary’s undivided interest in the Position Holder Trust Assets. The character of any income and the character and ability to use any loss will depend on the particular situation of the Position Holder Trust Beneficiary. All of the income of the Position Holder Trust will be treated as subject to tax on a current basis. The U.S. federal income tax obligations of a Position Holder Trust Beneficiary are not dependent on the Position Holder Trust distributing any cash or other proceeds. Thus, a beneficiary may incur a U.S. federal income tax liability with respect to its allocable share of Position Holder Trust income even if the Position Holder Trust does not make a concurrent distribution to the beneficiary. Because the beneficiary is already regarded for U.S. federal income tax purposes as owning the underlying assets (and was taxed as appropriate at the time the cash was earned or received by the Position Holder Trust), a distribution of cash or other assets by the Position Holder Trust will not, of itself, constitute taxable income to a Position Holder Trust Beneficiary.

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Moreover, upon the sale or other disposition (or deemed disposition) of any Position Holder Trust Asset, each Position Holder Trust Beneficiary must report on its U.S. federal income tax return its share of any gain or loss measured by the difference between (1) its share of the amount of cash and/or the fair market value of any property received by the Position Holder Trust in exchange for the Position Holder Trust Asset so sold or otherwise disposed of and (2) such beneficiary’s adjusted tax basis in its pro rata share of such Position Holder Trust Asset. The character of any such gain or loss to the Position Holder Trust Beneficiary will be determined as if such holder itself had directly sold or otherwise disposed of the Position Holder Trust asset. The character of items of income, gain, loss, deduction and credit to any Position Holder Trust Beneficiary, and the ability of the Position Holder Trust Beneficiary to benefit from any deductions or losses, depends on the particular circumstances or status of the Position Holder Trust Beneficiary. Here, the Position Holder Trust Assets consist of life insurance policies along with other assets. As the Position Holder Trust recovers death benefits related to the life insurance policies, including death benefits attributable to the Beneficial Ownership in the Policies that are collateral for the New IRA Notes, income will be realized equal to the difference between the amount of the death benefits received and the Position Holder Trust’s basis in the Beneficial Ownership that generated the death benefits, and will be attributed to the Position Holder Trust Beneficiaries as just described. There will be no offsetting deduction for the premium payments made on the Policies or the principal and interest payments made on the New IRA Notes.

The Position Holder Trustees will comply with all applicable governmental withholding requirements. Thus, in the case of any Position Holder Trust Beneficiaries that are not U.S. persons, the Position Holder Trustee may be required to withhold up to 30% of the income or proceeds allocable to such persons, depending on the circumstances (including whether the type of income is subject to a lower treaty rate). On behalf of the Position Holder Trust Beneficiaries, including the IRA Partnership, the Trustee shall timely make the election out of withholding under Section 3405(b)(2)(A) of the Internal Revenue Code on any death benefits paid to the Position Holder Trust attributable to the Position Holder Trust Assets.

As provided in the Plan, the Position Holder Trust will contribute cash to the Creditors’ Trust to adequately capitalize the Creditors’ Trust. Section 671 et seq. of the Internal Revenue Code provides that a grantor will be treated as the owner of part or all of a trust to which the grantor has contributed property and retained certain rights and interests (including a reversionary interest as provided in Section 673 of the Internal Revenue Code). While it is not believed that the Position Holder Trust or the Position Holder Trust Beneficiaries will be treated as grantors and therefore deemed owners of a portion of the Creditors’ Trust under Section 671 et seq. of the Internal Revenue Code (including specifically Section 673) by virtue of the contribution of cash by the Position Holder Trust to the Creditors’ Trust, if the IRS were to successfully take such a position, the Position Holder Trust Beneficiaries would be treated as owners of a portion of the assets of the Creditors’ Trust for income tax purposes.

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E.            ERISA

It is anticipated that some of the Position Holder Trust Beneficiaries will be Qualified Plan Holders. The IRA Partnership will also be a Position Holder Trust Beneficiary. The provisions of Section 4975 of the Internal Revenue Code describe certain transactions between a qualified retirement plan or an IRA and “disqualified person,” as such term is defined in the Internal Revenue Code, involving the use of the plan assets of a qualified retirement plan or an IRA by such person, which are prohibited (Code Prohibited Transactions). Code Prohibited Transactions are required to be corrected and also result in the imposition of an excise tax payable by the disqualified person. In the case of an IRA, the occurrence of a Code Prohibited Transaction can also cause the IRA to lose its tax exempt status.

The provisions of Section 406 of the Employee Retirement Income Security Act of 1974, as amended (ERISA), describe certain similar transactions between a qualified retirement plan and “party-in-interest,” as such term is defined in ERISA, involving the use of plan assets of a qualified retirement plan by such person, which are prohibited (ERISA Prohibited Transactions). ERISA Prohibited Transactions are required to be corrected and may also result in liability for the fiduciaries of the qualified retirement plan.

Whether transactions entered into by the Position Holder Trust would be considered Code Prohibited Transactions and/or ERISA Prohibited Transactions depends on whether assets of the Position Holder Trust are deemed to be “plan assets” for purposes of ERISA, as a result of Qualified Plan Holders and the IRA Partnership holding beneficial interests in the Position Holder Trust.

Regulations (the Plan Asset Regulations) promulgated under ERISA by the United States Department of Labor (the DOL) generally provide that when a plan acquires an equity interest in an entity (including a beneficial interest in a trust) that is neither a “publicly-offered security” nor a security issued by an investment company registered under the Investment Company Act of 1940, the plan’s assets include both the equity interest and an undivided interest in each of the underlying assets of the entity unless it is established either that equity participation in the entity by “benefit plan investors” is not “significant” or that the entity is an “operating company,” in each case as defined in the Plan Asset Regulations.

The Plan Asset Regulations include rules related to significant participation by benefit plan investors. However, the Pension Protection Act of 2006 amended ERISA to modify the significant participation rules in the Plan Asset Regulations. Section 3(42) of ERISA provides that the assets of an entity will not be treated as plan assets if, immediately after the most recent acquisition of any equity interest in the entity, less than twenty-five percent (25%) of the total value of each class of equity interest (disregarding, for purposes of such determination, the value of any equity interests held by persons (other than benefit plan investors) and their affiliates who have discretionary authority or control with respect to the assets of the entity or who provide investment advice for a fee (direct or indirect) with respect to such assets) is held by “benefit plan investors.” For this purpose, “benefit plan investors” include qualified employee pension, profit sharing and annuity plans, Keogh plans, individual retirement accounts and annuities, and

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certain health and education savings accounts and entities whose underlying assets include plan assets by reason of a plan’s investment in the entity, but generally exclude governmental plans, certain church plans, plans maintained to comply with workers compensation, unemployment compensation or disability insurance laws, plans maintained outside the United States for nonresident aliens, excess benefit plans and top-hat plans. An entity will be considered to hold plan assets only to the extent of the percentage of the equity interest held by benefit plan investors.

It is anticipated that the beneficial interests in the Position Holder Trust will eventually constitute publicly-offered securities. However, for any period during which the beneficial interests in the Position Holder Trust do not constitute publicly-offered securities, it is anticipated that participation in the Position Holder Trust by Qualified Plan Holders and the IRA Partnership will be significant.

If the assets of the Position Holder Trust are deemed to be “plan assets” as a result of Qualified Plan Holders and the IRA Partnership holding beneficial interests in the Position Holder Trust, Section 4975 of the Internal Revenue Code and Section 406 of ERISA would generally extend to the Position Holder Trust and to the conduct of its Trustee. Such treatment may have an adverse effect on the operations of the Position Holder Trust, the IRA Partnership and such Qualified Plan Holders. However, the Trustee of the Position Holder Trust may use reasonable efforts to avoid the occurrence of a Code Prohibited Transaction and/or an ERISA Prohibited Transaction, including requesting a prohibited transaction exemption from the DOL.

In addition, if the assets of the Position Holder Trust are deemed to be “plan assets” as described above, the participation by Qualified Plan Holders in the Position Holder Trust will result in the application of certain fiduciary provisions under ERISA to the Position Holder Trust and to the conduct of its Trustee. Such treatment may have an adverse effect on the operations of the Position Holder Trust.

Further, if the assets of the Position Holder Trust are deemed to be “plan assets” as described above, the Plan Asset Regulations provide that the assets of such Qualified Plan Holders and IRA Holders, through their IRA Partnership Interests, include both a beneficial interest in the Position Holder Trust and an undivided interest in each of the underlying assets of the Position Holder Trust for purposes of determining Code Prohibited Transactions and ERISA Prohibited Transactions. As the Position Holder Trust will hold Beneficial Ownership in the Policies, it is possible that the IRS may view the Continuing IRA Holders and the Assigning IRA Holders as holding an impermissible investment in life insurance contracts by virtue of their ownership of IRA Partnership Interests.

A FIDUCIARY OF AN IRA HOLDER SHOULD CONSULT ITS LEGAL ADVISOR CONCERNING THE ERISA AND OTHER LEGAL CONSIDERATIONS DISCUSSED ABOVE BEFORE MAKING A CONTINUING IRA HOLDER OR POSITION HOLDER TRUST ELECTION. A FIDUCIARY OF A QUALIFIED PLAN HOLDER SHOULD CONSULT ITS LEGAL ADVISOR CONCERNING THE ERISA

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AND OTHER LEGAL CONSIDERATIONS DISCUSSED ABOVE BEFORE MAKING A CONTINUING HOLDER ELECTION OR POSITION HOLDER TRUST ELECTION.

Section 26.05 Tax Consequences to the Creditors’ Trust and its Beneficiaries

A.           Tax Classification of the Creditors’ Trust

The Creditors’ Trust, created pursuant to the Plan, is intended to qualify as a liquidating trust for U.S. federal income tax purposes under Treasury Regulations Section 301.7701-4(d). In general, a liquidating trust is not a separate taxable entity, but rather is treated for U.S. federal income tax purposes as a grantor trust (i.e., all income and loss is taxed directly to the liquidating trust beneficiaries). However, merely establishing a trust as a liquidating trust does not ensure that it will be treated as a grantor trust for U.S. federal income tax purposes. The IRS, in Revenue Procedure 94-45, 1994-2 C.B. 684, set forth the general criteria for obtaining a ruling as to the grantor trust status of a liquidating trust under a Chapter 11 plan. Pursuant to the Plan, and in conformity with Revenue Procedure 94-45, all parties (including, without limitation, the Debtors, the Creditors’ Trustees, and Holders) will be required to treat, for U.S. federal income tax purposes, the Creditors’ Trust as a grantor trust. The Creditors’ Trust Beneficiaries are the owners and grantors of the Creditors’ Trust and its assets. The following discussion assumes that the Creditors’ Trust will be respected as a grantor trust for U.S. federal income tax purposes.

The Creditors’ Trust does not intend to request a ruling from the IRS concerning the tax status of the Creditors’ Trust as a grantor trust. In the absence of a ruling, there can be no assurances that the IRS would not take a contrary position either from the inception of the Creditors’ Trust or at any time prior to the termination of the Creditors’ Trust when it might determine that the Creditors’ Trust no longer qualifies as a liquidating trust for U.S. federal income tax purposes. Most significantly, the Creditors’ Trust’s status as a liquidating trust might be jeopardized after it has initially satisfied the requirements of a liquidating trust if any of the following were to occur prior to the termination of the Creditors’ Trust: (i) the liquidation purpose of the Creditors’ Trust becomes so obscured by business activities that the declared purpose of liquidation can be said to be lost or abandoned; (ii) the term of the Creditors’ Trust is unreasonably prolonged; or (iii) all of the Creditor’s Trust’s net income and net proceeds from the sale of its assets are not distributed at least annually to its beneficiaries, subject to an exception for amounts retained that are reasonably necessary to maintain the value of the trust’s assets or to meet claims and contingent claims (including disputed claims). If the IRS were to successfully challenge the classification of the Creditors’ Trust, the U.S. federal income tax consequences to the Creditors’ Trust, the Creditors’ Trust Beneficiaries, and the Debtors could vary from those discussed herein (including the potential for an entity-level tax on income of the Creditors’ Trust). If, contrary to the parties’ intent, the Creditors’ Trust were determined to be a business entity for federal tax purposes, it would be taxable as a partnership unless it was considered a “publicly traded partnership” taxable as a corporation. As a result, the U.S. federal income tax consequences to the Creditors’ Trust and the Creditors’ Trust Beneficiaries could vary from those discussed herein.

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  B.            Tax Treatment of Funding of the Creditors’ Trust

The Creditors’ Trust Assets will be contributed to the Creditors’ Trust for the benefit of the Creditors’ Trust Beneficiaries, and such beneficiaries will receive Creditors’ Trust Interests in exchange for their Allowed Claims. For all federal income tax purposes, all Persons and Entities (including, without limitation, the Reorganized Debtors, the Creditors’ Trustee, and the Creditors’ Trust Beneficiaries) must treat the transfer and assignment to the Creditors’ Trust of the Creditors’ Trust Assets as (a) a transfer of the Creditors’ Trust Assets directly to the Creditors’ Trust Beneficiaries in satisfaction of their Allowed Claims and (b) the transfer of the Creditors’ Trust Assets by the Creditors’ Trust Beneficiaries to the Creditors’ Trust in exchange for Creditors’ Trust Interests. Accordingly, the Creditors’ Trust Beneficiaries will be the owners and grantors of their portion of the Creditors’ Trust Assets they are deemed to contribute to the Creditors’ Trust. The deemed transfer of the Creditors’ Trust Assets directly to the Creditors’ Trust Beneficiaries in satisfaction of their Allowed Claims will be a taxable exchange. The Creditors’ Trust Beneficiaries will have a gain or loss equal to the fair market value of their interest in the Creditors’ Trust Assets less the adjusted basis of their Allowed Claim. The Creditors’ Trust Assets will be valued based on the Allowed Claim amounts. Therefore, the Creditors’ Trust Beneficiaries should have no gain or loss upon the funding of the Creditors’ Trust. All parties to the Creditors’ Trust (including, without limitation, the Debtors, the Successor Entities, and all holders of Creditors’ Trust Interests) must consistently use such valuation for all U.S. federal income tax purposes.

In addition to the Creditors’ Trust Assets contributed to the Creditors’ Trust, the Position Holder Trust will contribute cash in an aggregate amount of $12 million to adequately capitalize the Creditors’ Trust, in part, to fund the litigation costs of the Causes of Actions contributed to the Creditors’ Trust. For federal income tax purposes, such contribution will be treated as a deemed transfer to the Creditors’ Trust Beneficiaries followed by a contribution by the Creditors’ Trust Beneficiaries to the Creditors’ Trust. The Creditors’ Trust Beneficiaries should report such amounts as income, and they will be included in the tax reports provided by the Creditors’ Trust. The Creditors’ Trust Beneficiaries are likely to receive a corresponding deduction for such expenses if the Causes of Action are characterized as the recovery of lost profits or earnings because the Creditors’ Trust is ultimately responsible for paying any litigation expenses relating to the Causes of Action. The deduction may be treated as an itemized deduction to the Creditors’ Trust Beneficiaries, which can be used (to the extent not limited) to offset a Creditors’ Trust Beneficiary’s adjusted gross income, and the deductible amounts will be included in the tax reports provided by the Creditors’ Trust. Although the Creditors’ Trust will generally request cash contributions as necessary to fund the cost of litigation, there is no guarantee that taxable contributions will be made to the Creditors’ Trust in the same year that such contributions are used for litigation expenses. Thus, the Creditors’ Trust Beneficiaries may be required to take certain amounts into income in an earlier tax year than they receive the corresponding deduction.

The Causes of Actions contributed to the Creditors’ Trust include claims against various parties alleging that such parties fraudulently transferred income away from Investors, whether in the form of charitable contributions, licensee fees or as dividend payments. Accordingly, the

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proper characterization of the Causes of Actions for federal income tax purposes is likely the recovery of lost profits or earnings.

C.           The Creditors’ Trust Tax Reporting

The Creditors’ Trustee will file federal income tax returns for the Creditors’ Trust as a grantor trust pursuant to Internal Revenue Code section 671 and Treasury Regulations Section 1.671-4(a) promulgated thereunder. Although the Creditors’ Trust will not pay tax, the Creditors’ Trustee will file a blank IRS Form 1041, “U.S. Income Tax Return for Estates and Trusts,” annually on a calendar year basis and attach a separate statement to that form, and issue such statement to each beneficiary of the Creditors’ Trust (or the appropriate middleman), separately stating each Creditors’ Trust Beneficiary’s share of the Creditors’ Trust’s items of income, gain, loss, deduction, and credit. The Creditors’ Trustee will instruct the Creditors’ Trust Beneficiaries to use the information provided to them in the annual statements in preparing their U.S. federal income tax returns.

D.           The Creditors’ Trust Beneficiaries

The beneficiaries of the Creditors’ Trust shall include (i) all Holders of Allowed General Unsecured Claims, including but not limited to all Rescinding Position Holders, all Former Position Holders, and all other creditors of the Debtors who are not Continuing Position Holders, (ii) as provided in Section 4.03(b) and Section 4.03(i) of the Plan, all Continuing Position Holders and Assigning Position Holders who are also Rescission Settlement Subclass Members, to the extent of the Additional Allowed Claim provided to each of them in respect of the Investor Claims assigned and contributed by each of them, respectively, to the Creditors’ Trust, and (iii) the MDL Plaintiffs, to the extent of the Additional Allowed Claim provided to each of them. The beneficial interests of each beneficiary of the Creditors’ Trust shall be calculated Pro Rata relative to their Allowed Claim amounts, including the Additional Allowed Claims as described in Section 6.05(c) of the Plan. Beneficial interests in the Creditors’ Trust will not be certificated, and the transfer of Creditor’s Trust Interests will be restricted as provided in the Creditors’ Trust Agreement. The Creditors’ Trust Beneficiaries will be treated as the grantors and owners of their share of the Creditors’ Trust Assets for federal income tax purposes. The Creditors’ Trust Beneficiaries (or the appropriate middleman) will receive from the Creditors’ Trustee annually on a calendar year basis a statement separately stating such beneficiary’s share of the Creditors’ Trust’s items of income, gain, loss, deduction, and credit. If the grantor statement is issued to an IRA custodian or other middleman, such person is required to issue the grantor statement to the beneficiary. Each beneficiary of the Creditors’ Trust will be required to include its share of the Creditors’ Trust’s items of income, gain, loss, deduction, and credit in computing its taxable income and pay any tax due. The Creditors’ Trust Beneficiaries must treat on their return any reported item in a manner that is consistent with the treatment of the item on the Creditors’ Trust’s return and attached statements. A Creditors’ Trust Beneficiary must notify the IRS of any inconsistent treatment.

Taxable income or loss allocated to a Creditors’ Trust Beneficiary will be treated as income or loss with respect to the beneficiary’s undivided interest in the Creditors’ Trust Assets. The character of any income and the character and ability to use any loss will depend on the

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particular situation of the Creditors’ Trust Beneficiary. All of the income of the Creditors’ Trust will be treated as subject to tax on a current basis. The U.S. federal income tax obligations of a Creditors’ Trust Beneficiary are not dependent on the Creditors’ Trust distributing any cash or other proceeds. Thus, a beneficiary may incur a U.S. federal income tax liability with respect to its allocable share of Creditors’ Trust income even if the Creditors’ Trust does not make a concurrent distribution to the beneficiary. Because the beneficiary is already regarded for U.S. federal income tax purposes as owning the underlying assets (and was taxed as appropriate at the time the cash was earned or received by the Creditors’ Trust), a distribution of cash or other assets by the Creditors’ Trust will not, of itself, constitute taxable income to a Creditors’ Trust Beneficiary.

Moreover, upon the sale or other disposition (or deemed disposition) of any Creditors’ Trust Asset, each Creditors’ Trust Beneficiary must report on its U.S. federal income tax return its share of any gain or loss measured by the difference between (1) its share of the amount of cash and/or the fair market value of any property received by the Creditors’ Trust in exchange for the Creditors’ Trust Asset so sold or otherwise disposed of and (2) such beneficiary’s adjusted tax basis in its pro rata share of such Creditors’ Trust Asset. The character of any such gain or loss to the Creditors’ Trust Beneficiary will be determined as if such holder itself had directly sold or otherwise disposed of the Creditors’ Trust Asset. The character of items of income, gain, loss, deduction and credit to any Creditors’ Trust Beneficiary, and the ability of the Creditors’ Trust Beneficiary to benefit from any deductions or losses, depends on the particular circumstances or status of the Creditors’ Trust Beneficiary. Here, the Creditors’ Trust Assets mostly consist of litigation claims and causes of action. As the Creditors’ Trust recovers amounts on the litigation claims and causes of action, income will be realized equal to the difference between the amount of the recoveries and the basis of the litigation claims and causes of action and will be attributed to the Creditors’ Trust Beneficiaries as just described.

The Creditors’ Trustees will comply with all applicable governmental withholding requirements. Thus, in the case of any Creditors’ Trust Beneficiaries that are not U.S. persons, the Creditors’ Trustee may be required to withhold up to 30% of the income or proceeds allocable to such persons, depending on the circumstances (including whether the type of income is subject to a lower treaty rate).

Distributions related to the Creditors’ Trust Interest of the SEC and any Fair Funds contributed to the Creditors’ Trust will be reallocated to the Creditors’ Trust Beneficiaries who are Former Position Holders or Rescinding Position Holders and the Position Holder Trust, to carry out the policy of the SEC that amounts it receives from persons found to violate the securities laws are returned to the harmed investors in restitution for their losses. The Creditors’ Trust Agreement provides that the distributions that would be made to the SEC or are related to Fair Funds contributed to the Creditors’ Trust shall instead be made (i) to the Investor Beneficiaries until such beneficiaries shall have received distributions from the Creditors’ Trust equal to their Maximum Claim Amounts, and (ii) to the Position Holder Trust for any and all remaining distributions. Items of income, gain, loss, deduction and credit relating to such distributions will be allocated pro rata among the Creditors’ Trust Beneficiaries to whom such distributions are made and reported to the Creditors’ Trust Beneficiaries and to the IRS on the

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grantor statements. A Creditors’ Trust Beneficiary should be taxed on distributions only to the extent they exceed its adjusted basis in the Creditors’ Trust Assets, which should be the same as the adjusted basis of its Allowed Claim. Therefore, because distributions are limited to a Creditors’ Trust Beneficiary’s Maximum Claim Amount, a Creditors’ Trust Beneficiary should not have taxable income or gain when it receives payments from the Creditors’ Trust.

If in the course of prosecuting the Causes of Action assigned to it, or as Fair Funds to be contributed to it by the SEC, the Creditors’ Trust is entitled to receive an assignment or other transfer of any Fractional Positions, New Interests or New IRA Notes (collectively, Recovered Assets), the Trustee will direct that the assignment or transfer of the Recovered Assets be made to the Position Holder Trust, and in exchange therefor, the Position Holder Trust will issue Units of Position Holder Trust Interests to each Creditors’ Trust Beneficiary who is not an IRA Holder and to the IRA Partnership with respect to Creditors’ Trust Beneficiaries that are IRA Holders. Upon receipt of the Position Holder Trust Interests related to Creditors’ Trust Beneficiaries that are IRA Holders, the IRA Partnership will issue Units of IRA Partnership Interests to such Creditors’ Trust Beneficiaries who are IRA Holders. The assignment of the Recovered Assets to the Position Holder Trust in exchange for Position Holder Trust Interests or IRA Partnership Interests, as applicable, is intended to prevent the Creditors’ Trust from holding any of the Recovered Assets. However, there is a risk that the IRS may determine that the Creditors’ Trust received the Recovered Assets for a brief moment in time before their assignment to the Position Holder Trust. Because the Creditors’ Trust Beneficiaries are deemed to own the assets in the Creditors’ Trust as described in Section 26.05A, the Creditors’ Trust Beneficiaries that are IRA Holders would be deemed to own any Recovered Assets contributed to the Creditors’ Trust, which may include Position Holder Trust Interests or Fractional Positions representing a beneficial interest in a Policy. Accordingly, if the IRS determines that the Creditors’ Trust Beneficiaries that are IRA Holders hold a beneficial interest in the Position Holder Trust or a Fractional Interest, such IRA Holders would have made a prohibited investment in life insurance contracts, with the tax consequences in Section 26.02B. and 26.06A.

E.            ERISA

It is anticipated that some of the Creditors’ Trust Beneficiaries will be IRA Holders. The provisions of Section 4975 of the Internal Revenue Code describe certain transactions between an IRA and “disqualified person,” as such term is defined in the Internal Revenue Code, involving the use of the plan assets of an IRA by such person, which are prohibited (Code Prohibited Transactions). Code Prohibited Transactions are required to be corrected and also result in the imposition of an excise tax payable by the disqualified person. In the case of an IRA, the occurrence of a Code Prohibited Transaction can also cause the IRA to lose its tax-exempt status.

Whether transactions entered into by the Creditors’ Trust would be considered Code Prohibited Transactions depends on whether assets of the Creditors’ Trust are deemed to be “plan assets” for purposes of ERISA, as a result of IRAs holding beneficial interests in the Creditors’ Trust.

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“The Plan Asset Regulations” generally provide that when a plan acquires an equity interest in an entity (including a beneficial interest in a trust) that is neither a “publicly-offered security” nor a security issued by an investment company registered under the Investment Company Act of 1940, the plan’s assets include both the equity interest and an undivided interest in each of the underlying assets of the entity unless it is established either that equity participation in the entity by “benefit plan investors” is not “significant” or that the entity is an “operating company,” in each case as defined in the Plan Asset Regulations. Beneficial interests in the Creditors’ Trust will be neither publicly-offered securities nor securities issued by an investment company registered under the Investment Company Act of 1940, and the Creditors’ Trust will not be an operating company.

The Plan Asset Regulations include rules related to significant participation by benefit plan investors. However, the Pension Protection Act of 2006 amended ERISA to modify the significant participation rules in the Plan Asset Regulations. Section 3(42) of ERISA provides that the assets of an entity will not be treated as plan assets if, immediately after the most recent acquisition of any equity interest in the entity, less than twenty-five percent (25%) of the total value of each class of equity interest (disregarding, for purposes of such determination, the value of any equity interests held by persons (other than benefit plan investors) and their affiliates who have discretionary authority or control with respect to the assets of the entity or who provide investment advice for a fee (direct or indirect) with respect to such assets) is held by “benefit plan investors.” For this purpose, “benefit plan investors” include qualified employee pension, profit sharing and annuity plans, Keogh plans, individual retirement accounts and annuities, and certain health and education savings accounts and entities whose underlying assets include plan assets by reason of a plan’s investment in the entity, but generally exclude governmental plans, certain church plans, plans maintained to comply with workers compensation, unemployment compensation or disability insurance laws, plans maintained outside the United States for nonresident aliens, excess benefit plans and top-hat plans. An entity will be considered to hold plan assets only to the extent of the percentage of the equity interest held by benefit plan investors. It is anticipated that participation in the Creditors’ Trust by IRA Holders will be significant.

If the assets of the Creditors’ Trust are deemed to be “plan assets” as a result of IRAs holding beneficial interests in the Creditors’ Trust, Section 4975 of the Internal Revenue Code would generally extend to the Creditors’ Trust and to the conduct of its Trustee. Such treatment may have an adverse effect on the operations of the Creditors’ Trust and such IRA Holders. However, the Trustee of the Creditors’ Trust may use reasonable efforts to avoid the occurrence of a Code Prohibited Transaction, including requesting a prohibited transaction exemption from the DOL.

In addition, if the assets of the Creditors’ Trust are deemed to be “plan assets” as described above, the participation by Qualified Plan Holders in the Creditors’ Trust would result in the application of certain fiduciary and prohibited transaction provisions under ERISA to the Creditors’ Trust and to the conduct of its Trustee. Accordingly, in order to avoid the application of the fiduciary rules and prohibited transaction under ERISA, Qualified Plan Holders are not allowed to participate in the Creditors’ Trust.

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A FIDUCIARY OF AN IRA SHOULD CONSULT ITS LEGAL ADVISOR CONCERNING THE ERISA AND OTHER LEGAL CONSIDERATIONS DISCUSSED ABOVE BEFORE MAKING A CREDITORS’ TRUST ELECTION.

Section 26.06  Tax Consequences to the IRA Partnership and Assigning IRA Holders

A.           Tax Classification of the IRA Partnership

The IRA Partnership, created pursuant to the Plan, is a Texas limited liability company that is intended to be taxed as a partnership for U.S. federal tax purposes. By default, the IRA Partnership is taxed as a partnership because it is not a trust or corporation under state law and has more than one member. Therefore, so long as the IRA Partnership is not otherwise subject to special treatment under the Internal Revenue Code or disregarded by the IRS, it will be treated as a partnership for federal tax purposes.

If the IRS were to determine that the IRA Partnership Interests (i) are traded on an established securities market or (ii) are readily tradable on a secondary market or the substantial equivalent thereof, the IRA Partnership could be classified as a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes. The Plan does not provide for the IRA Partnership Interests to be traded on an established securities market, and the Chapter 11 Trustee will not engage the services of a market maker, facilitate the development of an active trading market for the IRA Partnership Interests, promote the IRA Partnership Interests, or collect or publish information regarding the prices at which the IRA Partnership Interests are traded. In addition, the IRA Partnership Agreement restricts the IRA Partnership from participating in the establishment of a market for the IRA Partnership Interests and prohibits the IRA Partnership from recognizing any transfers made on the market. If these restrictions are not followed and the IRA Partnership is classified as a publicly traded partnership that is taxable as a corporation for federal tax purposes, the IRA Partnership would be subject to tax on its income at corporate income tax rates, and any distributions from the IRA Partnership to the holders of IRA Partnership Interests would be treated as dividends. Although dividends are excluded from UBTI, if not debt-financed income (within the meaning of Section 514(a) of the Internal Revenue Code), the IRA Partnership itself would be subject to tax, which would reduce the return to the holders of IRA Partnership Interests.

The IRA Partnership will permit Continuing IRA Holders and Assigning IRA Holders to receive the benefits of the long-term liquidation of the Beneficial Ownership in the Policies and other assets held by the Position Holder Trust. However, no assurances can be made that the IRS will respect the IRA Partnership and not deem the IRA Partnership Interest holders to hold a beneficial interest in the Position Holder Trust. As further described in Section 26.04, the Position Holder Trust Beneficiaries are deemed to own their allocable portion of the Position Holder Trust Assets, which include life insurance policies. It is also possible that the IRS may view the Continuing IRA Holders and Assigning IRA Holders as holding an indirect investment in life insurance contracts by virtue of their ownership of IRA Partnership Interests. The risk is increased if the Position Holder Trust does not own the Servicing Company. Accordingly, if the IRS determines that the Continuing IRA Holders and Assigning IRA Holders hold a beneficial

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interest in the Position Holder Trust, or an indirect investment in life insurance contracts, through their ownership of an interest in the IRA Partnership, the Continuing IRA Holders and Assigning IRA Holders would have made a prohibited investment in life insurance contracts, with the tax consequences described above.

B.           Tax Treatment of Formation of the IRA Partnership

The Assigning IRA Holders will contribute 100% and Continuing IRA Holders will contribute 5% of their Allowed Claims and related Fractional Positions, including related rights to Escrowed Funds and Maturity Funds, to the IRA Partnership on the Effective Date. For all federal income tax purposes, all Persons and Entities (including, without limitation, the Reorganized Debtors, the IRA Partnership Manager and the holders of IRA Partnership Interests) must treat the transfer and assignment of the Allowed Claims and related Fractional Positions to the IRA Partnership by the Assigning IRA Holders and Continuing IRA Holders as (i) a nontaxable partner contribution of the Allowed Claims and related Fractional Positions of the Assigning IRA Holders, including related rights to Escrowed Funds and Maturity Funds, to the IRA Partnership in exchange for IRA Partnership Interests, and (ii) a nontaxable partner contribution by the Continuing IRA Holders of 5% of their Allowed Claims and related Fractional Positions, including related rights to Escrowed Funds and Maturity Funds, to the IRA Partnership in exchange for IRA Partnership Interests.

The Reorganized Debtors will be treated as distributing (i) all of the Fractional Positions, along with any related Escrowed Funds and Maturity Funds, as to which IRA Holders have made Position Holder Trust Elections and (ii) the Continuing Position Holder Contributions relating to the Fractional Positions (along with any related Escrowed Funds and Maturity Funds) as to which IRA Holders have made Continuing Holder Elections (i.e., 5% of their Fractional Positions), to the IRA Partnership, in each case as of the Effective Date, in satisfaction of the Allowed Claims contributed to the IRA Partnership. The IRA Partnership will then be treated as transferring such Fractional Positions to the Position Holder Trust in exchange for Position Holder Trust Interests. The Position Holder Trust will be deemed to transfer the Allowed Claims contributed to it by the Continuing IRA Holders to the Reorganized Debtors in a taxable exchange for the Contributed Positons other than the Continuing Position Holder Contributions (i.e., 95% of their Fractional Positions) relating to the Fractional Positions (along with any related Escrow Funds and Maturity Funds) as to which IRA Holders have made the Continuing Holder Election. The Position Holder Trust Beneficiaries will have a gain or loss equal to the fair market value of the Fractional Positions received for the Allowed Claims, along with any related Escrowed Funds and Maturity Funds, less their adjusted basis in the Allowed Claims. The holders of Position Holder Trust Interests and IRA Partnership Interests will be allocated any gain or loss on the exchange in accordance with their Interest in the Position Holder Trust and IRA Partnership, as more particularly described in Section 26.04D and Section 26.06D.

Creditors’ Trust Beneficiaries who are IRA Holders and are entitled to receive IRA Partnership Interests as provided in the Plan as a result of the transfer or assignment of Recovered Assets to the Position Holder Trust will be treated as a Holder of IRA Partnership

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   Interests to the extent of that Interest with the tax consequences discussed in the remainder of this Section.

C.           IRA Partnership Tax Reporting

The IRA Partnership will file all federal income tax returns as a partnership and, to the extent permitted under applicable law, for state and local income tax purposes. The IRA Partnership Interest holders are intended to be treated as partners of the IRA Partnership to the extent of their Pro Rata partnership interests in the IRA Partnership for federal income tax purposes and, to the extent permitted under applicable law, for state and local income tax purposes. The IRA Partnership will not pay tax but will file IRS Form 1065, “U.S. Return of Partnership Income,” annually and issue a “Schedule K-1, Partner’s Share of Income, Deductions, Credits, etc.” to each Interest holder of the IRA Partnership. The K-1s will separately state the IRA Partnership’s items of income, gain, loss, deduction, and credit because they may impact the Interest holders’ tax liabilities differently. The IRA Partnership will enter the identifying number of the IRA custodian on the K-1, instead of the identification number of the person for whom the IRA is maintained. Under the Internal Revenue Code, the holders of IRA Partnership Interests will be required to take into account their share of the IRA Partnership’s income, gain, deduction, or loss reported to them on their Schedule K-1 in filling out their individual tax returns and pay any tax due.

Pursuant to recently enacted legislation, if the IRS makes audit adjustments to the IRA Partnership’s income tax returns for tax years beginning after 2017, it may collect any resulting taxes (including any applicable penalties and interest) directly from the IRA Partnership. The IRA Partnership will generally have the ability to shift any such tax liability to its partners in accordance with their interests in the IRA Partnership during the year under audit, but there can be no assurance that it will be able to do so under all circumstances. If the IRA Partnership is required to make payments of taxes, penalties and interest resulting from audit adjustments, the IRA Partnership’s cash available for distribution to its partners might be substantially reduced. Pursuant to this new legislation, the IRA Partnership will designate its IRA Partnership Manager to act as the partnership representative who shall have the sole authority to act on behalf of the IRA Partnership with respect to dealings with the IRS under these new audit procedures.

The manager of the IRA Partnership will comply with all applicable governmental withholding requirements. Thus, in the case of any Holders of IRA Partnership Interests that are not U.S. persons, the manager of the IRA Partnership may be required to withhold up to 30% of the income or proceeds allocable to such persons, depending on the circumstances (including whether the type of income is subject to a lower treaty rate).

D.           Holders of IRA Partnership Interests

The IRA Partnership will issue a “Schedule K-1, Partner’s Share of Income, Deductions, Credits, etc.” annually to each Interest Holder of the IRA Partnership (or the appropriate IRA custodian, nominee, or other middleman). The K-1s will separately state the IRA Partnership’s items of income, gain, loss, deduction, and credit because they may impact the interest Holders’

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tax liabilities differently. Generally, any person who holds an interest in a partnership as a nominee for another person (including an IRA custodian) must then furnish the K-1 to the beneficial owner of the interest in the partnership.

Under the Internal Revenue Code, the Holders of IRA Partnership Interests will be required to take into consideration their share of the IRA Partnership’s income, gain, deduction, or loss reported to them on their Schedule K-1 in filling out their individual tax returns and pay any tax due. The U.S. federal income tax obligations of a Holder of IRA Partnership Interests are not dependent on the IRA Partnership distributing any cash or other proceeds. Thus, the Holder of an IRA Partnership Interest may incur a U.S. federal income tax liability with respect to its allocable share of IRA Partnership income, if UBTI, even if the IRA Partnership does not make a concurrent distribution to such Holder.

Individual retirement accounts generally are exempt from U.S. federal income taxation unless they have UBTI. Therefore, Continuing IRA Holders and Assigning IRA Holders will not have taxable income except to the extent of UBTI. The IRA Partnership will realize income from the Position Holder Trust upon maturity of a Policy in an amount equal to the difference between the Maturity Funds received and the Position Holder Trust’s adjusted basis of the related Beneficial Ownership in such Policy that generated the death benefits. Such income likely would not be characterized as UBTI, so long as the Beneficial Ownership in the Policies held by the Position Holder Trust were not acquired with, and premiums were not paid with, borrowed funds. However, the Position Holder Trust is the borrower under the New IRA Notes, is the borrower under the Maturity Funds Loan, and may make additional borrowings from third parties to repay the Maturity Funds Loan. Such borrowings by the Position Holder Trust will give rise to debt-financed income and thus UBTI to Continuing IRA Holders and Assigning IRA Holders, unless the debt is discharged more than 12 months before the Maturity Funds are received.

Assigning IRA Holders should also consider the application of the required minimum distribution rules discussed below in Section 26.08(B).

E.            ERISA

All of the IRA Partnership Interests will be held by the Continuing IRA Holders and the Assigning IRA Holders. The provisions of Section 4975 of the Internal Revenue Code describe certain transactions between an IRA and “disqualified person,” as such term is defined in the Internal Revenue Code, involving the use of the plan assets of an IRA by such person, which are prohibited (Code Prohibited Transactions). Code Prohibited Transactions are required to be corrected and also result in the imposition of an excise tax payable by the disqualified person. In the case of an IRA, the occurrence of a Code Prohibited Transaction can also cause the IRA to lose its tax exempt status.

Whether transactions entered into by the IRA Partnership would be considered Code Prohibited Transactions depends on whether assets of the IRA Partnership are deemed to be “plan assets” for purposes of ERISA, as a result of IRAs holding partnership interests in the IRA Partnership.

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The Plan Asset Regulations generally provide that when a plan acquires an equity interest in an entity (including an equity interest in a partnership) that is neither a “publicly-offered security” nor a security issued by an investment company registered under the Investment Company Act of 1940, the plan’s assets include both the equity interest and an undivided interest in each of the underlying assets of the entity unless it is established either that equity participation in the entity by “benefit plan investors” is not “significant” or that the entity is an “operating company,” in each case as defined in the Plan Asset Regulations.

The Plan Asset Regulations include rules related to significant participation by benefit plan investors. However, the Pension Protection Act of 2006 amended ERISA to modify the significant participation rules in the Plan Asset Regulations. Section 3(42) of ERISA provides that the assets of an entity will not be treated as plan assets if, immediately after the most recent acquisition of any equity interest in the entity, less than twenty-five percent (25%) of the total value of each class of equity interest (disregarding, for purposes of such determination, the value of any equity interests held by persons (other than benefit plan investors) and their affiliates who have discretionary authority or control with respect to the assets of the entity or who provide investment advice for a fee (direct or indirect) with respect to such assets) is held by “benefit plan investors.” For this purpose, “benefit plan investors” include qualified employee pension, profit sharing and annuity plans, Keogh plans, individual retirement accounts and annuities, and certain health and education savings accounts and entities whose underlying assets include plan assets by reason of a plan’s investment in the entity, but generally exclude governmental plans, certain church plans, plans maintained to comply with workers compensation, unemployment compensation or disability insurance laws, plans maintained outside the United States for nonresident aliens, excess benefit plans and top-hat plans. An entity will be considered to hold plan assets only to the extent of the percentage of the equity interest held by benefit plan investors.

It is anticipated that the IRA Partnership Interests will eventually constitute publicly-offered securities. However, for any period during which the IRA Partnership Interests do not constitute publicly-offered securities, participation by benefit plan investors in the IRA Partnership will be significant.

If the assets of the IRA Partnership are deemed to be “plan assets” as a result of IRA Holders holding partnership interests in the IRA Partnership, Section 4975 of the Code will generally extend to the IRA Partnership and to the conduct of its manager. Such treatment may have an adverse effect on the operations of the IRA Partnership and such IRA Holders. However, the manager of the IRA Partnership may use reasonable efforts to avoid the occurrence of a Code Prohibited Transaction, including requesting a prohibited transaction exemption from the DOL.

A FIDUCIARY OF AN IRA SHOULD CONSULT ITS LEGAL ADVISOR CONCERNING THE ERISA AND OTHER LEGAL CONSIDERATIONS DISCUSSED ABOVE BEFORE MAKING A CONTINUING IRA HOLDER OR POSITION HOLDER TRUST ELECTION.

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Section 26.07   Information Reporting and Withholding

The Debtors, Successor Entities and Newco will comply with all applicable reporting requirements of the Internal Revenue Code and will withhold all amounts required by law to be withheld from payments made pursuant to the Plan. In general, information reporting requirements may apply to distributions or payments made to a Holder of a Claim. Additionally, backup withholding, currently at a rate of 28%, generally will apply to such payments unless a U.S. Holder provides a properly executed IRS Form W-9 or otherwise establishes an exemption. Any amounts withheld under the backup withholding rules will be allowed as a credit against such U.S. Holder’s federal income tax liability and may entitle such U.S. Holder to a refund from the IRS, provided that the required information is timely provided to the IRS. Withholding at a rate of 30% under the Foreign Account Tax Compliance Act (FATCA) may be imposed on a payment of U.S.-sourced income to a non-U.S. person unless the person provides proper documentation regarding its U.S. ownership.

A payment of death benefits under a life insurance contract is subject to 10% withholding, unless it is reasonable to believe that the payment is not includable in the gross income of the payee. However, a payee may elect out of withholding and instead provide for the payment of the tax due on the taxable portion of the death benefits paid through estimated tax payments, increased wage withholding, or otherwise. Payors are required to give notice to payees of their right to elect out of withholding. Penalties may be incurred under the estimated tax payment rules if the payments of estimated tax are not adequate and sufficient tax is not withheld.

The Chapter 11 Trustee expects a securities intermediary to be named as the designated beneficiary for all of the Policies and for no Continuing Fractional Holder to be named as a beneficiary of any particular Policy. The Chapter 11 Trustee will direct the securities intermediary, as the initial payee of death benefits from the insurance company, to elect out of withholding. The Chapter 11 Trustee will direct the Servicing Company to pay the death benefits to the Continuing Fractional Holders and the Position Holder Trust and to comply with all withholding tax requirements. The Position Holder Trust Agreement provides that the trust will make an election out of withholding on behalf of the Position Holder Trust Beneficiaries, including the IRA Partnership. The Position Holder Trust should not be treated as a payor of designated distributions subject to withholding.

Continuing Fractional Holders who do not provide a correct taxpayer identification number may not elect out of withholding. In addition, Continuing Fractional Holders who are located outside of the U.S. generally may not elect out of withholding. Continuing Fractional Holders who do not elect out of withholding will be subject to 10% withholding on the payment of death benefits from the Servicing Company, so long as they receive more than $200 in aggregate payments during a taxable year, except that non-U.S. Continuing Fractional Holders generally will be subject to 30% withholding.

Section 26.08  Other Tax Consequences

The tax consequences of certain other transactions contemplated by the Plan that may assist Continuing Position Holder’s determine how to vote on the Plan are as follows:

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A.       Ponzi Loss, Theft, and Other Loss Deductions

Section 165 of the Internal Revenue Code allows a deduction for any loss sustained during the taxable year and not compensated for by insurance or otherwise. An Election by a Current Position Holder will not impact whether such Current Position Holder may claim a theft loss deduction, including under the IRS safe harbor described in Revenue Procedure 2009-20, although it may impact the timing and amount of such deduction. However, if a Current Position Holder makes an election and does not abandon its Fractional Position and any rights to Distributions under the Plan, such Current Position Holder will not be allowed an abandonment or worthlessness deduction.

1.       Theft Loss

A Current Position Holder may deduct a theft loss if it can prove that the loss resulted from a taking of property that was illegal under the law of the State of Texas and was done with criminal intent; a conviction is not required. The loss would be deductible in the year the theft was discovered in an amount equal to the lesser of the fair market value of the Fractional Position and its adjusted basis. However, if in the discovery year, there exists a claim for reimbursement with respect to which there is a reasonable prospect of recovery, the portion of the loss with respect to which reimbursement may be received may not be deducted until the taxable year in which it can be ascertained with reasonable certainty whether or not such reimbursement will be received.

Revenue Ruling 2009-9 confirms this income tax treatment for losses from Ponzi-type schemes. A Ponzi-type scheme is an arrangement in which a party (the lead figure) receives cash or property from investors; purports to earn income for the investors; reports income amounts to the investors that are partially or wholly fictitious; makes payments, if any, of purported income or principal to some investors from amounts that other investors invested in the fraudulent arrangement; and appropriates some or all of the investors’ cash or property. Losses from Ponzi-type schemes are deductible as an ordinary loss in the year the loss is discovered, but only to the extent that the loss is not covered by a claim for reimbursement or recovery with respect to which there is a reasonable prospect of recovery. Otherwise, the loss is deductible in the taxable year in which it can be ascertained with reasonable certainty whether of not such reimbursement will be received, for example due to a settlement, adjudication, or abandonment of the claim. The loss is deducted as an itemized deduction but is not subject to the adjusted gross income or other limitations that apply to theft losses on transactions not entered into for profit. A theft loss in a transaction entered into for profit may create or increase a net operating loss that can be carried back up to three years and forward up to 20 years.

The Internal Revenue Service has prescribed a safe harbor for “a qualified investor” to deduct as a theft loss from Ponzi-type investment schemes either 75% or 95% of their “qualified loss” in the year of the discovery of the fraudulent scheme. A qualified investor generally means a United States person who did not have actual knowledge of the fraudulent nature of the investment arrangement prior to it becoming known to the general public. A U.S. person includes a citizen or resident of the United States and an IRA. A “qualified loss” is a loss

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resulting from a Ponzi-type scheme in which, as a result of the conduct that caused the loss, the lead figure was indicted or a criminal complaint was filed against him. Brian Pardo has not been indicted, and no criminal complaint has been made against him yet. If he is not indicted and no criminal complaint is filed against him, no Investor will be able to use the safe harbor for claiming a loss on its Fractional Position.

Whether an Investor may deduct 75% or 95% of a qualified loss under the safe harbor, if available, depends on whether the Investor is seeking third-party recovery. An Investor that pursues any potential third party may only deduct 75% of their loss in the discovery year, whereas the Investor may otherwise deduct 95% of their loss. Such deductions are not further reduced by potential direct or third-party recoveries. A potential third-party recovery means the amount of all actual or potential claims for recovery for a qualified loss, as of the last day of the discovery year. Thus, a Current Position Holder who elects to rescind the transaction pursuant to which it acquired its Fractional Position and receives a Creditors’ Trust Interest, who otherwise qualifies for the safe harbor, generally will be entitled to deduct 75% of its loss, whereas other Current Position Holders who qualify for the safe harbor, if available, will be entitled to deduct 95% of their losses.

2.       Abandonment or Worthlessness Loss

Some Investors may be entitled to claim an abandonment loss or worthlessness loss under Section 165 of the Internal Revenue Code. The amount of the deduction would be limited to the Investor’s adjusted basis in the Fractional Position and should be ordinary in nature. Property is not worthless if there is a reasonable hope and expectation that it will become valuable in the future – even if such property has no current liquidating value. The Internal Revenue Service has taken the position that the pursuit of repayment through legal action is a subjective indication that property is not worthless.

An Investor who fails to pay all of the Premium Advances included in the Pre-Petition Default Amount by the due date therefor is deemed to have abandoned its Fractional Position and, if no timely Proof of Claim was filed, will not be entitled to a Distribution on account of such Fractional Position. Therefore, an Investor who fails to pay all of the Premium Advances included in the Pre-Petition Default Amount by the due date therefor or who otherwise abandons its Fractional Position and is not entitled to a Distribution under the Plan likely will be allowed an ordinary loss equal to the adjusted basis of its Fractional Position.

A taxpayer may take a loss for a security that becomes worthless, but the term “security” has a limited meaning under Section 165 that does not cover the Fractional Positions. Therefore, a Current Position Holder may not deduct a worthless securities loss. Current Position Holders have the choice to: (i) be treated as a Continuing Position Holder with respect to their Fractional Position and be confirmed as the owner of a Fractional Interest or a New IRA Note, after making the related Continuing Position Holder Contribution; (ii) contribute their Fractional Position to the Position Holder Trust and receive an interest in the Position Holder Trust or the IRA Partnership; or (iii) rescind their purchase of the Fractional Position and receive an interest in the Creditors’ Trust. Because there is a reasonable hope and expectation that a Current Position

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Holder’s Continued Position or interest in the Position Holder Trust, IRA Partnership, or Creditors’ Trust will become valuable in the future, no Current Position Holder entitled to a Distribution under the Plan will be entitled to a worthlessness or abandonment loss under the Plan, absent a showing of other subjective factors unique to such Investor.

B.       Required Minimum Distributions

A New IRA Note and an interest in the IRA Partnership may be illiquid investments and therefore cause a Continuing IRA Holder or an Assigning IRA Holder not to comply with the required minimum distribution rules. Both a Qualified Plan Holder and an IRA Holder are subject to the required minimum distribution rules under Section 401(a)(9) of the Internal Revenue Code. These rules generally require that a minimum amount be withdrawn from a retirement plan annually beginning with the year in which the account holder reaches age 70½ or, if later, the year in which the account holder retires. Special rules may apply to a beneficiary when the account holder dies. Failure to receive a required minimum distribution causes an excise tax on the payee equal to 50% of the shortfall between the actual amount distributed and the required minimum distribution. Traditional IRAs are subject to the required minimum distribution rules, with some modifications. However, Roth IRAs are not subject to the required minimum distribution rules prior to the death of the IRA owner. Qualified Plan Holders and IRA Holders are strongly urged to consult with their own tax advisors regarding the application of the required minimum distribution rules if they make a Continuing Holder Election or a Position Holder Trust Election.

Subject to any restrictions or fees imposed by the custodian for an IRA account in the name of the Holder of any New IRA Note or IRA Partnership Interest, the Servicing Agreement will permit partial in-kind distributions to assist the Continuing IRA Holders and Assigning IRA Holders in satisfying the required minimum distribution rules under Section 401(a)(9) of the Internal Revenue Code, provided all required documentation and transfer fees payable to the Servicing Company or any other transfer agent are submitted in a timely manner. In such event, the owners of the Assigning IRA Holders could be distributed a portion of the IRA Partnership Interests held in their IRAs and the owners of the Continuing IRA Holders could be distributed a portion of the New IRA Notes held in their IRAs. Upon such distribution, the IRA owner would recognize income equal to the fair market value of the property distributed, and would receive a Form 1099-R reporting the distribution. While the IRA owners would receive a partial in-kind distribution to satisfy the required minimum distribution rules, they may not receive sufficient, if any, cash to pay the taxes due on the distribution.

C.       Tax Treatment of Newco

If Newco remains owned by the Position Holder Trust, its classification for federal tax purposes will be relevant to Position Holder Trust Beneficiaries. If classified as a partnership, IRA Holders will have UBTI because Newco will be engaged in an unrelated trade or business. If an election is made to treat Newco as a corporation for federal tax purposes, no UBTI would result to IRA Holders (except to the extent that dividend distributions are debt-financed income), but Newco’s taxable income would be subject to a corporate-level tax.

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D.       Class Action Settlement and MDL Settlement

The Class Action Settlement sets forth the compromise between and among the parties named therein, including the Chapter 11 Trustee, the Debtors, and the Class Action Lead Plaintiffs, on behalf of themselves and all Class Action Class Members, with respect to the Class Action Lawsuits. As part of the Class Action Settlement included in the Compromise, certain Class Action Class Members will transfer and assign the Assigned Causes of Action and Additional Assigned Causes of Action to the Creditors’ Trust in accordance with the terms of the Class Action Settlement Agreement. The Assigned Causes of Action and Additional Assigned Causes of Action will become an asset of the Creditors’ Trust and will be deemed to be owned by the beneficiaries of the Creditors’ Trust as more fully explained in Section 26.05B.

Pursuant to the Class Action Settlement, as part of the Compromise and with the terms of compromise and settlement set forth in the Class Action Settlement Agreement, Debtors will provide each Class Action Class Member, for each Fractional Position, except for those Fractional Positions where any Premium Advance included in a Pre-Petition Default Amount is owed and not paid by the Plan Effective Date, with the Elections described in section 3.07(b)–(e) of the Plan for each Fractional Interest Holder and IRA Holder, respectively, which are summarized as follows: (i) be treated as a Continuing Position Holder with respect to their Fractional Position and be confirmed as the owner of a Fractional Interest or a New IRA Note, after making the related Continuing Position Holder Contribution; (ii) contribute their Fractional Position to the Position Holder Trust and receive an interest in the Position Holder Trust or the IRA Partnership; or (iii) (for Rescission Settlement Subclass Members only) rescind their purchase of the Fractional Position, and receive an interest in the Creditors’ Trust. In addition to the three Election options listed above, IRA Holders will have a fourth option which allows the individual taxpayer who owns an IRA Holder to take an IRA Note out of his or her IRA Holder and exchange it for the related Fractional Interest, to be registered and owned individually, outside of the IRA Holder in which case the individual owner will be deemed to have then made a Continuing Holder Election to become a Continuing Fractional Holder under the Plan. The tax consequences to the Class Action Class Members making the elections to be a Continuing Position Holder, Assigning Position Holder, or Rescinding Position Holder are discussed in Section 26.03, Section 26.04, and Section 26.05 of this Disclosure Statement, respectively.

Under the Class Action Settlement, certain Rescission Settlement Subclass Members may receive an Additional Allowed Claim in an amount equal to 0.5% of its Allowed Claim that is equal to a specified amount set forth on LPI’s Bankruptcy Schedule F. Pursuant to the MDL Settlement Agreement, as more fully explained in Section 6.02 of this Disclosure Statement, MDL Plaintiffs will transfer and assign their Causes of Action in any pending litigation and any other Causes of Action to the Creditors’ Trust and also receive an Additional Allowed Claim that is equal to a specified amount set forth on LPI’s Bankruptcy Schedule F or an exhibit to the MDL Settlement Agreement.

The Causes of Action that are being assigned to the Creditors’ Trust by the Rescission Settlement Subclass Members and MDL Plaintiffs under the Class Action Settlement Agreement and MDL Settlement Agreement, respectively, in exchange for the Additional Allowed Claims

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will constitute Creditors’ Trust Assets that are contributed to the Creditors’ Trust for the benefit of the Rescission Settlement Subclass Members and MDL Plaintiffs. The Rescission Settlement Subclass Members and MDL Plaintiffs will receive corresponding Creditors’ Trust Interests in exchange for their Additional Allowed Claims.

For federal income tax purposes, all Persons and Entities (including, without limitation, the Reorganized Debtors, the Creditors’ Trustee and the MDL Plaintiffs) must treat the transfer and assignment to the Creditors’ Trust of the Creditors’ Trust Assets relating to Additional Allowed Claims as (a) a transfer of such Creditors’ Trust Assets directly to the MDL Plaintiffs and Rescission Settlement Subclass Members in satisfaction of their Additional Allowed Claims and (b) the transfer of the Creditors’ Trust Assets by the Rescission Settlement Subclass Members and MDL Plaintiffs in exchange for their Creditors’ Trust Interests. Accordingly, the Rescission Settlement Subclass Members and MDL Plaintiffs will be the owners and grantors of the Creditors’ Trust Assets they are deemed to contribute to the Creditors’ Trust. The deemed transfer of the Creditors’ Trust Assets directly to the Rescission Settlement Subclass Members and MDL Plaintiffs in satisfaction of their Additional Allowed Claims will be a taxable exchange. The Rescission Settlement Subclass Members and MDL Plaintiffs will have a gain or loss equal to the fair market value of their interest in the Creditors’ Trust Assets less the adjusted basis of their Additional Allowed Claim. The Creditors’ Trust Assets deemed to be contributed by the Rescission Settlement Subclass Members or MDL Plaintiffs will be valued based on the Additional Allowed Claim amounts. Therefore, neither the Rescission Settlement Subclass Members nor the MDL Plaintiffs should incur gain or loss as a result of the Additional Allowed Claim granted to them under the Class Settlement Agreement or MDL Settlement Agreement.

Under certain circumstances, the Rescission Settlement Subclass Members may request a re-assignment of their Additional Assigned Causes of Action that relate to their Additional Allowed Claim (a Re-assignment). If the Re-assignment is granted by the Creditors’ Trustee, such Rescission Settlement Subclass Member shall be automatically and conclusively deemed to have relinquished their Additional Allowed Claim and corresponding Creditors’ Trust Interest, together with all rights to receive any distribution from the Creditors’ Trust in respect of that Creditors’ Trust Interest. To the extent the Rescission Settlement Subclass Member has already received any distributions in respect of that Creditors’ Trust Interest, the Rescission Settlement Subclass Member shall be required to return all such distributions as a condition to receiving a Re-assignment. Accordingly, if a Re-assignment occurs, the Rescission Settlement Subclass Member and the Creditors’ Trust will be put in the same position as they were prior to the Class Action Settlement as to the Additional Assigned Causes of Action and Additional Allowed Claims.

For federal income tax purposes, if a Re-assignment occurs in the same tax year that the Rescission Settlement Subclass Member is deemed to exchange Creditors’ Trust Assets (corresponding with such Rescission Settlement Subclass Member’s Additional Allowed Claim) for a Creditors’ Trust Interest under the Class Action Settlement, the Rescission Settlement Subclass Member and Creditors’ Trust will be treated as if the deemed exchange had never occurred. If the Rescission occurs in a later tax year, the prior exchange will be deemed to have occurred and the Creditors’ Trust will be treated as conveying the Additional Assigned Causes of

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Action to the Rescission Settlement Subclass Member for such Rescission Settlement Subclass Member’s Creditors’ Trust Interest in a taxable exchange. In such case, the Rescission Settlement Subclass Member will have a gain or loss equal to the fair market value of their Additional Assigned Causes of Action less the adjusted basis of their Creditors’ Trust Interest plus the value of the returned distributions.

As part of the Class Action Settlement and pursuant to section 4.13(e) of the Plan, the payment of the Class Action Litigants’ Counsel Fees will be made from Pre-Petition Abandoned Positions. Reorganized LPI will (i) select from the Pre-Petition Abandoned Positions a pro rata share of the Fractional Interests that represent the right to receive death benefits under Policies in an aggregate amount equal to the Class Action Litigants’ Counsel Fees, and (ii) transfer and assign such pro rata share of the Fractional Interests (i.e., the Class Action Litigants’ Counsel Fee Positions) to the Class Action Litigants’ Counsel.

The selected Pre-Petition Abandoned Positions that will be utilized to pay the Class Action Litigants’ Counsel Fees will be retained by Reorganized LPI and will not be transferred to the Creditors’ Trust or the Position Holder Trust. Accordingly, no beneficiary of those trusts should be deemed to receive such Pre-Petition Abandoned Positions. The Class Action Litigants’ Counsel will receive the Pre-Petition Abandoned Positions as property transferred in connection with the performance of services and will be taxable on the fair market value of the Pre-Petition Abandoned Positions when received. The Position Holder Trust will be responsible for paying the premiums on the Class Action Litigants’ Counsel Fee Positions, which will be treated as the payment of additional attorneys’ fees.

Reorganized LPI will transfer ownership of the percentage of any Pre-Petition Abandoned Position to the Class Action Litigants’ Counsel. Therefore, Reorganized LPI should not be deemed to receive the death benefits attributable to such percentage when they are paid. The Class Action Litigants’ Counsel will receive the death benefits related to their pro rata share of Pre-Petition Abandoned Positions and pay any tax due on such death benefits to the extent they exceed the adjusted basis of the Pre-Petition Abandoned Positions.

Payment of the Class Action Litigants’ Counsel Fees are not deductible because the allegations in the Class Action Lawsuits are rooted in a capital transaction. The allegations in the Garner Class Action are a challenge to LPI’s ownership of the Fractional Interests. The allegations in the Arnold State Court Action and Arnold Class Action claims challenge the existence and propriety of the Fractional Interests. Therefore, the Class Action Litigants’ Counsel Fees will be allocated to all of the Fractional Interests and increase their basis, including both the Fractional Interests that will be transferred to the Class Action Litigants’ Counsel and the Fractional Interests that will be transferred to the Position Holder Trust. When the Position Holder Trust makes premium payments for the Pre-Petition Abandoned Position that are transferred to the Class Action Litigants’ Counsel, such payments will increase the adjusted basis of the Fractional Interests held by the Position Holder Trust.

Payment of the MDL Plaintiffs’ counsel fees should be deductible because the acts that gave rise to the litigation were performed in the ordinary conduct of the Debtor’s business. The

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MDL Plaintiffs alleged that the Debtors breached their fiduciary duties to the MDL Plaintiffs and made fraudulent representations or omissions that were relied upon by the MDL Plaintiffs in investing in the Policies through the Debtors. The MDL Plaintiffs did not challenge the ownership of the Fractional Interests or the existence of the underlying contracts. Therefore, any amounts paid by the Debtors to settle the MDL Litigation, including payments to MDL Plaintiffs’ counsel, should be deductible by the Debtors.

E.       Character of Gains and Losses

The character of any gain or loss recognized by a Current Position Holder will depend on a number of factors, including such holder’s status and the nature of the Allowed Claim in its hands (including whether the Claim is a capital asset). The Internal Revenue Service takes the position that a purchased life insurance contract is a capital asset. If the Allowed Claim in a Current Position Holder’s hands is therefore treated as a capital asset, the gain or loss realized from a taxable exchange will generally be characterized as a capital gain or loss. If a Current Position Holder realizes a capital loss, such Current Position Holder may use such loss only to the extent of capital gains plus, in the case of non-corporate taxpayers, $3,000 per year. The unused loss may be carried over for an unlimited number of years.

F.       Tax Rates and the Net Investment Income Tax

The Internal Revenue Service takes the position that the receipt of death benefits on a purchased life insurance contract results in ordinary income equal to the death benefits received less the amount invested in the life insurance contract. Ordinary income rates currently range from 15% to 39.6%. UBTI is taxed at corporate income tax rates, which currently range from 15% to 35%. For non-corporate taxpayers, any long-term capital gains resulting from the exchange of Allowed Claims will be subject to tax at lower rates, which currently equal 15% or 20%, depending on the taxpayer’s adjusted gross income.

An additional net investment income tax is imposed on all individuals except nonresident aliens and certain trusts and estates, including IRAs. The tax equals 3.8% of the lesser of (i) a taxpayer’s net investment income for the year, and (ii) the excess of an individual’s modified adjusted gross income for the year over the threshold amount. Thus, the tax is only imposed if an individual’s adjusted gross income for the year exceeds the threshold amount, which is $250,000 for married taxpayers filing jointly or a surviving spouse, $125,000 for married taxpayers filing separately, and $200,000 in all other cases. Any investment income and deductions attributable to the beneficiaries of the Creditors’ Trust and the Position Holder Trust, as the grantors of the trusts, will be treated as though paid directly to those beneficiaries for purposes of determining the amount of their net investment income.

For purposes of this tax, net investment income includes net gain attributable to the disposition of property. The IRS does not consider the receipt of death benefits on an insurance contract purchased for value to result from the disposition of property. Therefore, the death benefits paid as a result of the maturity of a Policy and distributed to the Continuing Fractional

Disclosure Statement for Third Amended Joint Plan Dated June 22, 2016	Page 220

Holders and Assigning Fractional Holders (in the form of distributions from the Position Holder Trust) should not be net investment income subject to this additional 3.8% tax.

Holders of Allowed Claims who, pursuant to the compromise in the Plan, exchange, or are deemed to exchange, their Allowed Claims for a Distribution as set forth in the Plan, will have a gain or loss that is attributable to the disposition of property. For example, Continuing Fractional Holders, Assigning Fractional Holders, and Rescinding Position Holders will be deemed to exchange their Allowed Claims for a Fractional Interest, Position Holder Trust Interest, and a Creditors’ Trust Interest, respectively. This exchange will likely be a disposition of property for purposes of the net investment income tax. To the extent this exchange results in a gain to the Holder of the Allowed Claim, that gain would be net investment income subject to the additional 3.8% tax. However, if the exchange results in a loss to the Holder of the Allowed Claim, there would be no net investment income subject to this tax.

Section 26.09  Importance of Obtaining Professional Tax Advice

The foregoing is intended to be only a summary of certain of the United States federal income tax consequences of the Plan and is not a substitute for careful tax planning with a tax professional. Holders of Claims are strongly urged to consult with their own tax advisors regarding the federal, state, local and foreign income and other tax consequences of the Plan.

THE FOREGOING DISCUSSION OF CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IS FOR INFORMATIONAL PURPOSES ONLY TO ASSIST HOLDERS OF CLAIMS DETERMINE HOW TO VOTE ON THE PLAN. IT SHOULD NOT BE CONSIDERED TAX ADVICE AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE BASED UPON THE INDIVIDUAL CIRCUMSTANCES PERTAINING TO A HOLDER OF A CLAIM. ALL HOLDERS OF CLAIMS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, NON-U.S. INCOME, ESTATE, GIFT, AND OTHER TAX CONSEQUENCES OF THE PLAN.

ARTICLE XXVII

 SECURITIES LAW COMPLIANCE AND PRIVATE SALES

Section 27.01 Issuance and Resale of the New Interests and the New IRA Notes

A.           Issuance of the New Interests and the New IRA Notes

Section 1145(a)(1) of the Bankruptcy Code exempts the offer and sale of securities under a plan of reorganization from registration under the Securities Act and state securities laws if three principal requirements are satisfied: (a) the securities must be offered and sold under a plan of reorganization and must be securities of the debtor, an affiliate participating in a joint plan with the debtor, or a successor to the debtor under the plan; (b) the recipients of the securities must hold a claim against, interest in, or an administrative expense claim in the case concerning the debtor or such affiliate; and (c) the securities must be issued entirely in exchange for the

Disclosure Statement for Third Amended Joint Plan Dated June 22, 2016	Page 221

recipient’s claim against or interest in the debtor or such affiliate, or principally in such exchange and partly for cash or property.

As described in this Disclosure Statement, the Position Holder Trust, the IRA Partnership, and the Creditors’ Trust will be successors to the Debtors under the Plan. The Position Holder Trust Interests and Creditors’ Trust Interests will be issued to Current Position Holders entirely in exchange for their Allowed Claims related to their Fractional Positions. The IRA Partnership Interests will be issued to Current Position Holders entirely in exchange for their Allowed Claims related to their IRA Notes, and then the Position Holder Trust will issue Trust Certificates to the IRA Partnership in exchange for such Claims. The New IRA Notes will be issued by the Position Holder Trust to Continuing IRA Holders entirely in exchange for their Claims related to their IRA Notes. Therefore, the offer and sale of the Position Holder Trust Interests and Creditors’ Trust Interests, the offer and sale of the IRA Partnership Interests, and the offer and sale of the New IRA Notes, to the extent they involve the issuance of “securities” for purposes of the Securities Act, all will be exempt from the registration requirements of (i) the Securities Act and all rules and regulations promulgated thereunder and (ii) any state or local law requiring registration for the offer or sale of securities, pursuant to Section 1145(a)(1) of the Bankruptcy Code.

The residual beneficial interest in the Creditors’ Trust and the Newco Interests will be issued to the Position Holder Trust pursuant to a private placement exemption.

Subject to approval by the Bankruptcy Court, the Confirmation Order will provide that the issuance of the Trust Interests, the IRA Partnership Interests and the New IRA Notes, to the extent they involve the issuance of “securities” for purposes of the Securities Act, are entitled to the exemption from registration under (i) the Securities Act and all rules and regulations promulgated thereunder, and (ii) any state or local law requiring registration for the offer or sale of securities, provided under Section 1145(a)(1) of the Bankruptcy Code, as securities issued pursuant to the Plan by a successor of the Debtors entirely in exchange for Claims against the Debtors.

In addition, again subject to approval by the Bankruptcy Court, the Confirmation Order will provide that the terms of the Plan vesting the ownership of the Fractional Interests that are Continued Positions and the issuance of the Fractional Interest Certificates representing them, to the extent the Fractional Interests are “securities” for purposes of the Securities Act, shall be deemed an issuance of securities pursuant to the Plan that satisfies the exemption from registration under the (i) Securities Act and all rules and regulations promulgated thereunder, and (ii) any state or local law requiring registration for the offer or sale of securities, provided under Section 1145 of the Bankruptcy Code, as securities issued by a successor of the Debtors in exchange for Claims against the Debtors.

Disclosure Statement for Third Amended Joint Plan Dated June 22, 2016	Page 222

B.            Resale of Trust Interests and Fractional Positions

(1)       Application of Federal Securities Law

Non-Affiliates

Securities issued pursuant to Section 1145(a) are deemed to have been issued in a public offering pursuant to Section 1145(c) of the Bankruptcy Code. Assuming that the SEC agrees that the offer and sale of the Trust Interests, the IRA Partnership Interests and the Continued Positions satisfy the exemption from registration contained in Section 1145(a) of the Bankruptcy Code, resales of such securities issued under the Plan will be exempt from registration under the Securities Act pursuant to Section 4(a)(1) of the Securities Act, unless the holder thereof is deemed to be an “issuer,” an “underwriter,” or a “dealer” with respect to such securities. For these purposes, an “issuer” includes any “affiliate” of the issuer. Whether or not any particular person would be deemed to be an “affiliate” of the Successor Entities or an “underwriter” or a “dealer” with respect to any securities issued under the Plan will depend upon various facts and circumstances applicable to that person. Any person intending to resell Trust Interests, IRA Partnership Interests or Continued Positions is urged to consult such person’s own legal counsel as to such person’s status as an “issuer,” an “affiliate,” an “underwriter,” or a “dealer” and whether the offer and sale of such Trust Interests, IRA Partnership Interests or Continued Positions are subject to the registration requirements under the Securities Act or other applicable law.

Affiliates

Affiliates of the Successor Entities (including persons controlling the Successor Entities) may be deemed to be underwriters of the Trust Interests, IRA Partnership Interests and Continued Positions for purposes of the Securities Act. Accordingly, the offer and sale of Trust Interests, IRA Partnership Interests and Continued Positions by such affiliates must be made pursuant to a valid exemption from registration under the Securities Act. Rule 144 promulgated under the Securities Act provides a safe harbor from the registration provisions of the Securities Act for the resale of securities held by affiliates of an issuer, if all applicable conditions to Rule 144 are met. Among other things, Rule 144 requires that an affiliate limit its sales within the preceding 90 days to the greater of 1% of the number of outstanding securities in question or the average weekly trading volume, if any, in the securities in question during the four calendar weeks preceding the date of any sale. Rule 144 also requires that an affiliate satisfy certain other conditions related to manner of sale, notice requirements, and the availability of current public information regarding the issuer of the securities.

The Plan Proponents are not providing any opinion as to any exemption or safe harbors from registration under the Securities Act upon which any person may rely. Any person intending to rely on an exemption or safe harbor from registration under the Securities Act and other applicable law is urged to consult their own legal counsel as to the applicability thereof to any particular circumstances.

(2)       Application of State Securities Law

The securities issued under the Plan pursuant to Section 1145(a) of the Bankruptcy Code may be resold without registration under state securities laws pursuant to an exemption provided by applicable law. However, the availability of any state exemption depends on the securities laws of the jurisdiction in which the offer and sale take place. Holders of Trust Interests, IRA

Disclosure Statement for Third Amended Joint Plan Dated June 22, 2016	Page 223

Partnership Interests and Continued Positions should consult with their own legal advisors regarding the availability of these exemptions in their particular circumstances.

GIVEN THE COMPLEX NATURE OF THE QUESTION OF WHETHER A PARTICULAR PERSON MAY BE AN UNDERWRITER AND OTHER ISSUES ARISING UNDER APPLICABLE SECURITIES LAWS, THE PLAN PROPONENTS MAKE NO REPRESENTATIONS OR WARRANTIES CONCERNING THE RIGHT OF ANY PERSON TO TRANSFER THEIR TRUST INTERESTS, IRA PARTNERSHIP INTERESTS OR CONTINUED POSITIONS AND RECOMMEND THAT HOLDERS OF TRUST INTERESTS, IRA PARTNERSHIP INTERESTS, AND FRACTIONAL POSITIONS CONSULT THEIR OWN LEGAL COUNSEL CONCERNING WHETHER THEY MAY FREELY TRADE SUCH SECURITIES.

Section 27.02   Exchange Act Considerations

Section 12(g)(1) of the Exchange Act provides that within 120 days after an issuer’s first fiscal year end on which such issuer has (a) total assets exceeding $10 million and (b) a class of equity securities held of record by either (i) 2,000 persons or (ii) 500 persons who are not accredited investors, such issuer must register such equity securities with the SEC. The Chapter 11 Trustee and LPI have taken the position that LPI is the issuer of the Fractional Positions, and, as a Successor to Reorganized LPI, the Position Holder Trust should also be deemed the “issuer” of the Continued Positions for federal securities law purposes. The Plan Proponents expect that the Position Holder Trust and the Creditors’ Trust each will have their respective Trust Interests and the IRA Partnership will have its IRA Partnership Interests held by more than 2,000 persons and likely will hold total assets exceeding $10 million.134 In addition, there will certainly be more than 2,000 (up to 22,000) holders of Continuing Positions, with value well in excess of $10 million.135 Accordingly, the Position Holder Trust will register its Trust Interests and the Continued Positions (both the Fractional Interests and the New IRA Notes) pursuant to the Exchange Act and either the Position Holder Trust or the IRA Partnership will register the IRA Partnership Interests and file the required reports pursuant to the Exchange Act, in each case, unless the Chapter 11 Trustee, the Position Holder Trustee, or the IRA Partnership, as the case may be, receives written relief from the staff of the Division of Corporation Finance (the Staff) of the SEC to not register them (or any subset of them). After the Effective Date, and following completion of Exchange Act registration, the Position Holder Trust and the IRA Partnership would comply with the reporting requirements of the Exchange Act, including, without limitation, filing current reports on Form 8-K, quarterly reports on Form 10-Q and annual reports on Form 10-K.

134 The Plan Proponents are not making any representations as to what the value of the Causes of Action is or will be, and believe it is prudent to assume their value is in excess of $10 million.

135 The purchasers of Investment Contracts invested more than the $1.4 billion that the Current Position Holders currently have at risk in these proceedings.

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Unless the Creditors’ Trust fails to receive relief from the Staff of the SEC that it will not recommend any enforcement action to the SEC in connection with the Creditors’ Trust not registering its Trust Interests under the Exchange Act, the Creditors’ Trust will not register its Trust Interests under the Exchange Act. As a liquidating trust the beneficial interests in which are not freely transferable, the Plan Proponents believe that the Creditors’ Trust satisfies the requirements of existing SEC interpretive guidance to not register Creditors’ Trust Interests under the Exchange Act.136

As described elsewhere in this Disclosure Statement, the interests of Holders of New IRA Notes will be inextricably intertwined with those of the Position Holder Trust and Holders of Fractional Interests, and accordingly, the reporting proposed for the Position Holder Trust will include all material information that any stand alone report would.

Registrants in bankruptcy are not relieved of their reporting obligations under the Exchange Act. However, the Staff of the SEC may grant no-action relief to a registrant that is subject to the jurisdiction of a Bankruptcy Court for the purpose of modifying the reporting requirements to which such registrant is subject, depending on the circumstances of such registrant. Given that the Position Holder Trust will already be having the Servicing Company prepare detailed informational reports relating to the Policies and the outstanding Continued Positions, as well as the results of the Position Holder Trust’s Beneficial Ownership of the Policies and other activities in connection with the liquidation of the Position Holder Trust Assets, in order to satisfy the requirements of the Plan and the related Plan Documents, the Chapter 11 Trustee intends to seek no-action relief from the Staff of the SEC in order to modify and limit the reporting obligations applicable to the Position Holder Trust, its Trust Interests and the Continued Positions (Fractional Interests and New IRA Notes) under the Exchange Act. At the same time, the Chapter 11 Trustee intends to seek no-action relief from the Staff of the SEC to confirm that the Creditors’ Trust will not be required to register its Trust Interests under the Exchange Act. However, there can be no assurance that the Chapter 11 Trustee will obtain any such no-action relief, nor can there be any assurance as to what extent such no-action relief may modify or limit any Successor Trust’s registration or reporting obligations.

Absent no-action relief from the Staff of the SEC, the Position Holder Trust, the IRA Partnership, and the Creditors’ Trust will be subject to the full registration requirements of the Exchange Act as to their respective securities and become obligated to file periodic and other reports (i.e., quarterly reports, annual reports and current reports) with the SEC, as discussed above.

Section 27.03  Investment Company Act Considerations

The Investment Company Act requires registration of any entity primarily engaged in the business of investing, reinvesting, owning, holding, or trading in securities or an entity that is

136 See Exchange Act Release No. 9660 (June 30, 1972); (Release 34-9660), Staff Legal Bulletin No. 2. (April 15, 1997); and REMIC Trust, SEC Staff No-Action Letter (March 28, 2011).

Disclosure Statement for Third Amended Joint Plan Dated June 22, 2016	Page 225

engaged or proposes to engage in the business of investing, reinvesting, owning, holding, or trading in securities, and owns or proposes to acquire investment securities with a value exceeding 40% of the value of its total assets (exclusive of Government securities and cash items) on an unconsolidated basis, unless an exemption or exception from registration applies. Pursuant to Section 7(b) of the Investment Company Act and no-action guidance from the staff of the Division of Investment Management (the Investment Management Staff) of the SEC, liquidating vehicles engaging in transactions that are merely incidental to such entity’s dissolution do not have to register under the Investment Company Act.

The Creditors’ Trust will not hold securities and, therefore, will not be subject to the Investment Company Act. In analyzing whether the Position Holder Trust or the IRA Partnership could be subject to the Investment Company Act, the fact that both are being created for the purpose of liquidating and distributing the assets of the Debtors’ Estates is very persuasive. Further, the Position Holder Trust and the IRA Partnership will have a term restricted to the minimum timeframe necessary to liquidate the assets, which, given that the assets of the Position Holder Trust and IRA Partnership will consist entirely or almost entirely of Policy Related Assets, is until all of the Policies mature. Holding the Policies until maturity is how long it will take to liquidate the assets without incurring a significant reduction in the total gross amount, and net present value, of the liquidation proceeds that are realizable from the assets. (Coincidentally, until final maturity is how long the Investors signed up to hold their investments.) Under existing interpretive advice from the Investment Management Staff of the SEC, the Chapter 11 Trustee believes that the Position Holder Trust and IRA Partnership should be treated as liquidating vehicles exempt under Section 7(b) of the Investment Company Act from that Act’s registration requirements. The Chapter 11 Trustee intends to seek relief from the SEC or its Investment Management Staff to confirm that the Position Holder Trust and IRA Partnership will not be required to register under the Investment Company Act.

In granting relief from registration requirements in the past where the certificates representing an issuer’s securities will be freely transferrable, the Investment Management Staff of the SEC has imposed various conditions on the issuer and the securities. In order to satisfy these conditions, none of the Position Holder Trust Interests, the IRA Partnership Interests or the Continued Positions will be listed on any securities exchange. Further, neither the Position Holder Trust nor the IRA Partnership will engage the services of a market maker or otherwise facilitate the development of an active trading market for or promote sales of its Trust Interests, IRA Partnership Interests or any Continued Positions, as the case may be, or collect or publish information regarding the prices at which any of those securities are traded. To avoid potential adverse tax consequences to Holders of IRA Partnership Interests, the IRA Partnership Agreement will restrict any market making activities that may be conducted by any party with respect to the IRA Partnership, and the restrictions will be more fully described in the Plan Supplement.

Assuming that the Position Holder Trust and the IRA Partnership are deemed to be liquidating vehicles incidental to the dissolution of the Reorganized Debtors based on all of the foregoing, neither the Position Holder Trust nor the IRA Partnership will be subject to the registration requirements of the Investment Company Act. However, if the Position Holder

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Trust or the IRA Partnership is not deemed to be a liquidating vehicle incidental to the dissolution of the Reorganized Debtors, then it may be required to register under the Investment Company Act, which imposes significant legal and operational restrictions on investment companies.

Failure to register as an investment company, if required, may subject the Position Holder Trust or IRA Partnership to significant adverse regulatory or other penalties and collateral consequences. Accordingly, if necessary to comply with the requirements for registered investment companies under the Investment Company Act or otherwise obtain relief by the SEC, the organizational form of the Position Holder Trust or the IRA Partnership may be changed, and if so, the Chapter 11 Trustee, in consultation with the Committee, will do so in a way to preserve the economic benefits of ownership of Position Holder Trust Interests and IRA Partnership Interests to the maximum extent possible.

Section 27.04  Private Sales of Continued Positions

After the Effective Date, sales of Continued Positions may only be made in compliance with all applicable federal and state securities laws and FINRA regulations and the provisions of the Plan Documents. The holder of the Fractional Position to be sold must provide the Servicing Company with a request to record the change of ownership and an opinion of counsel satisfactory to the Position Holder Trust and the Servicing Company that such sale may be made pursuant to an exemption under all applicable securities laws, and without causing the Position Holder Trust to be required to register as an investment company under the Investment Company Act; provided, however, that none of the Position Holder Trust, the IRA Partnership, and the Servicing Company shall be under any obligation, and no Continuing Position Holder or Holder of any Position Holder Trust Interest or IRA Partnership Interest shall have any right to require the Position Holder Trust, the IRA Partnership or the Servicing Company, to file any registration statement pursuant to the Securities Act or any other federal or state securities law to facilitate any sale.

With regard to any private sales of Continued Positions after the Effective Date, none of the Position Holder Trust, the IRA Partnership, and the Servicing Company (for so long as it is owned by the Position Holder Trust) will act as a broker dealer or facilitate the sale in any way, and will not charge any commission, in connection with any transaction. The Servicing Company will either register the change of ownership as the transfer agent for Continued Positions, Position Holder Trust Interests, and IRA Partnership Interests, or will engage a third-party transfer agent(s) to do so. The Servicing Company or the transfer agent will confirm the sale within ten (10) business days or such time as required by applicable law, provided the above prerequisites are met and the transfer request is accompanied by payment of reasonable transfer fees. Under the Servicing Agreement, upon request, the Servicing Company will provide a letter to a Continuing Fractional Holder that confirms such Continuing Fractional Holder’s Fractional Position in a Policy, and identifies the date and amount of the last premium payment, or, if billed or scheduled to be billed prior to the effective date of the sale, the next premium payment.

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ARTICLE XXVIII

BEST INTERESTS OF CREDITORS TEST

Section 28.01 Best Interests of Creditors

The Bankruptcy Code requires that the Bankruptcy Court find that the Plan is in the best interests of all Holders of Claims and Interests that are Impaired by the Plan and that have not accepted the Plan as a requirement to confirm the Plan. The “best interests” test, as set forth in Bankruptcy Code section 1129(a)(11), requires the Bankruptcy Court to find either that all members of an Impaired Class of Claims or Interests have accepted the Plan or that the Plan will provide a member who has not accepted the Plan with a recovery of property of a value, as of the Effective Date of the Plan, that is not less than the amount that such Holder would receive or retain if the Debtors were liquidated under chapter 7 of the Bankruptcy Code on such date.

To calculate the probable Distribution to members of each Impaired Class of Claims and Interests if the Debtors were liquidated under chapter 7, the Bankruptcy Court must first determine the aggregate dollar amount that would be generated from the disposition of the Debtors’ property if liquidated in chapter 7 cases under the Bankruptcy Code. This “liquidation value” would consist primarily of the proceeds from a forced sale of the Debtors’ property by a chapter 7 trustee.

The amount of liquidation value available to Holders of Unsecured Claims against the Debtors would be reduced by, first, the Claims of Secured creditors (to the extent of the value of their collateral), and by the reasonable costs and expenses of liquidation, as well as by other administrative expenses and costs of the chapter 7 cases, followed by the reasonable costs incurred during the Debtors’ Chapter 11 Cases prior to conversion of the cases from chapter 11 to chapter 7. Costs of a chapter 7 liquidation of the Debtors would include the compensation of a chapter 7 trustee and his or her counsel and other professionals, asset disposition expenses, and litigation costs. The liquidation itself would trigger certain priority payments that otherwise would be due in the ordinary course of business. Those priority claims would be paid in full from the liquidation proceeds before the balance would be made available to pay unsecured Claims or to make any distribution in respect of Interests. The liquidation would also prompt the rejection of Executory Contracts and Unexpired Leases and thereby create a greater amount of unsecured Claims.

In a chapter 7 liquidation, no junior class of Claims or Interests may be paid unless all classes of Claims or Interests senior to such junior class are paid in full. Bankruptcy Code section 510(a) provides that subordination agreements are enforceable in a bankruptcy case to the same extent that such subordination is enforceable under applicable non-bankruptcy law. Therefore, no class of Claims or Interests that is contractually subordinated to another class would receive any payment on account of its Claims or Interests, unless and until such senior classes were paid in full.

In a chapter 7 liquidation, unsecured creditors and equity Holders of a debtor are paid from available assets generally in the following order, with no junior class receiving any

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payments until all amounts due to senior classes have been paid fully or any such payment is provided for:

●	Secured Claims (to the extent of the value of their holder’s collateral);

●	Administrative Claims incurred during the chapter 7 case;

●	Administrative Claims incurred during the bankruptcy case prior to conversion of the case to chapter 7 (i.e., Chapter 11 Administrative claims);

●	Unsecured Claims;

●	Claims expressly subordinated either contractually or by order of the Bankruptcy Court; and

●	Equity Interests.

Once the Bankruptcy Court ascertains the recoveries in liquidation of the Debtors’ secured and priority creditors, it would then determine the probable distribution to unsecured creditors from the remaining available proceeds of the liquidation. If this probable distribution has a value greater than the value of distributions to be received by the unsecured creditors under the Plan, then the Plan is not in the best interests of creditors and cannot be confirmed by the Bankruptcy Court over the objection of a creditor or interest Holder that has voted against the Plan.

As shown in the Liquidation Analysis, attached as Exhibit E to this Disclosure Statement, which was prepared by the Chapter 11 Trustee and Subsidiary Debtors’ financial advisors, the Plan Proponents believe that creditors will receive at least as much, if not more, under the Plan as it would receive if the Debtors were liquidated under chapter 7 of the Bankruptcy Code. Accordingly, the Plan satisfies the best interests of creditors test.

Section 28.02 Liquidation Analysis

The Plan Proponents believe that the value of Distributions under the Plan would be greater than the value of any distributions in a chapter 7 case. The Plan Proponents’ belief is based primarily on:

●	consideration of the effects that a chapter 7 liquidation would have on the ultimate proceeds available for distribution to Holders of Impaired Claims and Interests, including:

●	the effect the Ownership Issue would have on the ability of a chapter 7 trustee to sell the Policy portfolio or use it as collateral for financing, without lengthy and expensive litigation to resolve the issue;

Disclosure Statement for Third Amended Joint Plan Dated June 22, 2016	Page 229

●	erosion in value of assets in a chapter 7 case as a result of Policy lapses during any adversarial or portfolio auction scenarios;

●	increased costs and expenses of a liquidation under chapter 7 arising from fees payable to one or more chapter 7 trustees and professional advisors to such trustee(s), who may not be familiar with the Debtors’ history and business operations, or the Ownership Issue;

●	erosion in value of assets in a chapter 7 case in the context of the rapid liquidation required under chapter 7 and the “forced sale” atmosphere that would likely prevail, particularly with respect to the Policies and any attempt to sell them without a definitive resolution of the Ownership Issue;

●	significant adverse effects on the Debtors’ businesses, and in particular their ability to service the Policies, as a result of the likely departure of key employees;

●	the difficulty that would be experienced by Investors in attempting to collect recoveries of maturity proceeds and other amounts if the Debtors were unable to continue servicing, resulting in the possibility that collections outside the estate would be decreased, perhaps significantly, even for those Policies that have “internal” funding for future Policy premiums (i.e., CSV or premium escrows);

●	substantial delay in distributions, if any, to the Holders of Claims and Interests that would likely ensue in a chapter 7 liquidation; and

●	the Liquidation Analysis prepared for the Plan Proponents by Bridgepoint Consulting, the Debtors’ financial advisors, in consultation with management and other professionals retained in these Chapter 11 Cases.

ARTICLE XXIX

ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN

The Plan Proponents believe that the Plan affords Holders of Claims and Interests the potential for the greatest realization on the Debtors’ property and the highest recovery for Current Positon Holders and all other Holders and, therefore, is in the best interests of such Holders. If, however, enough acceptances received from the Impaired Classes sufficient for the Debtors to confirm the Plan are not received, or the Plan is not subsequently confirmed and consummated, the theoretical alternatives include: (a) liquidation of the Debtors under chapter 7 of the Bankruptcy Code; and (b) formulation of an alternative plan of reorganization.

Section 29.01 Alternative Plan(s)

If enough acceptances to confirm the Plan are not received or if the Plan is not confirmed, the Subsidiary Debtors (or any other party-in-interest) could attempt to formulate and propose a

Disclosure Statement for Third Amended Joint Plan Dated June 22, 2016	Page 230

different plan or plans of reorganization. Such a plan or plans might involve either a reorganization and continuation of the Debtors’ businesses, or an orderly liquidation of assets.

The Plan Proponents believe that the Plan, as described herein, enables Holders of Claims and Interests to realize the highest and best value under the circumstances. The Plan Proponents believe that any other alternative form of chapter 11 plan, including those which have been Filed and/or submitted to the Plan Proponents for consideration, would be a much less attractive alternative to stakeholders than the Plan because of the consensus reflected in, and the projected recoveries to be provided by, the Plan. For example, the Plan resolves the Ownership Issue and the issues in the Class Action Lawsuits, which would likely have to either be re-negotiated or litigated in connection with any alternative plan proposal. Thus, alternatives to the Plan could involve diminished recoveries, significant delay, uncertainty, and substantial additional administrative costs. Accordingly, the Plan Proponents have determined that the Plan in the best reorganization plan for the Debtors.

Section 29.02  Liquidation Under Chapter 7

If no plan can be confirmed, the Debtors’ Chapter 11 Cases may be converted to cases under chapter 7 of the Bankruptcy Code, pursuant to which a chapter 7 trustee would be appointed (or elected) to liquidate the Debtors’ assets for distribution in accordance with the priorities established by the Bankruptcy Code. As set forth in Section 28.01 and Section 28.02 of this Disclosure Statement, the Plan Proponents believe that Confirmation of the Plan will provide each Holder of an Allowed Claim or Interest with a recovery that is not less than such Holder would receive pursuant to a chapter 7 liquidation.

As set forth in the Liquidation Analysis attached to this Disclosure Statement as Exhibit E, it is estimated that in a “low recovery” chapter 7 liquidation scenario, there would be insufficient assets to even pay the administrative claims of a chapter 7 liquidation, let alone pay any pre-petition creditors, were the chapter 7 trustee to lose litigation over the Ownership Issue or otherwise be unable to sell the portfolio of Policies. In a “high recovery” scenario, if the chapter 7 trustee were to succeed on the Ownership Issue litigation, is it estimated that the chapter 7 liquidation would generate significantly less in total recoveries than projected under the Plan. Projected recoveries are described in Exhibit E attached hereto, which should be read in conjunction with the risk factors and other considerations described in Article XXV of this Disclosure Statement. Thus, it is the Plan Proponent’s belief that creditors will do better under the Plan than in a chapter 7 liquidation.

ARTICLE XXX

VOTING AND ELECTION PROCEDURES AND CONFIRMATION REQUIREMENTS

Section 30.01 Ballots and Voting Deadline

A Ballot for voting to accept or reject the Plan is enclosed with this Disclosure Statement, and has been mailed to Holders of Claims entitled to vote. After carefully reviewing this Disclosure Statement and all exhibits, including the Plan, each Holder of a Claim entitled to vote

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should indicate its vote on the enclosed Ballot. All Holders of Claims and Interests entitled to vote must (i) carefully review the Ballot and instructions thereon, (ii) execute the Ballot, and (iii) return it to the address indicated on the Ballot by the Voting Deadline (defined below) for the Ballot to be considered.

The Bankruptcy Court has directed that, in order to be counted for voting purposes, Ballots for the acceptance or rejection of the Plan must be received by the Balloting Agent no later than [ ], 2016 at 5:00 p.m. Central Time, (the Voting Deadline) at the following address:

By First Class Mail:
Life Partners Ballot Processing Center
c/o Epiq Bankruptcy Solutions, LLC
P.O. Box 4421
Beaverton, Oregon 97076-4421

PURSUANT TO THE DISCLOSURE STATEMENT ORDER, THE COURT HAS APPROVED CERTAIN SOLICITATION, VOTING, BALLOTING, AND ELECTION PROCEDURES, ATTACHED HERETO AS EXHIBIT B-1. PLEASE REVIEW THESE PROCEDURES CAREFULLY PRIOR TO CASTING YOUR BALLOT. ANY BALLOTS RECEIVED AFTER THE VOTING DEADLINE WILL NOT BE COUNTED.

Section 30.02  Holders of Claims Entitled to Vote

Except as otherwise provided in the Plan, any Holder of a Claim against the Debtors whose claim is impaired under the Plan (other than Holders of Intercompany Claims) is entitled to vote, if either (i) the Debtors have listed the Holder’s Claim in the Debtors’ Filed Schedules of Liabilities at a specific amount other than $0.00, and such Claim is not scheduled as “disputed,” “contingent,” or “unliquidated”; or (ii) the Holder of such Claim has filed a Proof of Claim on or before the deadline set by the Bankruptcy Court for such filings in a liquidated amount. Any Holder of a Claim as to which an objection has been filed (and such objection is still pending as of the time of Confirmation of the Plan) is not entitled to vote, unless the Bankruptcy Court (on motion by a party whose Claim is subject to an objection) temporarily allows the Claim in an amount that it deems proper for the purpose of accepting or rejecting the Plan. Such motion must be heard and determined by the Bankruptcy Court before the first date set by the Bankruptcy Court for the Confirmation Hearing of the Plan. In addition, the vote of a Holder of a Claim may be disregarded if the Bankruptcy Court determines that the Holder’s acceptance or rejection was not solicited or procured in good faith or in accordance with the applicable provisions of the Bankruptcy Code.

Section 30.03  Policy Information for Holders of Claims Entitled to Make an Election

In addition to information provided in this Disclosure Statement and the other materials included in the solicitation package, additional Policy Data, to the extent available, will be made available on the LPI website for Current Position Holders to consider in making their Elections, including (i) Policy ID, (ii) insurance company, (iii) policy type, (iv) face amount, (v) current net

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death benefit, (vi) Policy issue date, (vii) Insured age, (viii) Insured gender, (ix) life expectancy reports (LEs) or other longevity information (if available).137 Additional information that may be provided as determined by the policy type, including the following:

●	for universal life insurance Policies, optimized premium schedules/streams, CSV (in the amount most recently recorded), and the Policy expiry date (if known);

●	for whole life Policies, projected premium streams and the Policy expiry date (if known);

●	for term life Policies, premium streams (if known), the end date of the policy’s defined term (where relevant/available), and an explanation, if known, of the available options at the end of the term; and

●	for group life insurance Policies, current premium amounts, if known.

To access this Policy Data information via the internet, Current Position Holders are encouraged to visit www.lpi-policies.com. Alternatively, Current Position Holders may consult the Investor Election Instructions provided in the solicitation materials for other means of obtaining this information.

Section 30.04  Classes Impaired under the Plan

Classes A1, B1 and C1 are not impaired under the Plan. Pursuant to Bankruptcy Code section 1126(f), Holders of Claims which are not impaired by the Plan are conclusively presumed to have accepted the Plan, and therefore are not entitled to vote to accept or reject the Plan.

Classes A2, A3, B2, B2A, B3, B3A, B4, and C2 are impaired under the Plan and are entitled to vote to accept or reject the Plan.

Classes A5, B6, and C4 are impaired under the Plan, but will not receive or retain any property under the Plan. As such, Holders of A5, B6, and C4 Claims or Interests are conclusively deemed to reject the Plan, and therefore, are not entitled to vote to accept or reject the Plan.

Classes A4, B5, and C3 are impaired under the Plan. Claims in those classes are exclusively held by the Debtors and will be resolved pursuant to the Intercompany Settlement among the Debtors. As such, Holders of A4, B5, and C5 Claims or Interests are conclusively deemed to accept the Plan, and therefore, are not entitled to vote to accept or reject the Plan.

137 Not all Insureds have provided HIPAA-compliant releases so there are not LEs for every Policy.

Disclosure Statement for Third Amended Joint Plan Dated June 22, 2016	Page 233

Section 30.05  Voting Tabulation

Under the Bankruptcy Code, for purposes of determining whether the requisite acceptances have been received, only Holders who are entitled to vote and actually vote will be counted. The failure of a Holder to deliver a duly executed Ballot will be deemed to constitute an abstention by such Holder with respect to voting on the Plan, except in the case that the Holder’s interest will be voted by the Class Representative as described in Section 15.01 hereof, and such abstentions will not be counted.

Unless otherwise ordered by the Bankruptcy Court, Ballots that are signed, dated, and timely received, but on which a vote to accept or reject the Plan has not been indicated, will not be counted. The Plan Proponents, in their sole discretion, may request that the Balloting Agent attempt to contact such voters to cure any such defects in the Ballots.

Except as provided below, unless the applicable Ballot is timely submitted to the Balloting Agent before the Voting Deadline, together with any other documents required by such Ballot, the Plan Proponents may, in their sole discretion, reject such Ballot as invalid and decline to count such vote or to utilize it in connection with seeking Confirmation of the Plan.

A vote may be disregarded if the Bankruptcy Court determines, pursuant to Bankruptcy Code section 1126(e), that it was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code.

If a Ballot is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation, or another Person acting in a fiduciary or representative capacity, such Person should indicate such capacity when signing and, unless otherwise determined by the Plan Proponents, must submit proper evidence satisfactory to the Debtors of authority to so act.

The period during which Ballots with respect to the Plan will be accepted by the Plan proponents will terminate on the Voting Deadline. Except to the extent permitted by the Bankruptcy Court, Ballots that are received after the Voting Deadline will not be counted or otherwise used by the Plan Proponents in connection with the Plan Proponents’ request for Confirmation of the Plan (or any permitted modification thereof). IN NO CASE SHOULD A BALLOT BE DELIVERED TO ANY ENTITY OTHER THAN THE BALLOTING AGENT.

PURSUANT TO THE DISCLOSURE STATEMENT ORDER, THE COURT HAS APPROVED CERTAIN SOLICITATION, VOTING, BALLOTING, AND ELECTION PROCEDURES, ATTACHED AS EXHIBIT B-1. PLEASE REVIEW THOSE PROCEDURES PRIOR TO CASTING YOUR VOTE TO ACCEPT OR REJECT THE PLAN.

Section 30.06  The Confirmation Hearing

Bankruptcy Code section 1128(a) requires the Bankruptcy Court, after notice, to hold a Confirmation Hearing. Bankruptcy Code section 1128(b) provides that any party-in-interest may object to Confirmation of the Plan.

Disclosure Statement for Third Amended Joint Plan Dated June 22, 2016	Page 234

The Bankruptcy Court has scheduled the Confirmation Hearing for      [     ], 2016, at a.m., prevailing Central Time, before the Honorable Russell F. Nelms, United States Bankruptcy Judge, United States Bankruptcy Court for the Northern District of Texas at the Eldon B. Mahon United States Courthouse, 501 W. 10th Street, Fort Worth, Texas 76102-3643.

Objections to Confirmation of the Plan must be filed and served on the Debtors and the other parties set forth in the accompanying Disclosure Statement Order, and certain other parties, by no later than      [     ], 2016, at 5:00 p.m. prevailing Central Time, in accordance with this Disclosure Statement Order. THE BANKRUPTCY COURT MAY NOT CONSIDER OBJECTIONS TO CONFIRMATION OF THE PLAN IF ANY SUCH OBJECTIONS HAVE NOT BEEN TIMELY SERVED AND FILED IN COMPLIANCE WITH THIS DISCLOSURE STATEMENT ORDER.

The notice of the Confirmation Hearing will contain, among other things, the deadline to object to Confirmation of the Plan, the Voting Deadline, and the date and time of the Confirmation Hearing.

Section 30.07  Statutory Requirements for Confirmation of the Plan

At the Confirmation Hearing, the Bankruptcy Court shall determine whether the requirements of Bankruptcy Code section 1129 have been satisfied. The Debtors believe that the Plan satisfies or will satisfy the applicable requirements, as follows:

●	The Plan complies with the applicable provisions of the Bankruptcy Code.

●	The Plan Proponents have complied with the applicable provisions of the Bankruptcy Code.

●	The Plan has been proposed in good faith and not by any means forbidden by law.

●	Any payment made or promised under the Plan for services or for costs and expenses in, or in connection with, the Chapter 11 Cases, or in connection with the Plan and incident to the Case, has been disclosed to the Bankruptcy Court, and any such payment: (a) made before the Confirmation of the Plan is reasonable; or (b) subject to the approval of the Bankruptcy Court as reasonable if it is to be fixed after the Confirmation of the Plan.

●	The Plan Proponents have disclosed the identity and affiliations of any individual proposed to serve, after Confirmation of the Plan, as a director, officer, or voting trustee of the Debtors, an Affiliate of the Debtors participating in the Plan with the Debtors, or a successor to the Debtors under the Plan, and the appointment to, or continuance in, such office of such individual is consistent with the interests of creditors and equity Holders and with public policy.

Disclosure Statement for Third Amended Joint Plan Dated June 22, 2016	Page 235

●	The Plan Proponents have disclosed the identity of any insider (as defined in Bankruptcy Code section 101) that will be employed or retained by the Reorganized Debtors, and the nature of any compensation for such insider.

●	The Plan does not propose any rate change that is subject to approval by a governmental regulatory commission.

●	Either each Holder of an Impaired Claim or Interest has accepted the Plan, or will receive or retain under the Plan on account of that Claim or Interest, property of a value, as of the Effective Date of the Plan, that is not less than the amount that the Holder would receive or retain if the Debtors were liquidated on that date under chapter 7 of the Bankruptcy Code.

●	Each Class of Claims that is entitled to vote on the Plan has either accepted the Plan or is not Impaired under the Plan, or the Plan can be confirmed without the approval of each voting Class pursuant to Bankruptcy Code section 1129(b).

●	Except to the extent that the Holder of a particular Claim will agree to a different treatment of its Claim, the Plan provides that Administrative Claims, and Priority Claims, other than certain priority tax claims, will be paid in full, in Cash, on the Effective Date, or as soon thereafter as practicable.

●	At least one Class of Impaired Claims will accept the Plan, determined without including any acceptance of the Plan by any insider holding a Claim of that Class.

●	Confirmation of the Plan is not likely to be followed by the liquidation or the need for further financial reorganization of the Debtors or any successors thereto under the Plan unless such a liquidation or reorganization is proposed in the Plan.

●	All fees of the type described in 28 U.S.C. § 1930, including the fees of the United States Trustee, will be paid as of the Effective Date.

●	All transfers of property under the Plan shall be made in accordance with applicable non-bankruptcy law.

The Plan Proponents believe that: (a) the Plan satisfies or will satisfy all of the statutory requirements of Chapter 11 of the Bankruptcy Code; (b) it has complied or will have complied with all of the requirements of Chapter 11; and (c) the Plan has been proposed in good faith.

Section 30.08 Confirmation Without Acceptance of all Impaired Classes

Bankruptcy Code section 1129(b) allows a bankruptcy court to confirm a plan, even if an impaired class entitled to vote on the plan has not accepted it, provided that the plan has been accepted by at least one impaired class. Holders of interests in Classes A5, B6, and C4 are deemed to reject the Plan and, therefore, the Debtors intend to confirm the Plan pursuant to Bankruptcy Code section 1129(b). Bankruptcy Code § 1129(b) states that, notwithstanding an

Disclosure Statement for Third Amended Joint Plan Dated June 22, 2016	Page 236

impaired class’s failure to accept a plan of reorganization, the plan shall be confirmed, at the plan proponent’s request, in a procedure commonly known as “cram down,” so long as the plan does not “discriminate unfairly” and is “fair and equitable” with respect to each class of claims or equity interests that is impaired under, and has not accepted, the plan.

The condition that a plan be “fair and equitable” with respect to a non-accepting class of unsecured claims includes the following requirement: that either (a) the plan provides that each Holder of a claim of such class receive or retain on account of such claim property of a value, as of the effective date of the plan, equal to the allowed amount of such claim; or (b) the Holder of any claim or equity interest that is junior to the claims of such class will not receive or retain under the plan on account of such junior claim or equity interest any property.

The Plan Proponents believe that the Plan satisfies the requirements of Bankruptcy Code section 1129(b). The Debtors reserve the right to alter, amend, modify, revoke or withdraw the Plan or any Exhibit or Schedule, including to amend or modify it to satisfy Bankruptcy Code section 1129(b), if necessary.

Section 30.09  Identity of Persons to Contact for More Information

Any interested party desiring further information about the Plan should contact the Balloting Agent at the phone number and/or address listed in Section 2.07 of this Disclosure Statement.

ARTICLE XXXI

CONCLUSION AND RECOMMENDATION

The Plan Proponents believe that the Plan is in the best interests of all Holders of Claims and Interests, and urge those Holders of Claims entitled to vote to accept the Plan and to evidence such acceptance by returning their Ballots so they will be RECEIVED by the Balloting Agent no later than 5:00 p.m., prevailing Central Time on ______  ___, 2016. If the Plan is not confirmed, or if Holders in those Classes do not vote to accept the Plan, the Holders in those Classes may not receive a Distribution.

Disclosure Statement for Third Amended Joint Plan Dated June 22, 2016	Page 237

Dated: June 22, 2016
LIFE PARTNERS HOLDINGS, INC.

By:
Name: H. Thomas Moran II
Title: Chapter 11 Trustee

Dated: June 22, 2016
LIFE PARTNERS, INC.

By:
Name: H. Thomas Moran II
Title: Sole Director

Dated: June 22, 2016
LIFE PARTNERS FINANCIAL SERVICES, INC.

By:
Name: H. Thomas Moran II
Title: Sole Director

Dated: June 22, 2016
Committee

By:
Name: Bert Scalzo
Title: Authorized Signatory

Disclosure Statement for Third Amended Joint Plan Dated June 22, 2016	Page 238

APPENDIX 1:

GLOSSARY OF TERMS USED IN THIS DISCLOSURE STATEMENT

The following terms used in this Disclosure Statement shall have the meanings set forth below.

Ad Hoc Committee of Fractional Investors means those certain Investors represented by attorneys David D. Ritter and Stephen Andrew Kennedy, denominated in pleadings as the Ad Hoc Committee of Direct Fractional Interest Owners of Life Settlement Policies sold by LPI.

Additional Allowed Claims means (i) the “Additional Allowed Claims” to be received by Rescission Settlement Subclass Members as provided for in the Class Action Settlement Agreement and the Plan, and (ii) the “Additional Allowed Claims” to be received by the MDL Plaintiffs as provided for in the MDL Settlement Agreement and the Plan, all of which are described in Section 4.03 of the Plan.

Additional Assigned Causes of Action means the “Additional Assigned Claims” as defined in the Class Action Settlement Agreement.

Administrative Claim means a Claim for costs and expenses of administration of one or more of the Estates under Bankruptcy Code sections 503(b) (including 503(b)(9) Claims), 507(b), or 1114(e)(2), including: (a) the actual and necessary costs and expenses incurred after the Petition Date through the Effective Date of preserving the Estates and operating the businesses of the Debtors; (b) Allowed Professional Fee Claims; and (c) all fees and charges assessed against the Estates under chapter 123 of title 28 of the United States Code, 28 U.S.C. §§ 1911–1930.

Administrative Claims Bar Date means the deadline for Filing requests for payment of Administrative Claims, which: (a) with respect to General Administrative Claims, shall be 30 days after the Effective Date; and (b) with respect to Professional Fee Claims, shall be 45 days after the Effective Date.

Advisory Committee means the committee established as of the Effective Date to take such actions with regard to the IRA Partnership as are set forth in the Plan, the IRA Partnership Agreement, and the Confirmation Order, or as may be otherwise approved by the Bankruptcy Court.

Affiliate has the meaning set forth in Bankruptcy Code section 101.

Allowed means with respect to any Claim or Interest, except as otherwise provided herein: (a) a Claim or Interest, other than a Class B2, B2A, B3, or B3A Claim, as to which no objection has been Filed prior to the Claims Objection Deadline and that is evidenced by a Proof of Claim or Interest, as applicable, timely Filed by the applicable Bar Date or that is not required to be evidenced by a Filed Proof of Claim or Interest, as applicable, under the Plan, the

Disclosure Statement for Third Amended Joint Plan Dated June 22, 2016	Page 1

Bankruptcy Code, or a Final Order; (b) a Claim or Interest that is scheduled by the Debtors, as such schedules may be amended from time to time in accordance with Bankruptcy Rule 1009, as neither disputed, contingent, nor unliquidated, and as for which no Proof of Claim or Interest, as applicable, has been timely Filed in an unliquidated or a different amount; or (c) a Claim or Interest that is Allowed (i) pursuant to the Plan, including a Class B2, B2A, B3, or B3A Claim pursuant to Sections 3.07(b), 3.07(c), 3.07(d) and 3.07(e), (ii) in any stipulation that is approved, or other Final Order entered, by the Bankruptcy Court, or (iii) pursuant to any contract, instrument, indenture, or other agreement entered into or assumed under the Plan. Except as otherwise specified in the Plan or any Final Order, the amount of an Allowed Claim shall not include interest or other charges on such Claim from and after the Petition Date. Notwithstanding anything to the contrary herein, no Claim of any Person or Entity subject to Bankruptcy Code section 502(d) shall be deemed Allowed unless and until such Person or Entity pays in full the amount that it owes such Debtor or Reorganized Debtor, as applicable.

Amicus Curiae Committee of Fractional Interest Holders means those certain Investors represented by the Wiley Law Group denominated in pleadings as the “Amicus Curiae Fractional Interest Owners of Life Settlement Policies.”

Arnold State Court Action means the putative class action commenced in March 2011 in the District Court of Dallas County by Michael Arnold against LPI, asserting that the sale of Life Settlements constituted the sale of unregistered securities in violation of the Texas Securities Act.

Asset Servicing Group is a consulting company which provides services in the life settlement industry, and was retained as a consultant to the Chapter 11 Trustee, pursuant to an order of the Bankruptcy Court entered on July 17, 2015.

Assigned Causes of Action means (i) the “Assigned Claims” as defined in the Class Action Settlement Agreement and (ii) the “Assigned Claims” as defined in the MDL Settlement Agreement.

Assigning Fractional Holder means a Fractional Interest Holder who has made the Position Holder Trust Election with respect to a Fractional Position and thereby assigns the selected Fractional Position (i.e., the Contributed Position) related to its Allowed Claim to the Position Holder Trust in exchange for a Position Holder Trust Interest.

Assigning IRA Holder means an IRA Holder who has made the Position Holder Trust Election with respect to a Fractional Position and thereby assigns its IRA Note related to the selected Fractional Position (i.e., the Contributed Position) and its Allowed Claim to the IRA Partnership in exchange for an IRA Partnership Interest.

Assigning Position Holder means either an Assigning Fractional Holder or an Assigning IRA Holder, or both, as the context requires.

Assumed Executory Contract and Unexpired Lease List means the list, as determined by the Chapter 11 Trustee, LPI and LPIFS of Executory Contracts and Unexpired Leases (with

Disclosure Statement for Third Amended Joint Plan Dated June 22, 2016	Page 2

proposed cure amounts) that will be assumed by the appropriate Debtor and assigned to either the Position Holder Trust, Newco, or the Creditors’ Trust, as appropriate, which shall be included in the Plan Supplement.

Assumed Executory Contracts and Unexpired Leases means those Executory Contracts and Unexpired Leases, if any, to be assumed by the appropriate Debtor and assigned to either the Position Holder Trust, Newco, or the Creditors’ Trust, as appropriate, and set forth on the Assumed Executory Contract and Unexpired Lease List.

ATLES means Advanced Trust & Life Escrow Services, LTA, a Texas Limited Trust Association.

ATLES Claims means the two Proofs of Claim filed by ATLES in the Debtors’ Chapter 11 Cases, each in the amount of $322,229.48.

ATLES Lift Stay Motion means the motions filed by ATLES with the Bankruptcy Court on June 19, 2015 and September 21, 2015, seeking relief from the automatic stay, which motions were opposed by the Chapter 11 Trustee.

ATLES Settlement means the Compromise and Settlement Agreement entered into between LPI and ATLES, which resolves disputes between ATLES and LPI and the allowability of the ATLES claims.

Avoidance Actions means any and all actual or potential claims or Causes of Action to avoid a transfer of property or an obligation incurred by any of the Debtors pursuant to any applicable section of the Bankruptcy Code, including sections 544, 545, 547, 548, 549, 550, 551, 553(b), and 724(a) and/or applicable nonbankruptcy law.

Ballot means the document for accepting or rejecting the Plan, and making elections as provided herein, in the form approved by the Bankruptcy Court.

Balloting Agent means the Claims and Noticing Agent.

Bankruptcy Code means title 11 of the United States Code, 11 U.S.C. §§ 101-1532, as amended from time to time.

Bankruptcy Court means the United States Bankruptcy Court for the Northern District of Texas having jurisdiction over the Chapter 11 Cases or any other court having jurisdiction over the Chapter 11 Cases, including, to the extent of the withdrawal of any reference under 28 U.S.C. § 157, the United States District Court for the Northern District of Texas.

Bankruptcy Professional means any professional retained by the Chapter 11 Trustee, the Subsidiary Debtors, the Debtors’ Estates, or the Committee pursuant to an order of the Bankruptcy Court in these Chapter 11 Cases, along with their members, partners, officers, shareholders, directors and employees, and any successors or assigns of all of the foregoing, but only as a result of their being such a successor or assign.

Disclosure Statement for Third Amended Joint Plan Dated June 22, 2016	Page 3

Bankruptcy Rules means the Federal Rules of Bankruptcy Procedure promulgated under section 2075 of the Judicial Code and the general, local, and chambers rules of the Bankruptcy Court, as may be amended from time to time.

Bankruptcy Schedules means the schedules of assets and liabilities, lists of Executory Contracts and Unexpired Leases, and related information Filed by the Debtors pursuant to Bankruptcy Code section 521 and Bankruptcy Rule 1007(b), as such schedules may be amended or supplemented from time to time as permitted hereunder in accordance with Bankruptcy Rule 1009 or orders of the Bankruptcy Court.

Bankruptcy SOFAs means the statements of financial affairs and related financial information Filed by the Debtors pursuant to Bankruptcy Code section 521 and Bankruptcy Rule 1007(b), as such statements may be amended or supplemented from time to time as permitted hereunder in accordance with Bankruptcy Rule 1009 or order of the Bankruptcy Court.

Bar Date means the applicable date established by the Bankruptcy Court by which respective Proofs of Claims and Interests must be Filed.

Beneficial Ownership means the beneficial and equitable right to enjoy the economic rights and benefits of ownership of a Policy (or Policies), including all associated rights to receive death benefits and other maturity proceeds, rights to CSV, and all other rights relating to the Policy (or Policies), including the portion thereof to which a Fractional Interest(s) relate(s). Beneficial Ownership does not include rights reserved to the legal and record owner of a Policy, including the right to designate and change the beneficiary of the Policy and to designate, control and direct a third party to serve as the record owner or beneficiary. When used in the context of calculating any Position Holder Trust Interest or IRA Partnership Interest to be issued in accordance with the Plan, the Beneficial Ownership related to a Contributed Position or represented by a Fractional Interest or Recovered Asset shall be stated in terms of the dollar amount of death benefits included in the rights associated with that Beneficial Ownership.

Blue Sky Law means a law enacted by a state to govern the registration and sale of securities in order whose purpose is intended to protect the public from fraud.

Bridgepoint Consultants is the financial and restructuring advisor retained by the Chapter 11 Trustee pursuant to an order of the Bankruptcy Court entered on August 4, 2015.

Buchanan Firm means Buchanan & Associates, P.L.L.C., which had been retained as special counsel for LPHI for the period covering the LPHI Petition Date through March 9, 2015, pursuant to an order of the Bankruptcy Court entered on September 18, 2015.

Business Day means any day, other than a Saturday, Sunday, or “legal holiday” (as defined in Bankruptcy Rule 9006(a)).

Cash means cash and Cash Equivalents.

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Cash Equivalents means any item or asset of the Debtors readily converted to cash, such as bank deposits and accounts, checks, marketable securities, treasury bills, certificates of deposit, commercial paper maturing less than one year from date of issue, and other and similar items of liquid measure or legal tender of the U.S.

Cassidy LEs means the estimate of an Insured’s life expectancy which was prepared for LPI by Dr. David Cassidy and provided to the Investors prior to their purchase of Fractional Interests in Policies.

Catch-Up Cutoff Date means the date that is 90 days after the Effective Date.

Catch-Up Payment means an amount owing to any of the Debtors as of the Effective Date by a Current Position Holder with regard to a Fractional Position, including but not limited to amounts owing for (i) Premium Advances made after the Subsidiary Petition Date, but prior to the Effective Date, (ii) premium calls outstanding as of the Voting and Election Record Date (which will include all premium calls payable through the anticipated Effective Date), or (iii) platform and/or servicing fees payable to any of the Debtors.

Catch-Up Payments Schedule means a schedule of the Catch-Up Payments and Pre- Petition Default Amounts due.

Catch-Up Reconciliation means the process for determining (i) whether any Catch-Up Payment owed by a Current Position Holder who makes (or is treated as having made) a Continuing Holder Election has been paid by the Catch-Up Cutoff Date, and (ii) whether any Pre-Petition Default Amount owed by an Investor has been paid by the Effective Date.

Causes of Action means any and all claims, interests, damages, remedies, demands, rights, actions, judgments, debts, suits, obligations, liabilities, accounts, defenses, offsets, powers, privileges, licenses, liens, indemnities, guaranties, and franchises of any kind or character whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, contingent or non-contingent, liquidated or unliquidated, secured or unsecured, assertable directly or derivatively, matured or unmatured, suspected or unsuspected, in contract, tort, law, equity, or otherwise. Causes of Action also include, but are not limited to: (a) all rights of setoff, counterclaim, or recoupment and claims under contracts or for breaches of duties imposed by law; (b) the right to object to or otherwise contest Claims or Interests; (c) Avoidance Actions; (d) claims pursuant to Bankruptcy Code sections 362, 510, 542, 543, and applicable non-bankruptcy law; (e) such claims and defenses as fraud, mistake, duress, and usury, and any other defenses set forth in Bankruptcy Code section 558 and applicable non-bankruptcy law; and (f) the claims asserted in the following adversary proceedings: (i) Moran v. Pardo, et al., Adversary Proceeding No. 15-04079-rfn; (ii) Moran v. Sundelius, et al., Adversary Proceeding No. 15-04087-rfn; (iii) Moran v. Abundant Income, LLC et al., Adversary Proceeding No. 15-04110-rfn; (iv) Moran, et al. v. 72 Vest, et al., Adversary Proceeding No. 16- 04035; (v) Moran, et al. v. Ostler, et al., Adversary Proceeding No. 16-04022; (vi) Moran, et al. v. A. Roger O. Whitley, Group, Inc., et al., Adversary Proceeding No. 16-04038; (vii) Moran, et al. v. Happy Endings, Adversary Proceeding No. 16-04024; (viii) Moran, et al. v. Robin Rock, et

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al., Adversary Proceeding No. 16-04034; (ix) Moran, et al. v. Ballantyne, et al., Adversary Proceeding No. 16-04039; (x) Moran, et al. v. Funds for Life, et al., Adversary Proceeding No. 16-04029; (xi) Moran, et al. v. Averritt, et al., Adversary Proceeding No. 16-04032; (xii) Moran, et al. v. Coleman, et al., Adversary Proceeding No. 16-04037; (xiii) Moran, et al. v. Atwell, et al., Adversary Proceeding No. 16-04030; (xiv) Moran, et al. v. Blanc & Otus, et al., Adversary Proceeding No. 16-04031; (xv) Moran, et al. v. Alexander, et al., Adversary Proceeding No. 16- 04036; (xvi) Moran, et al. v. ESP Communications, Adversary Proceeding No. 16-04027; (xvii) Moran, et al. v. Cassidy, Adversary Proceeding No. 16-04033; (xviii) Moran, et al. v. Brooks, Adversary Proceeding No. 16-04025; (xix) Moran, et al. v. Summit Alliance Settlement Co., LLC, et al., Adversary Proceeding No. 16-04026; and (xx) Moran, et al. v. American Heart Association, et al., Adversary Proceeding No. 16-04028.

CCH means confidential case history.

Certain IRA Investors means those certain Investors represented by attorneys at Gruber Hurst Elrod Johansen Hail Shank LLP and Erler PC and denominated in pleadings as “Certain IRA Investors.”

Chapter 5 of the Bankruptcy Code means section 501 through section 562 of the Bankruptcy Code, and includes Avoidance Actions.

Chapter 11 Case means: (a) when used with reference to a particular Debtor, the case pending for that Debtor under chapter 11 of the Bankruptcy Code in the Bankruptcy Court; and (b) when used in the plural and/or with reference to all the Debtors, the procedurally consolidated and jointly administered chapter 11 cases pending for the Debtors in the Bankruptcy Court.

Chapter 11 Trustee means H. Thomas Moran II, in his capacity as chapter 11 trustee for LPHI and sole director of LPI and LPIFS.

Claim means any claim, as defined in Bankruptcy Code section 101(5), against any of the Debtors.

Claims and Noticing Agent means Epiq Bankruptcy Solutions, LLC, retained as the Chapter 11 Trustee’s and the Subsidiary Debtors’ claims, noticing and balloting agent pursuant to the Order Employing Epiq Bankruptcy Solutions, LLC as Exclusive Claims, Noticing and Balloting Agent to Chapter 11 Trustee and Subsidiary Debtors [Dkt. No. 371].

Claims Objection Deadline means the later of: (a) the date that is one year after the Effective Date; and (b) such other date as may be fixed by the Bankruptcy Court, after notice and hearing, upon a motion Filed before the expiration of the deadline to object to Claims or Interests.

Class means a category of Claims or Interests as set forth in Article III of the Plan pursuant to Bankruptcy Code section 1123(a).

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Class Action Class Members means the “Settlement Class Members” as defined in the Class Action Settlement Agreement, and which includes each of the Ownership Settlement Subclass Members and the Rescission Settlement Subclass Members.

Class Action Final Approval Order means the Final Order to be entered, which approves the compromise and settlement of the Class Action Lawsuits pursuant to the terms of the Class Action Settlement Agreement.

Class Action Lawsuits means the class action adversary proceedings associated with the Chapter 11 Cases styled Garner v. Life Partners, Inc., Adversary No. 15-CV-04061-RFN11, Arnold, et al. v. Life Partners Inc., Adversary No. 15-CV-04064-RFN11, the consolidated proceeding for which the reference was withdrawn to Case No. 4:16-cv-212-A (N.D. Tex.), and all other similar, related, or potential adversary proceedings, state court litigation, and federal court litigation brought by or in the name of any of the members of Class A2, Class B2, Class B2A, Class B3, Class B3A or Class B4, including, without limitation, all litigation and other proceedings identified in Appendix B to the Class Action Settlement Agreement.

Class Action Lead Plaintiffs or Class Representatives means Philip Garner, Michael Arnold, Janet Arnold, Dr. John Ferris, Christine Duncan, and Steve South as Trustee for the South Living Trust.

Class Action Litigants’ Counsel means the Langston Law Firm.

Class Action Litigants’ Counsel Fee Positions means all Pre-Petition Abandoned Positions transferred to Class Action Litigants’ Counsel in payment of the Class Action Litigants’ Counsel Fees.

Class Action Litigants’ Counsel Fees means fees payable to the Class Action Litigants’ Counsel under the Class Action Settlement Agreement.

Class Action Settlement means the terms of compromise and settlement set forth in the Class Action Settlement Agreement as approved by the Class Action Final Approval Order.

Class Action Settlement Agreement means that certain settlement agreement by and among the parties named therein, including the Chapter 11 Trustee, the Subsidiary Debtors, the Committee, the Class Action Lead Plaintiffs on behalf of themselves and the Class Action Class Members as defined herein, the Langston Law Firm, Skelton Slusher Barnhill Watkins Wells PLLC (f/k/a Zelesky Law Firm PLLC), and Alderman Cain & Neil PLLC, relating to the Class Action Lawsuits, as it may be amended or otherwise modified, and as approved in the Class Action Final Approval Order. The proposed Class Action Settlement Agreement is attached as Exhibit F hereto.

Class Action Settlement Class means, collectively, the Ownership Settlement Subclass and the Rescission Settlement Subclass.

Disclosure Statement for Third Amended Joint Plan Dated June 22, 2016	Page 7

Class Claim means Proof of Claim No. 22670, which shall be allowed on behalf of the Class Action Class Members pursuant to the Plan and the Class Action Settlement Agreement as a class proof of claim.

Class Notice means the notice given to the Class Action Class Members pursuant to Federal Rule of Civil Procedure 23 with respect to the Class Action Settlement Agreement and as approved by the United States District Court for the Northern District of Texas on June 6, 2016.

Class Proofs of Claim means the Proofs of Claim filed by the Class Action Lead Plaintiffs on behalf of themselves and the Class Action Class Members, identified as Claim Nos. 18810, 22128, 22662, 22670, 23205, and 23212.

CM/ECF means the Bankruptcy Court’s Case Management and Electronic Case Filing system.

Committee means the Official Committee of Unsecured Creditors appointed in these Chapter 11 Cases.

Compromise means (a) the compromise and resolution of all issues relating to ownership of the Policies and other issues in controversy in the Chapter 11 Cases, (b) the Intercompany Settlement, and (c) the Class Action Settlement, all of which will be effective on the Effective Date of, and in consideration of, the consummation in accordance with the Plan, (d) the Continuing Position Holder Contribution to the Position Holder Trust and the Maturity Funds Facility financing for the Debtors provided for in the Plan, and (e) the other Reorganization Transactions pursuant to which the Debtors’ business enterprise will be reorganized in a way that is in the best interests of all stakeholders, in the Chapter 11 Cases.

Confirmation means the entry of the Confirmation Order on the CM/ECF docket in the Chapter 11 Cases.

Confirmation Date means the date upon which the Bankruptcy Court enters the Confirmation Order on the CM/ECF docket in the Chapter 11 Cases.

Confirmation Hearing means the hearing held by the Bankruptcy Court to consider Confirmation of the Plan pursuant to Bankruptcy Code section 1129, as may be continued from time to time.

Confirmation Hearing Notice means the notice sent to creditors, Interest Holders, and other parties in interest along with this Disclosure Statement, which provides among other things the deadline for submitting Ballots to accept or reject the Plan, the deadline for filing objections to confirmation of the Plan, and the date, time and place of the Confirmation Hearing.

Confirmation Order means the order of the Bankruptcy Court confirming the Plan pursuant to Bankruptcy Code section 1129.

Disclosure Statement for Third Amended Joint Plan Dated June 22, 2016	Page 8

Continued Position means a Fractional Interest or a New IRA Note held by a Continuing Position Holder, and includes a Fractional Position that relates to a Matured Policy with respect to which a Current Position Holder has made (or is deemed to have made) a Continuing Holder Election, subject to the terms of the Plan and the Position Holder Trust Agreement.

Continuing Fractional Holder means a Current Position Holder of a Fractional Interest who (a)(i)(A) has made (or is deemed to have made) the Continuing Holder Election with respect to the Fractional Interest, or (B) does not make a Continuing Holder Election, a Position Holder Trust Election or a Creditors’ Trust Election (if available) with respect to a Fractional Interest; (ii) pays any applicable Pre-Petition Default Amount or Catch-Up Payment by the due date for the payment; and (iii) thereby chooses, or is deemed to have chosen, to be responsible for the payment of premiums with respect to the Continued Position related to the Fractional Interest (and, accordingly, to be entitled to any related Maturity Funds), subject to the terms of the Plan and the Position Holder Trust Agreement; (b)(i) will be registered as confirmed owner of a Continuing Fractional Interest comprised of the selected Fractional Interest (other than the fraction of that Fractional Interest comprising the Continuing Position Holder Contribution) in exchange for the Allowed Claim related to the Fractional Interest that is not a Continuing Position Holder Contribution, and (ii) will assign the Allowed Claim related to the Continuing Position Holder Contribution to the Position Holder Trust in exchange for a Position Holder Trust Interest.

Continuing Fractional Interest means a Fractional Interest in a Policy that will be registered in the name of a Continuing Fractional Holder as of the Effective Date in accordance with the terms of the Plan.

Continuing Holder Election means the option provided to Current Position Holders for each of their Fractional Positions to elect status as the confirmed owner of a Continued Position, and receive Distributions of (a) a Fractional Interest Certificate, a New IRA Note, or a Statement of Maturity Account representing the Continued Position(s), and (b) in exchange for each Continuing Position Holder Contribution, a Position Holder Trust Interest or an IRA Partnership Interest, as set forth in (i) Section 3.07(b)(iii)(1), Section 3.07(c)(iii)(1), and Section 5.05, or (ii) Section 3.07(d)(iii)(1), Section 3.07(e)(iii)(1), and Section 7.04 of the Plan

Continuing IRA Holder means a Current Position Holder of an IRA Note who has made the Continuing Holder Election with respect to an IRA Note and thereby, subject to the terms of the Plan and the Position Holder Trust Agreement, (a) assigns the IRA Note comprising the selected Fractional Position (i.e., the Contributed Position) and its related Allowed Claim (i) to the IRA Partnership as to the portion thereof comprising the Continuing Position Holder Contribution, to be contributed by the IRA Partnership to the Position Holder Trust in exchange for a Position Holder Trust Interest, and (ii) to the Position Holder Trust as to the remainder of the Contributed Position and related Allowed Claim, and (b) receives (i) an IRA Partnership Interest in exchange for the Continuing Position Holder Contribution and related Allowed Claim and (ii) a Continued Position comprised of a New IRA Note to be Distributed by the Position Holder Trust in exchange for the remainder of both.

Disclosure Statement for Third Amended Joint Plan Dated June 22, 2016	Page 9

Continuing Position Holder means a Continuing Fractional Holder or a Continuing IRA Holder.

Continuing Position Holder Contribution means (a) 5% of all Fractional Positions that are the subject of a Continuing Holder Election (including all associated rights to receive death benefits and other maturity proceeds, rights to CSV and other beneficial rights of Policy ownership), together with (b) 5% of all Escrowed Funds relating to such Fractional Positions, and (c) 5% of all Maturity Funds as of the Effective Date relating to such Fractional Positions, but excluding any funds left on deposit in purchase accounts prior to the Subsidiary Petition Date to purchase Fractional Positions that were not purchased.

Contributed Position means (a) a Fractional Position, including all associated rights to CSV, rights to receive death benefits and other maturity proceeds, and other rights of Policy ownership, together with any Escrowed Funds or Maturity Funds relating to such Fractional Position, that is the subject of a Position Holder Trust Election or a Creditors’ Trust Election, (b) the Continuing Position Holder Contribution made by or on behalf of a Continuing Position Holder pursuant to the Plan, and/or (c) the remainder (after the Continuing Position Holder Contribution) of an IRA Note, including all associated rights to receive payment out of death benefits and other maturity proceeds, any rights to CSV and other rights of Policy ownership, together with any Escrowed Funds relating to such IRA Note, that is the subject of a Continuing Holder Election, together with the Fractional Interest relating to such IRA Note, but excluding any remaining Maturity Funds (after the Continuing Position Holder Contribution) relating to such IRA Note.

Creditors’ Trust means the entity created pursuant to the Plan to own and administer the Creditors’ Trust Assets.

Creditors’ Trust Governing Trust Board means the Trust Board established as of the Effective Date to take such actions as are set forth in the Plan, the Creditors’ Trust Agreement, and the Confirmation Order, or as may be otherwise approved by the Bankruptcy Court.

Creditors’ Trust Agreement means that agreement which, among other things, creates the Creditors’ Trust, names the Creditors’ Trustee, identifies the responsibilities of the Creditors’ Trustee and provides the terms governing the Creditors’ Trust.

Creditors’ Trust Assets means the assets transferred to the Creditors’ Trust as more fully described herein and in the Creditors’ Trust Agreement, which include: (a) all Causes of Action included in the Debtors’ Estates and contributed to the Creditors’ Trust pursuant to the Plan; (b) all of the Investor Causes of Action assigned to the Creditors’ Trust pursuant to the Class Action Settlement Agreement, the MDL Settlement Agreement, and any other settlement agreements and assignments; and (c) the Cash contribution(s) to be made to the Creditors’ Trust by the Position Holder Trust as provided in the Plan, the Position Holder Trust Agreement, and the Creditors’ Trust Agreement.

Creditors’ Trust Beneficiary means the Holder of a Creditors’ Trust Interest.

Disclosure Statement for Third Amended Joint Plan Dated June 22, 2016	Page 10

Creditors’ Trust Election means the option provided to Current Position Holders, who are both Ownership Settlement Subclass Members and Rescission Settlement Subclass Members pursuant to the Class Action Settlement Agreement, for each Fractional Position held, to elect to rescind the transaction pursuant to which the Current Position Holder acquired rights to and/or interests in the Fractional Position(s), and rescind the related Investment Contract as it pertains to the position(s), and, in exchange, receive a Creditors’ Trust Interest calculated as provided in the Plan, in which case the Holder will be relieved of all ongoing payment obligations relating to the Fractional Position, and the Fractional Position shall be contributed to the Position Holder Trust as a Contributed Position.

Creditors’ Trust Interest means a beneficial interest in the Creditors’ Trust, which represents the right to receive a distribution(s) from the Creditors’ Trust as set forth in the Creditors’ Trust Agreement, and/or the Confirmation Order, or as may be otherwise approved by the Bankruptcy Court.

Creditors’ Trustee means the Person or Entity designated in the Creditors’ Trust Agreement to serve as the trustee of the Creditors’ Trust pursuant to the terms of the Creditors’ Trust Agreement.

CSV means cash surrender value of a Policy.

Current Position Holders means, together, the Fractional Interest Holders and the IRA Holders.

Debtor means one of the Debtors, in its individual capacity as a debtor and, with respect to the Subsidiary Debtors, debtor in possession, in the Debtor’s respective Chapter 11 Case.

Debtors means, collectively, LPHI, LPI, and LPIFS.

Defaulted Fractional Position means a Fractional Position for which a Continuing Position Holder did not pay in full the amount due under a premium call notice for the Fractional Position by the due date.

Deficiency Claim means the amount of a Secured Claim which is not an Allowed Secured Claim to the extent that any collateral securing such Claim is insufficient to secure the repayment of such amount; provided, however, that if the Secured Claim is within a Class that validly and timely makes the election provided in section 1111(b)(2) of the Bankruptcy Code, there shall be no Deficiency Claim with respect to such Secured Claim.

Disallowed means a Claim which is not Allowed.

Disclosure Statement means this document, which is entitled “Disclosure Statement For Third Amended Joint Plan Of Reorganization Of Life Partners Holdings, Inc., et al., Pursuant To Chapter 11 Of The Bankruptcy Code,” including all exhibits, schedules and attachments thereto, as approved pursuant to the Disclosure Statement Order.

Disclosure Statement for Third Amended Joint Plan Dated June 22, 2016	Page 11

Disclosure Statement Order means the order or orders entered by the Bankruptcy Court on the CM/ECF docket in the Chapter 11 Cases: (a) approving the Disclosure Statement as containing adequate information required under Bankruptcy Code section 1125 and Bankruptcy Rule 3017; (b) authorizing the use of the Disclosure Statement for soliciting votes on the Plan; and (c) approving certain procedures for solicitation, voting, balloting, and Elections under the Plan.

Disputed means, with regard to any Claim or Interest, a Claim or Interest that is not yet Allowed.

Distressed Policy means any Policy that does not have sufficient CSV or Premium Reserves already inherent in it or dedicated to it to satisfy premiums due during any 120-day period.

Distribute or Distribution means to distribute or a distribution of Cash or a Trust Interest, an IRA Partnership Interest, a Fractional Interest Certificate, a New IRA Note, or a Statement of Maturity Account, made in accordance with the terms of the Plan.

Distribution Date means the date as soon as reasonably practicable after the Distribution Record Date on which all Distributions and deliveries made pursuant to the Plan shall be made.

Distribution Record Date means, other than with respect to the New Interests and the New IRA Notes, the record date for purposes of making distributions under the Plan on account of Allowed Claims, which date shall be the date that is five (5) Business Days after the Effective Date or such other date as designated in an order of the Bankruptcy Court.

Distribution Reserve Accounts means any accounts established by the Successor Trustees or the IRA Partnership Manager for the purposes of making distributions and which accounts may be effected by either establishing a segregated account or establishing book entry accounts, in the sole discretion of each of the Successor Trustees or the IRA Partnership Manager.

Effective Date means, with respect to the Plan, the date after the Confirmation Date selected by the Plan Proponents on which: (a) no stay of the Confirmation Order is in effect; and (b) all conditions precedent to Confirmation or the Effective Date specified in the Plan have been satisfied or waived (in accordance with the Plan).

Effective Time means the time on the Effective Date as of which all of the Reorganization Transactions to be completed as of the Effective Date are completed in accordance with the terms of the Plan, the Confirmation Order and the Reorganization Documents.

Elect means an Election made by a Fractional Interest Holder or IRA Holder under the Plan.

Disclosure Statement for Third Amended Joint Plan Dated June 22, 2016	Page 12

Election means any Continuing Holder Election, Creditors’ Trust Election or Position Holder Trust Election made in accordance with the terms of the Plan.

Election Deadline means the date by which a Holder must make any Election contemplated by the Plan as set forth in the Order of the Bankruptcy Court approving the instructions and procedures relating to the solicitation of votes with respect to the Plan.

Election Form means the form provided to Fractional Interest Holders and IRA Holders along with this Disclosure Statement to make their Elections pursuant to the Plan with respect to each of their Fractional Positions. The executed Election Form shall be returned to the Balloting Agent no later that the Election Deadline.

Embry means Mark Embry, who was LPI’s chief operations officer and chief information officer prior to the appointment of the Chapter 11 Trustee.

Employee Benefit Plans means the 401(k) matching contribution program administered by Voya Financial, the insurance and other related employee benefits as set forth in the Emergency Motion for an Order Authorizing (A) Payment of Prepetition Wages, Salaries and Payroll Taxes, (B) Reimbursement of Employees for Prepetition Business Expenses and (C) Honoring of Existing Benefit Plans and Policies in the Ordinary Course of Business [Dkt. No. 339].

Entity includes person, estate, trust, Governmental Unit, and United States Trustee.

ESA means Escrow Services Agreement between LPI and ATLES, pursuant to which ATLES agreed to act as record beneficiary on life insurance policies and escrow agent with respect to funds received from Investors for purposes of Life Settlement closings, to hold funds for the payment of policy premiums, and to receive and disburse proceedings of maturities of the policies purchased by LPI.

Escrow Agent means the Entity hired by the Position Holder Trustee to perform services under the Escrow Agreement.

Escrow Agreement means the document Filed in the Plan Supplement and titled “Escrow Agreement,” as approved and entered into by the Position Holder Trustee in accordance with the Plan, and pursuant to which the Escrow Agent will perform certain services relating to Premium Reserves for, and Maturity Funds produced by, the Policies.

Escrowed Funds means funds held to pay premiums relating to any of the Policies as of the Effective Date.

Estate means, as to each Debtor, the estate created upon the filing of its Chapter 11 Case pursuant to Bankruptcy Code section 541.

Exchange Act means the Securities and Exchange Act of 1934, 15 U.S.C. § 78a, et seq.

Disclosure Statement for Third Amended Joint Plan Dated June 22, 2016	Page 13

Excluded Persons means (i) Linda Robinson-Pardo and Paget Holdings Ltd.; (ii) the Persons identified on Appendix A to the Class Action Settlement Agreement; and (iii) Qualified Plan Holders.

Exclusivity Periods means the 120-day exclusive period for a debtor to file a plan of reorganization and 180-day exclusive period for a debtor to solicit acceptances to a plan of reorganization pursuant to section 1121 of the Bankruptcy Code, which periods may be extended or terminated by the Bankruptcy Court for cause.

Exculpated Parties means the Chapter 11 Trustee, the Committee and its current and former members, the Bankruptcy Professionals, and counsel to the Plan Supporters who have appeared in these Cases.

Executed Ballots means Ballots that have been: (i) marked as either accepting or rejecting the Plan; (ii) signed by the creditor; and (iii) delivered to the Balloting Agent by the Voting Deadline.

Executory Contract means all contracts, agreements, leases, licenses, indentures, notes, bonds, sales, or other commitments, whether oral or written, to which one or more of the Debtors is a party and that is amenable to assumption or rejection under Bankruptcy Code section 365.

Extension Motion means the motion filed by the Chapter 11 Trustee and Subsidiary Trustee with the Bankruptcy Court on September 16, 2015, seeking an extension of the Debtors’ Exclusivity Periods, which was granted by the Bankruptcy Court by order entered on October 29, 2015.

F&P means Forshey & Prostek, LLP which had been retained as counsel for LPHI for the period covering the LPHI Petition Date through February 6, 2015, pursuant to an order entered by the Bankruptcy Court on April 28, 2015.

Fair Funds means funds recovered by the SEC and to be contributed to the Creditors’ Trust pursuant to 15 U.S.C. § 7246 pursuant to the Plan and the Creditors’ Trust Agreement.

Fee Applications means applications filed by Professionals with the Bankruptcy Court seeking the allowance of the Professionals’ fees and expenses.

File, Filed, or Filing means file, filed, or filing in the Chapter 11 Cases with the Bankruptcy Court or its authorized designee in the Chapter 11 Cases, including with respect to a Proof of Claim or Proof of Interest, the Claims and Noticing Agent.

Final Order means an order or judgment of the Bankruptcy Court, as entered on the CM/ECF docket in any Chapter 11 Case or the docket of any other court of competent jurisdiction, that has not been reversed, stayed, modified, or amended, and as to which: (i) the time to appeal, or seek certiorari or move for a new trial, reargument, or rehearing has expired according to applicable law and (A) no appeal or petition for certiorari or other proceedings for a new trial, reargument, or rehearing has been timely taken, or (B) any appeal that has been taken

Disclosure Statement for Third Amended Joint Plan Dated June 22, 2016	Page 14

or any petition for certiorari that has been or may be timely Filed has been withdrawn or resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought and the new trial, reargument, or rehearing shall have been denied, resulted in no modification of such order, or has otherwise been dismissed with prejudice; or (ii) if an appeal, petition for certiorari, or other proceeding seeking a new trial, re-argument or rehearing is pending, such order or judgment is not stayed; provided, however, that the possibility a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be Filed relating to such order shall not prevent such order from being a Final Order.

Financing Motion means the Expedited Motion for Interim and Final Orders (I)(A) Authorizing Debtors to Obtain Post-Petition Financing, (B) Granting Security Interests and/or Superpriority Administrative Expense Status; and (II) Granting Related Relief Filed by the Chapter 11 Trustee and the Subsidiary Debtors on September 16, 2015 [Dkt. No. 958].

Financing Order means that certain order entered by the Bankruptcy Court on the CM/ECF docket in the Chapter 11 Cases approving the Financing Motion and Maturity Funds Facility [Dkt. No. 1127].

FINRA means the Financial Industry Regulatory Authority, which is a non-governmental organization that regulates member brokerage firms and exchange markets.

First Day Motions means the Wage Motion, Insurance Motion, Utilities Motion and Tax Motion which were filed by the Chapter 11 Trustee with the Bankruptcy Court on the Subsidiary Petition Date, each of which was granted by the Bankruptcy Court pursuant to orders entered on June 17, 2015.

Former Fractional Interest Holder means a Person or Entity who, prior to the Subsidiary Petition Date, had purchased one or more Investment Contracts denominated as fractional interests in a Policy, but, as of the Subsidiary Petition Date, no longer held the Fractional Position.

Former IRA Holder means a Person who invested through an individual retirement account that is intended to satisfy the requirements of section 408 of the Internal Revenue Code and, if applicable, section 408A of the Internal Revenue Code and, for each such investment, purchased an Investment Contract sold by LPI that was denominated as a promissory note secured by fractional interests in a Policy, whether purchased directly from LPI or from a previous owner, but, as of the Subsidiary Petition Date, no longer held the Fractional Position.

Former Position Holder means a Former Fractional Interest Holder or a Former IRA Holder, or both, as the context requires.

Fractional Holder Premium Reserve Escrow Account means the account established under the Escrow Agreement into which the Escrowed Funds allocated to Continuing Fractional Holders will be deposited.

Disclosure Statement for Third Amended Joint Plan Dated June 22, 2016	Page 15

Fractional Interest means a fractional, Beneficial Ownership interest in a Policy (including all associated rights to receive death benefits and other maturity proceeds, rights to CSV and other beneficial rights of Policy ownership), expressed in terms of the right to receive payment of a discrete percentage (up to and including 100%) of the proceeds payable upon the maturity of the Policy.

Fractional Interest Certificate means a certificate representing a Fractional Interest and bearing restrictive legends referencing the Plan and the provisions hereof that relate to the ongoing ownership of the Fractional Interest, in the form to be included in the Plan Supplement.

Fractional Interest Holder means a Person or Entity that purchased, and as of the Effective Date is the Holder of record of, an Investment Contract sold by LPI denominated as a fractional interest in a Policy, whether purchased directly from LPI or from a previous owner and from and after the Effective Date, a Current Position Holder who made (or is deemed to have made) a Continuing Holder Election with respect to a Fractional Interest and paid in full any Catch-Up Payment or Pre-Petition Default Amount by its due date, and therefore is entitled to be registered as the owner of 95% of the Fractional Interest, as a Continued Position. By way of clarification, the Holder of an Investment Contract relating to a Fractional Position with respect to which a Pre-Petition Default Amount is due and owing shall not be a Fractional Interest Holder with respect to the Fractional Position unless all Premium Advances included in the Pre- Petition Default Amount are paid by thirty (30) days after the date the Confirmation Order is entered, or such later date as may be permitted under Section 4.13 of the Plan.

Fractional Positions means (a) prior to the Effective Date, the fractional interests in the Policies that were denominated as related to the Investment Contracts purchased by the Current Position Holders and the Former Position Holders, and (b) from and after the Effective Date, the Fractional Interests represented by the Fractional Interest Certificates. All references to a Fractional Position include all associated rights to CSV and other rights relating to the Policy (or Policies) to which the Fractional Position(s) relate.

Fraud Report means the document titled “Trustee’s Report Concerning His Investigation of the Debtors’ Pre-Petition Business Conduct” Filed by the Chapter 11 Trustee and the Subsidiary Debtors on March 5, 2016 [Dkt. No. 1584].

Garner Class Action means the putative class action adversary proceeding commenced before the Bankruptcy Court on July 19, 2015 by Philip M. Garner, on behalf of himself and all others similarly situated, against LPI, seeking a declaratory judgment that they are the equitable owners of the Life Settlement interests that they purchased from LPI, and that the Fractional Interests are not property of the Debtors’ Estates. The Garner Class Action is being settled by Class Action Settlement.

General Administrative Claim means any Administrative Claim, other than a Professional Fee Claim.

Disclosure Statement for Third Amended Joint Plan Dated June 22, 2016	Page 16

General Unsecured Claim means any Unsecured Claim that is not an (a) Administrative Claim, (b) Priority Claim, (c) Intercompany Claim, (d) an insider Claim or subordinated Claim; or (e) Secured Claim.

Governance Documents means the documents governing the corporate existence and management of the Debtors.

Governance Motion means the motion filed by the Chapter 11 Trustee with the Bankruptcy Court on March 25, 2015 seeking authority to: (i) remove the existing board of directors of LPI and LPIFS; (ii) amend the governing documents of LPI and LPIFS to reduce the size of their respective boards of directors to one; and (iii) elect the Chapter 11 Trustee as the sole director of LPI and LPIFS for the purpose of, among other things, the filing of voluntary Chapter 11 bankruptcy petitions on their behalf, which motion was granted by the Governance Order. [Dkt. No. 240]

Governance Order means the order entered by the Bankruptcy Court on April 7, 2015, which granted the Governance Motion. [Dkt. No. 261]

Governmental Unit has the meaning set forth in Bankruptcy Code section 101(27).

Holder means a Person or Entity holding a Claim or an Interest, as applicable.

Impaired means, with respect to a Class of Claims or Interests, a Class of Claims or Interests that is impaired within the meaning of Bankruptcy Code section 1124.

Initial Fraud Report means the Declaration of H. Thomas Moran II in Support of Voluntary Petitions, First Day Motions and Designation as Complex Chapter 11 Case, which was filed with the Bankruptcy Court on May 20, 2015. [Dkt. No. 347]

Insider Defendants means the following defendants in the Pardo Litigation: Deborah Carr, Kurt Carr, R. Scott Peden, Linda Robinson d/b/a Linda Robinson Pardo, Pardo Family Holdings, LLC, Pardo Family Holdings US, LLC, Pardo Family Trust, Paget Holdings, Inc., and Paget Holdings, Ltd.

Insurance Motion means the motion filed by the Chapter 11 Trustee with the Bankruptcy Court on the Subsidiary Petition Date, which sought authority for the Debtors to continue workers compensation, liability, property and other insurance programs, and enter into premium financing agreements for such insurance in the ordinary courts of business, which motion was granted pursuant to an order entered on June 17, 2015. [Dkt. No. 481]

Insureds means the individuals who are insured under the Policies.

Intercompany Claim means a Claim by one Debtor against another Debtor.

Disclosure Statement for Third Amended Joint Plan Dated June 22, 2016	Page 17

Intercompany Settlement means the compromise of the Intercompany Claims as described in the Plan pursuant to which each of the Debtors has agreed to waive all Claims it has against the other Debtors.

Interest means any equity security (as defined in Bankruptcy Code section 101(16)) in any Debtor and any other rights, options, warrants, stock appreciation rights, phantom stock rights, restricted stock units, redemption rights, repurchase rights, convertible, exercisable or exchangeable securities or other agreements, arrangements or commitments of any character relating to, or whose value is related to, any such interest or other ownership interest in any Entity; provided, by way of clarification, that a Fractional Position shall not be an Interest.

Interim Compensation Order or Fee Procedures Order means the Order Approving Procedures for Monthly and Interim Compensation and Reimbursement of Expenses for Case Professionals [Dkt. No. 733], collectively with the Order Granting Motion for Entry of Order on Stipulation as to Revision to Certain Provisions of the Professional Compensation Procedures [Dkt No. 1157] and the Order Granting Motion for Entry of Order Approving Second Stipulation as to Revision to Certain Provisions of the Professional Compensation Procedures [Dkt. No. 1622].

Interim Financing Order means the order of the Bankruptcy Court entered on October 7, 2015 which granted the Financing Motion of an interim basis. [Dkt. No. 1073].

Interim Loaned Maturity Funds means the $1.6 million of Maturity Funds that the Chapter 11 Trustee was authorized to utilize pursuant to an order of the Bankruptcy Court entered on October 7, 2015, which granted the Financing Motion on an interim basis.

Internal Revenue Code means the Internal Revenue Code of 1986, as amended.

Investment Company Act means the Investment Company Act of 1940, as amended.

Investment Contracts means all of the various sets of documents wherein LPI agreed, among other things, to sell Fractional Positions to Fractional Interest Holders and IRA Holders, and to provide servicing for the Policies and administration of the Fractional Positions.

Investor means any Fractional Interest Holder, Former Fractional Interest Holder, IRA Holder, or Former IRA Holder.

Investor Causes of Action means, collectively, (i) all Assigned Causes of Action138 assigned to the Creditors’ Trust under the Class Action Settlement Agreement, (ii) all Additional Assigned Causes of Action139 assigned to the Creditors’ Trust under the Class Action Settlement

138 Called “Assigned Claims” in the Class Action Settlement Agreement.

139 Called “Additional Assigned Claims” in the Class Action Settlement Agreement.

Disclosure Statement for Third Amended Joint Plan Dated June 22, 2016	Page 18

Agreement, and (iii) all Assigned Causes of Action140 assigned to the Creditors’ Trust under to the MDL Settlement Agreement.

Investor Instructions Motion means the Motion for Authority to Accept Certain Instructions from Current Investors as to Funds and Investments Filed by the Chapter 11 Trustee and Subsidiary Debtors seeking Bankruptcy Court approval to allow Current Position Holders to give instructions regarding use of funds to pay invoices for platform bills and/or premiums and to voluntarily abandon Fractional Positions [Dkt. No. 805].

IRA means an individual retirement account.

IRA Holder means an individual retirement account that is intended to satisfy the requirements of section 408 of the Internal Revenue Code and, if applicable, section 408A of the Internal Revenue Code and which purchased, and as of the Effective Date is the Holder of record of, an Investment Contract sold by LPI that was denominated as a promissory note secured by a fractional interest in a Policy, whether purchased directly from LPI or from a previous owner, and from and after the Effective Date, a Current Position Holder who made (or is deemed to have made) a Continuing Holder Election with respect to an IRA Note and paid in full any Catch-Up Payment or Pre-Petition Default Amount by its due date, and therefore is entitled to be registered as the owner of a New IRA Note as a Continued Position. By way of clarification, the Holder of an Investment Contract relating to a Fractional Position with respect to which a Pre-Petition Default Amount is due and owing shall not be an IRA Holder with respect to the Fractional Position unless all Premium Advances included in the Pre-Petition Default Amount are paid by thirty (30) days after the date the Confirmation Order is entered, or such later date as may be permitted under Section 4.13 of the Plan.

IRA Note means a document denominated as a promissory note secured by a fractional interest in a Policy included in an Investment Contract sold to an Investor.

IRA Partnership means the newly formed Texas limited liability company created pursuant to the terms of the Plan to be a Position Holder Trust Beneficiary and issue IRA Partnership Interests to IRA Holders entitled to receive Distributions of IRA Partnership Interests pursuant to the Plan who make Position Holder Trust Elections.

IRA Partnership Interests means membership interests in the IRA Partnership.

140 Called “Assigned Claims” in the MDL Settlement Agreement.

Disclosure Statement for Third Amended Joint Plan Dated June 22, 2016	Page 19

IRA Partnership Agreement means the document titled “Company Agreement of Life Partners IRA Partnership, LLC,” as it may be amended or otherwise modified, approved and entered into in accordance with this Plan, and pursuant to which the IRA Partnership will be administered.

IRA Partnership Manager means the Person or Entity designated in the IRA Partnership Agreement to serve as the Manager of the IRA Partnership pursuant to the terms of the IRA Partnership Agreement.

IRS means the Internal Revenue Service.

Judicial Code means title 28 of the United States Code, 28 U.S.C. §§ 1–4001.

Kimberly D. Hinkle is an attorney and the general counsel of the Debtors who was retained by an order of the Bankruptcy Court, which was entered on July 17, 2015.

KLI means KLI Investments, LP.

KLI Adversary Proceeding means the adversary proceeding commenced by KLI before the Bankruptcy Court on June 19, 2015 against LPI, seeking a declaratory judgment that plaintiffs are the owners of the Fractional Interests.

KLI Plan Support Agreement or PSA means the terms of compromise and settlement set forth in the Plan Support Agreement entered into by and among the Chapter 11 Trustee, the Subsidiary Debtors, the Committee, and KLI Investments, Ltd., as approved by Final Order.

Lending Investor means, prior to the Effective Date, a Fractional Interest Holder, and from and after the Effective Date, a Current Position Holder who makes a Continuing Holder Election, in either case, who (a) is the record owner of a Fractional Position relating to a Matured Policy, the proceeds of which have been (i) deposited into the Maturity Escrow Account and (ii) used to fund advances under the Maturity Funds Facility, and (b) does not owe any Catch-Up Payment as of the Effective Date with regard to the Fractional Position. If a Lending Investor does owe a Catch-Up Payment with regard to the Fractional Position, then only the excess of maturity proceeds allocable to the Investor’s Fractional Position over the Catch-Up Payment will be included in the related Maturity Funds Loan amount.

Licensee Litigation means the adversary proceedings commenced before the Bankruptcy Court by the Chapter 11 Trustee against approximately 33 Life Partners licensees and master licensees, which seeks the return of commissions and fees obtained by them in connection with the solicitation of Investors to purchase Fractional Interests.

Lien means a charge against or in property to secure payment of a debt or performance of an obligation.

Life Partners means, collectively, LPHI, LPI and LPIFS.

Disclosure Statement for Third Amended Joint Plan Dated June 22, 2016	Page 20

Liquidation Analysis means the analysis annexed as Exhibit E to this Disclosure Statement which shows: (i) the likely distribution that Creditors and Holders of Interests would receive under a hypothetical distribution of the Debtors’ assets under chapter 7; and (ii) that Creditors and Holders of Interests will receive property under the Plan that has a value which is at least equal to what they would receive in a chapter 7 liquidation of the Debtors.

LPHI means Life Partners Holdings, Inc., a Texas corporation, and includes LPHI as a Reorganized Debtor under the Plan, as the context requires.

LPHI Petition Date means January 20, 2015, the date on which LPHI commenced its Chapter 11 Case.

LPI means Life Partners, Inc., a Texas corporation, and includes LPI as a Reorganized Debtor under the Plan, as the context requires.

LPIFS means LPI Financial Services, Inc., a Texas corporation, and includes LPIFS as a Reorganized Debtor under the Plan, as the context requires.

MDL Litigation means, collectively, the following litigation: (i) Willingham, et al. v. LPI, et al., currently pending in the United States Bankruptcy Court for the Northern District of Texas, Case No. 16-04046-rfn; (ii) Whitmire, et al. v. Life Partners, et al., currently pending in the United States Bankruptcy Court for the Northern District of Texas, Case No. 16-04042-rfn; (iii) Birtcher, et al. v. Life Partners, et al., currently pending in the United States Bankruptcy Court for the Northern District of Texas, Case No. 16-04041-rfn; (iv) McClain, et al. v. Life Partners, et al., currently pending in the United States Bankruptcy Court for the Northern District of Texas, Case No. 16-04043-rfn; (v) Eccles, et al. v. Life Partners, et al., currently pending in the United States Bankruptcy Court for the Northern District of Texas, Case No. 16-04044-rfn; (vi) McDermott v. Life Partners, Inc., currently pending in the United States Bankruptcy Court for the Northern District of Texas, Case No. 16-04045-rfn; (vii) Morrow v. Life Partners, et al., currently pending in the United States District Court for the Western District of Pennsylvania, Case No. 3:14-cv-141; (viii) Woelfel, et al. v. Life Partners, et al., currently pending in the United States District Court for the Southern District of Florida, West Palm Beach Division, Case No. 14-80433-CIV-JIC; (ix) Whitehurst v. Life Partners, Inc., currently pending in the United States Bankruptcy Court for the Northern District of Texas, Case No. 16-04084; and (x) Steuben, et al. v. Life Partners, Inc., currently pending in the United States Bankruptcy Court for the Northern District of Texas, Case No. 16-04087.

MDL Plaintiffs means those certain Investors who are plaintiffs in the MDL Litigation.

MDL Settlement means the terms of compromise and settlement set forth in the MDL Settlement Agreement as approved by the Bankruptcy Court.

MDL Settlement Agreement means that certain settlement agreement by and among the parties named therein, including the Chapter 11 Trustee, the Subsidiary Debtors, the Committee, the MDL Plaintiffs, and James Craig Orr, Jr. of Heygood, Orr & Pearson, relating to the MDL

Disclosure Statement for Third Amended Joint Plan Dated June 22, 2016	Page 21

Litigation and approved by a Final Order entered pursuant to the Bankruptcy Court. The proposed MDL Settlement Agreement is attached as Exhibit I hereto.

MDL Settlement Approval Order means the Final Order to be entered which approves the compromise and settlement of the MDL Litigation pursuant to the terms of the MDL Settlement Agreement.

Mackenzie Law Firm means C. Alfred Mackenzie, who was retained as special counsel for LPHI for the period covering the LPHI Petition Date through March 9, 2015 pursuant to an order of the Bankruptcy Court entered on September 18, 2015.

Matured Policies means those certain Policies set forth in the Plan Supplement, and any other Policy with respect to which the date of death of the insured under the Policy has occurred.

Maturity Escrow Account means a segregated account (whether one or more) into which the Maturity Funds paid on all Matured Policies have been deposited and will continue to be deposited and held subject to use in accordance with the terms of the Financing Order or other Final Order, prior to the Effective Date, and the terms of the Plan and the Maturity Funds Facility procedures set forth in the Plan on and after the Effective Date, including any accounts into which any of the Maturity Funds are transferred in accordance with the Escrow Agreement, Maturity Funds Collateral Agreement, or the Securities and Deposit Accounts Agreement.

Maturity Funds means the Cash proceeds paid or payable by the life insurance company under the terms of any Policy that is or hereafter becomes a Matured Policy.

Maturity Funds Collateral Agreement means the document Filed in the Plan Supplement and titled “Maturity Funds Security Agreement,” as approved and entered into by the Position Holder Trustee for the benefit of the Lending Investors in accordance with this Plan, and pursuant to which (a) the Position Holder Trust will grant a security interest for the benefit of the Lending Investors in one of the securities accounts and the related deposit account created pursuant to the Securities and Deposit Accounts Agreement, which accounts will hold a portion of the Beneficial Ownership held by the Position Holder Trust after the Effective Date to secure Maturity Funds Loans outstanding after the Effective Date, and (b) proceeds from such Beneficial Ownership will be deposited into the Maturity Escrow Account pending disbursement in accordance with Section 4.04 of this Plan, all as provided in this Plan, the Maturity Funds Collateral Agreement, and the Securities and Deposit Accounts Agreement.

Maturity Funds Facility means, prior to the Effective Date, the financing facility approved by the Bankruptcy Court in the Financing Order, and after the Effective Date, the Maturity Funds Facility provided for in the Plan.

Maturity Funds Liens means Liens on any of the Policy Related Assets and the Debtors’ Causes of Action imposed under the Financing Order as security for payment of the Maturity Funds Loans, prior to the Effective Date, and which will be replaced by the Liens imposed by the Maturity Funds Collateral Agreement; provided, however, if the Vida Plan Collaboration Agreement is approved by the Bankruptcy Court and fully consummated on the

Disclosure Statement for Third Amended Joint Plan Dated June 22, 2016	Page 22

Effective Date as contemplated by the Vida Term Sheet, the Maturity Funds Liens outstanding under the Maturity Funds Facility on the Effective Date shall be extinguished upon the payment the payment in full of all Maturity Funds Loans outstanding under the Maturity Funds Facility on the Effective Date, and no Maturity Funds Liens shall be reinstated thereafter except in accordance with the Vida Financing.

Maturity Funds Loan means an advance made under the Maturity Funds Facility out of Maturity Funds received in respect of the maturity of a Policy to which a Continued Position of a Continuing Position Holder relates, including advances made out of Maturity Funds received in respect of the maturity of the Policy prior to the Effective Date.

MMS means MMS Advisors, which were the forensic accountants and portfolio consultants for the Debtors pursuant to an order of the Bankruptcy Court, which was entered on July 27, 2015.

Moran means H. Thomas Moran II, chapter 11 trustee of LPHI and sole director of the Subsidiary Debtors.

Moran Compensation means the compensation approved by the Bankruptcy Court for Moran, in his capacity as chapter 11 trustee and his capacity as sole director of LPI and LPIFS pursuant to 11 U.S.C. §§ 326, 330, and 503(b)

Motion To Supplement means the motion filed by the SEC with the Bankruptcy Court on February 24, 2015, seeking to supplement the record on the SEC Trustee Motion.

Munsch Hardt Kopf & Harr, P.C. is the law firm retained as counsel to the Committee pursuant to an order of the Bankruptcy Court, which was entered on April 6, 2015.

New Interests means (i) the Fractional Interests represented by the Fractional Interest Certificates, (ii) the Trust Interests, (iii) the IRA Partnership Interests, and (iv) the Newco Interests.

New IRA Note means a secured promissory note to be (i) issued by the Position Holder Trust as provided in the Plan, and (ii) Distributed to an IRA Holder who makes a Continuing Holder Election with respect to which the New IRA Note is to be issued.

New IRA Note Collateral means the securities account and the related deposit account created pursuant to the Securities and Deposit Accounts Agreement which will hold, respectively, (i) the portion of the Beneficial Ownership in the Policies represented by the Fractional Interests pledged as collateral to secure the New IRA Notes, and (ii) the Maturity Funds relating to that Beneficial Ownership produced by the maturity of the related Policies (subject to Section 4.04(e) of the Plan), as provided in the Plan, the Position Holder Trust Agreement and the New IRA Note Collateral Documents.

New IRA Note Collateral Documents means the documents Filed in the Plan Supplement and titled (i) “New IRA Notes Indenture,” (ii) “Form of New IRA Notes,”

Disclosure Statement for Third Amended Joint Plan Dated June 22, 2016	Page 23

(iii) “New IRA Notes Security Agreement,” and (iv) “Securities and Deposit Account Agreement and Securities and Deposit Account Control Agreement,” all as approved and entered into among the Position Holder Trustee, the trustee under the New IRA Notes Indenture, the Securities Intermediary, and the Escrow Agent, as the case may be, in accordance with the Plan and the New IRA Note Collateral Documents, and pursuant to which, among other things, (a) the Position Holder Trust will grant a security interest in the New IRA Note Collateral for the benefit of the Holders of New IRA Notes, and (b) proceeds from the New IRA Note Collateral will be deposited into a segregated account to establish a fund to pay the New IRA Notes on their maturity date, all as provided in the Plan, the New IRA Note Collateral Documents, and the Position Holder Trust Agreement.

Newco means the newly formed Texas limited liability company that may be created pursuant to the terms of the Plan to service the Policies and provide certain administrative services relating to the Fractional Positions after the Effective Date pursuant to the Servicing Agreement.

Newco Interests means new limited liability company interests in Newco to be issued on the Effective Date as provided in the Plan.

Newco Organizational Documents means the Certificate of Formation and company agreement, or other applicable formation documents, of Newco, the form of which shall be included in the Plan Supplement, if necessary.

Non-Administrative and Non-Priority Claims means Unsecured Claims which are neither Administrative Claims nor Property Claims.

Objection Deadline means ___________, 2016, which is the deadline for any creditor or party-in-interest to file an objection to Confirmation of the Plan.

Original IRA Note Issuers means the makers of any of the IRA Notes held in the name of any IRA Holder as of the Effective Date.

Other Assets means any assets of the Debtors other than (i) Policy Related Assets, (ii) Causes of Action, (iii) Cash and (iv) any other assets to be Distributed to the Position Holder Trust or Newco as specified in the Plan Supplement.

Ownership Issue means the issue as to who are the “beneficial” or “equitable” owners of the Policies – LPI or some or all of the Current Position Holders.

Ownership Settlement Subclass Members means Persons or Entities who are members of the subclass of Investors proposed to be certified for settlement purposes under the Class Action Settlement Agreement composed of all persons or entities (including all IRAs and their respective individual owners and related IRA custodians) who purchased and hold, as of the Plan Effective Date, securities issued or sold by LPI (directly or in the name of any Original IRA Note Issuer) related to viatical settlements or life settlements, regardless of how the investments were denominated (whether as fractional interests in life insurance policies, promissory notes, or

Disclosure Statement for Third Amended Joint Plan Dated June 22, 2016	Page 24

otherwise) and who are Current Position Holders under the Plan, regardless of whether or not a claim was filed by a class member. Excluded as Ownership Settlement Subclass Members are LPI; all affiliated Life Partners companies or entities; Linda Robinson-Pardo; Paget Holdings Ltd.; and Investors whose only investments relate to Pre-Petition Abandoned Interests under the Plan.

Pardo means Brian Pardo, who was LPHI’s president chief executive officer and chairman of its board of directors prior to the LPHI Petition Date.

Pardo Litigation means the adversary proceeding commenced before the Bankruptcy Court on September 11, 2015 by the Chapter 11 Trustee on behalf of LPHI and the Subsidiary Debtor’s against Pardo and the Insider Defendants, which seeks money damages against the Defendants.

Payment Default means the failure of any Continuing Fractional Holder (or that of its permitted assignee), after the Effective Date, to pay premiums as to any Continued Position by the due date set forth in a premium call.

Payment Default Date means the date that moneys are due under a premium call notice which was sent by the Servicing Company to a Continuing Position Holder.

Peden means R. Scott Peden, who was the secretary and general counsel of LPHI, and president of LPI prior to the LPHI Petition Date.

Penumbra LLC is one of the Plaintiffs in the KLI Adversary Proceedings.

Person has the meaning set forth in Bankruptcy Code section 101(41).

PES means Purchase Escrow Services, LLC, a Texas limited liability company.

PES Settlement means the Compromise and Settlement Agreement between the Debtors and PES, which resolves the disputes between them, and which has been approved by the Bankruptcy Court.

Petition Date means the LPHI Petition Date or the Subsidiary Petition Date as the context requires.

PG&K means Pronske Goolsby & Kathman, P.C., which were the attorneys for LPHI for the period covering February 5, 2015 through March 13, 2015, pursuant to an order of the Bankruptcy Court entered on May 5, 2015. [Dkt. No. 318]

Pieper means Colette Pieper, who prior to LPHI Petition date was chief financial officer of LPHI, and who was the chief executive officer of the Subsidiary Debtors. On April 22, 2016 Pieper resigned from her position as CEO of the Subsidiary Debtors and is no longer employed by the Subsidiary Debtors.

Disclosure Statement for Third Amended Joint Plan Dated June 22, 2016	Page 25

Plan means the Third Amended Joint Plan of Reorganization of Life Partners Holdings, Inc., et al., Pursuant to Chapter 11 of the Bankruptcy Code Dated June 21, 2016, including the Plan Supplement and all exhibits, schedules, and attachments thereto or referenced therein, all as may be amended, supplemented, or otherwise modified in accordance with its terms.

Plan Default Notice means a notice given pursuant to Section 19.08(a) of the Plan.

Plan Documents means all the agreements, documents and instruments entered into before, on, or as of the Effective Date, as contemplated by, and in furtherance of, the Plan (including all documents Filed with the Plan Supplement and any other documents necessary to consummate the Reorganization Transactions contemplated in the Plan).

Plan Model means the financial models and forecasts for each of the Successor Entities under the Plan, and which are attached as Exhibit C, Exhibit D and Exhibit E to this Disclosure Statement.

Plan Proponents means, collectively, the Chapter 11 Trustee, LPI, LPIFS, and the Committee. The Plan Proponents are the proponents of the Plan within the meaning of Bankruptcy Code section 1129.

Plan Supplement means the compilation of documents and forms of documents, schedules, exhibits and attachments to the Plan to be Filed by the Plan Proponents no later than the Plan Supplement Filing Date, and additional documents Filed with the Bankruptcy Court before the Effective Date as amendments to the Plan Supplement or as additional supplements to the Plan, comprised of, among other documents, the following: (a) Newco Organizational Documents; (b) the Rejected Executory Contract and Unexpired Lease List; (c) the Assumed Executory Contract and Unexpired Lease List; (d) the IRA Partnership Agreement; (e) the New IRA Note Collateral Documents; (f) the Escrow Agreement; (g) the Nonexclusive List of Causes of Action; and (h) the Vida Plan Collaboration Agreement and transaction documents provided for therein. Any reference to the Plan Supplement in the Plan shall include each of the documents identified above as (a) through (h), as applicable. The documents that comprise the Plan Supplement shall be subject to any consent or consultation rights provided hereunder and thereunder, including as provided in the definitions of the relevant documents, and in form and substance reasonably acceptable to the Plan Proponents. The Chapter 11 Trustee and the Subsidiary Debtors, subject to any consent or consultation rights provided hereunder and thereunder, shall have the right to amend the documents contained in the Plan Supplement through and including the Effective Date in accordance with Article XVI of the Plan and the applicable document.

Plan Supplement Filing Date means the date not later than fourteen (14) days before the Voting Deadline, which date may be modified by agreement among the Plan Proponents and/or such later date as may be approved by the Bankruptcy Court on notice to parties in interest.

Plan Supporters means those parties in interest in the Chapter 11 Cases who have committed to support and advance the Plan and the Financing Motion, which include: (a) the Ad Hoc Committee of Fractional Interest Holders; (b) the Amicus Curiae Committee of Fractional

Disclosure Statement for Third Amended Joint Plan Dated June 22, 2016	Page 26

Interest Holders; (c) Certain IRA Investors; (d) the Small Individual Investors Group; (e) the MDL Plaintiffs; (f) the Class Action Lead Plaintiffs; and (g) KLI Investments, Ltd.

Policy means any one of the life insurance policies identified by Policy ID Number in the Plan Supplement.

Policy Data means certain data that will include information customary within the life settlement industry, as determined in the exercise of reasonable business judgment of the Position Holder Trustee and the Position Holder Trust Governing Trust Board, as specified in the Servicing Agreement, which may include the Policy ID, insurance company, policy type, face amount, current net death benefit, policy issue date, Insured age, Insured gender, life expectancy reports and other longevity information, if available, and other data as specified.

Policy Portfolio means the portfolio of life insurance policies acquired by LPI and in which LPI sold Fractional Interests.

Policy Related Assets means, collectively, (i) legal and record title to all of the Policies, (ii) all Beneficial Ownership in the Policies held by LPI as of the Effective Date (including all associated rights to receive death benefits and other maturity proceeds, rights to CSV and other beneficial and equitable), along with any related Escrowed Funds and Maturity Funds, (iii) LPI’s rights to recovery with respect to Premium Advances made on any Policy and all other Catch-Up Payments and Pre-Petition Default Amounts, including all Pre-Petition Abandoned Positions, (iv) all of the information, data, books, records, equipment, software, and systems relating to servicing the Policies and providing the registration, administration, reporting and other services to be provided pursuant to the Servicing Agreement, and which, except specified equipment and hardware to be Distributed and contributed to Newco (subject to Section 4.09(e) of the Plan) will be subject to the Portfolio Information License, and (v) all Causes of Action related to any of the foregoing Policy Related Assets. The Policy Related Assets, including the Catch-Up Payments Schedule, as of the Voting and Election Record Date will be set forth in the Plan Supplement, and the Policy Related Assets, including the Catch-Up Payments Schedule, as of the Effective Date and the Post-Effective Adjustment Date, respectively, will be set forth in the Post-Effective Adjustment Report to be delivered as provided in the Plan.

Portfolio Information License means the document Filed in the Plan Supplement and titled “Portfolio License Agreement,” as approved and entered into in accordance with the Plan, and pursuant to which the Servicing Company will receive a license to use the books, records, software, and systems relating to the services to be provided pursuant to the Servicing Agreement, in connection with those services during the term of the Servicing Agreement.

Position Holder Trust means the entity created pursuant to the Plan to own and administer the Position Holder Trust Assets.

Position Holder Trust Agreement means the document Filed as Exhibit A to the Plan and titled “Trust Agreement for Life Partners Position Holder Trust,” as it may be amended or otherwise modified, approved and entered into in accordance with the Plan, and pursuant to which the Position Holder Trust will be established and administered.

Disclosure Statement for Third Amended Joint Plan Dated June 22, 2016	Page 27

Position Holder Trust Assets means (a) the Contributed Positions (including the Continuing Position Holder Contributions by IRA Holders who make Continuing Holder Elections, which will be contributed by the IRA Partnership to the Position Holder Trust); (b) the Policy Related Assets, except for the Pre-Petition Abandoned Positions used to satisfy payment obligations as provided in the Plan; (c) the Newco Interests; and (d) the portion of the Maturity Funds Facility not attributable to the Assigning Fractional Holders or the Continuing Fractional Holders with respect to their interests in the Position Holder Trust.

Position Holder Trust Beneficiary means the Holder of a Position Holder Trust Interest.

Position Holder Trust Election means the option provided to Current Position Holders who are both Ownership Settlement Subclass Members and Rescission Settlement Subclass Members for each of their Fractional Positions to elect to have the positions contributed to the Position Holder Trust, thereby causing (i) the selected Fractional Position(s) to be a Contributed Position(s) and, (ii) for each Contributed Position, the Current Position Holder to be entitled to receive a Distribution of a Position Holder Trust Interest in the manner set forth in (a) Section 3.07(b)(iii)(1), Section 3.07(c)(iii)(1) and Section 5.05, or (b) Section 3.07(d)(iii)(1), Section 3.07(e)(iii)(1) and Section 7.04 of the Plan.

Position Holder Trust Governing Trust Board means the trust board of that name provided for in the Position Holder Trust Agreement.

Position Holder Trust Interest means a beneficial interest in the Position Holder Trust, which represents the right to receive distributions from the Position Holder Trust as set forth in the Plan, the Position Holder Trust Agreement, and/or the Confirmation Order, or as may be otherwise approved by the Bankruptcy Court.

Position Holder Trustee means the Person or Entity designated to serve as the trustee of the Position Holder Trust pursuant to the terms of the Position Holder Trust Agreement.

Post-Effective Adjustment Report means the report provided for in Section 12.07 of the Plan, in connection with effectuating the provisions of Section 4.13 of the Plan.

Post-Effective Adjustment Report means the report provided for in the Plan, in connection with effectuating the provisions of the Plan.

Pre-Petition Abandoned Positions means a Fractional Position deemed abandoned to LPI as of the Subsidiary Petition Date upon the failure of an Investor to pay a Pre-Petition Default Amount in full by the Effective Date, as provided in the Plan.

Pre-Petition Default Amount means, for each Fractional Position, any amount owed by an Investor for any Premium Advances made by any of the Debtors prior to the Subsidiary Petition Date with respect to the Fractional Position, and includes any other amounts (including platform servicing fees) owed by the Investor with respect to the Fractional Position.

Disclosure Statement for Third Amended Joint Plan Dated June 22, 2016	Page 28

Premium Advances means (a) advances made by the Debtors on or before the Effective Date to pay premiums due on Policies that were not paid by holders of Fractional Positions relating to the Policies, in amounts set forth in the Catch-Up Payments Schedule to be Filed at various times as provided in the definition of Policy Related Assets, and (b) advances made by the Position Holder Trust after the Effective Date to pay premiums due on Policies that are not paid by the Continuing Fractional Holders.

Premium Reserves means (a) funds deposited by or for the benefit of the Position Holder Trust on or after the Effective Date into an escrow account maintained under the Escrow Agreement to pay premiums relating to any of the Policies, and includes (i) the Escrowed Funds contributed to the Position Holder Trust in accordance with the Plan, and (ii) the rolling 120-day reserve for premiums on Distressed Policies to be established and maintained pursuant to the Plan, and (b) if required by the context, includes the Escrowed Funds related to Continued Positions comprised of Fractional Interests and on deposit in the Fractional Holders’ Premium Reserve Escrow Account.

Priority Claim means any Claim, other than an Administrative Claim or a Priority Tax Claim, a Secured Claim, an Intercompany Claim, or General Unsecured Claim entitled to priority in right of payment under Bankruptcy Code section 507(a).

Priority Tax Claim means any Claim of a Governmental Unit of the type specified in section 507(a)(8) of the Bankruptcy Code.

Pro Rata means, except as provided in the second sentence of this definition, the proportion that the amount of an Allowed Claim or Allowed Interest in a particular Class bears to the aggregate amount of the Allowed Claims or Allowed Interests in that Class, or the proportion that the Allowed Claims or Allowed Interests in a particular Class bears to other Classes entitled to share in the same recovery or Distribution, including Distributions of Creditors’ Trust Interests to Current Position Holders making Creditors’ Trust Elections under the Plan. When used with regard to the allocation of Distributions of Position Holder Trust Interests under the Plan and the Position Holder Trust Agreement among Current Position Holders making Position Holder Trust Elections and Continuing Position Holders (to the extent of their Continuing Position Holder Contributions), Pro Rata means the proportion that the amount of the Beneficial Ownership related to the respective Contributed Positions of such Holders bears to the aggregate Beneficial Ownership to be registered in the name of the Position Holder Trust following the issuance of the Position Holder Trust Interest; and when used with regard to distributions to be made by the Successor Entities, Pro Rata means the proportion that the number of Units registered in the name of a Holder bears to the aggregate number of Units in the Successor Entity outstanding as of the record date for the distribution, as provided in the applicable Successor Trust Agreement or the IRA Partnership Agreement.

Professional means a Person or Entity, excluding the Claims and Noticing Agent, (a) retained pursuant to a Bankruptcy Court order in accordance with Bankruptcy Code sections 327, 363, or 1103 and to be compensated for services rendered before or on the Confirmation Date, pursuant to Bankruptcy Code sections 327, 328, 329, 330, 331, and 363; or (b) awarded

Disclosure Statement for Third Amended Joint Plan Dated June 22, 2016	Page 29

compensation and reimbursement by the Bankruptcy Court pursuant to Bankruptcy Code section 503(b)(4).

Professional Fee Claims means all Administrative Claims for the compensation of Professionals and the reimbursement of expenses incurred by such Professionals through and including the Effective Date to the extent such fees and expenses have not been paid pursuant to the Interim Compensation Order or any other order of the Bankruptcy Court. To the extent the Bankruptcy Court denies or reduces by a Final Order any amount of a Professional’s requested fees and expenses, then the amount by which such fees or expenses are reduced or denied shall reduce the applicable Professional Fee Claim.

Proof of Claim means a proof of Claim Filed against any of the Debtors in the Chapter 11 Cases.

Proof of Interest means a proof of Interest Filed against any of the Debtors in the Chapter 11 Cases.

Qualified Plan Holder141 means a Holder of a Fractional Position that is an employee benefit plan as defined under Section 3(3) of Employment Retirement Income Security Act of 1974.

Receiver Motion means the motion Filed by the SEC on January 5, 2015 in the SEC Action, which sought the appointment of a receiver for Life Partners.

Recovered Assets means any Fractional Positions, New Interests or New IRA Notes that the Creditors’ Trust is entitled to receive an assignment or other transfer of as a result of prosecuting the Causes of Action assigned to it, or as part of any Fair Funds to be contributed to it by the SEC.

Reinstate, Reinstated, or Reinstatement means with respect to Claims and Interests, that the Claim or Interest shall be rendered unimpaired in accordance with Bankruptcy Code section 1124.

Rejected Executory Contract and Unexpired Lease List means the list, as determined by the Plan Proponents, of Executory Contracts and Unexpired Leases that will be rejected by any of the Debtors pursuant to the Plan, which shall be included in the Plan Supplement and shall include the Investment Contracts.

Rejected Executory Contracts and Unexpired Leases means those Executory Contracts and Unexpired Leases, if any, to be rejected by any of the Debtors as set forth on the Rejected Executory Contract and Unexpired Lease List, which shall include the Investment Contracts.

141 An IRA Holder is not a Qualified Plan Holder.

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Releasing Parties means, collectively, and in each case in its capacity as such: (a) the Debtors, (b) the Chapter 11 Trustee, (c) the Committee and its current and former members, and (d) with respect to each of the foregoing in clauses (a) through (c), such Person or Entity and its current and former Affiliates, and such Person or Entity’s and its current and former Affiliates’ current and former directors, managers, officers, equity holders (regardless of whether such interests are held directly or indirectly), predecessors, successors, and assigns, subsidiaries, and each of their respective current and former equity holders, officers, directors, managers, principals, members, employees, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals, each in their capacity as such; (e) all Holders of Claims and Interests that are deemed to accept the Plan; (f) all Holders of Claims and Interests who vote to accept the Plan; (g) all Holders in voting Classes who abstain from voting on the Plan and who do not opt out of the releases provided by the Plan; and (h) all Holders of Claims and Interests, and their current and former Affiliates, and such Entities’ and their Affiliates’ current and former equity holders (regardless of whether such interests are held directly or indirectly), predecessors, successors, and assigns, subsidiaries, and their current and former officers, directors, managers, principals, members, employees, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals, each in their capacity as such.

Reorganization Documents means the Plan and all the agreements, documents and instruments entered into before, on or as of the Effective Date, as contemplated by, and in furtherance of, the Plan (including all documents Filed with the Plan Supplement) that are necessary to consummate the Reorganization Transactions contemplated in the Plan.

Reorganization Transactions means all of the actions and transactions to occur on or before the Effective Date as provided in the Plan.

Reorganized means, as to any Debtor or Debtors, such Debtor(s) as reorganized pursuant to and under the Plan or any successor thereto, by merger, consolidation, or otherwise, on or after the Effective Date.

Reorganized Debtors means, collectively, and each in its capacity as such, the Debtors, as reorganized pursuant to and under the Plan or any successor thereto, by merger, consolidation, or otherwise, on or after the Effective Date.

Rescinding Position Holder means a Current Position Holder who has made the Creditors’ Trust Election with respect to one or more Fractional Positions, which Fractional Positions will be contributed to the Position Holder Trust in accordance with the Plan.

Rescission Settlement Subclass Members means Persons or Entities who are members of the subclass of Investors proposed to be certified for settlement purposes under the Class Action Settlement Agreement composed of all persons or entities (including all IRAs and their respective individual owners and related IRA custodians) who purchased and hold, as of the Plan Effective Date, securities issued or sold by LPI (directly or in the name of any Original IRA Note Issuer) related to viatical settlements or life settlements, regardless of how the investments were

Disclosure Statement for Third Amended Joint Plan Dated June 22, 2016	Page 31

denominated (whether as fractional interests in life insurance policies, promissory notes, or otherwise) and who are Current Position Holders under the Plan, regardless of whether or not a claim was filed by a class member. Excluded as Rescission Settlement Subclass Members are LPI; all affiliated Life Partners companies or entities; Linda Robinson-Pardo; Paget Holdings Ltd.; Investors whose only investments relate to Pre-Petition Abandoned Interests under the Plan; Qualified Plan Holders; and all Persons listed on Appendix A to the Class Action Settlement Agreement.

SEC means the Securities and Exchange Commission.

SEC Judgment means the judgment entered on December 2, 2014 against LPHI, Pardo and Peden in the SEC litigation.

SEC Judgment Claim means Proof of Claim No. 289001750 arising out of the judgment entered in SEC v. Life Partners Holdings Inc. et al., Case No. 12-cv-00033-JRN, in the U.S. District Court for the Western District of Texas, and for the avoidance of doubt includes any and all pre-petition claims held by the SEC against any Debtor.

SEC Litigation means the action commenced on January 3, 2012 by the SEC against LPHI and others in the United States District Court for the Western District of Texas (Case No. 12-cv-00033-JRN), which included entry of the SEC Judgment.

SEC Trustee Motion means the motion Filed by the SEC with the Bankruptcy Court on January 23, 2015 seeking the appointment of a Chapter 11 trustee for LPHI, which was granted by the Bankruptcy Court pursuant to an order entered on March 10, 2015.

Secured means when referring to a Claim: (a) secured by a Lien on property in which the Estate has an interest, which Lien is valid, perfected, and enforceable pursuant to applicable law or by reason of a Bankruptcy Court order, or that is subject to setoff pursuant to Bankruptcy Code section 553, to the extent of the value of the creditor’s interest in the Estate’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to Bankruptcy Code section 506(a); or (b) Allowed pursuant to the Plan or separate order of the Bankruptcy Court as a secured Claim.

Securities Act means the Securities Act of 1933, 15 U.S.C. §§ 77a–77aa, together with the rules and regulations promulgated thereunder.

Securities and Deposit Accounts Agreement means the document Filed in the Plan Supplement and titled “Securities and Deposit Account Agreement and Securities and Deposit Account Control Agreement”, as approved and entered into among the Position Holder Trustee, the Securities Intermediary, the trustee under the Indenture contemplated in the New IRA Note Collateral Documents, and the Escrow Agent in accordance with this Plan, and pursuant to which, among other things, certain deposit accounts and securities accounts will be established, all as provided in this Plan.

Disclosure Statement for Third Amended Joint Plan Dated June 22, 2016	Page 32

Securities Exchange Act means the Securities and Exchange Act of 1934, 15 U.S.C. § 78a et seq. together with the rules and regulations promulgated thereunder.

Securities Intermediary means the party named as the depository in the Securities and Deposit Accounts Agreement.

Servicing Agreement means the document attached hereto as Exhibit H and titled “Servicing Agreement,” as approved and entered into between the Servicing Company and the Position Holder Trust pursuant to which the Servicing Company will provide servicing for the Policies and certain administrative services relating to the Beneficial Ownership of the Policies, the Continued Positions, the Position Holder Trust Interests and the IRA Partnership Interests.

Servicing Company means the entity that will service the Policies and provide certain administrative services relating to the Fractional Positions after the Effective Date pursuant to the Servicing Agreement.

Servicing Fee means the fee payable by to each Continuing Fractional Holder (or the Position Holder Trust as the case may be) for services provided under the Servicing Agreement, equal to the percentage of the Policy death benefit allocated to each Continuing Fractional Position (or the Position Holder Trust’s Beneficial Ownership, as the case may be) in each Policy, as set forth in Section 12.10 of this Plan.

Smith, Jackson, Boyer & Bovard means the tax consultant retained by the Chapter 11 Trustee and subsidiary Debtors pursuant to an order of the Bankruptcy Court entered on August 3, 2015.

Statement of Financial Affairs means the statements of financial affairs and related financial information Filed by the Debtors pursuant to Bankruptcy Code section 521 and Bankruptcy Rule 1007(b), as such statements may be amended or supplemented from time to time as permitted hereunder in accordance with Bankruptcy Rule 1009 or order of the Bankruptcy Court.

Statement of Maturity Account means the statement that will be received by Continuing Position Holders whose Fractional Position relates to Maturity Funds which have been advanced to the Debtors pursuant to the Maturity Funds Facility prior to the Effective Date or are being held in Maturity Escrow Account as of the Effective Date. The statement will reflect a Maturity Funds Loan payable and the balance of the Maturity Funds being held in escrow to the Continuing Position Holder, the anticipated timeline for payout of Maturity Funds and payment of Maturity Funds Loan.

Subsidiary Debtors means LPI and LPIFS.

Subsidiary Petition Date means May 19, 2015, the date on which the Chapter 11 Trustee commenced the Chapter 11 Cases of the Subsidiary Debtors.

Disclosure Statement for Third Amended Joint Plan Dated June 22, 2016	Page 33

Successor Entities means the Position Holder Trust, the Creditors’ Trust, and the IRA Partnership.

Successor Trust Agreements means the Position Holder Trust Agreement and the Creditors’ Trust Agreement.

Successor Trustees means the Position Holder Trustee and the Creditors’ Trustee.

Successor Trusts means the Position Holder Trust and the Creditors’ Trust.

Tax Motion means the Motion Filed on the Subsidiary Petition Date by the Chapter 11 Trustee with the Bankruptcy Court, authorizing the payment of the Debtors’ pre-petition taxes and related obligations in the ordinary course of business, which motion was granted by the Bankruptcy Court on June 17, 2015. [Dkt. No. 482]

Term Sheet means that certain Term Sheet for Compromise to a Plan of Reorganization of LPHI, LPI, LPIFS, by and among the Chapter 11 Trustee, the Debtors, the Committee, and the Plan Supporters, Filed in the Chapter 11 Case on September 25, 2015, as Exhibit “A” to Docket No. 1032.

Thompson & Knight means Thompson & Knight LLP which was retained as counsel to the Chapter 11 Trustee and Subsidiary Debtors pursuant to an order entered by the Bankruptcy Court on July 17, 2015. [Dkt. No. 632]

Trust Boards means the Creditors’ Trust Governing Trust Board and the Position Holder Trust Governing Trust Board.

Trust Interests means the Position Holder Trust Interests and the Creditors’ Trust Interests.

Trustee Order means the Order of the Bankruptcy Court entered on March 19, 2015, which granted the SEC Trustee Motion. [Dkt. No. 229]

U.S. means the United States of America.

U.S. Trustee means the Office of the U.S. Trustee for the Northern District of Texas.

U.S. Trustee’s Motion means the motion Filed with the Bankruptcy Court by the U.S. Trustee on January 26, 2015, seeking the appointment of a Chapter 11 Trustee for LPHI, which was denied by the Bankruptcy Court as moot after the Bankruptcy Court granted the SEC Trustee Motion.

Unclaimed Property means any distribution on account of an Allowed Claim or Interest that is attempted to be delivered to the Holder at its address of record by, and which has been returned undeliverable to, a Successor Trustee, and which has been deemed to have been

Disclosure Statement for Third Amended Joint Plan Dated June 22, 2016	Page 34

forfeited, or which is subject to rounding pursuant to section 10.04 of the Plan, in accordance with Section 10.03, Section 10.04, Section 10.06, and/or Section 11.02(b) of the Plan.

Undeliverable Distribution Reserve means the segregated, interest bearing account that each of the Successor Trustees and IRA Partnership Manager will establish for the purpose of depositing any distribution to a Holder of an Allowed Claim or Trust Interest that is returned to the respective Successor Trustee or IRA Partnership Manager as undeliverable or is otherwise unclaimed, for the benefit of such Holder until such time as such distribution becomes deliverable, is claimed or is deemed to have been forfeited in accordance with the Plan. Such accounts may be effected by either establishing a segregated account or establishing book entry accounts, in the sole discretion of each of the Successor Trustees.

Unexpired Lease means a lease to which one or more of the Debtors is a party that is amenable to assumption or rejection under Bankruptcy Code section 365.

Unimpaired means, with respect to a Class of Claims or Interests, a Class of Claims or Interests that is unimpaired within the meaning of Bankruptcy Code section 1124.

Unsecured Claim means any Claim that is not an Administrative Claim, Secured Claim, Priority Claim, or Intercompany Claim.

Units means the beneficial interests in the Position Holder Trust.

Utilities Motion means the motion Filed with the Bankruptcy Court by the Chapter 11 Trustee on the Subsidiary Petition Date, seeking an order providing adequate assurance of payments to utilities servicing the Debtors, and prohibiting such utilities from altering, refusing or discontinuing services to the Debtors, which motion was granted pursuant to an order entered on June 17, 2015. [Dkt. No. 483]

Vested Assets means all of the Debtors’ assets, including without limitation all legal, beneficial and equitable ownership of all of the Policies, save and except for the Beneficial Ownership represented by the Fractional Interests to be held by the Continuing Fractional Holders after the Effective Date.

Vida means Vida Capital, Inc. or one or more of its affiliates approved by the Plan Proponents.

Vida Financing means collectively (a) an “Exit Loan” of up to $55,000,000 bearing interest at 13% per annum (with a guaranteed interest payment equal to a full six months’ interest), secured by a first priority lien on all assets of the Position Holder Trust (except for the New IRA Note Collateral), (b) a revolving “Line of Credit” of up to $25,000,000 bearing interest at 13% per annum, secured by the same collateral as the Exit Loan, and (c) a “Debtor-in- Possession Loan” of up to $10,000,000 bearing interest at 14% per annum and secured by (i) a second lien on abandoned positions held in the Debtors’ names and premium advances made by the Debtors prior to the Effective Date, pursuant to section 364(c)(3) of the Bankruptcy Code and

Disclosure Statement for Third Amended Joint Plan Dated June 22, 2016	Page 35

(ii) a first lien on any and all other assets of the Debtors’ estates, pursuant to section 364(c)(2) of the Bankruptcy Code

Vida Plan Collaboration Agreement means the agreement among the Plan Proponents and Vida providing for the transactions contemplated by the Vida Term Sheet, including the transaction documents provided for therein, subject to approval by the Bankruptcy Court, after notice and hearing.

Vida Term Sheet means the Term Sheet for the Vida Plan Collaboration Agreement filed as an exhibit to the Disclosure Statement.

Vote means the vote of a creditor, whose claim is impaired under the Plan, to accept or reject the Plan.

Voting Deadline means the date by which a Holder must deliver a Ballot to accept or reject the Plan as set forth in the Order of the Bankruptcy Court approving the instructions and procedures relating to the solicitation of votes with respect to the Plan.

Voting and Election Record Date means the record date for voting on the Plan and making Elections made pursuant to the Plan, which shall be ________, 2016, as prominently set forth in the materials provided to each Holder who may be entitled to vote or make any Election under the Plan.

Wage Motion means the motion Filed with the Bankruptcy Court by the Chapter 11 Trustee on the Subsidiary Petition Date, seeking an order authorizing the payment of pre-petition employee wages, salaries and payroll taxes, and unreimbursed business expenses and honoring existing benefit plans and policies in the ordinary course of business, which motion was granted by order entered on June 17, 2015. [Dkt. No. 484]

Disclosure Statement for Third Amended Joint Plan Dated June 22, 2016	Page 36

APPENDIX 2

LIFE PARTNERS

Pre-Petition Organizational Structure of Debtors

Disclosure Statement for Third Amended Joint Plan Dated June 22, 2016	Page 1

Disclosure Statement for Third Amended Joint Plan Dated June 22, 2016	Page 2

Disclosure Statement for Third Amended Joint Plan Dated June 22, 2016	Page 3

APPENDIX 3

Summary of Tax Consequences of the Plan Elections

THE FOLLOWING TAX DISCUSSION IS PROVIDED TO ASSIST HOLDERS OF CLAIMS DETERMINE HOW TO VOTE ON THE PLAN AND SHOULD NOT BE CONSIDERED AS TAX ADVICE. NO REPRESENTATIONS ARE MADE REGARDING THE PARTICULAR TAX CONSEQUENCES OF THE PLAN TO ANY HOLDER OF A CLAIM. EACH HOLDER OF A CLAIM IS STRONGLY URGED TO CONSULT A TAX ADVISOR REGARDING THE UNITED STATES FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE TRANSACTIONS DESCRIBED HEREIN AND IN THE PLAN.

Option 1 -- Continuing Holder Election

Continuing Fractional Holders. For federal income tax purposes, a Fractional Interest Holder’s confirmed status as a Continuing Fractional Holder will be treated as a taxable exchange of its Allowed Claim for the Fractional Position, and the Continuing Fractional Holder will recognize a gain or loss equal to the difference between the fair market value of the Fractional Position other than the portion comprising the Continuing Position Holder Contribution received for its Allowed Claim and the adjusted basis of its Allowed Claim. The receipt of death benefits or deemed receipt of CSV attributable to the Fractional Interest(s) held by the Continuing Fractional Holder (whether such amounts are deemed to have been received on the Effective Date or actually received after the Effective Date) will cause Continuing Fractional Holders to (i) recognize ordinary income equal to their respective Fractional Interests of the death benefits received minus the adjusted basis of their Fractional Interest, and (ii) recognize ordinary income if the amount of CSV they are deemed to receive exceeds the adjusted basis of their Fractional Interest. A Form 1099-R reporting the taxable portion of the death benefits and CSV (or the entire distribution if the taxable amount cannot be determined) will be given to the Continuing Fractional Holder and filed with the IRS. If for federal income tax purposes the Continuing Fractional Holders are not U.S. persons, an amount equal to 30% of the taxable portion of the death benefits and CSV will be withheld and deposited with the IRS.

Continuing IRA Holders. For federal income tax purposes, Continuing IRA Holders will be deemed to exchange their Allowed Claims and related Fractional Positions for the New IRA Notes and the IRA Partnership Interests (including related Maturity Funds received by Debtors prior to the Effective Date and paid to Continuing IRA Holders after the Effective Date), and this exchange will be taxable to the extent that the amount of cash received plus the fair market value of the New IRA Notes and the IRA Partnership Interest exceed the adjusted basis of their Allowed Claims, unless excluded from unrelated business taxable income (UBTI). Such gain or loss should be excluded from UBTI, unless the IRA Holder acquired its IRA Note with debt.

Disclosure Statement for Third Amended Joint Plan Dated June 22, 2016	Page 1

If the New IRA Notes are properly characterized as debt and not as an investment in life insurance contracts, then Continuing IRA Holders will not be disqualified as an IRA by virtue of holding the New IRA Notes. Therefore, interest income and gain or loss from the sale, exchange, or other disposition of New IRA Notes generally should not give rise to UBTI to the Continuing IRA Holders. In addition, the Position Holder Trust will not issue Forms 1099-INT or Forms 1099-OID to Continuing IRA Holders reporting the interest paid or imputed on the New IRA Notes.

Continuing IRA Holders will receive an IRA Partnership Interest for their Continuing Position Holder Contributions and the contribution of the related Allowed Claims. As Holders of IRA Partnership Interests, Continuing IRA Holders will be issued Schedule K-1s by the IRA Partnership that separately state the IRA Partnership’s items of income, gain, loss, deduction, and credit because they may impact the Interest holders’ tax liabilities differently. The holders of IRA Partnership Interests will be required to take into account their share of the IRA Partnership’s income, gain, deduction, or loss reported to them on their Schedule K-1 in filling out their individual tax returns and pay any tax due. Individual retirement accounts generally are exempt from U.S. federal income taxation unless they have UBTI. Therefore, Continuing IRA Holders will not have taxable income except to the extent of UBTI.

The Position Holder Trust is the borrower under the New IRA Notes, is the borrower under the Maturity Funds Loan, and may make additional borrowings from third parties to repay the Maturity Funds Loan. Such borrowings by the Position Holder Trust will give rise to debt- financed income that is allocated to the IRA Partnership, and ultimately, the Continuing IRA Holders. Accordingly, such income will be UBTI to Continuing IRA Holders, unless the debt is discharged more than 12 months before the Maturity Funds are received. Consequently, Continuing IRA Holders may have taxable UBTI with respect to allocations of income from the IRA Partnership. In the case of any holders of IRA Partnership Interests that are not U.S. persons, the manager of the IRA Partnership may be required to withhold up to 30% of the income or proceeds allocable to such persons, depending on the circumstances (including whether the type of income is subject to a lower treaty rate).

Option 2 - Position Holder Trust Election

Current Position Holders that make the Position Holder Trust Election will become Holders of Position Holder Trust Interests, in the case of Fractional Interest Holders, or the IRA Partnership, in the case of IRA Holders. The IRA Partnership will hold Position Holder Trust Interests with respect to the Fractional Positions and related Allowed Claims contributed to it on behalf of the Assigning IRA Holders. Upon making the Position Holder Trust Election and the funding of the Position Holder Trust, the Assigning Fractional Holders and the IRA Partnership will be deemed to exchange their Allowed Claims (including the Allowed Claims contributed to the IRA Partnership on behalf of Assigning IRA Holders) for Position Holder Trust Interest(s). The Position Holder Trust Beneficiaries will have a gain or loss equal to the net fair market value of their interest in the Position Holder Trust Assets and the Maturity Funds Facility attributable to the Assigning Fractional Holders and the Continuing Fractional Holders with respect to their interest in the Position Holder Trust less the adjusted basis of their Allowed Claim. Any gain or

Disclosure Statement for Third Amended Joint Plan Dated June 22, 2016	Page 2

loss attributable to the Position Holder Trust Interests held by the IRA Partnership will be allocated to the Assigning IRA Holders in proportion to their interest in the IRA Partnership. As Holders of IRA Partnership Interests, Assigning IRA Holders will have the same tax consequences described above for Continuing IRA Holders with respect to their IRA Partnership Interests.

Each Position Holder Trust Beneficiary will receive from the Position Holder Trustee annually a statement separately stating such beneficiary’s Pro Rata portion of the Position Holder Trust’s items of income, gain, loss, deduction, and credit, and such statements will be filed with the IRS. Each Position Holder Trust Beneficiary (including the IRA Partnership) will be required to include its Pro Rata portion of the Position Holder Trust’s items of income, gain, loss, deduction, and credit in computing its taxable income (or determining allocations to its partners, in the case of the IRA Partnership) and pay any tax due, unless its taxable income is allocated to its owners (as will be the case with the IRA Partnership). Thus, as the Position Holder Trust receives death benefits attributable to its Beneficial Ownership in the Policies, including death benefits attributable to the Beneficial Ownership pledged as collateral for the New IRA Notes, it will realize ordinary income equal to the difference between the amount of the death benefits received and the Position Holder Trust’s basis in the Beneficial Ownership that generated the death benefits, and such income will flow through to the Position Holder Trust Beneficiaries, including the IRA Partnership (and through the IRA Partnership, to the Holders of IRA Partnership Interests). There will be no offsetting deduction for (i) the premium payments made on the Policies, which are never deductible and only increase basis in the Policies, or (ii) the principal and interest payments made on the New IRA Notes (because they will be treated as debt incurred to finance the ownership of life insurance). Consequently, a Position Holder Trust Beneficiary may incur a U.S. federal income tax liability with respect to its allocable share of Position Holder Trust income (including any income attributable to ownership of the collateral for the New IRA Notes) even if the Position Holder Trust does not make a concurrent distribution to the beneficiary. Because these tax consequences will apply with respect to income attributable to the death benefits produced by the collateral for the New IRA Notes, one of the factors taken into consideration in determining the principal amount of the New IRA Notes is the amount of such income that will be allocated and reported to the Position Holder Trust Beneficiaries, who then may owe tax on such amounts. Generally, the principal amount of the New IRA Notes will be determined using the death benefits attributable to the collateral for the notes as a starting point, which will then be reduced by various factors, including an amount to offset the Position Holder Trust Beneficiaries’ potential additional tax liability arising from the allocation to them of income attributable to the collateral for the New IRA Notes. In the case of any Position Holder Trust Beneficiaries that are not U.S. persons, the Position Holder Trustee may be required to remit to the IRA up to 30% of the income allocable to such persons, even if the Position Holder Trust does not make a concurrent distribution to the beneficiary.

Option 3 - Creditors’ Trust Election

Current Position Holders that make the Creditors’ Trust Election and become Rescinding Position Holders will be deemed to exchange their Allowed Claims for the Creditors’ Trust Assets in a taxable exchange, and the Rescinding Positon Holders will have a gain or loss equal

Disclosure Statement for Third Amended Joint Plan Dated June 22, 2016	Page 3

to the fair market value of their interest in the Creditors’ Trust Assets less the adjusted basis of their Allowed Claim. The Creditors’ Trust Assets will be valued based on the Allowed Claim amounts. Therefore, the Creditors’ Trust Beneficiaries should have no gain or loss upon the funding of the Creditors’ Trust.

The Creditors’ Trust Beneficiaries (or the appropriate middleman) will receive from the Creditors’ Trustee annually on a calendar year basis a statement separately stating such beneficiary’s share of the Creditors’ Trust’s items of income, gain, loss, deduction, and credit. Each beneficiary of the Creditors’ Trust will be required to include its share of the Creditors’ Trust’s items of income, gain, loss, deduction, and credit in computing its taxable income and pay any tax due. A beneficiary may incur a U.S. federal income tax liability with respect to its allocable share of Creditors’ Trust income even if the Creditors’ Trust does not make a concurrent distribution to the beneficiary. As the Creditors’ Trust recovers amounts on the litigation claims and causes of action, income will be realized equal to the difference between the amount of the recoveries and the basis of the litigation claims and causes of action and will be attributed to the Creditors’ Trust Beneficiaries. Upon termination of the Creditors’ Trust, a Creditors’ Trust Beneficiary should have a loss if the amounts it receives from the Creditors’ Trust are less than its Allowed Claim Amount (and thus its basis in the Creditors’ Trust Assets) and a gain if the amounts it receives from the Creditors’ Trust are more than its Allowed Claim Amount (and thus its basis in the Creditors’ Trust Assets).

Rescinding Position Holders that are IRA Holders generally are not taxable on their allocable portion of income of the Creditors’ Trust unless it is UBTI. In the case of any Creditors’ Trust Beneficiaries that are not U.S. persons, the Creditors’ Trustee may be required to withhold up to 30% of the income or proceeds allocable to such persons, depending on the circumstances (including whether the type of income is subject to a lower treaty rate).

Option 4 - “Conversion”

Under this option, the owner of a traditional IRA will recognize income equal to the fair market value of the Fractional Position distributed to the IRA owner. If the owner of the IRA Holder is under age 59½, then the distribution will be subject to an additional 10% early withdrawal penalty. In the event the IRA Holder is a Roth IRA, the distribution will be nontaxable if it is a qualifying distribution. Generally, a qualifying distribution is a distribution made on or after the date on which the IRA owner attains age 59½; provided, however, that a distribution from a Roth IRA will not be treated as a qualifying distribution if such distribution is made within the five- year taxable period beginning with the first taxable year for which the IRA owner made a contribution to a Roth IRA established for such IRA owner. A non-qualifying Roth IRA distribution is includible in gross income to the extent that the amount of the distribution, when added to all other prior Roth IRA distributions that were not included in income, exceeds the IRA owner’s contributions. If the Roth IRA owner is under age 59½, then the taxable portion of the non-qualifying distribution will be subject to an additional 10% early withdrawal penalty. An IRA owner will receive a Form 1099-R reporting the distribution.

The exchange of the Fractional Position by the owner of the IRA Holder for a Fractional Interest held outside of the IRA will be treated as an exchange of the Allowed Claim relating to the IRA

Disclosure Statement for Third Amended Joint Plan Dated June 22, 2016	Page 4

owner’s Fractional Position other than the portion comprising the Continuing Position Holder Contribution for the Fractional Interest other than the portion comprising the Continuing Position Holder Contribution. The owner of an IRA Holder will realize gain or loss equal to the difference between the fair market value of the Fractional Position other than the portion comprising the Continuing Position Holder Contribution received for his Allowed Claim and the adjusted basis of his Allowed Claim. Once held outside of the IRA, the tax consequences to the owner of the IRA Holder will be the same as to the Continuing Fractional Holders.

Disclosure Statement for Third Amended Joint Plan Dated June 22, 2016	Page 5

List of Exhibits

A.	Third Amended Joint Plan of Reorganization of Life Partners Holdings, Inc., et al., Pursuant to Chapter 11 of the Bankruptcy Code dated June 21, 2016 and proposed by the Plan Proponents

B.	Disclosure Statement Order

B-1	Solicitation, Voting, Balloting, and Election Procedures

C.	Portfolio Summary

D.	Financial Model and Forecast

E.	Liquidation Analysis

F.	Class Action Settlement Agreement

G.	Vida Term Sheet

H.	Servicing Agreement

I.	MDL Settlement Agreement

Disclosure Statement for Third Amended Joint Plan Dated June 22, 2016

EXHIBIT A

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE NORTHERN DISTRICT OF TEXAS
FORT WORTH DIVISION

)
In re:	)	Chapter 11
)
LIFE PARTNERS HOLDINGS, INC., et al.,	)	Case No. 15-40289-rfn-11
)
Debtors.	)	Jointly Administered
)

THIRD AMENDED JOINT PLAN OF REORGANIZATION
OF LIFE PARTNERS HOLDINGS, INC., ET AL.,

PURSUANT TO CHAPTER 11 OF THE BANKRUPTCY CODE

THOMPSON & KNIGHT LLP

 1722 Routh Street, Suite 1500

 Dallas, Texas 75201

 Telephone: (214) 969-1700

 Facsimile: (214) 969-1751

 Attorneys for H. Thomas Moran II and the Subsidiary Debtors

MUNSCH HARDT KOPF & HARR, P.C.

3800 Lincoln Plaza

500 N. Akard Street

 Dallas, Texas 75201-6659

Telephone: (214) 855-7500

Facsimile: (214) 855-7584

 Attorneys for The Official Committee of Unsecured Creditors

DATED: June 21, 2016

Joint Plan of Reorganization	i

Joint Plan of Reorganization	ii

Joint Plan of Reorganization	iii

Joint Plan of Reorganization	iv

Joint Plan of Reorganization	v

Joint Plan of Reorganization	vi

INTRODUCTION

The following Third Amended Joint Plan of Reorganization provides a detailed set of terms and provisions in compliance with the requirements of the Bankruptcy Code (as hereinafter defined) for the reorganization of Debtors Life Partners Holdings, Inc., Life Partners, Inc., and LPI Financial Services, Inc. The Chapter 11 Trustee, the Subsidiary Debtors (as hereinafter defined), and the Official Committee of Unsecured Creditors are the proponents of this Plan within the meaning of Bankruptcy Code section 1129.

This Plan consists of three (3) separate plans (one for each of the Debtors). Consequently, except as provided in this Plan for purposes of making and receiving distributions under this Plan, votes will be tabulated separately for each Debtor with respect to each Debtor’s plan of reorganization and distributions may be made separately to each separate Class (as hereinafter defined) as provided in this Plan.

Reference is made to the Disclosure Statement (as hereinafter defined) for a discussion of the Debtors’ history, businesses, properties, results of operations and projections of future operations, as well as a summary and description of this Plan and certain related matters. No materials other than the Disclosure Statement, this Plan (including the Plan Supplement) and any exhibits, schedules and attachments hereto or thereto or referenced herein or therein, all as may be amended, supplemented or otherwise modified in accordance with its terms, have been authorized by the Plan Proponents or the Bankruptcy Court for use in soliciting acceptances or rejections of this Plan.

ALL HOLDERS OF CLAIMS OR INTERESTS ARE ENCOURAGED TO READ THIS PLAN AND THE DISCLOSURE STATEMENT CAREFULLY AND IN THEIR ENTIRETY BEFORE VOTING ON THIS PLAN.

THIS IS NOT A SOLICITATION OF AN ACCEPTANCE OR REJECTION OF THE PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE. ACCEPTANCES OR REJECTIONS MAY NOT BE SOLICITED UNTIL A DISCLOSURE STATEMENT HAS BEEN APPROVED BY THE BANKRUPTCY COURT. THIS DRAFT PLAN HAS NOT BEEN APPROVED BY THE BANKRUPTCY COURT.

ARTICLE I

RULES OF INTERPRETATION,
COMPUTATION OF TIME, AND GOVERNING LAW

Section 1.01          Rules of Interpretation.

For the purposes of the Plan:

(a)           in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender;

Joint Plan of Reorganization

(b)          unless otherwise specified, any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that the referenced document shall be substantially in that form or substantially on those terms and conditions;

(c)          unless otherwise specified, any reference herein to an existing document, schedule, or exhibit, whether or not Filed, having been Filed or to be Filed shall mean that document, schedule, or exhibit, as it may thereafter be amended, modified, or supplemented;

(d)          unless otherwise specified, any reference to a Person or an Entity as a Holder of a Claim or Interest includes that Person’s or Entity’s successors and assigns;

(e)          unless otherwise specified, all references herein to “Articles” or “Sections” are references to Articles and Sections hereof or hereto;

(f)           unless otherwise specified, all references herein to exhibits are references to exhibits in the Plan Supplement;

(g)          unless otherwise specified, the words “herein,” “hereof,” and “hereto” refer to the Plan in its entirety rather than to a particular portion of the Plan;

(h)          subject to the provisions of any contract, certificate of incorporation, or similar formation document or agreement, by-law, instrument, release, or other agreement or document entered into in connection with the Plan, the rights and obligations arising pursuant to the Plan shall be governed by, and construed and enforced in accordance with the applicable federal law, including the Bankruptcy Code and Bankruptcy Rules;

(i)           captions and headings to Articles are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan;

(j)           unless otherwise specified herein, the rules of construction set forth in Bankruptcy Code section 102 shall apply;

(k)          any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be;

(l)           all references to docket numbers of documents Filed in the Chapter 11 Cases are references to the docket numbers under the Bankruptcy Court’s CM/ECF system;

(m)         all references to statutes, regulations, orders, rules of courts, and the like shall mean as amended from time to time, and as applicable to the Chapter 11 Cases, unless otherwise stated;

(n)          any immaterial effectuating provisions may be interpreted by the Plan Proponents, the Reorganized Debtors and the Successor Trustees in such a manner that is consistent with the overall purpose and intent of the Plan, all without further notice to or action, order, or approval of the Bankruptcy Court or any other Person or Entity; and

Joint Plan of Reorganization	Page 2

(o)          except as otherwise specifically provided in this Plan to the contrary, references in the Plan to the Debtors or to the Reorganized Debtors shall mean the Debtors and the Successor Entities, as applicable, to the extent the context requires.

Section 1.02          Computation of Time.

Unless otherwise specifically stated herein, the provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein. If the date on which a transaction may occur pursuant to the Plan shall occur on a day that is not a Business Day, then such transaction shall instead occur on the next Business Day. Any action to be taken on the Effective Date may be taken on or as soon as reasonably practicable after the Effective Date.

Section 1.03        Governing Law.

Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated, the laws of the State of Texas, without giving effect to the principles of conflict of laws, shall govern the rights, obligations, construction, and implementation of this Plan, any agreements, documents, instruments, or contracts executed or entered into in connection with this Plan (except as otherwise set forth in those agreements, in which case the governing law of such agreement shall control); provided, however, that corporate governance matters relating to the Debtors, Newco, or the Successor Entities, as applicable, shall be governed by the laws of the state of incorporation or formation of the relevant Debtor, Newco or Successor Entity, as applicable.

Section 1.04          Reference to Monetary Figures.

All references in the Plan to monetary figures shall refer to currency of the U.S., unless otherwise expressly provided.

ARTICLE II

ADMINISTRATIVE CLAIMS AND PRIORITY CLAIMS

In accordance with Bankruptcy Code section 1123(a)(1), Administrative Claims and Priority Claims have not been classified and, thus, are excluded from the Classes of Claims and Interests.

Section 2.01          Administrative Claims.

(a)          General Administrative Claims.

(i)          Except as specified in this Article II and the Financing Order, unless the Holder of an Allowed General Administrative Claim and the Debtors or the Plan Proponents, as applicable, agree to less favorable treatment, each Holder of an Allowed General Administrative Claim will receive, in full satisfaction of its General Administrative Claim, Cash equal to the amount of such Allowed General Administrative Claim either: (a) within ten (10) days after the Effective Date; (b) if the General Administrative Claim is not Allowed as of the Effective Date, within ten (10) days after the date on which an order allowing such General Administrative Claim becomes a Final

Joint Plan of Reorganization	Page 3

Order, or as otherwise provided in such Final Order; or (c) if the Allowed General Administrative Claim is based on a liability incurred by the Debtors in the ordinary course of their business after the Petition Date, pursuant to the terms and conditions of the particular transaction or agreement giving rise to such Allowed General Administrative Claim, without any further action by the Holders of such Allowed General Administrative Claim, and without any further notice to or action, order, or approval of the Bankruptcy Court.

(ii)       Requests for payment of General Administrative Claims must be Filed and served on the Creditors’ Trustee, no later than the Administrative Claims Bar Date for General Administrative Claims in accordance with the procedures specified in the Confirmation Order and the notice of the Effective Date. Holders of General Administrative Claims that do not File and serve such a request by the Administrative Claims Bar Date shall be forever barred, estopped, and enjoined from asserting such General Administrative Claims against the Debtors, the Reorganized Debtors, or their respective property and such General Administrative Claims shall be deemed forever discharged and released as of the Effective Date. Any requests for payment of General Administrative Claims that are not properly Filed and served by the Administrative Claims Bar Date shall not appear on the Claims Register and shall be disallowed automatically without the need for further action by the Debtors, the Reorganized Debtors, the Chapter 11 Trustee, Newco, the Position Holder Trust, and/or the Creditors’ Trust. Any General Administrative Claims that remain unpaid as of the Effective Date, or are Allowed or first become payable after the Effective Date, shall be paid by the Position Holder Trust.

(b)         Final Professional Fee Applications.

All final requests for payment of Professional Fee Claims, including the Professional Fee Claims incurred during the period from the Petition Date through the Effective Date, must be Filed and served on the Chapter 11 Trustee (where Filed prior to the Effective Date) or the Creditors’ Trustee (where Filed on or subsequent to the Effective Date) and the Debtors, no later than the Administrative Claims Bar Date for Professional Fee Claims. All such final requests will be subject to approval by the Bankruptcy Court after notice and a hearing in accordance with the procedures established by the Bankruptcy Code and Bankruptcy Rules and prior orders of the Bankruptcy Court in the Chapter 11 Cases, including the Interim Compensation Order. Any Professional Fee Claims that remain unpaid as of the Effective Date, or are approved and first become payable after the Effective Date, shall be paid by the Position Holder Trust.

Section 2.02          Priority Claims and Priority Tax Claims.

(a)          All Allowed Priority Claims that are not Priority Tax Claims shall be paid on the later of (i) ten (10) days after the later of the Effective Date or the date the Priority Claim becomes an Allowed Priority Claim, or (ii) the date a Priority Claim first becomes payable pursuant to any agreement between or among the Chapter 11 Trustee, the Subsidiary Debtors and the holder of such Priority Claim, or the Reorganized Debtors or the Creditors’ Trustee and the holder of such Priority Claim. Any Priority Claims that are not Priority Tax Claims and that remain unpaid as of the Effective Date, or are Allowed and first become payable after the Effective Date, shall be paid by the Position Holder Trust.

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(b)          In full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Priority Tax Claim, each Holder of such Allowed Priority Tax Claim shall be treated in accordance with the terms set forth in Bankruptcy Code section 1129(a)(9)(C), except to the extent that a Holder of an Allowed Priority Tax Claim agrees to a less favorable treatment. Any Priority Tax Claims that remain unpaid as of the Effective Date, or are Allowed or first become payable after the Effective Date, shall be paid by the Position Holder Trust.

ARTICLE III

CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

Section 3.01        Classification and Treatment.

Claims and Interests, except for Administrative Claims and Priority Claims, are classified in the Classes set forth in this Article III. A Claim or Interest is classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Interest qualifies within the description of such other Classes. A Claim or Interest also is classified in a particular Class for the purpose of receiving Distributions pursuant to the Plan only to the extent that such Claim or Interest is an Allowed Claim or Allowed Interest in that Class and has not been paid, released, or otherwise satisfied before the Effective Date. To the extent a Class contains Allowed Claims or Allowed Interests with respect to any Debtor, the treatment of the Allowed Claims and Allowed Interests is specified in this Article III, except to the extent that a Holder of an Allowed Claim or Allowed Interest agrees to a less favorable treatment of its Allowed Claim or Allowed Interest. The Plan Proponents reserve the right to assert that the treatment provided to Holders of Claims and Interests pursuant to this Article III of the Plan renders such Class Unimpaired.

Section 3.02          Separate Chapter 11 Plans.

This Plan constitutes a separate chapter 11 plan of reorganization for each Debtor, each of which shall include the classifications set forth below.

Section 3.03        LPHI Class Identification.

The following chart represents the classification of Claims and Interests for LPHI pursuant to the Plan.

Class	Claims and Interests	Status	Voting Rights
Class A1	Secured Claims Against LPHI	Unimpaired	Not Entitled to Vote (Deemed to Accept)
Class A2	General Unsecured Claims Against LPHI	Impaired	Entitled to Vote
Class A3	SEC Judgment Claim Against LPHI	Impaired	Entitled to Vote
Class A4	Intercompany Claims Against LPHI	Impaired	Not Entitled to Vote (Deemed to Accept)
Class A5	Interests in LPHI	Impaired	Not Entitled to Vote (Deemed to Reject)

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Section 3.04       LPI Class Identification.

The following chart represents the classification of Claims and Interests for LPI pursuant to the Plan.

Class	Claims and Interests	Status	Voting Rights
Class B1	Secured Claims Against LPI	Unimpaired	Not Entitled to Vote (Deemed to Accept)
Class B2	Fractional Interest Holder Claims Against LPI (Ownership Settlement Subclass Members Who Are Also Rescission Settlement Subclass Members)	Impaired	Entitled to Vote
Class B2A	Fractional Interest Holder Claims Against LPI (Ownership Settlement Subclass Members Who Are Not Rescission Settlement Subclass Members)	Impaired	Entitled to Vote
Class B3	IRA Holder Claims Against LPI (Ownership Settlement Subclass Members Who Are Also Rescission Settlement Subclass Members)	Impaired	Entitled to Vote
Class B3A	IRA Holder Claims Against LPI (Ownership Settlement Subclass Members Who Are Not Rescission Settlement Subclass Members)	Impaired	Entitled to Vote
Class B4	General Unsecured Claims Against LPI	Impaired	Entitled to Vote
Class B5	Intercompany Claims Against LPI	Impaired	Not Entitled to Vote (Deemed to Accept)
Class B6	Interests in LPI	Impaired	Not Entitled to Vote (Deemed to Reject)

Section 3.05          LPIFS Class Identification.

The following chart represents the classification of Claims and Interests for LPIFS pursuant to the Plan.

Class	Claims and Interests	Status	Voting Rights
Class C1	Secured Claims Against LPIFS	Unimpaired	Not Entitled to Vote (Deemed to Accept)
Class C2	General Unsecured Claims Against LPIFS	Impaired	Entitled to Vote
Class C3	Intercompany Claims Against LPIFS	Impaired	Not Entitled to Vote (Deemed to Accept)
Class C4	Interests in LPIFS	Impaired	Not Entitled to Vote (Deemed to Reject)

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Section 3.06        Treatment of Allowed Claims and Allowed Interests in LPHI.

(a)        Class A1 - Secured Claims Against LPHI.

(i)          Classification: Class A1 consists of Secured Claims against LPHI.

(ii)        Treatment: In full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Claim in Class A1, each such Holder shall receive, at LPHI’s option:

(1)          payment in full in Cash;

(2)         delivery of collateral securing any such Claim, including any interest required under Bankruptcy Code section 506(b), with any Claim amount remaining after application of such collateral to comprise a general unsecured Deficiency Claim under Class A2;

(3)          Reinstatement of such Claim; or

(4)          other treatment rendering such Claim Unimpaired.

(iii)        Voting: Class A1 is Unimpaired under the Plan. Holders of Claims in Class A1 are conclusively deemed to have accepted the Plan pursuant to Bankruptcy Code section 1126(f). Therefore, such Holders are not entitled to vote to accept or reject the Plan.

(b)        Class A2 - General Unsecured Claims Against LPHI.

(i)          Classification: Class A2 consists of General Unsecured Claims against LPHI.

(ii)        Treatment: In full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Claim in Class A2, each such Holder shall receive, up to the Allowed amount of its Allowed Claim, a Creditors’ Trust Interest as further described in Section 6.05 hereof.

(iii)        Voting: Class A2 is Impaired under the Plan. Holders of Allowed Class A2 Claims are entitled to vote to accept or reject the Plan.

(c)        Class A3 – SEC Judgment Claim Against LPHI.

(i)        Classification: Class A3 consists of the SEC Judgment Claim against LPHI.

(ii)       Treatment: In full and final satisfaction, settlement, release, and discharge of and in exchange for the SEC Judgment Claim, the SEC shall receive a Creditors’ Trust Interest, up to the Allowed amount of its SEC Judgment Claim. Under the Creditors’ Trust

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Agreement, any distributions in respect of the SEC’s Creditors’ Trust Interest shall be reallocated to Investors or to the Position Holder Trust. The SEC has consented to this treatment in support of the Plan, subject to Confirmation and occurrence of the Effective Date of the Plan. In exchange for the SEC’s consent, within a reasonable time after the Effective Date, LPHI will move to voluntarily dismiss its appeal of the SEC Judgment, which is currently pending in the United States Court of Appeals for the Fifth Circuit.

(iii)       Voting: Class A3 is Impaired under the Plan. Therefore, the SEC is entitled to vote to accept or reject the Plan.

(d)      Class A4 – Intercompany Claims against LPHI.

(i)         Classification: Class A4 consists of Intercompany Claims against LPHI.

(ii)         Treatment: As part of the Intercompany Settlement, all Intercompany Claims against LPHI shall be subordinated, cancelled, and released without any Distribution on account of such Claims.

(iii)       Voting: Class A4 is Impaired under the Plan, and Claims in Class A4 are exclusively held by the Debtors. Pursuant to the Intercompany Settlement, Holders of Intercompany Claims shall be relieved of their liabilities to the other Debtors and their Estates, in full satisfaction of the Holder’s Intercompany Claim, and Holders of Claims in Class A4 are conclusively deemed to have accepted the Plan. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

(e)      Class A5 - Interests in LPHI.

(i)          Classification: Class A5 consists of Interests in LPHI.

(ii)        Treatment: Interests in LPHI shall be cancelled and released without any Distribution on account of such Interests.

(iii)      Voting: Class A5 is Impaired under the Plan. Holders of Interests in Class A5 are conclusively deemed to have rejected the Plan pursuant to Bankruptcy Code section 1126(g). Therefore, such Holders are not entitled to vote to accept or reject the Plan.

Section 3.07        Treatment of Claims and Interests in LPI.

(a)       Class B1 - Secured Claims Against LPI.

(i)          Classification: Class B1 consists of Secured Claims against LPI.

(ii)        Treatment: In full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Claim in Class B1, each such Holder shall receive, at LPI’s option:

(1)       payment in full in Cash;

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(2)        delivery of collateral securing any such Claim, including any interest required under Bankruptcy Code section 506(b), with any Claim amount remaining after application of such collateral to comprise a general unsecured Deficiency Claim under Class B4;

(3)       Reinstatement of such Claim; or

(4)       other treatment rendering such Claim Unimpaired.

(iii)       Voting: Class B1 is Unimpaired under the Plan. Holders of Claims in Class B1 are conclusively deemed to have accepted the Plan pursuant to Bankruptcy Code section 1126(f). Therefore, such Holders are not entitled to vote to accept or reject the Plan.

(b)       Class B2 – Claims Against LPI of Fractional Interest Holders Who Are Both Ownership Settlement Subclass Members and Rescission Settlement Subclass Members.

(i)          Classification: Class B2 consists of Claims against LPI of Fractional Interest Holders who are both Ownership Settlement Subclass Members and Rescission Settlement Subclass Members, as allocated to them respectively under the Allowed Class Claim and LPI’s Bankruptcy Schedule F.1

(ii)       Allowance: In accordance with the Class Action Settlement Agreement, the Class Claim shall be Allowed as a Class B2 Allowed Claim in an aggregate amount equal to the total of all of the amounts scheduled for each outstanding Fractional Position on LPI’s Bankruptcy Schedule F, as amended, as neither disputed, contingent, nor unliquidated, and then allocated among the Fractional Positions held by the Fractional Interest Holders who are Class B2 Holders in accordance with the amounts, if any, set forth next to each respective Fractional Interest Holder’s name on Schedule F. Solely for purposes of the Plan and subject to the effectiveness of the Plan and the Class Action Settlement Agreement, any Proof of Claim or Interest of each Fractional Interest Holder in Class B2 shall be expressly deemed to have been compromised and exchanged for the treatment under this Plan.

(iii)       Treatment: In full and final satisfaction, settlement, release, and discharge of, and in exchange for, each Allowed Claim in Class B2, a Class B2 Holder may select one of the following three (3) options for treatment of its Allowed Claim related to each one of its Fractional Positions, and receive a Distribution(s) under this Plan as provided below:

(1)          Option 1 – Continuing Holder Election. Confirmed status as a Continuing Fractional Holder with respect to the Fractional Position, and as such,

1 Allocation and treatment of the Class Claim with respect to IRA Holders who are Ownership Settlement Subclass Members are addressed in Class B3 and Class B3A as detailed in Sections 3.07(d) and 3.07(e), and allocation and treatment of the Class Claim with respect to Fractional Interest Holders who are Ownership Settlement Subclass Members but are excluded from the Rescission Settlement Subclass are addressed in Class B2A as detailed in Section 3.07(c).

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subject to the terms and conditions of this Plan and the Position Holder Trust Agreement:

A.        Be the owner of 95% of the Fractional Interest relating to the Fractional Position (which will be a Continued Position), with the remaining 5% of such Fractional Interest comprising a Continuing Position Holder Contribution (and a Contributed Position) as detailed in Section 4.03(e) of this Plan, unless the condition in clause B below is not satisfied;

B.        As a condition to effectiveness of the Election, be required to pay any Catch-Up Payment or Pre-Petition Default Amount relating to the Fractional Position, as detailed in Section 4.13 herein;

C.       Be obligated to pay the Policy premiums and Servicing Fee associated with the Continued Position; and

D.     Receive, as Distributions, unless the condition in clause B above is not satisfied, either (I)(A) a Fractional Interest Certificate representing the portion of the Fractional Interest that is a Continued Position and (B) a Position Holder Trust Interest calculated as provided in Section 5.05 of this Plan in exchange for the portion that is a Contributed Position; or (II) if the Fractional Position relates to Maturity Funds which have been advanced to the Debtors pursuant to the Maturity Funds Facility prior to the Effective Date or are held in the Maturity Escrow Account at the Effective Date, receive (A) a Position Holder Trust Interest calculated as provided in Section 5.05 of this Plan in exchange for the portion that is a Contributed Position, and (B) a Statement of Maturity Account prepared as provided in Section 4.04, reflecting any Maturity Funds Loan payable to the Continuing Fractional Holder determined as provided in Section 4.04 and any Distribution out of funds held in the Maturities Escrow Account that will be made to the Holder pursuant to Section 4.04.

(2)       Option 2 – Position Holder Trust Election. Contribute the Fractional Position to the Position Holder Trust and, in exchange, receive a Position Holder Trust Interest calculated as provided in Section 5.05 of this Plan. By making a Position Holder Trust Election, a Fractional Interest Holder (A) will be an Assigning Fractional Holder as to the Fractional Position, (B) will be relieved of all payment obligations for Policy premiums and the Servicing Fee relating to the contributed Fractional Position due for periods from and after the Effective Date, and (C) will be subject to the Position Holder Trust’s right of offset for any unpaid Catch-Up Payment or Pre-Petition Default Amount as detailed in Section 5.05(f) of this Plan.

(3)      Option 3 – Creditors’ Trust Election. Rescind the transaction pursuant to which the Fractional Interest Holder acquired rights to and/or interests in the Fractional Position, and rescind the related Investment Contract as it pertains to the Fractional Position, and, in exchange, receive a Creditors’ Trust Interest calculated as provided in Section 6.05 of this Plan. By making a Creditors’ Trust Election, the

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Fractional Interest Holder (A) will be a Former Fractional Interest Holder with respect to the Fractional Position, (B) will be relieved of all payment obligations for Policy premiums and the Servicing Fee relating to the Fractional Position due for periods from and after the Effective Date, and (C) will be subject to having its Allowed Claim reduced for any unpaid Catch-Up Payment or Pre-Petition Default Amount as detailed in Section 14.05 of this Plan. A Fractional Position that is the subject of a Creditors’ Trust Election shall be contributed to the Position Holder Trust by Reorganized LPI as a Contributed Position.

(iv)      Treatment Based on Deemed Election by Class B2 Holder: A Class B2 Holder who does not select one of the foregoing three (3) options for treatment of its Allowed Claim for any one or more of its Fractional Positions shall be deemed to have selected Option 1 above and made a Continuing Holder Election for treatment of its Allowed Claim related to such Fractional Position(s), in full and final satisfaction, settlement, release, and discharge of, and in exchange for, each such Allowed Claim in Class B2.

(v)       Voting: Class B2 is Impaired under the Plan and Holders of Class B2 Claims are entitled to vote to accept or reject the Plan.

(c)       Class B2A – Claims Against LPI of Fractional Interest Holders Who Are Ownership Settlement Subclass Members But Are Not Rescission Settlement Subclass Members.

(i)         Classification: Class B2A consists of Claims against LPI of Fractional Interest Holders who are Ownership Settlement Subclass Members but are not Rescission Settlement Subclass Members2.

(ii)        Allowance: In accordance with the Class Action Settlement Agreement, the Class Claim shall be Allowed as a Class B2A Allowed Claim in an aggregate amount equal to the total of all of the amounts scheduled for each outstanding Fractional Position on LPI’s Bankruptcy Schedule F, as amended, as neither disputed, contingent, nor unliquidated, and then allocated among the Fractional Positions held by Class B2A Holders in accordance with the amounts, if any, set forth next to each respective Fractional Interest Holder’s name on Schedule F. Solely for purposes of the Plan and subject to the effectiveness of the Plan and the Class Action Settlement Agreement, any Proof of Claim or Interest of each Fractional Interest Holder in Class B2A shall be expressly deemed to have been compromised and exchanged for the treatment under this Plan.

(iii)       Treatment: In full and final satisfaction, settlement, release, and discharge of, and in exchange for, each Allowed Claim in Class B2A, a Class B2A Holder may select one of the following two (2) options for treatment of its Allowed Claim related to each one of its Fractional Positions, and receive a Distribution(s) under this Plan as provided below:

2 As described in Section 4.03(b) of this Plan, Class B2A includes Current Position Holders who are Ownership Settlement Subclass Members that are listed on Appendix A to the Class Action Settlement Agreement or are Qualified Plan Holders (i.e., the Excluded Persons) and thus not Rescission Settlement Subclass Members.

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(1)       Option 1 – Continuing Holder Election. Confirmed status as a Continuing Fractional Holder with respect to the Fractional Position, and as such, subject to the terms and conditions of this Plan and the Position Holder Trust Agreement:

A.       Be the owner of 95% of the Fractional Interest relating to the Fractional Position (which will be a Continued Position), with the remaining 5% of such Fractional Interest comprising a Continuing Position Holder Contribution (and a Contributed Position) as detailed in Section 4.03(e) of this Plan, unless the condition in clause B below is not satisfied;

B.      As a condition to effectiveness of the Election, be required to pay any Catch-Up Payment or Pre-Petition Default Amount relating to the Fractional Position, as detailed in Section 4.13 herein;

C.       Be obligated to pay the Policy premiums and Servicing Fee associated with the Continued Position; and

D.      Receive, as Distributions, unless the condition in clause B above is not satisfied, either (I)(A) a Fractional Interest Certificate representing the portion of the Fractional Interest that is a Continued Position and (B) a Position Holder Trust Interest calculated as provided in Section 5.05 of this Plan in exchange for the portion that is a Contributed Position; or (II) if the Fractional Position relates to Maturity Funds which have been advanced to the Debtors pursuant to the Maturity Funds Facility prior to the Effective Date or are held in the Maturity Escrow Account at the Effective Date, receive (A) a Position Holder Trust Interest calculated as provided in Section 5.05 of this Plan in exchange for the portion that is a Contributed Position, and (B) a Statement of Maturity Account prepared as provided in Section 4.04, reflecting any Maturity Funds Loan payable to the Continuing Fractional Holder determined as provided in Section 4.04 and any Distribution out of funds held in the Maturities Escrow Account that will be made to the Holder pursuant to Section 4.04.

(2)        Option 2 – Position Holder Trust Election. Contribute the Fractional Position to the Position Holder Trust and, in exchange, receive a Position Holder Trust Interest calculated as provided in Section 5.05 of this Plan. By making a Position Holder Trust Election, a Class B2A Holder (A) will be an Assigning Fractional Holder as to the Fractional Position, (B) will be relieved of all payment obligations for Policy premiums and the Servicing Fee relating to the contributed Fractional Position due for periods from and after the Effective Date, and (C) will be subject to the Position Holder Trust’s right of offset for any unpaid Catch-Up Payment or Pre-Petition Default Amount as detailed in Section 5.05(f) of this Plan.

(3)       Option 3 – Creditors’ Trust Election. As described in Section 4.03(b) of the Plan, Holders of Class B2A Claims do not have available option 3 as an Election for treatment of any Allowed Class B2A Claim.

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(iv)      Treatment Based on Deemed Election by Class B2A Holder: A Class B2A Holder who does not select one of the foregoing two (2) options for treatment of its Allowed Claim for any one or more of its Fractional Positions shall be deemed to have selected Option 1 above and made a Continuing Holder Election for treatment of its Allowed Claim related to such Fractional Position(s), in full and final satisfaction, settlement, release, and discharge of, and in exchange for, each such Allowed Claim in Class B2A.

(v)       Voting: Class B2A is Impaired under the Plan and Holders of Class B2A Claims are entitled to vote to accept or reject the Plan.

(d)         Class B3 - Claims Against LPI of IRA Holders Who Are Both Ownership Settlement Subclass Members and Rescission Settlement Subclass Members.

(i)         Classification: Class B3 consists of Claims of IRA Holders against LPI who are both Ownership Settlement Subclass Members and Rescission Settlement Subclass Members.3

(ii)        Allowance: In accordance with the Class Action Settlement Agreement, the Class Claim shall be Allowed as a Class B3 Allowed Claim in an aggregate amount equal to the total of all of the amounts scheduled for each outstanding Fractional Position on LPI’s Bankruptcy Schedule F, as amended, as neither disputed, contingent, nor unliquidated, and then allocated among the Fractional Interest Holders who are Class B3 Holders in accordance with the amounts, if any, set forth next to each respective Fractional Interest Holder’s name on Schedule F. Solely for purposes of the Plan and subject to the effectiveness of the Plan and the Class Action Settlement Agreement, any Proof of Claim or Interest of each IRA Holder in Class B3 shall be expressly deemed to have been compromised and exchanged for the treatment under this Plan.

(iii)       Treatment: In full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Claim in Class B3, a Class B3 Holder may select one of the four (4) options for treatment of its Allowed Claim related to each one of its Fractional Positions, and receive a Distribution(s) under this Plan, as provided below. All Class B3 Holders will be relieved of all payment obligations for Policy premiums and the Servicing Fee relating to their Fractional Positions due for periods from and after the Effective Date; provided, however, a Class B3 Holder will be subject to the Position Holder Trust’s right of offset (and the IRA Partnership’s corresponding right of offset) for any unpaid Catch-Up Payment or Pre-Petition Default Amount relating to a Fractional Position (if Option 2 is selected), or to having its Allowed Claim reduced for any unpaid Catch-Up Payment or Pre-Petition Default Amount relating to a Fractional Position (if Option 3 is selected), as provided below.

 3 Allocation and treatment of the Class Claim with respect to Fractional Interest Holders who are Ownership Settlement Subclass Members are addressed in Class B2 or Class B2A as detailed in Sections 3.07(b) and 3.07(c), and allocation and treatment of IRA Holders who are Ownership Settlement Subclass Members that are excluded from the Rescission Settlement Subclass are addressed in Class B3A as detailed in Section 3.07(e).

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(1)         Option 1 – Continuing IRA Holder Election. Confirmed status as a Continuing IRA Holder with respect to the Fractional Position, subject to the terms and conditions of this Plan, and as such:

A.         Transfer the portion of the Fractional Position that is a Continuing Position Holder Contribution to the IRA Partnership and, unless the condition in clause B below is not satisfied, transfer the remainder of the Fractional Position to the Position Holder Trust;

B.         As a condition to effectiveness of the Election, be required to pay any Catch-Up Payment or Pre-Petition Default Amount relating to the Fractional Position, as detailed in Section 4.13 herein;

C.         To the extent the Fractional Position relates to Maturity Funds which have been advanced to the Debtors pursuant to the Maturity Funds Facility prior to the Effective Date or are held in the Maturities Escrow Account at the Effective Date, unless the condition in clause B above is not satisfied, receive a Statement of Maturity Account prepared as provided in Section 4.04, reflecting any Maturity Funds Loan payable to the Continuing IRA Holder determined as provided in Section 4.04 and any Distribution out of funds held in the Maturities Escrow Account that will be made to the Holder pursuant to Section 4.04; and

D.         Receive, as Distributions, (I) unless the condition in clause B above is not satisfied, a New IRA Note in the form included in the Plan Supplement, payable in an amount, and with other terms and conditions, determined as summarized in Section 4.03(f) of this Plan (subject to the terms and conditions of this Plan and the New IRA Note Collateral Documents) and (II) an IRA Partnership Interest calculated as provided in Section 7.04 of this Plan.

(2)         Option 2 – Position Holder Trust Election. Contribute the Fractional Position to the IRA Partnership and, in exchange, receive an IRA Partnership Interest calculated as provided in Section 7.04 of this Plan. By making a Position Holder Trust Election, an IRA Holder (A) will be an Assigning IRA Holder as to the Fractional Position, (B) as the holder of an IRA Partnership Interest, will participate in the distributions from the Position Holder Trust, and (C) will be subject to the Position Holder Trust’s right of offset (and the IRA Partnership’s corresponding right of offset) for any unpaid Catch-Up Payment or Pre-Petition Default Amount as detailed in Section 5.05(f) of this Plan.

(3)         Option 3 – Creditors’ Trust Election. Rescind the transaction pursuant to which the IRA Holder acquired rights to and/or interests in the Fractional Position, and rescind the related Investment Contract as it pertains to the Fractional Position, and, in exchange, receive a Creditors’ Trust Interest calculated as provided in Section 6.05 of this Plan. By making a Creditors’ Trust Election, the IRA Holder (A) will be a Former IRA Holder with respect to the Fractional Position, and (B) will be subject

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to having its Allowed Claim reduced for any unpaid Catch-Up Payment or Pre- Petition Default Amount as detailed in Section 14.05 of this Plan. A Fractional Position that is the subject of a Creditors’ Trust Election shall be contributed to the Position Holder Trust by Reorganized LPI as a Contributed Position.

(4)      Option 4 – Conversion. Distribute the IRA Note to the individual taxpayer who owns the IRA Holder and exchange it for a Fractional Interest registered in the name of the individual taxpayer, with respect to which the individual will be deemed to have made a Continuing Holder Election as a member of Class B2 as set forth above, subject to all of the terms and conditions of this Plan and the Position Holder Trust Agreement relating to such an Election.

(iv)        Treatment Based on Deemed Election by Class B3 Holder: A Class B3 Holder who does not select one of the foregoing four (4) options for treatment of its Allowed Claim related to any one or more of its Fractional Positions shall be deemed to have selected Option 2 above and made a Position Holder Trust Election for treatment of its Allowed Claim related to such Fractional Position(s), in full and final satisfaction, settlement, release, and discharge of, and in exchange for, each such Allowed Claim in Class B3.

(v)       Voting: Class B3 is Impaired under the Plan and Holders of Class B3 Claims are entitled to vote to accept or reject the Plan.

(e)     Class B3A - Claims Against LPI of IRA Holders Who Are Ownership Settlement Subclass Members But Are Not Rescission Settlement Subclass Members.

(i)         Classification: Class B3A consists of Claims against LPI of IRA Holders who are Ownership Settlement Subclass Members but are not Rescission Settlement Subclass Members.

(ii)        Allowance: In accordance with the Class Action Settlement Agreement, the Class Claim shall be Allowed as a Class B3A Allowed Claim in an aggregate amount equal to the total of all of the amounts scheduled for each outstanding Fractional Position on LPI’s Bankruptcy Schedule F, as amended, as neither disputed, contingent, nor unliquidated, and then allocated among the Fractional Interest Holders who are Class B3A Holders in accordance with the amounts, if any, set forth next to each respective Fractional Interest Holder’s name on Schedule F. Solely for purposes of the Plan and subject to the effectiveness of the Plan and the Class Action Settlement Agreement, any Proof of Claim or Interest of each IRA Holder in Class B3A shall be expressly deemed to have been compromised and exchanged for the treatment under this Plan.

(iii)      Treatment: In full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Claim in Class B3A, a Class B3A Holder may select one of the following three (3) options for treatment of its Allowed Claim related to each one of its Fractional Positions, and receive a Distribution(s) under this Plan, as provided below. All Class B3A Holders will be relieved of all payment obligations for Policy premiums and the Servicing Fee relating to their Fractional Positions due for periods from

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and after the Effective Date; provided, however, a Class B3A Holder will be subject to the Position Holder Trust’s right of offset (and the IRA Partnership’s corresponding right of offset) for any unpaid Catch-Up Payment or Pre-Petition Default Amount relating to a Fractional Position (if Option 2 is selected).

(1)            Option 1 – Continuing IRA Holder Election. Confirmed status as a Continuing IRA Holder with respect to the Fractional Position, subject to the terms and conditions of this Plan, and as such:

A.        Transfer the portion of the Fractional Position that is a Continuing Position Holder Contribution to the IRA Partnership and, unless the condition in clause B below is not satisfied, transfer the remainder of the Fractional Position to the Position Holder Trust;

B.       As a condition to effectiveness of the Election, be required to pay any Catch-Up Payment or Pre-Petition Default Amount relating to the Fractional Position, as detailed in Section 4.13 herein;

C.          To the extent the Fractional Position relates to Maturity Funds which have been advanced to the Debtors pursuant to the Maturity Funds Facility prior to the Effective Date or are held in the Maturities Escrow Account at the Effective Date, unless the condition in clause B above is not satisfied, receive a Statement of Maturity Account prepared as provided in Section 4.04, reflecting any Maturity Funds Loan payable to the Continuing IRA Holder determined as provided in Section 4.04 and any Distribution out of funds held in the Maturities Escrow Account that will be made to the Holder pursuant to Section 4.04; and

D.        Receive, as Distributions, (I) unless the condition in clause B above is not satisfied, a New IRA Note in the form included in the Plan Supplement, payable in an amount, and with other terms and conditions, determined as summarized in Section 4.03(f) of this Plan (subject to the terms and conditions of this Plan and the New IRA Note Collateral Documents) and (II) an IRA Partnership Interest calculated as provided in Section 7.04 of this Plan.

(2)      Option 2 – Position Holder Trust Election. Contribute the Fractional Position to the IRA Partnership and, in exchange, receive an IRA Partnership Interest calculated as provided in Section 7.04 of this Plan. By making a Position Holder Trust Election, an IRA Holder (A) will be an Assigning IRA Holder as to the Fractional Position, (B) as the holder of an IRA Partnership Interest, will participate in the distributions from the Position Holder Trust, and (C) will be subject to the Position Holder Trust’s right of offset (and the IRA Partnership’s corresponding right of offset) for any unpaid Catch-Up Payment or Pre-Petition Default Amount as detailed in Section 5.05(f) of this Plan.

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(3)       Option 3 – Creditors’ Trust Election. As described in Section 4.03(b) of the Plan, Holders of Class B3A Claims do not have available option 3 as an Election for treatment of any Allowed Class B3A Claim.

(4)        Option 4 – Conversion. Distribute the IRA Note to the individual taxpayer who owns the IRA Holder and exchange it for a Fractional Interest registered in the name of the individual taxpayer, with respect to which the individual will be deemed to have made a Continuing Holder Election as a member of Class B2A as set forth above, subject to all of the terms and conditions of this Plan and the Position Holder Trust Agreement relating to such an Election.

(iv)        Treatment Based on Deemed Election by Class B3A Holder: A Class B3A Holder who does not select one of the foregoing three (3) options for treatment of its Allowed Claim in Class B3A related to any one or more of its Fractional Positions shall be deemed to have selected Option 2 above and made a Position Holder Trust Election for treatment of its Allowed Claim related to such Fractional Position(s), in full and final satisfaction, settlement, release, and discharge of, and in exchange for, each such Allowed Claim in Class B3A.

(v)       Voting: Class B3A is Impaired under the Plan and Holders of Class B3A Claims are entitled to vote to accept or reject the Plan.

(f)     Class B4 - General Unsecured Claims Against LPI.

(i)        Classification: Class B4 consists of General Unsecured Claims against LPI (including Claims by Former Position Holders and the Additional Allowed Claims of certain Current Position Holders under the Class Action Settlement Agreement and the MDL Settlement Agreement, as further described in Section 6.05).

(ii)      Treatment: In full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Claim in Class B4, each such Holder shall receive, up to the Allowed amount of its Claim, a Creditors’ Trust Interest calculated as provided in Section 6.05 of this Plan, except to the extent that a Holder of an Allowed Claim in Class B4 agrees to a less favorable treatment of its Allowed Claim.

(iii)     Voting: Class B4 is Impaired under the Plan and Holders of Class B4 Claims are entitled to vote to accept or reject the Plan.

(g)    Class B5 - Intercompany Claims Against LPI.

(i)          Classification: Class B5 consists of Intercompany Claims against LPI.

(ii)        Treatment: As part of the Intercompany Settlement, all Intercompany Claims against LPI shall be subordinated, cancelled, and released without any Distribution on account of such Claims.

(iii)       Voting: Class B5 is Impaired under the Plan, and Claims in Class B5 are exclusively held by the Debtors. Pursuant to the Intercompany Settlement, Holders of

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Intercompany Claims shall be relieved of their liabilities to the other Debtors and their Estates, in full satisfaction of the Holder’s Intercompany Claim, and Holders of Claims in Class B5 are conclusively deemed to have accepted the Plan. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

(h)           Class B6 - Interests in LPI.

(i)         Classification: Class B6 consists of Interests in LPI.

(ii)        Treatment: Interests in LPI shall be cancelled and released without any Distribution on account of such Interests.

(iii)       Voting: Class B6 is Impaired under the Plan. Holders of Interests in Class B6 are conclusively deemed to have rejected the Plan pursuant to Bankruptcy Code section 1126(g). Therefore, such Holders are not entitled to vote to accept or reject the Plan.

Section 3.08 Treatment of Claims and Interests in LPIFS.

(a)          Class C1 - Secured Claims Against LPIFS.

(i)         Classification: Class C1 consists of Secured Claims against LPIFS.

(ii)       Treatment: In full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Claim in Class C1, each such Holder shall receive, at LPIFS’s option:

(1)       payment in full in Cash;

(2)      delivery of collateral securing any such Claim, including any interest required under Bankruptcy Code section 506(b), with any Claim amount remaining after application of such collateral to comprise a general unsecured Deficiency Claim under Class C2;

(3)       Reinstatement of such Claim; or

(4)      other treatment rendering such Claim Unimpaired.

(iii)      Voting: Class C1 is Unimpaired under the Plan. Holders of Claims in Class C1 are conclusively deemed to have accepted the Plan pursuant to Bankruptcy Code section 1126(f). Therefore, such Holders are not entitled to vote to accept or reject the Plan.

(b)          Class C2 – General Unsecured Claims Against LPIFS.

(i)           Classification: Class C2 consists of General Unsecured Claims against LPIFS.

(ii)          Treatment: In full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Claim in Class C2, each such Holder shall receive,

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up to the Allowed amount of its Claim, a Creditors’ Trust Interest calculated as provided in Section 6.05 of this Plan, except to the extent that a Holder of an Allowed Claim in Class C2 agrees to a less favorable treatment of its Allowed Claim.

(iii)       Voting: Class C2 is Impaired under the Plan and Holders of Class C2 Claims are entitled to vote to accept or reject the Plan.

(c)       Class C3 - Intercompany Claims Against LPIFS.

(i)         Classification: Class C3 consists of Intercompany Claims against LPIFS.

(ii)        Treatment: As part of the Intercompany Settlement, all Intercompany Claims against LPIFS shall be subordinated, cancelled, and released without any Distribution on account of such Claims.

(iii)      Voting: Class C3 is Impaired under the Plan, and Claims in Class C3 are exclusively held by the Debtors. Pursuant to the Intercompany Settlement, Holders of Intercompany Claims shall be relieved of their liabilities to the other Debtors and their Estates, in full satisfaction of the Holder’s Intercompany Claim, and Holders of Claims in Class C3 are conclusively deemed to have accepted the Plan. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

(d)       Class C4 - Interests in LPIFS.

(i)         Classification: Class C4 consists of Interests in LPIFS.

(ii)       Treatment: Interests in LPIFS shall be cancelled and released without any distribution on account of such Interests.

(iii)      Voting: Class C4 is Impaired under the Plan. Holders of Interests in Class C4 are conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

Section 3.09        Special Provision Governing Unimpaired Claims.

Except as otherwise provided in the Plan, nothing under the Plan shall affect the Chapter 11 Trustee’s or the Subsidiary Debtors’ rights in respect of any Unimpaired Claims, including all rights in respect of legal and equitable defenses to or setoffs or recoupments against any such Unimpaired Claims.

Section 3.10          Elimination of Vacant Classes.

Any Class of Claims or Interests that, as of the commencement of the Confirmation Hearing, does not have at least one Holder of a Claim or Interest that is Allowed in an amount greater than zero for voting purposes pursuant to the Disclosure Statement Order shall be considered vacant, deemed eliminated from the Plan for purposes of voting to accept or reject the Plan, and disregarded for

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purposes of determining whether the Plan satisfies Bankruptcy Code section 1129(a)(8) with respect to that Class.

Section 3.11        Confirmation Pursuant to Bankruptcy Code Sections 1129(a)(10) and 1129(b).

Bankruptcy Code section 1129(a)(10) shall be satisfied for purposes of Confirmation by acceptance of the Plan by one or more of the Classes entitled to vote pursuant to this Article III hereof. The Plan Proponents shall seek Confirmation of the Plan pursuant to Bankruptcy Code section 1129(b) with respect to any rejecting Class of Claims or Interests.

Section 3.12          Controversy Concerning Impairment.

If a controversy arises as to whether any Claims or Interests, or any Class of Claims or Interests, are Impaired, the Bankruptcy Court shall, after notice and a hearing, determine such controversy on or before the Confirmation Date.

Section 3.13        Subordinated Claims and Interests.

The allowance, classification, and treatment of all Allowed Claims and Allowed Interests and the respective Distributions and treatments under the Plan take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, Bankruptcy Code section 510(b), or otherwise. Pursuant to Bankruptcy Code section 510, the Creditors’ Trustee reserves the right to re-classify any Allowed Claim in accordance with any contractual, legal, or equitable subordination relating thereto.

Section 3.14          Designation of Impaired Classes.

(a)        Impaired Classes of Claims.

Classes A2, A3, A4, B2, B2A, B3, B3A, B4, B5, C2, and C3 are Impaired.

(b)        Impaired Classes of Interests.

Classes A5, B6, and C4 are Impaired.

Section 3.15          Classes Entitled to Vote

Classes A2, A3, B2, B2A, B3, B3A, B4, and C2 are entitled to cast Ballots with respect to this Plan.

Section 3.16        Classes Not Entitled to Vote.

Classes A1, B1, and C1 are Unimpaired under this Plan, and, therefore, Holders of Claims in such classes are not entitled to cast Ballots with respect to this Plan as they are deemed to accept this Plan in accordance with Bankruptcy Code section 1126(f).

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Classes A5, B6, and C4 are not entitled to receive or retain property under this Plan and are deemed to reject this Plan in accordance with Bankruptcy Code section 1126(g).

Classes A4, B5, and C3 are Impaired under the Plan. Claims in such classes are exclusively held by the Debtors and will be resolved pursuant to the Intercompany Settlement among the Debtors. Holders of Claims in such classes are deemed to accept this Plan pursuant to the Intercompany Settlement and are therefore not entitled to cast Ballots with respect to this Plan.

Section 3.17          Date of Distributions on Account of Allowed Claims.

All Distributions and deliveries to be made pursuant to this Article III shall be made as soon as reasonably practicable after the Distribution Record Date. All distributions made by the Successor Entities after the Effective Date shall be made as provided in their respective Successor Trust Agreements. In the event that any payment or act under this Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date.

Section 3.18          Sources of New Interests, New IRA Notes and Cash for Plan Distributions.

(a)         The New Interests and New IRA Notes used to make Distributions on the Effective Date or thereafter will be issued as provided in Articles IV, V, VI, and VII.

(b)         Except as otherwise specifically provided herein or in the Confirmation Order, all Cash consideration necessary for the Debtors and the Successor Entities to make payments or Distributions pursuant to this Plan shall be obtained from the Vida Financing, the Maturity Funds Facility, or Cash on hand of the Debtors, including Cash derived from business operations, and Cash derived from any asset sales or financing activities. Further, the Successor Entities will be entitled to transfer funds between themselves to satisfy their obligations or as otherwise provided under the Plan or pursuant to the Position Holder Trust Agreement and the Creditors’ Trust Agreement. Except as set forth herein, any changes in intercompany account balances resulting from such transfers will be accounted for and settled in accordance with the Position Holder Trust Agreement and Creditors’ Trust Agreement and will not violate or otherwise be affected by the terms of this Plan.

Section 3.19        Cram Down – Nonconsensual Confirmation.

If each Impaired Class of Claims or Interests entitled to vote shall not accept this Plan by the requisite statutory majority provided in Bankruptcy Code sections 1126(c) or 1126(d), the Plan Proponents request Confirmation of this Plan under Bankruptcy Code section 1129(b). In that event, the Plan Proponents reserve the right to modify this Plan to the extent, if any, that Confirmation pursuant to Bankruptcy Code section 1129(b) requires modification or any other reason in their discretion.

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ARTICLE IV

MEANS FOR IMPLEMENTATION OF THIS PLAN AND REORGANIZATION TRANSACTIONS

Section 4.01          Maturity Funds Facility and Financing Order.

The approval of the Maturity Funds Facility was instrumental in facilitating the development and Filing of this Plan. To effect this, the Chapter 11 Trustee and the Subsidiary Debtors Filed the Financing Motion and obtained permission to use the Maturity Funds as a source of financing for these Chapter 11 Cases, subject to the terms and provisions set forth in the Financing Order, which include, among other things: (a) repayment with interest (10% annual rate); (b) first priority liens and security interests on certain of the Policy Related Assets and the Debtors’ Causes of Action; (c) super-priority administrative claims; and (d) repayment contemplated at or near the Effective Date. Under the Vida Term Sheet, subject to approval by the Bankruptcy Court after notice and a hearing, Vida will make a debtor-in-possession loan of up to $10,000,000 to the Debtors prior to the Effective Date, on the terms provided in the Vida Term Sheet.

Section 4.02          Exit Financing and Reserve Funding.

(a)         The Maturity Funds Facility shall continue in effect on and after the Effective Date until cash flow from the Position Holder Trust is sufficient to repay all outstanding Maturity Funds Loans and any external financing and fund all premium payments and other reserve requirements of the Position Holder Trust and its Affiliates.

(b)          On the Effective Date, the Position Holder Trust shall assume all obligations to pay all of the outstanding Maturity Funds Loans, and from and after the Effective Date, the terms of the Maturity Funds Facility will be governed by the procedures set forth in Section 4.04 of this Plan.

(c)          After the Effective Date, pursuant to the Position Holder Trust Agreement (and subject to Section 4.02(d) below), advances under the Maturity Funds Facility will be used to fund a reserve account for premium payments on Policies during a rolling 120-day period (except the first period shall be 180 days), to the extent the Policies do not have sufficient Premium Reserves or CSV to fund their ongoing premiums.

(d)         To the extent necessary to repay Maturity Funds Loans, or fund ongoing premium payments, operating expenses and related reserve requirements, the Position Holder Trust will have the right to obtain financing from third parties. The Plan Proponents have negotiated the Vida Term Sheet providing for the proposed Vida Plan Collaboration Agreement, pursuant to which Vida Capital, Inc. (or one of its Affiliates approved by the Plan Proponents) will provide the Vida Financing, including financing on the Effective Date sufficient to repay all Maturity Funds Loans outstanding on the Effective Date and fund all reserve requirements of the Position Holder Trust on the Effective Date. Any financing proposed at the time the Plan Supplement is Filed, including the Vida Plan Collaboration Agreement and the transaction documents provided for therein, will be included in the Plan Supplement.

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(e)          In addition, by way of clarification, the Position Holder Trust shall be entitled to access the CSV included in the Beneficial Ownership it holds from time to time to use for any purpose permitted by the Position Holder Trust Agreement. If any such use results in a decrease in the death benefit payable under the related Policy, the decrease shall be taken out of the Position Holder Trust’s share of the maturity proceeds of the Policy, or if the Position Holder Trust’s share is insufficient, the Position Holder Trust shall make up the difference.

(f)           On the Effective Date, the portion of the Maturity Funds Facility attributable to the Assigning Fractional Holders and the Continuing Fractional Holders with respect to their Position Holder Trust Interests shall be extinguished upon its Distribution to the Assigning Fractional Holders and the Continuing Fractional Holders as set forth in Sections 4.03 and 5.07, and (ii) the Maturity Funds Liens imposed under the Financing Order as security for payment of the Maturity Funds Loans will be released and replaced by the Liens granted as security for payment of the Maturity Funds Loans under the Maturity Funds Collateral Agreement.

Section 4.03          Compromise to Combined Fractional and Trust Model.

(a)          As part of the Compromise, at the Effective Time of the Reorganization Transactions, the Debtors shall:

(i)           waive any claim to Beneficial Ownership in the Policies to the extent of the Fractional Interests represented by the Fractional Interest Certificates to be Distributed to Continuing Fractional Holders on or as of the Effective Date as provided in this Plan;

(ii)          provide, in full and final satisfaction of each Allowed Claim of each Fractional Interest Holder and IRA Holder, the Elections for treatment of those Claims provided for in Section 3.07(b), (c), (d) and (e) herein;

(iii)         contribute to the Position Holder Trust all Fractional Interests (all of which will be Contributed Positions) related to the Continuing IRA Holders’ respective IRA Notes, in exchange for their Allowed Claims and the IRA Notes, which will be contributed to the Position Holder Trust directly or through the IRA Partnership;

(iv)        (A) contribute to the Position Holder Trust (x) all Fractional Interests related to the Assigning Position Holders’ respective Fractional Positions, (y) the portion of the Maturity Funds Facility attributable to the Assigning Fractional Holders or the Continuing Fractional Holders with respect to their interests in the Position Holder Trust, and (z) 5% of the Fractional Interests related to the Continuing Fractional Holders’ respective Fractional Positions, in exchange for (B)(1) Position Holder Trust Interests to be Distributed to the Continuing Fractional Holders, the IRA Partnership, and the Assigning Fractional Holders in accordance with this Plan in respect of their Allowed Claims and (2) the extinguishment of the portion of the Maturity Funds Facility attributable to Assigning Fractional Holders and the Continuing Fractional Holders with respect to their interest in the Position Holder Trust upon its distribution to the Assigning Fractional Holders and Continuing Fractional Holders;

(v)         contribute to the Position Holder Trust all Fractional Interests related to the Rescinding Position Holders’ respective Fractional Positions;

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(vi)       be vested with title to the Pre-Petition Abandoned Positions (subject to the provisions of Section 4.09(d) of this Plan), which Reorganized LPI will retain until after the Catch-Up Reconciliation is completed and then use to satisfy certain payment obligations under this Plan and the Class Action Settlement Agreement, as described in Section 4.13(e) of this Plan. Any remaining Pre-Petition Abandoned Positions will then be contributed to the Position Holder Trust; and

(vii)     contribute to the Creditors’ Trust all of their Causes of Action in exchange for Creditors’ Trust Interests to be Distributed to the Rescinding Position Holders, Former Position Holders and Holders of General Unsecured Claims, in respect of their Allowed Claims, other than those Causes of Action included in the Policy Related Assets, which will be contributed and transferred to the Position Holder Trust for the benefit of the Position Holder Trust Beneficiaries.

(b)        As part of the Class Action Settlement included in the Compromise,

(i)       the Class Action Class Members shall conclusively, absolutely, unconditionally, irrevocably, and forever, release, waive, and discharge: (A) the claims asserted or that could have been asserted in Count II of the Plaintiffs’ Consolidated Amended Class Action Complaint filed in the Class Action Lawsuits as Docket No. 35 in Garner v. Life Partners, Inc., Adversary No. 15-CV-04061-RFN11 (Bankr. N.D. Tex.); and (B) all Claims against the Debtors’ Estates, including but not limited to (I) any Claim for rejection damages resulting from the rejection of an Investment Contract and (II) any Claim pursuant to a Proof of Claim filed in any Chapter 11 Case, except for their respective allocation of the Allowed Class Claim;

(ii)        the Rescission Settlement Subclass Members, other than the MDL Plaintiffs, will transfer and assign to the Creditors’ Trust the Assigned Causes of Action, which include Causes of Action against certain Persons identified in the Class Action Settlement Agreement. The MDL Plaintiffs will transfer their Assigned Causes of Action to the Creditors’ Trust pursuant to the MDL Settlement Agreement;

(iii)       the Rescission Settlement Subclass Members, other than the MDL Plaintiffs, subject to their respective, individual rights to elect not to assign them by checking a box on their Ballot, will transfer and assign to the Creditors’ Trust their Additional Assigned Causes of Action against certain other Persons identified in the Class Action Settlement Agreement. The MDL Plaintiffs will transfer their Additional Assigned Causes of Action to the Creditors’ Trust pursuant to the MDL Settlement Agreement;

(iv)       Rescission Settlement Subclass Members, other than the MDL Plaintiffs, whose Additional Assigned Claims are assigned to the Creditors’ Trust will receive an Additional Allowed Claim in Class B4 (in the amount set forth in Section 6.05(c) of this Plan) to be satisfied by either (i) an increased Creditors’ Trust Interest (if the Investor Elects to be a Rescinding Position Holder) or (ii) a Creditors’ Trust Interest in addition to all other Distributions the Investor will receive as a Continuing Position Holder or Assigning Position Holder; and

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(v)       in accordance with the Class Action Settlement Agreement and Section 4.13(e) of this Plan, Reorganized LPI shall satisfy the Class Action Litigants’ Counsel Fees using Pre-Petition Abandoned Positions. The Position Holder Trust shall be responsible for paying the premiums on the Class Action Litigants’ Counsel Fee Positions.

(c)        If the Effective Date does not occur, the compromise set forth in the Class Action Settlement Agreement shall be deemed to have been withdrawn without prejudice to the respective positions of the parties thereto.

(d)        From and after the Effective Time, Continuing Fractional Holders shall be treated in all respects as tenants in common with the Position Holder Trust as to the Beneficial Ownership represented by their Fractional Interests, subject to the conditions set forth in Section 12.09 relating to the consequences of Payment Default, and the Position Holder Trust shall be the sole legal, beneficial and equitable owner of all of the Policies, save and except for, and subject to, the Fractional Interests held by the Continuing Fractional Holders.

(e)        After the Effective Date, the Continued Position of a Fractional Interest Holder who made a Continuing Holder Election will represent 95% of the Fractional Interest with respect to which the Election was made, with the other 5% comprising the Continuing Position Holder Contribution made to the Position Holder Trust on the Effective Date, and the Continuing Fractional Holder will be obligated to pay 95% of the premium payments and Policy expenses allocable to the Fractional Interest with respect to which the Election was made. Upon maturity of a Policy, subject to the terms of the Maturity Funds Facility as described in Section 4.04 of this Plan, all of the Holders of Fractional Interests relating to the Policy will be entitled to receive the Policy proceeds allocable to each such Continued Position held (i.e., 95% of the proceeds payable with respect to each original Fractional Interest relating to the Policy with respect to which a Continuing Holder Election was made). The Policy proceeds paid to a Continuing Fractional Holder will be reduced by (x) the Servicing Fee payable with respect to each such Continued Position, and (y) any premium amount paid by the Position Holder Trust prior to the date of death with respect to the Continued Position that is not refunded as a result of the maturity.

(f)         After the Effective Date, the Continued Position of an IRA Holder who made a Continuing Holder Election will be represented by a New IRA Note in the form included in the Plan Supplement. The terms and conditions of the New IRA Notes will include:

(i)        A stated principal amount determined using as a starting point the dollar amount of death benefits associated with the Beneficial Ownership represented by the Fractional Interest related to the IRA Note with respect to which the Continuing Holder Election was made, and then reduced to take into account various factors described in the Disclosure Statement, including without limitation, (A) the Continuing Position Holder Contribution, (B) projected future premiums and Servicing Fees payable with respect to the Fractional Interest, (C) projected interest payable on the New IRA Note, (D) certain adverse tax consequences to Position Holder Trust Beneficiaries arising from the issuance of the New IRA Notes, and (E) the risks to the Position Holder Trust arising from the use of the New IRA Notes to finance ownership of the New IRA Note Collateral.

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(ii)          A fixed interest rate, to be set no later than the date of the Confirmation Order. The interest rate will be tied to the long-term Applicable Federal Rate in effect as of that date. Based on recent long-term AFR rates, the interest rate on the New IRA Notes is expected to be 3.00%. Interest will be payable annually.

(iii)        A fixed maturity date for payment of principal and accrued and unpaid interest, set as of the 15th anniversary of the Effective Date.

(iv)        Security in the form of the right to receive payment from a segregated trust account to be established by the Position Holder Trust out of 95% of the death benefits included in the Beneficial Ownership represented by all Fractional Interests related to IRA Notes with respect to which Continuing Holder Elections are made. The segregated trust account will be established pursuant to the New IRA Note Collateral Documents, which will be in the form included in the Plan Supplement.

(g)        All Holders of Position Holder Trust Interests (i.e., Assigning Fractional Holders who receive a Position Holder Trust Interest in exchange for 100% of their Fractional Position, Continuing Fractional Holders who receive a Position Holder Trust Interest in exchange for a Continuing Position Holder Contribution (i.e., 5% of their Fractional Position), and the IRA Partnership with regard to the aggregate Position Holder Trust Interest issued in exchange for all Fractional Positions contributed to the IRA Partnership by Assigning IRA Holders (100% Contributed Position) and Continuing IRA Holders (5% Contributed Position) in exchange for IRA Partnership Interests) will share Pro Rata in all distributions made by the Position Holder Trust pursuant to the Position Holder Trust Agreement. Holders of Position Holder Trust Interests (including the IRA Partnership) will not be required to pay premiums allocable to the Contributed Positions after the Effective Date.

(h)         After the Effective Date, upon the occurrence of a Payment Default with respect to a Fractional Interest, the Continuing Fractional Holder shall be deemed to have made a Position Holder Trust Election as to the Fractional Interest, effective as of the Payment Default Date. Accordingly, upon the occurrence of a Payment Default, the Fractional Interest comprising the Continued Position automatically shall be contributed to the Position Holder Trust in exchange for a Position Holder Trust Interest calculated as provided in Section 5.05 of this Plan, and the Position Holder Trust Interest shall be issued to the Holder, who shall thereafter be an Assigning Position Holder with respect to the Fractional Interest.

(i)          As part of the Compromise, the Claim of each MDL Plaintiff (irrespective of whether such Investor is a current or former Investor and in addition to any other Claim Allowed as part of the Class Action Settlement) against one or more of the Debtors that arise from and were or could have been asserted in the MDL Litigation shall be fully and finally compromised as set forth in the MDL Settlement Agreement, with the claims in the pending litigation and any other claim belonging to an MDL Plaintiff related to its investment with LPI being assigned to the Creditors’ Trust and each MDL Plaintiff receiving an Additional Allowed Claim in Class B4 (in an amount to be set forth in the Plan Supplement) to be exchanged for either (i) an increased Creditors’ Trust Interest (if the Investor Elects to be a Rescinding Position Holder or is a Former Position Holder) or (ii) a Creditors’ Trust Interest in addition to all other Distributions the Investor will receive as a Continuing Position Holder or Assigning Position Holder. If the

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Effective Date does not occur, the compromise of the MDL Litigation shall be deemed to have been withdrawn without prejudice to the respective positions of the parties.

(j)            As part of the Compromise, the treatment provided for hereunder with respect to Intercompany Claims reflects a compromise and settlement (i.e., the Intercompany Settlement) of the validity, enforceability, and priority of certain pre-petition intercompany claims by and among LPHI, LPI, and LPIFS. The Compromise also includes a compromise and settlement of all Claims that creditors have with respect to the marshalling of assets and liabilities of LPHI, LPI, and LPIFS in determining relative entitlements to distributions under a plan. Pursuant to the Intercompany Settlement, all Classes of Intercompany Claims will be conclusively deemed to accept the Plan.

(k)         The Plan shall constitute a motion to approve the Intercompany Settlement. Subject to the occurrence of the Effective Date, entry of the Confirmation Order shall constitute approval of the Intercompany Settlement pursuant to Bankruptcy Rule 9019 and a finding by the Bankruptcy Court that the Intercompany Settlement is in the best interests of the Debtors and their Estates. If the Effective Date does not occur, the Intercompany Settlement shall be deemed to have been withdrawn without prejudice to the respective positions of the parties.

(l)          Pursuant to the Order Authorizing Trustee and Subsidiary Debtors to Accept Certain Instructions from Current Investors as to Funds and Investments [Dkt. No. 1057], the Trustee and Subsidiary Debtors were authorized, upon the express written direction of an Investor, to accept and process a voluntary abandonment of any Fractional Position registered in the Investor’s name, and certain other instructions. All voluntary abandonment requests received in proper form prior to confirmation of this Plan shall be deemed accepted. Any Fractional Positions so abandoned will be included in the Position Holder Trust Assets.

Section 4.04         Maturity Funds Reporting, Disbursement and Loan Payments

(a)          This Section 4.04 sets forth the procedures that will apply from and after the Effective Date for holding Maturity Funds in escrow, funding advances pursuant to the Maturity Funds Facility, disbursing Maturity Funds to the Continuing Fractional Holders and the Position Holder Trust, as their interests appear, and repaying all outstanding Maturity Funds Loans.4

(b)           Prior to the Effective Date, the Debtors shall provide to each Current Position Holder who Holds a Fractional Position relating to a Matured Policy a report captioned “Statement of Maturity Account” for the Investor, detailing (i) all Maturity Funds relating to Fractional Positions held by the Investor that have been deposited into the Maturity Escrow Account and the date of each deposit, (ii) the portion of those Maturity Funds that have been advanced to the Debtors as Maturity Funds Loans and the date of each advance, (iii) any Catch-

4 The Plan Proponents have negotiated the Vida Term Sheet for a proposed Vida Plan Collaboration Agreement, pursuant to which Vida will, among other things, provide the Vida Financing, including financing on the Effective Date sufficient to repay all Maturity Funds Loans outstanding on the Effective Date and fund all reserve requirements of the Position Holder Trust on the Effective Date. If the Vida Plan Collaboration Agreement is approved by the Bankruptcy Court and fully implemented, procedures for holding Maturity Funds in escrow will be modified by Section 4.04(h) of this Plan.

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Up Payment or Pre-Petition Default Amount owed by the Current Position Holder with respect to any Fractional Positions (regardless of whether the related Policy is a Matured Policy), (iv) any withholding tax payable with respect to a Maturity Funds Loan recorded to the account of any Investor who is not a U.S. resident taxpayer, and (v) the portion of the Maturity Funds, net of any withholding taxes or other deductions, that will be disbursed to the Investor on or about the Effective Date.

(c)         The Statement of Maturity Account will also detail the date as of which interest will accrue on each Maturity Funds Loan. Any Maturity Funds advanced to the Debtors (before the Effective Date) or to the Position Holder Trust (on or after the Effective Date) in accordance with the Maturity Funds Facility will begin to accrue simple interest at a 10% rate on the date the funds are (or were) used or if later, the date that is 120 days after the funds were first deposited into the Maturity Escrow Account.

(d)         On the Effective Date, the Position Holder Trustee shall instruct the Escrow Agent to disburse (i) to the Position Holder Trust, the aggregate sum of all Catch-Up Payments and Pre- Petition Default Amounts owed by each Current Position Holder, as reflected on the Investor’s Statement of Maturity Account (up to the amount of Maturity Funds in the Maturity Escrow Account reflected thereon), (ii) to Reorganized LPI, for remittance to the Internal Revenue Service, the aggregate sum of all withholding taxes payable with respect to any Investors who are not U.S. resident taxpayers, and (iii) to each Current Position Holder the Maturity Funds, net of any withholding taxes and other deductions, to be disbursed on the Effective Date as reflected in the Statement of Maturity Account provided prior to the Effective Date, provided the Investor has made (or is deemed to have made) a Continuing Holder Election with respect to the Fractional Position in question. Any Maturity Funds Loans not paid in full on the Effective Date shall be secured by the Maturity Funds Liens on certain Policy Related Assets of the Position Holder Trust as provided in the Maturity Funds Collateral Agreement.

(e)         Following the Effective Date, Maturity Funds shall continue to be deposited into the Maturity Escrow Account. Not later than 15 Business Days after the date each deposit is made, the Maturity Funds deposited shall be disbursed as follows:

(i)          First, subject to Section 4.04(h) below, to fund any advance requests made by the Position Holder Trustee in accordance with the terms of this Plan, the Position Holder Trust Agreement, the Confirmation Order, or any other order of the Bankruptcy Court, including advances to fund the Premium Reserve provided for in Section 4.02(c), in which case Maturity Funds Loans entries will be recorded on the books of the Position Holder Trust in favor of the accounts of the Lending Investors whose Maturity Funds are used to fund the advance. Advances will be funded on a Pro Rata basis with respect to (A) all Continuing Fractional Holders who have Maturity Funds held in escrow, and (B) the Position Holder Trust with respect to the Maturity Funds included in the New IRA Note Collateral.

(ii)        Second, with regard to Maturity Funds relating to Beneficial Ownership held in the name of the Position Holder Trust, (A) first, to pay (I) accrued but unpaid interest on all of the outstanding Maturity Funds Loans, and (II) principal payable on the Maturity Funds Loans in the order in which the loans were made (i.e., the principal

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outstanding the longest will be repaid first), (B) second, to pay accrued but unpaid interest due on all of the outstanding New IRA Notes, and (C) to the extent funds remain, to make disbursements of Maturity Funds to the Position Holder Trust for its share of the Maturity Funds that have been held in escrow for more than 120 days.

(iii)       Third, with regard to Maturity Funds relating to Fractional Positions held by Continuing Position Holders, (A) to make disbursements of Maturity Funds to the Continuing Position Holders whose positions relate to the Maturity Funds that have been held in escrow for more than 120 days, net of any withholding tax and other deductions for any Catch-Up Payment or Pre-Petition Default Amount owed by the Current Position Holder that are unpaid as of the disbursement date, and (B) to make payments on Maturity Funds Loans that have been outstanding for more than 120 days. All disbursements and payments made pursuant to this Section 4.04(e)(iii) shall be made based on which Maturity Funds were deposited into the Maturity Escrow Account first (i.e., on a first-in, first-out basis), until all Continuing Position Holders have received disbursements or payments of all Maturity Funds held in escrow and payments of all interest and principal on all Maturity Funds Loans. If Maturity Funds are used to make payments on Maturity Funds Loans as contemplated by this Section 4.04(e)(iii), such use will be treated as an advance under the Maturity Funds Facility, and entries will be recorded on the books of the Position Holder Trust in favor of the Lending Investor to evidence the advance.

(f)          Not later than 45 days after the end of each calendar quarter ending after the Effective Date, and not later than 90 days after the end of each calendar year ending after the Effective Date, the Position Holder Trust shall provide (or cause the Servicing Company to provide) a Statement of Maturity Account as of the end of the quarter or year to each Continuing Position Holder who is a Lending Investor or Holder of a Fractional Interest relating to Maturity Funds held in the Maturity Escrow Account, reflecting all activity during the quarter or year relating to the Holder’s account.

(g)         At such time as all outstanding Maturity Funds Loans have been repaid and the cash flow from the Position Holder Trust is sufficient to fund all premium payments and other reserve requirements of the Position Holder Trust and the Creditors’ Trust, the Maturity Funds Facility will be suspended and thereafter, Maturity Funds will be disbursed as soon as reasonably possible after the date of receipt, subject to the Position Holder Trust’s right to reactivate the Maturity Funds Facility if necessary during the first two years following the Effective Date to fund the 120-day Premium Reserve for Distressed Policies. Any use of the Maturity Funds Facility after the second anniversary of the Effective Date will be subject to approval by the Bankruptcy Court.

(h)        Notwithstanding the foregoing provisions of this Section 4.04, if the Vida Plan Collaboration Agreement is approved by the Bankruptcy Court and fully consummated on the Effective Date in accordance with its terms, then in that event:

(i)          All Maturity Funds Loans outstanding on the Effective Date will be repaid in full, with interest;

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(ii)       All Maturity Funds held in escrow will be distributed as soon as reasonably possible following the Effective Date;

(iii)      No further advances will be made under the Maturity Funds Facility until the Vida Financing has been repaid in full, unless Vida agrees otherwise;

(iv)      Maturity Funds will be deposited into the Maturity Escrow Account and paid out pursuant to this Plan, and the Position Holder Trust Agreement, except in the case where an advance request is made under the Maturity Funds Facility; and

(v)       If an advance request is made by the Position Holder Trustee (as contemplated by Section 4.04(h)(iv) above), thereafter, Maturity Funds deposited into the Maturity Escrow Account will be held and disbursed as provided in Section 4.04(e).

Section 4.05        Causes of Action.

All Causes of Action included in the Estates are transferred to the Creditors’ Trust (to which all of the Investor Causes of Action will also be assigned as detailed in Section 4.03(b) and (i) of this Plan) for the benefit of the Creditors’ Trust Beneficiaries, other than those Causes of Action included in the Policy Related Assets, which will be contributed and assigned to the Position Holder Trust for the benefit of the Position Holder Trust Beneficiaries. From and after the Effective Date, the Creditors’ Trustee shall have an irrevocable power of attorney under this Plan to act on behalf of the Reorganized Debtors in connection with the Causes of Action assigned to the Creditors’ Trust, and the Position Holder Trustee shall have an irrevocable power of attorney to act on behalf of the Reorganized Debtors in connection with the Causes of Action assigned to the Position Holder Trust.

 Section 4.06        Deemed Consolidation of Debtors for Distribution Purposes Only.

(a)          The Plan Proponents request, subject to the occurrence of the Effective Date, that the Estates of these Chapter 11 Cases be deemed consolidated under this Plan solely for purposes of Distributions to be made under this Plan.

(b)          If the Debtors are deemed consolidated for purposes of Distribution, each and every Claim Filed or to be Filed against any of the Debtors shall be deemed Filed against the deemed consolidated Debtors and shall be deemed one Claim against all Debtors and (a) all Claims of each Debtor against any other Debtor will be eliminated and released; (b) any obligation of any Debtor and all guarantees thereof executed by one or more of the Debtors shall be deemed to be one obligation of all of the consolidated Debtors; (c) any Claims Filed or to be Filed in connection with any such obligation and such guarantees shall be deemed one Claim against the consolidated Debtors; (d) all duplicative Claims (identical in amount and subject matter) Filed against one or more of the Debtors will be automatically expunged so that only one Claim survives against the consolidated Debtors; and (e) the consolidated Debtors will be deemed, for purposes of determining the availability of the right of set-off under Bankruptcy Code section 553, to be one Entity, so that, subject to other provisions of Bankruptcy Code section 553, the debts due to a particular Debtor may be offset against the Claims against such Debtor or Debtors.

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(c)          Such deemed consolidation shall not (other than for purposes related to funding Distributions under this Plan as set forth above in this Section) affect: (i) the legal and organizational structure of the Successors; (ii) pre- and post-Petition Date guaranties, liens, and security interests that are required to be maintained (A) in connection with Executory Contracts or Unexpired Leases that were entered into during the Chapter 11 Cases or that have been or will be assumed; (B) pursuant to this Plan; or (C) in connection with any financing assumed or entered into by the Successor Entities on the Effective Date; and (D) distributions out of any life insurance policies (other than the Policies) or proceeds of such policies.

(d)          If the Court does not approve the Debtors’ request that the Estates be deemed consolidated for purposes of Distribution, Distributions to Creditors could be affected. For example, Creditors holding Allowed Claims against multiple Debtors will be treated as holding a separate Allowed Claim against each Debtor’s Estate and could receive multiple Distributions, subject to any objections that may be raised during the Claims Allowance process.

Section 4.07         Winding Up of Reorganized Debtors.

(a)         On the Effective Date, the Governance Documents of all of the Debtors shall be amended and restated in substantially the form set forth in the Plan Supplement, and the Debtors shall Distribute and contribute their assets as provided in Section 4.09 of this Plan. After the Effective Date, at the appropriate time determined in the discretion of the Position Holder Trustee, the Reorganized Debtors shall adopt plans of complete liquidation under applicable state law, and thereafter, each of the Reorganized Debtors shall begin the orderly winding up and termination of its corporate existence in accordance with the terms of this Plan and applicable state law.

(b)          On the Effective Date, (i) all Interests in the Debtors (including any Interests held as treasury stock by any of the Debtors) shall be terminated and extinguished and the certificates that previously evidenced ownership of those Interests shall be deemed cancelled (all without further action by any Person, Entity, or the Bankruptcy Court) and shall be null and void and such certificates shall evidence no rights or interests in any of the Debtors, and (ii) new Interests in the Reorganized Debtors shall be issued to the Position Holder Trust.

(c)           Upon cancellation of the Interests in LPHI outstanding prior to the Effective Date, neither LPHI, the Reorganized Debtors, the Successor Entities nor the Successor Trustees shall file periodic or other reports with the SEC; provided, however, that Reorganized LPHI shall continue to be subject to the requirements of the Securities Exchange Act until such time as it terminates the registration of its common stock under the Securities Exchange Act and related rules and regulations.

Section 4.08         Formation of Successor Entities and Distribution of New Interests and New IRA Notes.

As provided in this Article IV and in Articles V, VI VII, and XII, on the Effective Date, (i) the Successor Entities will be formed; (ii) the Position Holder Trust may, subject to the Catch-Up Reconciliation provided for in Section 4.13 of this Plan, issue Fractional Interest Certificates for Distribution to the Continuing Fractional Holders; (iii) the Position Holder Trust will, subject to the

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Catch-Up Reconciliation provided for in Section 4.13 of this Plan, issue New IRA Notes to the Continuing IRA Holders; (iv) the Position Holder Trust will make Distributions of Position Holder Trust Interests to the Assigning Fractional Holders, the IRA Partnership and the Continuing Fractional Holders; (v) the IRA Partnership will make Distributions of IRA Partnership Interests to the Assigning IRA Holders and the Continuing IRA Holders; (vi) the Creditors’ Trust will make Distributions of Creditors’ Trust Interests to the Rescinding Position Holders and Holders of Allowed General Unsecured Claims (including Former Position Holders); and (vii) subject to Section 12.06(d) of this Plan, Newco will be formed and issue the Newco Interests as provided in this Plan and the Confirmation Order, or as otherwise ordered by the Bankruptcy Court. If issued, the Newco Interests will be issued to, and unless sold will continue to be held by, the Position Holder Trust. All proceeds from any sale of the Newco Interests will belong to the Position Holder Trust as seller of the Newco Interests.

Section 4.09         Distribution and Contribution of Debtors’ Assets.

On the Effective Date, the assets of the Debtors shall vest in the Reorganized Debtors and shall be Distributed (except as provided in Section 4.09(d) below) by way of contributions to the Successors as follows:

(a)         LPHI shall contribute (i) to the Creditors’ Trust, all of its assets, including Causes of Action other than those included in the Policy Related Assets, and (ii) to the Position Holder Trust, all of its Causes of Action included in the Policy Related Assets.

(b)        LPIFS shall contribute (i) to the Creditors’ Trust, all of its Causes of Action, other than those included in the Policy Related Assets, and (ii) to the Position Holder Trust, all of its assets, including its Causes of Action included in the Policy Related Assets.

(c)         LPI shall contribute its assets as follows:

(i)          To the Position Holder Trust, all of its Policy Related Assets, including the New IRA Note Collateral, but excluding the Pre-Petition Abandoned Positions.

(ii)        To Newco, (A) all of its furniture, fixtures and equipment relating to servicing of the Policies, and (B) the Portfolio Information License.

(iii)       To the Creditors’ Trust, all of LPI’s Causes of Action, including any and all Avoidance Actions, arising from, or related to, LPI’s pre-Petition business activities, other than those included in the Policy Related Assets.

(iv)       From and after the Effective Date, legal title to all of the Policies included in the Policy Related Assets contributed to the Position Holder Trust shall be held by the Position Holder Trust or its designee (which will initially be Reorganized LPI until the change of ownership to the Securities Intermediary can be recorded with the insurance companies that issued all of the Policies), for the benefit of all Position Holder Trust Beneficiaries (including the IRA Partnership) and all Lending Investors, New IRA Note Holders, and Continuing Fractional Holders, subject to the terms of this Plan, the Confirmation Order, the Position Holder Trust Agreement, the New IRA Note Collateral Documents, the Maturity Funds Collateral Agreement, and the rights and obligations of

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Lending Investors, Continuing IRA Holders and the Position Holder Trust under the Maturity Funds Loans, the Maturity Funds Collateral Agreement, the New IRA Notes and the New IRA Note Collateral Documents.

(d)         The Pre-Petition Abandoned Positions will be retained by Reorganized LPI until completion of the Catch-Up Reconciliation, at which time Reorganized LPI will (i) use Pre- Petition Abandoned Positions to pay the Class Action Litigants’ Counsel Fees and certain other amounts payable as provided in Section 4.13(e) of this Plan, and (ii) Distribute and contribute the remaining Pre-Petition Abandoned Positions to the Position Holder Trust. In addition, all Beneficial Ownership related to Fractional Interests with respect to which Position Holder Trust Elections are deemed to have been made following completion of the Catch-Up Reconciliation as provided in Section 4.13, and all Fractional Positions voluntarily abandoned as described in Section 4.03(l) hereof, automatically will be conclusively deemed to have been contributed to the Position Holder Trust, effective as of the Effective Date.

(e)        Notwithstanding Section 4.09(c)(ii) above, if the Vida Plan Collaboration Agreement is consummated as contemplated by Section 12.06(d), the assets described in Section 4.09(c)(ii)(A) will not be contributed to Newco, and Vida will enter into the Portfolio Information License instead of Newco.

(f)          Any Other Assets of any of the Debtors not included in one of the Distributions provided for in Sections 4.09(a) through (d) above shall be contributed to the Position Holder Trust.

Section 4.10         Directors and Officers.

On the Effective Date, (a) the Position Holder Trustee shall become the sole director and president of each Reorganized Debtor with all rights, powers and duties to complete the winding up of the Reorganized Debtors; (b) the Position Holder Trustee shall be vested with power of attorney under this Plan and the Position Holder Trust Agreement to act on behalf of the Reorganized Debtors in (i) transferring legal title of the Policies to the Position Holder Trust or its designee, (ii) designating the Position Holder Trust or its designee as the beneficiary of record for all of the Policies, (iii) completing the transfer and assignment of the other Policy Related Assets as provided in this Plan, (iv) entering into all of the Plan Documents to which the Position Holder Trust is a party, and (v) taking all such other actions on behalf of the Reorganized Debtors as required by this Plan and any of the Plan Documents; and (c) the Creditors’ Trustee and the Position Holder Trustee shall be vested with power of attorney under this Plan to act on behalf of the Reorganized Debtors in connection with the Causes of Action assigned to the Creditors’ Trust and the Position Holder Trust, respectively. The Chapter 11 Trustee, as sole director of LPI and LPIFS, and all current officers of LPI and LPIFS shall resign as of the Effective Date. Resignation of the Chapter 11 Trustee as sole director shall not affect or impair the sole director’s right to seek a final ruling on any request for compensation and reimbursement of expenses made in connection with LPI or LPIFS.

Section 4.11         Cancellation of Existing Secured Claims.

(a)         Save and except for the Maturity Funds Liens, and except as expressly provided otherwise in this Plan, any Lien encumbering any of the Debtors’ property shall be deemed

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released and the Holder of such Allowed Secured Claim shall deliver to the applicable Debtor (or Reorganized Debtor) any collateral or other property of any Debtor (or Reorganized Debtor) held by such Holder, and any termination statements, instruments of satisfaction, or releases of all security interests with respect to its Allowed Secured Claim that may be reasonably required in order to terminate any related financing statements, mortgages, mechanic’s liens, or lis pendens.

(b)       The Confirmation Order shall provide, in accordance with the Class Action Settlement Agreement, that none of the Original IRA Note Issuers held any property interest in any Fractional Interest or in any Policy, and therefore was not able to, and in fact did not, grant any Lien to any IRA Holder.

Section 4.12         Vesting of the Vested Assets.

(a)          On the Effective Date, (i) ownership of Fractional Interests held in the name of Continuing Fractional Holders shall be vested in the Continuing Fractional Holders, subject to the terms of this Plan and the Position Holder Trust Agreement; (ii) the Vested Assets shall vest in the applicable Reorganized Debtors free and clear of all Liens, save and except for the Maturity Funds Liens and the Fractional Interests outstanding after the Effective Date, and the Liens on the New IRA Note Collateral to be established pursuant to the New IRA Note Collateral Documents, and (if applicable) Liens to be established pursuant to the documentation for the Vida Financing, which will continue subject to the terms of this Plan, the Position Holder Trust Agreement, the New IRA Note Collateral Documents, the Maturity Funds Collateral Agreement, and the Vida Financing documents; and (iii) the Maturity Funds Loans and the assumed contracts shall be assumed by the applicable Successor Entities as provided in Article XIII and vest in the applicable Successor(s). In addition, following completion of the Catch-Up Reconciliation, all Beneficial Ownership related to Fractional Interests with respect to which Position Holder Trust Elections are deemed to have been made as provided in Section 4.13 shall automatically vest in the Position Holder Trust, effective as of the Effective Date.

(b)          Except as otherwise set forth in this Plan, the Confirmation Order or any of the Plan Documents, from and after the Effective Date, (i) the respective Successor Entities shall perform and pay when due liabilities under, or related to the ownership or operation of, the Vested Assets and the assumed contracts to be contributed to or assumed by each of them as provided herein and therein, and (ii) none of the Successor Entities shall be responsible for any liabilities relating to Vested Assets contributed to, or contracts assumed by, any other Successor Entity, or for any liabilities of any of the Debtors or Reorganized Debtors other than liabilities expressly assumed by it or for which it is otherwise expressly liable under this Plan, or relating to Vested Assets contributed to it. The Reorganized Debtors and the Successor Entities shall operate free of any restrictions of the Bankruptcy Code.

(c)          After the Effective Date, each Successor Trustee, as applicable, may present such orders or assignments of the Bankruptcy Court, suitable for Filing in the records of every county or governmental agency where the Vested Assets are or were located, or third party by whom record title to any of the Vested Assets or custody of any of the Escrowed Funds or Maturity Funds is maintained, which provide that such property is conveyed to or vested in the Reorganized Debtors or the Successor Entities, or is to be transferred to the Escrow Agent to be held in accordance with the terms of the Escrow Agreement or the Securities Intermediary to be

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held by the Securities Intermediary in accordance with the terms of the applicable Plan Documents. The orders or assignments may designate all Liens, Claims, and encumbrances or other interests, which appear of record and/or from which property is being transferred and assigned. This Plan shall be conclusively deemed to be adequate notice of title to the Vested Assets and that any Lien, Claim, encumbrance, or other interest is being extinguished and no notice other than by this Plan shall be given before the presentation of such orders or assignments. Any person having a Lien, Claim, encumbrance or other interest against any Vested Asset shall be conclusively deemed to have consented to the transfer, assignment and vesting of such Vested Assets free and clear to the Reorganized Debtors by failing to object to Confirmation, except as otherwise provided for in this Plan with regard to the Maturity Funds Liens, the Fractional Interests to be outstanding after the Effective Date, the Liens on the New IRA Note Collateral to be established pursuant to the New IRA Note Collateral Documents, and (if applicable) Liens to be established pursuant to the documentation for the Vida Financing, which will continue subject to the terms of this Plan, the Position Holder Trust Agreement, the New IRA Note Collateral Documents, the Maturity Funds Collateral Agreement, and the Vida Financing documents; provided, however, except as otherwise set forth in this Plan, nothing herein shall be deemed to be a release of any Lien, Claim, encumbrance or other interest in or against property that is not a Vested Asset.

Section 4.13         Post-Effective Date Reconciliation.

(a)          Notice of amounts owed with respect to Fractional Positions. Investors will be informed (i) whether they owe any Catch-Up Payment or Pre-Petition Default Amount as of the Voting and Election Record Date, and if so, (ii) the allocation of the amount due among Premium Advances made by one of the Debtors, platform servicing fees and other amounts.

(b)          Catch-Up Payments.

(i)          If a Current Position Holder makes a Continuing Holder Election for a Fractional Position as to which any Catch-Up Payment is owing, (i) the Continuing Holder Election will not be effective as of the Effective Date, and the Current Position Holder will not become a Continuing Position Holder or receive a Distribution relating to the Election as of the Effective Date, and (ii) the Current Position Holder will have until the Catch-Up Cutoff Date (ninety (90) days after the Effective Date) to pay the Catch-Up Payment in full to the Position Holder Trust and thereby (x) render the Election effective and (y) be eligible to receive a Distribution with respect to a Continued Position, effective as of the Effective Date.

(ii)         Irrespective of whether the Current Position Holder made an Election, if a Current Position Holder who owes a Catch-Up Payment does not pay the Catch-Up Payment in full by the Catch-Up Cutoff Date, as evidenced by the information included in the Post-Effective Adjustment Report provided to the Position Holder Trustee pursuant to the Servicing Agreement, the Current Position Holder (i) automatically will be conclusively deemed to have made the Position Holder Trust Election with respect to the Fractional Position, effective as of the Effective Date, and (ii) in exchange for the Fractional Position, will receive a Distribution of a Position Holder Trust Interest (or an IRA Partnership Interest with respect to IRA Holders) calculated as provided in Section

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5.05 (or Section 7.04, as the case may be) herein, and subject to the Position Holder Trust’s right of offset (and the IRA Partnership’s corresponding right of offset) with regard to the unpaid Catch-Up Payment amount as provided in Section 5.05(f).

(iii)       If a Current Position Holder who owes a Catch-Up Payment(s) does not make any Election at all as to any Fractional Position (i.e., a non-Electing Holder), then, unless the Catch-Up Payment(s) due with respect to all of the Current Position Holder’s Fractional Positions are paid in full by the Catch-Up Cutoff Date, the Current Position Holder automatically will be deemed to have made Position Holder Trust Elections with respect to all of its Fractional Positions and thereby be (A) treated as an Assigning Position Holder with respect to all of its Fractional Positions and (B) subject to the Position Holder Trust’s right of offset (and the IRA Partnership’s corresponding right of offset) with regard to the aggregate unpaid Catch-Up Payment amount as provided in Section 5.05(f).

(iv)        Any partial payment made by a non-Electing Holder in respect of Fractional Positions deemed contributed to the Position Holder Trust will be taken into account in determining the Position Holder Trust’s right of offset (and the IRA Partnership’s corresponding right of offset) with regard to any distributions allocated to the Position Holder Trust Interest issued in respect of the Contributed Position(s).

(c)          Outstanding Pre-Petition Defaults.

(i)         If an Investor who owes a Pre-Petition Default Amount with respect to a Fractional Position does not pay the Pre-Petition Default Amount in full by no later than thirty (30) days after the Confirmation Date (the “Pre-Petition Default Payment Deadline”), as evidenced by the information included in the final Post-Effective Adjustment Report provided to the Position Holder Trustee pursuant to the Servicing Agreement, any partial payment will be applied first to satisfy any Premium Advances owed by the Investor, and then:

(1)          if the amount paid by the Pre-Petition Default Payment Deadline is sufficient to pay all Premium Advances included in the Pre-Petition Default Amount but not sufficient to pay any other amounts included (e.g., platform servicing fees), the Investor (A) automatically will be conclusively deemed to have made the Position Holder Trust Election with respect to the Fractional Position, effective as of the Effective Date, and (B) in exchange for the Fractional Position, will receive a Distribution of a Position Holder Trust Interest calculated as provided in Section 5.05 herein, and subject to the Position Holder Trust’s right of offset (and the IRA Partnership’s corresponding right of offset) with regard to the unpaid Pre-Petition Default Amount as provided in Section 5.05(f); or

(2)         if the amount paid by the Pre-Petition Default Payment Deadline is not sufficient to pay all Premium Advances included in the Pre-Petition Default Amount, (A) the Investor automatically will be conclusively deemed to have abandoned the Fractional Position, effective as of the Subsidiary Petition Date, (B) the Fractional Position shall become a Pre-Petition Abandoned Position with title vested in the Debtors in accordance with the terms of this Plan, and (C) the Investor will be

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automatically deemed to be a Former Position Holder and shall not be entitled to a Distribution on account of the subject Pre-Petition Abandoned Position unless the defaulting Investor timely filed a Proof of Claim. If such an Investor did timely file a Proof of Claim, then without waiving any other arguments available to the Debtors or their Successors with respect to the validity or amount of the Claim reflected on the Proof of Claim, the amount of any Allowed Claim relating to the Fractional Position will be reduced by the unpaid Pre-Petition Default Amount.

(ii)       If an Investor who owes a Pre-Petition Default Amount pays the Pre- Petition Default Amount in full by the Pre-Petition Default Payment Deadline, the Investor will be deemed to be a Current Position Holder (and Ownership Settlement Subclass Member) with respect to the subject Fractional Position, effective as of the date the Pre- Petition Default Amount is paid in full, and to be entitled to make an Election and, accordingly, entitled to a Distribution with respect to the subject Fractional Position in accordance with the Election (or, as the case may be, deemed Election).

(iii)       If an Investor makes a partial payment of the Pre-Petition Default Amount owed with respect to a Fractional Position, then (A) if the Investor becomes an Assigning Fractional Holder with respect to the Fractional Position, the Position Holder Trust will have a right of offset for the unpaid amount as provided in Section 5.05(f), or (B) if the Fractional Position becomes a Pre-Petition Abandoned Position, the partial payment will not be accepted and instead will be returned to the Investor.

(iv)        If an Investor does not make any Election at all as to any Fractional Position (i.e., a non-Electing Investor), then:

(1)        if an amount equal to all of the Premium Advances included in the Pre- Petition Default Amount(s) due with respect to all of the Investor’s Fractional Positions was not paid by the Pre-Petition Default Payment Deadline, (A) the Investor automatically will be conclusively deemed to have abandoned all of its Fractional Positions with respect to which any Pre-Petition Default Amount was owing, effective as of the Subsidiary Petition Date, (B) those Fractional Positions will all become Pre- Petition Abandoned Positions with title vested in the Debtors in accordance with the terms of this Plan, and (C) the Investor will be automatically deemed to be a Former Position Holder with respect to all of those Fractional Positions and shall not be entitled to a Distribution on account of the subject Pre-Petition Abandoned Position(s) unless the defaulting Investor timely filed a Proof of Claim for each (or all) of its Fractional Positions. If such an Investor did timely file a Proof(s) of Claim, then without waiving any other arguments available to the Debtors or their Successors with respect to the validity or amount of the Claim reflected on the Proof of Claim, the amount of any Allowed Claim relating to the Fractional Position(s) will be reduced by the unpaid Pre-Petition Default Amount(s); or

(2)        if an amount equal to all of the Premium Advances included in the Pre- Petition Default Amount(s) due with respect to all of the Investor’s Fractional Positions with respect to which any Pre-Petition Default Amount was owing was paid by the Pre-Petition Default Payment Deadline, but the aggregate Pre-Petition Default

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Amount(s) was not paid in full, the Investor automatically will be deemed to have made Position Holder Trust Elections with respect to all of its Fractional Positions and thereby be (A) treated as an Assigning Position Holder with respect to all of its Fractional Positions and (B) subject to the Position Holder Trust’s right of offset (and the IRA Partnership’s corresponding right of offset) with regard to the aggregate unpaid Pre-Petition Default Amount as provided in Section 5.05(f).

(d)         Disputes. Any dispute relating to whether any Catch-Up Payment or Pre-Petition Default Amount is due with respect to a Fractional Position(s), or whether any Catch-Up Payment or Pre-Petition Default Amount is in the correct amount, will be resolved in accordance with the dispute resolution procedures set forth in the Position Holder Trust Agreement.

(e)         Satisfaction of Obligations Using Pre-Petition Abandoned Positions. Following completion of the Catch-Up Reconciliation, and in accordance with the procedures set forth in the Class Action Settlement Agreement, Reorganized LPI will (i) determine the Pro Rata portion of the Fractional Interests related to all of the Pre-Petition Abandoned Positions that represents the right to receive death benefits under Policies in an aggregate amount equal to the Class Action Litigants’ Counsel Fees, and (ii) transfer and assign those Fractional Interests (i.e., the Class Action Litigants’ Counsel Fee Positions) to the Class Action Litigants’ Counsel through assignment to Langston Law Firm LPI Settlement, LLP. In addition, the Debtors shall have the right to use a portion of the Fractional Interests related to the Pre-Petition Abandoned Positions to satisfy other obligations of the Debtors or the Reorganized Debtors as provided in the Plan Supplement or the Confirmation Order.

Section 4.14         Authorization for Reorganization Transactions.

(a)         On the Effective Date or as soon as reasonably practicable thereafter, the Debtors, including as Reorganized Debtors, and the Successor Entities are authorized and directed to take all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate this Plan or the Reorganization Transactions, including: (i) the execution and delivery of the Reorganization Documents and all other appropriate agreements or other documents of financing, merger, consolidation, reorganization or termination containing terms that are consistent with the terms of this Plan and that satisfy the requirements of applicable law; (ii) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any property, right, liability, duty, or obligation on terms consistent with the terms of this Plan; (iii) the filing of appropriate certificates of formation, merger, consolidation or termination with the appropriate governmental authorities pursuant to applicable law; and (iv) all other actions that the Debtors, including as Reorganized Debtors, or the Successor Entities determine are necessary or appropriate, including the making of filings or recordings in connection with the Reorganization Transactions, including without limitation all such actions as may be set forth in the Plan Supplement.

(b)         The Chapter 11 Trustee, sole director of the Subsidiary Debtors, president, or any other appropriate officer of the Debtors or, after the Effective Date, the Position Holder Trustee on behalf of any Reorganized Debtor, shall be authorized to execute, deliver, file, or record such contracts, instruments, releases, indentures, and other agreements or documents, and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and

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conditions of this Plan. The secretary of the Debtors, or, after the Effective Date, of the Reorganized Debtors (or the Position Holder Trustee on behalf of any Reorganized Debtor), shall be authorized to certify or attest to any of the foregoing actions.

Section 4.15         Preservation of Rights and Causes of Action.

(a)         Except to the extent such rights, Claims, Causes of Action, defenses, and counterclaims are otherwise disposed of in this Plan, or are expressly and specifically released in connection with this Plan, the Class Action Settlement, the MDL Settlement, and/or Confirmation Order, or in any settlement agreement approved during the Chapter 11 Cases, or in any contract, instrument, release, indenture or other agreement entered into in connection with this Plan, in accordance with Bankruptcy Code section 1123(b): (i) any and all rights, Claims, Causes of Action (including Avoidance Actions), defenses, and counterclaims of or accruing to the Debtors or their Estates shall be automatically preserved, reserved and transferred to the Creditors’ Trust (or the Position Holder Trust to the extent that such Causes of Action are included in the Policy Related Assets), whether or not litigation relating thereto is pending on the Effective Date, whether or not such rights, Claims, Causes of Action, defenses, and counterclaims may be asserted or assertable against the Holder of an Allowed Claim, and whether or not any such rights, claims, causes of action, defenses and counterclaims have been Scheduled, listed or referred to in this Plan, the Disclosure Statement, the Plan Supplement, the Bankruptcy Schedules, or any other document Filed with the Bankruptcy Court; and (ii) neither the Creditors’ Trustee nor the Position Holder Trustee waives, relinquishes, or abandons (nor shall either be estopped or otherwise precluded from asserting) any right, claim, cause of action, defense, or counterclaim that constitutes property of the Estates, or any of them: (A) whether or not such right, claim, cause of action, defense, or counterclaim has been listed or referred to in this Plan, the Bankruptcy Schedules, the Bankruptcy SOFAs, or any other document Filed with the Bankruptcy Court; (B) whether or not such right, claim, cause of action, defense, or counterclaim is currently known to the Debtors; and (C) whether or not a defendant in any litigation relating to such right, claim, cause of action, defense or counterclaim Filed a Proof of Claim in the Chapter 11 Cases, Filed a notice of appearance or any other pleading or notice in the Chapter 11 Cases, voted for or against this Plan, or received or retained any consideration under this Plan.

(b)         Without in any manner limiting the generality of the foregoing, notwithstanding any otherwise applicable principle of law or equity, without limitation, any principles of judicial estoppel, res judicata, collateral estoppel, issue preclusion, or any similar doctrine, the failure to list, disclose, describe, identify, or refer to a right, claim, cause of action, defense, or counterclaim, or potential right, claim, cause of action, defense, or counterclaim, in this Plan, the Disclosure Statement, the Plan Supplement, the Bankruptcy Schedules, the Bankruptcy SOFAs or any other document filed with the Bankruptcy Court, and/or the scheduling of a Claim in the Bankruptcy Schedules as undisputed, liquidated and noncontingent, shall in no manner waive, eliminate, modify, release, or alter any Estate’s or either Successor Trust’s right to commence, prosecute, defend against, settle, and realize upon any rights, claims, Causes of Action, defenses, or counterclaims that a Debtor has, or may have, as of the Effective Date. The Creditors’ Trustee may, subject to this Plan and the Creditors’ Trust Agreement, commence, prosecute, defend against, settle, and realize upon any rights, claims, causes of action, defenses, and counterclaims assigned and contributed to it, as provided in this Plan, the Class Action Settlement Agreement,

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the MDL Settlement Agreement, and the Creditors’ Trust Agreement, in accordance with what is in the best interests, and for the benefit of, the Creditors’ Trust Beneficiaries. The Position Holder Trustee may, subject to this Plan and the Position Holder Trust Agreement, commence, prosecute, defend against, settle, and realize upon any rights, claims, Causes of Action, defenses, and counterclaims included in the Policy Related Assets, as provided in this Plan and the Position Holder Trust Agreement, in accordance with what is in the best interests, and for the benefit, of the Position Holder Trust Beneficiaries.

Section 4.16         Employee Benefit Plans.

Effective as of the Effective Date, all Employee Benefit Plans shall be terminated in accordance with their terms and the applicable provisions of the state and federal law.

Section 4.17         Modification.

The Plan Proponents shall retain the exclusive right to amend or modify this Plan and any of the Plan Documents, and to solicit acceptances of any amendments to or modifications of this Plan or any of the Plan Documents, through and until the Catch-Up Cutoff Date.

Section 4.18         Securities Law Compliance and Private Sales.

(a)          Subject to approval by the Bankruptcy Court, the Confirmation Order shall provide that the issuance of the Trust Interests, the IRA Partnership Interests and the New IRA Notes, to the extent they involve the issuance of “securities” for purposes of the Securities Act, are entitled to the exemption from registration provided under Bankruptcy Code section 1145, for securities issued pursuant to this Plan by a Successor to the Debtors in exchange for Claims against the Debtors. In addition, again subject to approval by the Bankruptcy Court, the Confirmation Order shall provide that the terms of this Plan affirming the ownership of the Fractional Interests included in the Continued Positions, and the issuance of the Fractional Interest Certificates representing them, to the extent the Fractional Interests are “securities” for purposes of the Securities Act, shall be deemed an issuance of securities pursuant to this Plan for purposes of the exemption from registration under the Securities Act provided under Bankruptcy Code section 1145, for securities issued by a Successor to the Debtors in exchange for Claims against the Debtors.

(b)         After the Effective Date, sales of Continued Positions, Position Holder Trust Interests and IRA Partnership Interests shall be permitted provided sales are made in compliance with all applicable federal and state securities laws and FINRA regulations and the provisions of the Plan Documents, and the proposed seller provides the Servicing Company with a request to record the change of ownership and an opinion of counsel satisfactory to the Position Holder Trust and the Servicing Company that such sale may be made pursuant to an exemption under all applicable securities laws; provided further that none of the Position Holder Trust, the IRA Partnership and the Servicing Company shall be under any obligation, and no Continuing Position Holder or holder of any Position Holder Trust Interest or IRA Partnership Interest shall have any right to obligate the Position Holder Trust, the IRA Partnership or the Servicing Company, to file any registration statement pursuant to the Securities Act of 1933, as amended, to facilitate any sale. In connection with the Successor Entities’ compliance with the Investment

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Company Act of 1940, as amended, the Position Holder Trust Agreement restricts the trust from listing any of the Continued Positions or Position Holder Trust Interests on any securities exchange or taking any actions to develop a trading market for the Continued Positions or Trust Interests, and the IRA Partnership Agreement contains similar restrictions with regard to IRA Partnership Interests. Both of the agreements will prohibit the Successor Entities from acting as a broker or dealer with respect to any New Interest or otherwise facilitating, accepting any commission or other compensation or collecting and disseminating any information in connection with, any trading activities relating to the New Interests (other than overseeing maintenance of the transfer register and related processes).

(c)          To the extent required by the Securities Exchange Act of 1934, as amended, the Position Holder Trust will register Fractional Interests, New IRA Notes and Position Holder Trust Interests, and either the Position Holder Trust or the IRA Partnership will register IRA Partnership Interests, and file the required reports under that Act. If required by the Investment Company Act of 1940, as amended, the Position Holder Trust or the IRA Partnership will register as an investment company under that Act.5

(d)         With regard to any sales of Continued Positions, Position Holder Trust Interests or IRA Partnership Interests, none of the Successor Entities will act as a broker dealer in any way, and none of them will charge any commission, in connection with any transaction. The Servicing Company will either register as the transfer agent for Continued Positions, Position Holder Trust Interests and IRA Partnership Interests, or will engage a third-party transfer agent(s) to do so. The Servicing Company or the transfer agent will confirm the sale within ten (10) business days provided the above prerequisites are met, and the transfer request is accompanied by payment of reasonable transfer fees. Under the Servicing Agreement, upon request, the Servicing Company will provide a letter to a Continuing Fractional Holder that confirms such Continuing Fractional Holder’s Fractional Interest in a Policy, and identifies the date and amount of the last premium payment, or, if billed or scheduled to be billed prior to the effective date of the sale, the next premium payment.

Section 4.19         Exemption from Certain Transfer Taxes.

Pursuant to Bankruptcy Code section 1146(a), the issuance, transfer, or exchange of a security, or the making of delivery of an instrument of transfer, including any transfers effected pursuant to the this Plan or by any of the Reorganization Documents, provided for under this Plan, from the Debtors or the Reorganized Debtors to Newco, the Position Holder Trust, the Creditors’ Trust, or any other Person or Entity pursuant to this Plan, as applicable, may not be taxed under any law imposing a stamp tax or similar tax, and the sale and/or Confirmation Order shall direct the appropriate state or local governmental officials or agents to forego the collection of any such tax or governmental

5 The Chapter 11 Trustee intends to seek relief from the SEC to confirm that neither the Position Holder Trust nor the IRA Partnership is required to register under the Investment Company Act, or if such registration is required, that it can be accomplished utilizing the structure set forth in this Plan. If necessary to comply with any relief to be provided by the SEC, the organizational form of the Position Holder Trust or the IRA Partnership may have to be changed, and if so, the Chapter 11 Trustee, in consultation with the Committee, will do so in a way to preserve the economic benefits of ownership of Position Holder Trust Interests and IRA Partnership Interests to the maximum extent possible.

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assessment and to accept for Filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

Section 4.20         Creditors’ Trustee Closing of the Chapter 11 Cases.

When (a) the Bankruptcy Court has adjudicated all applications by Professionals for final allowance of compensation for services and reimbursement of expenses and the issuance of a Final Order for each application and the payment of all amounts payable thereunder; (b) all Disputed Claims Filed against a Debtor have become Allowed Claims or have been disallowed by Final Order or otherwise pursuant to this Plan; and (c) all appropriate Distributions of Fractional Interest Certificates, New Interests and New IRA Notes have been made or arranged to be made pursuant to this Plan, the Creditors’ Trustee shall seek authority from the Bankruptcy Court to close such Debtor’s Chapter 11 Case in accordance with the Bankruptcy Code and the Bankruptcy Rules.

ARTICLE V

POSITION HOLDER TRUST AND POSITION HOLDER TRUSTEE

Section 5.01         The Creation of the Position Holder Trust.

The Position Holder Trust shall be created on the Effective Date pursuant to the Position Holder Trust Agreement for the purpose of liquidating the Position Holder Trust Assets in accordance with Treasury Regulation Section 301.7701-4(d), as may be further set forth in the Position Holder Trust Agreement.

Section 5.02         Funding of Res of Position Holder Trust.

(a)          On the Effective Date, all of the Position Holder Trust Assets shall be transferred, assigned and contributed, or issued, to and vested in the Position Holder Trust, and the Position Holder Trust shall be in possession of, and have title to, all the Position Holder Trust Assets, except that (i) the Pre-Petition Abandoned Positions remaining after satisfaction of the obligations described in Section 4.13(e) will be contributed to and vested in the Position Holder Trust following completion of the Catch-Up Reconciliation as provided in Section 4.13(e), and (ii) additional Contributed Positions shall be transferred, assigned and contributed to and vested in the Position Holder Trust after the Effective Date as provided in Section 5.02(b) below. In addition, Recovered Assets may be transferred, assigned and contributed to and vested in the Position Holder Trust after the Effective Date as provided in Section 5.02(d) below.

(b)          Following the Effective Date, Contributed Positions shall be transferred, assigned and contributed to and vested in the Position Holder Trust, and the Position Holder Trust shall be in possession of, and have title to, all such Contributed Positions, which thereafter shall be included in the Position Holder Trust Assets, as follows:

(i)          If any Catch-Up Payment or Pre-Petition Default Amount is not paid by the applicable due date, as provided in Section 4.13(b) or 4.13(c), respectively, of this Plan.

(ii)         Upon the occurrence of any Payment Default as described in Section 12.09(c) of this Plan.

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(c)          The conveyances and vesting of all Position Holder Trust Assets shall be accomplished pursuant to this Plan, the Position Holder Trust Agreement, the Plan Documents providing for the Reorganization Transactions and the Confirmation Order. The Reorganized Debtors, Continuing Position Holders and Assigning Position Holders shall convey, transfer, assign and deliver the Position Holder Trust Assets free and clear of all Liens, save and except for the Maturity Funds Liens and the Fractional Interests outstanding from time to time after the Effective Date, the Liens on the New IRA Note Collateral to be established pursuant to the New IRA Note Collateral Documents, and (if applicable) Liens under the documentation for the Vida Financing, which will continue as provided in this Plan, subject to the terms of this Plan, the Position Holder Trust Agreement, the New IRA Note Collateral Documents, the Maturity Funds Collateral Agreement, and the Vida Financing documents. The Position Holder Trustee may present such orders to the Bankruptcy Court as may be necessary to require third parties to accept and acknowledge such conveyances of vested title to the Position Holder Trust. Such orders may be presented without further notice other than as has been given in this Plan.

(d)         If in the course of prosecuting the Causes of Action assigned to it, or as part of any Fair Funds to be contributed to it by the SEC, the Creditors’ Trust is entitled to receive an assignment or other transfer of any Recovered Assets, the Creditors’ Trustee shall direct that the assignment or transfer of the Recovered Assets be made to the Position Holder Trust, and in exchange therefor, the Position Holder Trust shall issue the number of Units of Position Holder Trust Interest calculated as provided in Section 5.05(g) of this Plan.

(e)         Following payment of the expenses of the Creditors’ Trust, and in the event that all Allowed Claims exchanged for Trust Interests in the Creditors’ Trust are paid in full (except as provided otherwise in the Creditors’ Trust Agreement), the Position Holder Trust shall be the residual beneficiary of the Creditors’ Trust.

Section 5.03        The Position Holder Trust Agreement.

The Position Holder Trust Agreement shall conform to the terms of this Plan, and to the extent that the Position Holder Trust Agreement is inconsistent with this Plan or the Confirmation Order, the terms of this Plan or the Confirmation Order, as the case may be, shall govern.

Section 5.04        The Position Holder Trustee.

(a)           The proposed Position Holder Trustee is named in Exhibit D to the Position Holder Trust Agreement, attached hereto as Exhibit A, subject to Bankruptcy Court approval.

(b)         The Position Holder Trustee shall retain and have all the rights, powers and duties necessary to carry out his or her responsibilities under this Plan and the Position Holder Trust Agreement, and as otherwise provided in the Confirmation Order. However, the Position Holder Trustee shall not be obligated to review, investigate, evaluate, analyze, or object to Fee Applications or Professional Fee Claims relating to services rendered and expenses incurred before the Effective Date. The Position Holder Trustee shall be the exclusive trustee of the Position Holder Trust Assets for the purposes of 31 U.S.C. § 3713(b) and 26 U.S.C. § 6012(b)(3), as well as the representative of the Estates appointed pursuant to Bankruptcy Code section 1123(b)(3)(B). Matters relating to the appointment, removal and resignation of the

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Position Holder Trustee and the appointment of any successor Position Holder Trustee shall be set forth in the Position Holder Trust Agreement. The Position Holder Trustee shall be required to perform his or her duties as set forth in this Plan, the Position Holder Trust Agreement and the Confirmation Order.

(c)          The Position Holder Trustee shall have full authority to compromise claims or settle interests with respect to the Policies without supervision by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by this Plan, the Confirmation Order, and the Position Holder Trust Agreement.

(d)          Without limiting the generality of the foregoing, or of the powers, authority and responsibilities set forth in the Position Holder Trust Agreement, the Position Holder Trustee shall have the authority and responsibility set forth in this Plan and in the Position Holder Trust Agreement, including, without limitation: (i) the payment of all premiums associated with the Beneficial Ownership related to the Fractional Positions contributed to the Position Holder Trust on or after the Effective Date, including Contributed Positions, and maintenance of the Premium Reserve required by the Position Holder Trust Agreement; (ii) resolving any dispute relating to whether the Catch-Up Payment due from any Current Position Holder or Pre-Petition Default Amount due from any Investor is owing or is in the correct amount; (iii) enforcing the Position Holder Trust’s rights under this Plan and the Position Holder Trust Agreement, including the Position Holder Trust’s rights in Fractional Positions abandoned or contributed, as the case may be, after the Effective Date as the result of a Payment Default; (iv) administering and enforcing the Position Holder Trust’s rights and obligations under the Servicing Agreement, the Portfolio Information License, the Escrow Agreement, the New IRA Note Collateral Documents, and the Maturity Funds Collateral Agreement; (v) appointing, replacing and directing third party service providers to serve as record owner or beneficiary of record for any or all of the Policies; (vi) paying all Allowed General Administrative Claims, Allowed Priority Claims (including Allowed Priority Tax Claims) and any other expenses payable by the Debtors or their Estates that remain unpaid as of the Effective Date or are first Allowed or become payable after the Effective Date; and (vii) evaluating Policies after the Effective Date to determine whether the Position Holder Trustee should exercise the rights provided under Section 12.09 of this Plan and the terms of the Position Holder Trust Agreement.

Section 5.05          Position Holder Trust Beneficiaries, Trust Interests and New IRA Notes.

(a)          Beneficiaries. The beneficiaries of the Position Holder Trust shall be (i) the Assigning Fractional Holders and the Continuing Fractional Holders entitled to receive Position Holder Trust Interests pursuant to this Plan and the Position Holder Trust Agreement, (ii) the IRA Partnership with regard to all Position Holder Trust Interests it is entitled to receive pursuant to this Plan and the Position Holder Trust Agreement, and (iii) any Creditors’ Trust Beneficiaries who are not IRA Holders and are entitled to receive the Position Holder Trust Interests as provided in Section 5.05(g) of this Plan. The Position Holder Trust Interest received by each Assigning Fractional Holder, each Continuing Fractional Holder or the IRA Partnership with respect to each Contributed Position shall be calculated relative to the Beneficial Ownership related to the Contributed Position in respect of which the Position Holder Trust Interest is to be

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issued (including Position Holder Trust Interests to be issued to the IRA Partnership in respect of Position Holder Trust Elections and Continuing Holder Elections made by the IRA Holders), stated in terms of the dollar amount of death benefits included in the rights associated with that Beneficial Ownership, and subject to adjustment as set forth below.

(b)         Trust Interests. The beneficial interest represented by each Position Holder Trust Interest issued on the Effective Date, or effective as of the Effective Date as the result of a deemed Position Holder Trust Election for failure to pay any Catch-Up Payment or Pre-Petition Default Amount,6 shall be determined as follows:

(i)        For each Fractional Position as to which a Position Holder Trust Election is made, an Assigning Fractional Holder (or the IRA Partnership with regard to an IRA Note as to which a Position Holder Trust Election is made by an Assigning IRA Holder) will receive a Position Holder Trust Interest that represents a beneficial interest entitled to receive a Pro Rata share of all distributions by the Position Holder Trust, with the Pro Rata share calculated based on (A) the Beneficial Ownership related to the Contributed Position and (B) the aggregate Beneficial Ownership to be registered in the name of the Position Holder Trust following the issuance of the Position Holder Trust Interest, subject to adjustment for subsequent issuances of Position Holder Trust Interests; and

(ii)        For each Continuing Fractional Holder entitled to receive a Position Holder Trust Interest in exchange for a Continuing Position Holder Contribution (and each Position Holder Trust Interest the IRA Partnership is entitled to receive in exchange for a Continuing Position Holder Contribution made by a Continuing IRA Holder), the Continuing Fractional Holder (or the IRA Partnership) will receive a Position Holder Trust Interest that represents a beneficial interest entitled to receive a Pro Rata share of all distributions by the Position Holder Trust, with the Pro Rata share calculated based on (i) 5% of the Beneficial Ownership related to the Fractional Position with respect to which the Continuing Position Holder Contribution was made, and (ii) the aggregate Beneficial Ownership to be registered in the name of the Position Holder Trust following the issuance of the Position Holder Trust Interest, subject to adjustment for subsequent issuances of Position Holder Trust Interests.

(c)        Post-Effective Date Defaults By Continuing Fractional Holders. The Pro Rata share for the Position Holder Trust Interest received by any Continuing Fractional Holder deemed to have made the Position Holder Trust Election and become an Assigning Fractional Holder as a result of a Payment Default after the Effective Date will be initially calculated as provided in Section 5.05(b)(i), and then adjusted to:

(i)         Reduce the Beneficial Ownership related to the Contributed Position to which the Payment Default relates by an amount equal to (A) 20% multiplied by (B) the Beneficial Ownership related to the position; and

6 As provided in Section 4.13(c), if an Investor pays all Premium Advances included in a Pre-Petition Default Amount but does not pay the entire amount owed (e.g., does not pay any platform servicing fee included therein) by the applicable due date, the Investor will be deemed to have made a Position Holder Trust Election.

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(ii)         Exclude any share of income realized by the Position Holder Trust prior to the date of the deemed Position Holder Trust Election (and all distributions and Premium Reserves or other reserves resulting from or relating to such income). For purposes of this Section 5.05(c), income shall be deemed realized (A) if it results from the maturity of a Policy, the date of death of the Insured under the policy, and (B) if it results from any Cause of Action brought by the Position Holder Trust, or any distributions made by the Creditors’ Trust to the Positon Holder Trust out of recoveries from any Cause of Action, as of the date that the lawsuit or other proceeding to prosecute the Cause of Action was filed.

(iii)       This Section 5.05(c) shall not apply to a Current Position Holder who owes a Catch-Up Payment as of the Effective Date and does not pay the amount due by the Catch-Up Cutoff Date, and in such case, the Current Position Holder will be treated as an Assigning Position Holder as of the Effective Date as provided in Section 5.05(b)(i) above.

(d)          New IRA Notes. Each Continuing IRA Holder will receive a New IRA Note issued by the Position Holder Trust in exchange for the Fractional Position that was a Contributed Position other than the Continuing Position Holder Contribution and the related Allowed Claim contributed to the Position Holder Trust by the Continuing IRA Holder.

(e)          Units. As provided in the Position Holder Trust Agreement, Position Holder Trust Interests will be expressed in “Units” of beneficial interest in the Position Holder Trust. Units will be issued on the basis of one (1) Unit for each $1 of death benefit payable associated with the Beneficial Ownership related to each Contributed Position (which shall be reduced, if appropriate, as provided in Section 5.05(c) above); provided, however, that any incremental aggregate death benefit related to all Contributed Positions contributed by any Position Holder Trust Beneficiary of $0.50 or greater will be rounded up to the next whole $1, and any incremental aggregate death benefit related to all Contributed Positions contributed by any Position Holder Trust Beneficiary of $0.49 or less will be disregarded. Units will be used to determine the Pro Rata share to which each Position Holder Trust Beneficiary is entitled based on the number of Units registered in the name of the Holder (including the aggregate number registered in the name of the IRA Partnership) and the total number of Units outstanding as of the date of the Unit’s issuance and from time to time thereafter. The Position Holder Trustee shall maintain, or cause to be maintained, a register of the names, addresses, and number of Units owned of record by each of the Position Holder Trust Beneficiaries, and upon request, shall issue certificates representing some or all Units of Position Holder Trust Interests registered in the name of a Position Holder Trust Beneficiary. Position Holder Trust Interest certificates will bear restrictive legends as provided elsewhere in this Plan.

(f)          Offset Rights for Unpaid Amounts. The Position Holder Trust shall have the right, but shall have no obligation, to offset against any distributions allocated to any Position Holder Trust Interest in an amount equal to all unpaid amounts owed by the Holder of the Position Holder Trust Interest to the Position Holder Trust, including all unpaid amounts owed for (i) Catch-Up Payments, (ii) Pre-Petition Default Amounts and (iii) post-Effective Date Payment Defaults.

(g)          Issuance of Units in Exchange for Recovered Assets. If any Recovered Assets are transferred to the Position Holder Trust after the Effective Date as provided in Section 5.02(d) of

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this Plan, the Position Holder Trust shall issue the number of Units of Position Holder Trust Interest calculated in accordance with Section 5.05(b), using the Beneficial Ownership related to the Recovered Assets (or the number of Units of Position Holder Trust Interest or IRA Partnership Interest represented by the Recovered Assets) as follows: (i) to each Creditors’ Trust Beneficiary who is not an IRA Holder, its Pro Rata Share of the total number of Units, and (ii) to the IRA Partnership, a Pro Rata Share of the total number of Units equal to the aggregate Pro Rata Share of the Creditors’ Trust Interests held by all IRA Holders. The distributions that will be made on any such Position Holder Trust Interests shall be limited to Distributable Cash (as defined in the Position Holder Trust Agreement) generated by the Recovered Assets, and shall be subject to the limitations set forth in Section 3.3 of the Position Holder Trust Agreement. Upon its receipt of any such Position Holder Trust Interests, the IRA Partnership shall issue the number of Units of IRA Partnership Interest calculated as provided in the IRA Partnership Agreement, allocated Pro Rata to the Creditors’ Trust Beneficiaries who are IRA Holders.

Section 5.06         Position Holder Trust Reserves.

Following the Effective Date of the Plan, the Position Holder Trust shall establish and maintain Premium Reserves as provided in this Plan and the Position Holder Trust Agreement. In addition, the Position Holder Trust shall establish such other reserves as required or permitted by the Position Holder Trust Agreement or the Confirmation Order.

Section 5.07         Position Holder Trust Taxes.

(a)          The Position Holder Trustee will file all federal income tax returns for the Position Holder Trust as a grantor trust pursuant to Internal Revenue Code Section 671 and Treasury Regulations Section 1.671-4(a).

(b)          The Position Holder Trust Assets and the portion of the Maturity Funds Facility attributable to the Assigning Fractional Holders and the Continuing Fractional Holders with respect to their Position Holder Trust Interest will be contributed to the Position Holder Trust for the benefit of the Position Holder Trust Beneficiaries (including the IRA Partnership), and such beneficiaries will receive Position Holder Trust Interests in exchange for their Allowed Claims, as set forth in Section 5.05. For all federal income tax purposes, all Persons and Entities (including, without limitation, the Reorganized Debtors, the Position Holder Trustee and the Position Holder Trust Beneficiaries, including the IRA Partnership) will treat the transfer and assignment to the Position Holder Trust of the Position Holder Trust Assets and the portion of the Maturity Funds Facility attributable to the Assigning Fractional Holders and the Continuing Fractional Holders with respect to their interest in the Position Holder Trust as (a) a transfer of the Position Holder Trust Assets and the portion of the Maturity Funds Facility attributable to the Assigning Fractional Holders and the Continuing Fractional Holders with respect to their interest in the Position Holder Trust directly to the Position Holder Trust Beneficiaries (including the IRA Partnership) in satisfaction of their Allowed Claims (including the Allowed Claims contributed to the IRA Partnership) and the Allowed Claims of the Continuing IRA Holders that were contributed to the Position Holder Trust in exchange for the New IRA Notes followed by (b) the extinguishment of the portion of the Maturity Funds Facility attributable to the Assigning Fractional Holders and the Continuing Fractional Holders with respect to their interest in the Position Holder Trust and (c) the transfer of the Position Holder Trust Assets by the Position

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Holder Trust Beneficiaries to the Position Holder Trust in exchange for Position Holder Trust Interests. The deemed transfer of the Position Holder Trust Assets and the portion of the Maturity Funds Facility attributable to the Assigning Fractional Holders and the Continuing Fractional Holders with respect to their interest(s) in the Position Holder Trust directly to the Position Holder Trust Beneficiaries in satisfaction of their Allowed Claims and the Allowed Claims of the Continuing IRA Holders that were contributed to the Position Holder Trust in exchange for the New IRA Notes will be a taxable exchange. The Position Holder Trust Assets will be valued based on the Allowed Claim amounts. All parties to the Position Holder Trust (including, without limitation, the Debtors, the Successor Entities and all holders of Position Holder Trust Interests and IRA Partnership Interests) should consistently use such valuation for all U.S. federal income tax purposes.

(c)         The Position Holder Trust will be treated as a grantor trust for federal tax purposes and, to the extent permitted under applicable law, for state and local income tax purposes. The beneficiaries of the Position Holder Trust will be treated as the grantors and owners of their Pro Rata portion of the Position Holder Trust Assets for federal income tax purposes. All of the income of the Position Holder Trust will be treated as subject to tax on a current basis. The Position Holder Trust will not pay tax. The Position Holder Trustee will file a blank IRS Form 1041, “U.S. Income Tax Return for Estates and Trusts,” annually and attach a separate statement to that form, and issue such statement to each beneficiary of the Position Holder Trust (or the appropriate middleman), separately stating such beneficiary’s Pro Rata portion of the Position Holder Trust’s items of income, gain, loss, deduction, and credit. If the grantor statement is issued to an IRA custodian or other middleman, such person is required to issue the grantor statement to the beneficiary. Each beneficiary of the Position Holder Trust (including the IRA Partnership) will be required to include its Pro Rata portion of the Position Holder Trust’s items of income, gain, loss, deduction, and credit in computing its taxable income (or determining allocations to its partners in the case of the IRA Partnership) and pay any tax due, unless its taxable income is allocated to its owners (as will be the case with the IRA Partnership).

Section 5.08          Liability; Indemnification.

The Position Holder Trustee shall not be liable for any act or omission taken or omitted to be taken in the capacity of Position Holder Trustee, other than acts or omissions resulting from such Person’s willful misconduct, gross negligence, or fraud. The Position Holder Trustee may, subject to the terms of the Position Holder Trust Agreement, retain and consult with attorneys, accountants and agents, and shall not be liable for any act taken, omitted to be taken, or suffered to be done in accordance with advice or opinions rendered by such professionals. Notwithstanding such authority, the Position Holder Trustee shall be under no obligation to consult with attorneys, accountants or his or her agents, and his or her determination to not do so shall not result in imposition of liability on the Position Holder Trustee unless such determination is based on willful misconduct, gross negligence, or fraud. The Position Holder Trust shall indemnify and hold harmless the Position Holder Trustee and his or her agents, representatives, professionals, and employees from and against and in respect of any and all liabilities, losses, damages, claims, costs and expenses, including, but not limited to attorneys’ fees and costs arising out of or due to their actions or omissions, or consequences of such actions or omissions, with respect to the Position Holder Trust or the implementation or administration of this Plan; provided, however, that no such indemnification will be made to such

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Persons or Entities for such actions or omissions as a result of willful misconduct, gross negligence, or fraud.

Section 5.09          Termination.

The duties, responsibilities and powers of the Position Holder Trust shall terminate after all Position Holder Trust Assets have been fully realized, resolved, abandoned or liquidated and the Position Holder Trust Assets have been distributed in accordance with this Plan and the Position Holder Trust Agreement, and the Reorganized Debtors have been liquidated and their corporate existence terminated; provided, however, except in the circumstances set forth below, the Position Holder Trust shall terminate no later than ten years after the Effective Date. If warranted by the facts and circumstances provided for in this Plan, and subject to the approval of the Bankruptcy Court upon a finding that an extension is necessary for the purpose of the Position Holder Trust, the term of the Position Holder Trust may be extended, one or more times (not to exceed a total of four extensions, unless the Position Holder Trustee receives a favorable ruling from the IRS that any further extension would not adversely affect the status of the Position Holder Trust as a grantor trust for federal income tax purposes) for a finite period, not to exceed five years, based on the particular circumstances at issue. Each such extension must be approved by the Bankruptcy Court not more than six months prior to the beginning of the extended term with notice thereof to all of the unpaid beneficiaries of the Position Holder Trust. Upon the occurrence of the termination of the Position Holder Trust, the Position Holder Trustee shall File with the Bankruptcy Court, a report thereof, seeking to be discharged from his duties.

ARTICLE VI

CREDITORS’ TRUST AND CREDITORS’ TRUSTEE

Section 6.01          The Creation of the Creditors’ Trust.

The Creditors’ Trust shall be created on the Effective Date pursuant to the Creditors’ Trust Agreement for the purpose of liquidating the Creditors’ Trust Assets in accordance with Treasury Regulation Section 301.7701-4(d), as may be further set forth in the Creditors’ Trust Agreement.

Section 6.02          Funding of Res of Creditors’ Trust.

(a)          On the Effective Date, all of the Creditors’ Trust Assets (except for any Cash contributions to be made by the Position Holder Trust after the Effective Date pursuant to Section 6.02(b) below) shall be transferred, assigned, and contributed to, and vested in, the Creditors’ Trust, and the Creditors’ Trust shall be in possession of, and have title to, all the Creditors’ Trust Assets. The conveyances and vesting of all Creditors’ Trust Assets shall be accomplished pursuant to this Plan, the Class Action Settlement Agreement, the MDL Settlement Agreement, any other settlement agreements and assignments, and the Confirmation Order or any other order of the Bankruptcy Court. The Debtors and the Holders assigning the Investor Causes of Action shall convey, transfer, assign and deliver the Creditors’ Trust Assets free and clear of all Liens, Claims, encumbrances and Interests (including rights of set off), save and except for the ability of any Rescission Settlement Subclass Member to request a re-assignment of Additional Assigned Claims, subject to the Creditors’ Trustee’s approval, as provided in the

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Creditors’ Trust Agreement. The Creditors’ Trustee may present such orders to the Bankruptcy Court as may be necessary to require third parties to accept and acknowledge such conveyance to the Creditors’ Trust. Such orders may be presented without further notice other than as has been given in this Plan.

(b)         The Creditors’ Trust shall receive from the Position Holder Trust Cash contributions paid over time (as provided in the following sentence) in an aggregate amount of $12 million to adequately capitalize the Creditors’ Trust, including (A) litigation costs, and (B) such amounts as the Plan Proponents deemed reasonable to compensate the Creditors’ Trust for its constituency’s share of the value of the Policy Related Assets and LPI’s contributions of assets to Newco, including its rights and assets needed to service the Policies. The Position Holder Trust shall contribute $2 million to the Creditors’ Trust on the Effective Date, and the remaining $10 million will be contributed as requested from time to time by the Creditors’ Trustee in accordance with the Creditors’ Trust Agreement, with any amount not requested prior to the third anniversary of the Effective Date to be contributed within 30 days after the third anniversary. The Creditors’ Trust may also receive from the SEC contributions of Fair Funds if, as and when received by the SEC pursuant to its enforcement and collection activities, and subject to the SEC’s discretion.

(c)           Any distributions made by the Creditors’ Trust will be based solely upon the Creditors’ Trust’s net recoveries in litigation pursued pursuant to the Causes of Action assigned to the Creditors’ Trust pursuant to this Plan, the Class Action Settlement Agreement, and the MDL Settlement Agreement, any other settlement agreements and assignments, and any contributions of Fair Funds made by the SEC.

(d)          If in the course of prosecuting the Causes of Action assigned to it, or as part of any Fair Funds to be contributed to it by the SEC, the Creditors’ Trust is entitled to receive an assignment or other transfer of any Recovered Assets, the Creditors’ Trustee shall direct that the assignment or transfer of the Recovered Assets be made to the Position Holder Trust as provided in Section 5.02(d) of this Plan, and in exchange therefor, the Position Holder Trust shall issue the number of Units of Position Holder Trust Interest (to the Creditors’ Trust Beneficiaries who are not IRA Holders and to the IRA Partnership, which shall issue IRA Partnership Interests relating thereto to the Creditors’ Trust Beneficiaries who are IRA Holders), calculated and distributed as provided in Section 5.05(g) of this Plan.

Section 6.03          The Creditors’ Trust Agreement.

The Creditors’ Trust Agreement shall conform to the terms of this Plan, and to the extent that the Creditors’ Trust Agreement is inconsistent with this Plan or the Confirmation Order, the terms of this Plan or the Confirmation Order shall govern.

Section 6.04          The Creditors’ Trustee.

(a)          The proposed Creditors’ Trustee is named in Exhibit D to the Creditors’ Trust Agreement, attached hereto as Exhibit B, subject to Bankruptcy Court approval.

(b)          The Creditors’ Trustee shall retain and have all the rights, powers and duties necessary to carry out his or her responsibilities under this Plan and the Creditors’ Trust

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Agreement, and as otherwise provided in the Confirmation Order or any other order of the Bankruptcy Court. Specifically, after the Confirmation Date, the Creditors’ Trustee shall review, investigate, evaluate, analyze, or object to Fee Applications or Professional Fee Claims. The Creditors’ Trustee shall be the exclusive trustee of the Creditors’ Trust Assets for the purposes of 31 U.S.C. § 3713(b) and 26 U.S.C. § 6012(b)(3), as well as the representative of the Estates appointed pursuant to Bankruptcy Code section 1123(b)(3)(B). Matters relating to the appointment, removal and resignation of the Creditors’ Trustee and the appointment of any successor Creditors’ Trustee shall be set forth in the Creditors’ Trust Agreement. The Creditors’ Trustee shall be required to perform his or her duties as set forth in this Plan and the Creditors’ Trust Agreement.

Section 6.05          Creditors’ Trust Beneficiaries

(a)          The beneficiaries of the Creditors’ Trust shall include all Holders of Allowed Claims as General Unsecured Creditors, including but not limited to all Rescinding Position Holders and Former Position Holders. The beneficial interests of each Creditors’ Trust Beneficiary shall be calculated Pro Rata relative to its aggregate Allowed Claim amount, including the Additional Allowed Claims as described in Section 6.05(c) below.

(b)        Following payment of the expenses of the Creditors’ Trust, and in the event that all Holders of Creditors’ Trust Interests (other than the SEC) receive distributions from the Creditors’ Trust in an amount equal to their Allowed Claims, the Position Holder Trust shall be the residual beneficiary of the Creditors’ Trust Assets and proceeds of same. As provided in the Creditors’ Trust Agreement, any distributions in respect of the SEC’s Creditors’ Trust Interest shall be reallocated to Investors who are Creditors’ Trust Beneficiaries. Any Fair Funds that the SEC contributes will be distributed Pro Rata to the Investors who are Creditors’ Trust Beneficiaries. In addition, if all Investors who are Creditors’ Trust Beneficiaries receive distributions from the Creditors’ Trust in an amount equal to their full Allowed Claims, any further distributions in respect of the SEC’s Creditors’ Trust Interest, and any remaining Fair Funds, will be reallocated to the Position Holder Trust.

(c)         Pursuant to the Class Action Settlement Agreement, each Rescission Settlement Subclass Member, other than the MDL Plaintiffs, will receive an Additional Allowed Claim in Class B4 in an amount equal to 0.5% of its Allowed Claim amount set forth on LPI’s Bankruptcy Schedule F, unless the Rescission Settlement Subclass Member checks a box on its Ballot and elects not to assign its Additional Assigned Claim to the Creditors’ Trust, in which case it will not assign its Additional Assigned Claims and will not receive an Additional Allowed Claim in exchange therefor. Pursuant to the MDL Settlement Agreement, each of the MDL Plaintiffs will receive an Additional Allowed Claim in Class B4 in an amount equal to a fixed amount relative to its Allowed Claim amount set forth on LPI’s Bankruptcy Schedule F, which amount will be set forth in the Plan Supplement. Under Section 3.06(b) and Section 3.07(f), all of the Additional Allowed Claims will be exchanged for Creditors’ Trust Interests.

(d)         Qualified Plan Holders are not permitted to be beneficiaries of the Creditors’ Trust, and none of the Class B2A or Class B3A Holders are permitted to be beneficiaries of the Creditors’ Trust on account of a Class B2A or Class B3A Claim.

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Section 6.06          Creditors’ Trust Reserves.

Following the Effective Date of the Plan, the Creditors’ Trust shall establish such reserves as required or permitted by the Creditors’ Trust Agreement or Section 6.02 of this Plan.

Section 6.07          Creditors’ Trust Taxes.

(a)        The Creditors’ Trustee will file all federal income tax returns for the Creditors’ Trust as a grantor trust pursuant to Internal Revenue Code Section 671 and Treasury Regulations Section 1.671-4(a).

(b)         The Creditors’ Trust Assets will be contributed to the Creditors’ Trust for the benefit of the Creditors’ Trust Beneficiaries, and such beneficiaries will receive Creditors’ Trust Interests in exchange for their Allowed Claims, as set forth in Section 6.05. For all federal income tax purposes, all Persons and Entities (including, without limitation, the Reorganized Debtors, the Creditors’ Trustee and the Creditors’ Trust Beneficiaries) will treat the transfer and assignment to the Creditors’ Trust of the Creditors’ Trust Assets as (a) a transfer of the Creditors’ Trust Assets directly to the Creditors’ Trust Beneficiaries in satisfaction of their Allowed Claims (including Additional Allowed Claims) followed by (b) the transfer of the Creditors’ Trust Assets by the Creditors’ Trust Beneficiaries to the Creditors’ Trust in exchange for Creditors’ Trust Interests. The deemed transfer of the Creditors’ Trust Assets directly to the Creditors’ Trust Beneficiaries in satisfaction of their Allowed Claims (including Additional Allowed Claims) will be a taxable exchange. The Creditors’ Trust Assets will be valued based on the Allowed Claim amounts (including the Additional Allowed Claim amounts). All parties to the Creditors’ Trust (including, without limitation, the Debtors and the holders of Creditors’ Trust Interests) must consistently use such valuation for all U.S. federal income tax purposes.

(c)         The Creditors’ Trust will be treated as a grantor trust for federal tax purposes and, to the extent permitted under applicable law, for state and local income tax purposes. The beneficiaries of the Creditors’ Trust will be treated as the grantors and owners of their Pro Rata portion of the Creditors’ Trust Assets for federal income tax purposes. All of the income of the Creditors’ Trust will be treated as subject to tax on a current basis. The Creditors’ Trust will not pay tax. The Creditors’ Trustee will file a blank IRS Form 1041, “U.S. Income Tax Return for Estates and Trusts,” annually and attach a separate statement to that form, and issue such statement to each beneficiary of the Creditors’ Trust (or the appropriate middleman), separately stating such beneficiary’s share of the Creditors’ Trust’s items of income, gain, loss, deduction, and credit. If the grantor statement is issued to an IRA custodian or other middleman, such person is required to issue the grantor statement to the beneficiary. Each beneficiary of the Creditors’ Trust will be required to include its share of the Creditors’ Trust’s items of income, gain, loss, deduction, and credit in computing its taxable income and pay any tax due. The Creditors’ Trust Beneficiaries shall treat on their return any reported item in a manner that is consistent with the treatment of the item on the Creditors’ Trust’s return and attached statements. A Creditors’ Trust Beneficiary must notify the IRS of any inconsistent treatment.

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Section 6.08          Liability; Indemnification.

The Creditors’ Trustee shall not be liable for any act or omission taken or omitted to be taken in their capacity as the Creditors’ Trustee, other than acts or omissions resulting from such Person’s willful misconduct, gross negligence, or fraud. The Creditors’ Trustee may, subject to the terms of the Creditors’ Trust Agreement, retain and consult with attorneys, accountants and agents, and shall not be liable for any act taken, omitted to be taken, or suffered to be done in accordance with advice or opinions rendered by such professionals. Notwithstanding such authority, the Creditors’ Trustee shall be under no obligation to consult with attorneys, accountants or his or her agents, and his or her determination to not do so shall not result in imposition of liability on the Creditors’ Trustee unless such determination is based on willful misconduct, gross negligence, or fraud. The Creditors’ Trust shall indemnify and hold harmless the Creditors’ Trustee and his or her agents, representatives, professionals, and employees from and against and in respect to any and all liabilities, losses, damages, claims, costs and expenses, including, but not limited to attorneys’ fees and costs arising out of or due to their actions or omissions, or consequences of such actions or omissions, with respect to the Creditors’ Trust or the implementation or administration of this Plan; provided, however, that no such indemnification will be made to such Persons or Entities for such actions or omissions as a result of willful misconduct, gross negligence, or fraud.

Section 6.09          Termination.

The duties, responsibilities and powers of the Creditors’ Trust shall terminate after all Creditors’ Trust Assets have been fully resolved, abandoned or liquidated and the Creditors’ Trust Assets have been distributed in accordance with this Plan and the Creditors’ Trust Agreement, and the Reorganized Debtors have been liquidated and their corporate existence terminated; provided, however, except in the circumstances set forth below, the Creditors’ Trust shall terminate no later than five years after the Effective Date. If warranted by the facts and circumstances provided for in this Plan, and subject to the approval of the Bankruptcy Court upon a finding that an extension is necessary for the purpose of the Creditors’ Trust, the term of the Creditors’ Trust may be extended, one or more times (not to exceed a total of four extensions, unless the Creditors’ Trustee receives a favorable ruling from the IRS that any further extension would not adversely affect the status of the Creditors’ Trust as a grantor trust for federal income tax purposes) for a finite period, not to exceed five years, based on the particular circumstances at issue. Each such extension must be approved by the Bankruptcy Court no more than six months prior to the beginning of the extended term with notice thereof to all of the unpaid beneficiaries of the Creditors’ Trust. Upon the occurrence of the termination of the Creditors’ Trust, the Creditors’ Trustee shall File with the Bankruptcy Court, a report thereof, seeking to be discharged from his duties.

ARTICLE VII

IRA PARTNERSHIP

Section 7.01          Formation of IRA Partnership.

On or before the Effective Date, the IRA Partnership shall be formed as part of the Reorganization Transactions as a Texas limited liability company to (a) receive a Position Holder Trust Interest as provided in this Plan, and (b) issue IRA Partnership Interests to be Distributed to

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Continuing IRA Holders and Assigning IRA Holders as provided in this Plan. The Assigning IRA Holders will contribute their Allowed Claims and the related Contributed Positions, including any attributable right to Maturity Funds in escrow and repayment of Maturity Funds Loans, to the IRA Partnership in exchange for IRA Partnership Interests. The Continuing IRA Holders will contribute the Continuing Position Holder Contributions and the portion of their Allowed Claims attributable to them, including any attributable right to Maturity Funds in escrow and repayment of Maturity Funds Loans, to the IRA Partnership in exchange for IRA Partnership Interests. The remainder of the Continuing IRA Holders’ Contributed Positions, and the portion of their Allowed Claims attributable to them, will be contributed to the Position Holder Trust in exchange for New IRA Notes, as discussed in Section 5.05(d).

Section 7.02          Ownership.

The IRA Partnership Interests shall be issued to the IRA Holders entitled to receive Distributions of IRA Partnership Interests pursuant to this Plan. Additional IRA Partnership Interests may be issued to IRA Holders who are Creditors’ Trust Beneficiaries as provided in Section 5.05(g) of this Plan, if Recovered Assets are transferred by the Creditors’ Trust to the Position Holder Trust as provided in Section 5.02(d).

Section 7.03          Governance and Management.

The form, management, and oversight of the IRA Partnership shall be set forth in the IRA Partnership Agreement for the IRA Partnership. The Plan Proponents shall make all determinations with respect to employment of the IRA Partnership Manager and any officers or employees of the IRA Partnership as of the Effective Date. The initial IRA Partnership Manager shall be named in an exhibit to the IRA Partnership Agreement, as provided in the Plan Supplement. Thereafter, the IRA Partnership Manager will be elected or appointed in accordance with the IRA Partnership Agreement.

Section 7.04          Holders of IRA Partnership Interests.

The holders of the IRA Partnership Interests shall be the Assigning IRA Holders and the Continuing IRA Holders entitled to receive IRA Partnership Interests pursuant to this Plan and the IRA Partnership Agreement, and any IRA Holders who are Creditors’ Trust Beneficiaries who are entitled to receive IRA Partnership Interests as provided in Section 5.05(g) of this Plan. The IRA Partnership Interest received by each Assigning IRA Holder and each Continuing IRA Holder with respect to each Contributed Position shall be calculated relative to the Beneficial Ownership related to the Contributed Positions in respect of which the IRA Partnership Interest is to be issued, stated in terms of the dollar amount of death benefits included in that Beneficial Ownership, and shall be determined as set forth below in this Section 7.04. The IRA Partnership Interest received by each IRA Holder who is a Creditors’ Trust Beneficiary entitled to receive one as provided in Section 5.05(g) of this Plan shall be calculated as provided therein.

(a)          The membership interest represented by each IRA Partnership Interest issued on the Effective Date, or effective as of the Effective Date as the result of a deemed Position Holder

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Trust Election for failure to pay any Catch-Up Payment or Pre-Petition Default Amount7, shall be determined as follows:

(i)           For each IRA Note as to which a Position Holder Trust Election is made, an Assigning IRA Holder will receive an IRA Partnership Interest that represents a partnership interest entitled to receive a Pro Rata share of all distributions by the IRA Partnership, with the Pro Rata share calculated based on (i) the Beneficial Ownership represented by the Fractional Interests related to the IRA Note and (ii) the aggregate Beneficial Ownership to be registered in the name of the Position Holder Trust following the issuance of the IRA Partnership Interest related to all Fractional Positions with respect to which IRA Partnership Interests to be outstanding following the issuance of the IRA Partnership Interest were issued, subject to adjustment for subsequent issuances of IRA Partnership Interests; and

(ii)            For each Continuing IRA Holder entitled to receive an IRA Partnership Interest in exchange for a Continuing Position Holder Contribution and the related Allowed Claim, the Continuing IRA Holder will receive an IRA Partnership Interest that represents a partnership interest entitled to receive a Pro Rata share of all distributions by the IRA Partnership, with the Pro Rata share calculated based on (i) 5% of the Beneficial Ownership related to the Fractional Position with respect to which the Continuing Position Holder Contribution was made, and (ii) the aggregate Beneficial Ownership to be registered in the name of the Position Holder Trust following the issuance of the IRA Partnership Interest related to all Fractional Positions with respect to which IRA Partnership Interests to be outstanding following the issuance of the IRA Partnership Interest were issued, subject to adjustment for subsequent issuances of IRA Partnership Interests.

(b)         As provided in the IRA Partnership Agreement, IRA Partnership Interests will be expressed in “Units” of partnership interest in the IRA Partnership. Units will be issued on the basis of one (1) Unit for each $1 of death benefit payable associated with the Beneficial Ownership related to each Contributed Position; provided, however, that any incremental aggregate death benefit related to all Contributed Positions contributed by any Holder of an IRA Partnership Interests of $0.50 or greater will be rounded up to the next whole $1, and any incremental aggregate death benefit related to all Contributed Positions contributed by any Holder of IRA Partnership Interests of $0.49 or less will be disregarded. Units will be used to determine the Pro Rata share to which each Holder of IRA Partnership Interests is entitled based on the number of Units registered in the name of the Holder and the total number of Units outstanding as of the date of the Unit’s issuance and from time to time thereafter. The IRA Partnership Manager shall maintain, or cause to be maintained, a register of the names, addresses, and number of Units owned of record by each Holder of IRA Partnership Interests, and upon request, shall issue certificates representing some or all Units of IRA Partnership Interest

7 As provided in Section 4.13(c), if an Investor pays all Premium Advances included in a Pre-Petition Default Amount but does not pay the entire amount owed (e.g., does not pay any platform servicing fee included therein) by the applicable due date, the Investor will be deemed to have made a Position Holder Trust Election.

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registered in the name of a Holder of an IRA Partnership Interest. IRA Partnership Interest certificates will bear restrictive legends as provided elsewhere in this Plan.

(c)          If the Position Holder Trust exercises its right to offset against (and withhold from) any distributions made in respect of the Position Holder Trust Interest held by the IRA Partnership, any amount relating to unpaid amounts owed to the Position Holder Trust by any Holder of an IRA Partnership Interest, including any unpaid amounts owed for (i) Catch-Up Payments and (ii) Pre-Petition Default Amounts, then the offset items will be specially allocated by the IRA Partnership to that Holder and offset against any IRA Partnership distributions allocated to that Holder.

(d)        To avoid adverse tax consequences, the transfer of IRA Partnership Interests will be subject to certain conditions to prevent the IRA Partnership from being classified as a “publicly traded partnership,” as that term is used in the Internal Revenue Code of 1986, as amended, as more fully described in the IRA Partnership Agreement.

Section 7.05          IRA Partnership Taxes.

(a)         The IRA Partnership will file all federal, state and local income tax returns pursuant to the Internal Revenue Code and the Treasury Regulations promulgated thereunder. For federal income tax purposes, the IRA Partnership shall be treated as being formed (i) with contributions of the Allowed Claims and related Fractional Positions, including any rights and obligations to Maturity Funds in escrow and the repayment of Maturity Funds Loans by the Assigning IRA Holders in exchange for IRA Partnership Interests; and (ii) the contribution by the Continuing IRA Holders of their Continuing Position Holder Contributions and related Allowed Claims, including any related rights and obligations to Maturity Funds in escrow and repayment of Maturity Funds Loans related to their Continuing Position Holder Contribution in exchange for IRA Partnership Interests. The Assigning IRA Holders will contribute 100% and Continuing IRA Holders will contribute 5% of their Allowed Claims and related Fractional Positions to the IRA Partnership upon formation. For all federal income tax purposes, all Persons and Entities (including, without limitation, the Reorganized Debtors, the IRA Partnership Manager and the holders of IRA Partnership Interests) must treat the transfer and assignment of the Allowed Claims and related Fractional Positions to the IRA Partnership by the Assigning IRA Holders and Continuing IRA Holders as (i) a nontaxable partner contribution of the Allowed Claims and related Fractional Positions of the Assigning IRA Holders, including any attributable rights and obligations to Maturity Funds in escrow and repayment of Maturity Funds Loans, to the IRA Partnership in exchange for IRA Partnership Interests, and (ii) a nontaxable partner contribution by the Continuing IRA Holders of 5% of their Allowed Claims and related Fractional Positions, including any attributable rights and obligations to Maturity Funds in escrow and repayment of Maturity Funds Loans, to the IRA Partnership in exchange for IRA Partnership Interests.

(b)         The Reorganized Debtors will be treated as distributing (i) all of the Fractional Interests relating to Fractional Positions, along with any related Escrowed Funds and Maturity Funds, as to which IRA Holders have made Position Holder Trust Elections and (ii) the portion of the Fractional Interests relating to the Fractional Positions (along with any related Escrowed Funds and Maturity Funds) as to which IRA Holders have made Continuing Holder Elections that comprise the Continuing Position Holder Contributions (i.e., 5% of their Fractional

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Positions), to the IRA Partnership, in each case as of the Effective Date, in satisfaction of the Allowed Claims contributed to the IRA Partnership by the IRA Holders. The IRA Partnership will then be treated as transferring such Fractional Positions to the Position Holder Trust in exchange for Position Holder Trust Interests. The Position Holder Trust will be deemed to transfer to the Reorganized Debtors the Allowed Claims contributed to it by the Continuing IRA Holders in a taxable exchange for the Fractional Interests that comprise the Contributed Positons other than the Continuing Position Holder Contributions (i.e., 95% of their Fractional Positions) relating to the Fractional Positions (along with any related Escrow Funds and Maturity Funds) as to which IRA Holders have made the Continuing Holder Election.

(c)          The IRA Partnership will be treated as a partnership for federal income tax purposes and, to the extent permitted under applicable law, for state and local income tax purposes. The IRA Partnership Interest holders will be treated as partners of the IRA Partnership to the extent of their Pro Rata partnership interests in the IRA Partnership for federal income tax purposes and, to the extent permitted under applicable law, for state and local income tax purposes. The IRA Partnership will not pay tax but the IRA Partnership will file IRS Form 1065, “U.S. Return of Partnership Income,” annually and issue a “Schedule K-1, Partner’s Share of Income, Deductions, Credits, etc.” to each interest holder of the IRA Partnership. The K-1s will separately state the IRA Partnership’s items of income, gain, loss, deduction, and credit because they may impact the interest holders’ tax liabilities differently. Under the Internal Revenue Code, the holders of IRA Partnership Interests will be required to take into consideration their share of the IRA Partnership’s income, gain, deduction, or loss reported to them on their Schedule K-1 in filling out their individual tax returns and pay any tax due.

Section 7.06          Liability; Indemnification.

The IRA Partnership Manager shall not be liable for any act or omission taken or omitted to be taken in its capacity as IRA Partnership Manager, other than acts or omissions resulting from such Person’s willful misconduct, gross negligence, or fraud. Any IRA Partnership Manager may, in connection with the performance of his or her functions, and, subject to the terms the IRA Partnership Agreement, retain and consult with attorneys, accountants and agents, and shall not be liable for any act taken, omitted to be taken, or suffered to be done in accordance with advice or opinions rendered by such professionals. Notwithstanding such authority, an IRA Partnership Manager shall be under no obligation to consult with attorneys, accountants or his or her agents, and his or her determination to not do so should not result in imposition of liability on the IRA Partnership Manager unless such determination is based on willful misconduct, gross negligence, or fraud. The IRA Partnership shall indemnify and hold harmless each IRA Partnership Manager and his or her agents, representatives, professionals, and employees from and against and in respect to any and all liabilities, losses, damages, claims, costs and expenses, including, but not limited to attorneys’ fees and costs arising out of or due to their actions or omissions, or consequences of such actions or omissions, with respect to the IRA Partnership or the implementation or administration of this Plan; provided, however, that no such indemnification will be made to such Persons or Entities for such actions or omissions as a result of willful misconduct, gross negligence, or fraud.

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Section 7.07          Termination.

The duties, responsibilities and powers of the IRA Partnership shall terminate after all IRA Partnership assets, including the interests in the Position Holder Trust, have been liquidated and all of the proceeds of the Position Holder Trust Assets have been distributed in accordance with the Position Holder Trust Agreement. At that time, the IRA Partnership Manager shall take appropriate actions to terminate the existence of the IRA Partnership.

ARTICLE VIII

TRUSTEE AND MANAGER COMPENSATION AND EXPENSES

Section 8.01          Discharge of the Chapter 11 Trustee from Duties.

The Chapter 11 Trustee shall be discharged from his duties in these Chapter 11 Cases upon the filing of a notice of substantial consummation in the Chapter 11 Cases as provided in Section 15.03 of this Plan. The Chapter 11 Trustee, upon discharge, shall cancel his trustee bond.

Discharge of the Chapter 11 Trustee shall not affect or impair the Chapter 11 Trustee’s right to seek a final ruling on any request for statutory compensation and reimbursement of expenses made in connection with the LPHI case, nor for his compensation requested from the LPI and LPIFS cases.

Section 8.02          Compensation of Successor Trustees, Trust Board Members and IRA Partnership Manager.

The compensation of each Successor Trustee, the members of the Trust Board for the Successor Trusts and the IRA Partnership Manager, on a post-Effective Date basis, shall be disclosed in exhibits to the respective Trust Agreements or IRA Partnership Agreement. The payment of the fees and expenses of each Successor Trustee, each Trust Board member, IRA Partnership Manager and any professionals they have retained shall be made by the applicable Trust or the IRA Partnership in accordance with the provisions of this Plan and the applicable Trust Agreement or the IRA Partnership Agreement. Under the Successor Trust Agreements, the members of the Trust Boards will serve as members of the Advisory Committee and will not receive any additional compensation for serving in such capacity.

Section 8.03          Successor Trustee and Manager Expenses.

All costs, expenses and obligations incurred by the Successor Trustees in administering this Plan and the Successor Trusts, or in any manner connected, incidental or related thereto shall come from amounts distributable to the appropriate beneficiaries for whose benefit such expenses or obligations were incurred. Reimbursement of expenses of the IRA Partnership Manager shall be disclosed in the IRA Partnership Agreement.

Section 8.04          Retention of Professionals.

The Successor Trustees and the Trust Boards shall, subject to the terms of the Successor Trust Agreements, and the IRA Partnership Manager, subject to the terms of the IRA Partnership Agreement, have the right to retain the services of attorneys, accountants, and other professionals that,

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in their discretion, are necessary to assist them in the performance of their duties. Professionals of, among others, the Debtors, shall be eligible for retention by the Successor Trustees or the IRA Partnership Manager on a special counsel basis, and former employees of the Debtors shall be eligible for retention by the Successor Entities and the Successor Trustees and IRA Partnership Manager; provided, however, none of the Successor Entities, the Successor Trustees, or the IRA Partnership Manager shall hire Brian Pardo, Scott Peden, or any other Person or Entity named as a defendant in the Class Action Lawsuits, the MDL Litigation, or that had been sued by the Chapter 11 Trustee or any of the Debtors in any litigation or Cause of Action filed prior to the Effective Date.

Section 8.05          Payment of Professional Fees.

The reasonable fees and expenses of such professionals shall be paid by the respective Successor Trust or the IRA Partnership upon the monthly submission of statements to the respective Successor Trustee or IRA Partnership Manager or as provided by their retention agreement. The payment of the reasonable fees and expenses of the respective retained professionals shall be made in the ordinary course of business and shall not be subject to the approval of the Bankruptcy Court except as otherwise provided in this Plan. Without limiting the generality of the foregoing, and except as otherwise set forth in this Plan, the Successor Entities may, without application to or approval by the Bankruptcy Court, pay fees that each incurs after the Effective Date for professional fees and expenses.

ARTICLE IX

COMMITTEES AND TRUST BOARDS

Section 9.01          Dissolution of the Committee.

The Committee shall continue in existence through the Effective Date to exercise those powers and perform those duties specified in Bankruptcy Code section 1103. Unless otherwise ordered by the Bankruptcy Court, on the Effective Date, (a) the Committee shall be dissolved and their members shall be released of all their duties, responsibilities and obligations in connection with the Chapter 11 Cases, this Plan and the implementation of the same, save and except for their respective duties, responsibilities and obligations as members of the Trust Boards under the Successor Trust Agreements, and (b) the retention or employment of the Committee’s Professionals and other agents shall terminate.

Section 9.02          Creation of Position Holder Trust Governing Trust Board.

On the Effective Date, the Position Holder Trust Governing Trust Board shall be formed pursuant to the Position Holder Trust Agreement and constituted of those Persons to be designated by the Plan Proponents, and approved by the Bankruptcy Court before the conclusion of the Confirmation Hearing. A list of the proposed members of the Position Holder Trust Governing Trust Board as designated by the Plan Proponents is included in Exhibit E to the Position Holder Trust Agreement, attached hereto as Exhibit A, subject to replacement by the Plan Proponents if any designated individual becomes unable or unwilling to serve prior to the Effective Date, and subject in all cases to approval by the Bankruptcy Court.

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Section 9.03          Creation of Creditors’ Trust Governing Trust Board.

On the Effective Date, the Creditors’ Trust Governing Trust Board shall be formed pursuant to the Creditors’ Trust Agreement and constituted of those Persons to be designated by the Plan Proponents, and approved by the Bankruptcy Court, before the conclusion of the Confirmation Hearing. A list of the proposed members of the Creditors’ Trust Governing Trust Board as designated by the Plan Proponents is included in Exhibit E to the Creditors’ Trust Agreement, attached hereto as Exhibit B, subject to replacement by the Plan Proponents if any designated individual becomes unable or unwilling to serve prior to the Effective Date, and subject in all cases to approval by the Bankruptcy Court.

Section 9.04          Creation of IRA Partnership Advisory Committee.

On the Effective Date, the Advisory Committee for the IRA Partnership shall be formed pursuant to this Plan and constituted as those Persons serving from time to time as Trust Board Members for the Successor Trusts.

Section 9.05          Procedures.

The Successor Trust Agreements and the IRA Partnership Agreement each shall provide for the governance of the Successor Entity’s Trust Board or Advisory Committee.

Section 9.06          Function, Duties, Responsibilities, Duration

(a)          The function, duties, responsibilities, and duration of the Position Holder Trust Governing Trust Board shall be set forth in the Position Holder Trust Agreement.

(b)          The function, duties, responsibilities, and duration of the Creditors’ Trust Governing Trust Board shall be set forth in the Creditors’ Trust Agreement.

(c)          The function, duties, responsibilities, and duration of the Advisory Committee for the IRA Partnership shall be set forth in the IRA Partnership Agreement.

Section 9.07          Liability; Indemnification

(a)         None of the Position Holder Trust Governing Trust Board, the Creditors’ Trust Governing Trust Board and the Advisory Committee, nor any of their members, or designees, nor any duly designated agent or representative of any Trust Board or the Advisory Committee, or their respective employees, shall be liable for the act or omission of any other member, designee, agent or representative of any Trust Board or the Advisory Committee, nor shall any member of any Trust Board or the Advisory Committee be liable for any act or omission taken or omitted to be taken in its capacity as a member, other than acts or omissions resulting from such member’s willful misconduct, gross negligence or fraud. Each of the Trust Boards and the Advisory Committee may, in connection with the performance of its functions, and, subject to the terms of its respective organizational documents, consult with attorneys, accountants, and its agents, and no member of any Trust Board or the Advisory Committee shall be liable for any act taken, omitted to be taken, or suffered to be done in accordance with advice or opinions rendered by such professionals.

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(b)         Notwithstanding such authority, neither Trust Board nor the Advisory Committee shall be under any obligation to consult with attorneys, accountants or agents, and a determination to not do so shall not result in the imposition of liability on any Trust Board or Advisory Committee, or its members and/or designees, unless such determination is based on willful misconduct, gross negligence or fraud.

(c)         The respective Successor Entity shall indemnify and hold harmless its Trust Board or Advisory Committee and its members, designees, and professionals, and any duly designated agent or representative thereof (in their capacity as such), from and against and in respect to any and all liabilities, losses, damages, claims, costs and expenses, including, but not limited to attorneys’ fees and costs arising out of or due to their actions or omissions, or consequences of such actions or omissions with respect to the respective Successor Entity or the implementation or administration of this Plan, including without limitation their actions or omissions as members of the Advisory Committee; provided, however, that no such indemnification will be made to such Persons for such actions or omissions as a result of willful misconduct, gross negligence or fraud.

ARTICLE X

PROVISIONS GOVERNING DISTRIBUTIONS GENERALLY

Section 10.01          Timing and Delivery of Distributions by Successor Entities.

The Successor Trust Agreements and the IRA Partnership Agreement shall govern distributions by the Successor Entities and shall be deemed to include the terms of this Article X and other relevant provisions of this Plan. The payment of distributions under the Successor Trust Agreements and the IRA Partnership Agreement shall be made in the ordinary course of business under those agreements and shall not be subject to the approval of the Bankruptcy Court.

Section 10.02          Method of Cash Distributions.

Any Cash payment to be made pursuant to this Plan, one of the Successor Trust Agreements or the IRA Partnership Agreement may be made by Cash, draft, check, wire transfer, or as otherwise required or provided in any relevant agreement or applicable law at the option of and in the discretion of the relevant Successor Trustee, or the IRA Partnership Manager, as the case may be, in consultation with the relevant Trust Board or the Advisory Committee.

Section 10.03          Failure to Negotiate Checks.

Checks issued in respect of distributions under this Plan or by one of the Successor Entities shall be null and void if not negotiated within sixty (60) days after the date of issuance. The Successor Entities shall hold any amounts returned in respect of such non-negotiated checks. The Holder of an Allowed Claim (or New Interest) with respect to which such check originally was issued shall make requests for reissuance for any such check directly to the relevant Successor Trustee or the IRA Partnership Manager, as the case may be. All amounts represented by any voided check will be held until the later of one (1) year after (x) the Effective Date, (y) the date that a particular Claim is Allowed by Final Order, or (z) the date that a distribution by a Successor Entity was made, and all requests for reissuance by the Holder of the Allowed Claim (or New Interest) in respect of a voided

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check are required to be made before such date. Thereafter, all such amounts shall be deemed to be Unclaimed Property, and all Claims in respect of void checks and the underlying distributions shall be forever barred, estopped and enjoined from assertion in any manner against the applicable Successor Entity.

Section 10.04          Fractional Dollars

Notwithstanding any other provision of this Plan, Cash Distributions of fractions of dollars will not be made; rather, whenever any payment of a fraction of a dollar would be called for, the actual payment made shall reflect a rounding of such fraction to the nearest whole dollar (up or down), with half dollars rounded up and any fraction of $0.49 or less being rounded down. To the extent that Cash remains undistributed as a result of the rounding of such fraction to the nearest whole dollar (a) if such Cash relates to a distribution made to Holders of New Interests and is held by one of the Successor Entities, it shall be retained by the Successor Entity and used or distributed by the Successor Entity in accordance with the relevant Successor Trust Agreement or the IRA Partnership Agreement, as the case may be, or (b) if not, such Cash shall be treated as Unclaimed Property pursuant to Section 10.03 of this Plan.

Section 10.05          Compliance with Tax Requirements.

Each Current Position Holder will receive a request for a tax certificate (Form W-8 or W-9). Each of the Successor Entities and the Servicing Company shall withhold from distributions if such tax certificate is not provided or as otherwise required by law.

Section 10.06          De Minimis Distributions.

No Cash payment of less than twenty-five ($25.00) dollars shall be made to the Holder of any Claim or New Interest on account of its Allowed Claim or New Interest, as the case may be. Any distribution under $25 shall remain in the applicable Successor Entity, and shall be distributed pursuant to the terms of this Plan, or the applicable Successor Trust Agreement, or the IRA Partnership Agreement, as the case may be.

Section 10.07          Setoffs.

(a)          Except for a set off against any Claim that is Allowed in an amount set forth in this Plan, the Debtors, the Creditors’ Trustee, the Position Holder Trustee, or the IRA Partnership Manager, as the case may be, may, but shall not be required to, set off against any Claim and any payments or distributions to be made pursuant to this Plan, the Position Holder Trust Agreement or the IRA Partnership Agreement in respect of such Claim or any New Interest or New IRA Note issued (or that may be issued) with respect to such Claim, any and all debts, liabilities and claims of every type and nature whatsoever that the Estate, a Debtor or a Successor Entity may have against the Holder of such Claim, New Interest or New IRA Note, but neither the failure to do so nor the allowance of any such Claim, whether pursuant to this Plan or otherwise, shall constitute a waiver or release by any Debtor or Successor Entity of any such claims the Debtor or the Successor Entity may have against such Holder of any Claim or New Interest, and all such claims shall be retained by the applicable Successor Entity. The Position Holder Trustee may, but shall not be required to, withhold any payments or distributions to be made pursuant to the Position Holder Trust Agreement (including any distributions to the IRA Partnership) in respect

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of any New Interest or New IRA Note issued with respect to an Allowed Claim Held by any Excluded Person, and deposit the amount withheld in a reserve for set off against any and all debts, liabilities and claims of every type and nature whatsoever that the Estate, a Debtor or a Successor Entity has or may have against the Holder of such New Interest or New IRA Note, pursuant to a Cause of Action assigned to the Creditors’ Trust or otherwise.

(b)         In no event shall any Holder of Claims or Interests be entitled to setoff any Claim or Interest against any Claim, right, or cause of action of the Debtors or Reorganized Debtors, as applicable, unless such Holder has Filed a motion with the Bankruptcy Court requesting the authority to perform such setoff on or before the Confirmation Date, and notwithstanding any indication in any Proof of Claim or Interest or otherwise that such Holder asserts, has, or intends to preserve any right of setoff pursuant to Bankruptcy Code section 553 or otherwise.

(c)         No payment or distribution shall be made on account of any Claim, Interest or New Interest where the Holder has any unresolved liability to the Debtors, the Estates, or the Successor Entities within the scope of Bankruptcy Code section 502(d), including, but not limited to, any actual or potential defendant with respect to any Cause of Action.

Section 10.08          Recoupment.

Except as provided in this Plan and/or the Confirmation Order any Holder of a Claim or Interest shall not be entitled to recoup any Claim or Interest against any Claim, right, or cause of action of the Debtors or Reorganized Debtors, as applicable, unless such Holder actually performed such recoupment and provided notice thereof in writing to the Debtors on or before the Confirmation Date, notwithstanding any indication in any Proof of Claim or Interest or otherwise that such Holder asserts, has, or intends to preserve any right of recoupment.

Section 10.09          Distribution Record Date.

As of the close of business on the fifth (5th) Business Day following the Effective Date (the Distribution Record Date), all transfer ledgers, transfer books, registers and any other records maintained by the designated transfer agents with respect to ownership of any Claims will be closed and, for purposes of this Plan, there shall be no further changes in the record holders of such Claims. None of the Chapter 11 Trustee, the Successor Trustees, or the IRA Partnership Manager shall have any obligation to recognize the transfer of any Claims occurring after the Distribution Record Date, and will be entitled for all purposes to recognize and deal only with the Holder of any Claim as of the close of business on the Distribution Record Date, as reflected on such ledgers, books, registers or records.

ARTICLE XI

RESERVES ADMINISTERED BY THE SUCCESSOR ENTITIES

Section 11.01          Establishment of Reserve Accounts, Other Assets and Beneficiaries.

The Successor Entities shall each have authority to establish such Distribution Reserve Accounts (which, notwithstanding anything to the contrary contained in this Plan, may be effected by

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either establishing a segregated account or establishing book entry accounts, in the sole discretion of each Successor Entity) as may be provided for in their respective governing documents.

Section 11.02          Undeliverable Distribution Reserve.

(a)          Deposits. If a distribution to any Holder of an Allowed Claim, New Interest or New IRA Note is returned to the Creditors’ Trustee, Position Holder Trustee, or IRA Partnership Manager, as applicable, as undeliverable or is otherwise unclaimed, such distribution shall be deposited in an Undeliverable Distribution Reserve account for the benefit of such Holder until such time as such distribution becomes deliverable, is claimed or is deemed to have been forfeited in accordance with Section 10.03, Section 10.05, and Section 11.02(b) of this Plan. Such accounts may be effected by either establishing a segregated account or establishing book entry accounts, in the sole discretion of each of the Successor Trustees.

(b)          Forfeiture. Any Holder of an Allowed Claim, New Interest or New IRA Note that does not assert a claim pursuant to this Plan for an undeliverable or unclaimed distribution within one year after the first distribution is made to such Holder shall be deemed to have forfeited its claim for such undeliverable or unclaimed distribution and shall be forever barred and enjoined from asserting any such claim for the undeliverable or unclaimed distribution against any Debtor, any Estate, any of the Successor Entities, Successor Trustees, IRA Partnership Manager, or their respective properties or assets. In such cases, any Cash or other property held by any of the Successor Entities in the Undeliverable Distribution Reserve for distribution on account of such claims for undeliverable or unclaimed distributions, including the interest that has accrued on such undeliverable or unclaimed distribution while in the Undeliverable Distribution Reserve, shall become Unclaimed Property, notwithstanding any federal or state escheat or unclaimed property laws to the contrary and shall be available for use or distribution by the respective Successor Entity according to this Plan.

(c)         Disclaimer. Each of the Successor Trustees or the IRA Partnership Manager and his or her respective agents and attorneys are under no duty to take any action to either (i) attempt to locate any Holder of any Claim, New Interest or New IRA Note, or (ii) obtain an executed Internal Revenue Service Form W-9 or other form required by law from any Holder of any Claim, New Interest or New IRA Note.

ARTICLE XII

ONGOING SERVICING FOR POLICIES

Section 12.01          Creation of Newco.

Subject to Section 12.06(d) of this Plan, on or before the Effective Date, Newco shall be formed as part of the Reorganization Transactions as a Texas limited liability company to (a) receive the assets to be contributed to Newco by LPI and LPIFS as provided in this Plan and enter into the Portfolio Information License with the Position Holder Trust, and (b) from and after the Effective Date, service the Policies and provide the other services to and for the benefit of the Continuing Position Holders, the Position Holder Trust and the IRA Partnership as provided in the Servicing

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Agreement. All Continuing Position Holders will be express third party beneficiaries of the Servicing Agreement.

Section 12.02          Ownership.

Subject to Section 12.06(d) of this Plan, the Newco Interests shall be issued to Reorganized LPI and contributed to the Position Holder Trust, and either retained by the Position Holder Trust or sold (whether by private sale or auction).

Section 12.03          Governance and Management.

The form, management, and oversight of Newco shall be set forth in the Newco Organizational Documents to be provided in the Plan Supplement, if necessary. The Plan Proponents shall make all determinations with respect to employment of the directors and officers of Newco as of the Effective Date. Thereafter, the director(s) and officers of Newco will be elected or appointed in accordance with the Newco Organizational Documents.

Section 12.04          Employees and Records.

Subject to the exercise of its business judgment and industry standards, the Servicing Company may offer to retain some or all employees of LPI. All records necessary to provide all of the services set forth in the Servicing Agreement will be provided to, and retained by, the Servicing Company, subject to the terms of the Portfolio Information License. With respect to employees of LPI, to the extent the Servicing Company offers employment to any former employees of LPI, such employment will be at will unless and until the Servicing Company and the employee enter into a separate agreement or contract.

Section 12.05          Working Capital.

Subject to Section 12.06(d) of this Plan, the Position Holder Trust shall transfer to Newco Cash in an amount sufficient to adequately capitalize Newco on the Effective Date, and any net cash flow will be retained in Newco as necessary thereafter, to fund its reasonable and necessary working capital needs to satisfy its obligations under the Servicing Agreement.

Section 12.06          Servicing Agreement.

(a)         Subject to Section 12.06(d) below, on the Effective Date, the Servicing Company, the Position Holder Trust and the IRA Partnership shall enter into the Servicing Agreement pursuant to which the Servicing Company will provide servicing for the Policies and other services relating to the Continued Positions (Fractional Interests and New IRA Notes) held by Continuing Position Holders, and to the outstanding Position Holder Trust Interests and IRA Partnership Interests (including registration, administration and reporting services relating to the Fractional Positions, the Position Holder Trust Interests and the IRA Partnership Interests, and to transactions under the Maturity Funds Facility). Under the Servicing Agreement, the Servicing Company will, among other duties, (i) continue to optimize premiums on the Policies, (ii) continue to utilize CSV and Premium Reserves to satisfy premium requirements on Policies to the extent available, and bill and collect premiums from Continuing Fractional Holders, (iii)

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provide a customer service operation for all Continuing Position Holders, and (iv) the other services required by this Plan and the Servicing Agreement.

(b)        The Servicing Agreement shall conform to the terms of this Plan, and to the extent that the Servicing Agreement is inconsistent with this Plan or the Confirmation Order, the terms of this Plan or the Confirmation Order shall govern. The Servicing Agreement will require that all services under the agreement shall be performed in compliance with all applicable laws, including without limitation life settlement regulations protecting the confidentiality of personal identifying information and personal identifying health information relating to the individuals whose lives are insured under the Policies. In addition, under the Position Holder Trust Agreement, the Position Holder Trustee will have authority to maintain basic services to be performed by, and servicing standards required of, the Servicing Company under the Servicing Agreement any time that the Servicing Agreement is amended or replaced, or assumed by any successor Servicing Company. The Servicing Agreement and the Portfolio Information License will be subject to termination by the Position Holder Trust for performance default by the Servicing Company.

(c)          If Newco is formed to act as the Servicing Company, and the Newco Interests are sold by private sale or auction, the definitive agreement providing for the sale will provide that if the Servicing Agreement is terminated for default, the Position Holder Trust will have an option to repurchase the Newco Interests.

(d)        The Plan Proponents have negotiated the Vida Term Sheet with Vida relating to a proposed Plan Collaboration Agreement (the “Vida Plan Collaboration Agreement”) pursuant to which, among other things, Vida would, on the Effective Date, pay cash consideration to the Debtors, enter into the Servicing Agreement in place of Newco and provide financing to the Debtors as contemplated by Section 4.02(d) of this Plan and the Vida Term Sheet. If the definitive Vida Plan Collaboration Agreement is approved by the Bankruptcy Court and fully consummated on the Effective Date in accordance with its terms, then in that event:

(i)             Newco will not be formed;

(ii)          Vida will pay $5 million in cash consideration to the Debtors;

(iii)         Vida will enter into the Servicing Agreement and the Portfolio Information License in place of Newco, and be bound by all of the terms of, and obligated to provide all of the services provided for in, the Servicing Agreement and the Portfolio Information License;

(iv)         The Servicing Fee will be 2.8% of maturity proceeds of each Policy, as provided for in Section 12.10 of this Plan; and

(v)          The form of the Servicing Agreement is attached as an exhibit to the Disclosure Statement.

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Section 12.07          Post-Effective Adjustment Report.

(a)        Pursuant to the Servicing Agreement, after the Effective Date the Servicing Company will provide weekly reports to the Position Holder Trustee as to total collections of Catch-Up Payments due from Current Position Holders who made (or are deemed to have made) Continuing Holder Elections, and Pre-Petition Default Amounts due from Investors (irrespective of any Election made), and make the information available to the relevant Investors through its secure website.

(b)        Not later than 45 days after the Catch-Up Cutoff Date, the Servicing Company shall prepare and deliver to the Position Holder Trustee the Post-Effective Adjustment Report, setting forth:

(i)            For each Current Position Holder who was informed of a Catch-Up Payment payable with respect to a Fractional Position in accordance with Section 4.13(a) of this Plan:

(1)       the Catch-Up Payment(s) due (broken down into the categories described in Section 4.13(a) (to be derived from information provided by LPI pursuant to the Portfolio Information License));

(2)        whether or not the Catch-Up Payment(s) was/were timely paid, based on information (A) provided pursuant to the Portfolio Information License and (B) obtained by the Servicing Company after the Effective Date as collection agent under the Servicing Agreement; and

(3)        the treatment of the Allowed Claim related to each Fractional Position for which a Catch-Up Payment was due (whether by Election or otherwise pursuant to the terms of the Plan), subject to the terms of this Plan and the Position Holder Trust Agreement, based on a report provided by the Claims and Noticing Agent as to Elections made on or before the Election Deadline.

(ii)           For each Investor who was informed of a Pre-Petition Default Amount payable with respect to a Fractional Position in accordance with Section 4.13(a) of this Plan:

(1)         the Pre-Petition Default Amount(s) due (broken down into the categories described in Section 4.13(a) (to be derived from information provided by LPI pursuant to the Portfolio Information License));

(2)        whether or not the Pre-Petition Default Amount(s) was/were timely paid, or if not paid in full, whether or not an amount equal to all of the Premium Advances included in the Pre-Petition Default Amount(s) was/were timely paid, based on information (A) provided pursuant to the Portfolio Information License and (B) obtained by the Servicing Company after the Effective Date as collection agent under the Servicing Agreement; and

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(3)        the treatment of the Allowed Claim related to each Fractional Position for which a Pre-Petition Default Amount was due (whether by Election or otherwise pursuant to the terms of the Plan), subject to the terms of this Plan and the Position Holder Trust Agreement, based on a report provided by the Claims and Noticing Agent as to Elections made on or before the Election Deadline.

(c)        The Servicing Agreement will include customary provisions obligating the parties to provide information as required and cooperate in preparation of the Post-Effective Adjustment Report, which will be included in the Policy Related Assets owned by the Position Holder Trust and covered by the Portfolio Information License.

Section 12.08          Policy Data and Reports.

(a)         Subject to the discretion of the Position Holder Trustee and the Position Holder Trust Governing Trust Board, the Servicing Company shall provide Policy Data, and data relating to Premium Reserves and funds in the Maturity Escrow Account, on a secure website accessible to individuals who have signed the requisite confidentiality agreement and who are Holders of Continued Positions, Position Holder Trust Interests and IRA Partnership Interests. The data shall be updated monthly, or as frequently as is practical. All Policies that mature shall continue to be listed with the Policy ID, death benefit, funding date, premiums paid, and maturity date.

(b)        The Servicing Company shall prepare and make available on the secure website reports for the Holders of Continued Positions, Position Holder Trust Interests and IRA Partnership Interests, the Position Holder Trustee, the Creditors’ Trustee, the IRA Partnership Manager and any Escrow Agent as will be more fully described in the Servicing Agreement, the Position Holder Trust Agreement, the IRA Partnership Agreement and the Creditors’ Trust Agreement.

(c)        The Servicing Agreement will require that all Policy Data and reports prepared and provided by the Servicing Company shall be prepared and provided in compliance with all applicable laws, including without limitation life settlement regulations protecting the confidentiality of personal and health information relating to the individuals whose lives are insured under the Policies.

Section 12.09          Premium Calls and Payment Defaults.

From and after the Effective Date, and pursuant to the Servicing Agreement, the Servicing Company shall make premium calls to Continuing Fractional Holders holding Fractional Interests relating to Distressed Policies as follows:

(a)          Premium Calls: Premium calls will be sent not later than 120 days prior to the scheduled premium due date for the relevant Policy. For consistency and efficiency, premiums will be billed on an annual basis regardless of historical billing practices, with invoices mailed out in June or December of each year, depending on the premium due dates under the Policies.

(b)          Payment Due Dates and Reminders: Not later than 60 days after a premium call notice is sent with respect to each Fractional Interest, the Continuing Fractional Holder must pay the

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amount specified in the premium call to the escrow account specified in the premium call notice. The Servicing Company will send a past due reminder notice if payment is not received within 30 days of the date the premium call was sent.

(c)          Payment Default: If the Continuing Fractional Holder does not pay in full the amount specified in the premium call notice for any Fractional Interest by the due date specified in the notice, a “Payment Default” with respect to the Fractional Interest (a “Defaulted Fractional Position”) shall occur on the due date (the “Payment Default Date”), and the Continuing Fractional Holder shall be deemed to have made a Position Holder Trust Election with respect to the Defaulted Fractional Position as of the Payment Default Date, without any further notice from or other action by the Servicing Company, the Position Holder Trust or any other Person. Within 30 days after the Payment Default Date, the Servicing Company shall notify the Position Holder Trustee of the occurrence of the Payment Default, and the Position Holder Trust shall pay into the premium payment account provided for in the Servicing Agreement an amount equal to the amount unpaid by the Continuing Position Holder with respect to the Defaulted Fractional Position. Any payment made by the Continuing Position Holder after the Payment Default Date with respect to the Fractional Interest shall be returned to the payer, less the processing fee provided for in the Servicing Agreement. Within 30 days after the Position Holder Trustee receives notice of the Payment Default, the Position Holder Trust shall issue a Position Holder Trust Interest to the defaulting Continuing Fractional Holder (in the Holder’s new capacity as an Assigning Position Holder with respect to the Defaulted Fractional Position), representing a beneficial interest in the Position Holder Trust calculated as provided in Section 5.05(c) of this Plan.

(d)          Policy Purchase or Lapse: Not less than 120 days before the due date for any premium payment on a Distressed Policy, the Position Holder Trustee will be authorized to send, or direct the Servicing Company to send, a notice to all Continuing Fractional Holders of Fractional Interests relating to the Distressed Policy (i) stating that, in the Position Holder Trustee’s judgment, no further premium payments should be made on the Policy, and (ii) offering to transfer the Beneficial Ownership in the Policy held by the Position Holder Trust to one or more of the Continuing Fractional Holders in exchange for their payment of the premiums due with respect to the Position Holder Trust’s Beneficial Ownership in the Policy, which will be set forth in the notice. If the Continuing Fractional Holders do not accept the offer and pay into the premium payment account provided for in the Servicing Agreement an amount equal to all of the premiums relating to the Beneficial Ownership held by the Position Holder Trust before the end of the 120-day period, the Policy will lapse. If one or more of the Continuing Fractional Holders do pay all of the required premiums into the premium payment account before the due date, then (x) within 30 days after the due date, the Servicing Company will provide a report to the Position Holder Trustee detailing which Continuing Fractional Holder(s) paid a portion of the premiums relating to the Position Holder Trust’s Beneficial Ownership, the amount paid by each such Continuing Fractional Holder, and the excess amount, if any, paid by each Continuing Fractional Holder, (y) within 30 days of the Position Holder Trustee’s receipt of the report from the Servicing Company, the Position Holder Trust shall (1) issue Fractional Interest Certificates to the relevant Continuing Fractional Holder(s), Pro Rata based on the amount paid by each, and (2) notify the Servicing Company of the transfer, and (z) within 30 days after it receives the notice from the Position Holder Trust, the Servicing Company will return the excess amount paid by any Continuing Fractional Holder, unless the Continuing Fractional Holder instructs the Servicing Company to add the amount to any Premium Reserve maintained in the Holder’s name to pay premiums on the Holder’s Fractional Positions. Unless all of the Continuing

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Fractional Holders who own Fractional Interests in such a Policy (which will then represent 100% of the Beneficial Ownership of the Policy) provide written notice otherwise, the Position Holder Trust will remain the record owner and beneficiary of the Policy for the benefit of such Continuing Fractional Holders, and the Policy will continue to be subject to the Servicing Agreement, including payment of the Servicing Fee.

Section 12.10          Servicing Fee; Other Deductions from Maturity Proceeds.

(a)          From and after the Effective Date, the fee due to the Servicing Company for providing services under the Servicing Agreement will be a one-time deduction from maturity proceeds of any Policy that matures on or after the Effective Date in an amount equal to 3% of the death benefit relating to each Fractional Interest (or the Position Holder Trust’s Beneficial Ownership, as the case may be) in the Policy; provided, however, if the Vida Plan Collaboration Agreement referred to in Section 12.06(d) is consummated on the Effective Date as contemplated by Section 12.06(d), the Servicing Fee due to Vida, as the Servicing Company, for providing services under the Servicing Agreement will be a one-time deduction from maturity proceeds of any Policy that matures on or after the Effective Date in an amount equal to 2.8% of the death benefit relating to each Fractional Interest (or the Position Holder Trust’s Beneficial Ownership, as the case may be) in the Policy.

(b)          In the event a Policy matures on or after the Effective Date, but before a Continuing Position Holder pays any Catch-Up Payment owing, the Catch-Up Payment shall also be deducted from the maturity proceeds and will be paid to the Position Holder Trust. In the event a Policy matures on or after the Effective Date, any Fractional Position relating to the Policy with respect to which a Pre-Petition Default Amount including any unpaid Premium Advance is owing shall be a Pre- Petition Abandoned Position, or if not a Pre-Petition Abandoned Position, the unpaid Pre-Petition Default Amount will be deducted from the maturity proceeds and will be paid to the Position Holder Trust.

ARTICLE XIII

EXECUTORY CONTRACTS, UNEXPIRED LEASES, AND OTHER AGREEMENTS

Section 13.01          Assumption/Rejection.

Except to the extent the Debtors or Chapter 11 Trustee (a) previously have assumed or rejected an Executory Contract or Unexpired Lease, (b) prior to the Effective Date, have Filed or do File a motion to assume an Executory Contract or Unexpired Lease on which the Bankruptcy Court has not ruled, and (c) at the Confirmation Hearing, the Bankruptcy Court approves the assumption of an Executory Contract or Unexpired Lease, the Debtors’ Executory Contracts and Unexpired Leases shall be deemed rejected on the Effective Date.

Section 13.02          Cure Amounts.

The proposed cure amounts of Assumed Executory Contracts and Unexpired Leases shall be included in the Assumed Executory Contract and Unexpired Lease List. Any party taking exception to the proposed amounts shall File a detailed statement setting forth its reason no later than three business days prior to the Confirmation Hearing. The Bankruptcy Court shall determine the proper

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cure amounts at the Confirmation Hearing. All court-approved cure amounts shall be paid within ten (10) days of the Effective Date.

Section 13.03          Assumed Executory Contracts and Unexpired Leases

(a)         Each Assumed Executory Contract will include (i) all amendments, modifications, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affect such Executory Contract or Unexpired Lease; and (ii) with respect to any Executory Contract or Unexpired Lease that relates to the use, ability to acquire, or occupancy of real property, all Executory Contracts or Unexpired Leases and other rights appurtenant to the property, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, powers, uses, usufructs, reciprocal easement agreements, vaults, tunnel or bridge agreements or franchises, and any other equity interests in real estate or rights in rem related to such premises, unless any of the foregoing agreements have been rejected pursuant to an order of the Bankruptcy Court or are the subject of a motion to reject Filed on or before the Confirmation Date.

(b)          Amendments,  modifications, supplements,  and  restatements to Executory Contracts and Unexpired Leases that have been executed by the Debtors during their Chapter 11 Cases shall not be deemed to alter the pre-petition nature of the Executory Contract or Unexpired Lease, or the validity, priority, or amount of any Claims that may arise in connection therewith.

Section 13.04          Insurance Policies.

(a)          All insurance policies (other than the Policies) pursuant to which the Debtors have any obligations in effect as of the date of the Confirmation Hearing shall be deemed and treated as Executory Contracts pursuant to this Plan and shall be assumed by the appropriate Debtor and assigned to the appropriate Successor Entity or Newco, if it is formed. To the extent that Reorganized LPI remains involved in the Catch-Up Reconciliation, transition of record ownership of the Policies or other activities contemplated by this Plan after the Effective Date, any related insurance policies (other than the Policies) may be assigned to or retained by it, as determined by the Position Holder Trustee in the exercise of his business judgment and sole discretion.

(b)         Except to the extent expressly provided otherwise in this Plan, all of the Policies shall be deemed and treated as Executory Contracts pursuant to this Plan and shall be assumed by LPI and assigned to the Position Holder Trust.

Section 13.05          Pass-through.

Except as otherwise provided in this Plan, any rights or arrangements necessary or useful to the administration of the Successor Trusts but not otherwise addressed as a Claim or Interest, and other Executory Contracts not assumable under Bankruptcy Code section 365(c), shall, in the absence of any other treatment under this Plan, the Financing Order and/or the Confirmation Order, be passed through the Chapter 11 Cases for the benefit of the Successor Trusts and the counterparty unaltered and unaffected by the Chapter 11 Cases.

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Section 13.06          Claims Based on Rejection of Executory Contracts and Unexpired Leases.

Unless otherwise provided by a Bankruptcy Court order, any Proofs of Claim asserting Claims arising from the rejection of the Debtors’ Executory Contracts and Unexpired Leases rejected or assumed pursuant to this Plan or otherwise must be Filed no later than thirty (30) days after the later of the Effective Date or the date a Final Order is entered granting the rejection; provided, however, any Claim for rejection damages resulting from the rejection of the Investment Contracts shall be deemed satisfied by the Class Action Settlement and, therefore, no Claim need be filed on account of the rejection of any Investment Contract. Any Proofs of Claim arising from the rejection of the Debtors’ Executory Contracts or Unexpired Leases that are not timely Filed shall be disallowed automatically, forever barred from assertion, and shall not be enforceable against any Debtor, Reorganized Debtor or Successor Trust, without the need for any objection by any Person or further notice to or action, order, or approval of the Bankruptcy Court, and any Claim arising out of the rejection of the Executory Contract or Unexpired Lease shall be deemed fully satisfied, released, and discharged, notwithstanding anything in the Bankruptcy Schedules or a Proof of Claim to the contrary. All Allowed Claims arising from the rejection of the Debtors’ Executory Contracts and Unexpired Leases shall be classified as General Unsecured Claims for the particular Debtor in question and shall be treated in accordance with the particular provisions of this Plan for such Debtor; provided however, if the Holder of an Allowed Claim for rejection damages has an unavoidable security interest in any collateral to secure obligations under such rejected Executory Contract or Unexpired Lease, the Allowed Claim for rejection damages shall be treated as a Secured Claim to the extent of the value of such Holder’s interest in the collateral, with the deficiency, if any, treated as a General Unsecured Claim.

Section 13.07          Reservation of Rights.

Nothing contained in this Plan shall constitute an admission by the Estates or any of the Plan Proponents that any contract is in fact an Executory Contract or Unexpired Lease or that any Debtor has any liability thereunder. If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection, the Debtors, the Successor Trustees, or the Reorganized Debtors, as applicable, shall have thirty (30) days following entry of a Final Order resolving such dispute to alter and to provide appropriate treatment of such contract or lease.

Section 13.08          Nonoccurrence of Effective Date.

In the event that the Effective Date does not occur, the Bankruptcy Court shall retain jurisdiction with respect to any request by the Debtors to extend the deadline for assuming or rejecting Unexpired Leases pursuant to Bankruptcy Code section 365(d)(4).

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ARTICLE XIV

PROCEDURES FOR RESOLVING DISPUTED,
CONTINGENT, ESTIMATED, AND UNLIQUIDATED CLAIMS

Section 14.01     Expunging Certain Claims.

Except as otherwise provided by a Bankruptcy Court order, all Claims marked or otherwise Scheduled as contingent, unliquidated or disputed on the Bankruptcy Schedules and for which no Proof of Claim has been timely Filed shall be deemed disallowed Claims, and such Claims shall be expunged as of the Effective Date without the necessity of filing a claim objection and without further notice to, or action, order or approval of the Bankruptcy Court.

Section 14.02     Objections to Claims.

(a)          Authority. The Chapter 11 Trustee, the Committee, the Subsidiary Debtors, or the Creditors’ Trustee (as applicable) shall have the exclusive authority to File objections to any Pre-Petition Claims. As of the date set forth in this sentence, the Creditors Trustee shall be deemed to have substituted in as the real party in interest on behalf of the objector with respect to any objection to a Pre-Petition Claim that was: (i) filed by the Chapter 11 Trustee but still pending as of the date the Chapter 11 Trustee is discharged pursuant to Section 8.01 of this Plan, which is the date the Creditors’ Trustee shall be substituted; (ii) filed by the Committee but still pending as of the date the Committee is dissolved pursuant to Section 9.01 of this Plan, which is the date the Creditors’ Trustee shall be substituted; or (iii) filed by one or both of the Subsidiary Debtors but still pending as of the earlier of (x) the date that the applicable Subsidiary Debtor’s corporate existence terminated or (y) the date the Chapter 11 Trustee is discharged pursuant to Section 8.01 of this Plan, which is the date the Creditors’ Trustee shall be substituted. After the date the Creditors’ Trustee is substituted as the real party in interest, the Creditors’ Trustee may settle or compromise any Disputed Claim without approval of the Bankruptcy Court. The Creditors’ Trustee also shall have the right to resolve any Disputed Claim outside the Bankruptcy Court under applicable governing law.

(b)          Objection Deadline. As soon as practicable, but no later than the Claims Objection Deadline, the Creditors’ Trustee may File objections with the Bankruptcy Court and serve such objections on the Creditors holding the Claims to which such objections are made. Nothing contained herein, however, shall limit the right of the Creditors’ Trustee to object to Claims, if any, Filed or amended after the Claims Objection Deadline. The Claims Objection Deadline may be extended by the Bankruptcy Court upon motion by the applicable the Debtors, Reorganized Debtors, or the Creditors’ Trustee.

Section 14.03     Estimation of Disputed Claims.

The Creditors’ Trustee may at any time request that the Bankruptcy Court estimate any such Disputed Claim pursuant to Bankruptcy Code section 502(c), regardless of whether the Creditors’ Trustee or any Debtor, or Reorganized Debtor have previously objected to such Claim or whether the Bankruptcy Court has ruled on any objection, and the Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including

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during the pendency of any appeal related to any such objection. In the event the Bankruptcy Court estimates any Disputed Claim, that estimated amount will constitute the maximum limitation on such Claim, as determined by the Bankruptcy Court, and the Creditors’ Trustee may elect to pursue any supplemental proceedings to object to any ultimate payment on such Claim. All of the aforementioned objection, estimation and resolution procedures are cumulative and are not necessarily exclusive of one another.

Section 14.04     No Distributions Pending Allowance.

Notwithstanding any other provision of this Plan, no payments or distributions shall be made with respect to all or any portion of a Disputed Claim unless and until all objections to such Disputed Claim have been settled or withdrawn or have been determined by Final Order, any liability of the Holder to any Estate within the scope of section 502(d) has been resolved and paid to the Estates or the relevant Successor Entity, and the Disputed Claim, or some portion thereof, has become an Allowed Claim by a final order.

Section 14.05     Reconciliation or Reduction of Allowed Claims in Class B2 or Class B3 after Rescinding Holder Election.

If the Allowed Claim amount for any Holder of a B2 or B3 Claim that makes a Rescinding Holder Election under Section 3.07(b)(iii)(3) or Section 3.07(d)(iii)(3) was estimated for the affected Position (as reflected on LPI’s Bankruptcy Schedule F), then after the Effective Date, the amount of the Allowed Claim will be reconciled to the extent possible during the Catch-Up Reconciliation process to reflect the actual amount of the underlying Claim to which the Allowed Claim relates, and the Creditors’ Trust Interest issued to the Holder will be determined based upon the reconciled Allowed Claim amount for the relevant Position. If a Holder of a Class B2 or B3 Claim that owes any Catch-Up Payment or Pre-Petition Default Amount with respect to a Fractional Position makes a Creditors’ Trust Election with respect to the Fractional Position, then the Allowed amount for such Fractional Position shall be reduced by the amount of the Catch-Up Payment or Pre-Petition Default Amount.

Section 14.06     Distributions After Allowance.

The Creditors’ Trustee or the Position Holder Trust Trustee, as applicable, shall make Distributions to each Holder of a Disputed Claim that has become an Allowed Claim in accordance with the provisions of this Plan governing the class of Claims to which such Holder belongs. As soon as reasonably practicable after the date that the order or judgment of the Bankruptcy Court allowing all or part of any Disputed Claim becomes a Final Order, the Creditors’ Trustee shall distribute to the Holder of such Claim the Distribution (if any) that would have been made to such Holder on the Distribution Date had such Allowed Claim been allowed on the Distribution Date.

Section 14.07     Reduction of Claims.

Notwithstanding the contents of the Bankruptcy Schedules or the Bankruptcy SOFAs, Claims listed therein as undisputed, liquidated and not contingent shall be reduced by the amount, if any, that was paid by the Debtors before the Effective Date, including pursuant to orders of the Bankruptcy

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Court. To the extent such payments are not reflected in the Bankruptcy Schedules or the Bankruptcy SOFAs, such Bankruptcy Schedules and Bankruptcy SOFAs will be deemed amended and reduced to reflect that such payments were made. Nothing in this Plan shall preclude the Creditors’ Trustee from paying Claims that the Debtors were authorized to be paid pursuant to any Final Order entered by the Bankruptcy Court before the Effective Date.

ARTICLE XV

CONDITIONS PRECEDENT TO CONFIRMATION
AND TO THE EFFECTIVE DATE OF THIS PLAN

Section 15.01     Conditions Precedent to Confirmation.

The following are conditions precedent to the occurrence of Confirmation, each of which must be satisfied or waived in accordance with Section 15.04 below:

(a)          The Bankruptcy Court shall have entered an order, in form and substance reasonably acceptable to the Plan Proponents, approving the adequacy of the Disclosure Statement (inclusive of the Class Notice), and such Order shall have become a Final Order.

(b)         The Confirmation Order approving and confirming this Plan, as such Plan may have been modified, amended or supplemented, shall (i) be in form and substance reasonably acceptable to the Plan Proponents; and (ii) include a finding of fact that the Plan Proponents, and their respective current officers, directors, employees, advisors, attorneys and agents, acted in good faith within the meaning of and with respect to all of the actions described in Bankruptcy Code section 1125(e) and are therefore not liable for the violation of any applicable law, rule, or regulation governing such actions.

(c)          The Class Action Final Approval Order shall have been entered.

(d)          The MDL Settlement Approval Order shall have been entered.

Section 15.02     Conditions Precedent to the Occurrence of the Effective Date.

The following are conditions precedent to the occurrence of the Effective Time on the Effective Date, each of which must be satisfied or waived in accordance with Section 15.04 below:

(a)          The Confirmation Order shall have been entered in form and substance reasonably acceptable to the Plan Proponents, and such Order shall have become a Final Order.

(b)          Each of the Plan Documents shall have been fully executed and delivered in form and substance reasonably acceptable to the Plan Proponents, and the Certificates of Formation to create Newco and the IRA Partnership shall have been duly filed.

(c)          The Class Action Settlement Agreement and the MDL Settlement Agreement each shall have become, or at the Effective Time will be, effective in accordance with its terms.

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(d)          Irrevocable instructions shall have been given by the respective Successor Entities directing the issuance of all of the Fractional Interest Certificates, Trust Interests, IRA Partnership Interests and New IRA Notes to be included in the Distributions provided for in Articles III and IV of this Plan.

(e)           There shall not be in effect any (i) order entered by any court of competent jurisdiction, (ii) any order, opinion, ruling or other decision entered by any administrative or governmental entity or (iii) applicable law, staying, restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Plan.

Section 15.03     Substantial Consummation.

Upon the completion of the Catch-Up Reconciliation in accordance with this Plan, as evidenced by the filing of a notice of substantial consummation to be filed in the Chapter 11 Cases, this Plan shall be deemed to be substantially consummated under Bankruptcy Code sections 1101 and 1127(b).

Section 15.04     Waiver of Conditions.

Each of the conditions set forth in Section 15.01 or Section 15.02 hereof may be waived in whole or in part by agreement of all of the Plan Proponents. The failure to satisfy or waive any condition to Confirmation or the Effective Date may be asserted by the Plan Proponents, regardless of the circumstances giving rise to the failure of such condition to be satisfied.

Section 15.05     Revocation, Withdrawal, or Non-Consummation.

(a)           The Plan Proponents reserve the right to revoke or withdraw this Plan (including, without limitation, any one or more of the three separate plans in respect of the Debtors) at any time before the Confirmation Date and to File subsequent plans of reorganization.

(b)           For each revoked or withdrawn plan, or if Confirmation or the Effective Date of any plan does not occur, then, with respect to any such revoked or withdrawn plan, (a) the plan shall be null and void in all respects; (b) any settlement or compromise embodied in the plan (including the fixing, allowance or limiting to an amount certain of any Claim or Interests or Class of Claims or Interests), unless otherwise agreed to by the Plan Proponents and any counterparty to such settlement or compromise, and any document or agreement executed pursuant to the Plan, shall be deemed null and void; and (c) nothing contained in the Plan, and no acts taken in preparation for the Effective Date of the Plan, shall (i) constitute or be deemed to constitute a waiver or release of any Claims by or against, or any Interests in, the Debtors or any other Person, (ii) prejudice in any manner the rights of the Debtors or any Person in any further proceedings involving the Debtors, or (iii) constitute an admission of any sort by the Debtors or any other Person.

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ARTICLE XVI

AMENDMENTS AND MODIFICATIONS

The Plan Proponents may alter, amend, or modify this Plan, the Plan Documents, and all exhibits and attachments hereto and thereto under Bankruptcy Code section 1127(a) at any time before the Confirmation Date. After the Confirmation Date and before “substantial consummation” of this Plan, as defined in Bankruptcy Code section 1101(2), the Plan Proponents may, under Bankruptcy Code section 1127(b), institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies in this Plan, the Disclosure Statement, the Financing Order, the Confirmation Order, and such matters as may be necessary to carry out the purposes and effects of this Plan, so long as such proceedings do not materially adversely affect the treatment of Holders of Allowed Claims (including Additional Allowed Claims) or Interests under this Plan; provided, however, that prior notice of such proceedings shall be served in accordance with the Bankruptcy Rules or order of the Bankruptcy Court.

ARTICLE XVII

RETENTION OF JURISDICTION

Under Bankruptcy Code sections 105(a) and 1142, and notwithstanding entry of the

Confirmation Order and occurrence of the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising out of, or related to, the Chapter 11 Cases and this Plan to the fullest extent permitted by law, including, among other things, jurisdiction to:

(a)           Allow, disallow, determine, liquidate, classify, estimate or establish the priority or Secured or unsecured status of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any objections to the Secured or unsecured status, priority, amount or allowance of Claims or Interests;

(b)           Hear and determine all applications for compensation and reimbursement of expenses of Professionals under Bankruptcy Code sections 327, 328, 330, 331, 503(b), 1103 or 1129(a)(4); provided, however, that from and after the Effective Date, the payment of fees and expenses of professionals retained by the Reorganized Debtors and/or the Successor Trustees shall be made in the ordinary course of business and shall not be subject to the approval of the Bankruptcy Court except as otherwise set forth in this Plan;

(c)           Hear and determine all matters with respect to the assumption or rejection of any Executory Contract or Unexpired Lease to which one or more of the Debtors are parties or with respect to which one or more of the Debtors may be liable, including, if necessary, the nature or amount of any required cure or the liquidating of any claims arising therefrom;

(d)           Hear and determine any and all adversary proceedings, motions, applications, and contested or litigated matters arising out of, under, or related to, the Chapter 11 Cases;

(e)           Enter and enforce such orders as may be necessary or appropriate to execute, implement, or consummate the provisions of this Plan and all contracts, instruments, releases,

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and other agreements or documents created in connection with this Plan, the Disclosure Statement, and/or the Confirmation Order;

(f)            Hear and determine disputes arising in connection with the interpretation, implementation, consummation, or enforcement of this Plan, including disputes arising under agreements, documents or instruments executed in connection with this Plan;

(g)           Consider any modifications of this Plan, cure any defect or omission, or reconcile any inconsistency in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order;

(h)           Issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any entity with implementation, consummation, or enforcement of this Plan, the Financing Order and/or the Confirmation Order;

(i)            Enter and implement such orders as may be necessary or appropriate if the Confirmation Order is for any reason reversed, stayed, revoked, modified, or vacated;

(j)            Hear and determine any matters arising in connection with or relating to this Plan, the Disclosure Statement, the Financing Order and/or the Confirmation Order, the Creditors’ Trust Agreement, the Position Holder Trust Agreement, the IRA Partnership Agreement, the Servicing Agreement or any other contract, instrument, release, or other agreement or document created in connection with this Plan, the Disclosure Statement, the Financing Order and/or the Confirmation Order;

(k)           Enforce all orders, judgments, injunctions, releases, exculpations, indemnifications and rulings entered in connection with the Chapter 11 Cases or pursuant to this Plan;

(l)            Recover all assets of the Debtors and property of the Estates, wherever located;

(m)          Hear and determine matters concerning state, local, and federal taxes in accordance with Bankruptcy Code sections 346, 505, and 1146;

(n)           Hear and determine all disputes involving the existence, nature, or scope of Debtors’ discharge or any releases granted in this Plan;

(o)          Hear and determine such other matters as may be provided in the Confirmation Order or as may be authorized under, or not inconsistent with, provisions of the Bankruptcy Code;

(p)           Enter an order or final decree concluding or closing the Chapter 11 Cases; and

(q)           Enforce all orders previously entered by the Bankruptcy Court.

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ARTICLE XVIII

EFFECT OF THIS PLAN ON CLAIMS AND INTERESTS

Section 18.01     Compromises And Settlements And Releases In Conjunction Therewith

(a)           The Compromise embodied by this Plan shall be: (i) deemed approved upon entry of an order confirming this Plan, (ii) effective as of the Effective Date, and (iii) binding upon the Debtors, the Reorganized Debtors, all Current Position Holders and all other Holders of Claims and Interests, the Position Holder Trust, the Position Holder Trustee, the Creditors’ Trust, the Creditors’ Trustee, the IRA Partnership, the IRA Partnership Manager, and the Servicing Company. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the Compromise, and the Bankruptcy Court’s findings shall constitute its determination that such Compromise is in the best interests of the Debtors, the Estates, Creditors and other parties in interest, and are fair, equitable and within the range of reasonableness.

(b)           Certain of the Plan Documents and agreements providing for the Reorganization Transactions being completed as part of the Compromise contain specific releases of claims against one or more of the settling parties, which may be held by, among others, the Debtors, and/or the Holders of Claims and Interests. The releases provided for in the Compromise are granted in consideration of, among other things, the settling parties’ obligations under the all of the agreements evidencing the Compromise (including the Plan Documents and other agreements set forth in this Plan). Upon the occurrence of the Effective Date, these releases shall be binding to the full extent set forth therein.

Section 18.02     Exculpation and Permanent Injunction In Favor Of Exculpated Parties.

(a)           Notwithstanding anything to the contrary contained in the Plan or Disclosure Statement, and to the maximum extent permitted by applicable law, the Exculpated Parties shall not have or incur any liability to any holder of a Claim or Interest for any act or omission in connection with, related to, or arising out of, or be liable for any claims or Causes of Action in connection with or arising out of: (i) the Chapter 11 Cases; (ii) negotiations regarding or concerning the Plan, the KLI Plan Support Agreement, the Vida Term Sheet and the transactions contemplated thereby, and any settlement or agreement in the Chapter 11 Cases; (iii) the pursuit of confirmation of the Plan; (iv) the consummation of the Plan; (v) the offer, issuance, and distribution of any securities issued or to be issued pursuant to the Plan, whether or not such distribution occurs following the Effective Date; (vi) the Causes of Action and Investor Causes of Action assigned to the Successor Entities; or (vii) the administration of the Plan or property to be distributed under the Plan, except for actions found by Final Order to be willful misconduct, gross negligence, fraud, breach of fiduciary duty or criminal conduct, any of which proximately causes damages. The Exculpated Parties shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan. Following entry of the Confirmation Order, the Bankruptcy Court shall retain exclusive jurisdiction to consider any and all claims against any of the Exculpated Parties involving or relating to: (a) the administration of the Chapter 11 Cases; (b) any rulings, orders, or decisions in the Chapter 11 Cases; (c) any aspects of

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the Debtors’ Chapter 11 Cases, including the decision to commence the Chapter 11 Cases, the development and implementation of the Plan, the KLI Plan Support Agreement, the Vida Term Sheet and the transactions contemplated thereby, the decisions and actions taken or not taken during the Chapter 11 Cases; (d) any asserted claims based upon or related to prepetition obligations, Claims or Interests administered in the Chapter 11 Cases; and (e) ownership of the Fractional Positions, without limitation any claims related to any determination whether Fractional Positions belong to the Debtors’ estates, the Position Holders Trust or any other parties.

(b)           Permanent Injunction As To Exculpated Parties Relating To Claims/Interests.

Except as otherwise expressly provided in this Plan, the Financing Order, or the Confirmation Order, all Persons or Entities who have held, hold or may hold Claims against, or Interests in, the Debtors are permanently enjoined, on and after the Effective Date, to the fullest extent permissible under applicable law, as such law may be extended or integrated after the Effective Date, from commencing or continuing in any manner any claim or Cause of Action against any of the Exculpated Parties for any act or omission in connection with, related to, or arising out of any matter related to: (i) the Chapter 11 Cases; (ii) negotiations regarding or concerning the Plan, the KLI Plan Support Agreement, the Vida Term Sheet and the transactions contemplated thereby, and any settlement or agreement in the Chapter 11 Cases; (iii) negotiations regarding the enforcement, attachment, collection, or recovery by any manner or means of judgment, award, decree or order against any Exculpated Party on account of any such Claim or Interest; (iv) the pursuit of confirmation of the Plan; (v) the consummation of the Plan; (vi) the offer, issuance, and distribution of any securities issued or to be issued pursuant to the Plan, whether or not such distribution occurs following the Effective Date; (viii) the Causes of Action (including the Investor Causes of Action) assigned to the Successor Entities; or (viii) the administration of the Plan or property to be distributed under the Plan, except for actions found by Final Order to be willful misconduct, gross negligence, fraud, breach of fiduciary duty or criminal conduct, any of which proximately causes damages.

Section 18.03     Satisfaction of Claims.

(a)          The rights afforded in this Plan and the treatment of all Claims and Interests herein shall be in exchange for and in complete satisfaction, of all Claims and Interests against the Reorganized Debtors, the Estates, and their assets, properties, or interests in property, whether known or unknown, including demands, liabilities, and Causes of Action that arose before the Effective Date, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in Bankruptcy Code sections 502(g), 502(h), or 502(i), in each case whether or not: (i) a Proof of Claim or Interest based upon such debt, right, Claim, or Interest is Filed or deemed Filed pursuant to Bankruptcy Code section 501; (ii) a Claim or Interest based upon such Claim, debt, right, or Interest is Allowed pursuant to Bankruptcy Code section 502; or (iii) the Holder of such a Claim or Interest has accepted this Plan. Subject to the terms of this Plan, the Financing Order and/or the Confirmation Order, any default by the Debtors with respect to any Claim or Interest that existed immediately before or on account of the Filing of the Chapter 11 Cases shall be deemed satisfied against the Reorganized Debtor and the Estates on the Effective Date.

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(b)           Except as otherwise provided in this Plan, the Financing Order and/or the Confirmation Order, on the Effective Date, all Claims and Interests shall be deemed satisfied against the Reorganized Debtors and Estates, and the terms of this Plan, the Financing Order and/or the Confirmation Order shall be a judicial determination of the satisfaction of all liabilities of the Reorganized Debtors and the Estates.

(c)           Nothing in this Section 18.03 shall be construed to release any of the Investor Causes of Action and other Causes of Action that will be transferred to the Creditors’ Trust or the Position Holder Trust, as applicable, pursuant to the terms of this Plan.

Section 18.04     Releases/Permanent Injunctions Relating To Claims/Interests.

(a)          Releases by Debtors and Estates. Except as otherwise expressly provided in this Plan, the Financing Order and/or the Confirmation Order, on the Effective Date, for good and valuable consideration, to the fullest extent permissible under applicable law, each of the Debtors and the Reorganized Debtors on its own behalf and as the representative of its respective Estate, and each of its respective Related Persons, shall, and shall be deemed to, completely and forever release, waive, void, extinguish and discharge unconditionally, each and all of the Exculpated Parties of and from any and all Claims, Causes of Action, any and all other obligations, suits, judgments, damages, debts, rights, remedies, causes of action and liabilities of any nature whatsoever, and any and all Interests or other rights of a Holder of an equity security or other ownership interest, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that are or may be based in whole or part on any act, omission, transaction, event or other circumstance taking place or existing on or before the Effective Date (including before the Petition Date) in connection with or related to any of the Debtors, the Reorganized Debtors or their respective assets, property and Estates, the Chapter 11 Cases or this Plan, the Term Sheet, the Reorganization Transactions, the KLI Plan Support Agreement, the Vida Term Sheet and the transactions contemplated thereby, the Plan Supplement, the Disclosure Statement or the financing transaction evidenced by the Financing Motion and Financing Order that may be asserted by or on behalf of any of the Debtors, the Reorganized Debtors or their respective Estates. Notwithstanding the foregoing or any other provision of this paragraph, no Exculpated Party shall be released from any acts constituting criminal conduct, willful misconduct, fraud, or gross negligence, which proximately causes damages.

(b)          Releases by Holders of Claims and Interests. Except as otherwise expressly provided in this Plan or the Confirmation Order, on the Effective Date, for good and valuable consideration, to the fullest extent permissible under applicable law, each Person that has held, currently holds or may hold a Claim or any other obligation, suit, judgment, damages, debt, right, remedy, Cause of Action or liability of any nature whatsoever, or any Interest, or other right of a Holder of an equity security or other ownership interest that is terminated shall be deemed to completely and forever release, waive, void, extinguish and discharge unconditionally each and all of the Exculpated Parties of and from any and all Claims, any and all other obligations, suits, judgments, damages, debts, rights, remedies, Causes of Action and liabilities of any nature whatsoever (including, without limitation, those arising under the Bankruptcy Code), and any and all Interests or other rights of a Holder of an equity security or other ownership interest,

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whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that are or may be based in whole or part on any act, omission, transaction, event or other circumstance taking place or existing on or before the Effective Date (including before the Petition Date) in connection with or related to any of the Debtors, the Reorganized Debtors or their respective assets, property and Estates, the Chapter 11 Cases or this Plan, the KLI Plan Support Agreement, the Vida Term Sheet and the transactions contemplated thereby, the Plan Supplement, the Reorganization Transactions, the Disclosure Statement or the financing transaction evidenced by the Financing Motion and Financing Order. Notwithstanding the foregoing or any other provision of this paragraph, no Exculpated Party shall be released from any acts constituting criminal conduct, willful misconduct, fraud, or gross negligence. Notwithstanding the foregoing or any other provision of this paragraph, nothing herein shall be construed to release the Assigned Causes of Action or the Additional Assigned Causes of Action.

Section 18.05     Permanent Injunction Relating To Assets Transferred Pursuant To The Plan.

(a)           Except as provided in this Plan or the Confirmation Order, as of the Effective Date, (i) all Persons or Entities that hold, have held, or may hold a Claim or any other obligation, suit, judgment, damages, debt, right, remedy, Cause of Action or liability of any nature whatsoever, or any Interest or other right of a Holder of an equity security or other ownership interest relating to any of the Debtors or the Reorganized Debtors or any of their respective assets, property and Estates, (ii) all other parties in interest, and (iii) each of the Related Persons of each of the foregoing, are, and shall be, permanently, forever and completely stayed, restrained, prohibited, barred and enjoined from taking any of the following actions, whether directly or indirectly, derivatively or otherwise, on account of or based on the subject matter of such Claims or other obligations, suits, judgments, damages, debts, rights, remedies, causes of action or liabilities, and of all Interests or other rights of a Holder of an equity security or other ownership interest:

(i)           commencing, conducting or continuing in any manner, directly or indirectly, any suit, action or other proceeding (including, without limitation, any judicial, arbitral, administrative or other proceeding) in any forum against the Debtors, the Reorganized Debtors, the Chapter 11 Trustee, the Committee or its current or former members, or any other party which seeks a determination of the ownership or any other rights as of the Effective Date or any prior date, of the Policies or the Fractional Interests or any property of the Estates or any property transferred to the Position Holder Trust, Creditors’ Trust, IRA Partnership, or Newco pursuant to the terms of this Plan;

(ii)          enforcing, attaching (including, without limitation, any prejudgment attachment), collecting, or in any way seeking to recover any judgment, award, decree, or other order which may be enforced against assets which are to be transferred by any of the Debtors or administered under this Plan;

(iii)        creating, perfecting or in any way enforcing in any manner, directly or indirectly, any Lien against assets which are to be transferred by the Debtors or administered under this Plan;

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(iv)        setting off, seeking reimbursement or contributions from, or subrogation against, or otherwise recouping in any manner, directly or indirectly, any amount against any property to be transferred by the Debtors or administered under this Plan;

(v)         commencing or continuing in any manner any judicial, arbitration or administrative proceeding in any forum against the Debtors or any Exculpated Parties, that does not comply with, or is inconsistent with, the provisions of this Plan, the Plan Supplement, the Financing Order and/or Confirmation Order; and

(vi)        the taking of any act, in any manner, and/or in any place, that does not conform to, or comply with the provisions of this Plan, the Plan Supplement, the Financing Order and/or the Confirmation Order.

Section 18.06     No Successor Liability.

Except as otherwise expressly set forth in this Plan, the Successor Entities have not assumed, and shall not be deemed to have assumed, any liabilities of the Debtors.

Section 18.07     Substitution of Parties.

No later than 30 days after the Effective Date, the Creditors’ Trustee shall cause the appropriate substitution of parties and counsel for all Persons or Entities who have Causes of Action or claims pending against any of the Debtors in any lawsuit or arbitration which was commenced prior to the LPHI Petition Date. The Parties and Entities, as applicable, shall cooperate with the Creditors’ Trustee in executing forms for substitution of parties and counsel in connection with such lawsuits or arbitrations.

Section 18.08     No Waiver.

Notwithstanding anything to the contrary contained in this Plan, the releases and injunctions set forth in this Article XVIII of the Plan shall not, and shall not be deemed to, limit, abridge or otherwise affect the rights of the Reorganized Debtors, Chapter 11 Trustee, the Position Holder Trust, the Position Holder Trustee, the Creditors’ Trust, the Creditors’ Trustee, the IRA Partnership Manager, or Newco to enforce, sue on, settle or compromise the rights, claims and other matters expressly retained by the Reorganized Debtors, the Chapter 11 Trustee, the Position Holder Trust, the Creditors’ Trust, the IRA Partnership, or Newco pursuant to this Plan, the Financing Order and/or the Confirmation Order.

Section 18.09     Bankruptcy Rule 3016 Compliance.

The Chapter 11 Trustee’s and the Subsidiary Debtors’ compliance with the formal requirements of Bankruptcy Rule 3016(c) shall not constitute an admission that this Plan provides for an injunction against conduct not otherwise enjoined under the Bankruptcy Code.

Section 18.10     Integral to the Plan.

Each of the injunctions provided in this Article XVIII is an integral part of this Plan and is essential to its implementation. Each of the Exculpated Parties and any other Persons protected by the

Joint Plan of Reorganization	Page 83

injunctions set forth in this Article XVIII shall have the right to independently seek the enforcement of such injunctions.

Section 18.11     Release of Liens.

Except as otherwise provided in this Plan, the Maturity Funds Collateral Agreement, or in any contract, instrument, release, or other agreement or document created pursuant to this Plan, including without limitation the documentation for the Vida Financing, on the Effective Date and concurrently with the applicable distributions made pursuant to this Plan and, in the case of a Secured Claim, satisfaction in full of the portion of the Secured Claim that is Allowed as of the Effective Date, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Debtors’ Estates shall be fully released and discharged, and all of the right, title, and interest of any holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the applicable Debtor and its successors and assigns.

Section 18.12     Good Faith.

As of the Confirmation Date, the Plan Proponents shall be deemed to have solicited acceptance or rejections of this Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code.

Section 18.13     Rights of Defendants and Avoidance Actions.

All rights, if any, of a defendant to assert a Claim arising from relief granted in any action commenced under Chapter 5 of the Bankruptcy Code, together with the Creditors’ Trustee’s right to oppose such Claim, are fully preserved. Any such Claim that is Allowed shall be entitled to treatment and distribution under this Plan as a General Unsecured Claim.

ARTICLE XIX

MISCELLANEOUS PROVISIONS

Section 19.01     Severability of Plan Provisions.

If, before Confirmation, any term or provision of this Plan is held by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court, at the request of the Plan Proponents, shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of this Plan shall remain in full force and effect and shall in no way be affected, impaired or invalidated by such holding, alteration or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of this Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

Joint Plan of Reorganization	Page 84

Section 19.02     Successors and Assigns.

The rights, benefits and obligations of any Person or Entity named or referred to in this Plan, including any Holder of a Claim, shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor or assign of such Person or Entity.

Section 19.03     Binding Effect.

This Plan shall be binding upon and inure to the benefit of the Debtors, all present and former Holders of Claims against and Interests in the Debtors, their respective successors and assigns, including, but not limited to, the Debtors, and all other parties-in-interest in these Chapter 11 Cases.

Section 19.04     Notices.

Any notice, request, or demand required or permitted to be made or provided under this Plan to or upon the Debtors or the Reorganized Debtors, shall be (i) in writing; (ii) served by (a) certified mail, return receipt requested, (b) hand delivery, (c) overnight delivery service, (d) first class mail, or (e) facsimile transmission; and (iii) deemed to have been duly given or made when actually delivered or, in the case of facsimile transmission, when received and telephonically confirmed, addressed as follows:

If to the Chapter 11 Trustee or the Subsidiary Debtors:

Life Partners Holdings, Inc.

Attention: H. Thomas Moran II

With a copy to (which shall not constitute notice):

David M. Bennett

THOMPSON & KNIGHT, LLP

1722 Routh Street, Suite 1500

Dallas, Texas 75201

214.969.1700 (telephone)

214.969.1751 (facsimile)

Prior to the Effective Date, any such notice shall also be copied upon the Committee, as follows:

Joseph J. Wielebinski

MUNSCH HARDT KOPF & HARR, P.C.

3800 Lincoln Plaza

500 N. Akard Street

Dallas, Texas 75201-6659

Telephone: (214) 855-7500

Facsimile: (214) 855-7584

Following the Effective Date, any such notice shall also be copied upon the Successor Trustees at the addresses set forth in their respective Successor Trust Agreements.

Joint Plan of Reorganization	Page 85

Section 19.05     Term of Injunctions or Stay.

Unless otherwise provided in this Plan, the Financing Order and/or Confirmation Order, all injunctions or stays provided for in the Chapter 11 Cases under Bankruptcy Code sections 105 or 362 or otherwise, and in existence on the Confirmation Date (excluding any injunctions or stays contained in this Plan or Confirmation Order), shall remain in full force and effect until the Effective Date. All injunctions or stays contained in this Plan, the Financing Order and/or Confirmation Order shall remain in full force and effect in accordance with their terms.

Section 19.06     No Admissions.

Notwithstanding anything herein to the contrary, nothing in this Plan shall be deemed as an admission by the Debtors with respect to any matter set forth herein, including liability on any Claim.

Section 19.07     Notice of the Effective Date.

The Plan Proponents shall File on the CM/ECF docket in the Chapter 11 Cases a Notice of Effective Date stating that (i) all conditions to the occurrence of the Effective Date have been satisfied or waived; and (ii) the Effective Date has occurred and specifying the date thereof for all purposes under this Plan. The Notice of Effective Date may include other and further information the Plan Proponents deem appropriate.

Section 19.08     Default Under Plan.

(a)           Plan Default Notice. Except as otherwise provided for in this Plan, after the Effective Date, in the event of an alleged default by the Creditors’ Trustee, the Position Holder Trustee or the Chapter 11 Trustee under this Plan, any party alleging such default shall provide written notice of default (the “Plan Default Notice”) to the Creditors’ Trustee, Position Holder Trustee or the Chapter 11 Trustee, as the case may be, at the address set forth in the Notice of Effective Date filed pursuant to Section 15.03 of this Plan with a copy thereof to the Trustee’s counsel at the addresses set forth in this Plan and shall contemporaneously File such Plan Default Notice with the Bankruptcy Court. The Creditors’ Trustee, Position Holder Trustee, and Chapter 11 Trustee, as the case may be, shall have thirty (30) days from the receipt of a Plan Default Notice to cure any actual default that may have occurred.

(b)           Cure. The Creditors’ Trustee, Position Holder Trustee, Chapter 11 Trustee, and any other party-in-interest shall have the right to dispute an alleged default that has occurred and to notify the party alleging such default that the Trustee (or such other party-in-interest) contends no default has occurred, with such notice to be sent within the thirty-day period following receipt of a Plan Default Notice. In such event, the Bankruptcy Court shall retain jurisdiction over the dispute relating to the alleged default and the remedy with respect to any remedy therefore.

(c)           Failure to Cure. In the event the Creditors’ Trustee, Position Holder Trustee, or Chapter 11 Trustee, as the case may be, (or any other party-in-interest) fails to either dispute the alleged default or timely cure such default, the party alleging such default shall be entitled to assert its rights under applicable law.

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Section 19.09     Governing Law.

Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules), the laws of the State of Texas, without giving effect to the principles of conflicts of law thereof, shall govern the construction and implementation of this Plan and any agreements, documents, and instruments executed in connection with this Plan (except as otherwise set forth in those agreements, in which case the governing law of such agreement shall control) as well as corporate governance matters with respect to the Debtors; provided, however, that corporate governance matters relating to the Debtors or Reorganized Debtors, as applicable, not organized under Texas law shall be governed by the laws of the state of organization of such Debtor.

Section 19.10     Plan Documents.

The Plan Documents are incorporated herein and are a part of this Plan as if set forth in full herein.

Section 19.11     Entire Agreement.

This Plan and the Plan Documents set forth the entire agreement and understanding among the parties-in-interest relating to the subject matter hereof and supersede all prior discussions and documents.

ARTICLE XX

CONFIRMATION REQUEST

The Plan Proponents request Confirmation of this Plan under Bankruptcy Code section 1129(a). If any Impaired Class does not accept this Plan pursuant to Bankruptcy Code section 1126, the Debtors request Confirmation pursuant to Bankruptcy Code section 1129(b). In that event, the Plan Proponents reserve the right to modify this Plan to the extent (if any) that Confirmation of this Plan under Bankruptcy Code section 1129(b) requires modification.

Joint Plan of Reorganization	Page 87

Dated: June 21, 2016
LIFE PARTNERS HOLDINGS, INC.

By:
	Name:	H. Thomas Moran II
	Title:	Chapter 11 Trustee

Dated: June 21, 2016
LIFE PARTNERS, INC.

By:
	Name:	H. Thomas Moran II
	Title:	Sole Director

Dated: June 21, 2016
LPI FINANCIAL SERVICES, INC.

By:
	Name:	H. Thomas Moran II
	Title:	Sole Director

Dated: June 21, 2016
Committee

By:
	Name:	Bert Scalzo
	Title:	Authorized Signatory

Joint Plan of Reorganization

APPENDIX

Defined Terms.

As used in the Plan, capitalized terms not otherwise defined herein have the meanings set forth below.

(1)         503(b)(9) Claim means a Claim or any portion thereof entitled to administrative expense priority pursuant to Bankruptcy Code section 503(b)(9) .

(2)         Ad Hoc Committee of Fractional Investors means those certain Investors represented by attorneys David D. Ritter and Stephen Andrew Kennedy, denominated in pleadings as the Ad Hoc Committee of Direct Fractional Interest Owners of Life Settlement Policies sold by LPI.

(3)         Additional Allowed Claims means (i) the “Additional Allowed Claims” to be received by Rescission Settlement Subclass Members (other than MDL Plaintiffs) as provided for in the Class Action Settlement Agreement and this Plan, and (ii) the “Additional Allowed Claims” to be received by the MDL Plaintiffs as provided for in the MDL Settlement Agreement and this Plan, all of which are described in Section 4.03 of the Plan.

(4)          Additional Assigned Causes of Action means the “Additional Assigned Claims” as defined in the Class Action Settlement Agreement.

(5)         Administrative Claim means a Claim for costs and expenses of administration of one or more of the Estates under Bankruptcy Code sections 503(b) (including 503(b)(9) Claims), 507(b), or 1114(e)(2), including: (a) the actual and necessary costs and expenses incurred after the Petition Date through the Effective Date of preserving the Estates and operating the businesses of the Debtors; (b) Allowed Professional Fee Claims; and (c) all fees and charges assessed against the Estates under chapter 123 of title 28 of the United States Code, 28 U.S.C. §§ 1911–1930.

(6)         Administrative Claims Bar Date means the deadline for Filing requests for payment of Administrative Claims, which: (a) with respect to General Administrative Claims, shall be 30 days after the Effective Date; and (b) with respect to Professional Fee Claims, shall be 45 days after the Effective Date.

(7)         Advisory Committee means the committee established as of the Effective Date to take such actions with regard to the IRA Partnership as are set forth in this Plan, the IRA Partnership Agreement, and the Confirmation Order, or as may be otherwise approved by the Bankruptcy Court.

(8)         Affiliate has the meaning set forth in Bankruptcy Code section 101(2).

(9)         Allowed means with respect to any Claim or Interest, except as otherwise provided herein: (a) a Claim or Interest, other than a Class B2, B2A, B3, or B3A Claim, as to which no objection has been Filed prior to the Claims Objection Deadline and that is evidenced

Joint Plan of Reorganization

by a Proof of Claim or Interest, as applicable, timely Filed by the applicable Bar Date or that is not required to be evidenced by a Filed Proof of Claim or Interest, as applicable, under the Plan, the Bankruptcy Code, or a Final Order; (b) a Claim or Interest that is scheduled by the Debtors, as such schedules may be amended from time to time in accordance with Bankruptcy Rule 1009, as neither disputed, contingent, nor unliquidated, and as for which no Proof of Claim or Interest, as applicable, has been timely Filed in an unliquidated or a different amount; or (c) a Claim or Interest that is Allowed (i) pursuant to the Plan, including a Class B2, B2A, B3, or B3A Claim pursuant to Sections 3.07(b), 3.07(c), 3.07(d) and 3.07(e), (ii) in any stipulation that is approved, or other Final Order entered, by the Bankruptcy Court, or (iii) pursuant to any contract, instrument, indenture, or other agreement entered into or assumed under the Plan. Except as otherwise specified in the Plan or any Final Order, the amount of an Allowed Claim shall not include interest or other charges on such Claim from and after the Petition Date. Notwithstanding anything to the contrary herein, no Claim of any Person or Entity subject to Bankruptcy Code section 502(d) shall be deemed Allowed unless and until such Person or Entity pays in full the amount that it owes such Debtor or Reorganized Debtor, as applicable.

(10)        Amicus Curiae Committee of Fractional Interest Holders means those certain Investors represented by the Wiley Law Group denominated in pleadings as the “Amicus Curiae Fractional Interest Owners of Life Settlement Policies.”

(11)        Assigned Causes of Action means (i) the “Assigned Claims” as defined in the Class Action Settlement Agreement and (ii) the “Assigned Claims” as defined in the MDL Settlement Agreement.

(12)       Assigning Fractional Holder means a Fractional Interest Holder who has made the Position Holder Trust Election with respect to a Fractional Position and thereby assigns the selected Fractional Position (i.e., the Contributed Position) related to its Allowed Claim to the Position Holder Trust in exchange for a Position Holder Trust Interest.

(13)       Assigning IRA Holder means an IRA Holder who has made the Position Holder Trust Election with respect to a Fractional Position and thereby assigns its IRA Note related to the selected Fractional Position (i.e., the Contributed Position) and its Allowed Claim to the IRA Partnership in exchange for an IRA Partnership Interest.

(14)       Assigning Position Holder means either an Assigning Fractional Holder or an Assigning IRA Holder, or both, as the context requires.

(15)       Assumed Executory Contract and Unexpired Lease List means the list, as determined by the Chapter 11 Trustee, LPI and LPIFS of Executory Contracts and Unexpired Leases (with proposed cure amounts) that will be assumed by the appropriate Debtor and assigned to either the Position Holder Trust, Newco, or the Creditors’ Trust, as appropriate, which shall be included in the Plan Supplement.

(16)       Assumed Executory Contracts and Unexpired Leases means those Executory Contracts and Unexpired Leases, if any, to be assumed by the appropriate Debtor and assigned to either the Position Holder Trust, Newco, or the Creditors’ Trust, as appropriate, and set forth on the Assumed Executory Contract and Unexpired Lease List.

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(17)        ATLES means Advanced Trust & Life Escrow Services, LTA, a Texas Limited Trust Association.

(18)       Avoidance Actions means any and all actual or potential claims or Causes of Action to avoid a transfer of property or an obligation incurred by any of the Debtors pursuant to any applicable section of the Bankruptcy Code, including sections 544, 545, 547, 548, 549, 550, 551, 553(b), and 724(a) and/or applicable nonbankruptcy law.

(19)        Ballot means the document for accepting or rejecting this Plan, and making elections as provided herein, in the form approved by the Bankruptcy Court.

(20)        Balloting Agent means the Claims and Noticing Agent.

(21)        Bankruptcy Code means title 11 of the United States Code, 11 U.S.C. §§ 101-1532, as amended from time to time.

(22)        Bankruptcy Court means the United States Bankruptcy Court for the Northern District of Texas having jurisdiction over the Chapter 11 Cases or any other court having jurisdiction over the Chapter 11 Cases, including, to the extent of the withdrawal of any reference under 28 U.S.C. § 157, the United States District Court for the Northern District of Texas.

(23)        Bankruptcy Professional means any professional retained by the Chapter 11 Trustee, the Subsidiary Debtors, the Debtors’ Estates, or the Committee pursuant to an order of the Bankruptcy Court in these Chapter 11 Cases, along with their members, partners, officers, shareholders, directors and employees, and any successors or assigns of all of the foregoing, but only as a result of their being such a successor or assign.

(24)        Bankruptcy Rules means the Federal Rules of Bankruptcy Procedure promulgated under section 2075 of the Judicial Code and the general, local, and chambers rules of the Bankruptcy Court, as may be amended from time to time.

(25)        Bankruptcy Schedules means the schedules of assets and liabilities, lists of Executory Contracts and Unexpired Leases, and related information Filed by the Debtors pursuant to Bankruptcy Code section 521 and Bankruptcy Rule 1007(b), as such schedules may be amended or supplemented from time to time as permitted hereunder in accordance with Bankruptcy Rule 1009 or orders of the Bankruptcy Court.

(26)        Bankruptcy SOFAs means the statements of financial affairs and related financial information Filed by the Debtors pursuant to Bankruptcy Code section 521 and Bankruptcy Rule 1007(b), as such statements may be amended or supplemented from time to time as permitted hereunder in accordance with Bankruptcy Rule 1009 or order of the Bankruptcy Court.

(27)        Bar Date means the applicable date established by the Bankruptcy Court by which respective Proofs of Claims and Interests must be Filed.

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(28)        Beneficial Ownership means the beneficial and equitable right to enjoy the economic rights and benefits of ownership of a Policy (or Policies), including all associated rights to receive death benefits and other maturity proceeds, rights to CSV, and all other rights relating to the Policy (or Policies), including the portion thereof to which a Fractional Interest(s) relate(s). Beneficial Ownership does not include rights reserved to the legal and record owner of a Policy, including the right to designate and change the beneficiary of the Policy and to designate, control and direct a third party to serve as the record owner or beneficiary. When used in the context of calculating any Position Holder Trust Interest or IRA Partnership Interest to be issued in accordance with this Plan, the Beneficial Ownership related to a Contributed Position or represented by a Fractional Interest or Recovered Asset shall be stated in terms of the dollar amount of death benefits included in the rights associated with that Beneficial Ownership.

(29)        Business Day means any day, other than a Saturday, Sunday, or “legal holiday” (as defined in Bankruptcy Rule 9006(a)).

(30)        Cash means cash and Cash Equivalents.

(31)       Cash Equivalents means any item or asset of the Debtors readily converted to cash, such as bank deposits and accounts, checks, marketable securities, treasury bills, certificates of deposit, commercial paper maturing less than one year from date of issue, and other and similar items of liquid measure or legal tender of the U.S.

(32)        Catch-Up Cutoff Date means the date that is 90 days after the Effective Date.

(33)        Catch-Up Payment means an amount owing to any of the Debtors as of the Effective Date by a Current Position Holder with regard to a Fractional Position, including but not limited to amounts owing for (i) Premium Advances made after the Subsidiary Petition Date, but prior to the Effective Date, (ii) premium calls outstanding as of the Voting and Election Record Date (which will include all premium calls payable through the anticipated Effective Date), or (iii) platform and/or servicing fees payable to any of the Debtors.

(34)        Catch-Up Payments Schedule means a schedule of the Catch-Up Payments and Pre-Petition Default Amounts due.

(35)       Catch-Up Reconciliation means the process for determining (i) whether any Catch-Up Payment owed by a Current Position Holder who makes (or is treated as having made) a Continuing Holder Election has been paid by the Catch-Up Cutoff Date, and (ii) whether any Pre-Petition Default Amount owed by an Investor has been paid by the Effective Date.

(36)       Causes of Action means any and all claims, interests, damages, remedies, demands, rights, actions, judgments, debts, suits, obligations, liabilities, accounts, defenses, offsets, powers, privileges, licenses, liens, indemnities, guaranties, and franchises of any kind or character whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, contingent or non-contingent, liquidated or unliquidated, secured or unsecured, assertable directly or derivatively, matured or unmatured, suspected or unsuspected, in contract, tort, law, equity, or otherwise. Causes of Action also include, but are not limited to: (a) all rights of setoff, counterclaim, or recoupment and claims under contracts or for breaches of duties imposed by law; (b) the right to object to or otherwise contest Claims or Interests; (c)

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Avoidance Actions; (d) claims pursuant to Bankruptcy Code sections 362, 510, 542, 543, and applicable non-bankruptcy law; (e) such claims and defenses as fraud, mistake, duress, and usury, and any other defenses set forth in Bankruptcy Code section 558 and applicable non-bankruptcy law; and (f) the claims asserted in the following adversary proceedings: (i) Moran v. Pardo, et al., Adversary Proceeding No. 15-04079-rfn; (ii) Moran v. Sundelius, et al., Adversary Proceeding No. 15-04087-rfn; (iii) Moran v. Abundant Income, LLC et al., Adversary Proceeding No. 15-04110-rfn; (iv) Moran, et al. v. 72 Vest, et al., Adversary Proceeding No. 16- 04035; (v) Moran, et al. v. Ostler, et al., Adversary Proceeding No. 16-04022; (vi) Moran, et al. v. A. Roger O. Whitley, Group, Inc., et al., Adversary Proceeding No. 16-04038; (vii) Moran, et al. v. Happy Endings, Adversary Proceeding No. 16-04024; (viii) Moran, et al. v. Robin Rock, et al., Adversary Proceeding No. 16-04034; (ix) Moran, et al. v. Ballantyne, et al., Adversary Proceeding No. 16-04039; (x) Moran, et al. v. Funds for Life, et al., Adversary Proceeding No. 16-04029; (xi) Moran, et al. v. Averritt, et al., Adversary Proceeding No. 16-04032; (xii) Moran, et al. v. Coleman, et al., Adversary Proceeding No. 16-04037; (xiii) Moran, et al. v. Atwell, et al., Adversary Proceeding No. 16-04030; (xiv) Moran, et al. v. Blanc & Otus, et al., Adversary Proceeding No. 16-04031; (xv) Moran, et al. v. Alexander, et al., Adversary Proceeding No. 16- 04036; (xvi) Moran, et al. v. ESP Communications, Adversary Proceeding No. 16-04027; (xvii) Moran, et al. v. Cassidy, Adversary Proceeding No. 16-04033; (xviii) Moran, et al. v. Brooks, Adversary Proceeding No. 16-04025; (xix) Moran, et al. v. Summit Alliance Settlement Co., LLC, et al., Adversary Proceeding No. 16-04026; and (xx) Moran, et al. v. American Heart Association, et al., Adversary Proceeding No. 16-04028.

(37)        Certain IRA Investors means those certain Investors represented by attorneys at Gruber Hurst Elrod Johansen Hail Shank LLP and Erler PC and denominated in pleadings as “Certain IRA Investors.”

(38)        Chapter 11 Case means: (a) when used with reference to a particular Debtor, the case pending for that Debtor under chapter 11 of the Bankruptcy Code in the Bankruptcy Court; and (b) when used in the plural and/or with reference to all the Debtors, the procedurally consolidated and jointly administered chapter 11 cases pending for the Debtors in the Bankruptcy Court.

(39)        Chapter 11 Trustee means H. Thomas Moran II, in his capacity as chapter 11 trustee for LPHI and sole director of LPI and LPIFS.

(40)        Claim means any claim, as defined in Bankruptcy Code section 101(5), against any of the Debtors.

(41)        Claims and Noticing Agent means Epiq Bankruptcy Solutions, LLC, retained as the Chapter 11 Trustee’s and the Subsidiary Debtors’ claims, noticing and balloting agent pursuant to the Order Employing Epiq Bankruptcy Solutions, LLC as Exclusive Claims, Noticing and Balloting Agent to Chapter 11 Trustee and Subsidiary Debtors [Dkt. No. 371].

(42)       Claims Objection Deadline means the later of: (a) the date that is one year after the Effective Date; and (b) such other date as may be fixed by the Bankruptcy Court, after notice and hearing, upon a motion Filed before the expiration of the deadline to object to Claims or Interests.

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(43)        Claims Register means the official register or registers of Claims maintained by the Claims and Noticing Agent for the Chapter 11 Cases.

(44)        Class means a category of Claims or Interests as set forth in Article III of the Plan pursuant to Bankruptcy Code section 1123(a).

(45)        Class Action Class Members means the “Settlement Class Members” as defined in the Class Action Settlement Agreement, and which includes each of the Ownership Settlement Subclass Members and the Rescission Settlement Subclass Members.

(46)        Class Action Final Approval Order means the Final Order to be entered, which approves the compromise and settlement of the Class Action Lawsuits pursuant to the terms of the Class Action Settlement Agreement.

(47)        Class Action Lawsuits means the class action adversary proceedings associated with the Chapter 11 Cases styled Garner v. Life Partners, Inc., Adversary No. 15-CV-04061- RFN11, Arnold, et al. v. Life Partners Inc., Adversary No. 15-CV-04064-RFN11, the consolidated proceeding for which the reference was withdrawn to Case No. 4:16-cv-212-A (N.D. Tex.), and all other similar, related, or potential adversary proceedings, state court litigation, and federal court litigation brought by or in the name of any of the members of Class A2, Class B2, Class B2A, Class B3, Class B3A or Class B4, including, without limitation, all litigation and other proceedings identified in Appendix B to the Class Action Settlement Agreement.

(48)        Class Action Lead Plaintiffs or Class Representatives means Philip Garner, Michael Arnold, Janet Arnold, Dr. John Ferris, Christine Duncan, and Steve South as Trustee for the South Living Trust.

(49)        Class Action Litigants’ Counsel means the Langston Law Firm.

(50)        Class Action Litigants’ Counsel Fee Positions means all Pre-Petition Abandoned Positions transferred to Class Action Litigants’ Counsel in payment of the Class Action Litigants’ Counsel Fees.

(51)        Class Action Litigants’ Counsel Fees means fees payable to the Class Action Litigants’ Counsel under the Class Action Settlement Agreement.

(52)        Class Action Settlement means the terms of compromise and settlement set forth in the Class Action Settlement Agreement as approved by the Class Action Final Approval Order.

(53)        Class Action Settlement Agreement means that certain settlement agreement by and among the parties named therein, including the Chapter 11 Trustee, the Subsidiary Debtors, the Committee, the Class Action Lead Plaintiffs on behalf of themselves and the Class Action Class Members as defined herein, the Langston Law Firm, Skelton Slusher Barnhill Watkins Wells PLLC (f/k/a Zelesky Law Firm PLLC), and Alderman Cain & Neil PLLC, relating to the Class Action Lawsuits, as it may be amended or otherwise modified, and as approved in the Class Action Final Approval Order.

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(54)        Class Claim means Proof of Claim No. 22670, which shall be allowed on behalf of the Class Action Class Members pursuant to this Plan and the Class Action Settlement Agreement as a class proof of claim.

(55)        Class Proofs of Claim means the Proofs of Claim filed by the Class Action Lead Plaintiffs on behalf of themselves and the Class Action Class Members, identified as Claim No. 18810, 22128, 22662, 22670, 23205, and 23212.

(56)        Class Notice means the notice given to the Class Action Class Members pursuant to Federal Rule of Civil Procedure 23 with respect to the Class Action Settlement Agreement and as approved by the District Court on June 6, 2016.

(57)        CM/ECF means the Bankruptcy Court’s Case Management and Electronic Case Filing system.

(58)        Committee means the Official Committee of Unsecured Creditors appointed in these Chapter 11 Cases.

(59)        Compromise means (a) the compromise and resolution of all issues relating to ownership of the Policies and other issues in controversy in the Chapter 11 Cases, (b) the Intercompany Settlement, and (c) the Class Action Settlement, all of which will be effective on the Effective Date of, and in consideration of, the consummation in accordance with this Plan, (d) the Continuing Position Holder Contribution to the Position Holder Trust and the Maturity Funds Facility financing for the Debtors provided for in this Plan, and (e) the other Reorganization Transactions pursuant to which the Debtors’ business enterprise will be reorganized in a way that is in the best interests of all stakeholders in the Chapter 11 Cases.

(60)        Confirmation means the entry of the Confirmation Order on the CM/ECF docket in the Chapter 11 Cases.

(61)        Confirmation Date means the date upon which the Bankruptcy Court enters the Confirmation Order on the CM/ECF docket in the Chapter 11 Cases.

(62)        Confirmation Hearing means the hearing held by the Bankruptcy Court to consider Confirmation of the Plan pursuant to Bankruptcy Code section 1129, as may be continued from time to time.

(63)        Confirmation Order means the order of the Bankruptcy Court confirming the Plan pursuant to Bankruptcy Code section 1129.

(64)        Continued Position means a Fractional Interest or a New IRA Note held by a Continuing Position Holder, and includes a Fractional Position that relates to a Matured Policy with respect to which a Current Position Holder has made (or is deemed to have made) a Continuing Holder Election, subject to the terms of this Plan and the Position Holder Trust Agreement.

(65)        Continuing Fractional Holder means a Current Position Holder of a Fractional Interest who (a)(i)(A) has made (or is deemed to have made) the Continuing Holder Election

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with respect to the Fractional Interest, or (B) does not make a Continuing Holder Election, a Position Holder Trust Election or a Creditors’ Trust Election (if available) with respect to a Fractional Interest; (ii) pays any applicable Pre-Petition Default Amount or Catch-Up Payment by the due date for the payment; and (iii) thereby chooses, or is deemed to have chosen, to be responsible for the payment of premiums with respect to the Continued Position related to the Fractional Interest (and, accordingly, to be entitled to any related Maturity Funds), subject to the terms of this Plan and the Position Holder Trust Agreement; (b)(i) will be registered as confirmed owner of a Continuing Fractional Interest comprised of the selected Fractional Interest (other than the fraction of that Fractional Interest comprising the Continuing Position Holder Contribution) in exchange for the Allowed Claim related to the Fractional Interest that is not a Continuing Position Holder Contribution, and (ii) will assign the Allowed Claim related to the Continuing Position Holder Contribution to the Position Holder Trust in exchange for a Position Holder Trust Interest.

(66)        Continuing Fractional Interest means a Fractional Interest in a Policy that will be registered in the name of a Continuing Fractional Holder as of the Effective Date in accordance with the terms of this Plan.

(67)        Continuing Holder Election means the option provided to Current Position Holders for each of their Fractional Positions to elect status as the confirmed owner of a Continued Position, and receive Distributions of (a) a Fractional Interest Certificate, a New IRA Note or a Statement of Maturity Account representing the Continued Position(s), and (b) in exchange for each Continuing Position Holder Contribution, a Position Holder Trust Interest or an IRA Partnership Interest, as set forth in (i) Section 3.07(b)(iii)(1), Section 3.07(c)(iii)(1) and Section 5.05, or (ii) Section 3.07(d)(iii)(1), Section 3.07(e)(iii)(1) and Section 7.04 of this Plan.

(68)        Continuing IRA Holder means a Current Position Holder of an IRA Note who has made the Continuing Holder Election with respect to an IRA Note and thereby, subject to the terms of this Plan and the Position Holder Trust Agreement, (a) assigns the IRA Note comprising the selected Fractional Position (i.e., the Contributed Position) and its related Allowed Claim (i) to the IRA Partnership as to the portion thereof comprising the Continuing Position Holder Contribution, to be contributed by the IRA Partnership to the Position Holder Trust in exchange for a Position Holder Trust Interest, and (ii) to the Position Holder Trust as to the remainder of the Contributed Position and related Allowed Claim, and (b) receives (i) an IRA Partnership Interest in exchange for the Continuing Position Holder Contribution and related Allowed Claim, and (ii) a Continued Position comprised of a New IRA Note to be Distributed by the Position Holder Trust in exchange for the remainder of both.

(69)        Continuing Position Holder means a Continuing Fractional Holder or a Continuing IRA Holder.

(70)        Continuing Position Holder Contribution means (a) 5% of all Fractional Positions that are the subject of a Continuing Holder Election (including all associated rights to receive death benefits and other maturity proceeds, rights to CSV and other beneficial rights of Policy ownership), together with (b) 5% of all Escrowed Funds relating to such Fractional Positions, and (c) 5% of all Maturity Funds as of the Effective Date relating to such Fractional

 8

Positions, but excluding any funds left on deposit in purchase accounts prior to the Subsidiary Petition Date to purchase Fractional Positions that were not purchased.

(71)           Contributed Position means (a) a Fractional Position, including all associated rights to CSV, rights to receive death benefits and other maturity proceeds, and other rights of Policy ownership, together with any Escrowed Funds or Maturity Funds relating to such Fractional Position, that is the subject of a Position Holder Trust Election or a Creditors’ Trust Election, (b) the Continuing Position Holder Contribution made by or on behalf of a Continuing Position Holder pursuant to this Plan, and/or (c) the remainder (after the Continuing Position Holder Contribution) of an IRA Note, including all associated rights to receive payment out of death benefits and other maturity proceeds, any rights to CSV and other rights of Policy ownership, together with any Escrowed Funds relating to such IRA Note, that is the subject of a Continuing Holder Election, together with the Fractional Interest relating to such IRA Note, but excluding any remaining Maturity Funds (after the Continuing Position Holder Contribution) relating to such IRA Note.

(72)           Creditors’ Trust means the entity created pursuant to Article VI of this Plan to own and administer the Creditors’ Trust Assets.

(73)           Creditors’ Trust Governing Trust Board means the Trust Board established as of the Effective Date to take such actions as are set forth in this Plan, the Creditors’ Trust Agreement, and the Confirmation Order, or as may be otherwise approved by the Bankruptcy Court.

(74)           Creditors’ Trust Agreement means the document Filed as Exhibit B to this Plan and titled “Trust Agreement for Life Partners Creditors’ Trust,” as it may be amended or otherwise modified, approved and entered into in accordance with this Plan, and pursuant to which the Creditors’ Trust will be established and administered.

(75)           Creditors’ Trust Assets means the assets transferred to the Creditors’ Trust as more fully described herein and in the Creditors’ Trust Agreement, which include: (a) all Causes of Action included in the Debtors’ Estates and contributed to the Creditors’ Trust pursuant to this Plan; (b) all of the Investor Causes of Action assigned to the Creditors’ Trust pursuant to the Class Action Settlement Agreement, the MDL Settlement Agreement, and any other settlement agreements and assignments; and (c) the Cash contribution(s) to be made to the Creditors’ Trust by the Position Holder Trust as provided in this Plan, the Position Holder Trust Agreement, and the Creditors’ Trust Agreement.

(76)           Creditors’ Trust Beneficiary means the Holder of a Creditors’ Trust Interest.

(77)           Creditors’ Trust Election means the option provided to Current Position Holders who are both Ownership Settlement Subclass Members and Rescission Settlement Subclass Members pursuant to the Class Action Settlement Agreement, for each Fractional Position held, to elect to rescind the transaction pursuant to which the Current Position Holder acquired rights to and/or interests in the Fractional Position(s), and rescind the related Investment Contract as it pertains to the position(s), and, in exchange, receive a Creditors’ Trust Interest calculated as provided in Section 6.05 of this Plan, in which case the Holder will be relieved of all ongoing

 9

payment obligations relating to the Fractional Position, and the Fractional Position shall be contributed to the Position Holder Trust as a Contributed Position.

(78)           Creditors’ Trust Interest means a beneficial interest in the Creditors’ Trust, which represents the right to receive a distribution(s) from the Creditors’ Trust as set forth in the Creditors’ Trust Agreement, and/or the Confirmation Order, or as may be otherwise approved by the Bankruptcy Court.

(79)           Creditors’ Trustee means the Person or Entity designated in the Creditors’ Trust Agreement to serve as the trustee of the Creditors’ Trust pursuant to the terms of the Creditors’ Trust Agreement.

(80)           CSV means cash surrender value of a Policy.

(81)           Cure Claim means a Claim based on a Debtor’s default on an Executory Contract or Unexpired Lease at the time the Executory Contract or Unexpired Lease is assumed pursuant to Bankruptcy Code section 365.

(82)           Current Position Holders means, together, the Fractional Interest Holders and the IRA Holders.

(83)           Debtor means one of the Debtors, in its individual capacity as a debtor and, with respect to the Subsidiary Debtors, debtor in possession, in the Debtor’s respective Chapter 11 Case.

(84)           Debtors means, collectively, LPHI, LPI, and LPIFS.

(85)           Defaulted Fractional Position means a Fractional Position for which a Continuing Position Holder did not pay in full the amount due under a premium call notice for the Fractional Position by the due date.

(86)           Deficiency Claim means the amount of a Secured Claim which is not an Allowed Secured Claim to the extent that any collateral securing such Claim is insufficient to secure the repayment of such amount; provided, however, that if the Secured Claim is within a Class that validly and timely makes the election provided in Bankruptcy Code section 1111(b)(2), there shall be no Deficiency Claim with respect to such Secured Claim.

(87)           Disclosure Statement means the Disclosure Statement For Third Amended Joint Plan of Reorganization of Life Partners Holdings, Inc., et al., Pursuant to Chapter 11 of the Bankruptcy Code, dated June 21, 2016 [Dkt. No. __], including all exhibits, schedules and attachments thereto, as approved pursuant to the Disclosure Statement Order.

(88)           Disclosure Statement Order means the order or orders entered by the Bankruptcy Court on the CM/ECF docket in the Chapter 11 Cases: (a) approving the Disclosure Statement as containing adequate information required under Bankruptcy Code section 1125 and Bankruptcy Rule 3017; (b) authorizing the use of the Disclosure Statement for soliciting votes on the Plan; and (c) and approving certain procedures for solicitation, voting, balloting, and Elections under the Plan.

 10

(89)           Disputed means, with regard to any Claim or Interest, a Claim or Interest that is not yet Allowed.

(90)           Distressed Policy means any Policy that does not have sufficient CSV or Premium Reserves already inherent in it or dedicated to it to satisfy premiums due during any 120-day period.

(91)           Distribute or Distribution means to distribute or a distribution of Cash or a Trust Interest, an IRA Partnership Interest, a Fractional Interest Certificate, a New IRA Note, or a Statement of Maturity Account, made in accordance with the terms of this Plan.

(92)           Distribution Date means the date as soon as reasonably practicable after the Distribution Record Date on which all Distributions and deliveries made pursuant to the Plan shall be made.

(93)           Distribution Record Date means, other than with respect to the New Interests and the New IRA Notes, the record date for purposes of making Distributions under the Plan on account of Allowed Claims, which date shall be the date that is five (5) Business Days after the Effective Date or such other date as designated in an order of the Bankruptcy Court.

(94)           Distribution Reserve Accounts means any accounts established by the Successor Trustees or the IRA Partnership Manager for the purposes of making distributions and which accounts may be effected by either establishing a segregated account or establishing book entry accounts, in the sole discretion of each of the Successor Trustees or the IRA Partnership Manager.

(95)           Effective Date means, with respect to the Plan, the date after the Confirmation Date selected by the Plan Proponents on which: (a) no stay of the Confirmation Order is in effect; and (b) all conditions precedent to Confirmation or the Effective Date specified in Section 15.01 and Section 15.02 have been satisfied or waived (in accordance with Section 15.04).

(96)           Effective Time means the time on the Effective Date as of which all of the Reorganization Transactions to be completed as of the Effective Date are completed in accordance with the terms of this Plan, the Confirmation Order and the Reorganization Documents.

(97)           Election means any Continuing Holder Election, Creditors’ Trust Election or Position Holder Trust Election made in accordance with the terms of this Plan, and includes an Election made by an IRA Holder who is an Ownership Settlement Subclass Member and a Rescission Settlement Subclass Member to choose Option 4 for an Allowed B3 Claim related to an IRA Note and thereby make a Continuing Holder Election with respect to the Fractional Interest issued in respect of such Option 4 choice.

(98)           Election Deadline means the date by which a Holder must make any Election contemplated by this Plan as set forth in the Order of the Bankruptcy Court approving the instructions and procedures relating to the solicitation of votes with respect to this Plan.

 11

(99)           Employee Benefit Plans means the 401(k) matching contribution program administered by Voya Financial, the insurance and other related employee benefits as set forth in the Emergency Motion for an Order Authorizing (A) Payment of Prepetition Wages, Salaries and Payroll Taxes, (B) Reimbursement of Employees for Prepetition Business Expenses and (C) Honoring of Existing Benefit Plans and Policies in the Ordinary Course of Business [Dkt. No. 339].

(100)         Entity has the meaning set forth in Bankruptcy Code section 101(15).

(101)         Escrow Agent means the Entity hired by the Position Holder Trustee to perform services under the Escrow Agreement.

(102)         Escrow Agreement means the document Filed in the Plan Supplement and titled “Escrow Agreement,” as approved and entered into by the Position Holder Trustee in accordance with this Plan, and pursuant to which the Escrow Agent will perform certain services relating to Premium Reserves for, and Maturity Funds produced by, the Policies.

(103)         Escrowed Funds means funds held to pay premiums relating to any of the Policies as of the Effective Date.

(104)         Estate means, as to each Debtor, the estate created upon the filing of its Chapter 11 Case pursuant to Bankruptcy Code section 541.

(105)         Excluded Persons means (i) Linda Robinson-Pardo and Paget Holdings Ltd., (ii) the Persons identified on Appendix A to the Class Action Settlement Agreement, and (iii) Qualified Plan Holders.

(106)         Exculpated Parties means the Chapter 11 Trustee, the Committee and its current and former members, the Bankruptcy Professionals, and counsel to the Plan Supporters who have appeared in these Cases.

(107)         Executory Contract means all contracts, agreements, leases, licenses, indentures, notes, bonds, sales, or other commitments, whether oral or written, to which one or more of the Debtors is a party and that is amenable to assumption or rejection under Bankruptcy Code section 365.

(108)         Fair Funds means funds recovered by the SEC and to be contributed to the Creditors’ Trust pursuant to 15 U.S.C. § 7246 and as provided in this Plan and the Creditors’ Trust Agreement.

(109)        File, Filed, or Filing means file, filed, or filing in the Chapter 11 Cases with the Bankruptcy Court or its authorized designee in the Chapter 11 Cases, including with respect to a Proof of Claim or Proof of Interest, the Claims and Noticing Agent.

(110)         Final Order means an order or judgment of the Bankruptcy Court, as entered on the CM/ECF docket in any Chapter 11 Case or the docket of any other court of competent jurisdiction, that has not been reversed, stayed, modified, or amended, and as to which: (i) the time to appeal, or seek certiorari or move for a new trial, reargument, or rehearing has expired

 12

according to applicable law and (A) no appeal or petition for certiorari or other proceedings for a new trial, reargument, or rehearing has been timely taken, or (B) any appeal that has been taken or any petition for certiorari that has been or may be timely Filed has been withdrawn or resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought and the new trial, reargument, or rehearing shall have been denied, resulted in no modification of such order, or has otherwise been dismissed with prejudice; or (ii) if an appeal, petition for certiorari, or other proceeding seeking a new trial, re-argument or rehearing is pending, such order or judgment is not stayed; provided, however, that the possibility a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be Filed relating to such order shall not prevent such order from being a Final Order.

(111)         Financing Motion means the Expedited Motion for Interim and Final Orders (I)(A) Authorizing Debtors to Obtain Post-Petition Financing, (B) Granting Security Interests and/or Superpriority Administrative Expense Status; and (II) Granting Related Relief Filed by the Chapter 11 Trustee and the Subsidiary Debtors on September 16, 2015 [Dkt. No. 958].

(112)         Financing Order means that certain order entered by the Bankruptcy Court on the CM/ECF docket in the Chapter 11 Cases approving the Financing Motion and Maturity Funds Facility [Dkt. No. 1127].

(113)         Former Fractional Interest Holder means a Person or Entity who, prior to the Subsidiary Petition Date, had purchased one or more Investment Contracts denominated as fractional interests in a Policy, but, as of the Subsidiary Petition Date, no longer held the Fractional Position.

(114)         Former IRA Holder means a Person who invested through an individual retirement account that is intended to satisfy the requirements of section 408 of the Internal Revenue Code and, if applicable, section 408A of the Internal Revenue Code and, for each such investment, purchased an Investment Contract sold by LPI that was denominated as a promissory note secured by fractional interests in a Policy, whether purchased directly from LPI or from a previous owner, but, as of the Subsidiary Petition Date, no longer held the Fractional Position.

(115)         Former Position Holder means a Former Fractional Interest Holder or a Former IRA Holder, or both, as the context requires.

(116)         Fractional Holder Premium Reserve Escrow Account means the account established under the Escrow Agreement into which the Escrowed Funds allocated to Continuing Fractional Holders will be deposited.

(117)         Fractional Interest means a fractional, Beneficial Ownership interest in a Policy (including all associated rights to receive death benefits and other maturity proceeds, rights to CSV and other beneficial rights of Policy ownership), expressed in terms of the right to receive payment of a discrete percentage (up to and including 100%) of the proceeds payable upon the maturity of the Policy.

(118)         Fractional Interest Certificate means a certificate representing a Fractional Interest and bearing restrictive legends referencing this Plan and the provisions hereof that relate

 13

to the ongoing ownership of the Fractional Interest, in the form to be included in the Plan Supplement.

(119)         Fractional Interest Holder means a Person or Entity that purchased, and as of the Effective Date is the Holder of record of, an Investment Contract sold by LPI denominated as a fractional interest in a Policy, whether purchased directly from LPI or from a previous owner, and from and after the Effective Date, a Current Position Holder who made (or is deemed to have made) a Continuing Holder Election with respect to a Fractional Interest and paid in full any Catch-Up Payment or Pre-Petition Default Amount by its due date, and therefore is entitled to be registered as the owner of 95% of the Fractional Interest as a Continued Position. By way of clarification, the Holder of an Investment Contract relating to a Fractional Position with respect to which a Pre-Petition Default Amount is due and owing shall not be a Fractional Interest Holder with respect to the Fractional Position unless all Premium Advances included in the Pre- Petition Default Amount are paid by thirty (30) days after the date the Confirmation Order is entered.

(120)         Fractional Positions means (a) prior to the Effective Date, the fractional interests in the Policies that were denominated as related to the Investment Contracts purchased by the Current Position Holders and the Former Position Holders, and (b) from and after the Effective Date, the Fractional Interests represented by the Fractional Interest Certificates. All references to a Fractional Position include all associated rights to CSV and other rights relating to the Policy (or Policies) to which the Fractional Position(s) relate.

(121)         General Administrative Claim means any Administrative Claim, other than a Professional Fee Claim.

(122)         General Unsecured Claim means any Unsecured Claim that is not an (a) Administrative Claim, (b) Priority Claim, (c) Intercompany Claim, (d) an insider Claim or subordinated Claim, or (e) Secured Claim.

(123)         Governance Documents means the documents governing the corporate existence and management of the Debtors.

(124)         Governmental Unit has the meaning set forth in Bankruptcy Code section 101(27).

(125)         Holder means a Person or Entity holding a Claim or an Interest, as applicable.

(126)         Impaired means, with respect to a Class of Claims or Interests, a Class of Claims or Interests that is impaired within the meaning of Bankruptcy Code section 1124.

(127)         Intercompany Claim means a Claim by one Debtor against another Debtor.

(128)         Intercompany Settlement means the compromise of the Intercompany Claims as described in Article III and Section 4.03 hereof.

(129)         Interest means any equity security (as defined in Bankruptcy Code section 101(16)) in any Debtor and any other rights, options, warrants, stock appreciation rights,

 14

phantom stock rights, restricted stock units, redemption rights, repurchase rights, convertible, exercisable or exchangeable securities or other agreements, arrangements or commitments of any character relating to, or whose value is related to, any such interest or other ownership interest in any Entity; provided, by way of clarification, that a Fractional Position shall not be an Interest.

(130)         Interim Compensation Order or Fee Procedures Order means the Order Approving Procedures for Monthly and Interim Compensation and Reimbursement of Expenses for Case Professionals [Dkt. No. 733], collectively with the Order Granting Motion for Entry of Order on Stipulation as to Revision to Certain Provisions of the Professional Compensation Procedures [Dkt No. 1157] and the Order Granting Motion for Entry of Order Approving Second Stipulation as to Revision to Certain Provisions of the Professional Compensation Procedures [Dkt. No. 1622].

(131)         Internal Revenue Code means the Internal Revenue Code of 1986, as amended.

(132)         Investment Company Act means the Investment Company Act of 1940, as amended.

(133)         Investment Contracts means all of the various sets of documents wherein LPI agreed, among other things, to sell Fractional Positions to Fractional Interest Holders and IRA Holders, and to provide servicing for the Policies and administration of the Fractional Positions.

(134)         Investor means any Fractional Interest Holder, Former Fractional Interest Holder, IRA Holder, or Former IRA Holder.

(135)         Investor Causes of Action means, collectively, (i) all Assigned Causes of Action8 assigned to the Creditors’ Trust under the Class Action Settlement Agreement, (ii) all Additional Assigned Causes of Action9 assigned to the Creditors’ Trust under the Class Action Settlement Agreement, and (iii) all Assigned Causes of Action10 assigned to the Creditors’ Trust under to the MDL Settlement Agreement.

(136)         Investor Instructions Motion means the Motion for Authority to Accept Certain Instructions from Current Investors as to Funds and Investments Filed by the Chapter 11 Trustee and Subsidiary Debtors seeking Bankruptcy Court approval to allow Current Position Holders to give instructions regarding use of funds to pay invoices for platform bills and/or premiums and to voluntarily abandon Fractional Positions [Dkt. No. 805].

(137)         IRA Holder11 means an individual retirement account that is intended to satisfy the requirements of section 408 of the Internal Revenue Code and, if applicable, section 408A of

8 Called “Assigned Claims” in the Class Action Settlement Agreement.

9 Called “Additional Assigned Claims” in the Class Action Settlement Agreement.

10 Called “Assigned Claims” in the MDL Settlement Agreement.

11 The “IRA Holder” is the “IRA account” through which an IRA Note was purchased. The “Person” who funded the IRA Holder (i.e., put money into the IRA account) is the individual taxpayer, and thus is the one who can direct Election of Option 4 for any IRA Note held by the IRA Holder. IRA Holders do not include Qualified Plan Holders.

 15

the Internal Revenue Code and which purchased, and as of the Effective Date is the Holder of record of, an Investment Contract sold by LPI that was denominated as a promissory note secured by a fractional interest in a Policy, whether purchased directly from LPI or from a previous owner, and from and after the Effective Date, a Current Position Holder who made (or is deemed to have made) a Continuing Holder Election with respect to an IRA Note and paid in full any Catch-Up Payment or Pre-Petition Default Amount by its due date, and therefore is entitled to be registered as the owner of a New IRA Note as a Continued Position. By way of clarification, the Holder of an Investment Contract relating to a Fractional Position with respect to which a Pre-Petition Default Amount is due and owing shall not be an IRA Holder with respect to the Fractional Position unless all Premium Advances included in the Pre-Petition Default Amount are paid by thirty (30) days after the date the Confirmation Order is entered.

(138)         IRA Note means a document denominated as a promissory note secured by a fractional interest in a Policy included in an Investment Contract sold to an Investor.

(139)         IRA Partnership means the newly formed Texas limited liability company created pursuant to the terms of this Plan to be a Position Holder Trust Beneficiary and issue IRA Partnership Interests to IRA Holders entitled to receive Distributions of IRA Partnership Interests pursuant to this Plan.

(140)         IRA Partnership Interests means membership interests in the IRA Partnership.

(141)         IRA Partnership Agreement means the document titled “Company Agreement of Life Partners IRA Partnership, LLC,” as it may be amended or otherwise modified, approved and entered into in accordance with this Plan, and pursuant to which the IRA Partnership will be administered.

(142)         IRA Partnership Manager means the Person or Entity designated in the IRA Partnership Agreement to serve as the Manager of the IRA Partnership pursuant to the terms of the IRA Partnership Agreement.

(143)         IRS means the Internal Revenue Service.

(144)         Judicial Code means title 28 of the United States Code, 28 U.S.C. §§ 1–4001.

(145)         KLI Plan Support Agreement means the terms of compromise and settlement set forth in the Plan Support Agreement entered into by and among the Chapter 11 Trustee, the Subsidiary Debtors, the Committee and KLI Investments, Ltd., as approved by Final Order.

(146)         Lending Investor means, prior to the Effective Date, a Fractional Interest Holder, and from and after the Effective Date, a Current Position Holder who makes a Continuing Holder Election, in either case who (a) is the record owner of a Fractional Position relating to a Matured Policy, the proceeds of which have been (i) deposited into the Maturity Escrow Account and (ii) used to fund advances under the Maturity Funds Facility, and (b) does not owe any Catch-Up Payment as of the Effective Date with regard to the Fractional Position. If a Lending Investor does owe a Catch-Up Payment with regard to the Fractional Position, then only the excess of maturity proceeds allocable to the Investor’s Fractional Position over the Catch-Up Payment will be included in the related Maturity Funds Loan amount.

 16

(147)         Lien has the meaning set forth in Bankruptcy Code section 101(37).

(148)         LPHI means Life Partners Holdings, Inc., a Texas corporation, and includes LPHI as a Reorganized Debtor under this Plan, as the context requires.

(149)         LPHI Petition Date means January 20, 2015, the date on which LPHI commenced its Chapter 11 Case.

(150)         LPI means Life Partners, Inc., a Texas corporation, and includes LPI as a Reorganized Debtor under this Plan, as the context requires.

(151)         LPIFS means LPI Financial Services, Inc., a Texas corporation, and includes LPIFS as a Reorganized Debtor under this Plan, as the context requires.

(152)         Matured Policies means those certain Policies set forth in the Plan Supplement as having matured, and any other Policy with respect to which the date of death of the insured under the Policy has occurred.

(153)         Maturity Escrow Account means a segregated account (whether one or more) into which the Maturity Funds paid on all Matured Policies have been deposited and will continue to be deposited and held subject to use in accordance with the terms of the Financing Order or other Final Order, prior to the Effective Date, and the terms of this Plan and the Maturity Funds Facility procedures set forth in Section 4.02 and Section 4.04 hereof on and after the Effective Date, including any accounts into which any of the Maturity Funds are transferred in accordance with the Escrow Agreement, Maturity Funds Collateral Agreement, or the Securities and Deposit Accounts Agreement.

(154)         Maturity Funds means the Cash proceeds paid or payable by the life insurance company under the terms of any Policy that is or hereafter becomes a Matured Policy.

(155)         Maturity Funds Collateral Agreement means the document Filed in the Plan Supplement and titled “Maturity Funds Security Agreement,” as approved and entered into by the Position Holder Trustee for the benefit of the Lending Investors in accordance with this Plan, and pursuant to which (a) the Position Holder Trust will grant a security interest for the benefit of the Lending Investors in one of the securities accounts and the related deposit account created pursuant to the Securities and Deposit Accounts Agreement, which accounts will hold a portion of the Beneficial Ownership held by the Position Holder Trust after the Effective Date to secure Maturity Funds Loans outstanding after the Effective Date, and (b) proceeds from such Beneficial Ownership will be deposited into the Maturity Escrow Account pending disbursement in accordance with Section 4.04 of this Plan, all as provided in this Plan, the Maturity Funds Collateral Agreement, and the Securities and Deposit Accounts Agreement.

(156)         Maturity Funds Facility means, prior to the Effective Date, the financing facility approved by the Bankruptcy Court in the Financing Order, and after the Effective Date, the Maturity Funds Facility provided for in Section 4.02 and Section 4.04 of this Plan.

(157)         Maturity Funds Liens means Liens on any of the Policy Related Assets and the Debtors’ Causes of Action imposed under the Financing Order as security for payment of the

 17

Maturity Funds Loans, prior to the Effective Date, and which will be replaced by the Liens imposed by the Maturity Funds Collateral Agreement; provided, however, if the Vida Plan Collaboration Agreement is approved by the Bankruptcy Court and fully consummated on the Effective Date as contemplated by the Vida Term Sheet, the Maturity Funds Liens outstanding under the Maturity Funds Facility on the Effective Date shall be extinguished upon the payment in full of all Maturity Funds Loans outstanding under the Maturity Funds Facility on the Effective Date, and no Maturity Funds Liens shall be reinstated thereafter except in accordance with the Vida Financing.

(158)         Maturity Funds Loan means an advance made under the Maturity Funds Facility out of Maturity Funds received in respect of the maturity of a Policy to which a Continued Position of a Continuing Position Holder relates, including advances made out of Maturity Funds received in respect of the maturity of the Policy prior to the Effective Date.

(159)         MDL Litigation means, collectively, the following litigation: (i) Willingham, et al. v. LPI, et al., currently pending in the United States Bankruptcy Court for the Northern District of Texas, Case No. 16-04046-rfn; (ii) Whitmire, et al. v. Life Partners, et al., currently pending in the United States Bankruptcy Court for the Northern District of Texas, Case No. 16- 04042-rfn; (iii) Birtcher, et al. v. Life Partners, et al., currently pending in the United States Bankruptcy Court for the Northern District of Texas, Case No. 16-04041-rfn; (iv) McClain, et al. v. Life Partners, et al., currently pending in the United States Bankruptcy Court for the Northern District of Texas, Case No. 16-04043-rfn; (v) Eccles, et al. v. Life Partners, et al., currently pending in the United States Bankruptcy Court for the Northern District of Texas, Case No. 16- 04044-rfn; (vi) McDermott v. Life Partners, Inc., currently pending in the United States Bankruptcy Court for the Northern District of Texas, Case No. 16-04045-rfn; (vii) Morrow v. Life Partners, et al., currently pending in the United States District Court for the Western District of Pennsylvania, Case No. 3:14-cv-141; (viii) Woelfel, et al. v. Life Partners, et al., currently pending in the United States District Court for the Southern District of Florida, West Palm Beach Division, Case No. 14-80433-CIV-JIC; (ix) Whitehurst v. Life Partners, Inc., currently pending in the United States Bankruptcy Court for the Northern District of Texas, Case No. 16-04084; and (x) Steuben, et al. v. Life Partners, Inc., currently pending in the United States Bankruptcy Court for the Northern District of Texas, Case No. 16-04087.

(160)         MDL Plaintiffs means those certain Investors who are plaintiffs in the MDL Litigation.

(161)         MDL Settlement Agreement means that certain settlement agreement by and among the parties named therein, including the Chapter 11 Trustee, the Debtors, the MDL Plaintiffs and James Craig Orr, Jr. of Heygood, Orr & Pearson, relating to the MDL Litigation and approved by a Final Order entered pursuant to the Bankruptcy Code. The proposed MDL Settlement Agreement is attached as an exhibit to the Disclosure Statement.

(162)         MDL Settlement Approval Order means the Final Order to be entered which approves the compromise and settlement of the MDL Litigation pursuant to the terms of the MDL Settlement Agreement.

 18

(163)         Moran means H. Thomas Moran II, chapter 11 trustee of LPHI and sole director of the Subsidiary Debtors.

(164)         Moran Compensation means the compensation approved by the Bankruptcy Court for Moran, in his capacity as chapter 11 trustee and his capacity as sole director of LPI and LPIFS pursuant to 11 U.S.C. §§ 326, 330, and 503(b).

(165)         New Interests means (i) the Fractional Interests represented by the Fractional Interest Certificates, (ii) the Trust Interests, (iii) the IRA Partnership Interests, and (iv) the Newco Interests.

(166)         New IRA Note means a secured promissory note to be (i) issued by the Position Holder Trust as provided in Section 4.03(a) of this Plan, and (ii) Distributed to an IRA Holder who makes a Continuing Holder Election with respect to the New IRA Note is to be issued.

(167)         New IRA Note Collateral means the securities account and the related deposit account created pursuant to the Securities and Deposit Accounts Agreement which will hold, respectively, (i) the portion of the Beneficial Ownership in the Policies represented by the Fractional Interests pledged as collateral to secure the New IRA Notes, and (ii) the Maturity Funds relating to that Beneficial Ownership produced by the maturity of the related Policies (subject to Section 4.04(e) of this Plan), as provided in this Plan, the Position Holder Trust Agreement, and the New IRA Note Collateral Documents.

(168)         New IRA Note Collateral Documents means the documents Filed in the Plan Supplement and titled (i) “New IRA Notes Indenture,” (ii) “Form of New IRA Notes,” (iii) “New IRA Notes Security Agreement,” and (iv) “Securities and Deposit Account Agreement and Securities and Deposit Account Control Agreement,” all as approved and entered into among the Position Holder Trustee, the trustee under the New IRA Notes Indenture, the Securities Intermediary, and the Escrow Agent, as the case may be, in accordance with this Plan and the New IRA Note Collateral Documents, and pursuant to which, among other things, (a) the Position Holder Trust will grant a security interest in the New IRA Note Collateral for the benefit of the Holders of New IRA Notes, and (b) proceeds from the New IRA Note Collateral will be deposited into a segregated account to establish a fund to pay the New IRA Notes on their maturity date, all as provided in this Plan, the New IRA Note Collateral Documents and the Position Holder Trust Agreement.

(169)         Newco means the newly formed Texas limited liability company that may be created pursuant to the terms of this Plan to service the Policies and provide certain administrative services relating to the Fractional Positions after the Effective Date pursuant to the Servicing Agreement.

(170)         Newco Interests means new limited liability company interests in Newco to be issued on the Effective Date as provided in Section 12.02 of this Plan.

(171)         Newco Organizational Documents means the Certificate of Formation and company agreement, or other applicable formation documents, of Newco, the form of which shall be included in the Plan Supplement, if necessary.

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(172)         Original IRA Note Issuers means the makers of any of the IRA Notes held in the name of any IRA Holder as of the Effective Date.

(173)         Other Assets means any assets of the Debtors other than (i) Policy Related Assets, (ii) Causes of Action, (iii) Cash and (iv) any other assets to be Distributed to the Position Holder Trust or Newco as specified in the Plan Supplement.

(174)         Ownership Settlement Subclass Members means Persons or Entities who are members of the subclass of Investors proposed to be certified for settlement purposes under the Class Action Settlement Agreement composed of all persons or entities (including all IRAs and their respective individual owners and related IRA custodians) who purchased and hold, as of the Plan Effective Date, securities issued or sold by LPI (directly or in the name of any Original IRA Note Issuer) related to viatical settlements or life settlements, regardless of how the investments were denominated (whether as fractional interests in life insurance policies, promissory notes, or otherwise) and who are Current Position Holders under the Plan, regardless of whether or not a claim was filed by a class member. Excluded as Ownership Settlement Subclass Members are LPI; all affiliated Life Partners companies or entities; Linda Robinson-Pardo; Paget Holdings Ltd.; and Investors whose only investments relate to Pre-Petition Abandoned Interests under the Plan.

(175)         Payment Default means the failure of any Continuing Fractional Holder (or that of its permitted assignee), after the Effective Date, to pay premiums as to any Continued Position by the due date set forth in a premium call.

(176)         Person has the meaning set forth in Bankruptcy Code section 101(41).

(177)         PES means Purchase Escrow Services, LLC, a Texas limited liability company.

(178)         Petition Date means the LPHI Petition Date or the Subsidiary Petition Date as the context requires.

(179)         Plan means this Third Amended Joint Plan of Reorganization of Life Partners Holdings, Inc., et al., Pursuant to Chapter 11 of the Bankruptcy Code Dated June 21, 2016, including the Plan Supplement and all exhibits, schedules and attachments hereto and thereto or referenced herein or therein, all as may be amended, supplemented or otherwise modified in accordance with its terms.

(180)         Plan Default Notice means a notice given pursuant to Section 19.08(a) of this Plan.

(181)         Plan Documents means all the agreements, documents and instruments entered into before, on or as of the Effective Date, as contemplated by, and in furtherance of, this Plan (including all documents Filed with the Plan Supplement and any other documents necessary to consummate the Reorganization Transactions contemplated in this Plan).

(182)         Plan Proponents means, collectively, the Chapter 11 Trustee, LPI, LPIFS, and the Committee. The Plan Proponents are the proponents of this Plan within the meaning of Bankruptcy Code section 1129.

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(183)         Plan Supplement means the compilation of documents and forms of documents, schedules, exhibits and attachments to the Plan to be Filed by the Plan Proponents no later than the Plan Supplement Filing Date, and additional documents Filed with the Bankruptcy Court before the Effective Date as amendments to the Plan Supplement or as additional supplements to the Plan, comprised of, among other documents, the following: (a) Newco Organizational Documents; (b) the Rejected Executory Contract and Unexpired Lease List; (c) the Assumed Executory Contract and Unexpired Lease List; (d) the IRA Partnership Agreement; (e) the New IRA Note Collateral Documents; (f) the Escrow Agreement; (g) the Nonexclusive List of Causes of Action; and (h) the Vida Plan Collaboration Agreement and transaction documents provided for therein. Any reference to the Plan Supplement in the Plan shall include each of the documents identified above as (a) through (h), as applicable. The documents that comprise the Plan Supplement shall be subject to any consent or consultation rights provided hereunder and thereunder, including as provided in the definitions of the relevant documents, and in form and substance reasonably acceptable to the Plan Proponents. The Chapter 11 Trustee and the Subsidiary Debtors, subject to any consent or consultation rights provided hereunder and thereunder, shall have the right to amend the documents contained in the Plan Supplement through and including the Effective Date in accordance with Article XVI of the Plan and the applicable document.

(184)        Plan Supplement Filing Date means the date not later than fourteen (14) days before the Voting Deadline, which date may be modified by agreement among the Plan Proponents and/or such later date as may be approved by the Bankruptcy Court on notice to parties in interest.

(185)        Plan Supporters means those parties in interest in the Chapter 11 Cases who have committed to support and advance the Plan and the Financing Motion, which include: (a) the Ad Hoc Committee of Fractional Interest Holders; (b) the Amicus Curiae Committee of Fractional Interest Holders; (c) Certain IRA Investors; (d) the Small Individual Investors Group; (e) the MDL Plaintiffs; (f) the Class Action Lead Plaintiffs; and (g) KLI Investments, Ltd.

(186)         Policy means any one of the life insurance policies identified by Policy ID Number in the Plan Supplement.

(187)         Policy Data means certain data that will include information customary within the life settlement industry, as determined in the exercise of reasonable business judgment of the Position Holder Trustee and the Position Holder Trust Governing Trust Board, as specified in the Servicing Agreement, which may include the Policy ID, insurance company, policy type, face amount, current net death benefit, policy issue date, Insured age, Insured gender, life expectancy reports and other longevity information, if available, and other data as specified.

(188)         Policy Related Assets means, collectively, (i) legal and record title to all of the Policies, (ii) all Beneficial Ownership in the Policies held by LPI as of the Effective Date (including all associated rights to receive death benefits and other maturity proceeds, rights to CSV and other beneficial and equitable), along with any related Escrowed Funds and Maturity Funds, (iii) LPI’s rights to recovery with respect to Premium Advances made on any Policy and all other Catch-Up Payments and Pre-Petition Default Amounts, including all Pre-Petition Abandoned Positions, (iv) all of the information, data, books, records, reports, equipment,

 21

software, and systems relating to servicing the Policies and providing the registration, administration, reporting and other services to be provided pursuant to the Servicing Agreement, and which, except specified equipment and hardware to be Distributed and contributed to Newco (subject to Section 4.09(e) of this Plan) will be subject to the Portfolio Information License, and (v) all Causes of Action related to any of the foregoing Policy Related Assets. The Policy Related Assets, including the Catch-Up Payments Schedule, as of the Voting and Election Record Date will be set forth in the Plan Supplement, and the Policy Related Assets, including the Catch-Up Payments Schedule, as of the Effective Date and the Post-Effective Adjustment Date, respectively, will be set forth in the Post-Effective Adjustment Report to be delivered as provided in Section 12.07.

(189)         Portfolio Information License means the document Filed in the Plan Supplement and titled “Portfolio License Agreement,” as approved and entered into in accordance with this Plan, and pursuant to which the Servicing Company will receive a license to use the books, records, software, and systems relating to the services to be provided pursuant to the Servicing Agreement, in connection with those services during the term of the Servicing Agreement.

(190)         Position Holder Trust means the entity created pursuant to Article V of this Plan to own and administer the Position Holder Trust Assets.

(191)         Position Holder Trust Agreement means the document Filed as Exhibit A to this Plan and titled “Trust Agreement for Life Partners Position Holder Trust,” as it may be amended or otherwise modified, approved and entered into in accordance with this Plan, and pursuant to which the Position Holder Trust will be established and administered.

(192)         Position Holder Trust Assets means (a) the Contributed Positions (including the Continuing Position Holder Contributions by IRA Holders who make Continuing Holder Elections, which will be contributed by the IRA Partnership to the Position Holder Trust); (b) the Policy Related Assets, except for the Pre-Petition Abandoned Positions used to satisfy payment obligations as provided in Section 4.13(e) of this Plan; (c) the Newco Interests; and (d) the portion of the Maturity Funds Facility not attributable to the Assigning Fractional Holders or the Continuing Fractional Holders with respect to their interests in the Position Holder Trust.

(193)         Position Holder Trust Beneficiary means the Holder of a Position Holder Trust Interest.

(194)         Position Holder Trust Election means the option provided to Current Position Holders who are both Ownership Settlement Subclass Members and Rescission Settlement Subclass Members for each of their Fractional Positions to elect to have the positions contributed to the Position Holder Trust, thereby causing (i) the selected Fractional Position(s) to be a Contributed Position(s) and, (ii) for each Contributed Position, the Current Position Holder to be entitled to receive a Distribution of a Position Holder Trust Interest in the manner set forth in (a) Section 3.07(b)(iii)(1), Section 3.07(c)(iii)(1) and Section 5.05, or (b) Section 3.07(d)(iii)(1), Section 3.07(e)(iii)(1) and Section 7.04 of this Plan.

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(195)         Position Holder Trust Governing Trust Board means the Trust Board of that name provided for in the Position Holder Trust Agreement.

(196)         Position Holder Trust Interest means a beneficial interest in the Position Holder Trust, which represents the right to receive distributions from the Position Holder Trust as set forth in this Plan, the Position Holder Trust Agreement, and/or the Confirmation Order, or as may be otherwise approved by the Bankruptcy Court.

(197)         Position Holder Trustee means the Person or Entity designated to serve as the trustee of the Position Holder Trust pursuant to the terms of the Position Holder Trust Agreement.

(198)         Post-Effective Adjustment Report means the report provided for in Section 12.07 of this Plan, in connection with effectuating the provisions of this Plan.

(199)         Pre-Petition Abandoned Positions means a Fractional Position deemed abandoned to LPI as of the Subsidiary Petition Date upon the failure of an Investor to pay a Pre- Petition Default Amount in full by the Effective Date, as provided in this Plan.

(200)         Pre-Petition Default Amount means, for each Fractional Position, any amount owed by an Investor for any Premium Advances made by any of the Debtors prior to the Subsidiary Petition Date with respect to the Fractional Position, and includes any other amounts (including platform servicing fees) owed by the Investor with respect to the Fractional Position.

(201)         Premium Advances means (a) advances made by the Debtors on or before the Effective Date to pay premiums due on Policies that were not paid by holders of Fractional Positions relating to the Policies, in amounts set forth in the Catch-Up Payments Schedule to be Filed at various times as provided in the definition of Policy Related Assets, and (b) advances made by the Position Holder Trust after the Effective Date to pay premiums due on Policies that are not paid by the Continuing Fractional Holders.

(202)         Premium Reserves means (a) funds deposited by or for the benefit of the Position Holder Trust on or after the Effective Date into an escrow account maintained under the Escrow Agreement to pay premiums relating to any of the Policies, and includes (i) the Escrowed Funds contributed to the Position Holder Trust in accordance with this Plan, and (ii) the rolling 120-day reserve for premiums on Distressed Policies to be established and maintained pursuant to Section 4.02(c) of this Plan, and (b) if required by the context, includes the Escrowed Funds related to Continued Positions comprised of Fractional Interests and on deposit in the Fractional Holders’ Premium Reserve Escrow Account.

(203)         Priority Claim means any Claim, other than an Administrative Claim or a Priority Tax Claim, a Secured Claim, an Intercompany Claim, or General Unsecured Claim entitled to priority in right of payment under Bankruptcy Code section 507(a).

(204)         Priority Tax Claim means any Claim of a Governmental Unit of the type specified in Bankruptcy Code section 507(a)(8).

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(205)         Pro Rata means, except as provided in the second sentence of this definition, the proportion that the amount of an Allowed Claim or Allowed Interest in a particular Class bears to the aggregate amount of the Allowed Claims or Allowed Interests in that Class, or the proportion that the Allowed Claims or Allowed Interests in a particular Class bears to other Classes entitled to share in the same recovery or Distribution, including Distributions of Creditors’ Trust Interests to Current Position Holders making Creditors’ Trust Elections under the Plan. When used with regard to the allocation of Distributions of Position Holder Trust Interests under the Plan and the Position Holder Trust Agreement among Current Position Holders making Position Holder Trust Elections and Continuing Position Holders (to the extent of their Continuing Position Holder Contributions), Pro Rata means the proportion that the amount of the Beneficial Ownership related to the respective Contributed Positions of such Holders bears to the aggregate Beneficial Ownership to be registered in the name of the Position Holder Trust following the issuance of the Position Holder Trust Interest; and when used with regard to distributions to be made by the Successor Entities, Pro Rata means the proportion that the number of Units registered in the name of a Holder bears to the aggregate number of Units in the Successor Entity outstanding as of the record date for the distribution, as provided in the applicable Successor Trust Agreement or the IRA Partnership Agreement.

(206)         Professional means a Person or Entity, excluding the Claims and Noticing Agent, (a) retained pursuant to a Bankruptcy Court order in accordance with Bankruptcy Code sections 327, 363, or 1103 and to be compensated for services rendered before or on the Confirmation Date, pursuant to Bankruptcy Code sections 327, 328, 329, 330, 331, and 363; or (b) awarded compensation and reimbursement by the Bankruptcy Court pursuant to Bankruptcy Code section 503(b)(4).

(207)         Professional Fee Claims means all Administrative Claims for the compensation of Professionals and the reimbursement of expenses incurred by such Professionals through and including the Effective Date to the extent such fees and expenses have not been paid pursuant to the Interim Compensation Order or any other order of the Bankruptcy Court. To the extent the Bankruptcy Court denies or reduces by a Final Order any amount of a Professional’s requested fees and expenses, then the amount by which such fees or expenses are reduced or denied shall reduce the applicable Professional Fee Claim.

(208)         Proof of Claim means a proof of Claim Filed against any of the Debtors in the Chapter 11 Cases.

(209)         Proof of Interest means a proof of Interest Filed against any of the Debtors in the Chapter 11 Cases.

(210)         Qualified Plan Holder12 means a Holder of a Fractional Position that is an employee benefit plan as defined under Section 3(3) of Employment Retirement Income Security Act of 1974.

(211)         Recovered Assets means any Fractional Positions, New Interests or New IRA Notes which the Creditors’ Trust is entitled to receive an assignment or other transfer of as a

12 An IRA Holder is not a Qualified Plan Holder.

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result of prosecuting the Causes of Action assigned to it, or as part of any Fair Funds to be contributed to it by the SEC.

(212)         Reinstate, Reinstated, or Reinstatement means with respect to Claims and Interests, that the Claim or Interest shall be rendered unimpaired in accordance with Bankruptcy Code section 1124.

(213)         Rejected Executory Contract and Unexpired Lease List means the list, as determined by the Plan Proponents, of Executory Contracts and Unexpired Leases that will be rejected by any of the Debtors pursuant to the Plan, which shall be included in the Plan Supplement and shall include the Investment Contracts.

(214)         Rejected Executory Contracts and Unexpired Leases means those Executory Contracts and Unexpired Leases, if any, to be rejected by any of the Debtors as set forth on the Rejected Executory Contract and Unexpired Lease List, which shall include the Investment Contracts.

(215)         Releasing Parties means, collectively, and in each case in its capacity as such: (a) the Debtors, (b) the Chapter 11 Trustee, (c) the Committee and its current and former members, and (d) with respect to each of the foregoing in clauses (a) through (c), such Person or Entity and its current and former Affiliates, and such Person or Entity’s and its current and former Affiliates’ current and former directors, managers, officers, equity holders (regardless of whether such interests are held directly or indirectly), predecessors, successors, and assigns, subsidiaries, and each of their respective current and former equity holders, officers, directors, managers, principals, members, employees, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals, each in their capacity as such; (e) all Holders of Claims and Interests that are deemed to accept the Plan; (f) all Holders of Claims and Interests who vote to accept the Plan; (g) all Holders in voting Classes who abstain from voting on the Plan and who do not opt out of the releases provided by the Plan; and (h) all Holders of Claims and Interests, and their current and former Affiliates, and such Entities’ and their Affiliates’ current and former equity holders (regardless of whether such interests are held directly or indirectly), predecessors, successors, and assigns, subsidiaries, and their current and former officers, directors, managers, principals, members, employees, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals, each in their capacity as such.

(216)         Reorganization Documents means this Plan and all the agreements, documents and instruments entered into before, on or as of the Effective Date, as contemplated by, and in furtherance of, this Plan (including all documents Filed with the Plan Supplement) that are necessary to consummate the Reorganization Transactions contemplated in this Plan.

(217)         Reorganization Transactions means all of the actions and transactions to occur on or before the Effective Date as provided in this Plan.

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(218)         Reorganized means, as to any Debtor or Debtors, such Debtor(s) as reorganized pursuant to and under the Plan or any successor thereto, by merger, consolidation, or otherwise, on or after the Effective Date.

(219)         Reorganized Debtors means, collectively, and each in its capacity as such, the Debtors, as reorganized pursuant to and under this Plan or any successor thereto, by merger, consolidation, or otherwise, on or after the Effective Date.

(220)         Rescinding Position Holder means a Current Position Holder who has made the Creditors’ Trust Election with respect to one or more Fractional Positions, which Fractional Positions will be contributed to the Position Holder Trust in accordance with Section 4.09(c)(i) of this Plan.

(221)         Rescission Settlement Subclass Members means persons or entities who are the members of the subclass of Investors proposed to be certified for settlement purposes under the Class Action Settlement Agreement composed of all persons or entities (including all IRAs and their respective individual owners and related IRA custodians) who purchased and hold, as of the Plan Effective Date, securities issued or sold by LPI (directly or in the name of any Original IRA Note Issuer) related to viatical settlements or life settlements, regardless of how the investments were denominated (whether as fractional interests in life insurance policies, promissory notes, or otherwise) and who are Current Position Holders under the Plan, regardless of whether or not a claim was filed by a class member. Excluded as Rescission Settlement Subclass Members are LPI; all affiliated Life Partners companies or entities; Linda Robinson-Pardo; Paget Holdings Ltd.; Investors whose only investments relate to Pre-Petition Abandoned Interests under the Plan; Qualified Plan Holders; and all Persons listed on Appendix A to the Class Action Settlement Agreement.

(222)         SEC means the Securities and Exchange Commission.

(223)         SEC Judgment Claim means Proof of Claim No. 289001750 arising out of the judgment entered in SEC v. Life Partners Holdings Inc. et al., Case No. 12-cv-00033-JRN, in the U.S. District Court for the Western District of Texas, and for the avoidance of doubt includes any and all pre-petition claims held by the SEC against any Debtor.

(224)         Secured means when referring to a Claim: (a) secured by a Lien on property in which the Estate has an interest, which Lien is valid, perfected, and enforceable pursuant to applicable law or by reason of a Bankruptcy Court order, or that is subject to setoff pursuant to Bankruptcy Code section 553, to the extent of the value of the creditor’s interest in the Estate’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to Bankruptcy Code section 506(a); or (b) Allowed pursuant to the Plan or separate order of the Bankruptcy Court as a secured Claim.

(225)         Securities Act means the Securities Act of 1933, 15 U.S.C. §§ 77a–77aa, together with the rules and regulations promulgated thereunder.

(226)         Securities and Deposit Accounts Agreement means the document Filed in the Plan Supplement and titled “Securities and Deposit Account Agreement and Securities and Deposit Account Control Agreement”, as approved and entered into among the Position Holder

 26

Trustee, the Securities Intermediary, the trustee under the Indenture contemplated in the New IRA Note Collateral Documents, and the Escrow Agent in accordance with this Plan, and pursuant to which, among other things, certain deposit accounts and securities accounts will be established, all as provided in this Plan.

(227)         Securities Exchange Act means the Securities and Exchange Act of 1934, 15 U.S.C. §§ 78a–78pp, together with the rules and regulations promulgated thereunder.

(228)         Securities Intermediary means the party named as the Depository in the Securities and Deposit Accounts Agreement.

(229)         Servicing Agreement means the Plan Document Filed and titled “Servicing Agreement,” as approved and entered into between the Servicing Company and the Position Holder Trust pursuant to which the Servicing Company will provide servicing for the Policies and certain administrative services relating to the Beneficial Ownership of the Policies, the Continued Positions, the Position Holder Trust Interests and the IRA Partnership Interests.

(230)         Servicing Company means the entity that will service the Policies and provide certain administrative services relating to the Fractional Positions after the Effective Date pursuant to the Servicing Agreement.

(231)         Servicing Fee means the fee payable by to each Continuing Fractional Holder (or the Position Holder Trust as the case may be) for services provided under the Servicing Agreement, equal to the percentage of the Policy death benefit allocated to each Continuing Fractional Position (or the Position Holder Trust’s Beneficial Ownership, as the case may be) in each Policy, as set forth in Section 12.10 of this Plan.

(232)         Subsidiary Debtors means LPI and LPIFS.

(233)         Subsidiary Petition Date means May 19, 2015, the date on which the Chapter 11 Trustee commenced the Chapter 11 Cases of the Subsidiary Debtors.

(234)         Successor Entities means the Position Holder Trust, the Creditors’ Trust, and the IRA Partnership.

(235)         Successor Trust Agreements means the Position Holder Trust Agreement and the Creditors’ Trust Agreement.

(236)         Successor Trustees means the Position Holder Trustee and the Creditors’ Trustee.

(237)         Successor Trusts means the Position Holder Trust and the Creditors’ Trust.

(238)         Term Sheet means that certain Term Sheet for Compromise to a Plan of Reorganization of LPHI, LPI, LPIFS, by and among the Chapter 11 Trustee, the Debtors, the Committee, and the Plan Supporters, Filed in the Chapter 11 Case on September 25, 2015, as Exhibit “A” to Docket No. 1032.

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(239)         Trust Boards means the Creditors’ Trust Governing Trust Board and the Position Holder Trust Governing Trust Board.

(240)         Trust Interests means the Position Holder Trust Interests and the Creditors’ Trust Interests.

(241)         U.S. means the United States of America.

(242)         U.S. Trustee means the Office of the U.S. Trustee for the Northern District of Texas.

(243)         Unclaimed Property means any distribution on account of an Allowed Claim or Interest that is attempted to be delivered to the Holder at its address of record by, and which has been returned undeliverable to, a Successor Trustee, and which has been deemed to have been forfeited, or which is subject to rounding pursuant to section 10.04 of this Plan, in accordance with Section 10.03, Section 10.04, Section 10.06, and/or Section 11.02(b) of this Plan.

(244)         Undeliverable Distribution Reserve means the segregated, interest bearing account that each of the Successor Trustees or IRA Partnership Manager will establish for the purpose of depositing any distribution to a Holder of an Allowed Claim or Trust Interest that is returned to the respective Successor Trustee or IRA Partnership Manager as undeliverable or is otherwise unclaimed, for the benefit of such Holder until such time as such distribution becomes deliverable, is claimed or is deemed to have been forfeited in accordance with Section 10.03, Section 10.06, and Section 11.02(b) of this Plan. Such accounts may be effected by either establishing a segregated account or establishing book entry accounts, in the sole discretion of each of the Successor Trustees.

(245)         Unexpired Lease means a lease to which one or more of the Debtors is a party that is amenable to assumption or rejection under Bankruptcy Code section 365.

(246)         Unimpaired means, with respect to a Class of Claims or Interests, a Class of Claims or Interests that is unimpaired within the meaning of Bankruptcy Code section 1124.

(247)         Units means the beneficial interests in the Position Holder Trust.

(248)         Unsecured Claim means any Claim that is not an Administrative Claim, Secured Claim, Priority Claim, or Intercompany Claim.

(249)         Vested Assets means all of the Debtors’ assets, including without limitation all legal, beneficial and equitable ownership of all of the Policies, save and except for the Beneficial Ownership represented by the Fractional Interests to be held by the Continuing Fractional Holders after the Effective Date.

(250)         Vida means Vida Capital, Inc. or one or more of its affiliates approved by the Plan Proponents.

(251)         Vida Financing means collectively (a) an “Exit Loan” of up to $55,000,000 bearing interest at 13% per annum (with a guaranteed interest payment equal to a full six

 28

months’ interest), secured by a first priority lien on all assets of the Position Holder Trust (except for the New IRA Note Collateral), (b) a revolving “Line of Credit” of up to $25,000,000 bearing interest at 13% per annum, secured by the same collateral as the Exit Loan, and (c) a “Debtor-in- Possession Loan” of up to $10,000,000 bearing interest at 14% per annum and secured by (i) a second lien on abandoned positions held in the Debtors’ names and premium advances made by the Debtors prior to the Effective Date, pursuant to section 364(c)(3) of the Bankruptcy Code and (ii) a first lien on any and all other assets of the Debtors’ estates, pursuant to section 364(c)(2) of the Bankruptcy Code

(252)         Vida Plan Collaboration Agreement means the agreement among the Plan Proponents and Vida providing for the transactions contemplated by the Vida Term Sheet, including the transaction documents provided for therein, subject to approval by the Bankruptcy Court, after notice and hearing.

(253)         Vida Term Sheet means the Term Sheet for the Vida Plan Collaboration Agreement filed as an exhibit to the Disclosure Statement.

(254)         Voting Deadline means the date by which a Holder must deliver a Ballot to accept or reject this Plan as set forth in the Order of the Bankruptcy Court approving the instructions and procedures relating to the solicitation of votes with respect to this Plan.

(255)         Voting and Election Record Date means the record date for voting on this Plan and making Elections made pursuant to this Plan, which date shall be prominently set forth in the materials provided to each Holder who may be entitled to vote or make any Election under the Plan.

 29

TRUST AGREEMENT

For

Life Partners Position Holder Trust

by and among

Life Partners Holdings, Inc.

Life Partners, Inc.,

LPI Financial Services, Inc.,

Life Partners IRA Holder Partnership, LLC,

and

the individual listed on Exhibit D attached hereto,

as Trustee

Dated as of _____, 2016

TRUST AGREEMENT FOR LIFE PARTNERS POSITION HOLDER TRUST

This Trust Agreement for Life Partners Position Holder Trust (the “Position Holder Trust Agreement”) dated as of _______, 2016 (the “Effective Date”), is executed by (i) Life Partners Holdings, Inc. (“LPHI”), Life Partners, Inc. (“LPI”), LPI Financial Services, Inc. (“LPIFS”) (each of LPHI, LPI and LPIFS is executing this Position Holder Trust Agreement in its capacity as a reorganized debtor under the Plan (as defined below) and they are collectively referred to herein as “Debtor”); (ii) Life Partners IRA Holder Partnership, LLC (the “IRA Partnership,” which has been formed pursuant to the Plan); and (iii) the individual named on Exhibit D attached hereto in his capacity as trustee (the “Trustee”) of the Life Partners Position Holder Trust (the “Position Holder Trust”).

R E C I T A L S

WHEREAS, LPHI, LPI and LPIFS are debtors in jointly administered Chapter 11 bankruptcy cases pending in the United States Bankruptcy Court for the Northern District of Texas (the “Bankruptcy Court”).

WHEREAS, prior to Debtor’s bankruptcy filings, certain investors purchased from LPI investment contracts denominated as Fractional Positions (as defined in the Plan) relating to the Policies (as defined in the Plan).

WHEREAS, pursuant to [the Confirmation Order] dated as of [ ], 2016 (the “Confirmation Order”), the Bankruptcy Court confirmed that certain Second Amended Joint Plan of Reorganization of Life Partners Holdings, Inc., et al, Pursuant to Chapter 11 of the Bankruptcy Code (the “Plan”), a copy of which is attached hereto as Exhibit A. All capitalized terms used herein and not otherwise defined herein shall have the meanings given to them in the Plan.

WHEREAS, this Position Holder Trust is being created, and this Position Holder Trust Agreement will become effective, in accordance with the Plan, as of the Effective Date of the Plan provided for in the Plan, which is the Effective Date set forth above.

WHEREAS, pursuant to the Plan, each Current Position Holder had the opportunity to elect to be treated as a Continuing Position Holder with respect to each one (or more, up to all) of the Fractional Positions held in its name as of the Voting and Election Record Date, subject to the terms and conditions of the Plan and this Position Holder Trust Agreement, including the contribution of a portion of each such Fractional Position to the Position Holder Trust (such portion comprising a Continuing Position Holder Contribution and a Contributed Position) in exchange for a Position Holder Trust Interest. A Current Position Holder who is a Fractional Interest Holder and did not make any affirmative Election with respect to a Fractional Position shall be deemed to have elected treatment as a Continuing Fractional Holder with respect thereto, subject to the terms and conditions of the Plan and this Position Holder Trust Agreement, including the Continuing Position Holder Contribution.

WHEREAS, pursuant to the Plan, each Current Position Holder had the opportunity to alternatively elect to have each one (or more, up to all) of the Fractional Positions held in its name contributed to the Position Holder Trust (each Fractional Position contributed to the

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Position Holder Trust comprising a Contributed Position) and be treated as an Assigning Position Holder, and become a beneficiary of the Position Holder Trust, with respect to each such Contributed Position. A Current Position Holder that is an IRA Holder who did not make any affirmative Election with respect to a Fractional Position shall be deemed to have elected treatment as an Assigning Position Holder with respect thereto, subject to the terms and conditions of the Plan and this Position Holder Trust Agreement, and the Fractional Position shall become a Contributed Position and be contributed to the Position Holder Trust as provided herein and in the Plan. In addition, if (a)(i) any Current Position Holder that makes a Continuing Holder Election with respect to a Fractional Position does not pay any required Catch-Up Payment or pays the Premium Advance included in a Pre-Petition Default Amount relating to the Fractional Position but does not pay any remaining balance of the Pre-Petition Default Amount, by the due date set forth in the Plan, or (ii) any Continuing Fractional Holder commits a Payment Default with respect to any premium payment due with respect to any Fractional Interest after the Effective Date, then (b)the Current Position Holder or Continuing Fractional Holder, as the case may be, (i) shall be deemed to have elected treatment as an Assigning Position Holder with respect thereto, subject to the terms and conditions of the Plan and this Position Holder Trust Agreement, and the Fractional Position shall become a Contributed Position and be contributed to the Position Holder Trust, and (ii) shall receive in exchange therefor, a Position Holder Trust Interest, all as provided herein and in the Plan.

WHEREAS, pursuant to the Plan, Current Position Holders (with a few exceptions set forth in the Plan) had the opportunity to alternatively elect to rescind the transaction pursuant to which each one (or more, up to all) of the Fractional Positions held in its name was purchased and elect to be treated as a Rescinding Position Holder with respect to the Fractional Position and become a beneficiary of the Creditors’ Trust with respect thereto. Rescinding Position Holders will not be beneficiaries of the Position Holder Trust on account of such claims.

WHEREAS, pursuant to the Plan, an IRA Holder entitled to treatment as a Continuing Position Holder or an Assigning Position Holder shall receive, in lieu of an interest in the Position Holder Trust, an interest in the IRA Partnership entitling the holder of such interest to participate in the distributions from the Position Holder Trust by means of the IRA Partnership’s beneficial interest in the Position Holder Trust, as provided under the Plan and this Position Holder Trust Agreement.

WHEREAS, pursuant to the Plan and the Confirmation Order, Debtor, the IRA Partnership, the Continuing Fractional Holders and the Assigning Fractional Holders (collectively, “Settlor”) desire (or in certain instances are required or deemed by the Plan) (i) to contribute and assign the Position Holder Trust Assets to the Position Holder Trust, and (ii) to have the Position Holder Trust issue Position Holder Trust Interests in exchange therefor as provided in the Plan and set forth in this Position Holder Trust Agreement.

WHEREAS, the Position Holder Trust is intended to qualify as a liquidating trust treated as a grantor trust within the meaning of Treasury Regulations Section 301.7701-(4)(d) and is established for the purpose of administering, preserving and liquidating the Position Holder Trust Assets as described herein, for the benefit of the Position Holder Trust Beneficiaries, and distributing the proceeds of liquidation of the Position Holder Trust Assets contributed to the

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Position Holder Trust, along with any distributions received from the Creditors’ Trust in accordance with the terms and conditions of the Creditors’ Trust Agreement.

WHEREAS, the foregoing Recitals are incorporated into and are a part of this Position Holder Trust Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I.

ESTABLISHMENT OF THE POSITION HOLDER TRUST

1.1          Beneficiaries of Position Holder Trust. The Position Holder Trust Beneficiaries shall be (i) the Assigning Fractional Holders and the Continuing Fractional Holders entitled to receive Position Holder Trust Interests pursuant to the Plan and this Position Holder Trust Agreement, (ii) the IRA Partnership with regard to (a) all Position Holder Trust Interests it is entitled to receive pursuant to the Plan and this Position Holder Trust Agreement, and (b) any Position Holder Trust Interests it is entitled to receive (for the benefit of Creditors’ Trust Beneficiaries) pursuant to Section 1.2(c) of this Position Holder Trust Agreement and Section 3.2(c) of the Creditors’ Trust Agreement, and (iii) Creditors’ Trust Beneficiaries entitled to receive Position Holder Trust Interests pursuant to Section 1.2(c) of this Position Holder Trust Agreement and Section 3.2(c) of the Creditors’ Trust Agreement. The Position Holder Trust Interest registered in the name of each Assigning Fractional Holder, each Continuing Fractional Holder or the IRA Partnership with respect to each Contributed Position shall be calculated (and expressed in “Units”) as provided in Section 3.3(c) herein and in Section 5.05 of the Plan. The Position Holder Trust Beneficiaries shall have no liability for the debts and other obligations of the Position Holder Trust and shall bear no expenses in connection with the organization and administration of the Position Holder Trust.

1.2          Establishment of Position Holder Trust.

(a)          Debtor, the IRA Partnership and the Trustee hereby execute this Position Holder Trust Agreement as required by the Plan to govern the Position Holder Trust for the benefit of the Position Holder Trust Beneficiaries. Settlor has, or pursuant to the Plan is deemed to have, transferred, assigned and contributed, and Debtor and the IRA Partnership each to the extent of its interest does by these presents transfer, assign and contribute, unto the Trustee, the Position Holder Trust Assets detailed on Exhibit B attached hereto, receipt of which is hereby acknowledged by the Trustee.

(b)          Following the Effective Date, additional Position Holder Trust Assets shall be transferred, assigned and contributed to and vested in the Position Holder Trust as provided in Section 5.02(b) of the Plan, and Recovered Assets (as defined below) may be transferred, assigned and contributed to the Position Holder Trust pursuant to Section 1.2(c) of this Position Holder Trust Agreement and Section 3.2(c) of the Creditors’ Trust Agreement. The Trustee shall cause the Servicing Company to prepare an amended Exhibit B based on the Post- Effective Adjustment Report delivered to the Trustee by the Servicing Company, and

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periodically thereafter, to reflect additional Position Holder Trust Assets and any Recovered Assets contributed to the Position Holder Trust after the Effective Date. The Position Holder Trust Assets, and any Recovered Assets, shall be held, administered and distributed as a trust for the uses and purposes hereinafter set out, subject to and in accordance with the terms and conditions of the Plan.

(c)          If in the course of prosecuting the Causes of Action assigned to it, or as part of any Fair Funds to be contributed to it by the SEC, the Creditors’ Trust is entitled to receive an assignment or other transfer of any Fractional Positions, New Interests or New IRA Notes (collectively, “Recovered Assets”), the Creditors’ Trustee shall direct that the assignment or transfer of the Recovered Assets be made to the Position Holder Trust, and in exchange therefor, the Position Holder Trust shall issue the number of Units of Position Holder Trust Interest calculated as provided in Section 3.3(c) herein, as follows: (i) to each Creditors’ Trust Beneficiary who is not an IRA Holder, its Pro Rata Share of the total number of Units, and (ii) to the IRA Partnership, a Pro Rata Share of the total number of Units equal to the aggregate Pro Rata Share of the Creditors’ Trust Interests held by all IRA Holders. The distributions that will be made on any such Position Holder Trust Interests shall be limited to Distributable Cash (as defined in Section 3.3) generated by the Recovered Assets, and shall be subject to the limitations set forth in Section 3.3. Upon its receipt of any such Position Holder Trust Interests, the IRA Partnership shall issue the number of Units of IRA Partnership Interest calculated as provided in the IRA Partnership Agreement, allocated pro rata to the Creditors’ Trust Beneficiaries who are IRA Holders.

1.3         Purpose of Position Holder Trust. The primary purpose of this Position Holder Trust is to liquidate the Position Holder Trust Assets in a manner calculated to conserve, protect and maximize the value of the Position Holder Trust Assets and distributions to Position Holder Trust Beneficiaries in accordance with the terms of the Plan and this Position Holder Trust Agreement, and distribute the proceeds of the Position Holder Trust Assets, along with any distributions received as the residual beneficiary of the Creditors’ Trust and the proceeds of any Recovered Assets assigned to the Position Holder Trust as a result of prosecution of the Causes of Action assigned to the Creditors’ Trust or as part of any Fair Funds to be contributed to it by the SEC, to the Position Holder Trust Beneficiaries, including the IRA Partnership. The Position Holder Trust shall be established as a liquidating trust treated as a grantor trust within the meaning of Treasury Regulations Section 301.7701-(4)(d). No objective or authority of the Position Holder Trust shall be to continue or engage in the conduct of a trade or business, except to the extent reasonably necessary to, and consistent with, the liquidating purpose of the Position Holder Trust.

1.4          Position Holder Trust Interests; Restrictions on Transferability.

(a)          “Position Holder Trust Interests” shall mean the Units of beneficial interest in the Position Holder Trust registered in the name of each Position Holder Trust Beneficiary. The number of Position Holder Trust Interests registered in the name of each Position Holder Trust Beneficiary as of the Effective Date shall be that number of units set forth opposite the Position Holder Trust Beneficiary’s name on Exhibit C attached hereto, as Exhibit C may be amended from time to time hereafter as provided in Section 8.1 hereof. The number of Position Holder Trust Interests held by a particular Position Holder Trust Beneficiary shall be

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determined, and subject to adjustment, as provided in Section 5.05 of the Plan. The Trustee shall maintain, or cause to be maintained, a register of the names, addresses, and number of Units owned of record by each of the Position Holder Trust Beneficiaries, and upon request, shall issue certificates representing some or all Units of Position Holder Trust Interest registered in the name of a Position Holder Trust Beneficiary.

(b)          A Position Holder Trust Beneficiary may assign (by sale, gift or other form of transfer) all or any part of its Position Holder Trust Interest only in accordance with the provisions set forth below. Any assignment by a Position Holder Trust Beneficiary of any Position Holder Trust Interest shall be (i) made by a written instrument, duly executed by the assignor and the assignee, in form satisfactory to the Trustee and the Servicing Company (as defined in Section 9.1 below), the terms of which are not in contravention of this Agreement, and (ii) accompanied by an opinion of counsel satisfactory to the Trustee and the Servicing Company that such sale may be made pursuant to an exemption under all applicable federal and state securities laws, and without causing the Position Holder Trust to be required to register as an investment company under the Investment Company Act of 1940, as amended; provided, however, that if the proposed assignment is to a Permitted Transferee, in lieu of the opinion described in clause (ii), the assignment shall be accompanied, if requested by the Trustee in his sole discretion, by an opinion of counsel in form and substance satisfactory to the Trustee in his sole discretion, and accompanied by such supporting documentation as he may reasonably request to evidence the transfer and the transferee’s status as a Permitted Transferee. An assignee of a Position Holder Trust Interest shall be entitled to receive allocations and distributions attributable to such interest from and after the date of such assignment; provided, however, that any assignment made in contravention of this Section 1.4(b) shall be void ab initio and shall not be registered or effective for any purpose. Assignments made pursuant to this Section 1.4(b) shall be made effective only as of the next June 30 or December 31 to occur after the date the assignment documentation (in proper form) is received by the Servicing Company. Notwithstanding the foregoing, (i) no Position Holder Trust Beneficiary shall assign all or any part of its Position Holder Trust Interest(s) if (x) such assignment would not comply with any federal or state securities laws, (y) such assignment would subject the Position Holder Trust to additional regulatory requirements (including those under the Securities Act of 1933, as amended, the Investment Company Act of 1940, as amended, or the Investment Advisers Act of 1940, as amended) or (z) such assignment would cause the Position Holder Trust to become a publicly traded partnership within the meaning of Section 7704(b) of the Internal Revenue Code or otherwise become an association taxable as a corporation, (ii) none of the Position Holder Trust, the Trustee and the Servicing Company shall be under any obligation, and no Position Holder Trust Beneficiary shall have any right to require the Position Holder Trust, the Trustee or the Servicing Company, to file any registration statement pursuant to the Securities Act of 1933, as amended, or any other federal or state securities law to facilitate any sale or other assignment, (iii) none of the Position Holder Trust, the Trustee, the Servicing Company or any Position Holder Trust Beneficiary (including the IRA Partnership) may list the Position Holder Trust Interests on any securities market, exchange or interdealer quotation system (or substantial equivalent thereof) nor take any action, directly or indirectly, to develop a trading market for the Position Holder Trust Interests, and (iv) none of the Position Holder Trust, the Trustee, the Servicing Company or any Position Holder Trust Beneficiary (including the IRA Partnership) may act as a broker or dealer with respect to any Position Holder Trust Interest or otherwise facilitate, accept any commission or other compensation, or collect and disseminate any

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information, in connection with any trading activities relating to the Position Holder Trust Interests (other than overseeing maintenance of the transfer register and related processes).

ARTICLE II.

DURATION AND TERMINATION OF POSITION HOLDER TRUST

2.1         Duration. This Trust shall terminate upon the first to occur of the following: (a) ten (10) years after the Effective Date or (b) upon the liquidation of all of the Position Holder Trust Assets and the distribution of all of the property in the General Account in accordance with Section 3.2(b) and 3.3(b) hereof; provided, however, that the Trustee may extend the duration of the Position Holder Trust one or more times (not to exceed a total of four extensions, unless the Trustee receives a favorable ruling from the IRS that any further extension would not adversely affect the status of the Position Holder Trust as a grantor trust for federal income tax purposes) for a finite period, not to exceed five (5) years for each extension, if the Position Holder Trust Assets have not been liquidated or if the Trustee determines that such extension is in the best interests of the Position Holder Trust and the Position Holder Trust Beneficiaries. Such extensions must be approved by the Bankruptcy Court no more than six (6) months prior to the beginning of the extended term and no later than the beginning of the extended term with notice thereof to all of the Position Holder Trust Beneficiaries as of the date the extension is approved.

2.2         Distributions Upon Termination.

(a)          Within a reasonable time after the date of termination, the Trustee shall distribute, in accordance with all applicable laws, any Position Holder Trust Assets still held by the Position Holder Trust and the property in the General Account remaining after the payment of all expenses of the Position Holder Trust, to the Position Holder Trust Beneficiaries in proportion to each Position Holder Trust Beneficiary’s respective Pro Rata Share (as defined in Section 3.2 below) of the assets remaining in the Position Holder Trust upon termination.

(b)          If necessary to effectuate this Section 2.2, the Trustee shall (a) cease paying premiums on all Policies still in force as of the date of termination and release all funds held in the Premium Reserve Account and any Additional Reserve Account(s) to be included in the final distribution, (b) apply all funds held in the other Dedicated Accounts as provided in the Plan and the other Plan Documents, and release any excess funds to be included in the final distribution, (c) follow the procedure set forth in Section 12.09(d) of the Plan for any Policy with respect to which there are any Continuing Fractional Holders of Continued Positions relating to the Policy, and offer to transfer the Beneficial Ownership in any Policy held by the Position Holder Trust to the relevant Continuing Fractional Holders, and (d) if the preceding clause (c) applies to any Policy and the relevant Continuing Fractional Holders do not pay any premiums due, or agree in writing within the 120-day period provided for in Section 12.09(d) of the Plan to pay future premiums on the Policy when they become due, the Trustee shall attempt to sell the Policy as promptly as practicable, and in any event within 120 days after the 120-day period provided for in Section 12.09(d) of the Plan, and include any proceeds of any such sale in the final distribution. Any Policy that the Trustee attempts to sell and is not able to sell in accordance with the preceding sentence shall be surrendered to the issuing insurance company, unless the Policy lapses during the effort to sell it.

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(c)          Notwithstanding any other provision of this Position Holder Trust Agreement, no distribution of less than twenty-five dollars ($25.00) allocated to any Position Holder Trust Beneficiary (including the IRA Partnership) shall be made to such beneficiary, and such distribution of less than twenty-five dollars ($25.00) shall be reallocated and distributed Pro Rata to other Position Holder Trust Beneficiaries.

ARTICLE III.

ADMINISTRATION OF TRUST ESTATE

3.1          General Account.

(a)          The Trustee shall establish a general account (the “General Account”), and the Trustee shall have exclusive control and sole right of withdrawal with respect to the General Account in accordance with this Position Holder Trust Agreement. All monies and other property deposited or held from time to time in the General Account shall be held by the Trustee for the exclusive benefit of the Position Holder Trust Beneficiaries and such other Persons, including Continuing Position Holders, entitled to payments or distributions therefrom and shall be distributed, or used to pay expenses relating to the administration of the Position Holder Trust as expressly provided herein, all in accordance with the terms of this Position Holder Trust Agreement.

(b)          The Trustee shall deposit in the General Account, promptly upon receipt, (1) all proceeds received by the Position Holder Trust resulting from the Position Holder Trust Assets, except to the extent deposited into one of the Dedicated Accounts (as defined below) in accordance with Section 3.2, and (2) all payments with respect to any investment of amounts held in the General Account. Any investment of property held in the General Account shall be made solely in deposits in banks or savings institutions, or temporary investments such as short-term certificates of deposit or U.S. Treasury bills. Once such amounts are so invested, the Trustee shall not sell or otherwise liquidate the investment until such time as such funds are (1) needed to pay expenses incurred in administering the Position Holder Trust pursuant to the Trustee’s monthly plan and budget approved by the Trust Board (as defined below), or any expenses incurred pursuant to Section 6.10 or 7.10 of this Position Holder Trust Agreement, or (2) available to be distributed pursuant to this Position Holder Trust Agreement; provided, however, that the Trustee may liquidate such investments if the Trustee determines in his or her discretion that such liquidation is necessary to protect the Position Holder Trust from loss on the amounts invested. Notwithstanding the foregoing, and subject to Sections 3.2 and 3.3 below, the Position Holder Trust shall not receive or retain cash or cash equivalents in excess of a reasonable amount necessary to meet claims and contingent liabilities (including disputed claims), to pay expenses of administering the Position Holder Trust, or to maintain the value of the Position Holder Trust Assets during liquidation.

3.2         Dedicated Custodial Accounts. The Trustee shall establish and maintain segregated custodial accounts to hold different categories of funds as set forth in Section 3.2(b) (collectively, the “Dedicated Accounts”). The Trustee shall have exclusive control and sole right of withdrawal with respect to each of the Dedicated Accounts in accordance with this Position Holder Trust Agreement. All monies and other property deposited or held from time to

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time in each of the Dedicated Accounts shall be held by the Trustee for use as provided in the Plan, this Position Holder Trust Agreement and the other Plan Documents, for the exclusive benefit of the Position Holder Trust Beneficiaries and such other Persons, including Continuing Position Holders, entitled to payments or distributions therefrom, and shall be used or distributed in accordance with the terms of the Plan, this Position Holder Trust Agreement and the Escrow Agreement.

(b)          The Dedicated Accounts shall include the following accounts:

(i)          The Maturity Escrow Account.

(ii)         The Fractional Holders’ Premium Reserve Escrow Account.

(iii)        An account to hold all of the Position Holder Trust’s Premium Reserves, including the Escrowed Funds contributed to the Position Holder Trust on or as of the Effective Date and additional Premium Reserves established after the Effective Date (the “Premium Reserve Account”). In furtherance of the Position Holder Trust’s obligations under the Plan and this Position Holder Trust Agreement, the Trustee shall establish and maintain, from and after the Effective Date, additional Premium Reserves, as defined and provided in the Plan, to pay premiums relating to the Distressed Policies included in the Position Holder Trust Assets.

(iv)        An account to hold the proceeds of the New IRA Note Collateral contributed to the Position Holder Trust (the “The New IRA Note Sinking Fund Account”), until the aggregate amount required by the New IRA Note Collateral Documents has been deposited into the account.

(v)         In furtherance of the Position Holder Trust’s obligations under the Plan and this Position Holder Trust Agreement, the Trustee shall establish and maintain, from and after the Effective Date, such other account(s) to hold reserves determined by the Trustee to be necessary for purposes of the liquidation of the Position Holder Trust Assets, including payment of expenses incurred in the administration of the Position Holder Trust, in accordance with the terms of the Plan and this Position Holder Trust Agreement (each an “Additional Reserve Account”) as the Trustee, in the sole discretion of the Trustee, determines are necessary or advisable to effectuate the purposes of the Position Holder Trust.

(c)           The Trustee shall deposit into each Dedicated Account, promptly upon receipt, (1) all funds required to be deposited into the account by the terms of the Plan, this Position Holder Trust Agreement, the Maturity Funds Collateral Agreement or the New IRA Note Collateral Documents, and (2) all payments with respect to any investment of such deposited amounts. Except as otherwise provided in an Exhibit to this Position Holder Trust Agreement included in the Plan Supplement, any investment of property held in any Dedicated Account shall be made solely in one or more of the following: (A) deposits in banks or savings institutions, (B) temporary investments such as short-term certificates of deposit or U.S. Treasury bills, or (C) any government money market mutual fund that invests 99% or more of its total assets in short-term obligations backed by the full faith and credit of the U.S. Government.

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Once such amounts are so invested, the Trustee shall not sell or otherwise liquidate the investment until such time as (1) the funds in the Dedicated Account are needed and used to pay premiums, interest on New IRA Notes or other amounts payable by the Position Holder Trust pursuant to the Plan, this Position Holder Trust Agreement, the New IRA Note Collateral Documents or any other Plan Document, or to pay expenses incurred in administering the Position Holder Trust pursuant to the Trustee’s monthly plan and budget approved by the Trust Board, or (2) the Trustee has determined that the reserve represented by the funds in the account is no longer necessary for the purposes for which the reserve was established, and the funds are available to be distributed pursuant to this Position Holder Trust Agreement; provided, however, that the Trustee may (A) sell or otherwise liquidate any investment(s) if it is replaced by another investment(s) that satisfies the requirements of this subsection 3.2(c), and (B) liquidate any such investment(s) if the Trustee determines in his or her discretion that such liquidation is necessary to protect the Position Holder Trust from loss on the amounts invested.

3.3          Distributions During the Term of the Position Holder Trust.

(a)           The Trustee shall distribute at least annually to the Position Holder Trust Beneficiaries all of the Distributable Cash (as defined below) generated by the Position Holder Trust Assets and any Recovered Assets during each calendar year. All distributions shall be made in proportion to each Position Holder Trust Beneficiary’s respective Pro Rata Share (as defined below); provided, however, that Distributable Cash generated by any Recovered Assets shall be distributed to the Creditors’ Trust Beneficiaries and the IRA Partnership (for the benefit of Creditors’ Trust Beneficiaries) entitled to receive Position Holder Trust Interests in exchange for Recovered Assets pursuant to Section 1.2(c) hereof, in proportion to each such Holder’s respective Pro Rata Share, until such Creditors’ Trust Beneficiaries shall have received distributions from the Creditors’ Trust, and from the Position Holder Trust in respect of such Position Holder Trust Interests, in an aggregate amount equal to their Maximum Claim Amounts (as defined in the Creditors’ Trust Agreement).

(b)           “Distributable Cash” means:

(i)            the sum of (A) all net cash flow generated by liquidation through maturity of Policies included in the Position Holder Trust Assets, and the services provided by the Servicing Company (for so long as it is owned by the Position Holder Trust) in connection with servicing and administering the Policies until they are liquidated, plus (B) all net proceeds from the sale or liquidation of Position Holder Trust Assets (including from any sale of the Servicing Company or its assets), plus (C) all net cash flow generated by any Recovered Assets, minus

(ii)            the sum of (A) all costs and expenses incurred by the Trustee and the Position Holder Trust in accordance with the Plan and this Position Holder Trust Agreement, plus (B) the amount necessary to fund all of the Dedicated Accounts and reserves established in accordance with this Position Holder Trust Agreement, plus (C) the amount necessary to provide funding to the Creditors’ Trust as provided in the Plan, and set forth in an Exhibit to this Position Holder Trust Agreement included in the Plan Supplement.

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(c)           A Position Holder Trust Beneficiary’s respective “Pro Rata Share” means the ratio, expressed as a percentage, of (i) the number of Position Holder Trust Interests (Units) of which such Position Holder Trust Beneficiary is the registered owner, to (ii) the total number of Position Holder Trust Interests (Units) outstanding as of the measurement date. Units will be issued on the basis of one (1) Unit for each $1 of death benefit payable associated with the Beneficial Ownership related to each Contributed Position (which shall be reduced, if appropriate, as provided in Section 5.02(c) of the Plan); provided, however, that any incremental aggregate death benefit related to all Contributed Positions contributed by any Position Holder Trust Beneficiary of $0.50 or greater will be rounded up to the next whole $1, and any incremental aggregate death benefit related to all Contributed Positions contributed by any Position Holder Trust Beneficiary of $0.49 or less will be disregarded; and provided further, that for purposes of allocating Distributable Cash generated by Recovered Assets to be distributed to Creditors’ Trust Beneficiaries and the IRA Partnership (for the benefit of Creditors’ Trust Beneficiaries) as provided in Section 3.3(a) above, “Pro Rata Share” means the ratio, expressed as a percentage, of (i) the number of Position Holder Trust Interests (Units) of which each such Creditors’ Trust Beneficiary or the IRA Partnership, as the case may be, is the registered owner, to (ii) the total number of Position Holder Trust Interests (Units) issued in exchange for Recovered Assets and outstanding as of the measurement date.

(d)           Notwithstanding the foregoing, the Trustee may retain in reserve an amount of the distributions otherwise required under this Section 3.3 reasonably necessary to maintain the value of the Position Holder Trust Assets remaining in the Position Holder Trust or to meet claims and contingent liabilities (including disputed claims), including without limitation all amounts necessary to fund the reserves to be held in the Dedicated Accounts established pursuant to Section 3.2 above.

3.4          Reports.

(a)           The Trustee shall maintain good and sufficient books and records of account relating to the Position Holder Trust Assets, the General Account, the Dedicated Accounts, the account maintained under the Account Control Agreement (as defined in the Servicing Agreement), the management of all of the foregoing, all transactions undertaken by the Trustee, all proceeds and net cash flow generated by the Position Holder Trust Assets, all expenses incurred by or on behalf of the Position Holder Trust, and all distributions either contemplated or effectuated under this Position Holder Trust Agreement.

(b)           During any period for which the Position Holder Trust is subject to the reporting requirements under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), the Trustee shall cause the Trust to provide to each Position Holder Trust Beneficiary a copy of (or electronic access to) all quarterly and annual reports filed by the Position Holder Trust pursuant to the reporting requirements under the Exchange Act.

(c)           Not later than 120 days after the end of each fiscal year for which the Position Holder Trust is not subject to the reporting requirements under the Exchange Act, the Trustee shall furnish to each Position Holder Trust Beneficiary a written statement indicating (i) the assets and liabilities of the Position Holder Trust at the end of such fiscal year and the receipts and disbursements of the Position Holder Trust for such fiscal year, (ii) any changes in

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the Position Holder Trust Assets which have not been previously reported, and (iii) any Position Holder Trust Interests issued after the Effective Date or the date of the most recent report provided under this Section 3.4(c).

(d)           The fiscal year of the Position Holder Trust shall end on the last day of December of each year unless some other fiscal year-end date is required by applicable law and is permissible under the Internal Revenue Code.

ARTICLE IV.

POWERS OF AND LIMITATIONS ON THE TRUSTEE

4.1          General Powers of Trustee. The Trustee shall administer and manage the Position Holder Trust Assets consistent with the terms of the Plan and this Position Holder Trust Agreement, make timely distributions, and not unduly prolong the duration of the Position Holder Trust. Subject to the express limitations contained in this Position Holder Trust Agreement, including but not limited to Sections 4.2 and 7.6 of this Agreement, the Trustee shall have, in addition to any powers conferred by other provisions of this Position Holder Trust Agreement and the Plan, the power to take any and all actions as, in the sole discretion of the Trustee, are necessary or advisable to effectuate the purpose of the Position Holder Trust, including the following powers:

(a)           To hold (or designate the record holder of) legal title to any and all rights of the Position Holder Trust in or arising from the Position Holder Trust Assets, including, without limitation, legal title to the Policies and the right to designate the Policy beneficiary;

(b)           To hire, manage, direct, and terminate his own professionals, including but not limited to, general or special Trust counsel or litigation counsel, experts, consultants, accountants, and financial advisors, subject to the budget approved by the Trust Board as provided below.

(c)           To collect and receive any and all money and other property belonging to the Position Holder Trust;

(d)           To prepare, file, assert, commence and prosecute any and all litigation as the Trustee may determine in his reasonable discretion to be of value and benefit to the Position Holder Trust and the Position Holder Trust Beneficiaries;

(e)           To pay premiums associated with the Position Holder Trust Assets, and as otherwise provided in the Plan and this Position Holder Trust Agreement;

(f)            To take actions necessary to undertake and comply with the various responsibilities and duties imposed on the Trustee under the Plan;

(g)           To maintain basic services to be performed by, and servicing standards required of, the Servicing Company under the Servicing Agreement any time that the Servicing Agreement is amended or replaced, or assumed by any successor Servicing Company;

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(h)           To invest or reinvest property held in the General Account and the Dedicated Accounts as provided in Section 3.1(b) and Section 3.2(c) hereof and to cause such investments, or any part thereof, to be registered and held in its name, as Trustee; provided, however, that the Trustee shall have no power to undertake any business or investment activities that would cause the Position Holder Trust to fail to be classified as a liquidating trust for federal income tax purposes pursuant to Section 301.7701-4(d) of the Treasury Regulations, or that would require the Trust to register as an investment company under the investment Company Act of 1940, as amended (the “Investment Company Act”);

(i)            To engage employees, agents and professional Persons, to assist the Trustee with respect to its responsibilities, and to pay compensation and other expenses as required or permitted by the Plan or this Agreement;

(j)            To file or cause to be filed all required federal, state, local and foreign tax filings of the Position Holder Trust, make tax elections, if any, available to the Position Holder Trust under federal, state, local or foreign law, and prepare applications for rulings or other administrative determinations from federal, state, local and foreign tax authorities as may be reasonably necessary to determine the tax liabilities of the Position Holder Trust or the Position Holder Trust Beneficiaries;

(k)           To obtain insurance coverage with respect to its liabilities and obligations as Trustee, and the liabilities and obligations of the members of the Trust Board, under this Position Holder Trust Agreement (in the form of an errors and omissions policy or otherwise);

(l)            To exercise such other powers as may be vested in or assumed by the Trustee pursuant to the Position Holder Trust Agreement and applicable law as may be necessary and desirable to carry out the provisions of the Plan, this Position Holder Trust Agreement and applicable law;

(m)           To accept conveyances of Recovered Assets and register the issuance of Position Holder Trust Interests in exchange therefor as provided in Section 1.2(c); and

(n)           To engage an Affiliate of the Trustee, or any partnership, corporation, trust, or other entity in which the Trustee may have an interest, to the same extent and manner and for the same trust purposes as herein provided in respect of transactions with disinterested parties, except to the extent that the Texas Trust Code or its successor statute, or any other applicable law, may expressly prohibit Settlor from authorizing any corporate Trustee serving hereunder from engaging in any such transaction. The provisions of this paragraph are made in full realization that said Trustee may be a partner, officer, director, member, or stockholder in any such entity and no principle or rule relating to self-dealing or divided loyalty shall be applied to any act of said Trustee, but said Trustee shall be held to the same standard of liability in respect of such transactions as in respect of transactions with disinterested Persons.

4.2          Limitations on Trustee. The Trustee shall carry out the purposes of the Position Holder Trust and the directions contained herein, and shall not at any time, on behalf of the Position Holder Trust or the Position Holder Trust Beneficiaries, (a) enter into or engage in any business, (b) assume any liabilities, of any Person or entity, other than liabilities of Debtor

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expressly assumed by the Position Holder Trust as provided in the Plan, or (c) take any action requiring the consent of the Trust Board as provided in Section 7.6(c) without first obtaining such consent in accordance with this Position Holder Trust Agreement. No part of the Position Holder Trust Assets or the proceeds, revenue or income therefrom shall be used or disposed of by the Trustee in furtherance of any business, except to the extent necessary to and consistent with the liquidating purpose of the Position Holder Trust. The Trustee shall make continuing efforts to liquidate the Position Holder Trust Assets and maximize the distributions to Position Holder Trust Beneficiaries in accordance with the Plan and this Position Holder Trust Agreement, make timely distributions, and not unduly prolong the duration of the Position Holder Trust.

4.3          Investment Power. The investment power of the Trustee, other than that reasonably necessary to hold and maintain the value of the Position Holder Trust Assets, and further the liquidating purpose of the Position Holder Trust, shall be limited to the power to invest the property in the General Account and the Dedicated Accounts as set forth in Section 3.1 and Section 3.2, respectively.

4.4          Additional Powers of Trustee. Subject to the express limitations contained herein, the Trustee shall have, and may exercise all powers now or hereafter conferred on trustees by the laws of the State of Texas; provided, however, that the powers conferred by this Section 4.4 are conferred and may be exercised only and solely within the limitations and for the limited purposes imposed and expressed in the Plan and this Position Holder Trust Agreement.

4.5          Tax and Reporting Duties of the Trustee. The Trustee shall be responsible for all tax and other matters as set forth in Article V of this Position Holder Trust Agreement.

4.6          Dispute Resolution.

(a)           The Trustee shall have the authority, with the consent of the Trust Board to the extent provided in Section 7.6(c), to settle all Holder Disputes without further Bankruptcy Court order. If any Holder Dispute arises, the Holder in question will give written notice of the Holder Dispute to the Trustee, describing the basis for the Holder’s dispute and providing copies of any documents or other written materials supporting the Holder’s position. Prior to commencing any litigation or other proceeding, the Trustee and the Holder will attempt to resolve the Holder Dispute.

(b)           If the Trustee and the Holder are unable to reach an agreed resolution or settlement of such Holder Dispute within 30 days after written notice thereof is given to the Trustee, either party may request that the Holder Dispute be submitted to non-binding mediation conducted by either (i) the Trust Board or (ii) an independent mediator. If mediation does not result in an agreed resolution of the Holder Dispute, such Holder Dispute shall be submitted to the Bankruptcy Court for resolution to give effect to the terms of the Plan and this Position Holder Trust Agreement, and the Bankruptcy Court shall retain jurisdiction for this purpose. If it is determined that the Bankruptcy Court does not have jurisdiction to resolve any Holder Dispute submitted to it, then such Holder Dispute may be submitted to a court of competent jurisdiction for resolution.

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(c)           The Trustee shall provide to the Trust Board a monthly notice of all Holder Disputes arising or resolved and/or settled during the prior month, starting with the first full month after the Effective Date. The Holder and the Position Holder Trust shall each bear all of their own costs and expenses of any dispute resolution, including attorneys’ fees and expenses, unless otherwise agreed or ordered by the Bankruptcy Court or other court of competent jurisdiction.

ARTICLE V.

TAX MATTERS

5.1          Classification of the Position Holder Trust.

(a)            The Position Holder Trust shall be created on the Effective Date as a “liquidating trust” for the purpose of liquidating the Position Holder Trust Assets in accordance with Treasury Regulation Section 301.7701-4(d). The Position Holder Trust will be treated as a grantor trust for federal income tax purposes and, to the extent permitted under applicable law, for state and local income tax purposes. The Position Holder Trust Beneficiaries will be treated as the grantors and owners of their Pro Rata portion of the Position Holder Trust Assets for federal income tax purposes.

(b)           For all federal income tax purposes, all Persons and Entities (including, without limitation, the Reorganized Debtors, the Position Holder Trustee and the Position Holder Trust Beneficiaries, including the IRA Partnership) will treat the transfer and assignment to the Position Holder Trust of the Position Holder Trust Assets and the portion of the Maturity Funds Facility attributable to the Assigning Position Holders and the Continuing Position Holders with respect to their interest in the Position Holder Trust (including the IRA Partnership) as (a) a transfer of the Position Holder Trust Assets and the portion of the Maturity Funds Facility attributable to the Assigning Position Holders and the Continuing Position Holders with respect to their interest in the Position Holder Trust (including the IRA Partnership) directly to the Position Holder Trust Beneficiaries (including the IRA Partnership) in satisfaction of their Allowed Claims (including the Allowed Claims contributed to the IRA Partnership) and the Allowed Claims of the Continuing IRA Holders that were contributed to the Position Holder Trust in exchange for the new IRA Notes followed by (b) the extinguishment of the portion of the Maturity Funds Facility attributable to the Assigning Position Holders and the Continuing Position Holders with respect to their interest in the Position Holder Trust (including the IRA Partnership) and (c) the transfer of the Position Holder Trust Assets by the Position Holder Trust Beneficiaries to the Position Holder Trust in exchange for Position Holder Trust Interests. The deemed transfer of the Position Holder Trust Assets and the portion of the Maturity Funds Facility attributable to the Assigning Position Holders and the Continuing Position Holders with respect to their interest(s) in the Position Holder Trust (including the IRA Partnership) directly to the Position Holder Trust Beneficiaries in satisfaction of their Allowed Claims and the Allowed Claims of the Continuing IRA Holders that were contributed to the Position Holder Trust in exchange for the New IRA Notes will be a taxable exchange. The Position Holder Trust Assets will be valued based on the Allowed Claim amounts and such valuation shall be reported to Position Holder Trust Beneficiaries as provided in Section 3.4 of this Agreement. All parties to the Position Holder Trust (including, without limitation, the Debtors, the Successor Entities and

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all holders of Position Holder Trust Interests and IRA Partnership Interests) should consistently use such valuation for all U.S. federal income tax purposes.

5.2          General Tax Reporting by the Position Holder Trust and the Position Holder Trust Beneficiaries.

(a)           The Trustee shall prepare, consistent with Section 4.1 hereof, and file on behalf of the Position Holder Trust, at the time and in the manner prescribed by the Internal Revenue Code and applicable state and local law, such tax returns and reports as may be required, including but not limited to returns and reports required by Treasury Regulations Section 1.671-4(a). The Position Holder Trust will not pay tax. The Trustee will file a blank IRS Form 1041, “U.S. Income Tax Return for Estates and Trusts,” annually and attach a separate statement to that form, and issue such statement to each beneficiary of the Position Holder Trust (or the appropriate middleman), separately stating such beneficiary’s Pro Rata portion of the Position Holder Trust’s items of income, gain, loss, deduction, and credit. If the grantor statement is issued to an IRA custodian or other middleman, such Person is required to issue the grantor statement to the beneficiary. Each Position Holder Trust Beneficiary (including the IRA Partnership) will be required to include its Pro Rata portion of the Position Holder Trust’s items of income, gain, loss, deduction, and credit in computing its taxable income (or determining allocations to its partners in the case of the IRA Partnership) and pay any tax due, unless its taxable income is allocated to its owners (as will be the case with the IRA Partnership).

(b)           The Position Holder Trust Beneficiaries shall treat on their return any reported item in a manner that is consistent with the treatment of the item on the Position Holder Trust’s return and attached statements. A Position Holder Trust Beneficiary must notify the IRS of any inconsistent treatment. The Position Holder Trustee shall not adopt any position or characterization with respect to the Position Holder Trust, for or relating to tax treatment, that is materially prejudicial to the interests of IRA Holders as a whole, provided however that this provision shall not operate to require the Position Holder Trustee to violate this Position Holder Trust Agreement, the Plan, applicable law or any fiduciary duty he may have to Position Holder Trust Beneficiaries.

(c)           As soon as practicable after the close of each fiscal year, the Trustee shall mail to each of the Position Holder Trust Beneficiaries or the appropriate middleman a statement setting forth the beneficiary’s share of items of income, gain, loss, deduction or credit and such other information as shall be necessary to take the items into account in computing taxable income. The Position Holder Trust’s items of income, gain, loss, deduction or credit will be allocated to the Position Holder Trust Beneficiaries in accordance with their respective Pro Rata Shares.

(d)           Subject to Section 7.6(c), the Position Holder Trust may retain professionals to perform the Trustee’s duties under this Section 5.2 and, may rely upon the performance of such professionals with respect to such duties.

(e)           All trust earnings shall be subject to current taxation, including those earnings held in reserve, if any, for disputed claims.

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5.3          Withholding of Taxes and Other Charges.

(a)           The Position Holder Trust may withhold from any amounts distributable at any time to the Position Holder Trust Beneficiaries such sum or sums as may be necessary to pay any taxes or other charges which have been or may be imposed on the Position Holder Trust or the Position Holder Trust Beneficiaries under the income tax laws of the United States or of any state or political subdivision or entity by reason of any distribution provided for herein, whenever such withholding is required by any law, regulation, rule, ruling, directive or other governmental requirement, and the Trustee, in the exercise of its discretion and judgment, may enter into agreements with taxing or other authorities for the payment of such amounts as may be withheld in accordance with the provisions of this Section 5.3. Notwithstanding the foregoing but without prejudice to the Position Holder Trust’s rights hereunder, the Position Holder Trust Beneficiaries shall have the right with respect to the United States or any state or political subdivision or entity to contest the imposition of any tax or other charge by reason of any distribution hereunder.

(b)           On behalf of the Position Holder Trust Beneficiaries, including the IRA Partnership, the Trustee shall timely make the election out of withholding under Section 3405(b)(2)(A) of the Internal Revenue Code on any death benefits paid to the Position Holder Trust attributable to the Position Holder Trust Assets.

5.4          Other. The Trustee shall file, or cause to be filed, any other statements, returns, or disclosures relating to the Position Holder Trust that are required by any governmental unit or applicable law.

ARTICLE VI.

THE TRUSTEE

6.1          Trustee’s Appointment and Compensation. The individual named as the Trustee on Exhibit D to this Position Holder Trust Agreement, as included in the Plan Supplement and approved (or modified) by the Bankruptcy Court in the Confirmation Order, is hereby appointed as the Trustee, to serve until the Position Holder Trust’s termination or until his earlier death, resignation, Incapacity (as defined below) or removal as provided herein. The Trustee shall receive compensation and expense reimbursement as provided in Exhibit D, as approved by the Bankruptcy Court in the Confirmation Order.

6.2          Resignation. The Trustee may resign as Trustee hereunder by giving not less than ninety (90) days’ prior written notice thereof to the Trust Board (as defined below). Unless the Trustee agrees in writing to continue to serve beyond the date specified in such notice, such resignation shall become effective on the day specified in such notice.

6.3          Removal of Trustee, Appointment of Successor Trustee.

(a)            The Trustee (and any successor Trustee) may be removed at any time as follows:

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(i)            By the vote of four (4) or more members of the Trust Board, with or without Good Cause (as defined below), at any meeting called and held in accordance with the provisions of this Position Holder Trust Agreement.

(ii)           By an order of the Bankruptcy Court for Good Cause (as defined below) after application by one or more Trust Board members and upon notice and a hearing. The Bankruptcy Court shall retain jurisdiction for this purpose.

(iii)          As used herein, “Good Cause” means (A) a breach of trust committed in bad faith, intentionally, or with reckless indifference to the interest of any Position Holder Trust Beneficiary, (B) conviction of any crime (other than traffic violations), or (C) Incapacity (as defined below).

(iv)          As used herein, “Incapacity” means an individual who is considered incapacitated to serve as Trustee due the following: (i) the circumstances reasonably indicate that the Person has disappeared or is unaccountably absent, or (ii) if the person is determined by a court to be incapacitated to handle the person’s own financial affairs, or (iii) if the Person is determined by his or her own physician, or by a Designated Physician (as defined below) to be incapable of conducting normal personal or business affairs in a prudent manner by reason of a medical condition, whether of a traumatic, progressive or intermittent nature. Incapacity to serve as Trustee shall be considered to continue unless and until the original determination or circumstances have changed or been revoked, including, without limitation, by determination of any Designated Physician that the incapacity no longer exists.

(i)           Reasonably promptly following the establishment of the Trust Board, the Trust Board shall establish a standing list of three (3) physicians who may serve as a “Designated Physician” pursuant to this Position Holder Trust Agreement.

(ii)          At the request of the Trust Board, the Trustee shall reasonably promptly submit to an examination by a Designated Physician of the Trustee’s choosing (from the list provided by the Trust Board), for the purpose of evaluating whether the Trustee is incapacitated.

(iii)         Each person who agrees to serve as a Trustee under this Trust Agreement hereby agrees to permit the disclosure of such Designated Physician’s determination of whether such Person has become incapable of conducting normal personal or business affairs in a prudent manner by reason of a medical condition, whether of a traumatic, progressive or intermittent nature, and will sign an appropriate release to permit the same.

(b)          If any member(s) of the Trust Board believes that Good Cause exists to remove the Trustee, the member(s) shall give written notice thereof to the Trustee and all other members of the Trust Board, specifying with particularity the basis on which that belief is based, and including copies of any documents or written materials that support that belief. The notice

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shall also call a meeting of the Trust Board to consider whether Good Cause for removal exists, with the meeting to be held not less than 10 days and not more than 30 days after the notice is given.

(c)           In the event of the resignation, removal, or death of the Trustee, then the Trust Board shall appoint a successor Trustee upon the vote of three (3) or more members.

(d)           In the event a Trustee hereunder ceases to serve for any reason, and a successor Trustee has not been appointed, the Trust Board shall exercise such powers and responsibilities of the Trustee as are strictly necessary for the preservation of the Position Holder Trust Assets and the compliance with all applicable laws and regulations, and such powers and responsibilities shall cease upon the appointment and acceptance of appointment of the Successor Trustee.

(e)            Any successor Trustee appointed hereunder shall execute, acknowledge and deliver to the Bankruptcy Court, the former Trustee (unless deceased), and the Trust Board an instrument duly accepting such appointment and agreeing to be bound by the terms of this Position Holder Trust Agreement, and thereupon such successor Trustee, without further act, deed or conveyance, shall become vested with all the rights, powers, trusts and duties of the Trustee under this Position Holder Trust Agreement.

(f)            In the event of a removal of a Trustee in accordance with Section 6.3(a), the Trust Board shall deliver written notice to the (removed) Trustee, and upon its receipt of same, the removed Trustee shall: (i) cease conducting and transacting any and all business of the Position Holder Trust, and (ii) shall fully, promptly and reasonably cooperate in good faith with the Trust Board and any successor Trustee to transition all affairs and business of the Trust to the successor Trustee, including but not limited to any accounting requested by the successor Trustee.

6.4          Reliance by Trustee. The Trustee may rely, and shall be fully protected personally in acting upon, any resolution, statement, certificate, instrument, opinion, report, notice, request, consent, order, or other instrument or document which the Trustee believes to be genuine and to have been signed or presented by the proper party or parties or, in the case of facsimile transmissions or electronic mail, to have been sent by the proper party or parties, in each case without obligation to satisfy itself that the same was given in good faith and without responsibility for errors in delivery, transmission, or receipt. In the absence of fraud, willful misconduct or gross negligence on the Trustee’s part, the Trustee may rely as to the truth of any statements contained therein in acting thereon. The Trustee may consult with and rely on the advice of legal counsel and such other experts, advisors, consultants or other professionals as shall have been retained pursuant to this Position Holder Trust Agreement and shall be fully protected in respect of any action taken or suffered by them in accordance with the written opinion of legal counsel. Notwithstanding such authority, the Trustee shall be under no obligation to consult with attorneys, accountants or his or her agents, and his or her determination to not do so shall not result in imposition of liability on the Trustee unless such determination is based on willful misconduct, gross negligence or fraud.

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6.5          Standard of Care. Except in the case of a breach of trust committed in bad faith, intentionally, or with reckless indifference to the interest of any Position Holder Trust Beneficiary, the Trustee shall not be liable for any loss or damage by reason of any action taken or omitted by the Trustee pursuant to the discretion, power and authority conferred on the Trustee by this Position Holder Trust Agreement.

6.6          No Liability for Acts of Predecessor Trustees. No successor Trustee shall be in any way liable for the acts or omissions of any predecessor Trustee unless a successor Trustee expressly assumes such responsibility.

6.7          Insurance. The Trustee may purchase, at the expense of the Position Holder Trust, errors and omissions insurance with regard to any liabilities, losses, damages, claims, costs and expenses it may incur, including but not limited to attorneys’ fees, arising out of or due to its actions or omissions or consequences of such actions or omissions, other than as a result of its fraud, gross negligence or willful misconduct, with respect to the implementation of this Position Holder Trust Agreement.

6.8          No Implied Obligations. No Trustee shall be liable for any duties or obligations except for the performance of such duties and obligations as are specifically set forth herein, and no implied covenants or obligations shall be read into this Position Holder Trust.

6.9          No Personal Liability. Any Persons dealing with the Position Holder Trust must look solely to the Position Holder Trust for the enforcement of any claims against the Position Holder Trust or to satisfy any liability incurred by the Trustee to such Persons in carrying out the terms of this Position Holder Trust, and neither the Trustee nor the Settlor or any other Person shall have any personal liability or individual obligation to satisfy any such liability, except to the extent that such liability of the Trustee results from the Trustee’s willful misconduct, gross negligence, or fraud.

6.10         Indemnification. The Position Holder Trust shall indemnify, hold harmless and advance expenses to the Trustee and his or her agents, representatives, professionals, and employees from and against and with respect to any and all liabilities, losses, damages, claims, costs and expenses, including, but not limited, to attorneys’ fees and costs arising out of or due to their actions or omissions, or consequences of such actions or omissions, with respect to the Position Holder Trust; provided, however, that no such indemnification will be made to such Persons for such actions or omissions as a result of such Persons’ willful misconduct, gross negligence or fraud.

6.11         Special Considerations Arising From Related Trust.

(a)            The Position Holder Trust is a residual beneficiary of the Creditors’ Trust that has also been created pursuant to the Plan, and that both the Position Holder Trust and the Creditors’ Trust (i.e., both of the Successor Trusts) were created pursuant to the Plan as necessary parts of the Compromise provided for in the Plan. Accordingly, the Trustee and the Trustee of the Creditors’ Trust shall reasonably cooperate to avoid conflicts between the two trusts and to pursue the overall best interests of the beneficiaries thereof whenever possible. In

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the event that any actual or perceived conflict arises, the matter shall be reported to the Trust Board who shall, in its sole discretion, resolve the conflict by majority vote.

(b)           Consistent with Sections 111.0035 and 114.007 of the Texas Trust Code, and in view of the fact that both the Position Holder Trust and the Creditors’ Trust are necessary and integrated elements of the Plan, which is intended to benefit all beneficiaries of both of the Successor Trusts, in a way that is consistent with the Compromise to the maximum extent possible, it shall be expressly understood that any action taken, or any failure to act, in reliance on this Section 6.11 will not constitute a breach of trust committed in bad faith, intentionally, or with reckless indifference to the interest of any beneficiary of either Successor Trust, or otherwise constitute Good Cause for purposes of Section 6.3. Moreover, nothing in this Section 6.11 shall cause any Person or entity that is not otherwise a Position Holder Trust Beneficiary to become a beneficiary hereof or to grant any other Person or entity rights or obligations to enforce the terms of this Position Holder Trust except as specifically set forth in this Section 6.11. The provisions of this Section 6.11 shall be construed strictly in accordance with the intent of this provision, namely, to authorize the Trustee to act or not act in the limited circumstances set forth in this Section 6.11 for the reasons set forth in paragraph (a) above.

(c)            The Position Holder Trust and Creditors’ Trust, as the Successor Trusts to the Debtors pursuant to the Plan, have a common interest and purpose in liquidating all assets of the Debtors’ estates, which assets have been vested in the Position Holder Trust and Creditors’ Trust under and pursuant to the Plan. Moreover, the Successor Trusts are required to coordinate their efforts as provided in the Plan, this Position Holder Trust Agreement, and the Creditors’ Trust Agreement. As a result, the sharing of information between the Successor Trusts relating to the liquidation of the assets of the Position Holder Trust and Creditors’ Trust is essential to the effective and efficient administration of the Successor Trusts (including but not limited to the development of legal strategies, propounding and responding to discovery, engaging in settlement negotiations, etc.) and the maximization of the assets of the Successor Trusts. Accordingly, in order to maintain and avoid any interference with or waiver of all legally-recognized privileges (including but not limited to the attorney-client privilege, the joint-defense privilege, the common-interest privilege, and the work-product doctrine) that would otherwise protect each party from the compelled disclosure of any confidential or privileged documents or communications exchanged by and between each party and its counsel, this Position Holder Trust Agreement recognizes that: (i) a common interest and/or joint defense privilege applies as between the Position Holder Trustee and Creditors’ Trustee; (ii) the sharing of privileged information by either the Position Holder Trustee or Creditors’ Trustee with the other, is not intended to, and shall not, operate as a waiver of any such privilege; and (iii) their common interest / joint defense privilege may not be waived without the consent of both the Position Holder Trustee and Creditors’ Trustee. With respect to same, the Position Holder Trustee shall endeavor in good faith, to attempt to consensually resolve any potential conflicts that may arise from their common interest or joint defense.

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ARTICLE VII.

POSITION HOLDER TRUST GOVERNING TRUST BOARD

7.1          Creation of Position Holder Governing Trust Board. On the Effective Date, the Position Holder Trust Governing Trust Board (the “Trust Board”) shall be formed and constituted of no more than five individuals, all approved by the Bankruptcy Court prior to the conclusion of the Confirmation Hearing. A list of the initial members of the Trust Board shall be set forth in Exhibit E to this Position Holder Trust Agreement and the Creditors’ Trust Agreement included in the Plan Supplement, subject to Bankruptcy Court approval. The Trust Board shall at all times be identical for both the Creditors’ Trust and the Position Holder Trust. In no event shall the following vacancy, removal, resignation and appointment provisions result in a Trust Board of the Creditors’ Trust that is composed of different individuals than the individuals comprising the Trust Board of the Position Holder Trust.

7.2          Vacancy

(a)            In the event that an approved or proposed member of the Trust Board becomes unable or unwilling to serve after the date the Plan Supplement is mailed but before the Effective Date: (i) the Unsecured Creditors’ Committee shall as soon as reasonably practicable appoint a replacement Trust Board member for a member who is or was formerly a member of the Unsecured Creditors’ Committee, provided the replacement is a Position Holder Trust Beneficiary or a Creditors’ Trust Beneficiary, and is approved by the Bankruptcy Court, and (ii) the Chapter 11 Trustee, in consultation with the Committee and the Plan Supporters, or absent consensus among all such Persons, the Bankruptcy Court, after a hearing upon the motion of any of them, may replace any other Trust Board member with any other independent individual proposed in the motion.

(b)           In the event that after the Effective Date any member of the Trust Board ceases to serve as a result of death, Incapacity, resignation or removal, the vacancy shall be promptly filled by a majority vote of the remaining members of the Trust Board, with input from the Trustee and the Trustee of the Creditors’ Trust. In the event of a tie, the Chairperson (as defined below) of the Trust Board shall have the deciding vote. In the event that after the Effective Date all members of the Trust Board shall all resign or otherwise cease to serve at once, no successor shall be appointed as a result of the foregoing provisions. Instead, the Trustee shall promptly file a motion with the Bankruptcy Court pursuant to which the Bankruptcy Court shall appoint successor members of the Trust Board to fill all five vacancies, upon notice and hearing to the Position Holder Trust Beneficiaries.

7.3          Removal

(a)            A member of the Trust Board may be removed at any time for Good Cause, within the meaning of Section 6.3(a)(iii) as follows:

(i)            By a majority vote of the remaining Trust Board members at any meeting called and held in accordance with the provisions of this Position Holder Trust Agreement and the Creditors’ Trust Agreement.

(ii)           By an order of the Bankruptcy Court after application by (A) one or more Trust Board members, (B) the Trustee, (C) the Trustee of the Creditors’ Trust, (D) registered owners of more than thirty percent (30%) of the Position Holder Trust

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Interests (including for this purpose, (I) registered owners of IRA Partnership Interests corresponding to Position Holder Trust Interests held by the IRA Partnership, and (II) registered owners of New IRA Notes, with the percentage associated with each New IRA Note determined by the amount of Beneficial Ownership pledged as collateral for the New IRA Note), or (E) registered owners of more than thirty percent (30%) of the Creditors’ Trust Interests, and upon notice and a hearing. The Bankruptcy Court shall retain jurisdiction for this purpose.

(b)           At the request of the Trust Board members, any member of the Trust Board shall reasonably promptly submit to an examination by one of the Designated Physicians of such Trust Board member’s choosing for the purpose of evaluating whether the Trustee Board member is Incapacitated, as defined in Section 6.3(a)(iv). Each Person who agrees to serve as a Trust Board member under this Trust Agreement hereby agrees to permit the disclosure of such personal medical information as is relevant to determine whether such Person has become incapacitated to serve as a Trust Board member, and will sign an appropriate release to permit the same.

(c)           If any member(s) of the Trust Board or the Trustee of either the Creditors’ Trust or the Position Holder Trust believes that Good Cause exists to remove any Trust Board member, such Person(s) shall give written notice thereof to the Trustee of both the Creditors’ Trust and the Position Holder Trust and all members of the Trust Board, specifying with particularity the basis on which that belief is based, and including copies of any documents or written materials that support that belief. The notice shall also call a meeting of the Trust Board to consider whether Good Cause for removal exists, with the meeting to be held not less than 10 days and not more than 30 days after the notice is given.

7.4          Chairperson. The Trust Board members shall elect a Chairperson (the “Chairperson”) by majority vote. The Chairperson shall be identical for the Creditors’ Trust and the Position Holder Trust.

7.5          Procedures. The Trust Board shall adopt bylaws that shall provide for the governance of the Trust Board, and shall permit telephonic meetings.

7.6          Function, Duties and Responsibilities. Neither the Trust Board nor any member shall be liable for any duties or obligations except for the performance of such duties and obligations as are specifically set forth herein, and no implied covenants or obligations shall be read into this Position Holder Trust. The Trust Board shall have the following function, duties and responsibilities:

(a)            It shall meet with the Trustee upon such regular basis as the Trust Board and the Trustee deem appropriate, but in no event less frequently than monthly (except as may be unanimously determined otherwise by the Trust Board and Trustee); and

(b)           It shall consult with the Trustee regarding the carrying out of his or her duties, and may specify tasks and duties to be taken by the Trustee in furtherance of the administration of the Position Holder Trust and consistent with the terms of the Plan and this Position Holder Trust Agreement, including (but not limited to) with respect to:

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(i)          Administration of the Trust Estate; and

(ii)         Distributions to Position Holder Trust Beneficiaries.

(c)          In addition, the Trustee shall be required to obtain the consent of a majority of the Trust Board’s members before taking, or refraining from taking, action with regard to certain matters (each a “Major Decision”) as follows:

(i)          Approval of the Trustee’s proposed monthly plan and budget, which shall be submitted by the Trustee reasonably in advance of the meeting at which it will be considered, and which shall be prepared in accordance with Section 7. 9(d) below.

(ii)          Any proposed disposition of Position Holder Trust Assets involving monetary sums exceeding $250,000.

(iii)         Any proposed distribution to Position Holder Trust Beneficiaries on account of their interests; provided, however, that all of the Distributable Cash generated by the Position Holder Trust Assets during each calendar year shall be distributed to the Position Holder Trust Beneficiaries as required by Section 3.3 hereof.

(iv)        Any proposed agreement (excluding any document in connection with the Plan) involving a Trust commitment or obligation exceeding or reasonably expected to exceed $250,000.

(v)         Any proposal to amend the Trust Agreement, the Plan, the Servicing Agreement or the Confirmation Order.

(vi)        Any promissory note to be issued by the Position Holder Trust for borrowing an amount in excess of $100,000; provided however, that this shall not apply to any promissory note or other evidence of indebtedness to be issued pursuant to authority granted under the Plan.

(vii)       Any proposal to pay or borrow any amounts to or from an Affiliate of the Trustee, in excess of $25,000.

(viii)      Any proposal to cease paying premiums on a Policy.

(ix)         Any proposed retention or engagement of professionals as contemplated in Section 4.1(b) of this Position Holder Trust Agreement, provided, however, that consent to such retention or engagement shall not be unreasonably withheld or delayed.

(x)          Any proposal to sell an interest of the Trust in a Policy.

(x)          Any proposed action or transaction within the scope of Section 4.1(d) or (l) of this Position Holder Trust Agreement.

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(xi)         Any proposal to terminate, declare insolvent, or seek to extend the life of the Position Holder Trust.

(d)         In addition to their duties as members of the Trust Board of the Position Holder Trust, the members of the Trust Board shall also serve as members of the Advisory Committee for the IRA Partnership. The Advisory Committee shall have the function, duties and responsibilities set forth in the IRA Partnership Agreement.

7.7          Duration. The Trust Board shall remain in existence until both the Position Holder Trust and the Creditors’ Trust are terminated.

7.8          Compensation and Expenses. The members of the Trust Board and the Chairperson shall receive compensation for their performance of services as members of the Trust Board or Trust Board Chairperson, as the case may be, as follows:

(a)           Trust Board members shall receive an annual compensation set by a supermajority of the Trust Board, but in no event greater than $40,000 per annum, payable in arrears in quarterly installments; provided, however, that the Chairperson may, with the advance approval of at least three (3) other Trust Board members, receive additional annual compensation not to exceed $10,000.

(b)           Trust Board members shall receive reimbursement of reasonable and actual out-of-pocket expenses incurred in performing Trust Board duties. In addition, the Trust Board shall be entitled to retain its own legal counsel and advisors, and the cost of such engagement shall be paid by the Position Holder Trust and/or the Creditors’ Trust, as determined and allocated by the Trust Board (depending on the nature and purpose for which such charges were incurred).

(c)           The compensation set forth above shall be for services as member of the Trust Board and the Advisory Committee or for service as Chairperson for both the Creditors’ Trust and the Position Holder Trust, and such compensation shall be allocated equally between the two Trusts. The Trust Board may by a majority vote elect to change the allocation of compensation between the two Trusts such that one of the two Trusts may pay a greater or lesser percentage of the compensation than the other.

7.9          Meetings and Reports.

(a)           During the first six (6) months following the Effective Date, the Trustee shall meet with the Trust Board at least on a monthly basis, unless the meeting is cancelled by the Trust Board. At such meetings the Trustee shall make available to the Trust Board the Position Holder Trust’s books and records. Thereafter, the Trust Board shall determine, in consultation with the Trustee, whether less frequent meetings are appropriate. Three (3) members of the Trust Board shall constitute a quorum for purposes of meetings of the Trust Board.

(b)           Special meetings may be held as such times as set by the Trust Board, the Chairperson, or requested by the Trustee. The Trustee shall attend such meetings upon reasonable request of the Trust Board or the Trustee.

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(c)           The Trustee shall maintain contemporaneous books and records of all Position Holder Trust’s business, transactions and affairs and shall engage independent accountants to audit the Trust’s financial statements of the Position Holder Trust, including, for so long as at least 50% of the equity of the Servicing Company is owned by the Position Holder Trust, the financial statements of the Servicing Company.

(d)           The Trustee shall provide a monthly report to the Trust Board containing the following information:

(i)            The Distributable Cash generated by operations of the Position Holder Trust during the preceding month and year to date, and all reserves added to the Dedicated Reserves during the relevant period.

(ii)           A statement of cash flows generated by the Servicing Company (for so long as it is owned by the Position Holder Trust) with regard to its operations.

(iii)          A report showing the performance of the Policies.

(iv)          The information contemplated in Section 4.6(c).

(v)           The amount of the proposed annual distribution required under Section 3.3(a) hereof shall be included in the monthly report preceding such annual distribution.

(e)           The Trustee shall provide such other and further reporting, and allow reasonable inspection by the Trust Board of the Position Holder Trust’s offices, books and records, as requested by the Trust Board or Chairperson, from time to time. In addition to other reporting required herein, as soon as practicable after the termination of the Position Holder Trust, the Trustee shall submit a final written report and accounting to the Trust Board.

7.10         Liability; Indemnification. The Trust Board and it members shall be covered by fiduciary insurance maintained by the Position Holder Trust and sufficient to satisfy the Position Holder Trust’s obligations to indemnify the Trust Board and its members set forth herein, including the Position Holder Trust’s obligations to indemnify the Trust Board and its members in their capacity as members of the Advisory Committee. Neither the Trust Board, nor any of its members, nor any duly designated agent or representative of the Trust Board, or its respective employees, shall be liable for the act or omission of any other member, agent or representative of the Trust Board or the Advisory Committee, nor shall any member of the Trust Board be liable for any act or omission taken or omitted to be taken in its capacity as a member of the Trust Board or a member of the Advisory Committee for the IRA Partnership, other than acts or omissions committed in bad faith, intentionally, or with reckless indifference to the interest of any beneficiary. Except in the case of a breach of trust committed in bad faith, intentionally, or with reckless indifference to the interest of any beneficiary, the Trust Board and each of its members shall not be liable for any loss or damage by reason of any action taken or omitted by the Trust Board or the Advisory Committee or any member pursuant to the discretion, power and authority conferred on the Trust Board by this Position Holder Trust Agreement or on

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the Advisory Committee by the IRA Partnership Agreement. The Position Holder Trust shall indemnify, hold harmless and advance expenses to the Trust Board and its members, agents, representatives, professionals, and employees from and against and in respect to any and all liabilities, losses, damages, claims, costs and expenses, including, but not limited, to attorneys’ fees and costs arising out of or due to their actions or omissions, or consequences of such actions or omissions, with respect to the Position Holder Trust or the IRA Partnership; provided, however, that no such indemnification will be made to such Persons for such actions or omissions as a result of willful misconduct, gross negligence or fraud.

7.11         Reliance by Trust Board. The Trust Board and its members may rely, and shall be fully protected personally in acting upon, any resolution, statement, certificate, instrument, opinion, report, notice, request, consent, order, or other instrument or document which the Trust Board / member believes to be genuine and to have been signed or presented by the proper party or parties or, in the case of facsimile transmissions or electronic mail, to have been sent by the proper party or parties, in each case without obligation to satisfy itself that the same was given in good faith and without responsibility for errors in delivery, transmission, or receipt. In the absence of fraud, willful misconduct or gross negligence on the Trust Board’s part, the Trust Board and its members may rely as to the truth of any statements contained therein in acting thereon. The Trust Board may, in connection with the performance of its function, and in its sole and absolute discretion, hire and consult with attorneys, accountants, and its agents, and the Trust Board and its members shall not be liable for any act taken, omitted to be taken, or suffered to be done in accordance with advice or opinions rendered by such professionals. Notwithstanding such authority, the Trust Board and its members shall be under no obligation to consult with attorneys, accountants or its agents, and its determination to not do so shall not result in the imposition of liability on the Trust Board or its members, unless such determination is based on willful misconduct, gross negligence or fraud.

7.12         No Personal Liability. Neither the Trust Board nor any member shall have any personal liability or individual obligation to satisfy any liability incurred by the Trustee, the Position Holder Trust, the IRA Partnership or its Manager, except to the extent that such liability results from the Trust Board’s, or its relevant member’s, willful misconduct, gross negligence, or fraud.

ARTICLE VIII.

AMENDMENTS

8.1           Amendments. The Trustee, subject to approval by the Trust Board as required in Section 7.6(c), and after consultation with the Trustee of the Creditors’ Trust, may make and execute written amendments to this Position Holder Trust Agreement with the approval of the Bankruptcy Court; provided, however, that in no event shall this Position Holder Trust Agreement be amended unless the Plan is also amended to the extent necessary to be consistent with this Position Holder Trust Agreement as so amended; and provided further, that in no event shall this Position Holder Trust Agreement be amended (a) so as to change the purpose of the Position Holder Trust as set forth in Article I hereof, (b) so as to allow property in the General Account or any Dedicated Account to be invested or used in a manner other than as permitted in Sections 3.1 and 3.2 hereof, (c) so as to adversely affect the distributions to be made under this

 26

Position Holder Trust Agreement to any Position Holder Trust Beneficiaries, or (d) so as to adversely affect the U.S. federal income tax classification and treatment of the Position Holder Trust and its beneficiaries in accordance with Section 5.1 hereof. Notwithstanding the foregoing, without the need for any approval by the Bankruptcy Court, the Trustee shall direct the Servicing Company to prepare an amended Exhibit B and an amended Exhibit C from time to time, and at least semi-annually, to reflect additional contributions of Position Holder Trust Assets and the related issuances of Position Holder Trust Interests made in accordance with the Plan and this Position Holder Trust Agreement.

ARTICLE IX.

DEFINITIONS

9.1           Definitions. As used in this instrument, the following terms shall have the meanings set forth below:

“Affiliate” with respect to any Person means any Person, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with such Person; for the purpose of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, employment or otherwise.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Position Holder Trust Beneficiary” shall mean any Position Holder Trust Beneficiary that is a “benefit plan investor” within the meaning of Section 3(42) of ERISA or an “employee benefit plan” (within the meaning of Section 3(3) of ERISA) that is a governmental plan within the meaning of Section 3(32) of ERISA.

“Holder Dispute” means any dispute between the Holder of a Fractional Position or Position Holder Trust Interest relating to (i) the amount of any Catch-Up Payment or Pre-Petition Default Amount, or whether any such amount is owed, (ii) whether any Payment Default or deemed Position Holder Trust Election has occurred or the consequences of any such Payment Default or deemed Position Holder Trust Election, (iii) the Pro Rata share of any distribution by the Position Holder Trust to which such Holder is entitled, or (iv) any other matter relating to the Position Holder Trust, the Position Holder Trust Assets or this Position Holder Trust Agreement.

“Permitted Transferee” shall mean (i) an Affiliate of a Position Holder Trust Beneficiary, (ii) a successor trustee or beneficiary of any Position Holder Trust Beneficiary that is a trustee or a trust, (iii) a successor fiduciary or custodian of any Position Holder Trust Beneficiary that is a state sponsored pension or retirement plan, (iv) the partners, members or shareholders of a Position Holder Trust Beneficiary that is organized as a partnership, limited liability company or corporation in connection with the liquidation of such Position Holder Trust Beneficiary, (v) a liquidating or voting trust established by a Position Holder Trust Beneficiary or its Affiliate to hold such Position Holder Trust Beneficiary’s assets in connection with the liquidation and dissolution of such Position Holder Trust Beneficiary, or (vi) any transferee entitled to ownership

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of a Position Holder Trust Interest as a result of the death, divorce or incompetency of a Position Holder Trust Beneficiary, or pursuant to an order of a court of competent jurisdiction.

“Person” shall be construed broadly and shall include an individual, a partnership, a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof, and any other legally cognizable entity.

“Plan Assets Regulation” shall mean Department of Labor Regulation 29 CFR § 2510.3- 101, as amended by Section 3(42) of ERISA.

“Servicing Company” shall mean the Servicing Company (as defined in the Disclosure Statement), and shall include for purposes of this Position Holder Trust Agreement any successor to the Servicing Company’s obligations under the Servicing Agreement provided for in the Plan.

ARTICLE X.

MISCELLANEOUS PROVISIONS

10.1       Applicable Law. The Position Holder Trust created herein shall be construed, regulated and administered under the laws of the State of Texas without regard to principles of conflicts of law.

10.2       ERISA. During any period that the Position Holder Trust Assets are deemed to include the plan assets of any ERISA Position Holder Trust Beneficiary as determined in accordance with the Plan Assets Regulation, the Trustee shall use reasonable efforts to comply with the fiduciary requirements of Part 4 of Subtitle B of Title I of ERISA in the administration of the Position Holder Trust, including, but not limited to, the prohibited transaction provisions contained in Section 406 of ERISA. The Trustee shall use reasonable efforts not to take any action or to omit to take any action that would cause any ERISA Position Holder Trust Beneficiary to be in violation of ERISA or the Internal Revenue Code.

10.3       No Association, Partnership or Joint Venture. This Position Holder Trust Agreement is not intended to create and shall not be interpreted as creating an association, partnership or joint venture of any kind.

10.4       Partial Invalidity. If any term or provision of this Position Holder Trust Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term of this Position Holder Trust Agreement, such term or provision shall be fully severable and this Position Holder Trust Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part of this Position Holder Trust Agreement; and the remaining terms and provisions of this Position Holder Trust Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Position Holder Trust Agreement, and this Position Holder Trust Agreement shall be construed so as to limit any term or provision so as to make it a legal, valid and enforceable provision.

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10.5         Notices. All notices, requests, consents and other communications hereunder shall be in writing and shall be addressed (a) if to the Trustee, at the address set forth on the signature page hereof, or such other address as such Trustee will have furnished; and (b) if to any Position Holder Trust Beneficiary, at the address for such Position Holder Trust Beneficiary reflected in the Position Holder Trust’s books and records (as contributed to the Position Holder Trust pursuant to the Plan), or such other address as such Position Holder Trust Beneficiary will have furnished the Trustee or the Servicing Company. All such notices, requests, consents and other communications shall be given to the Trustee by facsimile, hand delivery, overnight delivery, or, to a Position Holder Trust Beneficiary, by first-class mail, postage prepaid, and shall be deemed given when actually delivered (with respect to the Trustee), or three business days after deposit in the U.S. mail if mailed (with respect to a Position Holder Trust Beneficiary).

10.6         Counterparts. This Position Holder Trust Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute one and the same instrument.

10.7         Headings. The section headings contained in this Position Holder Trust Agreement are solely for convenience of reference and shall not affect the meaning or interpretation of this Position Holder Trust Agreement or of any term or provision hereof.

10.8         Confidentiality. The Trustee shall, during the period that it serves in such capacity under this Position Holder Trust Agreement and following either the termination of this Position Holder Trust Agreement or such Trustee’s removal, incapacity, or resignation hereunder, hold strictly confidential and not use for personal gain any material, non-public information of or pertaining to any entity to which the Position Holder Trust Assets relate or of which it has become aware in its capacity as Trustee.

10.9         Bond Required. The Trustee (including any successor trustee) shall be required to provide a bond in an amount as set and approved by the Bankruptcy Court in accordance with the Plan.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Position Holder Trust Agreement or caused this Position Holder Trust Agreement to be duly executed as of the day and year first written.

LIFE PARTNERS HOLDINGS, INC., a Texas corporation and Reorganized Debtor

By:
Name:
Title:

LIFE PARTNERS, INC., a Texas corporation and Reorganized Debtor

By:
Name:
Title:

LPI FINANCIAL SERVICES, INC., a Texas corporation and Reorganized Debtor

By:
Name:
Title:

LIFE PARTNERS IRA HOLDER PARTNERSHIP, LLC, a Texas limited liability company

By:

Name:
Title:

[Signature Page to Position Holder Trust Agreement]

TRUSTEE

,
As Trustee of the Position Holder Trust

Address for Position Holder Trust Trustee:

ACCEPTED as of the Effective Date set forth above by the undersigned members of the Trust Board [add signature line for each member]:

TRUST BOARD

,
As a member of the Trust Board

Address for Trust Board member:

EXHIBIT A

Second Amended Joint Plan of Reorganization of Life Partners Holdings, Inc., et al, Pursuant to Chapter 11 of the Bankruptcy Code

EXHIBIT B

Description of Position Holder Trust Assets

To be attached to an executed copy of the Position Holder Trust Agreement,
As certified on the Effective Date by the Parties thereto,

A copy of which shall be delivered to the Servicing Company.

EXHIBIT C

Initial Register of Position Holder Trust Beneficiaries

Name of Position Holder Trust Beneficiary                                                                   Position Holder Trust Interests (Units)

To be attached to an executed copy of the Position Holder Trust Agreement,
As certified on the Effective Date by the Parties thereto,

A copy of which shall be delivered to the Servicing Company.

EXHIBIT D

Proposed Trustee and Compensation Terms for Trustee

Trustee:

Eduardo S. Espinosa

Dykema Cox Smith

1717 Main Street, Suite 4200

Dallas, TX 75201

Compensation Terms: $400 per hour

EXHIBIT E

Proposed Initial Trust Board Members

1.    Bert Scalzo

2.    Skip Trimble

3.    Mark Reddus

4.    Jose Montemayor*

5.

*Pursuant to the Vida Term Sheet described in the Plan, Mr. Montemayor will serve as a member of the Trust Board if the Vida Plan Collaboration Agreement is fully executed and approved by the Bankruptcy Court and the Joint Plan is confirmed. If that does not occur, Mr. Phil Loy will be proposed as a Trust Board member instead of Mr. Montemayor.

TRUST AGREEMENT

For

Life Partners Creditors’ Trust

by and among

Life Partners Holdings, Inc.

Life Partners, Inc.,

LPI Financial Services, Inc.,

and

Life Partners Position Holder Trust,

and

the individual listed on Exhibit D attached hereto,

as Trustee

Dated as of                  , 2016

TRUST AGREEMENT FOR LIFE PARTNERS CREDITORS’ TRUST

This Trust Agreement for Life Partners Creditors’ Trust (the “Creditors’ Trust Agreement”) dated as of __________, 2016 (the “Effective Date”), is executed by (i) Life Partners Holdings, Inc. (“LPHI”), Life Partners, Inc. (“LPI”), LPI Financial Services, Inc. (“LPIFS”) (each of LPHI, LPI and LPIFS is entering into this Creditors’ Trust Agreement in its capacity as a reorganized debtor under the Plan (as defined below) and they are collectively referred to herein as “Debtor”); (ii) the Position Holder Trust (defined below); and (iii) the individual listed on Exhibit D attached hereto in his capacity as trustee (the “Trustee”) of the Life Partners Creditors’ Trust (the “Creditors’ Trust”).

RECITALS

WHEREAS, LPHI, LPI and LPIFS are debtors in jointly administered Chapter 11 bankruptcy cases pending in the United States Bankruptcy Court for the Northern District of Texas (the “Bankruptcy Court”).

WHEREAS, prior to Debtor’s bankruptcy filings, certain investors purchased from LPI investment contracts denominated as Fractional Positions (as defined in the Plan) relating to the Policies (as defined in the Plan).

WHEREAS, pursuant to the Confirmation Order dated as of [               ], 2016 (the “Confirmation Order”), the Bankruptcy Court confirmed that certain Second Amended Joint Plan of Reorganization of Life Partners Holdings, Inc., et al, Pursuant to Chapter 11 of the Bankruptcy Code, (the “Plan”), a copy of which is attached hereto as Exhibit A. All capitalized terms used herein and not otherwise defined herein shall have the meanings given to them in the Plan.

WHEREAS, this Creditors’ Trust is being created, and this Creditors’ Trust Agreement will become effective, in accordance with the Plan, as of the Effective Date of the Plan provided for in the Plan, which is the Effective Date set forth above.

WHEREAS, pursuant to the Plan, each Current Position Holder had the opportunity to elect to be treated as a Continuing Position Holder with respect to each one (or more, up to all) of the Fractional Positions held in its name as of the Voting and Election Record Date, subject to the terms and conditions of the Plan and the Position Holder Trust Agreement, including the contribution of a portion of each such Fractional Position to the Position Holder Trust (such portion comprising a Continuing Position Holder Contribution and a Contributed Position). A Current Position Holder who is a Fractional Interest Holder and did not make any affirmative Election with respect to a Fractional Position shall be deemed to have elected treatment as a Continuing Fractional Holder with respect thereto, subject to the terms and conditions of the Plan and the Position Holder Trust Agreement, including the Continuing Position Holder Contribution.

WHEREAS, pursuant to the Plan, each Current Position Holder had the opportunity to alternatively elect to have each one (or more, up to all) of the Fractional Positions held in its name contributed to the Position Holder Trust (each Fractional Position contributed to the Position Holder Trust comprising a Contributed Position) and be treated as an Assigning Position

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Holder, and become a beneficiary of the Position Holder Trust, with respect to each such Contributed Position. A Current Position Holder that is an IRA Holder who did not make any affirmative Election with respect to a Fractional Position shall be deemed to have elected treatment as an Assigning Position Holder with respect thereto, subject to the terms and conditions of the Plan and the Position Holder Trust Agreement, and the Fractional Position shall become a Contributed Position and be contributed to the Position Holder Trust as provided in the Position Holder Trust Agreement and in the Plan. In addition, if (a)(i) any Current Position Holder that makes a Continuing Holder Election with respect to a Fractional Position does not pay any required Catch-Up Payment or pays the Premium Advance included in a Pre-Petition Default Amount relating to the Fractional Position but does not pay any remaining balance of the Pre-Petition Default Amount, by the due date set forth in the Plan, or (ii) any Continuing Fractional Holder commits a Payment Default with respect to any premium payment due with respect to any Fractional Interest after the Effective Date, then (b) the Current Position Holder or Continuing Fractional Holder, as the case may be, shall be deemed to have elected treatment as an Assigning Position Holder with respect thereto, subject to the terms and conditions of the Plan and the Position Holder Trust Agreement, and the Fractional Position shall become a Contributed Position as calculated in Sections 4.13 and 5.05 of the Plan, and be contributed to the Position Holder Trust as provided in the Plan and the Position Holder Trust Agreement.

WHEREAS, pursuant to the Plan, each Current Position Holder had the opportunity to alternatively elect to rescind the transaction pursuant to which each one (or more, up to all) of the Fractional Positions held in its name was purchased and elect to be treated as a Rescinding Position Holder with respect to the Fractional Position and become a beneficiary of the Creditors’ Trust with respect thereto. Rescinding Position Holders will not be beneficiaries of the Position Holder Trust on account of such claims.

WHEREAS, there exist certain other Investors who purchased Fractional Positions but are no longer Current Position Holders who are referred to herein (and in the Plan) as “Former Position Holders.”

WHEREAS, pursuant to the Plan, Holders of Allowed General Unsecured Claims of the Debtor shall receive a Creditors’ Trust Interest in exchange for their respective Allowed Claims.

WHEREAS, pursuant to the Plan, the Class Action Settlement Agreement and the MDL Settlement Agreement, Debtor, the Rescission Settlement Subclass Members and the MDL Plaintiffs desire to assign to the Creditors’ Trust all of their right, title and interest in certain claims, pending litigation and other causes of action, as set forth in the Plan, the Class Action Settlement Agreement and the MDL Settlement Agreement (collectively, the “Causes of Action”).

WHEREAS, pursuant to the Plan, (i) the SEC will be permitted to contribute to the Creditors Trust any Fair Funds that it recovers under its judgments against individuals who are Excluded Persons under the Plan or otherwise participated in the Life Partners fraud scheme, 1 and (ii) distributions allocated to the Creditors’ Trust Interest of the Securities Exchange Commission (the “SEC”) shall be reallocated, and any Fair Funds will be specially allocated and

1 The contribution of Fair Funds is the subject of ongoing discussions with the SEC.

 2

distributed, to the Investor Beneficiaries (as defined below), and then to the Position Holder Trust, to carry out the policy of the SEC that amounts it receives from persons found to violate the securities laws are returned to the harmed investors in restitution for their losses.

WHEREAS, pursuant to the Plan, the Position Holder Trust shall transfer and contribute to the Creditors’ Trust cash in the amount set forth in the Plan (the “Position Holder Trust Contribution,” and together with the Causes of Action, the “Creditors’ Trust Assets”) in consideration of certain contributions made to the Position Holder Trust pursuant to the Plan.

WHEREAS, Debtor, the Rescission Settlement Subclass Members, the MDL Plaintiffs, the SEC to the extent of any Fair Funds contributed by it, and the Position Holder Trust are collectively referred to herein as “Settlor”.

WHEREAS, the Creditors’ Trust is intended to qualify as a liquidating trust treated as a grantor trust within the meaning of Treasury Regulations Section 301.7701-(4)(d) and is established for the purpose of pursuing, litigating and liquidating, for the benefit of the Creditors’ Trust Beneficiaries (defined below), the Creditors’ Trust Assets contributed to the Creditors’ Trust, and distributing the net recoveries therefrom, along with any Fair Funds contributed by the SEC, to the Creditors’ Trust Beneficiaries in accordance with the terms and conditions of this Creditors’ Trust Agreement.

WHEREAS, the foregoing Recitals are incorporated into and are a part of this Creditors’ Trust Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I.

ESTABLISHMENT OF THE CREDITORS’ TRUST

1.1          Beneficiaries of Creditors’ Trust.

(a)         The beneficiaries of the Creditors’ Trust (the “Creditors’ Trust Beneficiaries”) shall be (i) all Rescinding Position Holders, all Former Position Holders, and all other Holders of Allowed General Unsecured Claims who are not Current Position Holders, and (ii) as provided in Section 4.03(b) and Section 4.03(h) of the Plan, all Assigning Position Holders and Continuing Position Holders who are also either Rescission Settlement Subclass Members or MDL Plaintiffs, to the extent of the Additional Allowed Claim provided to each of them in respect of any of the Causes of Action assigned and contributed to the Creditors’ Trust.

(b)         Notwithstanding Section 1.1(a), as provided in the Plan, (x) Rescission Settlement Subclass Members who elect (on a ballot properly submitted in accordance with the Plan) not to provide an assignment of the Additional Assigned Claims (as defined in the Class Action Settlement Agreement) will not receive an Additional Allowed Claim and will not become Creditors’ Trust Beneficiaries (unless they make a Creditors’ Trust Election) and (y) after the Effective Date, if a Rescission Settlement Subclass Member requests a re-assignment of the Additional Assigned Claims related to him or her individually, and the request for re-

 3

assignment of the Additional Assigned Claims is granted by the Trustee pursuant to Section 4.1(e) of this Creditors’ Trust Agreement, such Rescission Settlement Subclass Member shall be automatically and conclusively deemed to have relinquished the Additional Allowed Claim and the Creditors’ Trust Interest related to the Additional Assigned Claims, together with all rights to receive any distribution from the Creditors’ Trust in respect of that Creditors’ Trust Interest, and, if the Rescission Settlement Subclass Member has already received any distributions in respect of that Creditors’ Trust Interest, the Rescission Settlement Subclass Member shall be required to return all such distributions as a condition to receiving a re-assignment of the Additional Assigned Claims from the Trustee.

(c)         The Creditors’ Trust Beneficiaries shall have no liability for the debts and other obligations of the Creditors’ Trust and shall bear no expenses in connection with the organization and administration of the Creditors’ Trust.

1.2          Establishment of Creditors’ Trust.

(a)         Debtor, the Position Holder Trust and the Trustee hereby execute this Creditors’ Trust Agreement as required by the Plan to govern the Creditors’ Trust on behalf of the Creditors’ Trust Beneficiaries. Settlor has conveyed, transferred and assigned, and Debtor does by these presents convey, transfer and assign, each to the extent of its interest, the Causes of Action unto the Trustee, receipt of which is hereby acknowledged by the Trustee. The Creditors’ Trust Assets shall be held, administered, prosecuted and distributed, along with any Fair Funds, as a trust for the uses and purposes hereinafter set out, subject to the rights of the Rescission Settlement Subclass Members to request re-assignments of the Additional Assigned Claims related to them individually as provided in the Plan and this Creditors’ Trust Agreement. Debtor hereby certifies that the copies of the Class Action Settlement Agreement and the MDL Settlement Agreement delivered to the Trustee are true and correct copies of those agreements, and the Trustee hereby acknowledges receipt thereof.

(b)         As provided in the Plan and Exhibit B to this Creditors’ Trust Agreement, the Position Holder Trust shall contribute the Position Holder Contribution to the Creditors’ Trust commencing on the Effective Date, and thereafter as requested by the Trustee, with any remainder contributed within 30 days after the third anniversary of the Effective Date. A description of all Creditors’ Trust Assets is attached hereto as Exhibit B. The SEC may also contribute Fair Funds to the Creditors’ Trust after the Effective Date.

1.3          Purpose of Creditors’ Trust. The primary purpose of this Creditors’ Trust is to liquidate the Creditors’ Trust Assets in a manner calculated to conserve, prosecute and maximize the value of the Creditors’ Trust Assets and distributions to the Creditors’ Trust Beneficiaries in accordance with the terms of the Plan and this Creditors’ Trust Agreement, and distribute the proceeds of the Creditors’ Trust Assets to the Creditors’ Trust Beneficiaries. To further the policy of the SEC that amounts it receives from persons found to violate the securities laws are returned to the harmed investors in restitution for their losses, the Creditors’ Trust will also distribute any Fair Funds contributed to it by the SEC to the Investor Beneficiaries. The Creditors’ Trust shall be established as a liquidating trust treated as a grantor trust within the meaning of Treasury Regulations Section 301.7701-(4)(d). No objective or authority of the Creditors’ Trust shall be to continue or engage in the conduct of a trade or business, except to the

 4

extent reasonably necessary to, and consistent with, the liquidating purpose of the Creditors’ Trust.

1.4          Creditors’ Trust Interests; Restrictions on Transferability.

(a)         “Creditors’ Trust Interests” shall mean the Units of beneficial interest in the Creditors’ Trust issued by the Trustee to the Creditors’ Trust Beneficiaries. The number of Creditors’ Trust Interests issued by the Trustee to the Creditors’ Trust Beneficiaries shall be that number of Units set forth opposite the respective Creditors’ Trust Beneficiaries’ names on Exhibit C attached hereto, as Exhibit C may be amended from time to time hereafter as provided in Section 8.1 hereof. In lieu of certificates evidencing Creditors’ Trust Interests, the Trustee shall maintain, or cause to be maintained, a register of the names, addresses, and number of Units owned of record by each of the Creditors’ Trust Beneficiaries.

(b)         Except as set forth in this Section 1.4(b), Creditors’ Trust Interests shall not be transferable. A Creditors’ Trust Beneficiary may assign all or any part of its interest in the Creditors’ Trust to a Permitted Transferee (as defined below) of such Creditors’ Trust Beneficiary or to another Creditors’ Trust Beneficiary. A Creditors’ Trust Beneficiary may assign all or any part of its Creditors’ Trust Interest to any other Person (as defined below) not described in the preceding sentence only with the prior written consent of the Trustee, in his sole discretion, which shall not be unreasonably withheld. Any assignment by a Creditors’ Trust Beneficiary of a Creditors’ Trust Interests shall be by a written instrument, duly executed by the assignor, in form satisfactory to the Trustee, the terms of which are not in contravention of this Agreement. An assignee of a Creditors’ Trust Interest shall be entitled to receive allocations and distributions attributable to such Interest from and after the date of such assignment. Any transfer to a Permitted Transferee described in clause (vi) of the definition thereof shall be accompanied by an opinion of counsel in form and substance satisfactory to the Trustee in his sole discretion, and accompanied by such supporting documentation as he may reasonably request to evidence the transfer and the transferee’s status as a Permitted Transferee. Assignments made pursuant to this Section 1.4(b) shall be made effective only as of the next June 30 or December 31 to occur after the date of the assignment. Notwithstanding the foregoing, no Creditors’ Trust Beneficiary shall assign all or any part of its Creditors’ Trust Interest and the Trustee shall not consent to any assignment of a Creditors’ Trust Interest if (i) such assignment would not comply with any federal or state securities laws, (ii) such assignment would subject the Creditors’ Trust to additional regulatory requirements (including those under the Securities and Exchange Act of 1934, as amended, the Investment Company Act of 1940, as amended, or the Investment Advisers Act of 1940, as amended) or (iii) such assignment would cause the Creditors’ Trust to become a publicly traded partnership within the meaning of Section 7704(b) of the Internal Revenue Code or otherwise become an association taxable as a corporation.

ARTICLE II.

DURATION AND TERMINATION OF CREDITORS’ TRUST

2.1       Duration. This Trust shall terminate upon the first to occur of the following: (a) five (5) years after the Effective Date or (b) upon the liquidation of all of the Creditors’ Trust

 5

Assets and the distribution of all of the property in the General Account in accordance with Section 3.2(a) hereof; provided, however, that the Trustee may extend the duration of the Creditors’ Trust one or more times (not to exceed a total of four extensions, unless the Trustee receives a favorable ruling from the IRS that any further extension would not adversely affect the status of the Creditors’ Trust as a grantor trust for federal income tax purposes) for a finite period, not to exceed five (5) years for each extension, if the Creditors’ Trust Assets have not been liquidated or if the Trustee determines that such extension is in the best interests of the Creditors’ Trust and the Creditors’ Trust Beneficiaries; and provided further, if the Trustee in his discretion determines that the amount of any future distributions by the Creditors’ Trust will be less than [$____________], he may terminate the Creditors’ Trust by written notice to the Creditors’ Trust Beneficiaries. Such extensions must be approved by the Bankruptcy Court no more than six (6) months prior to the beginning of the extended term and no later than the beginning of the extended term with notice thereof to all of the Creditors’ Trust Beneficiaries as of the date the extension is approved.

2.2          Distributions Upon Termination.

(a)         Within a reasonable time after the date of termination, the Trustee shall distribute, in accordance with all applicable laws, any Creditors’ Trust Assets still held by the Creditors’ Trust and the property in the General Account remaining after the payment of all expenses of the Creditors’ Trust, to the Creditors’ Trust Beneficiaries in proportion to each Creditors’ Trust Beneficiary’s respective Pro Rata Share (as defined in Section 3.2 below) of the assets remaining in the Creditors’ Trust upon termination; provided, however, that the distributions that would be made to the SEC2 shall be made (i) first, to the Creditors’ Trust Beneficiaries who are Former Position Holders or Rescinding Position Holders, or Assigning Position Holders or Continuing Position Holders who are also either Rescission Settlement Subclass Members who have not requested a re-assignment of their Additional Assigned Claims or MDL Plaintiffs (collectively, the “Investor Beneficiaries”), until such Investor Beneficiaries shall have received distributions from the Creditors’ Trust equal to their Maximum Claim Amounts (as defined below), and (ii) second, as to any and all remaining distributions, to the Position Holder Trust.

(b)         The aggregate distributions from the Creditors’ Trust to a particular Creditors’ Trust Beneficiary during the term of the Creditors’ Trust shall not exceed said particular Creditors’ Trust Beneficiary’s maximum Allowed Claim amount as determined under the Plan (a Creditors’ Trust Beneficiary’s “Maximum Claim Amount”); provided, that for purposes of this Creditors’ Trust Agreement, the Maximum Claim Amount for Rescission Settlement Subclass Members or MDL Plaintiffs who are Continuing Position Holders or Assigning Position Holders shall be as set forth in the Class Action Settlement Agreement or the MDL Settlement Agreement, as the case may be, and reflected on Exhibit C, subject to reduction if any Rescission Settlement Subclass Member is granted a re-assignment of his or her Additional Assigned Claim and thereby relinquishes his or her Additional Allowed Claim. If there are additional assets in the Creditors’ Trust after the payment to all Creditors’ Trust Beneficiaries of their Maximum Claim Amounts, or if there are additional Fair Funds in the

2 Treatment of SEC Judgment Claim is still the subject of ongoing discussions with the SEC.

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Creditors’ Trust after the payment to all Investor Beneficiaries of their Maximum Claim Amounts, such property shall be distributed to the Position Holder Trust.

(c)         Notwithstanding any other provision of this Creditors’ Trust Agreement, no distribution of less than twenty-five dollars ($25.00) allocated to any Creditors’ Trust Beneficiary shall be made to such beneficiary, and such distribution of less than twenty-five dollars ($25.00) shall be reallocated and distributed to other Creditors’ Trust Beneficiaries (or other Investor Beneficiaries with regard to distributions specially allocated to them), up to their Maximum Claim Amounts, and thereafter to the Position Holder Trust.

ARTICLE III.

ADMINISTRATION OF TRUST ESTATE

3.1           General Account.

(a)         The Trustee shall establish a general account (the “General Account”), and the Trustee shall have exclusive control and sole right of withdrawal with respect to the General Account in accordance with this Creditors’ Trust Agreement. All monies and other property deposited or held from time to time in the General Account shall be held by the Trustee for the exclusive benefit of the Creditors’ Trust Beneficiaries and such other persons entitled to payments or distributions therefrom and shall be distributed, or used to pay expenses relating to the administration of the Creditors’ Trust as expressly provided herein, all in accordance with the terms of this Creditors’ Trust Agreement.

(b)         The Trustee shall deposit in the General Account, promptly upon receipt, (1) all Cash contributed to the Creditors’ Trust by the Position Holder Trust or the SEC, (2) all proceeds received by the Creditors’ Trust resulting from the settlement or judgment on a Cause of Action, less any expenses reasonably incurred in connection with obtaining such settlement or judgment, and (3) all payments with respect to any investment of amounts held in the General Account. Any investment of property held in the General Account shall be made solely in deposits in banks or savings institutions, or temporary investments such as short-term certificates of deposit or U.S. Treasury bills. Once such amounts are so invested, the Trustee shall not sell or otherwise liquidate the investment until such time as such funds are (1) needed to pay expenses incurred in administering the Creditors’ Trust pursuant to the Trustee’s monthly plan and budget approved by the Trust Board (as defined below), or pursuant to Section 6.10 of this Creditors’ Trust Agreement, or (2) to be distributed pursuant to this Creditors’ Trust Agreement; provided, however, that the Trustee may liquidate such investments if the Trustee determines in his sole discretion that such liquidation is necessary to protect the Creditors’ Trust from loss on the amounts invested. Notwithstanding the foregoing, the Creditors’ Trust shall not receive or retain cash or cash equivalents in excess of a reasonable amount necessary to meet claims and contingent liabilities (including disputed claims), to pay expenses of prosecuting the Causes of Action and administering the Creditors’ Trust, or to maintain the value of the Creditors’ Trust Assets during liquidation.

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3.2         Distributions During the Term of the Creditors’ Trust.

(a)         The Trustee shall distribute at least annually to the Creditors’ Trust Beneficiaries all of the net income of the Creditors’ Trust plus all net proceeds from the sale or liquidation of the Causes of Action in proportion to each Creditors’ Trust Beneficiary’s respective Pro Rata Share; provided, however, the distributions that would be made to the SEC shall be made (i) first, to the Investor Beneficiaries in proportion to each Investor Beneficiary’s respective Pro Rata Share until such Investor Beneficiaries shall have received distributions from the Creditors’ Trust equal to their Maximum Claim Amounts, and (ii) second, as to any and all remaining distributions, to the Position Holder Trust.3

(b)         A Creditors’ Trust Beneficiary’s respective “Pro Rata Share” means the ratio, expressed as a percentage, of the number of Creditors’ Trust Interests (Units) as to which each Creditors’ Trust Beneficiary is the owner as set forth on Exhibit C as in effect at the time, to (ii) the total number of Creditors’ Trust Interests issued hereunder as set forth on Exhibit C; provided, however, for purposes of the reallocation of distributions that would otherwise be made to the SEC but for the proviso to the immediately preceding sentence, “Pro Rata Share” means the ratio, expressed as a percentage, of the number of Creditors’ Trust Interests (Units) as to which each Investor Beneficiary is the owner as set forth on Exhibit C, to (ii) the total number of Creditors’ Trust Interests issued to all Investor Beneficiaries hereunder as set forth on Exhibit C. Units shall be issued on the basis of one (1) Unit for each $1 of Allowed General Unsecured Claim or Additional Allowed Claim amount (subject to reduction or offset as provided in the Plan); provided, however, that any incremental aggregate Allowed General Unsecured Claim or Additional Allowed Claim Held by any Creditors’ Trust Beneficiary of $0.50 or greater will be rounded up to the next whole $1, and any incremental aggregate death benefit related to all Contributed Positions contributed by any Position Holder Trust Beneficiary of $0.49 or less will be disregarded.

(c)         If in the course of prosecuting the Causes of Action assigned to it, or as part of any Fair Funds to be contributed to it by the SEC, the Creditors’ Trust is entitled to receive an assignment or other transfer of any Fractional Positions, New Interests or New IRA Notes (collectively, “Recovered Assets”), the Trustee shall direct that the assignment or transfer of the Recovered Assets be made to the Position Holder Trust, and pursuant to the Plan and the Position Holder Trust Agreement, in exchange therefor the Position Holder Trust shall issue the number of Units of Position Holder Trust Interest calculated as provided in Section 3.3(c) of the Position Holder Trust Agreement, as follows: (i) to each Creditors’ Trust Beneficiary who is not an IRA Holder, its Pro Rata Share of the total number of Units, and (ii) to the IRA Partnership, a Pro Rata Share of the total number of Units equal to the aggregate Pro Rata Share of the Creditors’ Trust Interests held by all IRA Holders. The distributions that will be made on any such Position Holder Trust Interests shall be limited to Distributable Cash (as defined in the Position Holder Trust Agreement) generated by the Recovered Assets, and shall be subject to the limitations set forth therein. Upon its receipt of any such Position Holder Trust Interests, the IRA Partnership shall issue the number of Units of IRA Partnership Interest calculated as provided in the IRA Partnership Agreement, allocated pro rata to the Creditors’ Trust Beneficiaries who are IRA Holders.

3    Treatment of SEC Judgment Claim is still the subject of ongoing discussions with the SEC.

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(d)         Notwithstanding the foregoing, the Trustee may retain in reserve an amount of the distributions otherwise required under this Section 3.2 reasonably necessary to maintain the value of the Creditors’ Trust Assets remaining in the Creditors’ Trust, including reserves to pay costs and expenses of prosecuting the Causes of Action and administering the Creditors’ Trust, or to meet claims and contingent liabilities (including disputed claims).

3.3          Reports.

(a)         The Trustee shall maintain good and sufficient books and records of account relating to the Causes of Action, the General Account, the management thereof, all transactions undertaken by the Trustee, all expenses incurred by or on behalf of the Creditors’ Trust, and all distributions either contemplated or effectuated under the Creditors’ Trust Agreement.

(b)         Not later than 120 days after the end of each fiscal year, the Trustee shall furnish to each Creditors’ Trust Beneficiary a written statement indicating (i) the assets and liabilities of the Creditors’ Trust at the end of such fiscal year and the receipts and disbursements of the Creditors’ Trust for such fiscal year, (ii) any changes in the Causes of Action which have not been previously reported, and (iii) any Creditors’ Trust Interests issued after the Effective Date or the date of the most recent report provided under this Section 3.3(b).

(c)         The fiscal year of the Creditors’ Trust shall end on the last day of December of each year unless some other fiscal year-end date is required by applicable law and is permissible under the Internal Revenue Code.

ARTICLE IV.

POWERS OF AND LIMITATIONS ON THE TRUSTEE

4.1         General Powers of Trustee. The Trustee shall administer and manage the Creditors’ Trust Assets consistent with the terms of the Plan and this Creditors’ Trust Agreement, make timely distributions, and not unduly prolong the duration of the Creditors’ Trust. Subject to the express limitations contained in this Creditors’ Trust Agreement, including but not limited to Sections 4.2 and 7.6 of this Agreement, the Trustee shall have, in addition to any powers conferred by other provisions of this Creditors’ Trust Agreement and the Plan, the power to take any and all actions as, in the sole discretion of the Trustee, are necessary or advisable to effectuate the purpose of the Creditors’ Trust, including the following powers:

(a)         To hold (or designate the record holder of) legal title to any and all rights of Debtor, the Rescission Settlement Subclass Members and the MDL Plaintiffs in or arising from the Causes of Action, including, without limitation, the right to collect and receive any and all money and other property belonging to the Creditors’ Trust;

(b)         To hire, manage, direct, and terminate his own professionals, including but not limited to, general or special Trust counsel or litigation counsel, experts, consultants, accountants, and financial advisors, subject to approval by the Trust Board as provided below.

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(c)         To prepare, file, assert, commence and prosecute, or continue to prosecute in the case of existing actions, any and all litigation as the Trustee may determine in his or her reasonable discretion to be of value and benefit to the Creditors’ Trust and the Creditors’ Trust Beneficiaries;

(d)         To take actions necessary to undertake and comply with the various responsibilities and duties imposed on the Trustee under the Plan;

(e)         To grant or deny, in his sole and absolute discretion, any request from a Rescission Settlement Subclass Member to re-assign the Additional Assigned Claims related to the Rescission Settlement Subclass Member individually, subject to the provisions of Section 1.1(b) hereof, and to such other terms and conditions as the Trustee may impose;

(f)         To invest or reinvest property held in the General Account as provided in Section 3.1(b) hereof and to cause such investments, or any part thereof, to be registered and held in his name, as Trustee; provided, however, that the Trustee shall have no power to undertake any business or investment activities that would cause the Creditors’ Trust to fail to be classified as a liquidating trust for federal income tax purposes pursuant to Section 301.7701-4(d) of the Treasury Regulations;

(g)         To engage employees, agents and professional Persons, to assist the Trustee with respect to his responsibilities, and to pay compensation and other expenses as required or permitted by the Plan or this Agreement;

(h)         To file or cause to be filed all required federal, state, local and foreign tax filings of the Creditors’ Trust, make tax elections, if any, available to the Creditors’ Trust under federal, state, local or foreign law, and prepare applications for rulings or other administrative determinations from federal, state, local and foreign tax authorities as may be reasonably necessary to determine the tax liabilities of the Creditors’ Trust or the Creditors’ Trust Beneficiaries;

(i)         To obtain insurance coverage with respect to its liabilities and obligations as Trustee under this Creditors’ Trust Agreement (in the form of an errors and omissions policy or otherwise);

(j)         To exercise such other powers as may be vested in or assumed by the Trustee pursuant to the Creditors’ Trust Agreement and applicable law as may be necessary and desirable to carry out the provisions of the Plan, this Creditors’ Trust Agreement and applicable law; and

(k)         To request additional contributions from the Position Holder Trust as provided in the Plan and this Creditors’ Trust Agreement.

4.2          Limitations on Trustee. The Trustee shall carry out the purposes of the Creditors’ Trust and the directions contained herein, and shall not at any time, on behalf of the Creditors’ Trust or the Creditors’ Trust Beneficiaries, (a) enter into or engage in any business, or (b) assume any liabilities of, any Person or entity other than Debtor, or (c) take any action requiring the consent of the Trust Board as provided in Section 7.6(c) without first obtaining

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such consent in accordance with this Creditors’ Trust Agreement. No part of the Creditors’ Trust Assets or the proceeds, revenue or income therefrom shall be used or disposed of by the Trustee in furtherance of any business, except to the extent necessary to and consistent with the liquidating purpose of the trust. The Trustee shall make continuing efforts to prosecute and liquidate the Causes of Action in accordance with the Plan and this Creditors’ Trust Agreement, make timely distributions, and not unduly prolong the duration of the Creditors’ Trust.

4.3         Investment Power. The investment power of the Trustee, other than that reasonably necessary to hold and maintain the value of the Creditors’ Trust Assets, and further the liquidating purpose of the Creditors’ Trust, shall be limited to the power to invest the property in the General Account as set forth in Section 3.1(b).

4.4         Additional Powers of Trustee. Subject to the express limitations contained herein, the Trustee shall have, and may exercise all powers now or hereafter conferred on trustees by the laws of the State of Texas; provided, however, that the powers conferred by this Section 4.4 are conferred and may be exercised only and solely within the limitations and for the limited purposes imposed and expressed in the Plan and this Creditors’ Trust Agreement.

4.5         Tax and Reporting Duties of the Trustee. The Trustee shall be responsible for all tax and other matters as set forth in Article V of this Creditors’ Trust Agreement.

4.6         Dispute Resolution.

(a)         The Trustee shall have the authority, with the consent of the Trust Board to the extent provided in Section 7.6(c), to settle all Holder Disputes without further Bankruptcy Court order. If any Holder Dispute arises, the Holder in question will give written notice of the Holder Dispute to the Trustee, describing the basis for the Holder Dispute and providing copies of any documents or other written materials supporting the Holder’s position. Prior to commencing any litigation or other proceeding, the Trustee and the Holder will attempt to resolve the Holder Dispute.

(b)         If the Trustee and the Holder are unable to reach an agreed resolution or settlement of such Holder Dispute within 30 days after written notice thereof is given to the Trustee, either party may request that the Holder Dispute be submitted to non-binding mediation conducted by either (i) the Trust Board or (ii) an independent mediator. If mediation does not result in an agreed resolution of the Holder Dispute, such Holder Dispute shall be submitted to the Bankruptcy Court for resolution to give effect to the terms of the Plan and this Creditors’ Trust Agreement, and the Bankruptcy Court shall retain jurisdiction for this purpose. If it is determined that the Bankruptcy Court does not have jurisdiction to resolve any Holder Dispute submitted to it, then such Holder Dispute may be submitted to a court of competent jurisdiction for resolution.

(c)         The Trustee shall provide to the Trust Board a monthly notice of all Holder Disputes arising or resolved and/or settled during the prior month, starting with the first full month after the Effective Date. The Holder and the Creditors’ Trust shall each bear all of their own costs and expenses of any dispute resolution, including attorneys’ fees and expenses,

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unless otherwise agreed or ordered by the Bankruptcy Court or other court of competent jurisdiction.

ARTICLE V.

TAX MATTERS

5.1       Classification of the Creditors’ Trust. For all federal income tax purposes, all parties (including Settlor, the Trustee and the Creditors’ Trust Beneficiaries) are required to treat Settlor’s transfer to the Creditors’ Trust for the benefit of the Creditors’ Trust Beneficiaries as (a) a distribution of the Creditors’ Trust Assets directly to the Creditors’ Trust Beneficiaries followed by (b) the contribution of such Creditors’ Trust Assets by the Creditors’ Trust Beneficiaries to the Creditors’ Trust. The Creditors’ Trust will be treated as a grantor trust for federal income tax purposes and, to the extent permitted under applicable law, for state and local income tax purposes. The Creditors’ Trust Beneficiaries shall be treated as the grantors and owners of their allocable portion of the assets of the Creditors’ Trust for federal income tax purposes. The parties shall not take any position on their respective tax returns or with respect to any other matter related to taxes that is inconsistent with treating the Creditors’ Trust as a “liquidating trust” within the meaning of Treasury Regulation Section 301.7701-4(d). Further, all Causes of Action transferred to the Creditors’ Trust shall be valued based on the Allowed Claim amounts. All parties to the Creditors’ Trust (including, without limitation, the Debtors and the holders of Creditors’ Trust Interests) must consistently use such valuation for all U.S. federal income tax purposes.

5.2         General Tax Reporting by the Creditors’ Trust and the Creditors’ Trust Beneficiaries.

(a)         The Trustee shall prepare, consistent with Section 4.1 hereof, and file on behalf of the Creditors’ Trust, at the time and in the manner prescribed by the Internal Revenue Code and applicable state and local law, such tax returns and reports as may be required, including but not limited to returns and reports required by Treasury Regulations Section 1.671-4(a), and shall promptly furnish copies of such returns and reports as filed to the Creditors’ Trust Beneficiaries at their request. The Creditors’ Trust will not pay tax. The Trustee will file a blank IRS Form 1041, “U.S. Income Tax Return for Estates and Trusts,” annually and attach a separate statement to that form, and issue such statement to each Creditors’ Trust Beneficiary (or the appropriate middleman), separately stating such beneficiary’s Pro Rata portion of the Creditors’ Trust’s items of income, gain, loss, deduction, and credit, except for allocations relating to the distributions provided in Sections 2.2 and 3.2 of the SEC’s Pro Rata portion of the Creditors’ Trust to the Investor Beneficiaries and any Fair Funds contributed to the Creditors’ Trust by the SEC, which shall be allocated Pro Rata among the Investor Beneficiaries to whom such distributions are made and reported on the statements accordingly. If the grantor statement is issued to an IRA custodian or other middleman, such Person is required to issue the grantor statement to the beneficiary. Each Creditors’ Trust Beneficiary will be required to include its share of the Creditors’ Trust’s items of income, gain, loss, deduction, and credit allocated to it in computing its taxable income and pay any tax due.

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(b)          The Creditors’ Trust Beneficiaries shall treat on their return any reported item in a manner that is consistent with the treatment of the item on the Creditors’ Trust’s return and attached statements. A Creditors’ Trust Beneficiary must notify the IRS of any inconsistent treatment.

(c)          As soon as practicable after the close of each fiscal year, the Trustee shall mail to each of the Creditors’ Trust Beneficiaries or the appropriate middleman a statement setting forth the beneficiary’s share of items of income, gain, loss, deduction or credit and such other information as shall be necessary to take the items into account in computing taxable income. The Creditors’ Trust’s items of income, gain, loss, deduction or credit will be allocated to the Creditors’ Trust Beneficiaries in accordance with their respective Pro Rata Shares, except as provided in Section 5.2(a).

(d)          Subject to Section 7.6(c), the Creditors’ Trust may retain professionals to perform the Trustee’s duties under this Section 5.2 and, may rely upon the performance of such professionals with respect to such duties.

(e)          All trust earnings shall be subject to current taxation, including those earnings held in reserve, if any, for disputed claims.

5.3         Withholding of Taxes and Other Charges. The Creditors’ Trust may withhold from any amounts distributable at any time to the Creditors’ Trust Beneficiaries such sum or sums as may be necessary to pay any taxes or other charges which have been or may be imposed on the Creditors’ Trust or the Creditors’ Trust Beneficiaries under the income tax laws of the United States or of any state or political subdivision or entity by reason of any distribution provided for herein, whenever such withholding is required by any law, regulation, rule, ruling, directive or other governmental requirement, and the Trustee, in the exercise of his discretion and judgment, may enter into agreements with taxing or other authorities for the payment of such amounts as may be withheld in accordance with the provisions of this Section 5.3. Notwithstanding the foregoing but without prejudice to the Creditors’ Trust’s rights hereunder, the Creditors’ Trust Beneficiaries shall have the right with respect to the United States or any state or political subdivision or entity to contest the imposition of any tax or other charge by reason of any distribution hereunder.

5.4          Other. The Trustee shall file, or cause to be filed, any other statements, returns, or disclosures relating to the Creditors’ Trust that are required by any governmental unit or applicable law.

ARTICLE VI.

THE TRUSTEE

6.1          Trustee’s Appointment and Compensation. The individual named as the Trustee on Exhibit D to this Creditors’ Trust Agreement, as included in the Plan Supplement and approved (or modified) by the Bankruptcy Court in the Confirmation Order, is hereby appointed as the Trustee, to serve until the Creditors’ Trust’s termination or until his earlier his death, resignation, Incapacity (as defined below) or removal as provided herein. The Trustee shall

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receive compensation and expense reimbursement as provided in Exhibit D, as approved by the Bankruptcy Court in the Confirmation Order.

6.2          Resignation. The Trustee may resign as Trustee hereunder by giving not less than ninety (90) days’ prior written notice thereof to the Trust Board (as defined below), the SEC and the Bankruptcy Court. Unless the Trustee agrees in writing to continue to serve beyond the date specified in such notice, such resignation shall become effective on the day specified in such notice.

6.3          Removal of Trustee, Appointment of Successor Trustee.

(a)           The Trustee (and any successor Trustee) may be removed at any time as follows:

(i)          By the vote of four (4) or more members of the Trust Board, with or without Good Cause (as defined below), at any meeting called and held in accordance with the provisions of this Creditors’ Trust Agreement.

(ii)         By an order of the Bankruptcy Court for Good Cause (as defined below) after application by one or more Trust Board members and upon notice and a hearing. The Bankruptcy Court shall retain jurisdiction for this purpose.

(iii)        As used herein, “Good Cause” means (A) a breach of trust committed in bad faith, intentionally, or with reckless indifference to the interest of any Creditors’ Trust Beneficiary, (B) conviction of any crime (other than traffic violations), or (C) Incapacity (as defined below).

(iv)        As used herein, “Incapacity” means an individual who is considered incapacitated to serve hereunder due the following: (i) the circumstances reasonably indicate that the Person has disappeared or is unaccountably absent, or (ii) if the Person is determined by a court to be incapacitated to handle the Person’s own financial affairs, or (iii) if the Person is determined by his or her own physician, or by a Designated Physician (as defined below) to be incapable of conducting normal personal or business affairs in a prudent manner by reason of a medical condition, whether of a traumatic, progressive or intermittent nature. Incapacity to serve hereunder shall be considered to continue unless and until the original determination or circumstances have changed or been revoked, including, without limitation, by determination of any Designated Physician that the incapacity no longer exists.

(i)          Reasonably promptly following the establishment of the Trust Board, the Trust Board shall establish a standing list of three (3) reputable, well-qualified physicians who may serve as a “Designated Physician” pursuant to this Creditors’ Trust Agreement.

(ii)        At the request of the Trust Board, the Trustee shall reasonably promptly submit to an examination by a Designated Physician of the Trustee’s choosing (from the list provided by the Trust Board), for the purpose of evaluating whether the Trustee is Incapacitated.

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(iii)        Each Person who agrees to serve as a Trustee under this Trust Agreement hereby agrees to permit the disclosure of such Designated Physician’s determination of whether such Person has become incapable of conducting normal personal or business affairs in a prudent manner by reason of a medical condition, whether of a traumatic, progressive or intermittent nature, and will sign an appropriate release to permit the same.

(b)           If any member(s) of the Trust Board believes that Good Cause exists to remove the Trustee, the member(s) shall give written notice thereof to the Trustee and all other members of the Trust Board, specifying with particularity the basis on which that belief is based, and including copies of any documents or written materials that support that belief. The notice shall also call a meeting of the Trust Board to consider whether Good Cause for removal exists, with the meeting to be held not less than 10 days and not more than 30 days after the notice is given.

(c)            In the event of the resignation, removal, or death of the Trustee, then the Trust Board shall appoint a successor Trustee upon the vote of three (3) or more members.

(d)            In the event a Trustee hereunder ceases to serve for any reason, and a successor Trustee has not been appointed, the Trust Board shall exercise such powers and responsibilities of the Trustee as are strictly necessary for the preservation of the Causes of Action and the compliance with all applicable laws and regulations, and such powers and responsibilities shall cease upon the appointment and acceptance of appointment of the Successor Trustee.

(e)           Any successor Trustee appointed hereunder shall execute, acknowledge and deliver to the Bankruptcy Court, the former Trustee (unless deceased), and the Trust Board an instrument duly accepting such appointment and agreeing to be bound by the terms of this Creditors’ Trust Agreement, and thereupon such successor Trustee, without further act, deed or conveyance, shall become vested with all the rights, powers, trusts and duties of the Trustee under this Creditors’ Trust Agreement.

(f)            In the event of a removal of a Trustee in accordance with Section 6.3(a), the Trust Board shall deliver written notice to the (removed) Trustee, and upon its receipt of same, the removed Trustee shall: (i) cease conducting and transacting any and all business of the Creditors’ Trust, and (ii) shall fully, promptly and reasonably cooperate in good faith with the Trust Board and any successor Trustee to transition all affairs and business of the Trust to the successor Trustee, including but not limited to any accounting requested by the successor Trustee.

6.4          Reliance by Trustee. The Trustee may rely, and shall be fully protected personally in acting upon, any resolution, statement, certificate, instrument, opinion, report, notice, request, consent, order, or other instrument or document which the Trustee believes to be genuine and to have been signed or presented by the proper party or parties or, in the case of facsimile transmissions or electronic mail, to have been sent by the proper party or parties, in each case without obligation to satisfy itself that the same was given in good faith and without

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responsibility for errors in delivery, transmission, or receipt. In the absence of fraud, willful misconduct or gross negligence on the Trustee’s part, the Trustee may rely as to the truth of any statements contained therein in acting thereon. The Trustee may consult with and rely on the advice of legal counsel and such other experts, advisors, consultants or other professionals as shall have been retained pursuant to this Creditors’ Trust Agreement and shall be fully protected in respect of any action taken or suffered by them in accordance with the written opinion of legal counsel. Notwithstanding such authority, the Trustee shall be under no obligation to consult with attorneys, accountants or his or her agents, and his or her determination to not do so shall not result in imposition of liability on the Trustee unless such determination is based on willful misconduct, gross negligence or fraud.

6.5           Standard of Care. Except in the case of a breach of trust committed in bad faith, intentionally, or with reckless indifference to the interest of any Creditors’ Trust Beneficiary, the Trustee shall not be liable for any loss or damage by reason of any action taken or omitted by the Trustee pursuant to the discretion, power and authority conferred on the Trustee by this Creditors’ Trust Agreement.

6.6          No Liability for Acts of Predecessor Trustees. No successor Trustee shall be in any way liable for the acts or omissions of any predecessor Trustee unless a successor Trustee expressly assumes such responsibility.

6.7         Insurance. The Trustee may purchase, at the expense of the Creditors’ Trust, errors and omissions insurance with regard to any liabilities, losses, damages, claims, costs and expenses it may incur, including but not limited to attorneys’ fees, arising out of or due to its actions or omissions or consequences of such actions or omissions, other than as a result of its fraud, gross negligence or willful misconduct, with respect to the implementation of this Creditors’ Trust Agreement.

6.8          No Implied Obligations. No Trustee shall be liable for any duties or obligations except for the performance of such duties and obligations as are specifically set forth herein, and no implied covenants or obligations shall be read into this Creditors’ Trust.

6.9          No Personal Liability. Any Persons dealing with the Creditors’ Trust must look solely to the Creditors’ Trust for the enforcement of any claims against the Creditors’ Trust or to satisfy any liability incurred by the Trustee to such Persons in carrying out the terms of this Creditors’ Trust, and neither the Trustee nor the Settlor or any other Person shall have any personal liability or individual obligation to satisfy any such liability, except to the extent that such liability of the Trustee results from the Trustee’s willful misconduct, gross negligence, or fraud.

6.10       Indemnification. The Creditors’ Trust shall indemnify, hold harmless and advance expenses to the Trustee and his or her agents, representatives, professionals, and employees from and against and with respect to any and all liabilities, losses, damages, claims, costs and expenses, including, but not limited, to attorneys’ fees and costs arising out of or due to their actions or omissions, or consequences of such actions or omissions, with respect to the Creditors’ Trust; provided, however, that no such indemnification will be made to such Persons

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for such actions or omissions as a result of such Persons’ willful misconduct, gross negligence or fraud.

6.11        Special Considerations Arising From Related Trust.

(a)           The Position Holder Trust, which has also been created pursuant to the Plan, is a residual beneficiary of the Creditors’ Trust. Both the Position Holder Trust and the Creditors’ Trust (i.e., both of the Successor Trusts) were created pursuant to the Plan as necessary parts of the Compromise provided for in the Plan. Accordingly, the Trustee and the Trustee of the Position Holder Trust shall reasonably cooperate to avoid conflicts between the two trusts and to pursue the overall best interests of the beneficiaries thereof whenever possible. In the event that any actual or perceived conflict arises, the matter shall be reported to the Trust Board who shall, in its sole discretion, resolve the conflict by majority vote.

(b)          Consistent with Sections 111.0035 and 114.007 of the Texas Trust Code, and in view of the fact that that both the Position Holder Trust and the Creditors’ Trust are necessary and integrated elements of the Plan, which is intended to benefit all beneficiaries of both of the Successor Trusts, in a way that is consistent with the Compromise to the maximum extent possible, it shall be expressly understood that any action taken, or any failure to act, in reliance on this Section 6.11 will not constitute a breach of trust committed in bad faith, intentionally, or with reckless indifference to the interest of any beneficiary of either Successor Trust, or otherwise constitute Good Cause for purposes of Section 6.3. Moreover, nothing in this Section 6.11 shall cause any Person or entity that is not otherwise a Creditors’ Trust Beneficiary to become a beneficiary hereof or to grant any other Person or entity rights or obligations to enforce the terms of this Creditors’ Trust except as specifically set forth in this Section 6.11. The provisions of this Section 6.11 shall be construed strictly in accordance with the intent of this provision, namely, to authorize the Trustee to act or not act in the limited circumstances set forth in this Section 6.11 for the reasons set forth in paragraph (a) above.

(c)          The Position Holder Trust and Creditors’ Trust, as the Successor Trusts to the Debtors pursuant to the Plan, have a common interest and purpose in liquidating all assets of the Debtors’ estates, which assets have been vested in the Position Holder Trust and Creditors’ Trust under and pursuant to the Plan. Moreover, the Successor Trusts are required to coordinate their efforts as provided in the Plan, this Creditors’ Trust Agreement, and the Position Holder Trust Agreement. As a result, the sharing of information between the Successor Trusts relating to the liquidation of the assets of the Position Holder Trust and Creditors’ Trust is essential to the effective and efficient administration of the Successor Trusts (including but not limited to the development of legal strategies, propounding and responding to discovery, engaging in settlement negotiations, etc.) and the maximization of the assets of the Successor Trusts. Accordingly, in order to maintain and avoid any interference with or waiver of all legally-recognized privileges (including but not limited to the attorney-client privilege, the joint-defense privilege, the common-interest privilege, and the work-product doctrine) that would otherwise protect each party from the compelled disclosure of any confidential or privileged documents or communications exchanged by and between each party and its counsel, this Creditors’ Trust Agreement recognizes that: (i) a common interest and/or joint defense privilege applies as between the Position Holder Trustee and Creditors’ Trustee; (ii) the sharing of privileged information by either the Position Holder Trustee or Creditors’ Trustee with the other, is not

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intended to, and shall not, operate as a waiver of any such privilege; and (iii) their common interest / joint defense privilege may not be waived without the consent of both the Position Holder Trustee and Creditors’ Trustee. With respect to same, the Creditors’ Trustee shall endeavor in good faith, to attempt to consensually resolve any potential conflicts that may arise from their common interest or joint defense.

ARTICLE VII.

CREDITORS’ TRUST GOVERNING TRUST BOARD

7.1          Creation of Creditors’ Trust Governing Trust Board. On the Effective Date, the Creditors’ Trust Governing Trust Board (the “Trust Board”) shall be formed and constituted of no more than five individuals, all approved by the Bankruptcy Court prior to the conclusion of the Confirmation Hearing. A list of the initial members of the Trust Board shall be set forth in Exhibit E to this Creditors’ Trust Agreement and the Position Holder Trust Agreement included in the Plan Supplement, subject to Bankruptcy Court approval. The Trust Board shall at all times be identical for both the Creditors’ Trust and the Position Holder Trust. In no event shall the following vacancy, removal, resignation and appointment provisions result in a Trust Board of the Creditors’ Trust that is composed of different individuals than the individuals comprising the Trust Board of the Position Holder Trust.

7.2           Vacancy.

(a)           In the event that an approved or proposed member of the Trust Board becomes unable or unwilling to serve after the date the Plan Supplement is mailed but before the Effective Date, (i) the Unsecured Creditors’ Committee shall as soon as reasonably practicable appoint a replacement Trust Board member for a member who is or was formerly a member of the Unsecured Creditors’ Committee, provided the replacement is a Creditors’ Trust Beneficiary or a Position Holder Trust Beneficiary, and is approved by the Bankruptcy Court, and (ii) the Chapter 11 Trustee, in consultation with the Committee and the Plan Supporters, or absent consensus among all such Persons, the Bankruptcy Court after a hearing upon the motion of any of them, may replace any other Trust Board member with any other independent individual proposed in the motion.

(b)          In the event that after the Effective Date any member of the Trust Board ceases to serve as a result of death, Incapacity, resignation or removal, the vacancy shall be promptly filled by a majority vote of the remaining members of the Trust Board, with input from the Trustee and the Trustee of the Position Holder Trust. In the event of a tie, the Chairperson (as defined below) of the Trust Board shall have the deciding vote. In the event that after the Effective Date all members of the Trust Board shall all resign or otherwise cease to serve at once, no successor shall be appointed as a result of the foregoing provisions. Instead the Trustee shall promptly file a motion with the Bankruptcy Court pursuant to which the Bankruptcy Court shall appoint successor members of the Trust Board to fill all five vacancies, upon notice and hearing to the Creditors’ Trust Beneficiaries.

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7.3          Removal.

(a)          A member of the Trust Board may be removed at any time for Good Cause within the meaning of Section 6.3(a)(iii) as follows:

(i)           By a majority vote of the remaining Trust Board members at any meeting called and held in accordance with the provisions of this Creditors’ Trust Agreement and the Position Holder Trust Agreement.

(ii)           By an order of the Bankruptcy Court after application by (A) one or more Trust Board members, (B) the Trustee, (C) the Trustee of the Position Holder Trust, (D) registered owners of more than thirty percent (30%) of the Position Holder Trust Interests (including for this purpose, (I) registered owners of IRA Partnership Interests corresponding to Position Holder Trust Interests held by the IRA Partnership, and (II) registered owners of New IRA Notes, with the percentage associated with each New IRA Note determined by the amount of Beneficial Ownership pledged as collateral for the New IRA Note), or (E) registered owners of more than thirty percent (30%) of the Creditors’ Trust Interests, and upon notice and a hearing. The Bankruptcy Court shall retain jurisdiction for this purpose.

(b)         At the request of the Trust Board members, any member of the Trust Board shall reasonably promptly submit to an examination by one of the Designated Physicians of such Trust Board member’s choosing, for the purpose of evaluating whether the Trustee Board member is Incapacitated, as defined in Section 6.3(a)(iv). Each Person who agrees to serve as a Trust Board member under this Trust Agreement hereby agrees to permit the disclosure of such personal medical information as is relevant to determine whether such Person has become incapacitated to serve as a Trust Board member, and will sign an appropriate release to permit the same.

(c)          If any member(s) of the Trust Board or the Trustee of either the Creditors’ Trust or the Position Holder Trust believes that Good Cause exists to remove any Trust Board member, such Person(s) shall give written notice thereof to the Trustee of both the Creditors’ Trust and the Position Holder Trust and all members of the Trust Board, specifying with particularity the basis on which that belief is based, and including copies of any documents or written materials that support that belief. The notice shall also call a meeting of the Trust Board to consider whether Good Cause for removal exists, with the meeting to be held not less than 10 days and not more than 30 days after the notice is given.

7.4          Chairperson. The Trust Board members shall elect a Chairperson (the “Chairperson”) by majority vote. The Chairperson shall be identical for the Creditors’ Trust and the Position Holder Trust.

7.5          Procedures. The Trust Board shall adopt bylaws that shall provide for the governance of the Trust Board, and shall permit telephonic meetings.

7.6          Function, Duties and Responsibilities. Neither the Trust Board nor any member shall be liable for any duties or obligations except for the performance of such duties and obligations as are specifically set forth herein, and no implied covenants or obligations shall be read into this Creditors’ Trust. The Trust Board shall have the following function, duties and responsibilities:

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(a)          It shall meet with the Trustee upon such regular basis as the Trust Board and the Trustee deem appropriate, but in no event less frequently than monthly (except as may be unanimously determined otherwise by the Trust Board and Trustee); and

(b)          It shall consult with the Trustee regarding the carrying out of his or her duties, and may specify tasks and duties to be taken by the Trustee in furtherance of the administration of the Creditors’ Trust and consistent with the terms of the Plan and this Creditors’ Trust Agreement, including (but not limited to) with respect to:

(i)          Administration of the Trust Estate;

(ii)         Status of the Causes of Action; and

(iii)        Distributions to Creditors’ Trust Beneficiaries.

(c)           In addition, the Trustee shall be required to obtain the consent of a majority of the Trust Board’s members before taking, or refraining from taking, action with regard to certain matters (each a “Major Decision”) as follows:

(i)          Approval of the Trustee’s proposed monthly plan and budget, which shall be submitted by the Trustee reasonably in advance of the meeting at which it will be considered, and which shall be prepared in accordance with Section 7.9(d) below.

(ii)         Any proposed disposition of Creditors’ Trust Assets involving monetary sums exceeding $250,000, or any proposed compromise of a Cause of Action where the amount in controversy is in excess of $250,000.

(iii)        Any proposed distribution to Creditors’ Trust Beneficiaries on account of their interests; provided, however, that annual distributions of net income of the Creditors’ Trust plus all net proceeds from the sale or liquidation of the Causes of Action shall be made annually as required in accordance with Section 3.2 hereof.

(iv)       Any proposed agreement (excluding any document in connection with the Plan) involving a Trust commitment or obligation exceeding or reasonably expected to exceed $250,000.

(v)         Any proposal or determination to forego pursuit of a claim or Cause of Action held by the Trust, or to re-assign any Additional Assigned Claim(s) to any Rescission Settlement Subclass Member(s), where the amount in controversy exceeds $250,000.

(vi)        Any proposal to amend the Trust Agreement, the Plan or the Confirmation Order.

(vii)      Any promissory note to be issued by the Creditors’ Trust for borrowing an amount in excess of $250,000; provided however, that this shall

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not apply to any promissory note or other evidence of indebtedness to be issued pursuant to authority granted under the Plan.

(viii)      Any proposal to pay or borrow any amounts to or from an Affiliate of the Trustee, in excess of $25,000.

(ix)       Any proposed retention or engagement of professionals as contemplated in Section 4.1(b) of this Creditors’ Trust Agreement, provided, however, that consent to such retention or engagement shall not be unreasonably withheld or delayed.

(x)          Any proposed action or transaction within the scope of Section 4.1(c), (j) or (k) of this Creditors’ Trust Agreement.

(xi)        Any proposal to terminate, declare insolvent, or seek to extend the life of the Creditors’ Trust.

(d)          In addition to their duties as members of the Trust Board of the Creditors’ Trust, the members of the Trust Board shall also serve as members of the Advisory Committee for the IRA Partnership. The Advisory Committee shall have the function, duties and responsibilities set forth in the IRA Partnership Agreement.

7.7          Duration. The Trust Board shall remain in existence until both the Creditors’ Trust and the Position Holder Trust are terminated.

7.8          Compensation and Expenses. The members of the Trust Board and the Chairperson shall receive compensation for their performance of services as members of the Trust Board or Trust Board Chairperson, as the case may be, as follows:

(a)          Trust Board members shall receive an annual compensation set by a supermajority of the Trust Board, but in no event greater than $40,000 per annum, payable in arrears in quarterly installments; provided, however, that the Chairperson may, with the advance approval of at least three (3) other Trust Board members, receive additional annual compensation not to exceed $10,000.

(b)          Trust Board members shall receive reimbursement of reasonable and actual out-of-pocket expenses incurred in performing Trust Board duties. In addition, the Trust Board shall be entitled to retain its own legal counsel and advisors, and the cost of such engagement shall be paid by the Creditors’ Trust and/or Position Holder Trust as determined and allocated by the Trust Board (depending on the nature and purpose for which such charges were incurred).

(c)          The compensation set forth above shall be for services as member of the Trust Board and the Advisory Committee or for service as Chairperson for both the Creditors’ Trust and the Position Holder Trust, and such compensation shall be allocated equally between the two Trusts. The Trust Board may by a majority vote elect to change the allocation of compensation between the two Trusts such that one of the two Trusts may pay a greater or lesser percentage of the compensation than the other.

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7.9           Meetings and Reports.

(a)           During the first six (6) months following the Effective Date, the Trustee shall meet with the Trust Board at least on a monthly basis, unless the meeting is cancelled by the Trust Board. At such meetings the Trustee shall make available to the Trust Board the Creditors’ Trust’ s books and records. Thereafter, the Trust Board shall determine, in consultation with the Trustee, whether less frequent meetings are appropriate. Three (3) members of the Trust Board shall constitute a quorum for purposes of meetings of the Trust Board.

(b)           Special meetings may be held as such times as set by the Trust Board, the Chairperson, or requested by the Trustee. The Trustee shall attend such meetings upon reasonable request of the Trust Board or the Trustee.

(c)           The Trustee shall maintain contemporaneous books and records of all Creditors’ Trust’ s business, transactions and affairs and shall engage independent accountants to audit the Trust’ s financial statements.

(d)           The Trustee shall provide a monthly report to the Trust Board containing the following information:

(i)          A status report on any pending, or concluded litigation, and including any litigation anticipated to be commenced during the period covered by the budget.

(ii)         A budget projection of the amounts anticipated in the next month to be paid to pursue litigation.

(iii)        Proceeds received by the Creditors’ Trust resulting from the settlement or judgment on a Cause of Action and all payments with respect to any investment of such proceeds during the preceding month and year to date, and all proceeds added to reserves during the relevant period.

(iv)        The information contemplated in Section 4.6(c).

(v)         The amount of the proposed annual distribution required under Section 3.2 hereof shall be included in the monthly report preceding such annual distribution.

(e)           The Trustee shall provide such other and further reporting, and allow reasonable inspection by the Trust Board of the Creditors’ Trust’ s offices, books and records, as requested by the Trust Board or Chairperson, from time to time. In addition to other reporting required herein, as soon as practicable after the termination of the Creditors’ Trust, the Trustee shall submit a final written report and accounting to the Trust Board.

7.10         Liability; Indemnification. The Trust Board and it members shall be covered by fiduciary insurance maintained by the Creditors’ Trust and sufficient to satisfy the Creditors’ Trust’ s obligations to indemnify the Trust Board and its members set forth herein,

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including the Creditors’ Trust’ s obligations to indemnify the Trust Board and its members in their capacity as members of the Advisory Committee. Neither the Trust Board, nor any of its members, nor any duly designated agent or representative of the Trust Board, or its respective employees, shall be liable for the act or omission of any other member, agent or representative of the Trust Board or the Advisory Committee, nor shall any member of the Trust Board be liable for any act or omission taken or omitted to be taken in its capacity as a member of the Trust Board or a member of the Advisory Committee for the IRA Partnership, other than acts or omissions committed in bad faith, intentionally, or with reckless indifference to the interest of any beneficiary. Except in the case of a breach of trust committed in bad faith, intentionally, or with reckless indifference to the interest of any beneficiary, the Trust Board and each of its members shall not be liable for any loss or damage by reason of any action taken or omitted by the Trust Board or the Advisory Committee or any member pursuant to the discretion, power and authority conferred on the Trust Board by this Creditors’ Trust Agreement or on the Advisory Committee by the IRA Partnership Agreement. The Creditors’ Trust shall indemnify, hold harmless and advance expenses to the Trust Board and its members, agents, representatives, professionals, and employees from and against and in respect to any and all liabilities, losses, damages, claims, costs and expenses, including, but not limited, to attorneys’ fees and costs arising out of or due to their actions or omissions, or consequences of such actions or omissions, with respect to the Creditors’ Trust or the IRA Partnership; provided, however, that no such indemnification will be made to such Persons for such actions or omissions as a result of willful misconduct, gross negligence or fraud.

7.11         Reliance by Trust Board. The Trust Board and its members may rely, and shall be fully protected personally in acting upon, any resolution, statement, certificate, instrument, opinion, report, notice, request, consent, order, or other instrument or document which the Trust Board / member believes to be genuine and to have been signed or presented by the proper party or parties or, in the case of facsimile transmissions or electronic mail, to have been sent by the proper party or parties, in each case without obligation to satisfy itself that the same was given in good faith and without responsibility for errors in delivery, transmission, or receipt. In the absence of fraud, willful misconduct or gross negligence on the Trust Board’ s part, the Trust Board and its members may rely as to the truth of any statements contained therein in acting thereon. The Trust Board may, in connection with the performance of its function, and in its sole and absolute discretion, hire and consult with attorneys, accountants, and its agents, and the Trust Board and its members shall not be liable for any act taken, omitted to be taken, or suffered to be done in accordance with advice or opinions rendered by such professionals. Notwithstanding such authority, the Trust Board and its members shall be under no obligation to consult with attorneys, accountants or its agents, and its determination to not do so shall not result in the imposition of liability on the Trust Board or its members, unless such determination is based on willful misconduct, gross negligence or fraud.

7.12         No Personal Liability. Neither the Trust Board nor any member shall have any personal liability or individual obligation to satisfy any liability incurred by the Trustee, the Creditors’ Trust, the IRA Partnership or its Manager, except to the extent that such liability results from the Trust Board’ s, or its relevant member’ s, willful misconduct, gross negligence, or fraud.

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ARTICLE VIII.

AMENDMENTS

8.1           Amendments. The Trustee, subject to approval by the Trust Board as required in Section 7.6(c), and after consultation with the Trustee of the Position Holder Trust, may make and execute written amendments to this Creditors’ Trust Agreement with the approval of the Bankruptcy Court; provided, however, that in no event shall this Creditors’ Trust Agreement be amended unless the Plan is also amended to the extent necessary to be consistent with this Creditors’ Trust Agreement as so amended; and provided further, that in no event shall this Creditors’ Trust Agreement be amended (a) so as to change the purpose of the Creditors’ Trust as set forth in Article I hereof, (b) so as to allow property in the General Account to be invested or used in a manner other than as permitted in Section 3.1 hereof, (c) so as to adversely affect the distributions to be made under this Creditors’ Trust Agreement to any Creditors’ Trust Beneficiaries, or (d) so as to adversely affect the U.S. federal income tax classification and treatment of the Creditors’ Trust and its beneficiaries in accordance with Section 5.1 hereof. Notwithstanding the foregoing, without the need for any approval by the Bankruptcy Court, the Trustee shall amend Exhibit B and amend Exhibit C from time to time, and at least semi-annually, to reflect additional contributions of Creditors’ Trust Assets, and any related issuances of Creditors’ Trust Interests, and any reduction in Creditors’ Trust Interests if any Rescission Settlement Subclass Member is granted a re-assignment of his or her Additional Assigned Claim and thereby relinquishes his or her Additional Allowed Claim, all as made or granted in accordance with the Plan and this Creditors’ Trust Agreement.

ARTICLE IX.

DEFINITIONS

9.1           Definitions. As used in this instrument, the following terms shall have the meanings set forth below:

“Affiliate” with respect to any Person means any Person, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with such Person; for the purpose of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, employment or otherwise.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Creditors’ Trust Beneficiary” shall mean any Creditors’ Trust Beneficiary that is a “benefit plan investor” within the meaning of Section 3(42) of ERISA or an “employee benefit plan” (within the meaning of Section 3(3) of ERISA) that is a governmental plan within the meaning of Section 3(32) of ERISA.

“Holder Dispute” means any dispute between any Rescinding Position Holder or the Holder of a Creditors’ Trust Interest relating to (i) the amount of the Rescinding Position

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Holder’ s Allowed Claim, (ii) the Pro Rata share of any distribution by the Creditors’ Trust to which such Holder is entitled, or (iii) any other matter relating to the Creditors’ Trust, the Creditors’ Trust Assets or this Creditors’ Trust Agreement; provided, however, that any dispute relating to any of the Causes of Action contributed to the Creditors’ Trust pursuant to the Plan, the Class Action Settlement Agreement or the MDL Settlement Agreement shall not be Holder Disputes subject to the dispute resolution procedures in this Creditors’ Trust Agreement.

“Permitted Transferee” shall mean (i) any Affiliate of a Creditors’ Trust Beneficiary, (ii) a successor trustee or beneficiary of any Creditors’ Trust Beneficiary that is a trustee or a trust, (iii) a successor fiduciary or custodian of any Creditors’ Trust Beneficiary that is a state sponsored pension or retirement plan, (iv) the partners, members or shareholders of a Creditors’ Trust Beneficiary that is organized as a partnership, limited liability company or corporation in connection with the liquidation of such Creditors’ Trust Beneficiary, (v) a liquidating or voting trust established by a Creditors’ Trust Beneficiary or its Affiliate to hold such Creditors’ Trust Beneficiary’ s assets in connection with the liquidation and dissolution of such Creditors’ Trust Beneficiary, or (vi) any transferee entitled to ownership of a Creditors’ Trust Interest as a result of the death, divorce or incompetency of a Creditors’ Trust Beneficiary, or pursuant to an order of a court of competent jurisdiction.

“Person” shall be construed broadly and shall include an individual, a partnership, a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof, and any other legally cognizable entity.

ARTICLE X.

MISCELLANEOUS PROVISIONS

10.1         Applicable Law. The Creditors’ Trust created herein shall be construed, regulated and administered under the laws of the State of Texas without regard to principles of conflicts of law.

10.2         ERISA. The Trustee shall use reasonable efforts not to take any action or to omit to take any action that would cause any ERISA Creditors’ Trust Beneficiary to be in violation of ERISA or the Internal Revenue Code.

10.3         No Association, Partnership or Joint Venture. This Creditors’ Trust Agreement is not intended to create and shall not be interpreted as creating an association, partnership or joint venture of any kind.

10.4         Partial Invalidity. If any term or provision of this Creditors’ Trust Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term of this Creditors’ Trust Agreement, such term or provision shall be fully severable and this Creditors’ Trust Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part of this Creditors’ Trust Agreement; and the remaining terms and provisions of this Creditors’ Trust Agreement shall remain in full force and

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effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Creditors’ Trust Agreement, and this Creditors’ Trust Agreement shall be construed so as to limit any term or provision so as to make it a legal, valid and enforceable provision.

10.5         Notices. All notices, requests, consents and other communications hereunder shall be in writing and shall be addressed (a) if to the Trustee, at the address set forth on the signature page hereof, or such other address as such Trustee will have furnished; and (b) if to any Creditors’ Trust Beneficiary, at the address for such Creditors’ Trust Beneficiary reflected in the Creditors’ Trust books and records (as contributed to the Creditors’ Trust pursuant to the Plan), or such other address as such Creditors’ Trust Beneficiary will have furnished the Trustee. All such notices, requests, consents and other communications shall be given to the Trustee by facsimile, hand delivery, overnight delivery, or, to a Creditors’ Trust Beneficiary, by first-class mail, postage prepaid, and shall be deemed given when actually delivered (with respect to the Trustee), or three business days after deposit in the U.S. mail if mailed (with respect to a Creditors’ Trust Beneficiary).

10.6         Counterparts. This Creditors’ Trust Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute one and the same instrument.

10.7         Headings. The section headings contained in this Creditors’ Trust Agreement are solely for convenience of reference and shall not affect the meaning or interpretation of this Creditors’ Trust Agreement or of any term or provision hereof.

10.8         Confidentiality. The Trustee shall, during the period that it serves in such capacity under this Creditors’ Trust Agreement and following either the termination of this Creditors’ Trust Agreement or such Trustee’s removal, incapacity, or resignation hereunder, hold strictly confidential and not use for personal gain any material, non-public information of or pertaining to any entity to which the Causes of Action relate or of which it has become aware in its capacity as Trustee.

10.9         Bond Required. The Trustee (including any successor trustee) shall be required to provide a bond in an amount as set and approved by the Bankruptcy Court in accordance with the Plan.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Creditors’ Trust Agreement or caused this Creditors’ Trust Agreement to be duly executed as of the day and year first written.

LIFE PARTNERS HOLDINGS, INC., a Texas corporation and Reorganized Debtor

By:
Name:
Title:

LIFE PARTNERS, INC., a Texas corporation and Reorganized Debtor

By:
Name:
Title:

LPI FINANCIAL SERVICES, INC., a Texas corporation and Reorganized Debtor

By:
Name:
Title:

LIFE PARTNERS POSITION HOLDER TRUST

,
As Trustee of the Position Holder Trust

[Signature Page to Creditors’ Trust Agreement]

TRUSTEE

__________, As Trustee of the Creditors’ Trust

Address for Creditors’ Trust Trustee:

ACCEPTED as of the Effective Date set forth above by the undersigned members of the Trust Board [add signature line for each member]:

TRUST BOARD

__________,
As a member of the Trust Board

Address for Trust Board member:

EXHIBIT A

Second Amended Joint Plan of Reorganization of Life Partners Holdings, Inc., et al, Pursuant to Chapter 11 of the Bankruptcy Code

EXHIBIT B

Description of Creditors’ Trust Assets

To be attached to an executed copy of the Creditors’ Trust Agreement,
As certified on the Effective Date by the Parties thereto.

EXHIBIT C

Initial Register of Creditors’ Trust Beneficiaries

Name of Creditors’ Trust Beneficiary	Creditors’ Trust Interests (Units)

EXHIBIT D

Proposed Trustee and Compensation Terms for Trustee

Trustee:

Alan M. Jacobs

AMJ Advisors LLC

999 Central Avenue, Suite 208

Woodmere, New York 11598

Compensation Terms:

EXHIBIT E

Proposed Initial Trust Board Members

1. Bert Scalzo

2. Skip Trimble

3. Mark Reddus

4. Jose Montemayor*

5.

* Pursuant to the Vida Term Sheet described in the Plan, Mr. Montemayor will serve as a member of the Trust Board if the Vida Plan Collaboration Agreement is fully executed and approved by the Bankruptcy Court and the Joint Plan is confirmed. If that does not occur, Mr. Phil Loy will be proposed as a Trust Board member instead of Mr. Montemayor.

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EXHIBIT B

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EXHIBIT B-1

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EXHIBIT C

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Prepared for H. Thomas Moran, Chapter 11 Trustee of Life Partners Holdings, Inc.

Life Partners Debtors Projected Portfolio Performance ($000’s)

Total Portfolio Face Value [1]	$2,308,160
Total Portfolio Invested Capital [2]	$1,364,403

	2012 [3]	2013 [3]	2014 [3]	2015[3] [4]	2016 [5]	2017	2018	2019-2025	2026-2045	2016 - 45 Total [8]	% of Face Value [9]	% of Invested Capital [9]
TOTAL PORTFOLIO PERFORMANCE
Total Maturities	$70,119	$36,643	$78,528	$118,340	$144,004	$164,343	$181,423	$1,111,562	$461,023	$2,062,355
Total Premiums	(93,149)	(100,414)	(106,310)	(45,639)	(50,660)	(68,980)	(82,371)	(528,627)	(194,030)	(924,668)
Portfolio Cash Flow - Sub Total [6]	(23,030)	(63,771)	(27,782)	72,701	93,344	95,363	99,052	582,935	266,994	1,137,687	53%	90%

Servicing Fees (2.8% of Maturities) [10]					(4,032)	(4,602)	(5,080)	(31,124)	(12,909)	$(57,746)
Portfolio Cash Flow [7]					89,312	90,761	93,972	551,811	254,085	1,079,941	51%	86%

NOTES

The accompanying Global Notes are an integral part of the financial information and exhibits included with the Debtors’ Third Amended Joint Plan of Reorganization and Disclosure Statement, which should be read together with the financial information and exhibits contained therein. References to the company in the financial exhibits include all of the Debtors or the Successor Entities (other than the Creditors’ Trust) as the context requires.

[1] Portfolio face value is estimated based on company records as of 3/15/2016, excluding maturities held in escrow.

[2] Invested Capital is estimated as of 3/15/2016 based on company records of acquisition cost and premium escrow/expense.

[3] Historical maturities and premiums are based on company records.

[4] Premiums were lower in 2015 as compared to earlier years due to premium optimization efforts initiated by the Chapter 11 Trustee. Maturities prior to the Subsidiary Petition Date were paid out to investors. Post petition maturities have been held in escrow, to the extent received, and are currently estimated at $76.5 million as of 12/31/2015, and $93.3 million, as of 3/31/2016. A $25 million maturity funds facility has been fully drawn, reducing this amount, and is to be repaid by the Position Holder Trust pursuant to the Plan.

[5] The projection for 2016 includes pre and post Effective Date amounts. The Effective Date is assumed to be 9/30/2016.

[6] Maturities and premiums were generally projected at the portfolio level, not by individual policy or position.

- Actual results will vary from these projections due to naturally occurring statistical fluctuations and actual mortality rates; variances could be material.

- Maturities were projected by analyzing actual portfolio experience, the 2015 VBT, select relevant factors including mortality tables as published by the Society of Actuaries, applying mortality improvement in the future, and adjusting multiples appropriately as the population ages.

- Projected premiums were optimized where possible, including application of cash surrender values, where appropriate. Where premium optimization, or information, was not available, historical or current performance, including level premium estimates, was used.

[7] Portfolio Cash Flow reflects projected total cash flow from Beneficial Ownership of the entire policy portfolio without regard to Investor elections under the Plan.

[8] Near term annual performance is illustrated, up to a ten year term (2025), and up to a 30 year term (2045). There are an additional $62.1 million in maturities forecasted to occur after 2045, requiring $26.8 million in premiums. The estimated portfolio cash flow on these remaining maturities (after deduction of servicing and any custodial account costs) would be $33.5 million, an additional 2.46% of invested capital.

[9] Presentation of ’% of Face Value’ and ’% of Invested Capital’ reflect projected recoveries paid out to Investors, as detailed in the accompanying Feasibility of Plan Entities exhibit. Recovery calculations include distribution of maturity funds held in escrow on post petition maturities. Actual results will vary from the projections, perhaps materially, and are subject to all of the risks described in the Disclosure Statement.

[10] Servicing Fees are based on the terms included in the Vida Term Sheet filed as an exhibit to the Disclosure Statement. If the transactions contemplated by the Vida Term Sheet are not consummated, the Servicing Fees will be 3% of Maturities, which would decrease Total Portfolio Cash Flow for the 2016 – 45 period by approximately $4.1 million, and “% of Face Value” and “% of Invested Capital” would remain the same as presented.

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Prepared for H. Thomas Moran, Chapter 11 Trustee of Life Partners Holding, Inc.

Subject to Further Review and Revision

Life Partners Debtors

Global Notes to Financial Information – Third Amended Joint Plan & Disclosure Statement

THE GLOBAL NOTES ARE AN INTEGRAL PART OF THE FINANCIAL INFORMATION AND EXHIBITS INCLUDED WITH THE DEBTORS’ THIRD AMENDED JOINT PLAN OF REORGANIZATION AND DISCLOSURE STATEMENT, WHICH SHOULD BE READ TOGETHER WITH THE FINANCIAL INFORMATION AND EXHIBITS CONTAINED THEREIN. SPECIFIC REFERENCE IS MADE TO THE DISCLAIMER INCLUDED IN THE DISCLOSURE STATEMENT.

The following notes are applicable to the attached projections in all respects, unless specifically noted otherwise therein:

GENERAL

1. Projections are based on information supplied by the Debtors or from sources believed to be reliable and have not been independently verified. Assumptions are subject to further review & revision.

2. Assumes Plan confirmation and an Effective Date of 9-30-16.

3. A key Plan element provides that Fractional Interest Holders may elect to opt-in to a post-confirmation Position Holder Trust, where they pay no further premiums or servicing fees and receive periodic cash distributions, or may elect to opt-out as a Continuing Fractional Holder, where they continue to pay their own premiums, a servicing fee out of maturities, and make a 5% contribution to the Position Holder Trust. Under the Vida Term Sheet filed as an exhibit to the Disclosure Statement, the servicing fee would be 2.8%; if for any reason the transactions contemplated by the Vida Term Sheet are not consummated, the servicing fee will be 3.0%.

4. The Plan Proponents have negotiated a Term Sheet with Vida Capital, Inc. pursuant to which Vida would, among other things, provide exit financing to fund the Plan. If the transactions contemplated by the Vida Term Sheet are not consummated, Plan funding will be provided by the Maturity Funds Facility. The Debtors, or Position Holder Trust Trustee, may elect to seek other funding, including exit financing, in their business judgement, as provided in the Plan or Position Holder Trust Agreement.

5. Assumes current maturities (received and pending, as of 3/31/2016) of approximately $93 million, reduced for Maturity Funds Facility borrowings of $17 million (net balance of $76 million), and an estimated additional $12 million/month of maturities through end of September 2016, reduced for an additional $8 million of Maturity Funds Facility borrowings as of the Effective Date. The resulting total Effective Date maturities balance (including pending

1

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receipts) is projected to be $165 million, less the Maturity Funds Facility balance of $25 million, or a net balance of $140 million), of which 5% will be contributed to the Position Holder Trust. Premium escrow balances are approximately $70 million.

6. Excess cash flow from the Position Holder Trust is distributed to all investors who have a Position Holder Trust Interest, subject to calculations and offsets set forth in the Plan and Disclosure Statement.

7. Professional fees subsequent to September 2016, Creditors’ Trust recoveries and expenses, and any IRA Partnership expenses are not included.

8. Assumes 80% of Viatical policy investors opt-in to the Position Holder Trust, and 20% opt-out, and that 40% of Senior/Life Settlement policy investors opt-in to the Position Holder Trust, and 60% opt-out.

9. Assumes the majority of IRA Holders will opt-in to the Position Holder Trust, and only 5% of IRA Holders will elect to become Continuing IRA Holders, receiving New IRA Notes. New IRA Note calculations are based upon the following assumptions: The principal value of the New IRA Notes is estimated to be 29% of the fractional face value of the related positions; the interest rate is 3% paid annually, assuming sufficient cash flow; the principal balance is paid in a lump sum at maturity, 15 years after the Effective Date.

10. Projections assume that the transactions contemplated by the Vida Term Sheet are consummated as contemplated thereby, including the sale of the right to enter into the Servicing Agreement to Vida. If for any reason that sale does not occur, servicing and administration operations will be continued through Newco and Reorganized LPI.

POLICY PORTFOLIO

11. Senior mortality - Probabilistic and stochastic modeling was based on the Society of Actuaries’ 2015 VBT NS ALB at a mortality multiplier of 160% for males and 90% for females, using the table at the insured’s age in the month of the earliest policy purchased.

12. Viatical mortality – Probabilistic and stochastic modeling was based on the Society of Actuaries’ 2015 VBT NS ALB at a mortality multiplier of 500% for males and females, using the table at the insured’s age in the month of the earliest policy purchased.

13. Mortality improvement – Annual mortality improvement, based on US population data from 1985 – 2010 was applied by gender on an attained age basis.

14. Mortality multiplier wear off – Initial mortality multipliers greater than one were worn off to 1.00 by age 100. One half of the wear off was completed by the time the insured attained an age that was half-way between their age on December 1, 2015 and age 100. Initial multipliers less than one were not worn off or altered in any way going forward.

15. Premium streams – In order of preference, identified below are the relevant categories of premium stream information available and the assumptions thereon:

2

Case 15-40289-rfn11 Doc 2500-4 Filed 06/22/16   Entered 06/22/16 01:39:28   Page 5 of 6

a. Level Premium Policies - Whole life policies require level premium payments each period, which were determined based on information provided by the Debtors;

b. 3rd Party Optimization Completed - The Debtors enlisted independent firms to produce optimized premium streams using proprietary methods; these premium streams were relied upon;

c. Level Premium to Maturity Illustrations - Certain illustrations provided by the Debtors were used showing level premiums that would fund the policy to maturity;

d. Short Term Optimized Streams - The Debtors calculated up to two years of future premiums, which were used in the model. The percentage increase in the premium from year one to year two was used to calculate future premium increases until maturity, subject to an annual cap of 20%;

e. Disability Waived Premiums to Age 65 - No premiums were specified as they had been waived to age 65. After age 65, premiums produced from a study of actual annual premiums on a portfolio of owned whole life policies were used;

f. Level Term Policies – The level premium specified was used until age 65, and then the premiums calculated in the previous step for ages beyond 65;

g. Current Premium Only – Where only a single premium was available, it was used for the first year. Subsequently, the premium was increased by 9% each year, consistent with the average increase in mortality rates of the 2001 CSO mortality table, which was commonly used in contemporaneous policies to set maximum mortality rates;

h. No Information Available – An age band based premium stream was developed from a study of a portfolio of owned policies. It increased every 5 years until age 65, and subsequently the level whole life premium developed above was used until maturity, which was assumed to be age 100.

OPERATIONS

16. The full 12 month projection for 2016 is shown, including amounts paid and received before the projected Effective Date of the Plan. The tail projection for years beyond 2045 has been omitted.

17. Assumes only a limited amount of overdue receivables will be collected from Continuing Fractional Holders (opt-out Investors) as cure payments.

18. Subject to further negotiation and Court approval, a reserve has been created in these projections for proposed compensation to the Class Action Counsel and Chapter 11 Trustee (for his service in all of the fiduciary capacities in which he has served in connection with the Debtors’ bankruptcy cases).

3

Case 15-40289-rfn11 Doc 2500-4 Filed 06/22/16   Entered 06/22/16 01:39:28   Page 6 of 6

The Class Action Litigants’ Counsel Fees are proposed to be paid out of $33 million in maturities on assigned Pre-Petition Abandoned Positions. The present value of the projected maturities cash flow at a 20% discount rate is $5.2 million.

The Chapter 11 Trustee fee is proposed to be paid out of $16 million in maturities on assigned Pre-Petition Abandoned Positions, plus an amount equal to a 0.5% fee on all maturities from the Beneficial Ownership held by the Position Holder Trust, which amount is projected to be paid or reimbursed from abandoned positions. The present value of the projected cash flow at a 20% discount rate is $5.2 million, and it is projected that maturities from Pre-Petition Abandoned Positions remaining in the Position Holder Trust would be sufficient to pay (or reimburse) the share of maturities paid to the Chapter 11 Trustee.

Determination of the actual amount of the proposed compensation may not occur until Plan confirmation. The proposed compensation structure could be modified to include a combination of cash and abandoned positions, but is not anticipated to exceed the present value amounts noted above. Confirmation of the Plan does not grant an allowance of such compensation, and is without prejudice to any parties in interest position with respect to such proposed compensation. Such amounts have not been agreed to by either the Committee or the Plan Supporters and, in any event, would be subject to, among other things, Court approval.

19. A reserve fund is to be established for the Position Holder Trust sufficient to cover 120 days of premium payments.

20. The Position Holder Trust shall provide initial funding and capitalization of the Creditors’ Trust and, if the sale of the right to enter the Servicing Agreement with Vida does not occur, Newco.

21. Assumes Continuing Fractional Holders (opt-out Investors) will have the following Payment Default rates per year (the related Continuing Fractional Positions will be transferred to the Position Holder Trust pool):

2016 0.5%

2017 0.5%

2018 15%

2019 20%

2020 25%

2021 through 2045 30%

4

Case 15-40289-rfn11 Doc 2500-5 Filed 06/22/16   Entered 06/22/16 01:39:28   Page 1 of 8

EXHIBIT D

Case 15-40289-rfn11 Doc 2500-5 Filed 06/22/16   Entered 06/22/16 01:39:28   Page 2 of 8

Prepared for H. Thomas Moran, Chapter 11 Trustee of Life Partners Holdings, Inc.

Life Partners Debtors

Feasibility of Plan Entities

($000’s)

	2016 [1]	2017	2018	2019-2025	2026-2045	Period Total
Position Holder Trust Projection
Maturities [2]	$101,476	$115,462	$135,499	$997,244	$456,890	$1,806,572
Premiums [3]	(36,099)	(815,301)	(62,036)	(475,649)	(192,471)	(49,046)
Net Cash Flow from Portfolio	65,377	66,416	73,463	521,595	264,420	991,271

New IRA Note Interest Payments [4]	-	(426)	(426)	(2,979)	(2,554)	(6,384)
New IRA Note Sinking Fund Reserves/Payments [5]	-	(946)	(946)	(6,621)	(5,675)	(14,188)

Maturity Funds Facility Draws [6]	11,172	-	-	-	-	11,172
Maturity Funds Facility Payments & Interest [7]	(26,656)	-	-	-	-	(26,656)
DIP Facility Draws [9]	5,000	-	-	-	-	5,000
DIP Facility Payments & Interest [9]	(5,058)	-	-	-	-	(5,058)
Exit Facility Draws [9]	22,901	-	-	-	-	22,901
Exit Facility Payments & Interest [9]	(400)	(26,576)	(100)	-	-	(27,076)
Creditors’ Trust Funding [8]	(2,000)	(5,000)	(5,000)	-	-	(12,000)

Cash Consideration for Servicing Agreement [9]	5,000	-	-	-	-	5,000
Cure Payment Receipts [11]	789	-	-	-	-	789
Escrowed Premium and Maturity Receipts [12]	44,553	-	-	-	-	44,553
Application of PHT Escrow Funds [13]	(15,000)	-	-	-	15,000	-
Bankruptcy Costs (Administrative and Priority Claims, Professional Fees) [14]	(28,747)	(1,661)	(1,661)	(1,661)	-	(33,729)
PHT Legal & Administrative Costs [15]	(2,517)	(2,817)	(2,313)	(7,981)	(11,970)	(27,598)
PHT Premium Reserves [16]	-	(1,349)	(4,330)	3,882	1,797	-
Servicing Fees [17]	(730)	(3,177)	(3,745)	(27,896)	(12,854)	(48,403)
Cash Available from PHT Operations	73,684	24,466	54,942	478,339	248,163	879,593

Pre-Effective Date Adjustments
Beginning Cash Adjustment	1,473	-	-	-	-	1,473
Exclude Pre Effective Date Maturities [2]	(74,936)	-	-	-	-	(74,936)
Exclude Pre Effective Date Premiums [3]	25,556	-	-	-	-	25,556
Include Other LPI Pre Effective Date Cash Flows	(6,958)	-	-	-	-	(6,958)
Total Pre-Effective Date Adjustments	(54,865)	-	-	-	-	(54,865)

Reserves for PHT Operations [18]	(18,819)	17,997	(559)	(4,850)	(15,488)	(21,719)
Distribution of Ending Cash [19]	-	-	-	-	21,340	21,340
Distributions to Continuing Position Holders and
New IRA Noteholders (on 5% interest) [20]	-	(853)	(871)	(2,448)	(73)	(4,245)
Cash Distributions to PHT Beneficiaries (Excluding Continuing Position Holders)	-	41,610	53,512	471,041	253,942	820,104

New IRA Note Summary [21]
Beginning Balance	14,188	14,188	14,188	14,188	14,188	14,188
Interest Received	-	426	426	2,979	2,554	6,384
Principal Received	-	-	-	-	(14,188)	(14,188)
Ending Balance	14,188	14,188	14,188	14,188	-	-

New IRA Noteholder Payments Received	-	426	426	2,979	16,741	20,572
New IRA Noteholder Distributions from PHT [20]	-	21	21	59	2	102
Payments / Distributions to New IRA Noteholders	-	446	447	3,038	16,743	20,674

Case 15-40289-rfn11 Doc 2500-5 Filed 06/22/16   Entered 06/22/16 01:39:28   Page 3 of 8

Prepared for H. Thomas Moran, Chapter 11 Trustee of Life Partners Holdings, Inc.

Life Partners Debtors

Feasibility of Plan Entities

($000’s)

Continuing Fractional Holder Summary
Maturities [22]	42,515	48,832	45,868	113,945	3,629	254,789
Premiums [23]	(14,561)	(19,934)	(20,335)	(52,978)	(1,559)	(109,367)
Escrowed Premium Credit [24]	30,468	-	-	-	-	30,468
Exclude Pre Effective Date Maturities [25]	(31,242)	-	-	-	-	(31,242)
Servicing Fees [26]	(332)	(1,439)	(1,352)	(3,358)	(107)	(6,589)
Cont. Frac. Holder Distributions from PHT [20]		833	850	2,389	71	4,143
Distributions to Cont’g Fractional Holders	26,848	28,291	25,032	59,998	2,034	142,203

Maturity Escrow
Distribution of Pre-Effective Date Maturities [27]	157,283					157,283

Total Recoveries Distributed [28]						$1,140,264

NOTES

The accompanying Global Notes are an integral part of the financial information and exhibits included with the Debtors’ Third Amended Joint Plan of Reorganization and Disclosure Statement, which should be read together with the financial information and exhibits included therein. References to the company in the financial exhibits include all of the Debtors or the Successor Entities (other than the Creditors’ Trust) as the context requires.

[1] The projection for 2016 includes pre- and post-Effective Date amounts. The New IRA Note beginning balance is as of the Effective Date and reflects the assumptions set forth in note [21] below. The Effective Date is assumed to be 9/30/2016.

[2] Includes Pre-Effective Date maturities on the portion of the portfolio that is assumed to elect to opt in to the Position Holder Trust. The 5% of Continuing Holder maturities assigned to the PHT is also included.

[3] Includes premiums paid on Abandoned Positions, which are projected to be the source for payment of fees and compensation reserved for as described in note [18] of the Global Notes. Also includes Pre-Effective Date premiums on the portion of the portfolio that is assumed to elect to opt in to the Position Holder Trust. Premiums on 5% of Continuing Holder positions are also included.

[4] Interest payments are to be made on the schedule detailed in the Plan and Disclosure Statement.

[5] Includes funds set aside by the Position Holder Trust each year to ensure adequate funding is available for the payments due at maturity on the New IRA Notes.

[6] $13.8 million drawn in 2015; remaining $11.2 million drawn in 2016.

[7] Borrowed maturity funds will be repaid on the Effective Date, with interest.

[8] The amount of capitalization is estimated and is part of the ongoing analysis of Plan implementation, and is subject to change. The projected capitalization will be set forth in the Creditors’ Trust Agreement. Amounts not paid on the Effective Date will be paid on demand within three years following the Effective Date. The Creditors’ Trust Trustee and his professionals will be compensated out of the Creditors’ Trust, and a portion of the Governing Trust Board’s compensation may also be paid by the Creditors’ Trust.

[9] This exhibit has been revised to reflect the Vida Term Sheet filed as an exhibit to the Disclosure Statement. If the agreements contemplated by the Vida Term Sheet are executed, approved by the Bankruptcy Court and fully consummated, the following transactions will occur: Vida will provide a debtor in possession (DIP) loan of up to $10 million, at 14% interest, maturing on the Effective Date; Vida will pay $5 million cash consideration on the Effective Date for the right to enter into the Servicing Agreement; Vida will provide an Exit Loan on the Effective Date of up to $55 million, at 13% interest (with 6 months of guaranteed interest on the full $55 million due at repayment or maturity), maturing on the second anniversary of the Effective Date, and with a $300,000 commitment fee; and Vida will provide a revolving loan facility of $25 million available on and for a period of 3 years after the Effective Date, at 13% interest, with an unused line fee each year the loan facility is outstanding equal to the lesser of $100,000 or 0.0075 (0.75 percent) of the undrawn amount on reserve. If for any reason those transactions do not occur, funding will be provided by the Maturity Funds Facility provided for in the Third Amended Joint Plan.

[10] Note deleted.

[11] Assumes certain past due premium amounts will be collected from Continuing Holders within 90 days after the Effective Date.

[12] Includes $36.2 million in premium escrow for positions assigned to the Position Holder Trust, reduced for escrow amounts which are projected to be used to cover premium shortfalls until the Effective Date (with the PHT’s 5% share of Continuing Holder premium escrow), $77.8 thousand in Pre Effective Date maturities on Pre Petition Abandoned Positions, and $8.3 million for the assignment of 5% of escrowed maturities held by Continuing Holders.

[13] $15.0 million of the PHT premium escrow funds have been reserved until the end of the projection period to manage liquidity volatility and demonstrate feasibility. However, all funds are available for application against premium costs immediately after the Effective Date.

Case 15-40289-rfn11 Doc 2500-5 Filed 06/22/16   Entered 06/22/16 01:39:28   Page 4 of 8

Prepared for H. Thomas Moran, Chapter 11 Trustee of Life Partners Holdings, Inc.

Life Partners Debtors

Feasibility of Plan Entities

($000’s)

[14] Includes $23.3 million in Professional Fee & Noticing Agent payments (including Pre-Effective Date payments), $3.5 million in Administrative Claims, $6.6 million in Priority Tax Claims payments (paid over four years), and Newco Break-Up Fees of $250 thousand.

[15] Includes projected annual PHT costs for legal, administrative, mailings, Governing Board compensation, consulting fees, interest income on portfolio maturities, public company reporting costs, PHT Trustee Fees (beginning mid 2016 as set forth in the Position Holder Trust documents, and his/her staff and/or consultants), and custodial account charges. These anticipated costs have been refined from amounts shown in the prior feasibility exhibit as a result of collaboration among the Chapter 11 Trustee, the Unsecured Creditors’ Committee and Vida.

[16] Includes funding for the Position Holder Trust to keep a 120 day premium reserve in effect throughout the projected period. The $15 million in escrowed premiums reserved above is included in the 120 day premium reserve.

[17] Servicing fees of 2.8% of Maturities for positions held by the Position Holder Trust. Fees reflect terms negotiated with Vida Capital. The Newco servicing entity, which was shown in the prior exhibit, is rendered unnecessary due to the servicing agreement with Vida Capital, therefore Newco has been removed from this projection.

[18] Operational reserves set aside by the PHT Trustee for working capital needs.

[19] Excess cash from the Position Holder Trust will be distributed to its beneficiaries after any financing provided by Vida has been repaid in full (expected to occur by early 2017). Distributions are expected to be made at least once a year, or more frequently as determined by the PHT Trustee in consultation with the Governing Trust Board.

[20] Continuing Holders and New IRA Noteholders will receive a pro rata share of Position Holder Trust distributions, in exchange for the 5% share of maturities contributed to the PHT.

[21] New IRA Note calculations are based upon the following assumptions: 5% of IRA position holders elect to receive New IRA Notes; The principal value of the New IRA Notes is estimated to be 29% of the fractional face value of the related fractional positions; the interest rate (paid annually) on New IRA Notes is 3%; the principal balance is paid in a lump sum at maturity, 15 years after the Effective Date.

[22] Includes Pre Effective Date maturities on the portion of the portfolio that is assumed to elect to become Continuing Holders. The 5% of Continuing Holder maturities assigned to the PHT is deducted.

[23] Includes Pre-Effective Date premiums on the portion of the portfolio that is assumed to elect to become Continuing Holders. Premiums on 5% of Continuing Holder positions are deducted.

[24] Includes premium escrow for positions assigned to Continuing Holders (deducting the PHT’s 5% share of Continuing Holder premium escrow).

[25] The pre-Effective Date portion of Continuing Holder maturities will be distributed to the appropriate investors.

[26] Servicing fees of 2.8% of Maturities for positions held by Continuing Holders. Fees reflect terms negotiated with Vida Capital.

[27] Includes the projected maturity escrow balance as of the Effective Date (amounts received and pending, and the amount included in the $25 million of advances under the Maturity Funds Facility), reduced by 5% for the portion that is distributed to the Position Holder Trust. Some distribution(s) will occur subsequent to the Effective Date related to the timing of receipts.

[28] Amounts illustrated are based upon hypothetical assumptions regarding the proportion of investors that will choose specific elections under the Plan, as described in notes [8 & 9] of the accompanying Global Notes. Those elections will affect the cash flows of the Position Holder Trust, Continuing Fractional Holders, and New IRA Notes; actual outcomes will vary, and the variance may be material.

Case 15-40289-rfn11 Doc 2500-5 Filed 06/22/16   Entered 06/22/16 01:39:28   Page 5 of 8

Prepared for H. Thomas Moran, Chapter 11 Trustee of Life Partners Holding, Inc.

Subject to Further Review and Revision

Life Partners Debtors

Global Notes to Financial Information – Third Amended Joint Plan & Disclosure Statement

THE GLOBAL NOTES ARE AN INTEGRAL PART OF THE FINANCIAL INFORMATION AND EXHIBITS INCLUDED WITH THE DEBTORS’ THIRD AMENDED JOINT PLAN OF REORGANIZATION AND DISCLOSURE STATEMENT, WHICH SHOULD BE READ TOGETHER WITH THE FINANCIAL INFORMATION AND EXHIBITS CONTAINED THEREIN. SPECIFIC REFERENCE IS MADE TO THE DISCLAIMER INCLUDED IN THE DISCLOSURE STATEMENT.

The following notes are applicable to the attached projections in all respects, unless specifically noted otherwise therein:

GENERAL

1. Projections are based on information supplied by the Debtors or from sources believed to be reliable and have not been independently verified. Assumptions are subject to further review & revision.

2. Assumes Plan confirmation and an Effective Date of 9-30-16.

3. A key Plan element provides that Fractional Interest Holders may elect to opt-in to a post-confirmation Position Holder Trust, where they pay no further premiums or servicing fees and receive periodic cash distributions, or may elect to opt-out as a Continuing Fractional Holder, where they continue to pay their own premiums, a servicing fee out of maturities, and make a 5% contribution to the Position Holder Trust. Under the Vida Term Sheet filed as an exhibit to the Disclosure Statement, the servicing fee would be 2.8%; if for any reason the transactions contemplated by the Vida Term Sheet are not consummated, the servicing fee will be 3.0%.

4. The Plan Proponents have negotiated a Term Sheet with Vida Capital, Inc. pursuant to which Vida would, among other things, provide exit financing to fund the Plan. If the transactions contemplated by the Vida Term Sheet are not consummated, Plan funding will be provided by the Maturity Funds Facility. The Debtors, or Position Holder Trust Trustee, may elect to seek other funding, including exit financing, in their business judgement, as provided in the Plan or Position Holder Trust Agreement.

5. Assumes current maturities (received and pending, as of 3/31/2016) of approximately $93 million, reduced for Maturity Funds Facility borrowings of $17 million (net balance of $76 million), and an estimated additional $12 million/month of maturities through end of September 2016, reduced for an additional $8 million of Maturity Funds Facility borrowings as of the Effective Date. The resulting total Effective Date maturities balance (including pending

1

Case 15-40289-rfn11 Doc 2500-5 Filed 06/22/16   Entered 06/22/16 01:39:28   Page 6 of 8

receipts) is projected to be $165 million, less the Maturity Funds Facility balance of $25 million, or a net balance of $140 million), of which 5% will be contributed to the Position Holder Trust. Premium escrow balances are approximately $70 million.

6. Excess cash flow from the Position Holder Trust is distributed to all investors who have a Position Holder Trust Interest, subject to calculations and offsets set forth in the Plan and Disclosure Statement.

7. Professional fees subsequent to September 2016, Creditors’ Trust recoveries and expenses, and any IRA Partnership expenses are not included.

8. Assumes 80% of Viatical policy investors opt-in to the Position Holder Trust, and 20% opt-out, and that 40% of Senior/Life Settlement policy investors opt-in to the Position Holder Trust, and 60% opt-out.

9. Assumes the majority of IRA Holders will opt-in to the Position Holder Trust, and only 5% of IRA Holders will elect to become Continuing IRA Holders, receiving New IRA Notes. New IRA Note calculations are based upon the following assumptions: The principal value of the New IRA Notes is estimated to be 29% of the fractional face value of the related positions; the interest rate is 3% paid annually, assuming sufficient cash flow; the principal balance is paid in a lump sum at maturity, 15 years after the Effective Date.

10. Projections assume that the transactions contemplated by the Vida Term Sheet are consummated as contemplated thereby, including the sale of the right to enter into the Servicing Agreement to Vida. If for any reason that sale does not occur, servicing and administration operations will be continued through Newco and Reorganized LPI.

POLICY PORTFOLIO

11. Senior mortality - Probabilistic and stochastic modeling was based on the Society of Actuaries’ 2015 VBT NS ALB at a mortality multiplier of 160% for males and 90% for females, using the table at the insured’s age in the month of the earliest policy purchased.

12. Viatical mortality – Probabilistic and stochastic modeling was based on the Society of Actuaries’ 2015 VBT NS ALB at a mortality multiplier of 500% for males and females, using the table at the insured’s age in the month of the earliest policy purchased.

13. Mortality improvement – Annual mortality improvement, based on US population data from 1985 – 2010 was applied by gender on an attained age basis.

14. Mortality multiplier wear off – Initial mortality multipliers greater than one were worn off to 1.00 by age 100. One half of the wear off was completed by the time the insured attained an age that was half-way between their age on December 1, 2015 and age 100. Initial multipliers less than one were not worn off or altered in any way going forward.

15. Premium streams – In order of preference, identified below are the relevant categories of premium stream information available and the assumptions thereon:

2

Case 15-40289-rfn11 Doc 2500-5 Filed 06/22/16   Entered 06/22/16 01:39:28   Page 7 of 8

a. Level Premium Policies - Whole life policies require level premium payments each period, which were determined based on information provided by the Debtors;

b. 3rd Party Optimization Completed - The Debtors enlisted independent firms to produce optimized premium streams using proprietary methods; these premium streams were relied upon;

c. Level Premium to Maturity Illustrations - Certain illustrations provided by the Debtors were used showing level premiums that would fund the policy to maturity;

d. Short Term Optimized Streams - The Debtors calculated up to two years of future premiums, which were used in the model. The percentage increase in the premium from year one to year two was used to calculate future premium increases until maturity, subject to an annual cap of 20%;

e. Disability Waived Premiums to Age 65 - No premiums were specified as they had been waived to age 65. After age 65, premiums produced from a study of actual annual premiums on a portfolio of owned whole life policies were used;

f. Level Term Policies – The level premium specified was used until age 65, and then the premiums calculated in the previous step for ages beyond 65;

g. Current Premium Only – Where only a single premium was available, it was used for the first year. Subsequently, the premium was increased by 9% each year, consistent with the average increase in mortality rates of the 2001 CSO mortality table, which was commonly used in contemporaneous policies to set maximum mortality rates;

h. No Information Available – An age band based premium stream was developed from a study of a portfolio of owned policies. It increased every 5 years until age 65, and subsequently the level whole life premium developed above was used until maturity, which was assumed to be age 100.

OPERATIONS

16. The full 12 month projection for 2016 is shown, including amounts paid and received before the projected Effective Date of the Plan. The tail projection for years beyond 2045 has been omitted.

17. Assumes only a limited amount of overdue receivables will be collected from Continuing Fractional Holders (opt-out Investors) as cure payments.

18. Subject to further negotiation and Court approval, a reserve has been created in these projections for proposed compensation to the Class Action Counsel and Chapter 11 Trustee (for his service in all of the fiduciary capacities in which he has served in connection with the Debtors’ bankruptcy cases).

3

Case 15-40289-rfn11 Doc 2500-5 Filed 06/22/16   Entered 06/22/16 01:39:28   Page 8 of 8

The Class Action Litigants’ Counsel Fees are proposed to be paid out of $33 million in maturities on assigned Pre-Petition Abandoned Positions. The present value of the projected maturities cash flow at a 20% discount rate is $5.2 million.

The Chapter 11 Trustee fee is proposed to be paid out of $16 million in maturities on assigned Pre-Petition Abandoned Positions, plus an amount equal to a 0.5% fee on all maturities from the Beneficial Ownership held by the Position Holder Trust, which amount is projected to be paid or reimbursed from abandoned positions. The present value of the projected cash flow at a 20% discount rate is $5.2 million, and it is projected that maturities from Pre-Petition Abandoned Positions remaining in the Position Holder Trust would be sufficient to pay (or reimburse) the share of maturities paid to the Chapter 11 Trustee.

Determination of the actual amount of the proposed compensation may not occur until Plan confirmation. The proposed compensation structure could be modified to include a combination of cash and abandoned positions, but is not anticipated to exceed the present value amounts noted above. Confirmation of the Plan does not grant an allowance of such compensation, and is without prejudice to any parties in interest position with respect to such proposed compensation. Such amounts have not been agreed to by either the Committee or the Plan Supporters and, in any event, would be subject to, among other things, Court approval.

19. A reserve fund is to be established for the Position Holder Trust sufficient to cover 120 days of premium payments.

20. The Position Holder Trust shall provide initial funding and capitalization of the Creditors’ Trust and, if the sale of the right to enter the Servicing Agreement with Vida does not occur, Newco.

21. Assumes Continuing Fractional Holders (opt-out Investors) will have the following Payment Default rates per year (the related Continuing Fractional Positions will be transferred to the Position Holder Trust pool):

2016 0.5%

2017 0.5%

2018 15%

2019 20%

2020 25%

2021 through 2045 30%

4

Case 15-40289-rfn11 Doc 2500-6 Filed 06/22/16   Entered 06/22/16 01:39:28   Page 1 of 9

EXHIBIT E

Case 15-40289-rfn11 Doc 2500-6 Filed 06/22/16   Entered 06/22/16 01:39:28   Page 2 of 9

Prepared for H. Thomas Moran, Chapter 11 Trustee of Life Partners Holdings, Inc.

Life Partners Debtors

Liquidation Analysis

Modified Balance Sheet as of 12/31/2015

(000’s)

		Unaudited
	Note	Book Value	%	Scenario 1%		Scenario 2
Sources of Funds
ASSETS
Cash	a1
Checking		$1,076	100.0%	$1,076	100.0%	$1,076
Premium Escrow		72,748	100.0%	72,748	0.0%	-
Maturities Escrow		62,671	100.0%	62,671	0.0%	-
Total Cash		136,495	100.0%	136,495	0.8%	1,076

Accounts Receivable	a2
Accounts Receivable - Servicing Fees		3,066	25.0%	766	10.0%	307
Premium Advance - Unpurchased policy		102	60.0%	61	50.0%	51
Premium Advances		14,966	6.7%	1,000	3.3%	500
Total Receivables		18,134	10.1%	1,828	4.7%	858

Prepaid, Deposits, Other	a3
Prepaid Expenses		591	0%	-	0%	-
Total Current & Other Assets		591	0.0%	-	0.0%	-

Policy Portfolio Assets	a4
Proceeds - Senior Policies		2,054,638	19.0%	390,000	0.0%	-
Proceeds - Viatical Policies		263,974	3.8%	10,000	0.0%	-

Fixed Assets, at Cost	a5
Land And Building		-	0.0%	-	0.0%	-
Software		1,031	0.0%	-	0.0%	-
Furniture, Fixtures & Equipment		1,062	10.0%	106	5.0%	53
Automobile		10	42.2%	4	20.4%	2
Total Policy Portfolio and Fixed Assets		2,320,714	17.2%	400,110	0.0%	55

Other Assets	a6
Other		4,632	0%	-	0%	-
Total Other Assets		4,632	0.0%	-	0.0%	-

Total Assets		$2,480,566	21.7%	$538,433	0.4%	$1,989

Available to Pay Expenses & Liabilities				$538,433		$1,989

Uses of Funds

LIABILITIES AND EXPENSES

Chapter 7 & Superpriority Administrative Claims	b1
Chapter 7 Trustee Fees				(16,153)		(60)
Chapter 7 Professional Fees				(170,382)		(149)
Wind-Down Operating Costs				(2,896)		(5,556)
Premium Expense				(50,660)		-
DIP Financing - Maturities Facility				-		(14,866)
Total Liquidation & Administrative Costs				(240,092)		(20,630)

Chapter 11 Administrative Claims	b2
Outstanding Chapter 11 Payables				(472)		-
Chapter 11 Residual Professional Fees				($3,000)		-
Total Liquidation & Administrative Costs				(3,472)		-

Funds Available for Priority Claims				$294,869		($18,641)

Priority Claims (and Surcharge)	b3

Surcharge to Cover Administrative Costs & DIP Financing						$18,641

Estimated Priority - Taxes		(6,642)		(3,321)		-

Available for Unsecureds and Litigation Expense (Funds From Estate)				$291,548		$0

Case 15-40289-rfn11 Doc 2500-6 Filed 06/22/16   Entered 06/22/16 01:39:28   Page 3 of 9

Prepared for H. Thomas Moran, Chapter 11 Trustee of Life Partners Holdings, Inc.

Life Partners Debtors

Liquidation Analysis

Modified Balance Sheet as of 12/31/2015

(000’s)

		Unaudited
	Note	Book Value	%	Scenario 1%	Scenario 2

Amounts Transferred To and From Investors	b4

Add Back Escrow Funds Transferred to Investors				-	135,419
Add Back Proceeds - Senior Policies				-	153,487
Add Back Proceeds - Viatical Policies				-	2,703
Payment of Maturity Funds Facility					14,866
Surcharge to Cover Administrative Costs & DIP Financing					($18,641)

Total Funds Available (Including if Funds Outside of Estate)				$291,548	$287,833

NOTES:
See Accompanying Liquidation Notes.

Case 15-40289-rfn11 Doc 2500-6 Filed 06/22/16   Entered 06/22/16 01:39:28   Page 4 of 9

Prepared for H. Thomas Moran, Chapter 11 Trustee of Life Partners Holdings, Inc.

Life Partners Debtors

Liquidation Analysis - Notes

General
The accompanying Global Notes are an integral part of the financial information and exhibits included with the Debtors’ Amended Plan of Reorganization and Disclosure Statement, which should be read together with the financial information and exhibits included therein. References to the company in the financial exhibits include all of the Debtors or the Successor Entities (other than the Creditors’ Trust) as the context requires.

As discussed in the proposed Plan and Disclosure Statement, equitable or beneficial ownership of the policies has not been adjudicated. While certain consensus has been reached during pendency of the chapter 11, if the Debtors were to convert to chapter 7, the impact of the consensus would have been lost. Significant time and litigation costs would be required to resolve ownership. The policy portfolio likely would sustain significant lost value and lapsed policies in the first few months of any liquidation. Certain policy assets may be available to a liquidation trustee to be sold, pooled or liquidated over time. Alternatively, access to policy assets by the trustee could be restricted, in favor of investors, or during pendency of litigation to resolve ownership.

Sources & Uses of Funds:
a1	Cash
	Checking	Cash balance as of December 31, 2015

	Cash From Escrow Accounts	Premium escrows could be pooled to pay portfolio premiums, could be required to be segregated, or could be available to fund general liquidation costs. (Also see “Premium Expense” note below.) Maturity escrows similarly could be deemed property of the estate and available to fund liquidation of the assets, or could be determined to belong to specific holders of matured policies. The premium escrow amount is as of 12/31/2015, and will be reduced by usage of escrow funds to cover premiums due after that date. The maturities escrow amount is as of 12/31/2015, including deductions applied to the Maturity Funds Facility.

a2	Receivables
	Accounts Receivable - Servicing Fees	Balance as of 12-31-2015, includes older amounts related to the initial Sept 2014 billing as well as current amounts. Current amounts are given a higher collection value.

	Premium Advance - Unpurchased policy	Company has been pursuing collection, and expects to collect a discounted amount.

	Premium Advances	Estimated as of 12-31-15. Represents premiums advanced by the Company for which reimbursements have not yet been received. Approximately $13MM is stale and likely not collectible. While policies would be subject to a lien for company advanced premiums, these policies may lapse or be sold prior to realization of death benefits.

a3	Prepaid	Certain post-petition deposits may be subject to recovery. Assumes in a shut down there will be post-petition unpaid amounts that will offset the deposits.

a4	Policy Portfolio Assets
	Sale Proceeds - Senior Policies	Estimated value of orderly sale of portfolio, including any value for CSV, and interim losses in value due to policy lapse in a liquidation scenario. Estimated recovery amounts are before further discounting for risks related to resolution of ownership; see general note above. Scenario 2 has excluded any maturities on Company-owned positions, because the related policies are “distressed” and will likely lapse before maturity in a liquidation.

	Sale Proceeds - Viatical Policies	Estimated value of orderly sale of portfolio, including any value for CSV, and interim losses in value due to policy lapse in a liquidation scenario. Viaticals have less value and generally have little if any premium escrow or CSV. Estimated recovery amounts are before further discounting for risks related to resolution of ownership; see general note above. Scenario 2 has excluded any maturities on Company-owned positions,because the related policies are “distressed” and will likely lapse before maturity in a liquidation.

	Scenario 2	Scenario 2 for portfolio assets assumes that those assets are not considered to be part of the estate, so these recoveries are not included in the Amounts Available to pay Expenses and Liabilities, but are instead added back to Total Funds Available (Including Funds Outside of Estate) at the bottom of this exhibit. This scenario assumes it was not possible to sell the portfolio in liquidation because of the ownership issues, no funds were available to pay premiums, and all policies related to positions held by the estate lapsed before they matured. Accordingly, the only proceeds from the portfolio included are maturity proceeds from policies with sufficient CSV to keep them in force, and policies with no required premiums payable, until their projected maturity dates. Policies in premium-paying status would lapse after the next premiums became due. Additional recoveries might be available for policies with available premium escrow funds, if premium tracking and remittance were handled by the estate. The projected maturity proceeds would not be property of the estate, and are reflected in the lines for “Add Back Proceeds – Senior Policies” and “Add Back Proceeds – Viatical Policies.” Because these maturity proceeds would come from discrete policies related to positions held by specific investors, they would not be shared by all investors, rather, only those who held the relevant positions. See related notes at Amounts Transferred To and From Investors below.

Case 15-40289-rfn11 Doc 2500-6 Filed 06/22/16   Entered 06/22/16 01:39:28   Page 5 of 9

Prepared for H. Thomas Moran, Chapter 11 Trustee of Life Partners Holdings, Inc.

Life Partners Debtors
Liquidation Analysis - Notes

a5	Fixed Assets

	Software	Value of organic company developed software is likely not recoverable in a liquidation.

	Machinery And Equip	Remaining furnishings would likely be sold at auction or online and produce limited value.

	Automobile	Kelly Blue Book value of automobile, as of 12-11-15 and based on current condition.

a6	Other Assets (NOL, net)	It is unlikely any value could be monetized from NOL’s, or sale of the public company shell.

b1	Chapter 7 & Superpriority Administrative Claims

	Chapter 7 Trustee Fees	Estimate 3% of amount available for distribution.

	Chapter 7 Professional Fees	Liquidation trustee will need to engage counsel to evaluate and pursue multiple claims, including preferences, fraudulent transfer, and ownership issue. Fees estimated at 7.5% of realized asset value (non-portfolio assets), and 40% of realized portfolio asset value, assuming this litigation would be assigned to contingency fee counsel due to lack of available cash. Any litigation recoveries have not been estimated.

	Wind-down Operating Costs	Estimated 6 - 12 months of operating costs for staff to assist in liquidation and monetization of assets, claims resolution and wind-up of business.

	Premium Expense	Premiums for 0 - 12 months, excluding premium escrows noted above, which may or may not be available to reduce premiums, dependent upon ownership factors. (Also see note above “Premium Escrows”.)

	DIP Financing - Maturities Facility	Includes the total amount borrowed from maturity funds facility as of 12/31/2015, plus accrued interest. In scenario 1, it is assumed that the Debtors prevailed on the ownership issue and, therefore, there is no requirement to pay back those funds to investors.

b2	Chapter 11 Administrative Claims

	Outstanding Chapter 11 Payables	Balances as of 12/31/2015. In scenario 2, these amounts would only be paid if litigation recoveries are received.

	Chapter 11 Residual Professional Fees	Remaining accrued and unpaid balances as of 12/31/2015. In scenario 2, these amounts would only be paid if litigation recoveries are received.

b3	Priority Claims (and Surcharge)

	Surcharge to Cover Administrative Costs & DIP Financing	In scenario 2, the only available source to pay administrative costs and DIP Financing – Maturities Facility would be the Add Back amounts described above, and scenario 2 assumes this would be the source for payment. Because the Add Back amounts would not be shared by all Investors (i.e., only those positions relating to the relevant policies), only those investors would bear any surcharge approved to pay administrative costs and repay the DIP Financing.

	Priority Claims	Texas Comptroller and IRS tax claims, including interest; subject to dispute. Scenario 1 assumes a reduction in the claim. In scenario 2, this claim would only be paid if litigation recoveries are received.

b4	Amounts Transferred To and From Investors

	Add Back Escrow Funds Transferred to Investors	The total amount of funds in the premium escrow and maturities escrow shown above.

	Add Back Proceeds - Senior Policies	See the scenario 2 note in the Policy Portfolio Assets section above.

	Add Back Proceeds - Viatical Policies	See the scenario 2 note in the Policy Portfolio Assets section above.

	Surcharge to Cover Administrative Costs & DIP Financing	See note above, in Priority Claims (and Surcharge)

Case 15-40289-rfn11 Doc 2500-6 Filed 06/22/16   Entered 06/22/16 01:39:28   Page 6 of 9

Prepared for H. Thomas Moran, Chapter 11 Trustee of Life Partners Holding, Inc.

Subject to Further Review and Revision

Life Partners Debtors

Global Notes to Financial Information – Third Amended Joint Plan & Disclosure Statement

THE GLOBAL NOTES ARE AN INTEGRAL PART OF THE FINANCIAL INFORMATION AND EXHIBITS INCLUDED WITH THE DEBTORS’ THIRD AMENDED JOINT PLAN OF REORGANIZATION AND DISCLOSURE STATEMENT, WHICH SHOULD BE READ TOGETHER WITH THE FINANCIAL INFORMATION AND EXHIBITS CONTAINED THEREIN. SPECIFIC REFERENCE IS MADE TO THE DISCLAIMER INCLUDED IN THE DISCLOSURE STATEMENT.

The following notes are applicable to the attached projections in all respects, unless specifically noted otherwise therein:

GENERAL

1. Projections are based on information supplied by the Debtors or from sources believed to be reliable and have not been independently verified. Assumptions are subject to further review & revision.

2. Assumes Plan confirmation and an Effective Date of 9-30-16.

3. A key Plan element provides that Fractional Interest Holders may elect to opt-in to a post-confirmation Position Holder Trust, where they pay no further premiums or servicing fees and receive periodic cash distributions, or may elect to opt-out as a Continuing Fractional Holder, where they continue to pay their own premiums, a servicing fee out of maturities, and make a 5% contribution to the Position Holder Trust. Under the Vida Term Sheet filed as an exhibit to the Disclosure Statement, the servicing fee would be 2.8%; if for any reason the transactions contemplated by the Vida Term Sheet are not consummated, the servicing fee will be 3.0%.

4. The Plan Proponents have negotiated a Term Sheet with Vida Capital, Inc. pursuant to which Vida would, among other things, provide exit financing to fund the Plan. If the transactions contemplated by the Vida Term Sheet are not consummated, Plan funding will be provided by the Maturity Funds Facility. The Debtors, or Position Holder Trust Trustee, may elect to seek other funding, including exit financing, in their business judgement, as provided in the Plan or Position Holder Trust Agreement.

5. Assumes current maturities (received and pending, as of 3/31/2016) of approximately $93 million, reduced for Maturity Funds Facility borrowings of $17 million (net balance of $76 million), and an estimated additional $12 million/month of maturities through end of September 2016, reduced for an additional $8 million of Maturity Funds Facility borrowings as of the Effective Date. The resulting total Effective Date maturities balance (including pending

1

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receipts) is projected to be $165 million, less the Maturity Funds Facility balance of $25 million, or a net balance of $140 million), of which 5% will be contributed to the Position Holder Trust. Premium escrow balances are approximately $70 million.

6. Excess cash flow from the Position Holder Trust is distributed to all investors who have a Position Holder Trust Interest, subject to calculations and offsets set forth in the Plan and Disclosure Statement.

7. Professional fees subsequent to September 2016, Creditors’ Trust recoveries and expenses, and any IRA Partnership expenses are not included.

8. Assumes 80% of Viatical policy investors opt-in to the Position Holder Trust, and 20% opt-out, and that 40% of Senior/Life Settlement policy investors opt-in to the Position Holder Trust, and 60% opt-out.

9. Assumes the majority of IRA Holders will opt-in to the Position Holder Trust, and only 5% of IRA Holders will elect to become Continuing IRA Holders, receiving New IRA Notes. New IRA Note calculations are based upon the following assumptions: The principal value of the New IRA Notes is estimated to be 29% of the fractional face value of the related positions; the interest rate is 3% paid annually, assuming sufficient cash flow; the principal balance is paid in a lump sum at maturity, 15 years after the Effective Date.

10. Projections assume that the transactions contemplated by the Vida Term Sheet are consummated as contemplated thereby, including the sale of the right to enter into the Servicing Agreement to Vida. If for any reason that sale does not occur, servicing and administration operations will be continued through Newco and Reorganized LPI.

POLICY PORTFOLIO

11. Senior mortality - Probabilistic and stochastic modeling was based on the Society of Actuaries’ 2015 VBT NS ALB at a mortality multiplier of 160% for males and 90% for females, using the table at the insured’s age in the month of the earliest policy purchased.

12. Viatical mortality – Probabilistic and stochastic modeling was based on the Society of Actuaries’ 2015 VBT NS ALB at a mortality multiplier of 500% for males and females, using the table at the insured’s age in the month of the earliest policy purchased.

13. Mortality improvement – Annual mortality improvement, based on US population data from 1985 – 2010 was applied by gender on an attained age basis.

14. Mortality multiplier wear off – Initial mortality multipliers greater than one were worn off to 1.00 by age 100. One half of the wear off was completed by the time the insured attained an age that was half-way between their age on December 1, 2015 and age 100. Initial multipliers less than one were not worn off or altered in any way going forward.

15. Premium streams – In order of preference, identified below are the relevant categories of premium stream information available and the assumptions thereon:

2

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a. Level Premium Policies - Whole life policies require level premium payments each period, which were determined based on information provided by the Debtors;

b. 3rd Party Optimization Completed - The Debtors enlisted independent firms to produce optimized premium streams using proprietary methods; these premium streams were relied upon;

c. Level Premium to Maturity Illustrations - Certain illustrations provided by the Debtors were used showing level premiums that would fund the policy to maturity;

d. Short Term Optimized Streams - The Debtors calculated up to two years of future premiums, which were used in the model. The percentage increase in the premium from year one to year two was used to calculate future premium increases until maturity, subject to an annual cap of 20%;

e. Disability Waived Premiums to Age 65 - No premiums were specified as they had been waived to age 65. After age 65, premiums produced from a study of actual annual premiums on a portfolio of owned whole life policies were used;

f. Level Term Policies – The level premium specified was used until age 65, and then the premiums calculated in the previous step for ages beyond 65;

g. Current Premium Only – Where only a single premium was available, it was used for the first year. Subsequently, the premium was increased by 9% each year, consistent with the average increase in mortality rates of the 2001 CSO mortality table, which was commonly used in contemporaneous policies to set maximum mortality rates;

h. No Information Available – An age band based premium stream was developed from a study of a portfolio of owned policies. It increased every 5 years until age 65, and subsequently the level whole life premium developed above was used until maturity, which was assumed to be age 100.

OPERATIONS

16. The full 12 month projection for 2016 is shown, including amounts paid and received before the projected Effective Date of the Plan. The tail projection for years beyond 2045 has been omitted.

17. Assumes only a limited amount of overdue receivables will be collected from Continuing Fractional Holders (opt-out Investors) as cure payments.

18. Subject to further negotiation and Court approval, a reserve has been created in these projections for proposed compensation to the Class Action Counsel and Chapter 11 Trustee (for his service in all of the fiduciary capacities in which he has served in connection with the Debtors’ bankruptcy cases).

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The Class Action Litigants’ Counsel Fees are proposed to be paid out of $33 million in maturities on assigned Pre-Petition Abandoned Positions. The present value of the projected maturities cash flow at a 20% discount rate is $5.2 million.

The Chapter 11 Trustee fee is proposed to be paid out of $16 million in maturities on assigned Pre-Petition Abandoned Positions, plus an amount equal to a 0.5% fee on all maturities from the Beneficial Ownership held by the Position Holder Trust, which amount is projected to be paid or reimbursed from abandoned positions. The present value of the projected cash flow at a 20% discount rate is $5.2 million, and it is projected that maturities from Pre-Petition Abandoned Positions remaining in the Position Holder Trust would be sufficient to pay (or reimburse) the share of maturities paid to the Chapter 11 Trustee.

Determination of the actual amount of the proposed compensation may not occur until Plan confirmation. The proposed compensation structure could be modified to include a combination of cash and abandoned positions, but is not anticipated to exceed the present value amounts noted above. Confirmation of the Plan does not grant an allowance of such compensation, and is without prejudice to any parties in interest position with respect to such proposed compensation. Such amounts have not been agreed to by either the Committee or the Plan Supporters and, in any event, would be subject to, among other things, Court approval.

19. A reserve fund is to be established for the Position Holder Trust sufficient to cover 120 days of premium payments.

20. The Position Holder Trust shall provide initial funding and capitalization of the Creditors’ Trust and, if the sale of the right to enter the Servicing Agreement with Vida does not occur, Newco.

21. Assumes Continuing Fractional Holders (opt-out Investors) will have the following Payment Default rates per year (the related Continuing Fractional Positions will be transferred to the Position Holder Trust pool):

2016 0.5%

2017 0.5%

2018 15%

2019 20%

2020 25%

2021 through 2045 30%

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EXHIBIT F

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CLASS ACTION SETTLEMENT AGREEMENT

This Class Action Settlement Agreement (“Settlement Agreement” or “Agreement”) is entered into as of March 24, 2016, by and among the following parties (referred to collectively as the “Parties” and each individually as a “Party”): (a) Lead plaintiffs Philip Garner, Steve South as trustee for the South Living Trust, and Christine Duncan, in the class action adversary proceeding captioned Garner et al. v. Life Partners, Inc., Adversary No. 15-CV-04061-RFN (Bankr. N.D. Tex.) (the “Garner Class Adversary”), lead plaintiffs Michael Arnold, Janet Arnold, Dr. John Ferris, Steve South as trustee for the South Living Trust, and Christine Duncan, in the class action adversary proceeding captioned Arnold et al. v. Life Partners, Inc., Adversary No. 15-CV-04064-RFN (Bankr. N.D. Tex.) (the “Arnold Class Adversary”), and lead plaintiffs Michael Arnold, Janet Arnold, Dr. John Ferris, Steve South as trustee for the South Living Trust, and Christine Duncan, in the state court putative class action captioned Arnold et al. v. Life Partners, Inc., Case No. DC-11-02995 (Tex. Dist. Ct. 14th Dist.) (the “Arnold State Court Action”) (collectively, “Lead Plaintiffs”), on behalf of themselves and all members of the Ownership Settlement Subclass and/or the Rescission Settlement Subclass as defined herein; (b) Lead Plaintiffs’ counsel, Langston Law Firm, Skelton Slusher Barnhill Watkins Wells PLLC (f/k/a Zelesky Law Firm PLLC), and Alderman Cain & Neill PLLC (“Plaintiffs’ Counsel”); (c) H. Thomas Moran II (“Moran” or the “Trustee”), chapter 11 Trustee for Life Partners Holdings, Inc. (“LPHI”); (d) LPHI, Life Partners, Inc. (“LPI”) and LPI Financial Services, Inc. (“LPIFS”, and together with LPI, the “Subsidiary Debtors”) (collectively, the “Debtors”); and (e) The Official Committee of Unsecured Creditors (the “Committee”) (the Trustee, Subsidiary Debtors, and Committee shall be referred to collectively as the “Estate Representatives”).

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BACKGROUND

1. For years, LPI was engaged in the business of acquiring life insurance policies known as viatical settlements or life settlements. Generally speaking, viatical settlements and life settlements involve the holder of a life insurance policy selling his or her interests in a life insurance policy to a third party in exchange for a lump-sum cash payment less than the policy’s death benefit. LPI marketed and sold investment contracts relating to those policies to investors.

2. LPI’s marketing and business operations were successful in large part because of its intense efforts to create and to maintain a public perception that its investment products held the prospect of substantial returns. These efforts included a vigorous effort to silence and discredit any attempt to question LPI’s claims. These efforts were made by LPI, its affiliates, principals, and hundreds of sales agents. Thus, for example, when a media report suggested that LPI’s life expectancy projections were inaccurate, LPI engaged in a contra campaign to support those projections, point to returns generated when policies did mature, conceal the large number of policies that had not matured as represented, and thus to perpetually convince investors that the maturity of their policy was just around the corner. Similarly, when, in January 2011, the SEC announced that it was investigating LPI, a concerted and sustained effort to disparage the SEC was undertaken by LPI, LPHI, and their principals. LPI also initiated a “resale” program that bought out unhappy investors for a time. As lawsuits were filed, LPI spent millions of dollars opposing the various cases, including those discussed below, and was able to obtain a number of favorable rulings and considerable delays and thus drive up the costs of those working to oppose or expose LPI. Through these combined efforts, LPI was able to maintain its façade essentially throughout the litigation described below.

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3. In March 2011, the Arnold State Court Action was filed, alleging that LPI violated various federal and state securities laws, as LPI’s life settlement investments were securities that were not registered with either the Texas State Securities Board or the United States Securities and Exchange Commission and therefore LPI was selling unregistered securities. The Arnold State Court Action sought relief in the form of rescission pursuant to the Texas Securities Act § 33, along with attorneys’ fees, costs, and interest. As indicated, this litigation, like others that followed, was vigorously opposed, and was at one point dismissed by the trial court.

4. After more than four years of litigation, in May 2015, the Texas Supreme Court held in the Arnold State Court Action that the agreements LPI used to solicit money from investors are “investment contracts” and therefore securities pursuant to the Texas Securities Act. Life Partners, Inc. v. Arnold, 464 S.W.3d 660 (Tex. May 8, 2015).

5. On January 20, 2015, LPHI filed a voluntary petition for relief under chapter 11 of title 11 of the United States Code (as amended, the “Bankruptcy Code”), thereby commencing its bankruptcy case captioned In re Life Partners Holdings, Inc., Case No. 15-40289-rfn11 (the “LPHI Bankruptcy Case”). On March 13, 2015, the U.S. Trustee appointed Moran as the Chapter 11 Trustee in the LPHI Bankruptcy Case, and on March 19, 2015, the United States Bankruptcy Court for the Northern District of Texas (the “Bankruptcy Court”) affirmed Moran’s appointment.

6. On May 19, 2015, the Subsidiary Debtors filed their respective voluntary petitions for relief under chapter 11 of the Bankruptcy Code, captioned In re Life Partners, Inc., Case No. 15-41995-rfn11 and In re LPI Financial Services, Inc., No. 15-41996-rfn11, thereby initiating their bankruptcy cases in the Bankruptcy Court (the “Subsidiary Bankruptcy Cases”). On May 22, 2015, the Bankruptcy Court granted the Subsidiary Debtors’ request to jointly administer the LPHI

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Bankruptcy Case and the Subsidiary Bankruptcy Cases (collectively, the “Bankruptcy Cases”).

7. The Arnold State Court Action was stayed due to the Bankruptcy Cases.

8. In the Bankruptcy Cases, LPI has claimed that it is the owner of the life insurance policies underlying the securities the Settlement Class Members purchased and that those policies are property of the bankruptcy estates. The Plaintiffs (as defined herein) dispute that the policies, their proceeds, or any rights to which the owners of such policies are entitled (including, without limitation, the cash surrender value of each such policy) are property of the bankruptcy estates pursuant to 11 U.S.C. § 541. This dispute is referred to herein as the “Ownership Issue.”

9. Lead plaintiff Philip Garner filed the Garner Class Adversary on July 19, 2015 in the Bankruptcy Court on behalf of a class of “All persons or entities who invested in viatical settlement or life settlement securities sold by LPI. Excluded from the Class are LPI, all affiliated Life Partners companies or entities and any individual who served as an officer, director, advisor, board member, or otherwise was employed by LPI, including but not limited to all insiders of LPI,” alleging that the class members were the equitable owners of the life settlement securities they purchased from LPI (including all death benefit proceeds), and that the securities held by the class members (including all death benefit proceeds) along with all other monies held in trust are not the property of LPI or its bankruptcy estate. The Garner Class Adversary sought relief in the form of a declaratory judgment pursuant to Federal Rule of Bankruptcy Procedure 7001, 28 U.S.C. § 2201 et seq., and 11 U.S.C. § 541. On July 31, 2015, a motion for class certification [Dkt. No. 8] was filed in the Garner Class Adversary.

10. Lead plaintiffs Michael Arnold, Janet Arnold, Dr. John Ferris, Steve South as trustee for the South Living Trust, and Christine Duncan, filed the Arnold Class Adversary on July

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28, 2015 in the Bankruptcy Court on behalf of a class of “All persons or entities who invested in viatical settlement or life settlement securities sold by LPI. Excluded from the Class are [LPI], all affiliated Life Partners companies or entities and any individual who served as an officer, director, advisor, board member, or otherwise was employed by LPI, including but not limited to all insiders of LPI,” alleging that LPI’s life settlement investments were securities that were not registered with either the Texas State Securities Board or the United States Securities Exchange Commission, and therefore LPI was selling unregistered securities. The Arnold Class Adversary sought relief in the form of rescission pursuant to the Texas Securities Act § 33, along with attorneys’ fees, costs, and interest.

11. There was an unopposed Motion for Leave to File Consolidated Amended Complaint for the Garner Class Adversary and the Arnold Class Adversary filed on March 11, 2016 (when this motion is granted, the resulting proceeding will be the “Consolidated Class Adversary”). The Consolidated Class Adversary is captioned South, et al. v. Life Partners, Inc. There also will be a Joint Motion to Withdraw the Reference for the Consolidated Class Adversary filed on March 16, 2016 (the “Motion to Withdraw Reference”).

12. LPI filed an answer to the Garner Class Adversary on August 18, 2015 [Dkt. No. 10], and an answer to the Arnold Class Adversary on August 28, 2015 [Dkt. No. 8]. LPI denied that class treatment was appropriate and also denied that the relief sought in both the Garner Class Adversary and the Arnold Class Adversary was appropriate.

13. The Lead Plaintiffs, on behalf of the Plaintiffs, have filed Claim Nos. 18810, 22128, 22662, 22670, 23205, and 23212 (the “Class Proofs of Claim”), and the Lead Plaintiffs individually have filed Claim Nos. 18813, 18987–19000, 19121–29, 19132, 19753–74, 22663,

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23666, 23667, 23213, 23215, 23216, 23600, and 23601 (the “Lead Plaintiff Proofs of Claim”) in the Bankruptcy Cases.

14. Plaintiffs’ Counsel has filed Claim Nos. 23211 and 22661 (the “Plaintiffs’ Counsel Proofs of Claim”).

15. Counsel for the Parties, following preliminary correspondence and discussions over telephone, email, and in person, engaged in and conducted in-person settlement meetings among counsel, as well as additional correspondence and discussions over telephone and email from August 2015 through March 2016. Due to these settlement negotiations, and as part of a joint effort to conserve the resources of the bankruptcy estates and maximize the benefits to the Plaintiffs, counsel agreed to stay all deadlines in the Garner Class Adversary and the Arnold Class Adversary.

16. As a result of complex and protracted discussions, the following settlements were agreed to: (a) Term Sheet for Compromise to a Plan of Reorganization of LPHI, LPI, and LPIFS (Sept. 24, 2015) [Exhibit A to Dkt. No. 1032, filed Sept. 25, 2015] (the “Term Sheet”); (b) Debtors’ Expedited Motion for Interim and Final Orders (I) (A) Authorizing Debtors to Obtain Post-Petition Financing, (B) Granting Security Interests and/or Superpriority Administrative Expense Status; and (II) Granting Related Relief [Dkt. No. 958, filed Sept. 16, 2015] (the “Financing Motion”); (c) the Plan (as defined below); and (d) this Settlement Agreement.

17. Plaintiffs’ Counsel conducted extensive investigation relating to the claims and the underlying events and transactions alleged in the Consolidated Class Adversary. Plaintiffs’ Counsel has analyzed evidence adduced during its investigation and has researched the applicable law with respect to the claims Plaintiffs have asserted against LPI, as well as the potential defenses

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thereto. Additionally, Plaintiffs’ Counsel’s efforts in the Arnold State Court Action were traceable and necessary to the ultimate resolution of the Consolidated Class Adversary because, inter alia, the issue of whether the Settlement Class Members’ investments with Debtors were securities, as that term is defined by the Texas Securities Act, is a prerequisite to determining the ultimate Ownership Issue and the right to rescission in the Consolidated Class Adversary.

18. Due to the complex nature of the issues involved, the Parties recognize that the outcome of the Consolidated Class Adversary is uncertain. The Plaintiffs have the burden of proof on some of the issues in the Consolidated Class Adversary, and LPI has the burden on others. The trial of the Consolidated Class Adversary would be lengthy and complex, adding to cost and potential delay. Importantly, the Plan cannot be formulated or confirmed without resolution of the Consolidated Class Adversary and the Ownership Issue. The interests of creditors of the Debtors are served if the compromise and settlement transactions contemplated in this Settlement Agreement (which resolves the Consolidated Class Adversary and the Ownership Issue) and the Plan are approved and implemented.

19. Based upon investigation, the circumstances surrounding the Bankruptcy Cases and the Consolidated Class Adversary, and the negotiation of the Term Sheet and the Plan, Lead Plaintiffs and Plaintiffs’ Counsel have agreed to settle the Consolidated Class Adversary pursuant to the provisions of this Settlement Agreement after considering such factors as: (a) the substantial benefits to the Settlement Class Members under the terms of this Settlement Agreement; (b) the attendant costs, risks, and uncertainty of litigation, including trial and potential appeals; (c) the benefit to all creditors, including the Settlement Class Members, arising from the implementation of the transactions contemplated by this Settlement Agreement and the Plan; (d) the distraction and

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diversion of personnel and resources as a result of continuing litigation; (e) the desirability of consummating this Settlement Agreement and the Plan promptly; and (f) the current financial condition of the Debtors.

20. The Estate Representatives have performed extensive due diligence and conducted extensive analysis of the issues that are the subject of this Settlement Agreement and believe that the terms of this Settlement Agreement, and the corresponding terms of the Plan, are an exercise of the Trustee’s and the Subsidiary Debtors’ sound business judgment and in the best interest of the Debtors’ estates, their creditors, including the Settlement Class Members, and all other parties in interest, including, without limitation, the class of creditor interests represented by the Committee.

21. The Parties and their counsel negotiated the terms regarding the attorneys’ fees and the attorney releases provided for in paragraphs 46-52 below after reaching agreement regarding material terms of the Settlement Agreement. Plaintiffs’ Counsel has not received any payment for their services in the Consolidated Class Adversary or the Arnold State Court Action on behalf of the Lead Plaintiffs or the Settlement Class. In addition to the risk of non-payment that Plaintiffs’ Counsel assumed in pursuing the Arnold State Court Action and the Consolidated Class Adversary, prior to the commencement of its Bankruptcy Case, LPI also moved for, and the state trial court entered an order granting, sanctions against Plaintiffs’ Counsel for asserting a frivolous lawsuit and sought an award of attorneys’ fees against Plaintiffs’ Counsel in an amount in excess of $360,000.00, which order of sanction subsequently was reversed and vacated after extensive litigation by Plaintiffs’ Counsel.

22. This Settlement Agreement is the product of sustained, arm’s-length settlement negotiations, including two day-long mediation sessions mediated by retired Federal Bankruptcy

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Judge Richard Schmidt, and the Parties believe that the terms of this Settlement Agreement, including the provisions regarding the payment of attorneys’ fees to Plaintiffs’ Counsel are fair, reasonable, and adequate. Therefore, the Estate Representatives, joined by Lead Plaintiffs and Plaintiffs’ Counsel, will seek Court approval of this Settlement Agreement as set forth below.

23. This Settlement Agreement shall in no way be construed or deemed to be evidence of, or an admission or concession on the part of any Party, with respect to any claim of fault or liability or wrongdoing or damage whatsoever, or any infirmity in the defenses that any Party has, or could have, asserted. Any and all statements, representations, and findings herein regarding, or in any way related to the Plaintiffs and Plaintiffs’ Counsel (including, but not limited to, whether the Plaintiffs in the Consolidated Class Adversary can be certified as a “class” pursuant to Bankruptcy Rule 7023 or Federal Rule of Civil Procedure 23 or whether the Class Proofs of Claim can proceed on a “class” basis pursuant to Bankruptcy Rule 9014 or 7023) are made solely for the purpose of this Settlement Agreement, and shall not be deemed an admission or concession on the part of the Trustee or the Debtors; however, upon the Court’s entry of the Final Approval Order (as defined below) and the Confirmation Order (as defined herein), the stipulations, representations, and findings in this Settlement Agreement shall be final, conclusive, and binding on the Parties as among each other solely (i) to enforce or construct this Settlement Agreement and (ii) in any proceeding or matter in which the terms of this Settlement Agreement are at issue, subject to the reversal or modification of the Final Approval Order or the Confirmation Order on appeal and the rescission rights under the terms of this Settlement Agreement. The Parties recognize that the Consolidated Class Adversary was filed and defended in good faith and that the Consolidated Class Adversary is being voluntarily settled on terms that the Parties believe to be

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reasonable considering the merits of the claims or defenses and taking into account the expense and uncertainty of continued litigation and the Bankruptcy Cases. This Settlement Agreement has resulted from extensive, good-faith, and arm’s-length negotiations among the Parties. The Parties agree that each has complied fully with the strictures of Federal Rule of Bankruptcy Procedure 9011 and Federal Rule of Civil Procedure 11 and that no sanctions or other relief against any Party is warranted or appropriate under such circumstances.

24. NOW, THEREFORE, subject to the approval of the Bankruptcy Court and confirmation of the Plan, and in consideration of the agreements and releases and assignments set forth herein and other good and valuable consideration, and intending to be legally bound, the Parties agree that the Consolidated Class Adversary and all other claims of the Plaintiffs and the Settlement Class Members encompassed within the scope of this Settlement Agreement and as set forth in the Plan be fully, finally, and forever settled, compromised, released, or assigned, and that the Consolidated Class Adversary, the Arnold State Court Action, and all other proceedings described herein or in Appendix B be: (i) dismissed with or without prejudice, without costs to the Parties except as provided herein; and/or (ii) assigned to the Creditors’ Trust, as set forth herein, on the following terms and conditions:

DEFINITIONS1

25. When used in this Settlement Agreement, unless otherwise specifically indicated, the following terms shall have the meanings set forth below:

a. “Amended Schedule F” has the meaning set forth in the Plan.

1 All other defined terms included throughout this Settlement Agreement shall have the meanings ascribed in this Settlement Agreement.

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b. “Assigning Position Holder” has the meaning set forth in the Plan.

c. “Class Notice” means the notice to the Settlement Class as shall be given in the form deemed sufficient by the Court.

d. “Confirmation Order” means the order of the Bankruptcy Court confirming the Plan pursuant to Bankruptcy Code section 1129.

e. “Continuing Fractional Holder” has the meaning set forth in the Plan.

f. “Continuing Position Holder” has the meaning set forth in the Plan.

g. “Continuing Position Holder Contribution” has the meaning set forth in the Plan.

h. “Court” means any court of competent jurisdiction, including but not limited to the Bankruptcy Court and the United States District Court for the Northern District of Texas.

i. “Creditors’ Trust” has the meaning set forth in the Plan.

j. “Current Position Holder” has the meaning set forth in the Plan.

k. “Days,” unless specified as “business days,” means all calendar days, including Saturdays, Sundays, and legal holidays, but if the last day of a period is a Saturday, Sunday, or legal holiday, the period continues to run until the end of the next day that is not a Saturday, Sunday, or legal holiday.

l. “Effective Date” means the first date by which all of the following have occurred: (1) no Party has availed itself of any right to withdraw from or terminate the Settlement that has arisen pursuant to paragraphs 39-40 herein; (2) the Court has entered the Final Approval Order; (3) the Court has entered a final Confirmation Order; and (4) the Plan Effective Date has occurred and the Plan has become effective in accordance with its terms. Neither the provisions of Rule 60 of the Federal Rules of Civil Procedure nor the All Writs Act, 28 U.S.C. § 1651, shall be taken into

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account in determining the above-stated times.

m. “Final 9019 Order” means a Final Order approving this Settlement Agreement and authorizing, empowering, and directing the Parties to enter into and perform their respective obligations under and pursuant to this Settlement Agreement under Rule 9019 of the Federal Rules of Bankruptcy Procedure.

n. “Final Approval Order” means a Final Order approving the Settlement Agreement as fair, reasonable, and adequate pursuant to Federal Rule of Bankruptcy Procedure 7023 or Federal Rule of Civil Procedure 23.

o. “Final Order” has the meaning set forth in the Plan.

p. “Fractional Interest” has the meaning set forth in the Plan.

q. “Fractional Interest Holder” has the meaning set forth in the Plan.

r. “Fractional Position” has the meaning set forth in the Plan.

s. “Investment Contract” has the meaning set forth in the Plan.

t. “IRA Holder” has the meaning set forth in the Plan.

u. “IRA Partnership” has the meaning set forth in the Plan.

v. “MDL Plaintiffs” means the plaintiffs in the multi-district litigation captioned In re Life Partners, Inc. Litigation, MDL No. 13-0357 (Tex. Dist. Ct. Dallas Cnty., created Sept. 9, 2013) identified on Appendix C, and limited to the capacity in which they are identified on Appendix C.

w. “New IRA Note” has the meaning set forth in the Plan.

x. “Objection Date” means the date by which Settlement Class Members must file any written objection or opposition to the Settlement Agreement or any part or provision thereof in the

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Court, to be set by the Court and set forth in the Class Notice.

y. “Original IRA Note Issuers” has the meaning set forth in the Plan.

z. “Ownership Settlement Subclass” means the class to be certified for settlement purposes composed of:

All persons or entities (including all IRAs and their respective individual owners and related IRA custodians) who purchased and hold, as of the Plan Effective Date, securities issued or sold by LPI (directly or in the name of any Original IRA Note Issuer) related to viatical settlements or life settlements, regardless of how the investments were denominated (whether as fractional interests in life insurance policies, promissory notes, or otherwise) and who are Current Position Holders under the Plan, regardless of whether or not a claim was filed by a class member. Excluded from the Ownership Settlement Subclass are LPI; all affiliated Life Partners companies or entities; Linda Robinson-Pardo; Paget Holdings Ltd.; and investors whose only investments relate to Pre-Petition Abandoned Interests under the Plan.

aa. “Ownership Settlement Subclass Member” (plural “Ownership Settlement Subclass Members”) means each person and entity who is a member of the Ownership Settlement Subclass.

bb. “Plan” means the Second Amended Joint Plan of Reorganization of Life Partners Holdings. Inc., et al. Pursuant to Chapter 11 of the Bankruptcy Code [Dkt. No. __, filed March 24, 2016], including the Plan Supplement and all exhibits, schedules, and attachments thereto, all as may be amended, supplemented, or otherwise modified, provided, however, that no such Plan may materially change the terms of the Plan to be inconsistent with this Settlement Agreement without the written consent of Plaintiffs’ Counsel.

cc. “Plan Effective Date” has the meaning of “Effective Date” set forth in the Plan.

dd. “Policy” (plural “Policies”) has the meaning set forth in the Plan.

ee. “Position Holder Trust” has the meaning set fotih in the Plan.

ff. “Preliminary Approval Order” means an order preliminarily approving the

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Settlement Agreement as fair, reasonable, and adequate pursuant to Federal Rule of Civil Procedure 23 and/or Federal Rule of Bankruptcy Procedure 7023 and approving the sending of the Class Notice to the Settlement Class.

gg. “Pre-Petition Abandoned Positions” has the meaning set forth in the Plan.

hh. “Pre-Petition Default Amount” has the meaning set forth in the Plan.

ii. “Qualified Plan Holders” has the meaning set forth in the Plan.

jj. “Rescission Settlement Subclass” means the class to be certified for settlement purposes composed of:

All persons or entities (including all IRAs and their respective individual owners and related IRA custodians) who purchased and hold, as of the Plan Effective Date, securities issued or sold by LPI (directly or in the name of any Original IRA Note Issuer) related to viatical settlements or life settlements, regardless of how the investments were denominated (whether as fractional interests in life insurance policies, promissory notes, or otherwise) and who are Current Position Holders under the Plan, regardless of whether or not a claim was filed by a class member. Excluded from the Rescission Settlement Subclass are LPI; all affiliated Life Partners companies or entities; Linda Robinson-Pardo; Paget Holdings Ltd.; investors whose only investments relate to Pre-Petition Abandoned Interests under the Plan; Qualified Plan Holders; and all persons and entities listed on Appendix A.

kk. “Rescission Settlement Subclass Member” (plural “Rescission Settlement Subclass Members”) means each person and entity who is a member of the Rescission Settlement Subclass.

ll. “Settlement Class” means, collectively, the Ownership Settlement Subclass and the Rescission Settlement Subclass.

mm. “Settlement Class Member” (plural “Settlement Class Members” or “Plaintiffs”) means each person and entity who is an Ownership Settlement Subclass Member or the Rescission Settlement Subclass Member.

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COURT APPROVAL

26. This Settlement Agreement shall be binding on the Parties as of the date set forth in the introductory paragraph of this Settlement Agreement, provided that (a) the Court enters the Final 9019 Order; (b) the Court enters the Final Approval Order; (c) the Effective Date occurs; and (d) no Party has availed themselves of any right to withdraw from or terminate the Settlement that has arisen pursuant to paragraphs 39-40 of this Settlement Agreement. The Parties shall use reasonable best efforts as soon as reasonably practicable after execution of this Agreement to obtain entry of the Final 9019 Order and Final Approval Order including: (a) filing joint motions pursuant to Sections 105(a) of the Bankruptcy Code, Federal Rules of Bankruptcy Procedure 9014, 9019, and/or 7023, and/or Federal Rule of Civil Procedure 23, as applicable, to seek entry of the Final 9019 Order, Preliminary Approval Order, and Final Approval Order to authorize and approve this Settlement Agreement, to approve the Class Notice, and to approve the allowance of the Class Claim (as defined herein) and the voting rights and procedure of the Class Representatives (as defined herein) as set forth herein; (b) on or before the Effective Date, or at another time as set forth in this Settlement Agreement, causing the Parties to fully perform their respective obligations under this Settlement Agreement; (c) not encouraging any person or entity to oppose, object to, or obstruct the approval of the Settlement Agreement or entry of the Final Approval Order; and (d) approving exculpation language the same or similar to that in Section 18.02 of the Plan as filed on March 24, 2016.

STIPULATION TO CLASS CERTIFICATION

27. Pursuant to Federal Rule of Civil Procedure 23, Federal Rule of Bankruptcy Procedure 7023, incorporated herein as necessary under Federal Rule of Bankruptcy Procedure

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9014, and incorporating Federal Rule of Civil Procedure 23, the Parties hereby stipulate that the requirements of Federal Rule of Civil Procedure 23(a) and 23(b)(2) are satisfied with respect to the Ownership Settlement Subclass defined in paragraph 25(z) and the Rescission Settlement Subclass defined in paragraph 25(ii). The Ownership Settlement Subclass and Rescission Settlement Subclass shall each be certified as a mandatory subclass under Federal Rule of Civil Procedure 23(b)(2), with no right of any Settlement Class Member to opt out of either subclass, including for the purposes of a class proof of claim and class voting of the class ballots to the extent provided for in paragraph 28; provided, however, that, in the event the Effective Date does not occur or this Settlement Agreement is later rescinded in accordance with its terms: (a) no class or subclass shall be deemed to have been certified by or as a result of this Settlement Agreement; (b) the Trustee and the Subsidiary Debtors shall not be deemed to have consented to the allowance or priority of any claim or the certification of any class; (c) the agreements and stipulations in this Settlement Agreement concerning class definition or class certification shall not be used as evidence or argument to support class definition or class certification; (d) the Trustee and the Subsidiary Debtors shall retain all rights to object to the claims in the Bankruptcy Cases asserted by Lead Plaintiffs, Plaintiffs, and Plaintiffs’ Counsel; and (e) Lead Plaintiffs, Plaintiffs, and Plaintiffs’ Counsel reserve all rights and remedies, including without limitation, the right to seek certification of one or more classes in the Consolidated Class Adversary.

28. Claim No. 22670 shall be allowed on behalf of the Settlement Class pursuant to the Plan as a class proof of claim (“Class Claim”) to which Federal Rule of Bankruptcy Procedure 7023 applies pursuant to Federal Rule of Bankruptcy Procedure 9014, and allocation of that claim for each individual holder is in the amount set forth in Amended Schedule F. The Class Claim

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shall be classified as an allowed claim in each of Classes B2, B2A, B3, and B3A in the Plan as appropriate. The Lead Plaintiffs, in their capacity as Class Representatives, shall be authorized to cast one or more ballots (as applicable) to accept the Plan on behalf of those Settlement Class Members with claims and interests in Class B2, B2A, B3, or B3A who do not cast a vote to accept or reject the Plan in the respective Class B2, B2A, B3, or B3A.

29. The Parties also stipulate to the designation of Lead Plaintiffs to be appointed class representatives (“Class Representatives”) on behalf of the Settlement Class, the Ownership Settlement Subclass and the Rescission Settlement Subclass for purposes of this Settlement and the Plan.

30. The Parties also stipulate to the designation of Keith L. Langston of the Langston Law Firm to be appointed class counsel (“Class Counsel”) on behalf of the Settlement Class, the Ownership Settlement Subclass and the Rescission Settlement Subclass for purposes of this Settlement and the Plan.

31. The Estate Representatives, joined by Lead Plaintiffs and Plaintiffs’ Counsel, shall obtain entry of the necessary order(s) of the Court authorizing, empowering, and directing the Trustee and Subsidiary Debtors to send the Class Notice to the Settlement Class Members in a form and manner deemed sufficient by the Court. This Notice will include, at a minimum: (a) a summary of the terms of the Settlement Agreement and instructions as to where the full terms of the Settlement Agreement can be obtained; (b) the definition of the stipulated Settlement Class and an explanation that the class will be mandatory with no right of the Settlement Class Members to exclusion or to opt-out, but with an opportunity to object; (c) an explanation of the Class Claim that will be allowed and treated in accordance with the Plan; (d) an explanation of Class Counsel’s

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Agreed Fee as defined herein, subject to Court approval; and (e) an explanation that all Settlement Class Members will have the opportunity to vote on the Plan themselves, but that any Settlement Class Members who do not vote will have their claims and interests voted by the Class Representatives in favor of the Plan.

EQUITABLE RELIEF

32. The Final Approval Order shall be incorporated into and become part of the Confirmation Order. The Parties shall seek for the Court to enter, as part of the Final Approval Order or the Confirmation Order, or both, as applicable, equitable and declaratory relief summarized as follows and set forth fully in the Plan:

a.	LPI (and any successor entity) will not sell or otherwise introduce into the market any securities unless those securities are (i) issued pursuant to the Plan or (ii) properly registered as securities with all appropriate federal and state regulatory bodies;

b.	Debtors waive any claims to beneficial ownership in the Fractional Interests held in the name of the Settlement Class Members that are entitled to treatment as Continuing Fractional Holders, by election or otherwise, as set forth in the Plan and subject to the terms and conditions set forth in the Plan;

c.	Subject to the terms and conditions set forth in the Plan, Debtors will provide each Ownership Settlement Subclass Member, for each Fractional Position, except for those Fractional Positions where a Pre-Petition Default Amount is owed and not paid by the close of business on the deadline set forth in the Plan, with the elections described in Section 3.07(c) and (e) of the Plan for each Fractional Interest Holder

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and IRA Holder, respectively, which are summarized as follows: (i) be treated as a Continuing Position Holder with respect to their Fractional Position and be confirmed as the owner of a Fractional Interest or a New IRA Note, after making the related Continuing Position Holder Contribution; or (ii) contribute their Fractional Position to the Position Holder Trust or the IRA Partnership and receive an interest in the Position Holder Trust or the IRA Partnership. In addition, IRA Holders will have the option to distribute the IRA Note to the individual owner of the IRA Holder so that it is owned outside of the IRA, in which case the individual owner will be able to make a Continuing Holder Election to become a Continuing Fractional Holder under the Plan;

d.	Subject to the terms and conditions set forth in the Plan, Debtors will provide the Rescission Settlement Subclass Members, for each Fractional Position, except for those Fractional Positions where a Pre-Petition Default Amount is owed and not paid by the close of business on the deadline set forth in the Plan, with the elections described in Section 3.07(b) and (d) of the Plan, which include the options summarized in paragraph 32(c) and the additional third option to rescind their purchase of the Fractional Interest and receive an interest in the Creditors’ Trust.

e.	The Settlement Class Members who are IRA Holders stipulate that there was never any transfer of ownership of any Fractional Interest or other interest in any Policy made to any IRA Note Issuer Trust by them or on their behalf, nor any effective conveyance of any property to any of the IRA Note Issuer Trusts. The Settlement Class Members who are IRA Holders further stipulate that (i) any authority Brian

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Pardo had to act on their behalf or for their benefit, as Trustee of an IRA Note Issuer Trust or otherwise, is revoked effective as of the Effective Date; (ii) the Settlement Class Members who are IRA Holders are not looking to Brian Pardo to take, and he is not authorized to take, any actions on their behalf, as such a Trustee or in any capacity; and (iii) all claims and causes of action they have or that may be asserted on their behalf against Brian Pardo in any capacity are included in the Assigned Claims; and

f.	The Rescission Settlement Subclass Members who assign their Additional Assigned Claims (as defined herein) to the Creditors’ Trust pursuant to paragraph 37 and the Plan shall receive an additional Allowed Claim in Class B4 in an amount equal to 0.5% (one-half of one percent) of their Allowed Claim amount on Amended Schedule F, for which the Rescission Settlement Subclass Member will receive a corresponding interest in the Creditors’ Trust (the “Additional Allowed Claim”). This interest shall be in addition to any interest in the Creditors’ Trust granted under paragraph 32(d) of this Agreement.

RELEASE AND ASSIGNMENT OF CLAIMS AND DISMISSAL OF ACTIONS

33. Upon the Effective Date, the Lead Plaintiffs (individually and as Class Representatives of all Settlement Class Members), all Settlement Class Members, Plaintiffs’ Counsel, Class Counsel, and all of their current and former parents and subsidiaries, affiliates, partners, officers and directors, agents, employees, and any of their legal representatives (and the predecessors, heirs, executors, administrators, successors, purchasers, and assigns of each of the foregoing) (collectively, the “Settling Parties”) shall be deemed to have conclusively, absolutely,

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unconditionally, irrevocably, and forever, released, waived, and discharged the claims against the Debtors asserted in Count II of the Consolidated Class Adversary, or that could have been asserted as part of Count II of the Consolidated Class Adversary (the “Released Claims”).

34. Upon the Effective Date, the Settling Parties shall be deemed to have conclusively compromised and exchanged for the treatment under the Plan all claims against the Debtors’ estates, including but not limited to any proof of claim or interest filed by any Settlement Class Member, the claims asserted in the Plaintiffs’ Counsel Proofs of Claim, the Lead Plaintiff Proofs of Claim, the Class Proofs of Claim, and any claim for rejection damages resulting from the rejection of an Investment Contract, except for the Class Claim that will be allowed and treated as set forth in paragraph 28 of this Settlement Agreement and the Plan (the “Compromised Claims”), provided that nothing herein shall be deemed to release the Assigned Claims or Additional Assigned Claims, as defined and referenced in paragraphs 36-37 herein. After the Effective Date, the Settling Parties shall not seek, and are hereafter barred and enjoined from seeking, to recover from the Debtors’ estates based in whole or in part upon any of the Compromised Claims or conduct at issue in the Compromised Claims.

35. In addition, as to the Released Claims and the Compromised Claims, the Settling Parties hereby expressly waive and release upon the Effective Date any and all provisions, rights, and benefits conferred by Section 1542 of the California Civil Code and Section 20-7-11 of the South Dakota Codified Laws, each of which provides that a general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor, and any similar provision, statute, regulation, rule, or principle of law or equity of any other state or

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applicable jurisdiction. The Settling Parties acknowledge that they are aware that they may hereafter discover facts in addition to, or different from, those facts which they know or believe to be true with respect to the subject matter of this Settlement Agreement, but that it is their intention to release fully, finally, and forever all Released Claims and to conclusively compromise and exchange for the treatment under the Plan the Compromised Claims, and in furtherance of such intention, this release and/or compromise shall be and will remain in effect notwithstanding the discovery or existence of any such additional or different facts.

36. Upon the Effective Date, the Lead Plaintiffs (individually and as Class Representatives of all Rescission Settlement Subclass Members), Rescission Settlement Subclass Members (excluding the MDL Plaintiffs, who will assign the same character of claims to the Creditors’ Trust via separate settlement agreement), Plaintiffs’ Counsel, and all of their current and former parents and subsidiaries, affiliates, partners, officers and directors, agents, employees, and any of their legal representatives (and the predecessors, heirs, executors, administrators, successors, purchasers, and assigns of each of the foregoing) (collectively, the “Assigning Parties”) assign all of their rights in any and all claims, damages, demands, suits, causes of action, obligations, remedies, debts, rights, and liabilities, whether known or unknown, liquidated or unliquidated, fixed or contingent, foreseen or unforeseen, matured or unmatured, whether class or individual, in law, equity, or otherwise, including claims for costs, fees, expenses, penalties, and attorneys’ fees (except those that are the subject to the Fee Application, as defined below, or otherwise deemed allowed and treated pursuant to this Settlement Agreement or the Plan), asserted by the Assigning Parties, or that could have been asserted by the Assigning Parties, or that the Assigning Parties have, may have, or are entitled to assert directly, representatively, derivatively, or in any other

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capacity, against the Debtors, Brian Pardo, Deborah Carr, Kurt Carr, R. Scott Peden, Linda Robinson a/k/a Linda Robinson-Pardo, Pardo Family Holdings, Ltd., Pardo Family Holdings US, LLC, Pardo Family Trust, Paget Holdings, Inc., Paget Holdings Ltd., Tad M. Ballantyne, Fred DeWald, and Harold E. Rafuse (collectively, the “Assigned Claims”), to the Creditors’ Trust. The Assigning Parties, as of the Effective Date, transfer and assign all aspects of title to the Assigned Claims to the Creditors’ Trust, including but not limited to the right to bring suit on the Assigned Claims, to recover any form of relief whatsoever on the Assigned Claims, including but not limited to money damages, and to distribute funds to the creditors of the Debtors’ estates in accordance with the terms of the Plan. No further action on the part of the Assigning Parties is necessary to effectuate the assignment of the Assigned Claims set forth in this paragraph, and the Assigning Parties confirm that it is their present intent to retain no right or interest in the Assigned Claims. The Assigning Parties further acknowledge that after the Effective Date the Creditors’ Trust has the exclusive legal right and power to prosecute, compromise, settle, assign, receive proceeds from, or otherwise control the Assigned Claims. The Assigning Parties represent that they will do nothing in the future to impair, release, compromise, waive, or relinquish the Assigned Claims, to defend or take the position that the Assigned Claims were released or do not belong to the Creditors’ Trust, or to assist any person in defending any of the Assigned Claims or arguing that the Assigned Claims do not belong to the Creditors’ Trust. The Assigned Claims include, but are not limited to, the claims asserted in the Arnold Class Adversary, the Arnold State Court Action, and the other pending litigation listed in Appendix B. The assignee (as determined by the Plan) of the Assigned Claims shall cause the appropriate substitution of parties and counsel to the litigation listed in Appendix B within 30 days of the Effective Date.

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37. The ballot sent to all Rescission Settlement Subclass Members will contain a statement and opportunity for a Rescission Settlement Subclass Member (excluding the MDL Plaintiffs, who will assign their claims to the Creditors’ Trust via separate settlement agreement) to elect not to provide an assignment to the Creditors’ Trust of any claims other than the Assigned Claims. Upon the Effective Date, the Lead Plaintiffs, individually, and all Rescission Settlement Subclass Members who do not elect through their ballot not to provide an assignment of the Additional Assigned Claims (as defined herein) (excluding the MDL Plaintiffs, who will assign their claims to the Creditors’ Trust via separate settlement agreement), and all of their current and former parents and subsidiaries, affiliates, partners, officers and directors, agents, employees, and any of their legal representatives (and the predecessors, heirs, executors, administrators, successors, purchasers, and assigns of each of the foregoing) (collectively, the “Additional Assigning Parties”) assign all of their rights in any and all claims, damages, demands, suits, causes of action, obligations, remedies, debts, rights, and liabilities, whether known or unknown, liquidated or unliquidated, fixed or contingent, foreseen or unforeseen, matured or unmatured, whether class or individual, in law, equity, or otherwise, including claims for costs, fees, expenses, penalties, and attorneys’ fees (except those that are the subject to the Fee Application, as defined below, or otherwise deemed allowed and treated pursuant to this Settlement Agreement or the Plan), asserted by the Additional Assigning Parties, or that could have been asserted by the Additional Assigning Parties, or that the Additional Assigning Parties have, may have, or are entitled to assert directly, representatively, derivatively, or in any other capacity, against Life Settlement Exchange, LLC; Fred A. Cowley; Security Reserve Financial, Inc.; Gallagher Financial Group; Edward G. Burford Corporation; Sun Safety, Inc.; Faye Bagby; Ella Oliver d/b/a Investingmakesmesick.com;

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Wealthstone Financial; Falco Group, LLC; Mark McKay; Kainos Asset Management, LLC; Peyton Inge a/k/a H/ Peyton Inge; Life Strategy Services, LLC; Ted Hasson; James Sundelius; Abundant Income, LLC; B G & S Management Consultants; BG & S Consultants; BG & S; Tim Harper; Brian Harper; American Safe Retirement, LLC; ASR Alternative Investments, LP; Joe Barkate dba MTLRC, LLC; Rich DePaolo; Alpha & Omega Global Risk Mgt., LP; AO Global, LLC; Petra World Wide, Inc.; Tolleson Investments, LLC; William M. Tolleson; Tolleson Holdings, LLC; Steadfast Endeavors, LLC; New Asset Advisors, LLC; Curtis M. Cole; New Asset Alternative, LLC; Lakeside Equity Partners, Inc.; Dewitt & Dunn, LLC; Frank W. Bice; The Retirement & Investment Council; Russell Hagan; and all prior officers, directors, affiliates, associates, members, principals, partners, officers, directors, trustees, control persons, employees, agents, brokers, attorneys, shareholders, advisors, investment advisors, banks, IRA advisers, IRA brokers, IRA custodians, insurers, insiders, licensees, master licensees, and representatives of the Debtors, and any entities in which any of these persons or entities has a direct or indirect interest, and any other persons or entities against whom the Additional Assigning Parties have a claim arising out of or relating to their investment with LPI or interest in the Debtors, arising out of or relating to any conduct, act, or omission of any of these persons or entities or otherwise related to the business of the Debtors from the beginning of the world until the Effective Date (collectively, the “Additional Assigned Claims”), to the Creditors’ Trust. Excluded from Additional Assigned Claims are all claims against any legal or tax professional retained on or after January 20, 2015. The Additional Assigning Parties, as of the Effective Date, transfer and assign all aspects of title to the Additional Assigned Claims to the Creditors’ Trust, including but not limited to the right to bring suit on the Assigned Claims, to recover any form of relief whatsoever on the Additional Assigned Claims,

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including but not limited to money damages, and to distribute funds to the creditors of the Debtors’ estates in accordance with the terms of the Plan. No further action on the part of the Additional Assigning Parties is necessary to effectuate the assignment of the Additional Assigned Claims set forth in this paragraph, and the Additional Assigning Parties confirm that it is their present intent to retain no right or interest in the Additional Assigned Claims. The Additional Assigning Parties further acknowledge that after the Effective Date the Creditors’ Trust has the exclusive legal right and power to prosecute, compromise, settle, assign, receive proceeds from, or otherwise control the Additional Assigned Claims. The Additional Assigning Parties represent that will do nothing in the future to impair, release, compromise, waive, or relinquish the Additional Assigned Claims, to defend or take the position that the Additional Assigned Claims were released or do not belong to the Creditors’ Trust, or to assist any person in defending any of the Additional Assigned Claims or arguing that the Additional Assigned Claims do not belong to the Creditors’ Trust. As consideration for assigning the Additional Assigned Claims to the Creditors’ Trust, each Additional Assigning Party shall receive an Additional Allowed Claim, as defined in paragraph 32(f).

38. Nothing in this Settlement Agreement or in any ballot signed by any Settlement Class Member shall affect or limit: (a) the right of the Trustee, Debtor, Creditors’ Trust and its trustee, or their successors to prosecute: (i) Moran v. Pardo, et al., Case No. 4:15-cv-00905-O; (ii) Moran v. Sundelius, et al., Adversary No. 15-40289-rfn11; (iii) Moran v. Abundant Income, LLC et al., Adversary No. 15-04110-rfn; (iv) Moran, et al. v. 72 Vest, et al., Case No. 16-04035; (v) Moran, et al. v. Ostler, et al., Case No. 16-04022; (vi) Moran, et al. v. A. Roger O. Whitley, Group, Inc., et al., Case No. 16-04038; (vii) Moran, et al. v. Happy Endings, Case No. 16-04024; (viii) Moran, et al. v. Robin Rock, et al., Case No. 16-04034; (ix) Moran, et al. v. Ballantyne, et al., 16-

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04039; (x) Moran, et al. v. Funds for Life, et al., Case No. 16-04029; (xi) Moran, et al. v. Averritt, et al., Case No. 16-04032; (xii) Moran, et al. v. Coleman, et al., Case No. 16-04037; (xiii) Moran, et al. v. Atwell, et al., Case No. 16-04030; (xiv) Moran, et al. v. Atwell, et al., Case No. 16-04030; (xv) Moran, et al. v. Blanc & Otus, et al., Case No. 16-04031; (xvi) Moran, et al. v. Alexander, et al., Case No. 16-04036; (xvii) Moran, et al. v. ESP Communications, Case No. 16-04027; (xviii) Moran, et al. v. Cassidy, Case No. 16-04033; (xix) Moran, et al. v. Brooks, Case No. 16-04025; (xx) Moran, et al. v. Summit Alliance Settlement Co., LLC, et al., Case No. 16-04026; (xxi) Moran, et al. v. American Heart Association, et al, Case No. 16-04028; (xxii) any other adversary proceedings brought by or against the Trustee pending on March 15, 2016; and (xxiii) any objections to any and all claims filed by, scheduled or listed for, or otherwise asserted by any person or entity listed on Appendix A, or any other individual who served prior to January 20, 2015 as an officer, director, advisor, board member, or otherwise was employed by LPI or any of its affiliates, including but not limited to all insiders of LPI or any of its affiliates, or any sales agents, brokers, IRA advisors, IRA custodians, IRA brokers, or other individuals affiliated with Life Partners’ sales or business, or any licensee or master licensee; or (vi) any other claims owned by the Trustee, the Debtors, or any of their successors; or (b) the Creditors’ Trust and its trustee’s or their successor’s right to prosecute: (i) the Arnold State Court Action; (ii) In re Life Partners Holdings, Inc. Shareholder Derivative Litigation, Case No. DR-11-CV-43-AM (W.D. Tex.); (iii) the litigation matters identified in Appendix B; (iv) the litigation matters assigned to the Creditors’ Trust by the MDL Plaintiffs; (v) any claims assigned to the Creditors’ Trust by the Plan, the Trustee, or the Debtors; (vi) the Assigned Claims; (vii) subject to the terms of paragraph 37, the Additional Assigned Claims; or (viii) any other claims assigned to or otherwise owned by the

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Creditors’ Trust, its trustee, or their successors.

RESCISSION

39. If the Court does not approve or enter the Final Approval Order or the Final 9019 Order; if the Final Approval Order or the Final 9019 Order is modified or set aside on appeal; or if the Confirmation Order is modified, reversed, or vacated on appeal, then the Party or Parties adversely affected by or who opposed such refusal to provide or affirm the requested relief, modification, vacation, or appeal shall each, in their sole discretion, have the option to rescind this Settlement Agreement in its entirety by written notice to the Court and to counsel for the other Parties that is filed and served within ten (10) days of the event triggering the right to rescind. Any decision with respect to an application for or award of attorneys’ fees, costs, or expenses, by the Court, on appeal, or otherwise, shall not be considered material to the Settlement Agreement and shall not be grounds for rescission.

40. If the Settlement Agreement is rescinded in accordance with its terms, is not approved by the Court, or otherwise fails to become effective in accordance with its terms, including if the Effective Date fails to occur, then this Settlement Agreement will not take effect and will become null and void for all purposes, and the Parties will be restored to their respective positions in the Consolidated Class Adversary and the Arnold State Court Action as of the Execution Date of this Agreement, which shall be the date set forth in the introductory paragraph of this Settlement Agreement. In that event, this Settlement Agreement, and representations made in conjunction with it, may not be used in the Consolidated Class Adversary, the Arnold State Court Action, or otherwise for any purpose. The Parties expressly reserve all rights if the Settlement Agreement does not become effective or if it is rescinded.

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PLAN SUPPORT AND ENTRY OF FINAL 9019 ORDER, FINAL APPROVAL ORDER,

AND CONFIRMATION ORDER

41. The Estate Representatives, joined by the Lead Plaintiffs and Plaintiffs’ Counsel, shall seek entry of the Final Approval Order and Final 9019 Order, which as applicable shall include the provisions in Paragraph 32 of this Settlement Agreement and provisions: (a) authorizing the Trustee and the Debtors to enter into this Settlement Agreement; (b) approving this Settlement Agreement, and directing its implementation pursuant to its terms and conditions; (c) approving the allowance of the Class Claim as a class proof of claim pursuant to Bankruptcy Rules 9014 and/or 7023; (d) deeming the Plan and Confirmation Order to incorporate and include the terms and conditions of this Settlement Agreement and to approve the compromise and settlement that is contemplated in this Settlement Agreement as part of the Plan pursuant to 11 U.S.C. § 1123(b); (e) as of the Effective Date, releasing the Released Claims, and permanently barring and enjoining all Settling Parties from instituting, maintaining, or prosecuting, either directly or indirectly, any lawsuit that asserts Released Claims; (f) as of the Effective Date, approving the assignment of and assigning the Assigned Claims and Additional Assigned Claims to the Creditors’ Trust; (g) appointing Lead Plaintiffs as Class Representatives of the Ownership Settlement Subclass and Rescission Settlement Subclass, and authorizing and empowering Lead Plaintiffs, in their capacity as Class Representatives of the Settlement Class, to complete the class ballots and vote to accept the Plan on behalf of all Settlement Class Members who do not cast an individual ballot, subject to and in accordance with this Settlement Agreement; and (g) reserving to the Court that enters the Final Approval Order continuing jurisdiction over the Parties with respect to the Settlement Agreement and the Final Approval Order.

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42. Class Representatives and Plaintiffs’ Counsel agree to fully support the Plan, and, pursuant to the Class Claim allowed under this Settlement Agreement, Class Representatives agree to vote in favor of the Plan on behalf of themselves and in their capacity as Class Representatives on behalf of any Settlement Class Members who do not cast an individual ballot, provided, however, that if the Class Representatives, in consultation with Plaintiffs’ Counsel, determine in the good faith exercise of their fiduciary duty and taking into consideration all relevant risk factors including, but not limited to, the opinions of the Plan Proponents and the Plan Supporters, potential delay, financial outcome, and other legal and regulatory factors, that there is a proposed plan other than the Plan that is not materially inconsistent with this Settlement Agreement and is in the best interest of the Settlement Class Members (the “Alternate Plan”), then Class Representatives and Plaintiffs’ Counsel may choose to support that Alternate Plan.

DISCOVERY AND COOPERATION

43. Discovery from Arnold State Court Action. Within 30 days after the Effective Date, Class Counsel shall deliver to the Trustee, by and through his attorneys at Thompson & Knight, 1722 Routh Street, Suite 1500, Dallas, Texas 75201, Attn: Jennifer R. Ecklund, a copy of all written discovery, deposition transcripts and exhibits, and documents that are not subject to any privilege or immunity that were produced in the Arnold State Court Action that have not already been provided to the Trustee, through counsel.

44. Cooperation from Lead Plaintiffs. Upon reasonable notice, each Lead Plaintiff agrees to make himself or herself available for an interview, at mutually convenient times and at a location or locations of his or her choice within the United States, or by telephone. Each Lead Plaintiff will provide truthful information and requested documents (if reasonably available), and

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shall cooperate in the preparation of truthful declarations and/or affidavits if requested by the Trustee or his successor, the trustee of the Creditors’ Trust, or their counsel. Nothing herein shall require the Debtors to pay any expense of the Lead Plaintiffs or his or her attorney in connection with any interview provided for in this paragraph 44. An “interview” for purposes of this paragraph 44 shall last no longer than two hours, excluding reasonable breaks.

45. Cooperation from Class Counsel. Class Counsel for the Rescission Settlement Subclass agrees to reasonably cooperate with a designee of the Trustee or his successor, the trustee of the Creditors’ Trust, or their counsel, free of any charge, to provide information relevant to the Settlement Class Members’ investments with LPI, including consulting with a designee of the Trustee or his successor, the trustee of the Creditors’ Trust, or their counsel on the discovery and events from the Arnold State Court Action, securing documents requested from Lead Plaintiffs, and providing work product from the Arnold State Court Action or the Consolidated Class Adversary relevant to the Creditors’ Trust’s prosecution of the Assigned Claims, the Additional Assigned Claims, or other litigation to benefit the bankruptcy estates or the Creditors’ Trust, up to fifty (50) hours of attorney time, including travel time. Provided, however, that Class Counsel shall not be required to provide requested cooperation if Class Counsel reasonably believes providing such cooperation is unlawful, would result in Class Counsel violating any ethical rule governing the practice of law, and/or expose Class Counsel to risk of liability to any person or entity.

ATTORNEYS’ FEES

46. Class Counsel will apply to the Court for an award of attorneys’ fees in an amount not to exceed $33,000,000 (the “Agreed Fee”), to be paid over time through the mechanism described below (the “Fee Application”). The Trustee and Subsidiary Debtors estimate the present

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value of the Agreed Fee to be $5,219,043. The Fee Application is subject to approval by the Court, and the final amount awarded by the Court on the Fee Application (the “Approved Fee”) will be paid through the mechanism described below and set forth in Section 4.03(b) and 4.13(e) of the Plan.

47. Settlement Class Members will not be required to pay the Approved Fee from any portion of Fractional Positions owned by or contributed to the Position Holder Trust by Settlement Class Members pursuant to the Plan. Class Counsel agrees to defer payment of the Approved Fee and instead to be paid the Approved Fee in accordance with the Plan in kind and over time on the basis of the face amount of Pre-Petition Abandoned Positions, and through transfer to Class Counsel (or a designee of Class Counsel) of ownership of a pro rata share2 of the Pre-Petition Abandoned Positions to Class Counsel in the aggregate face amount of the Approved Fee (the “Fee Positions”3) on or before the later of: (i) the completion of Catch-Up Reconciliation (as defined in the Plan); or (ii) ten (10) days after the Fee Application is approved in the amount of the Approved Fee, regardless of whether the Approved Fee or Final Approval Order is appealed or sought to be modified by any person or entity. If the Approved Fee or Final Approval Order is appealed, maturity proceeds allocated to the Fee Positions will be placed into escrow pending the outcome of the appeal, and if the Approved Fee or Final Approval Order is modified or reversed on appeal, the registered ownership of the affected Pre-Petition Abandoned Positions (or maturity proceeds therefrom) will be transferred to the Position Holder Trust, but only to the extent of the

2 The Fee Positions will be a percentage of every Pre-Petition Abandoned Position determined by taking the Approved Fee and dividing it by the total value of the Pre-Petition Abandoned Positions. For example, if the total value of the Pre-Petition Abandoned Positions is $180 million and if the Approved Fee is $33 million, the Fee Positions will be 18.3333% of each of the Pre-Petition Abandoned Positions.

3 Also referred to as “Class Action Litigants’ Counsel Fee Positions” in the Plan.

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modification or reversal. Plaintiffs’ Counsel’s ownership of the Fee Positions will be subject to a 3% (three percent) servicing fee and no other encumbrances, including but not limited to “catch-up” payments or ongoing premium payment obligations. The Fee Positions will be governed by and treated under the Plan. In no event will Class Counsel have the right to recover payment or recovery of its attorneys’ fees pursuant to this Settlement Agreement in excess of the Approved Fee.

48. The Estate Representatives: (a) shall not directly or indirectly oppose and shall advance and support the Fee Application and entry of one or more appropriate orders authorizing and directing the payment and allowance of the Agreed Fee, in full, payable as set forth in this Agreement; and (b) shall not take any position that would be inconsistent with the positions asserted by Class Counsel in support of the Agreed Fee. The Trustee and Subsidiary Debtors shall: (a) cooperate with Class Counsel as reasonably requested with respect to the Fee Application; and (b) oppose any request by any person or entity to reduce the amount of the Allowed Fee below the Agreed Fee. The Trustee and Subsidiary Debtors agree that payment and allowance of an Approved Fee to Class Counsel in the amount of the Agreed Fee, payable as set forth in this Agreement, is a fair and reasonable fee calculated as a percentage of the common fund under applicable non-bankruptcy law, based upon and directly traceable to the work performed by Plaintiffs’ Counsel and the significant benefits conferred on the Settlement Class, inter alia, traceable to the relief awarded to the Settlement Class Members in the terms of this Settlement Agreement.

49. The Trustee and Subsidiary Debtors recognize that the Agreed Fee is less than the amount that Class Counsel may otherwise be entitled to receive, as a percentage of a common fund,

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a fund that Plaintiffs’ Counsel discovered, prosecuted, and created for the benefit of the Settlement Class. Class Counsel asserts the common fund traceable to the amounts recovered by Class Counsel for the benefit of the Settlement Class Members is $1,283,607,944, which is the amount of claims entitled to rescission as a result of the opinion obtained through Plaintiffs’ Counsel’s litigation in the Arnold State Court Action. Regardless, under an actual monetary value approach, the Plan results in substantial value and direct benefits presently estimated to be $1,078,582,000 to the Settlement Class Members on account of the claims awarded to them through the Arnold State Court Action and the settlement of the Consolidated Class Adversary. This value is comprised of at least the sum of the stream of payments that will be paid to Settlement Class Members through the Plan. If the common fund is calculated using the “actual monetary value” method, then the Agreed Fee is only 3.06% of the common fund.

50. Accordingly, the Trustee and Subsidiary Debtors acknowledge and agree that regardless of the methodology employed to calculate the common fund, the amount of the common fund is sufficiently large that the amount of fees to be requested by Class Counsel pursuant to this Agreement in the Fee Application (i.e., the Agreed Fee) is fair and reasonable as a percentage of the common fund and should be allowed and is a significant concession by Class Counsel.

51. Moreover, the Trustee and Subsidiary Debtors recognize that that the resolution of the Ownership Issue is required in order to permit the formulation and confirmation of the Plan, and Class Counsel’s acceptance of payment over time through the mechanism described in paragraph 47, rather than in a lump sum in cash on the Effective Date, significantly increases the Debtors’ liquidity and ability to perform the future obligations that benefit all creditors under the Plan and is a significant factor supporting the averment that the Plan is feasible and satisfies, inter

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alia, 11 U.S.C. § 1129(a)(11). Therefore, the Trustee and Subsidiary Debtors acknowledge that the Agreed Fee is both fair and reasonable, considering the factors expressed in Johnson v. Georgia Highway Express, Inc., 488 F.2d 714 (5th Cir. 1974).

52. A reduction, by the Court, on appeal, or otherwise, of the Agreed Fee or Approved Fee is not considered material to this Agreement and shall not affect any other rights or obligations under this Agreement. In the event the amount payable to Class Counsel is reduced, by the Court, on appeal, or otherwise, the related funds or Pre-Petition Abandoned Interests will remain part of the Debtors’ bankruptcy estates and be treated in accordance with the Plan.

ADDITIONAL PROVISIONS

53. Reasonable Best Efforts to Obtain Final Approval of the Settlement Agreement. Counsel for all Parties agree to use their reasonable best efforts to obtain final approval of this Settlement Agreement, subject to the Parties’ rights to rescind the Settlement Agreement as set forth in paragraphs 39-40 and fiduciary obligations of the Parties.

54. Audit Rights. Debtors agree to cause the Position Holder Trust to be required to keep sufficient books, records, and accounts regarding its collection and distribution of death benefits and its other obligations under this Agreement, and to maintain such records until the expiration of seven (7) years after the year to which such records pertain. Upon ten (10) days notice, Class Counsel shall have the right, at its own expense and not more than once every other calendar year, to have an independent auditor, who shall be a certified public accountant from an accounting firm of Class Counsel’s choice, inspect and audit the Position Holder Trust’s relevant records and practices during the Position Holder Trust’s normal business hours solely to verify the accuracy of payments and compliance with the Position Holder Trust’s obligations under this

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Agreement, subject to the independent auditor signing a confidentiality agreement with the Position Holder Trust. The independent auditor shall only disclose to Class Counsel the amount of death benefits collected and distributed and the amount of any underpayment or overpayment, and shall not disclose to Class Counsel documents, invoices, investor identities, or any other confidential or proprietary information of the Position Holder Trust. If any such audit should disclose an alleged insufficient payment to Class Counsel, the independent auditor shall deliver a report to the Position Holder Trust, and the Position Holder Trust shall have thirty (30) days to review the report and either accept or object to the findings of the report. If the Position Holder Trust accepts the findings of the report, the Position Holder Trust shall bring itself into compliance with the Agreement within fifteen (15) days after acceptance and pay Class Counsel for any shortfall determined. If the Position Holder Trust objects to the findings of the report, Class Counsel and the Position Holder Trust will jointly hire a third-party certified public accountant unaffiliated with either side to prepare a report within thirty (30) days. If the third-party report identifies a shortfall owed to Class Counsel, the Position Holder Trust shall bring itself into compliance with the Agreement within fifteen (15) days after issuance of the third-party report determining any shortfall. In the case of an accepted audit report or third-party audit report showing underpayment of more than one percent (1%) for any calendar year, the Position Holder Trust shall also pay for Class Counsel’s reasonable expenses of such audit (including attorneys’ fees and fees paid to the auditor). In the case of an accepted audit report or third-party audit report showing no underpayment for any calendar year, Class Counsel shall pay for the Position Holder Trust’s reasonable expenses of such audit (including attorneys’ fees and fees paid to the auditor), if any.

55. No Admission. This Settlement Agreement, whether or not it shall become final,

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and any and all negotiations, communications, and discussions associated with it, shall not be: (a) offered or received by or against any person as evidence of, or be construed as or deemed to be evidence of, any presumption, concession, or admission by a Party of the truth of any fact alleged or defense asserted, of the validity of any claim, of the deficiency of any defense, or of any liability, negligence, fault or wrongdoing on the part of any Party; (b) offered or received by or against any person as a presumption, concession, admission or evidence of the violation of any state or federal statute, law, rule, or regulation or of any liability or wrongdoing by any Party, or of the truth of any of the claims, and evidence thereof shall not be directly or indirectly, in any way, offered or received (whether in the Consolidated Class Adversary, or in any other action or proceeding), except for purposes of enforcing this Settlement Agreement and the Final Approval Order and Confirmation Order, including, without limitation, asserting as a defense the release and waivers provided herein; (c) offered or received by or against any person as evidence of a presumption, concession, or admission with respect to a decision by any court regarding the certification of a class, or for purposes of proving any liability, negligence, fault, or wrongdoing, or in any way referred to for any other reason as against the Trustee or the Debtors, in any other civil, criminal, or administrative action or proceeding, other than such proceedings as may be necessary to effectuate the provisions of this Settlement Agreement; provided, however, that if this Settlement Agreement is approved by the Court, then the signatories to the Agreement may refer to it to enforce their rights hereunder; or (d) construed as an admission or concession by an Party that the consideration to be given in this Settlement Agreement represents the relief that could or would have been obtained through trial in the Consolidated Class Adversary or the Arnold State Court Action.

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56. Arm’s-Length Negotiations. The Parties agree that the terms of this Settlement Agreement were negotiated at arm’s length and in good faith, and reflect a settlement that was reached voluntarily after consultation with experienced legal counsel. This Settlement Agreement shall not be construed more strictly against one Party than another merely by virtue of the fact that it, or any part of it, may have been prepared by counsel for one of the Parties, it being recognized that it is the result of arm’s-length negotiations between the Parties and their counsel, and all Parties have contributed substantially and materially to the preparation of this Settlement Agreement.

57. Only written modification. This Settlement Agreement, including the appendices to this Settlement Agreement, may not be modified or amended, nor may any of its provisions be waived, except by a writing signed by all signatories to this Settlement Agreement or their successors-in-interest. Any condition in this Settlement Agreement may be waived by the Party entitled to enforce the condition in a writing signed by that Party or its counsel. The waiver by any Party of any breach of this Settlement Agreement by any other Party shall not be deemed a waiver of the breach by any other Party, or a waiver of any other prior or subsequent breach of this Settlement Agreement by that Party or any other Party. Without further order of the Bankruptcy Court, the Parties may agree to reasonable extensions of time to carry out any of the provisions of this Settlement Agreement.

58. Headings. The headings herein are used for the purpose of convenience only and are not meant to have legal effect.

59. Authority of the Court. The administration and consummation of this settlement as embodied in this Settlement Agreement shall be under the authority of the Court orders approving

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this Settlement Agreement and authorizing and directing the Parties to effectuate and implement this Settlement Agreement pursuant to Federal Rules of Bankruptcy Procedure 9019 and 7023 and Federal Rule of Civil Procedure 23 and the Confirmation Order, and the Court that enters the Final Approval Order shall retain continuing and exclusive jurisdiction for the purpose of, inter alia, entering orders providing for the enforcement of the terms of this Settlement Agreement.

60. Taxes. The Plaintiffs and Plaintiffs’ Counsel acknowledge that neither of the Trustee, the Debtors, any of their counsel, nor Plaintiffs’ Counsel, have provided, made, or are making in connection with the Settlement Agreement, any tax advice or any representations regarding possible tax consequences relating to the Settlement Agreement or the Plan. The Plaintiffs and Plaintiffs’ Counsel further acknowledge that neither the Trustee, the Debtors, the Committee,4 and their successors under the Plan, any of their counsel, nor Plaintiffs’ Counsel, have or will have any responsibility for any taxes due based upon the equitable relief provisions in paragraph 32 or based upon any other provision of the Settlement Agreement or the Plan except for the Approved Fee. Plaintiffs’ Counsel acknowledges that neither the Trustee, the Debtors, the Committee, and their successors under the Plan, nor any of their counsel, have or will have any responsibility for any taxes due based upon payment of the Approved Fee. Each Settlement Class Member’s tax obligations, if any, and the determination thereof, are the sole responsibility of the Settlement Class Member. The Debtors shall comply with all applicable reporting and withholding obligations imposed by law, including reporting the payment of the Approved Fee and backup withholding if Class Counsel does not furnish its taxpayer identification number to the Debtors

4 Nothing in this paragraph is intended to diminish or affect in any manner any responsibility for any taxes due, based upon the equitable relief provisions in paragraph 32, that any Committee member may have by virtue of such individual’s status as a Settlement Class Member.

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using Form W-9, Request for Taxpayer Identification Number and Certification.

61. Entire Agreement. This Settlement Agreement (inclusive of its appendices) and the Plan constitutes the entire agreement among the Parties concerning this settlement, and no representations, warranties or inducements have been made by any Party concerning this Settlement Agreement (inclusive of its appendices) other than those contained and memorialized in the Settlement Agreement (inclusive of its appendices) or the Plan. In the event of a conflict between the terms of this Settlement Agreement and the terms of the Plan, the terms of this Settlement Agreement shall control.

62. No Third Party Beneficiaries. This Settlement Agreement is not intended to confer any rights, obligations, or remedies on any person other than the Parties and their successors and assigns.

63. Multiple Counterparts. This Settlement Agreement may be executed in one or more original, e-mailed, and/or faxed counterparts. All executed counterparts and each of them shall be deemed to be one and the same instrument.

64. Binding Nature. This Settlement Agreement shall be binding upon, and inure to the benefit of, the successors and assigns of the Parties.

65. Choice of Law. The construction, interpretation, operation, effect and validity of this Settlement Agreement shall be governed by the laws of the State of Texas without regard to the applicable choice of law rules, except to the extent that federal law requires that federal law govern.

66. Representations and Warranties. All counsel and any other person executing this Settlement Agreement and any of its appendices, or any documents related to the Settlement Agreement, warrant and represent that they have the full authority to do so and that they have the

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authority to take appropriate action required or permitted to be taken pursuant to the Settlement Agreement to effectuate its terms. The Parties agree to use their reasonable best efforts to consummate the settlement in accordance with the terms of this Settlement Agreement and shall execute and deliver any document or instrument reasonably requested by any of them after the date of this Settlement Agreement to effectuate the intent of this Settlement Agreement.

67. Severability. Any determination that any provision of this Settlement Agreement or any application thereof is invalid, illegal, or unenforceable in any respect in any instance shall not affect the validity, legality, and enforceability of such provision in any other instance, or the validity, legality, or enforceability of any other provision of this Settlement Agreement. No Party shall assert or claim that this Settlement Agreement or any provision hereof is void or voidable if such Party performs under this Settlement Agreement without prompt and timely written objection.

IN WITNESS WHEREOF, the Parties hereto have caused this Settlement Agreement to be executed, by their duly authorized attorneys as of March 24, 2016.

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LIFE PARTNERS HOLDINGS, INC.

Date: 3/24/16

LIFE PARTNERS, INC.

Date: 3/24/16

By: ______________________________
H. Thomas Moran II, Sole Director of Life Partners, Inc.

LPI FINANCIAL SERVICES, INC.

Date: 3/24/16

By: ______________________________
H. Thomas Moran II, Sole Director of LPI Financial Services, Inc.

OFFICIAL COMMITTEE OF UNSECURED CREDITORS

Date: ______________

By: ______________________________
Mark Reddus, Member

Date: ______________

By: ______________________________
Bert Scalzo, Member

Date: ______________

By: ______________________________
Skip Trimble, Member

LEAD PLAINTIFFS AND PROPOSED CLASS REPRESENTATIVES

Date: ______________

By: ______________________________
Philip Garner

Date: ______________

By: ______________________________
Christine Duncan

Page 42 of 52

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LIFE PARTNERS HOLDINGS, INC.

LIFE PARTNERS, INC.

Date: ________________ By: ____________________________
Colette Pieper, CEO of Life Partners, Inc.

LPI FINANCIAL SERVICES, INC.

Date: ________________ By: ____________________________
Colette Pieper, CEO of LPI Financial Services, Inc.

OFFICIAL COMMITTEE OF UNSECURED CREDITORS

Date: 3-17-2016 By: [signature]
Mark Reddus, Member

Date: 3-17-2016 By: [signature]
Bert Scalzo, Member

Date: ________________ By: ____________________________
Skip Trimble, Member

LEAD PLAINTIFFS AND PROPOSED CLASS REPRESENTATIVES

Date: ________________ By: ____________________________
Philip Garner

Date: ________________ By: ____________________________
Christine Duncan

Page 42 of 52

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LIFE PARTNERS HOLDINGS, INC.

LIFE PARTNERS, INC.

Date: __________ By: __________
Colette Pieper, CEO of Life Partners, Inc.

LPI FINANCIAL SERVICES, INC.

Date: __________ By: __________
Colette Pieper, CEO of LPI Financial Services, Inc.

OFFICIAL COMMITTEE OF UNSECURED CREDITORS

Date: __________ By: __________
Mark Reddus, Member

Date: __________ By: __________
Bert Scalzo, Member

Date: 3/22/16 By: [signature]
Skip Trimble, Member

LEAD PLAINTIFFS AND PROPOSED CLASS REPRESENTATIVES

Date: __________ By: __________
Philip Garner

Date: __________ By: __________
Christine Duncan

Page 42 of 52

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LIFE PARTNERS HOLDINGS, INC.

LIFE PARTNERS, INC.

Date: ____________________ By: ________________________________
Colette Pieper, CEO of Life Partners, Inc.

LPI FINANCIAL SERVICES, INC.

Date: ____________________ By: ________________________________
Colette Pieper, CEO of LPI Financial Services, Inc.

OFFICIAL COMMITTEE OF UNSECURED CREDITORS

Date: ____________________ By: ________________________________
Mark Reddus, Member

Date: ____________________ By: ________________________________
Bert Scalzo, Member

Date: ____________________ By: ________________________________
Skip Trimble, Member

LEAD PLAINTIFFS AND PROPOSED CLASS REPRESENTATIVES

Date: 3/18/2016 By: [signature]
Philip Garner

Date: ____________________ By: ________________________________
Christine Duncan

Page 42 of 52

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LIFE PARTNERS HOLDINGS, INC.

LIFE PARTNERS, INC.

Date: __________________ By: __________________________________
Colette Pieper, CEO of Life Partners, Inc.

LPI FINANCIAL SERVICES, INC.

Date: __________________ By: __________________________________
Colette Pieper, CEO of LPI Financial Services, Inc.

OFFICIAL COMMITTEE OF UNSECURED CREDITORS

Date: __________________ By: __________________________________
Mark Reddus, Member

Date: __________________ By: __________________________________
Bert Scalzo, Member

Date: __________________ By: __________________________________
Skip Trimble, Member

LEAD PLAINTIFFS AND PROPOSED CLASS REPRESENTATIVES

Date: __________________ By: __________________________________
Philip Garner

Date: 3.17.16 By: Christine Duncan
Christine Duncan

Page 42 of 52

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Date: 3/17/2016 | By: ______________________
Steve South as trustee for the South Living Trust

Date: 3-16-2016 | By: ______________________
Dr. John Ferris

Date: 3-16-2016 | By: ______________________
Michael Arnold

Date: 3-16-2016 | By: ______________________
Janet Arnold

PLAINTIFFS' COUNSEL

Date: ______________ | By: ______________________
Keith L. Langston, Langston Law Firm

Date: ______________ | By: ______________________
Scott Skelton, Skelton Slusher Barnhill Watkins Wells PLLC (f/k/a Zelesky Law Firm PLLC)

Date: ______________ | By: ______________________
Robert Cain, Alderman Cain & Neil PLLC

Page 43 of 52

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Date: ____________________ By: ____________________________________
Steve South as trustee for the
South Living Trust

Date: ____________________ By: ____________________________________
Dr. John Ferris

Date: ____________________ By: ____________________________________
Michael Arnold

Date: ____________________ By: ____________________________________
Janet Arnold

PLAINTIFFS' COUNSEL

Date: ____________________ By: ____________________________________
Keith L. Langston, Langston Law Firm, as
Plaintiffs' Counsel and as Class Counsel

Date: ____________________ By: ____________________________________
Scott Skelton, Skelton Slusher Barnhill
Watkins Wells PLLC (f/k/a Zelesky Law Firm
PLLC)

Date: ____________________ By: ____________________________________
Robert Cain, Alderman Cain & Neil PLLC

Page 43 of 52

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Date: ____________ By: ______________________________
Steve South as trustee for the South Living Trust

Date: ____________ By: ______________________________
Dr. John Ferris

Date: ____________ By: ______________________________
Michael Arnold

Date: ____________ By: ______________________________
Janet Arnold

PLAINTIFFS' COUNSEL

Date: ____________ By: ______________________________
Keith E. Langston, Langston Law Firm

Date: ____________ By: ______________________________
Scott Skelton, Skelton Slusher Barnhill Watkins Wells PLLC (f/k/a Zelesky Law Firm PLLC)

Date: ____________ By: ______________________________
Robert Cain, Alderman Cain & Neil PLLC

Page 43 of 52

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Date: ____________________ By: ______________________________
Steve South as trustee for the
South Living Trust

Date: ____________________ By: ______________________________
Dr. John Ferris

Date: ____________________ By: ______________________________
Michael Arnold

Date: ____________________ By: ______________________________
Janet Arnold

PLAINTIFFS' COUNSEL

Date: ____________________ By: ______________________________
Keith L. Langston, Langston Law Firm

Date: ____________________ By: ______________________________
Scott Skelton, Skelton Slusher Barnhill
Watkins Wells PLLC (f/k/a Zelesky Law Firm
PLLC)

Date: ____________________ By: ______________________________
Robert Cain, Alderman Cain & Neil PLLC

Page 43 of 52

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Appendix A

A Roger O. Whitley Group, Inc.	Charlotte Hardin	Dee Wayne Cullum
A Silver Lining, LLC	Charmaine Wages	Dennis Carpenter
A. Nick Coppolo	Charter Insurance Brokerage, Inc.	Dennis Lagow
Achim Reinhart dba LifeSet TBB	Chidester Investment, LLC	Dennis O. Harris
Afrain Cavazos	Cindy Bulloch	Descartes Limited
Alexandra Agencies Limited	Clear Sum, LLC	Diamond Safe Financial, LLC
Alternative Investment Advisors, LLC	Clint Perrin	Dipak Patel
Andrew Walvoord	Clyde Jones	Diversified Metroplex Investors, LLC
Andy Hines	Concierge Life Settlements, Inc.	Don Ballew
Anne Stilwell Kleefisch	Connie Forbes	Donald B. Bergis
Assured Retirement, LLC	Connie Langley	Donald L. Ashberry
Bagby Investments LP	Craig C Perkins Wealth Solutions LLC	Donald Whittenburg and Mgmt
Barlas & Chamber, LLC	Craig C. Perkins	Douglas Allison
Bay Wine, Inc.	Crossroads Agency	Eagle One Investments, LLC
Becky Weatherby	CUB Investments	Earl Stewart
Betty J. Horton	Dallas Air Charter	EBS III Financial, Inc.
Bill Enlow	Dan Lahey	Educated Investment Group
Billie Hall	Danny J. Markham	Edward G. Burford aka Eddie Burford
Blackstone Family Partnership	DAT Interests, Inc.	Edward G. Burford Corporation
Brad Wilemon	Dave F. Dallons	Edward O. Reeves
Brent Husted	David Barr	ENR Enterprises, LLC
Brian E. Prechtl	David Bendel	F. R. Harden
Brian Harper	David Eiland	Faye Bagby
Brian Murray	David F. Brockman	Fei Havenor
Byron T. Gannaway	David M Bruce TR	Fellowship Financial, LLC
Cade Smith	David Norcom	Fidelis Fetsch
Caperton Enterprises, Inc.	David Taliaferro	Filpansick Holdings, LLC
Carrie Bitros	David Valencia	Forward Financial & Ins Services, Inc.
Carteya Limited	David Youzva	Forward Focus International Corp.
Centerline Resources, LLC	dba Positive Rate Investments, LLC	Frank Dimicelli

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Fritz J Aldrine	Jack R. Barnes	Ken Comeaux
Gain Plan Financial, LLC	Jack Rosenquist	Ken Higdon
Garry Madaline	Jacob Moran	Kenneth Holland
Gary Brosseit	Jacqueline M. Tyler	Kenneth J. McGovern
Gary Cassill	James B Sloan	Kenneth Nelson
Gary Henderson	James C. Calmes	Kenneth Smith
George Filpansick	James H. Cobb	KL Grace, LLC
Gerald DuBose	James Moriarty III	K’s Marketing, Inc.
Gil DeShazo	James Rose	Lana Borbas
Glenda L. Cooper	James Sundelius	Larry Darnall
GO Financial Services, Inc.	James T. Payton	Laura Olbeter
Good Life Financial	Janet Kusch	Lead Masters Insurance Marketing &
Grace Life Investments	Jay Heimburger	Financial Network, Inc.
Gregg M Cune	Jeannette Bajalia	Life Financial Group, LLC
Gregory Dailey	Jeff Martel	LifeMatters International, Inc.
Guy Smith	Jeff S. Garrett	Linda Harper
Hans P. Reinhart	Jerry Weakley Enterprises, Inc.	Lloyd Lowe Sr.
Harmon Insurance Agency	Jody Ashford	Lori Herzog
Harry J Wilson	Joe Bollinger	Luxury Management, LLC
Hollis Steven Hufstetler, Sr.	Joel F. Woods	Lynn Investments, LLC
Homer H. Stout	John Crooks	Marianne Honea
Howard J. Boutte	John Guess	Mark Bronson
Huilen E Tseng	John Harper	Mark House
Humberto Alcazar, Jr.	John J. Gannon	Mark McKay
IFS Financial Services	John P. Ley	Matt Pashby
Innovative Charitable Solutions, Inc	John R. Gove	Maxing Money Solutions, Inc.
Integrity Capital Advisory, LLC	John R. Harkey Sr.	MCH Advisors Inc.
Inter Consulting	John S. Muratore	MDH Investments
Internet Aces Corp	Johnson Financial Consulting, Inc.	Melinda Mangrum
Investment Income Group, LLC	Joseph Barkate, PLLC	Merrie M. Kelly
Isidore Enterprises Inc.	Joseph Feldman	Michael Lloyd
IWM Investments, LLC	Joseph Hopkins	Michael McGarrah
Jack Lee Dixon TR U	Julie Cepelak dba Wealth Watchers, LLC	Michael Mishler
Jack M. Pausman	Keith Randolph-Lipscomb	Michael T. Tyler

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Miles Babcock	Rick Curtis	The Arbitrage Advisory Group, Inc.
Money Team Coach, LLC	Robert D. Phillips	The Elisha Group, LLC
Mustang Ins. Group	Robert H. Watlington	The Perfect Enhancement, LLC
Nathaniel Hawkins III	Robert M. Rountree	The Property People, LLC
Necia B. Cobb aka Necia Bishop-Cobb	Robert Newton	The Retirement & Investment Council
New England Alternative Investments, Inc.	Robert Quick	Thomas Burk Massey
Norman Lorentz	Robert Rountree Jr.	Thomas C. Zyroll
NW Safe Retirement	Robert Westrup	Thomas Quinn
Ohlhaber Asset Management, LLC	Robert Whipple, Inc.	Thomas R. McElroy
Omnium International Group, Inc.	Robin Rock, Ltd.	Thomas R. Wilson
OPV Enterprises, LLC	Roger Lane	Timothy Joyce
Paget Holdings, Ltd.	Ronald Coleman	Todd Shevlin
Pamela Ball	Ronnie Knoy	United Senior Advisors Group
Pamela M. Burton	Ronnie McAda, Jr.	Vernon Bell
Pamela S. Davis	Root Hospitality Solutions, LLC	Vicki C. Flannery
Paul Nick	Russell Hagan	Victor Pantuso
Paula Izzard Properties, LLC	Ryan Cowley	Wade L. Hampton
Phillip Bellingan	Safe Alternative Investments, LLC	Wealth Associates Incorporated
PowerStream Investment Corporation	Sean Maness	Wellspring Enterprise Mgmt, Inc.
Presidents Marketing Group	Secure Retirement Solutions, LLC	Wendelin Labio-Balallo
Professional Insurance Elite Agency, LLC	Shamrock Life Settlement, Inc.	Wheetley Financial Services
R Squared Inc.	Sherwood International Corporation	William Knoy
Randal Wallis	Sidney Evans	William M. Tolleson
Randel Brookings	Spectrum Advisors, Inc.	William Michael Tolleson
Rands Agency, Inc.	Stephanie M. Lucke	William V. Mozek, Jr.
Raymon G. Chadwick Jr.	Steve Feeken	Windfall Development, Inc.
Raymond Croteau	Sun Safety, Inc.	Winners Only Team, Inc.
Raymond Fox	Sundbridge Financial, LLC
Retirement Options, LLC	Susan Carver
Retirement Rescue, LLC	Susan J. Payton
Rich DePaolo	T. Brooks Moore
Richard Shaw	TEK 2001, Inc.
Richard W. Kemp	Tena Wilson
Richard Wong	Texas Fifty Plus, Inc.

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Appendix B

Jack and Jolene Wasson v. Cathy Dewitt, Lakeside Equity Partners, Inc. v. Life Partners, Inc., No. 16-04040-rfn (United States Bankruptcy Court for the Northern District of Texas, filed Dec. 26, 2012, removed March 14, 2016)

William S. Eastwood, Russell J. Bowman, and Kristina A. Bowman v. Life Partners Inc. and LPI Financial Services, No. 16-06003 (United States Bankruptcy Court for the Western District of Texas, filed Nov. 20, 2014, removed March 14, 2016)

JMD Resources, LLC v. Life Partners Inc., Life Partners Holdings, Inc., No. 16-05016 (United States Bankruptcy Court for the Western District of Texas, filed May 13, 2014, removed March 14, 2016)

Michael Arnold, Janet Arnold, Steve South, John S. Ferris, and all others similarly situated v. Life Partners, Inc., Life Partners Holdings, Inc., Abundant Income, and Milkie/Ferguson Investment, Inc., No. DC-11-02995 (Tex. Dist. Ct. Dallas Cnty., filed Mar. 14, 2011)

Anthony Sansone, on behalf of himself and all others similarly situated v. Life Partners, Inc., No. 15-1628-CI (Fla. Cir. Ct. Pinellas Cnty., filed March 12, 2015)

Pillar Life Settlement Fund I, LP et al. v. Life Partners, Inc., No. 15-04106-rfn (United States Bankruptcy Court for the Western District of Texas, filed Dec. 22, 2015)

KLI Investments, LP et al. v. Life Partners, Inc., No. 15-04051-rfn (United States Bankruptcy Court for the Western District of Texas, filed June 19, 2015) (including all intervenors and proposed intervenors)

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Appendix C

1.	Allen, Jr., James
2.	Armstrong, Sandra
3.	Babb, Joseph
4.	Balady, Louis
5.	Barbarin, Joy C.
6.	Beal, Christopher
7.	Bingiel, Alana
8.	Bingiel, Joseph
9.	Bingiel, Joseph & Alana
10.	Birtcher, Danny
11.	Blackwell, Hurshel Dwayne
12.	Blackwell, Patricia
13.	Broderick, Matthew
14.	Brown, Emily
15.	Padron, Eladio
16.	Byram, Jimmie
17.	Carey, Nancy
18.	Carey, Robert
19.	Carey, Robert & Nancy
20.	Carpenter, Barbara
21.	Carpenter, Michael
22.	Chapman, Rita
23.	Chidester, John D.
24.	Coffey, Mary Jane
25.	Collins, Bruce
26.	Collins, Deborah
27.	Colvin, James
28.	Contella, Charles Joseph
29.	Cooper, Glenda
30.	Cooper, Glenda (Custodian for Lina Grace Assaad UGMA)
31.	Cooper, Glenda (Custodian for Samuel Mark Assaad UGMA)
32.	Harvey Living Trust (Glenda Cooper as Trustee)
33.	Cooper, Thomas
34.	Cotten, Bill & Nancy
35.	Cumbest, Glenda (obo Joseph B. Cumbest, Sr., Deceased)
36.	Cummings, Lucinda
37.	Cummings, Terry
38.	DeMars, Sandra (obo Larry Eugen DeMars, Deceased)
39.	Dinsmore, Gerald
40.	Dirks, Sherra
41.	Douma, Paul

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42.	DuKet, Thomas
43.	Eccles, Stephen & Daryl
44.	Evans, Donna
45.	Evans, Robert
46.	Falvo, Elaine M.
47.	Falvo, III, Louis
48.	Fisher, Warren
49.	Funke, Henry & Diana
50.	Gallina, Pamela
51.	Gartenberg, Joel
52.	Gillespie, Carolyn
53.	Goldstein, Janet
54.	Guion, DDS, H. Don
55.	Halman, Douglas
56.	Harris, Dennis
57.	Hilliard, Robert J.
58.	Hillman, Rebecca
59.	Holland, Theresa
60.	Hubbard, John
61.	Hubbard, William Brent
62.	Hutchinson, George
63.	Hutchinson, Laura
64.	Hutto, Don
65.	Inglis, Lona
66.	Inglis, Ronald
67.	Ira M. Sabbagh Trust (Ira M. Sabbagh as Trustee)
68.	Ivory Artists, Inc.
69.	Jacobi, Richard & Anna
70.	Jennings, Joe
71.	Johnson, Clara
72.	Johnson, Gary
73.	Johnston, Ross
74.	Jones, Henry & Nancy
75.	Jones, Shana
76.	Gerald Williams Jr & Shana Jones Rev. Living Trust (Gerald Williams, Jr. & Shana Jones as Trustees)
77.	Jortner, DDS, Wayne
78.	Joshi, Sanjay
79.	Kanouse, Thomas J.
80.	The Kaye Family Trust (Michael C. Kaye & Pamela S. Gerver-Kaye as Trustees)
81.	Kellogg, Alan
82.	Kitchen, Richard
83.	Kohler, Janet
84.	Kohler, Kirk

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85.	Kovac, David L.
86.	The George and Jacqueline Krabbe Family Trust (George & Jacqueline Krabbe as Trustees)
87.	Krizman, James
88.	Kwok, Don Chaen & Nguyen, Christine
89.	Lair, Kelly
90.	Lair, Peggy
91.	Langhurst, Kathleen
92.	Langhurst, Paula
93.	Lilli, II, Joseph A.
94.	Love, James
95.	Love, James & Denise
96.	Lunsford, Joanna
97.	Lunsford, Ray & Joanna
98.	Lutz, Carolyn
99.	Lutz, Douglas C.
100.	Lutz, Jr., Richard Paul
101.	Marsters, Dorothy
102.	Marsters, Judson
103.	Marti, Thomas
104.	Mathis, Charles
105.	McClain, Todd
106.	McClain, William Troy
107.	McDermott, Helen Z.
108.	McKinley, Albert
109.	McKinley, Albert & Geneva
110.	McKinley, Geneva
111.	June McLaren Living Trust (William & June McLaren as Trustees)
112.	William McLaren Living Trust (William & June McLaren as Trustees)
113.	Ed E. McWilliams Revocable Trust (Ed & Nancy McWilliams as Trustees)
114.	Mellado, Eduardo & Agueda
115.	Mondeau, Adrienne
116.	Morrow, Arthur
117.	Morrow, Jennie
118.	Morse, Terrance L.
119.	Mucker, Matthew
120.	Mulligan, Ashley
121.	Mullins, Gary
122.	Munger, Ann
123.	Munger, Ann & Robert
124.	Munger, Robert
125.	Neal, Donna
126.	Neal, Earl
127.	Nelson, Jerry & Joan
128.	Ninich, James Henry

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129.	Nix & Nix Family, LP
130.	Nolin, Wendy
131.	O’Keefe, Mary
132.	Ormsby, Jo
133.	Parrott, Robyn
134.	Patty, Kevin
135.	Patty, Therese
136.	Patty, Dayna
137.	Patty, Melissa
138.	Patty, Kevin & Therese
139.	Pennel, Brock & Diana
140.	Phillips, Hazel
141.	Pippi, Augustine & Susan
142.	Pirie, Glenda
143.	Plumlee, Hubert
144.	Polk, Charles & Marilyn
145.	Polk, Marilyn
146.	Poth, Konrad E.
147.	Charles G. & Marjorie E. Quarnstrom Revoc. Living Trust (Faye Bagby as Trustee)
148.	Quarnstrom, Charles & Marjorie
149.	Raisinghani, Mahesh
150.	Reader, Jamieson & Misti
151.	Recker, Janet
152.	Recker, Steven
153.	Redden, Jr., Jim
154.	Reynolds, Charles
155.	Rice, Dennis
156.	Richardson, II, Louis D.
157.	Rivard, William
158.	Roddy, Joe
159.	Rose-McDaniel, Deborah
160.	Sachanko, Susan B.
161.	Sanders, Brandon
162.	Sanderson, Michael
163.	Sandoval, Ana
164.	Sandoval, Will
165.	Sandoval, Will & Ana
166.	Sauceda, Linda
167.	Schwab, III, Carl F.
168.	Schwab, John
169.	See, Bud S.
170.	Sekely, Erick
171.	Sherriff Family, LLC
172.	Shiring, Robert

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173.	Simms, Leigh B.
174.	Smith, Charles E.
175.	Smith-Conner, Sandra
176.	Somerset Partners Strategic Asset (Whitmire, David)
177.	Stagner, Cathy M.
178.	Stark, Michael P.
179.	The Stelmak Family Trust (Robert & Judith Stelmak as Trustees)
180.	Stelmak, Robert
181.	Stephan, David A.
182.	Steuben, Marilyn
183.	Storey, Debbie T.
184.	Tallhammer, Bela
185.	Tucker, Alan
186.	Vorheis, Jerry
187.	Richard & Judy Walker Family Trust (Richard & Judy Walker as Trustees)
188.	Walker, Van
189.	Warner, Wanda
190.	Weddel, Elmer
191.	White, Howard
192.	Whitehurst, Robert
193.	Whitmire, David
194.	Williams, Thomas G.
195.	Willingham, John
196.	Wilson, Darlene
197.	Woelfel, John
198.	Wohleb, Clifford
199.	Wohleb, Clifford & Jennes
200.	Wood, Daniel
201.	Wood, Sharon
202.	Zagar, Amy
203.	Zagar, Keith
204.	Zanoni, Muriel M.

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EXHIBIT G

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TERM SHEET
As of June 21, 2016

Plan Collaboration Agreement
With Vida Capital, Inc.

Parties	Chapter 11 Trustee (“Trustee”), the Subsidiary Debtors, the Official Committee of Unsecured Creditors (“Committee”), Vida Capital, Inc. (“Vida”). The foregoing are collectively referred to herein as the “Parties.”

Agreement	Plan Collaboration Agreement. Capitalized terms used and not defined in this Term Sheet (“Term Sheet”) have the meanings assigned to them in the Joint Plan filed by the Trustee, the Subsidiary Debtors and the Committee (“Joint Plan Proponents”).

Principal Terms:	1.	Withdraw Vida Plan. Vida agrees to withdraw the plan and disclosure statement filed by Vida and collaborate with the Joint Plan Proponents to support the Joint Plan, on the following terms:
		a.	The Parties announced the key principal terms reflected in this Term Sheet at the hearing on 06/16/16; Vida requested that consideration of its disclosure statement be continued until July to allow the Bankruptcy Court to establish the timetable for soliciting the Joint Plan.
		b.	The Parties also announced the terms of the overall collaboration.
		c.	The Joint Plan Proponents, after consultation with Vida, shall file such amendments to the approved Disclosure Statement for the Joint Plan, and such amended projections for the Joint Plan, as may be necessary to reflect the transactions contemplated by this Term Sheet. The Joint Plan Proponents shall endeavor to make such filings on or around Tuesday, June 21, 2016, with a hearing on the same on or around Friday, June 24, 2016.
		d.	Once the Bankruptcy Court approves solicitation of the Joint Plan and establishes deadlines and timetables for solicitation and confirmation of the Joint Plan, Vida will withdraw its disclosure statement and plan without prejudice.

	2.	Integrate Vida as Servicer under Joint Plan. Vida will pay the Debtors’ estates $5 million (the “Cash Consideration”) for the right to enter into a Servicing Agreement to service the Policies and administer all of the New Interests.
		a.	Vida will pay the Cash Consideration on the Effective Date and provide the Exit Loan and Line of Credit (each as defined below).
		b.	The Position Holder Trust will retain ownership of Reorganized LPI, for use in transition plan for record ownership of Policies.

	3.	Servicing Agreement with Vida. The Servicing Agreement will be filed as part of amendments to Disclosure Statement for the Joint Plan referenced in item 1 above, with the definitive Plan Collaboration Agreement and definitive financing documentation to be filed as part of a Plan Supplement as soon as reasonably practicable thereafter.
		a.	The form of Servicing Agreement prepared by Trustee will be used as a starting point, and negotiated by Parties to this Term Sheet in good faith. Termination of the Servicing Agreement will be limited to the occurrence of an event of default which remains uncured after appropriate notice, as set forth in Section 9.1 of the Servicing Agreement.
		b.	Parties will be Vida (or its designated affiliate) and the Position Holder Trust.
		c.	The Servicing Agreement will become effective on the Effective Date.
		d.	Vida’s servicing fee will be 2.8% of each Policy maturity, and will be paid by Position

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Holder Trust.
	e.	The Plan Collaboration Agreement will attach the definitive financing documents and any other related documents as exhibits, and will be subject to approval by the Bankruptcy Court as part of the confirmation of the Joint Plan.

4.	Governance of Successor Entities. Governance will be as set forth in the Joint Plan and Disclosure Statement, except that:
	a.	Jose Montemayor, former Texas Insurance Commissioner, will serve on the Governing Trust Board instead of Phil Loy.
	b.	The fifth member of the Board will be determined in accordance with the procedures set forth in the trust agreements currently on file as part of the Joint Plan, after consultation with Vida.

5.	Exit Loan Facility. Vida (or an affiliate designated by Vida and approved by the Joint Plan Proponents) will make a secured term loan on the Effective Date (the “Exit Loan”) in an amount not to exceed $55 million, with terms TBD, except as follows:
	a.	Interest rate at 13% per annum, payable quarterly in arrears.
	b.	Maturity date = second anniversary of Effective Date (“Maturity Date”); provided, however, that the Exit Loan shall be repaid in full as soon as reasonably practicable and prior to any distributions being made to beneficiaries of the Position Holder Trust, unless Vida agrees otherwise.
	c.	Vida will be firmly committed to provide Exit Loan, with no financing contingency.
	d.	Commitment fee of $300,000 payable from Exit Loan proceeds on the Effective Date.
	e.	Guaranteed payment of 6 months of interest (“Guaranteed Interest”). If the Exit Loan is fully repaid within 6 months, then any remaining unpaid Guaranteed Interest may be repaid at any time on or prior to the Maturity Date.
	f.	No due diligence requirements or delays.
	g.	No financial covenants and no borrowing base requirements.
	h.	Secured by all assets of Position Holder Trust, other than New IRA Note Collateral. Post-Effective Date advances under the Maturity Funds Facility, if made, will be secured by a first lien on death benefits related to Beneficial Ownership in the Policies held by the Position Holder Trust, provided, however, that after the Effective Date, draws on the Maturity Funds Facility may not be made unless (i) all sums owing to Vida then-outstanding under the Exit Loan and the Line of Credit (defined below) have been paid in full or (ii) Vida otherwise agrees.

6.	Line of Credit. Vida (or an affiliate designated by Vida and approved by the Joint Plan Proponents) will provide a revolving loan facility available for draws on and after the Effective Date (the “Line of Credit”) in an amount not to exceed $25 million, with terms TBD, except as follows:
	a.	Interest rate at 13% per annum, payable quarterly in arrears once drawn.
	b.	Availability period = until the third anniversary of the Effective Date, or until terminated by Position Holder Trust, in its discretion.
	c.	Vida will be firmly committed to provide the Line of Credit, with no financing contingency.
	d.	No commitment, origination or other fees or compensation for the Line of Credit, except for (i) unused line fee each year the Line of Credit is outstanding for the lesser of $100,000 or 0.0075 (0.75 percent) of the undrawn amount on reserve, plus (ii) interest which accrues from and after the date of any advances under the Line of Credit.
	e.	No due diligence requirements or delays.
	f.	No financial covenants and no borrowing base requirements; provided, however, borrowings under the Line of Credit will be limited to 10% of the face amount of the Policies in the portfolio at the time a draw request is made.
	g.	Secured by same collateral as collateral for Exit Loan, with the same proviso for post- Effective Date draws on the Maturity Funds Facility.

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	7.	DIP Loan. Vida (or an affiliate designated by Vida and approved by the Joint Plan Proponents) will make a debtor-in-possession loan (“Dip Loan”) to the Debtors prior to the Effective Date in an amount not to exceed $10 million with terms TBD, except as follows:
		a.	Interest rate at 14% per annum, payable quarterly in arrears.
		b.	Maturity date = Effective Date of the Joint Plan, or if earlier, (i) the effective date of any other plan of reorganization in the Bankruptcy Cases, or (ii) the date the cases are converted to chapter 7 proceedings under the Bankruptcy Code.
		c.	Vida will be firmly committed to provide the DIP Loan, with no financing contingency.
		d.	No commitment, origination or other fees or compensation for the DIP Loan.
		e.	A $5 million advance on the DIP Loan shall be made on the first business day after the date the Court enters an order approving the DIP Loan, and interest on that amount shall accrue from the date the advance is made. If sums in excess of $5 million are drawn then interest shall accrue on the amount drawn.
		f.	No due diligence requirements or delays.
		g.	Secured by (i) a second lien on abandoned positions held in the Debtors’ names and premium advances made by the Debtors prior to the Effective Date, pursuant to section 364(c)(3) of the Bankruptcy Code and (ii) a first lien on any and all other assets of the Debtors’ estates, pursuant to section 364(c)(2) of the Bankruptcy Code.
		h.	Other traditional adequate protection, including a super-priority administrative claim under section 364(c)(1) of the Bankruptcy Code that is junior to those already granted under the Financing Order but otherwise senior to any and all other administrative claims, pursuant to sections 503(b) and 507(b) of the Bankruptcy Code.
		i.	The DIP Loan shall be subject to approval by the Bankruptcy Court, after notice and a hearing.
		j.	The DIP Loan shall be repaid in full in cash on the Effective Date of the Joint Plan from the Exit Loan, unless Vida agrees to a different treatment of the amounts outstanding under the DIP Loan (plus applicable interest) in writing.

	8.	Cooperation. Vida will fully cooperate with the proponents of the Joint Plan in connection with any required amendment of the Joint Plan and Disclosure Statement, soliciting votes in favor of the Joint Plan and supporting confirmation thereof.
		a.	In addition, the Parties will cooperate with each other so that Vida can commence providing services on the Effective Date, and to assist with the orderly completion of the Catch-Up Reconciliation.
		b.	The Parties will cooperate to identify as soon as reasonably possible the key personnel at LPI whose services will be required to execute on the Joint Plan through and following the Effective Date, and the Joint Plan Proponents will develop a plan with Vida to aid in such persons’ retention throughout the Catch-Up Reconciliation period, with compensation to be paid to such persons as incentive “stay put” pay from a portion of the Cash Consideration to be designated by the Joint Plan Proponents.
		c.	Vida will provide information to the Trustee and the Committee for use in a Plan Supplement with regard to (i) Vida’s financial condition and ability to provide the Exit Loan and Line of Credit, (ii) its capabilities as a servicer and administrator, and (iii) such other matters as reasonably requested by the Trustee or the Committee.

Miscellaneous	Governing law will be Texas law, excluding conflicts of law.

Each of the Parties will bear their own costs and expenses, including attorneys’ fees, in connection with the preparation and negotiation of this Term Sheet and all agreements and other documents contemplated hereby, including the Exit Loan and the Line of Credit.

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EXHIBIT H

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Draft
Subject to change in all respects
06/21/16

SERVICING AGREEMENT

THIS SERVICING AGREEMENT (this “Agreement”) is entered into effective as of [*] (the “Effective Date”) by and among Life Partners Position Holder Trust (“Position Holder Trust”), Life Partners IRA Partnership (“IRA Partnership”) and [Life Partners Servicing Company] (“Servicer”).

Recitals:

WHEREAS, as described in the Second Amended Joint Plan of Reorganization of Life Partners Holdings, Inc., et al, Pursuant to Chapter 11 of the Bankruptcy Code (the “Plan”), Position Holder Trust has been recognized as the legal owner of a portfolio of life insurance policies (each, a “Policy” and collectively, the “Policies”); and

WHEREAS, each Policy insures the life of an individual insured (each, an “Insured” and collectively, the “Insureds”), and is fully described (other than any personally identifiable information of the Insured) on Schedule I attached hereto; and

WHEREAS, pursuant to the Compromise (as defined in Exhibit A), the Beneficial Ownership (as defined in Exhibit A) of the Policies as of the Plan Effective Date (as defined in Exhibit A) is divided between (1) certain persons identified in the Plan as “Continuing Fractional Holders” (each a “Continuing Fractional Holder” and collectively, the “Continuing Fractional Holders”) of Continuing Fractional Interests (as defined in Exhibit A) in Policies, subject to the terms and conditions of the Plan and the Position Holder Trust Agreement, and (2) Position Holder Trust, as to Beneficial Ownership of all of the remainder of the Policies that is not represented by outstanding Continuing Fractional Interests; and

WHEREAS, this Agreement was prepared pursuant to the Plan to provide for (1) the servicing and administration of the Policies, (2) the registration, servicing and administration of the Continuing Fractional Interests, New IRA Notes (as defined in Exhibit A), IRA Partnership Interests (as defined in Exhibit A) and Position Holder Trust Interests (as defined in Exhibit A), (3) the servicing and administration of the Maturity Funds Facility (as defined in Exhibit A), and (4) the related matters provided for herein; and

WHEREAS, pursuant to the Plan, Servicer was formed and received contributions of assets and other capitalization from Reorganized LPI (as defined in Exhibit A), and 100% of the stock of Servicer was contributed to Position Holder Trust by Reorganized LPI; and

WHEREAS, pursuant to the Plan, the Position Holder Trustee desires to have Servicer provide services to Position Holder Trust related to the Policies, the Maturity Funds Facility, and the Continuing Fractional Interests, New IRA Notes, IRA Partnership Interests, Position Holder Trust Interests and Maturity Funds Loans; and

WHEREAS, Servicer is willing to provide such services to Position Holder Trust, all in accordance with the terms and conditions set forth herein; and

Servicing Agreement

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Draft
Subject to change in all respects
06/21/16

WHEREAS, capitalized terms used and not otherwise defined herein have the meanings given to them in the “Glossary of Defined Terms” attached hereto as Exhibit A, or if not defined in Exhibit A, the meanings given to them in the Plan.

Agreement:

NOW, THEREFORE, expressly incorporating the foregoing Recitals as part of the consideration hereof, and in further consideration for the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1. Duties and Obligations of Servicer

Section 1.1 Appointment of Servicer. Position Holder Trust hereby appoints Servicer to provide the Services (as defined in Exhibit A) on behalf of Position Holder Trust and for the benefit of the Continuing Position Holders (as defined in Exhibit A), in accordance with the terms and conditions of this Agreement, and Servicer hereby accepts such appointment.

Section 1.2 Securities Intermediary. Position Holder Trust has entered into a Securities and Deposit Accounts Agreement (as defined in Exhibit A) with the Securities Intermediary (as defined in Exhibit A), Servicer and certain other parties pursuant to which, among other things, the Policies will be held in one or more securities accounts (collectively, whether one or more, the “Policy Account”) with the Securities Intermediary for the benefit of the Position Holder Trust, the Continuing Fractional Holders and the New IRA Notes Indenture Trustee (as defined in Exhibit A). Ultimately, the Securities Intermediary will be named as the record owner and record beneficiary of each of the Policies, for the benefit of the Position Holder Trust, the Continuing Position Holders and the New IRA Notes Indenture Trustee, as provided in, and subject to the terms and conditions of, the Securities and Deposit Accounts Agreement and the Position Holder Trust Agreement.

Section 1.3 Policy Schedule. Schedule I hereof lists for each Policy the following information as of the Plan Effective Date:

(a) the policy identification number (“Policy ID”) as reflected in the records of Position Holder Trust,

(b) the name of the Insurer (as defined in Exhibit A),

(c) the face amount or net death benefit of the Policy,

(d) information regarding Beneficial Ownership of the Policy as of the Plan Effective Date, subject to the terms and conditions of the Plan and the Position Holder Trust Agreement, including, (v) the aggregate percentage interest beneficially owned by all Catch-Up Position Holders (and the portion thereof held by Disputing Position Holders), (w) the aggregate percentage interest beneficially owned by all PPDA Position Holders (and the portion thereof held by Disputing Position Holders), (x) the aggregate percentage interest beneficially owned by all Continuing Fractional Holders who are neither Catch-Up Position Holders nor PPDA Position Holders, (y) the percentage interest beneficially owned by Position Holder Trust, and (z) the

Servicing Agreement	2

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Draft
Subject to change in all respects
06/21/16

aggregate percentage interest held by the Positon Holder Trust pledged as New IRA Note Collateral (as defined in Exhibit A), and the portion thereof relating to New IRA Notes that may be issued to Disputing Position Holders,

(e) the information in the Premium Payment Schedule (as defined in Exhibit A) for such Policy,

(f) the date of the most recent premium illustration for the Policy, if applicable,

(g) the date of the most recent life expectancy report for the Insured(s) under the Policy, and

(h) the amount of the aggregate Premium Reserve (as defined in Exhibit A) identified with the Policy, if any, as of the Plan Effective Date, and the allocation of the Premium Reserve among the Beneficial Owners of the Policy (on an aggregate basis for Continuing Fractional Holders).

(i) Position Holder Trust is separately providing to Servicer a schedule (the “Policy Insured Schedule”) that lists for each Policy the following information: (x) the Policy ID, (y) the name of, and contact information for, each Insured, and (z) the name of, and contact information for, each other person identified as a potential contact for information relating to the Insured.

Servicer shall update the information in Schedule I on a regular, periodic basis as set forth in Schedule VIII hereof.

Section 1.4 Ownership and Beneficiary Change Processing Services. Servicer shall perform each of the Services described on Schedule II hereof with respect to each Policy. Such performance shall be in accordance with the Servicing Standard (set forth in Section 1.__).

Section 1.5 Continuing Fractional Interest Services. Servicer shall provide the services set forth in this Section 1.5 with respect to the Continuing Fractional Interests.

(a) Servicer shall continuously maintain, or engage a third party approved by the Position Holder Trustee to maintain, a register (the “Continuing Fractional Interest Register”) containing all of the information described below:

(b) the name of each registered Continuing Fractional Holder, and

(c) each Continuing Fractional Interest in each Policy registered in the name of each Continuing Fractional Holder, stated as a percentage rounded to [four] decimal places.

(d) Servicer shall enter into the Securities and Deposit Accounts Agreement and establish the “Continuing Fractional Holder Securities Account” and the “Continuing Fractional Holder Deposit Account” described in the Securities and Deposit Accounts Agreement. Servicer shall further take such action as may be necessary or appropriate to perform its obligations under the Securities and Deposit Accounts Agreement.

Servicing Agreement	3

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Draft
Subject to change in all respects
06/21/16

Schedule III hereof sets forth the Continuing Fractional Interest Register as of the date of this Agreement, subject to the terms and conditions of the Plan and the Position Holder Trust Agreement. Servicer shall update Schedule III to reflect changes in the information therein following the Post-Effective Adjustment Date (as defined in Exhibit A) as set forth in Schedule     , and thereafter, on a regular, periodic basis as also set forth in Schedule     .

The services described in this Section 1.5 shall collectively be referred to herein as the “Continuing Fractional Interest Services”.

Section 1.6 New IRA Note Register. Servicer shall continuously maintain, or engage a third party approved by the Position Holder Trustee to maintain, a register (the “New IRA Note Register”) containing all of the information described below:

(a) the name of each registered Continuing IRA Holder (as defined in Exhibit A), and

(b) each New IRA Note registered in the name of each Continuing IRA Holder, and for each note, (i) the original principal amount, (ii) the date and amount of any prepayments of principal made on the note, (iii) the stated maturity date for unpaid principal and interest, (iv) the stated annual interest rate, (v) the date and amount of any payments of interest made on the note, and (vi) the amount of accrued and unpaid interest payable on the note.

Schedule IV hereof sets forth the New IRA Note Register as of the date of this Agreement, subject to the terms and conditions of the Plan and the Position Holder Trust Agreement. Servicer shall update Schedule IV to reflect changes in the information therein following the Post-Effective Adjustment Date as set forth in Schedule     , and thereafter, on a regular, periodic basis as also set forth in Schedule     .

The services described in this Section 1.6 shall collectively be referred to herein as the “New IRA Note Register Services”.

Section 1.7 Trust Interest Register Services. Servicer shall continuously maintain, or engage a third party approved by Position Holder Trust to maintain, a register (the “Trust Interest Register”) containing all of the information described below:

(a) the name of each registered Position Holder Trust Beneficiary (as defined in Exhibit A),

(b) the number of units of beneficial interest in the Position Holder Trust registered in the name of each Position Holder Trust Beneficiary,

(c) the total number of units of beneficial interest in the Position Holder Trust outstanding, and

(d) the Pro Rata (as defined in Exhibit A) share represented by the Position Holder Trust Interest registered in the name of each Position Holder Trust Beneficiary, stated as a percentage rounded to [four] decimal places.

Servicing Agreement	4

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Draft
Subject to change in all respects
06/21/16

Schedule V hereof sets forth the Trust Interest Register as of the date of this Agreement, subject to the terms and conditions of the Plan and the Position Holder Trust Agreement. Servicer shall update Schedule V to reflect changes in the information therein following the Post-Effective Adjustment Date as set forth in Schedule     , and thereafter, on a regular, periodic basis as also set forth in Schedule     .

The services described in this Section 1.7 shall collectively be referred to herein as the “Trust Interest Register Services”.

Section 1.8 IRA Partnership Interest Register Services. Servicer shall continuously maintain, or engage a third party approved by Position Holder Trust to maintain, a register (the “IRA Partnership Interest Register”) containing all of the information described below:

(a) the name of each registered IRA Partnership Interest Holder (as defined in Exhibit A),

(b) the number of IRA Partnership Interests in the IRA Partnership (as defined in Exhibit A) registered in the name of each IRA Partnership Interest Holder,

(c) the total number of IRA Partnership Interests in the IRA Partnership outstanding, and

(d) the Pro Rata share represented by the IRA Partnership Interests registered in the name of each IRA Partnership Interest Holder, stated as a percentage rounded to [four] decimal places.

Schedule VI hereof sets forth the IRA Partnership Interest Register as of the date of this Agreement, subject to the terms and conditions of the Plan, the Position Holder Trust Agreement and the IRA Partnership Agreement. Servicer shall update Schedule VI to reflect changes in the information therein following the Post-Effective Adjustment Date as set forth in Schedule     , and thereafter, on a regular, periodic basis as also set forth in Schedule     .

The services described in this Section 1.8 shall collectively be referred to herein as the “IRA Partnership Interest Register Services”.

Section 1.9 Disputing Position Holder Register Services. Provided that Servicer is in possession of the needed information, Servicer shall maintain until the Post-Effective Adjustment Report is delivered, or engage a third party approved by the Position Holder Trustee to maintain, a register of all Disputing Position Holders (as defined in Exhibit A) (the “Disputing Position Holder Register”) containing all of the information described below:

(a) the name of each Disputing Position Holder,

(b) each Fractional Interest in each Policy registered in the name of, or associated with an IRA Note registered in the name of, each Disputing Position Holder, in each case subject to the terms and conditions of the Plan, stated as a percentage rounded to [four] decimal places.

Servicing Agreement	5

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Draft

Subject to change in all respects

06/21/16

Schedule VII hereof sets forth the Disputing Position Holder Register as of the date of this Agreement, subject to the terms and conditions of the Plan and the Position Holder Trust Agreement. On a weekly basis, Servicer shall update Schedule VII to reflect changes in the information therein prior to and until the Post-Effective Adjustment Report is delivered as set forth in Schedule     .

The services described in this Section 1.9 shall collectively be referred to herein as the “Disputing Position Holder Register Services”.

Section 1.10 PPDA Position Holder Register Services. Provided that Servicer is in possession of the needed information, Servicer shall maintain until the Post-Effective Adjustment Report is delivered, or engage a third party approved by the Position Holder Trustee to maintain, a register of all PPDA Position Holders (as defined in Exhibit A) (the “PPDA Position Holder Register”) containing all of the information described below:

(a) the name of each PPDA Position Holder,

(b) each Fractional Interest in each Policy registered in the name of, or associated with an IRA Note registered in the name of, each PPDA Position Holder, in each case subject to the terms and conditions of the Plan, stated as a percentage rounded to [four] decimal places,

Schedule VIII hereof sets forth the PPDA Position Holder Register as of the date of this Agreement, subject to the terms and conditions of the Plan and the Position Holder Trust Agreement. On a weekly basis, Servicer shall update Schedule VIII to reflect changes in the information therein prior to and until the Post-Effective Adjustment Report is delivered as set forth in Schedule     .

The services described in this Section 1.10 shall collectively be referred to herein as the “PPDA Position Holder Register Services”.

Section 1.11 Catch-Up Position Holder Register Services. The Servicer shall maintain until the Post-Effective Adjustment Date, or engage a third party approved by the Position Holder Trustee to maintain, a register of all Catch-Up Position Holders (as defined in Exhibit A) (the “Catch-Up Position Holder Register”) containing all of the information described below:

(a) the name of each Catch-Up Position Holder,

(b) each Fractional Interest in each Policy registered in the name of, or associated with an IRA Note registered in the name of, each Catch-Up Position Holder, in each case subject to the terms and conditions of the Plan, stated as a percentage rounded to [four] decimal places,

Schedule IX hereof sets forth the Catch-Up Position Holder Register as of the date of this Agreement, subject to the terms and conditions of the Plan and the Position Holder Trust Agreement. On a weekly basis, Servicer shall update Schedule IX to reflect changes in the

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information therein prior to and until the Post-Effective Adjustment Date as set forth in Schedule     .

The services described in this Section 1.11 shall collectively be referred to herein as the “Catch-Up Position Holder Register Services”.

Section 1.12 Policy Maintenance Services. Servicer shall perform each of the services described on Schedule X hereof with respect to each Policy, (the “Policy Maintenance Services”). Such performance shall be in accordance with the Servicing Standard.

Section 1.13 Insured Monitoring Services. Servicer shall perform each of the services described in Schedule XI hereof with respect to each Insured (the “Insured Monitoring Services”). Such performance shall be in accordance with the Servicing Standard.

Section 1.14 Administrative Services. Servicer shall perform each of the services (the “Administrative Services”) described in Schedule XII hereof with respect to each Policy, each Continuing Fractional Interest outstanding from time to time and each Register (as defined in Exhibit A). Such performance shall be in accordance with the Servicing Standard.

Section 1.15 Policy Collection Services. Servicer shall perform each of the services described in Schedule XIII hereof with respect to each Policy (the “Policy Collection Services”). Such performance shall be in accordance with the Servicing Standard.

Section 1.16 Catch-Up Payment Services. Servicer shall perform each of the services described on Schedule XIV hereof with respect to monitoring and collecting the amounts reflected on the Catch-Up Payments Schedule (as defined in Exhibit A) as payable to LPI or LPIFS (collectively, the “Catch-Up Payment Services”). Such performance shall be in accordance with the Servicing Standard.

Section 1.17 Maturity Funds Facility.

(a) Position Holder Trust is separately providing to Servicer a spreadsheet from which a detailed report (the “Statement of Maturity Account”) for each Continuing Position Holder having an interest in the Maturity Funds (as defined in Exhibit A) can be prepared, detailing (i) all Maturity Funds relating to Continued Positions registered in the name of such Continuing Position Holder that have been deposited into the Maturity Escrow Account (as defined in Exhibit A) and the date of each deposit, (ii) the portion of those Maturity Funds that have previously been advanced to the Debtors and comprise Maturity Funds Loans (as defined in Exhibit A) as of the Effective Date, and the date of each advance, (iii) the portion of those Maturity Funds, if any, that have previously been disbursed to such Continuing Position Holder and the date of each disbursement, (iv) the amount of interest, if any, that has accrued on Maturity Funds Loans, and (v) the date on which interest began, or will begin, to accrue.

(b) Servicer shall continuously maintain a register (the “Maturity Funds Register”) containing all of the information described in subsection (a) above for each Continuing Position Holder having an interest in the Maturity Funds and any Maturity Funds Loan(s), incorporating new and changed information received by Servicer from Position Holder Trust or the Securities Intermediary from time to time and reflecting changes resulting from

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advances, interest accruals, additional Policy maturities, and disbursements, and such other changes as may affect the information contained in the Maturity Funds Register. The Maturity Funds Register shall be maintained in such a manner as to enable Servicer to prepare and make available to each Continuing Position Holder having an interest in the Maturity Funds and any Maturity Funds Loan(s) a Statement of Maturity Account at any time. The Services described in this Section 1.17(b) shall be referred to herein as the “Maturity Funds Register Services”.

(c) Position Holder Trust may, from time to time, request advances from the Maturity Escrow Account as provided in, and subject to the conditions of, the Plan. Any such request will be in substantially the form of Exhibit B attached hereto, with blanks appropriately completed, and shall be submitted by Position Holder Trust to the Escrow Agent for the Maturity Funds Escrow, with a copy to Servicer. Upon receipt of funding for such an advance from the Maturity Escrow Account, the Position Holder Trustee will notify Servicer of the date and amount of such advance and the portion of such advance, if any, that has been deposited into the Position Holder Trust Premium Reserve Escrow Account.

(d) In addition to the Maturity Funds Register Services, Servicer shall perform each of the services described on Schedule XV hereof, (collectively, the “Maturity Funds Services”). Such performance shall be in accordance with the Servicing Standard.

Section 1.18 New IRA Note Payment Services. Servicer shall perform each of the services described in Schedule XVI with respect to the payment and administration of each of the New IRA Notes (the “New IRA Note Payment Services”). Such performance shall be in accordance with the Servicing Standard.

Section 1.19 Policy Account Records. Servicer shall maintain accurate and detailed books and records pertaining to the Policy Account maintained by the Securities Intermediary under the Securities and Deposit Accounts Agreement, and shall review those records compared to the books and records maintained by Servicer under this Agreement. Servicer shall report any discrepancies between its books and records and those maintained by the Securities Intermediary within three (3) Business Days of discovering the same.

Section 1.20 Reporting. Servicer shall provide the services described on Schedule XVII related to preparation of reports for the Position Holder Trust, Continuing Fractional Holders, and Holders of Position Holder Trust Interests and IRA Partnership Interests. Provision of such services shall be in accordance with the Servicing Standard.1

Section 1.21 Continued Servicing or Removal of Sold Policies. In the event that any Policy, or all Beneficial Ownership in a Policy held by Position Holder Trust, is sold or otherwise transferred by or at the direction of the Position Holder Trustee (any such Policy, a “Sold Asset”) during the term of this Agreement, Servicer shall continue to service the Sold Asset in accordance with this Agreement if the transferee requests that Servicer continue to provide such services. Position Holder Trust will provide Servicer with the transferee’s contact information prior to the consummation of the transfer so that Servicer may discuss its servicing capabilities, and any ongoing servicing arrangement for the Sold Asset, with the transferee. If

1 NTD: See Schedule XVII for a description of the type of reporting that may be required.

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the transferee declines to have Servicer continue servicing the Sold Asset, Servicer will comply with Section 1.23 of this Agreement with regard to the transfer of servicing of the Sold Asset.

Section 1.22 Subservicing.

(a) With the prior written consent of Position Holder Trust, Servicer may enter into agreements with subservicers for the servicing and administration of the Policies, the registration, servicing and administration of Fractional Interests, New IRA Notes, Position Holder Trust Interests and IRA Partnership Interests, and for the performance of any and all other Services to be provided by Servicer hereunder. Each subservicer shall be required to provide the Services that are the subject of the subservicing agreement in accordance with this Agreement.

(b) Notwithstanding any agreement with a subservicer, any of the provisions of this Agreement relating to agreements or arrangements between Servicer and a subservicer or reference to actions taken through a subservicer or otherwise, Servicer shall remain obligated and primarily liable to Position Holder Trust for the servicing and administering of the Policies and the provision of all of the other Services in accordance with the provisions of this Agreement without diminution of such obligation or liability by virtue of such agreements or arrangements or by virtue of indemnification from the subservicer and to the same extent and under the same terms and conditions as if Servicer alone were servicing and administering the Policies and providing the other Services required by this Agreement. No delegation by Servicer to a subservicer shall release Servicer from the responsibilities or liabilities arising under this Agreement. Servicer shall be entitled to enter into any agreement with a subservicer for indemnification of Servicer by such subservicer and nothing contained in this Agreement shall be deemed to limit or modify such indemnification. Any such indemnification shall expressly extend to and protect Position Holder Trust and the Continuing Fractional Holders.

(c) Any subservicing agreement that may be entered into and any transactions or services involving a subservicer in its capacity as such shall be deemed to be between the subservicer and Servicer alone, and shall be in form and substance reasonably satisfactory to Position Holder Trust, and Position Holder Trust and the Continuing Fractional Holders shall be express third party beneficiaries of any such subservicing agreement. Servicer shall be solely liable for all fees and expenses owed by it to any subservicer, irrespective of whether Servicer’s compensation pursuant to this Agreement is sufficient to pay such fees and expenses. Notwithstanding the foregoing, each subservicing agreement entered into by Servicer shall provide that such subservicing agreement shall terminate should this Agreement or Servicer’s appointment hereunder be terminated.

Section 1.23 Transfer of Servicing. With respect to all Policies, if this Agreement is not renewed by Servicer or Position Holder Trust or is terminated by either party, and with respect to any Sold Asset(s) if a Policy or all of Position Holder Trust’s Beneficial Ownership interest therein is sold or otherwise transferred as contemplated by Section 1.21 and Servicer does not provide ongoing services with respect to such Sold Asset(s), Servicer agrees to cooperate with Position Holder Trust in effecting the transfer of its responsibilities and rights hereunder to a successor servicer or as otherwise directed by Position Holder Trust. Such cooperation shall include without limitation the preparation, execution and delivery of any and

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all documents and other instruments reasonably required to transfer servicing to the successor servicer, and the transfer to a successor servicer designated by Position Holder Trust for administration by it of all cash amounts which shall at the time be held by Servicer or thereafter received with respect to the Policies or Sold Assets, as the case may be. Servicer agrees to transfer, at or prior to the transfer of servicing, to Position Holder Trust or to a successor servicer, as directed by Position Holder Trust, copies of its electronic records and all other records (which shall be in readable form and, as to the data produced thereby, in pdf format and Microsoft Word or Microsoft Excel format if available), and original correspondence and documents (to the extent in Servicer’s possession and not otherwise available electronically) relating to the Policies (or the Sold Assets) in the manner and at such times as Position Holder Trust or its designee shall reasonably request and do any and all other acts or things necessary or appropriate to complete the transfer. Upon its determination that servicing transfer has been completed (which may not be earlier, if such transfer of servicing occurs due to a sale of a Policy, than the date such sale closes), Position Holder Trust shall tender a notice (the “Transfer Completion Notice”) and upon receipt thereof by the Servicer, the Servicer shall no longer be obligated to service the relevant Policy (or Sold Asset) hereunder. Servicer shall continue to receive fees from Position Holder Trust prior to and during the transfer of servicing under this Section until its receipt of the Transfer Completion Notice. In the event that Position Holder Trust requests any additional services from Servicer after Servicer has received the Transfer Completion Notice, it shall be entitled to charge commercially reasonable fees for such services.

Section 1.24 Backup Servicer.

(a) At any time and from time to time, Position Holder Trust may designate a backup servicer (the “Backup Servicer”) to perform the Services to be provided by Servicer under this Agreement, and Position Holder Trust shall give Servicer written notice of its designation of any Backup Servicer. Upon the Backup Servicer receiving written notice from Position Holder Trust that a Servicer Event of Default has occurred under this Agreement and that the Backup Servicer is required to serve as primary Servicer under this Agreement, the Backup Servicer will become Servicer hereunder.

(b) The Backup Servicer as successor Servicer shall perform only such duties and obligations as are specifically set forth in this Agreement, or as may be otherwise agreed between the Backup Servicer and Position Holder Trust, it being expressly understood by all parties hereto that there are not and shall not be any implied duties or obligations of the Backup Servicer to Servicer hereunder.

(c) Upon the receipt by the Backup Servicer of a notice of termination of the Servicer as initial Servicer and assumption of the Servicer’s obligations, all authority and power of the initial Servicer shall pass to and be vested in the Backup Servicer as Servicer; provided, however, that the Backup Servicer as successor Servicer shall have (i) no liability with respect to any action performed, breaches or defaults caused by the terminated Servicer prior to the date that the Backup Servicer becomes the successor to the Servicer or any claim of a third party based on any alleged action or inaction of the terminated Servicer, (ii) no obligation to pay any taxes required to be paid by the Servicer (provided that the Backup Servicer or the successor Servicer shall pay any income taxes for which it is liable), (iii) no liability or obligation with respect to any Servicer indemnification obligations of any prior Servicer, including the initial

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Servicer, (iv) no obligations to perform advancing obligations, if any, of the Servicer unless it elects to do so in its sole discretion, and (v) no obligations to pay any of the fees and expenses of any other party to the transactions contemplated hereby. Additionally, the representations and warranties of the initial Servicer in this Agreement shall not apply to the Backup Servicer, as successor Servicer.

(d) The Backup Servicer as successor Servicer is authorized to accept and rely on all accounting records (including computer records) and work product of the prior Servicer hereunder without any audit or other examination. Notwithstanding anything contained in this Agreement to the contrary, the Backup Servicer, as successor Servicer, is not responsible for the accounting, records (including computer records) and work of the prior Servicer (collectively, the “Predecessor Servicer Work Product”). If any error, inaccuracy, omission or incorrect or non-standard practice or procedure (collectively, “Errors”) exist in any Predecessor Servicer Work Product and such Errors make it materially more difficult to service or should cause or materially contribute to the Backup Servicer as successor Servicer making or continuing any Errors (collectively, “Continued Errors”), the Backup Servicer as successor Servicer shall have no liability for such Continued Errors; provided, however, that the Backup Servicer as successor Servicer agrees to use commercially reasonable efforts to prevent Continued Errors. In the event that the Backup Servicer as successor Servicer becomes aware of Errors or Continued Errors, it shall use commercially reasonable efforts to reconstruct and reconcile such data as is commercially reasonable to correct such Errors and Continued Errors and to prevent future Continued Errors. The Backup Servicer as successor Servicer shall be entitled to recover its costs thereby expended.

(e) Servicer agrees to cooperate and use its commercially reasonable efforts in effecting the transition of the responsibilities and rights hereunder. In addition, Servicer agrees to cooperate and use its commercially reasonable efforts in providing at the Servicer’s expense the Backup Servicer, as successor Servicer, with reasonable access (including at the premises of Servicer) to Servicer’s employees, and any and all of the books, records (in electronic or other form) or other information reasonably requested by it to enable the Backup Servicer, as successor Servicer, to assume the servicing functions hereunder.

(f) The Backup Servicer as successor Servicer is authorized and empowered to execute and deliver, on behalf of Servicer, as attorney-in-fact or otherwise, any and all documents and other instruments, and to do so or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination or to perform the duties of Servicer. Servicer will provide Backup Servicer, as successor Servicer, with a Power of Attorney stating such.

(g) No provision of this Agreement shall require the Backup Servicer (in such capacity or in its capacity as successor Servicer) to incur any out-of-pocket expenses if it shall have reasonable grounds for believing that reimbursement of such expenses is not reasonably assured to it.

Section 1.25 Insurance Requirements. Servicer shall maintain insurance (and provide a copy of such insurance policy to Position Holder Trust) substantially in the form annexed hereto as Schedule XVIII or in such other form as Position Holder Trust may approve

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(such approval not to be unreasonably delayed or withheld) with respect to its operations and property and with respect to its obligations under this Agreement and otherwise with respect to the Policies, including without limitation errors and omissions insurance in the amount of $10,000,000 per claim and $20,000,000 in the aggregate for any one year.

Section 1.26 Indemnification by Servicer. Servicer agrees to indemnify, defend and hold Position Holder Trust, its trustees, officers, directors, employees, successors, assigns, agents, representatives, and subcontractors (the “Position Holder Trust Indemnified Parties”) harmless from and against any and all costs, expenses, losses, liabilities, obligations, interest or expenses (including, without limitation, reasonable attorneys’ fees and expenses), claims and damages, including, but not limited to, losses resulting directly or indirectly from lapse of any Policy (collectively, “Position Holder Trust Claims”), suffered, incurred or paid, directly or indirectly, as a result of or arising out of: (a) Servicer’s failure to perform its duties hereunder; and (b) any material breach by Servicer of any of its representations, covenants and agreements contained herein; provided, however, that the foregoing obligation of Servicer shall not apply with respect to any Position Holder Trust Claim to the extent that such Position Holder Trust Claim arose solely out of bad faith, gross negligence or willful misconduct of the related Position Holder Trust Indemnified party. In the event the Position Holder Trust Indemnified Parties disagree with Servicer’s decision not to pursue the defense of a Position Holder Trust Claim, the Position Holder Trust Indemnified Parties may elect to take over such defense at their own cost. Servicer will assist fully in any defense of a Position Holder Trust Claim regardless of who is covering the costs. Notwithstanding anything in this Section to the contrary, Servicer shall not be entitled to assume control and will not be responsible for covering the costs of the defense of any claim if: (w) the claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation against Position Holder Trust; (x) the claim seeks an injunction or equitable relief against Position Holder Trust; (y) there is a reasonable likelihood of a conflict of interest between Servicer and Position Holder Trust; or (z) on petition by Position Holder Trust, the appropriate court rules that Servicer failed or is failing to vigorously prosecute or defend such claim.

Section 1.27 Servicing Standard. In performing its obligations hereunder, Servicer shall:

(a) exercise at least the same degree of skill and care used by persons of established reputation responsible for servicing policies like the Policies, and other assets of the type included within the Policies (and in any event at least the same degree of care as Servicer would exercise with respect to comparable assets (i) held for its own account or the account of any of its principals or affiliates or (ii) serviced for any other third-party client);

(b) adhere to the information security requirements set forth in Schedule XIX hereof; and

(c) without limiting the generality of the foregoing, perform such obligations in a manner that satisfies all applicable laws and regulations, including licensing, collection, use and dissemination of personal identifying and medical information, privacy (including without limitation requirements under all applicable health insurance and life settlement laws and

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regulations), regulatory reporting and record keeping requirements (the foregoing (a), (b) and this subsection (c), collectively referred to herein as the “Servicing Standard”).

Servicer agrees to maintain a staff of competent and trained personnel and sufficient equipment and supplies to perform the activities covered by this Agreement in accordance with the standards required by this Agreement, including without limitation assuring the integrity of data provided to it by employing IT professionals sufficiently familiar with such database systems Servicer may deploy (including, but not limited to, such familiarity as may be required to support the provision of data in accordance with this Agreement) and by holding periodic internal compliance seminars which will cover, among other compliance topics, data privacy issues. The fact that Servicer has performed its obligations in accordance with the Servicing Standard shall not serve as a defense to liability for a lapse in any Policy resulting, directly or indirectly, from failure to timely provide premium calculations or verify receipt and application of premium payments. Notwithstanding anything contained herein to the contrary, Servicer shall not be liable for any failure to meet its obligations hereunder if such failure is outside of its control and not resultant from or triggered by Servicer’s failure to comport with the Servicing Standard, including the refusal of any Insurer, Insured or trustee to cooperate with requests of Servicer after diligent and repeated attempts to obtain such information or providing an explanation to Position Holder Trust of why additional attempts would not be effective.

Section 1.28 Changes in Law; Inquiries and Proceedings; Litigation and Arbitration. Servicer agrees to keep informed of and comply in all material respects with applicable laws relating to the performance of Servicer of its duties and obligations under this Agreement. During the term of this Agreement, Servicer agrees promptly to notify Position Holder Trust of any material change in applicable law of which Servicer becomes aware, and advise Position Holder Trust of such measures it believes Position Holder Trust should implement in connection with the Policy. Likewise, to the extent to which any governmental or regulatory entity initiates an inquiry or proceeding that affects any Policy, during the term of this Agreement Servicer agrees promptly to notify Position Holder Trust of such governmental or regulatory inquiry or proceeding promptly after receiving notice thereof. To the extent there is any inquiry, proceeding, litigation or arbitration associated with a Policy (each of the foregoing, a “Proceeding”), whether initiated by Position Holder Trust against a third party or by a third party, during the term of this Agreement, Servicer shall assist Position Holder Trust in prosecuting or defending such action, as the case may be, to the same extent as it would were such action brought directly by or against Servicer, and shall assist with the production of any material relevant to the action as it may have in its possession. Position Holder Trust will reimburse Servicer for any third party costs it may incur in connection with complying with the foregoing obligation unless such costs are the obligation of Servicer under Section 1.22.

Section 1.29 Confidentiality. Without limiting the requirements of Section 8.1(d) below, Servicer agrees that (i) all of the Portfolio Related Information is confidential, and that, except as expressly provided otherwise in this Agreement, it will not disclose any Portfolio Related Information without the prior written consent of Position Holder Trust, (ii) it will not use, or permit the use, of any of the Portfolio Related Information for any purpose other than the proper performance and discharge of its duties and responsibilities under this Agreement, and (iii), in any event, it will comport with the Servicing Standard (in particular, but not by way of limitation, with clause (b) thereof) in making any such use or permitted disclosure of any of the

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Portfolio Related Information; provided, that, Servicer may transmit such information relating to an Insured or the Policy under which he or she is the Insured as may be reasonably requested in writing by the Insured to such Insured or his or her agents or representatives, and if any such request is made, Servicer shall promptly (and in any event prior to the disclosure of such information) provide a copy of the written request to Position Holder Trust.

Section 1.30 Access to Records. Servicer will grant Position Holder Trust, and its agents and advisors, including counsel and independent public accountants, access to Servicer’s electronic and hard copy books of account, records, reports and other papers of Servicer with respect to the Policies and its performance of its Services hereunder, including, but not limited to, the Available Information, all of which shall at all times be owned by Position Holder Trust, to make copies and extracts therefrom, to discuss Servicer’s affairs, finances and accounts (including the current state of Servicer’s technology platform and related systems and procedures, including information backup, disaster recovery, and security firewalls and protocols) with its executive officers and employees, all at such times as may be reasonably requested and at Position Holder Trust’s expense, but not more often than once each calendar quarter, for the sole purpose of reviewing or evaluating Servicer’s performance of its duties and obligations hereunder. In connection therewith, the Servicer shall furnish to such agents and advisors such space and support services as may be reasonably required, which will consist of an office with telephone and internet access. All such records included in the definition of Portfolio Related Information shall remain sole property of Position Holder Trust and shall be returned to Position Holder Trust upon termination of this Agreement or upon earlier request. In lieu of such visits and inspections, Position Holder Trust may request, and Servicer shall provide, copies of such books and records upon reasonable notice. Position Holder Trust shall be an express third party beneficiary of all agreements entered into by Servicer relating to the storage, recovery or security of any of the Portfolio Related Information.

Section 1.31 Operational Audit Rights.

(a) Servicer shall maintain a robust system of internal control and quality control to ensure an effective discharge of the Servicer’s obligations and duties under this Agreement. Servicer shall provide Position Holder Trust with quarterly reports, and if need be and at Position Holder Trust’s expense ad hoc reports, on the state of its internal and quality controls related to the Policies. These reports should allow Position Holder Trust to assess the status of these controls and should also provide insight of identified issues and related action plans developed to address these issues. The last quarterly report of the financial year shall compile a summary report on the reviews with respect to the Servicer’s obligations and duties under this Agreement during the financial year and submit it to Position Holder Trust. The summary report must state the major deficiencies identified, the measures recommended to remedy them and the implementation status of these measures.

(b) Notwithstanding the obligation of the Servicer to take primary responsibility for its system of internal control, Servicer shall grant Position Holder Trust, its auditors (including internal audit staff, audit staff of affiliated parties and external auditors) and its compliance personnel reasonable access to Servicer’s data centers, processing facilities, operating practices, policies, processes and procedures, data bases and relevant personnel as far as related to the Servicer’s obligations and duties under this Agreement for the purpose of

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performing audits or inspections as may be reasonably required (i) to examine Servicer’s performance or (ii) by audits in connection with the auditing of Position Holder Trust’s annual accounts or audits ordered by Position Holder Trust’s beneficiaries. For the avoidance of doubt, such audits shall be limited to the Servicer’s obligations and duties under this Agreement and shall not include the audits of the annual accounts of Servicer or information related in any way to Servicer’s other clients.

(c) Servicer shall ensure that Position Holder Trust (or its auditors and its compliance personnel) will upon their reasonable request be provided with any information and documents which are related to the Servicer’s obligations and duties under this Agreement. Position Holder Trust shall, in order to prevent or minimize any potential impairment or disruption of Servicer operations or distraction of Servicer personnel, instruct its auditing personnel to (i) announce such an audit reasonably in advance, in writing and describing its objectives (ii) conduct such audit during regular business hours and discuss logistical issues collaboratively, (iii) engage the Servicer in discussion on objectives and scope of the audit and (iv) strive to restrict such internal audit exercises to at most twice over any twelve-month rolling period. Extra audits, although normally not envisaged, may be contemplated if events so require. The internal auditors of Position Holder Trust and/or its affiliates will be bound by their professional confidentiality requirements. Position Holder Trust shall also advise its external auditors to restrict their interventions to the required minimum and in line with the abovementioned specifications for internal audit, but cannot unilaterally define the activities and requirements of its external auditor.

(d) During such audits, Servicer shall provide reasonable cooperation and assistance to Position Holder Trust, its auditors and its compliance personnel, subject to reimbursement by Position Holder Trust to Servicer of all reasonable, related Out-of-Pocket expenses. Servicer shall also ensure cooperation between its auditors (whether internal or external auditors) and Position Holder Trust, its auditors and its compliance personnel in such a manner that Position Holder Trust, its auditors and compliance personnel will obtain any information required to perform their auditing and inspection duties. To the extent necessary to comply with this provision, Servicer’s auditors shall not be subject to, or will be released by Servicer from, any confidentiality obligation they may owe to Servicer.

(e) The auditing and inspection rights under this Section remain valid for one year following termination of this Agreement, starting from the end of Servicer’s financial year in which the Agreement is terminated. Servicer shall ensure that all relevant documents continue to be available for the same term.

(f) If any audit by Position Holder Trust results in Servicer being notified that any or all of Servicer’s obligations and duties under this Agreement are in material non-compliance with any applicable laws and regulations, Position Holder Trust shall inform Servicer of such audit results and will request Servicer to give timely instructions to remedy such non-compliance. In any case, Servicer shall take the necessary steps to ensure that any or all of Servicer’s obligations and duties under this Agreement are in compliance with any applicable laws and regulations.

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(g) Following an audit, Position Holder Trust may discuss its findings with Servicer and, if appropriate, but without prejudice to Position Holder Trust’s other rights and remedies, the Parties shall agree on a plan (including a timetable to implement the plan) to address any concerns identified in the audit. If the audit demonstrates that Servicer is failing to comply with any of its obligations under this Agreement, Servicer shall take the necessary steps to comply with its obligations at no additional cost or expense to Position Holder Trust. If the Parties fail to agree on a remediation plan, the matter shall be dealt with in accordance with the Arbitration procedure set out in Section 10.2.

2. Escrow Accounts

Section 2.1 Fractional Holders’ Premium Reserve Escrow Account. Position Holder Trust has established an escrow account (the “Fractional Holders’ Premium Reserve Escrow Account”) with the Escrow Agent (as defined in Exhibit A). The initial balance in the Fractional Holders’ Premium Reserve Escrow Account is the aggregate amount of the Policy Premium Reserves of all Policies allocated to the Continuing Fractional Interests, as reflected in Schedule III, or Schedules VII, VIII or IX, as the case may be, subject to the terms and conditions of the Plan. On and after the Post-Effective Adjustment Date, the balance in the Fractional Holders’ Premium Reserve Escrow Account will be the aggregate amount of the remaining Policy Premium Reserves allocated to the Continuing Fractional Interests as reflected in the Continuing Fractional Interest Register accompanying the Post-Effective Adjustment Report. From and after the Plan Effective Date, no additional deposits will be made to the Fractional Holders’ Premium Reserve Escrow Account. Servicer shall invoice Position Holder Trust for premiums payable out of the Fractional Holders’ Premium Reserve Escrow Account, and from and after the date the Post-Effective Adjustment Report is delivered, distribute unused Policy Premium Escrows following Policy maturities, all as described in Schedule     . The Fractional Holders’ Premium Reserve Escrow Account will be closed at such time as the balance of such account has been reduced to zero.

Section 2.2 Position Holder Trust Escrow Accounts.

(a) Maturity Escrow Account. Position Holder Trust has established the Maturity Escrow Account with the Escrow Agent. The initial balance in the Maturity Escrow Account is set forth in the initial Statement of Maturity Account provided to Servicer pursuant to Section 1.__(a) of this Agreement. Servicer shall perform each of the Services described on Schedule      hereof with respect to the Maturity Escrow Account. Such performance shall be in accordance with the Servicing Standard. The Maturity Escrow Account will be closed at such time as the Maturity Funds Facility has terminated in accordance with the Plan, and all funds held in the Maturity Escrow Account have been disbursed in accordance with the Escrow Agreement.

(b) Position Holder Trust Premium Reserve Escrow Account. Position Holder Trust has established an escrow account (the “Position Holder Trust Premium Reserve Escrow Account”) with the Escrow Agent. The initial balance in the Position Holder Trust Premium Reserve Escrow Account is the aggregate amount of the Policy Premium Reserves of all Policies allocated to the Beneficial Ownership in the Policies held by Position Holder Trust, as reflected in Schedule I. Additional deposits will be made to the Position Holder Trust Premium Reserve

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Escrow Account from time to time. Servicer shall invoice Position Holder Trust for its pro rata share of premiums payable on Policies, and provide other Services with respect to the Position Holder Trust Premium Escrow Account, all as described in Schedule     . The Position Holder Trust Premium Reserve Escrow Account will be closed at such time as the balance of such account has been reduced to zero.

3. Covenants of Servicer

Section 3.1 Policies. Servicer shall not offer for sale, sell, transfer or otherwise dispose of any of the Policies or any other assets held by Position Holder Trust, except in a transaction approved in writing by Position Holder Trust in its sole discretion.

Section 3.2 Liens. Servicer shall not create any lien on any Policy, or any Fractional Interest, New IRA Note, IRA Partnership Interest or Position Holder Trust Interest, or any Maturity Funds Loans, or on any funds in or to be deposited in any of the Escrow Accounts.

Section 3.3 Insolvency Proceedings. Servicer agrees not to take any action or institute any proceeding against Position Holder Trust under any applicable bankruptcy or insolvency law or any proceeding which would be reasonably likely to cause Position Holder Trust to be subject to, or seek the protection of, any such bankruptcy or insolvency law, unless Position Holder Trust fails to make any payment hereunder within thirty (30) days of the due date for such payment.

Section 3.4 Certain Activities. Servicer acknowledges that the satisfactory performance of the Services it has been appointed to provide pursuant to this Agreement is vital to the ability of Position Holder Trust (and through it, the Holders of Position Holder Trust Interests and IRA Partnership Interests) and the Continuing Fractional Holders, to enjoy the benefits of Beneficial Ownership of the Policies. Accordingly, Servicer agrees that it shall not engage in any of the activities described in Schedule [__]2 hereto except in compliance with the procedures set forth therein.

Section 3.5 Further Assurances. Servicer shall, upon the reasonable request of Position Holder Trust, from time to time execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, as promptly as practicable such further instruments and take such further action as may be ancillary and incidental to the provisions of this Agreement. In addition to the other covenants expressed herein, Servicer shall perform or refrain from performing any other act necessary to comport with the Servicing Standard.

4. Compensation of Servicer

Section 4.1 Servicing Fee. Position Holder Trust shall pay Servicer a servicing fee (the “Servicing Fee”) for the Services rendered hereunder. The Servicing Fee shall be as set forth in Schedule     .

2 NTD: Restrictions will include any activities that may impair Servicer’s ability to discharge its duties and obligations under this Agreement, and any actions that may jeopardize the status of Position Holder Trust under any applicable federal or state securities laws.

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Section 4.2 Expenses. Unless as otherwise stated herein, Servicer shall bear all overhead costs and expenses incurred in connection with performing its duties and obligations under this Agreement, including salaries, rent, subcontractor fees incurred as a result of Servicer retaining third parties pursuant to Section 5.2 below, and insurance costs. On a monthly basis, Position Holder Trust shall either be billed directly or reimburse Servicer for all other reasonable out of pocket costs and expenses incurred in connection with performing its duties and obligations under this Agreement, subject to prior receipt by Position Holder Trust of a reasonably detailed invoice and description of and reasonable backup documentation for such expenses, including without limitation, (i) any expense incurred in contacting third parties (e.g., Insureds), such as FedEx or UPS expenses, (ii) any expenses charged by an Insurer with respect to obtaining Policy information or related materials, (iii) obtaining Medical Records, LE Reports, Death Certificates, or any other material obtained at the request of Position Holder Trust, (iv) any reasonable travel fees and costs, and (v) any fees or payments paid by Servicer to third parties to satisfy the duties set forth above, including any software fees association with death tracking. Notwithstanding the foregoing, (i) Servicer shall not be reimbursed for any subcontractor fees incurred as a result of Servicer retaining third parties to perform any of its duties hereunder, if any, and (ii) any out of pocket expenses not specifically described in this Section aggregating in excess of $5,000 per calendar month shall be subject to pre-approval by Position Holder Trust.

Section 4.3 Late Payments. Any amount due from Position Holder Trust to Servicer under this Agreement that is not paid within thirty (30) days after its due date shall accrue interest, payable on demand, from the date due until paid at a rate per annum equal to [LIBOR plus 3%, calculated on the basis of a three hundred sixty (360) day year and actual days elapsed].

Section 4.4 Manner of Payment. Amounts due to Servicer under this Agreement shall be paid by wire transfer of immediately available funds to such account as Servicer shall designate by 9:00 AM, Central Time on the date when due.

Section 4.5 Set-off. Position Holder Trust shall have the right to set-off against any amounts owed to Servicer by it any amounts due from Servicer to it with respect to a finally determined Position Holder Trust Claim.

5. Servicer as Independent Contractor

Section 5.1 Independent Judgment. Subject to the Servicing Standard and the express provisions hereof, Servicer has the right to exercise independent judgment as to the time, place, and manner of performing the Services required of Servicer under this Agreement and of otherwise carrying out the provisions of this Agreement. Neither party is to be considered a partner, joint venturer, employer or employee of the other party for any purpose. Accordingly, Servicer shall be deemed an independent contractor providing services to Position Holder Trust and shall be responsible for Servicer’s own employees, benefits, income and other taxes.

Section 5.2 Subcontractors. Subject to the terms of this Section, Servicer has the right to engage subcontractors to perform its duties and obligations under this Agreement. If Servicer chooses to exercise this right, it shall notify Position Holder Trust in writing; such

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notice shall contain the name of the subcontractor and information regarding the proposed subcontracting arrangement. Position Holder Trust may elect, in its sole discretion, to approve a subcontractor within fourteen (14) days after receiving the notice described in the preceding sentence, failing which Position Holder Trust’s consent shall be deemed denied. Servicer shall retain all responsibility in respect of duties it delegates to such subcontractor. Such subcontractors shall have all the rights and obligations that Servicer would have under this Agreement. For the avoidance of doubt, Servicer shall retain all responsibility to compensate the subcontractor.

Section 5.3 Limited Authority. Servicer shall not incur any debt, liability or other obligation on behalf of Position Holder Trust. Other than as expressly set forth in this Agreement, Servicer is not authorized to act for or on behalf of Position Holder Trust.

Section 5.4 Indemnification by Position Holder Trust. Position Holder Trust agrees to indemnify, defend and hold Servicer, its officers, directors, employees, successors, assigns, agents, representatives, and subcontractors (the “Servicer Indemnified Parties”) harmless from and against any and all costs, expenses, losses, liabilities, obligations, interest or expenses (including, without limitation, reasonable attorneys’ fees and expenses), claims and damages, including, but not limited to, losses resulting directly or indirectly from any third party lawsuits brought against any of the Servicer Indemnified Parties in connection with its providing services hereunder (collectively, “Servicer Claims”); provided, that, Position Holder Trust shall have no obligation to indemnify if the Servicer Claims arose, in whole or in part, directly or indirectly, out of Servicer’s failure to materially perform its duties hereunder; and any material breach by Servicer of any of its representations, covenants and agreements contained herein, or bad faith, gross negligence or willful misconduct of the Servicer Indemnified Parties with respect to such Servicer Claims.

6. Covenants and Duties of Position Holder Trust

Section 6.1 Information/Documents from Position Holder Trust. To the extent not already in Servicer’s possession as of the Effective Date, Position Holder Trust agrees to timely provide or cause the Securities Intermediary to provide, the following information (to the extent actually in the possession of Position Holder Trust or the Securities Intermediary) and documents to Servicer and further acknowledges and agrees that such items are necessary for Servicer to fulfill its duties and obligations under this Agreement (collectively, the “Available Information”):

(a) within five (5) Business Days of receipt, any information and/or communications actually received by Position Holder Trust or its affiliates related to any Policy, Insured, contacts and physicians, or Insurer, which shall include, but not be limited to, insurance premium due notices and loan related correspondence;

(b) information and/or communications related to any payment or nonpayment of death benefits to the beneficiary(ies) of such Policy;

(c) all information, communications and/or records relating to the Policies including any reasonable support documentation, which shall specifically include for each

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Policy, if applicable, (i) a premium optimization schedule, (ii) the most recent verification of coverage, (iii) a two (2) year annual statement history, (iv) the most recent illustration, (v) premium payments made prior to the Effective Date, and (vi) chain-of-title history;

(d) copies of all relevant transaction documents, communications and/or records related thereto; and

(e) copies of wire confirmations related to premium payments remitted by any party (other than Servicer) related to a Policy, which shall be provided to Servicer on the same date such confirmation is received by Position Holder Trust.

Position Holder Trust shall only be obligated to provide the information set forth in (a) through (e) in its possession on the Effective Date to the extent that it is notified by Servicer that Servicer lacks such information within thirty (30) days after the Effective Date; provided, that, the preceding does not in any way limit or reduce the covenants and duties of Position Holder Trust with respect to information set forth in (a) through (e) obtained by it or the Securities Intermediary on or after the Effective Date. Position Holder Trust shall, or shall cause the Securities Intermediary to, provide copies of such data, information and documents to Servicer by secure ftp.

Section 6.2 Delivery of Other Documents. In addition to providing the information and documents in Section 6.1 above, Position Holder Trust agrees that upon Servicer’s reasonable request, it will promptly, and in any event within five (5) Business Days, execute, or cause to be executed, and deliver to Servicer, in compliance with applicable law, all written authorizations, acknowledgments, consents and other instruments agreed by the parties as reasonably necessary to enable Servicer to perform its duties and obligations under this Agreement, including without limitation, the obtaining, use and disclosure of any and all information and data related to any Policy.

Section 6.3 Securities Intermediary. Position Holder Trust shall take such action as may be necessary from time to time to cause the Securities Intermediary to take such action as may be necessary to effectuate the terms of this Agreement.

7. Term and Termination

Section 7.1 Term. The initial term of this Agreement shall commence on the Effective Date and shall continue in full force and effect until the [*] anniversary of the Effective Date. Position Holder Trust shall have the sole right to renew this Agreement at the end of the initial term, by giving written notice to Servicer at least ninety-one (91) days prior to the [*] anniversary of the Effective Date. If this Agreement is so renewed by Position Holder Trust, then unless terminated as provided elsewhere in this Agreement, this Agreement shall continue in full force and effect with respect to each Policy for the duration of the life of the Insured, or until the earlier lapse, surrender, termination, sale or other disposition of the Policy, and for a period of six (6) months thereafter. If this Agreement is not so renewed by Position Holder Trust, it will terminate as of the [*] anniversary of the Effective Date.

Section 7.2 Termination by Position Holder Trust. Position Holder Trust may terminate this Agreement:

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(a) At any time after the [*] anniversary of the Effective Date, for any reason or no reason, by giving one hundred eighty (180) days prior written notice to Servicer (which notice may be given prior to the [*] anniversary of the Effective Date, so long as the effective date of termination is not earlier than the [*] anniversary of the Effective Date).

(b) As provided in Section 9 following the occurrence of a Servicer Event of Default.

(c) At any other time agreed to by the parties hereto.

Section 7.3 Termination by Servicer. Servicer may terminate this Agreement:

(i) If this Agreement is renewed in accordance with Section 7.1 above, Servicer may, at any time after the [*] anniversary of the Effective Date, terminate this Agreement for any reason or no reason, by giving one hundred eighty (180) days prior written notice to Position Holder Trust. During the notice period, Servicer shall work with Position Holder Trust to find an appropriate replacement to provide the Services to be performed by Servicer under this Agreement and shall, upon determination of such a replacement (which may include Position Holder Trust or the Backup Servicer), Servicer shall transfer servicing to such replacement in accordance with Section 1.23 above.

(j) At any time following a material breach by Position Holder Trust of any of its obligations hereunder after being given notice and a reasonable time not to exceed ninety (90) days to cure such breach, upon notice by Servicer to Position Holder Trust designating the date on which such termination will be effective.

Section 7.4 Effect of Termination; Repurchase Right.

(a) Upon the termination of this Agreement, the Portfolio Information License, and Servicer’s right to use the Portfolio Related Information, shall automatically terminate, without any action on the part of Position Holder Trust; provided, however, that Position Holder Trust, in its sole discretion, may extend such right to use the Portfolio Related Information under such terms and conditions as it may determine until the transfer of Servicer’s responsibilities under this Agreement to a successor servicer or as otherwise directed by Position Holder Trust has been completed in accordance with Section 1.23 hereof.

(b) If during the term of this Agreement, any or all outstanding equity interests in Servicer are sold or otherwise transferred to any third party, then Position Holder Trust covenants and agrees that, pursuant to the definitive purchase agreement, Position Holder Trust shall retain the right, but not the obligation, to acquire all outstanding equity interests in Servicer not owned by Position Holder Trust upon the termination of this Agreement, on the terms to be set forth in the definitive purchase agreement between Position Holder Trust and the purchaser of any of the outstanding equity interests in Servicer.

8. Representations and Warranties

Section 8.1 Representations and Warranties of Servicer. Servicer hereby represents and warrants to and covenants with Position Holder Trust as follows:

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(a) Organization and Good Standing. Servicer is [a limited liability company duly formed, validly existing and in good standing under the laws of the State of Texas] and has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as now conducted and to be conducted in accordance with this Agreement.

(b) Authorization of Agreement. Servicer has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite limited liability company action on the part of Servicer. This Agreement has been duly and validly executed and delivered by Servicer and (assuming the due authorization, execution and delivery by Position Holder Trust) this Agreement constitutes the legal, valid and binding obligation of Servicer, enforceable against Servicer in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

(c) Conflicts; Consents of Third Parties.

(i) None of the execution and delivery by Servicer of this Agreement, the consummation of the transactions contemplated hereby, or compliance by Servicer with any of the provisions hereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under, any provision of (A) the certificate of formation and limited liability company agreement or comparable organizational documents of Servicer; (B) any contract or permit to which Servicer is a party or by which any of the properties or assets of Servicer are bound; (C) any order of any governmental body applicable to Servicer or by which any of the properties or assets of Servicer are bound or (D) any applicable law, other than, in the case of clauses (B), (C) and (D), such conflicts, violations, defaults, terminations or cancellations that would not reasonably be expected to have a material adverse effect on Servicer’s ability to perform its obligations under this Agreement.

(ii) No consent, waiver, approval, order, permit or authorization of, or declaration or filing with, or notification to, any person or governmental body is required on the part of Servicer in connection with the execution and delivery of this agreement, the compliance by Servicer with any of the provisions hereof, or the consummation of the transactions contemplated hereby, or the taking by Servicer of any other action contemplated hereby, except for such consents, waivers, approvals, orders, permits or authorizations that have already been obtained or the failure of which to obtain would not have a material adverse effect on Servicer’s ability to perform its obligations under this Agreement.

(d) Compliance with Laws. Servicer has conducted and will conduct its business (including the performance of its obligations hereunder) in compliance in all respects with all applicable governing laws and regulations. Without limiting the generality of the foregoing, Servicer will conduct all servicing of Policies in compliance with the Texas Insurance

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Code, the Health Insurance Portability and Accountability Act of 1996 and other applicable federal and state laws, rules, and regulations.

(e) Licenses. Servicer holds and will maintain all licenses, permits, certificates of authority or other authorizations required from any governmental entity in any state or jurisdiction in order to perform all of the Services contemplated under this Agreement, including without limitation licenses required under all applicable life settlement laws and regulations in force in Texas and other states with jurisdiction over the Servicer’s activities; provided, however, that Servicer may, at its expense, subcontract with Reorganized LPI to provide services that Reorganized LPI is licensed to perform pending completion of Servicer’s obtaining its own license to provide such services. Servicer shall inform Position Holder Trust, within three (3) Business Days after becoming aware thereof, of (a) any cancellation, expiration, lapse or other termination of its licenses, permits, certificates of authority or other authorization necessary for Servicer to perform its obligations under this Agreement (including without limitation compliance with clauses (b) and (c) of the definition of Servicing Standard), (b) any failure to secure a renewal or continuation of such licenses, permits, certificates of authority or other authorization or (c) any failure to obtain any additional licenses, permits, certificates of authority or other authorization required by existing or newly enacted or adopted applicable law.

(f) Written Policies and Procedures. Servicer has previously furnished to Position Holder Trust copies of all written policies and procedures relating to servicing the Policies, maintaining the Registers and providing the other Services to be performed under this Agreement. In the event that this representation is later discovered to be incorrect, Servicer can cure by furnishing copies of the omitted written policy and procedure within two weeks of discovery of its omission.

Section 8.2 Representations and Warranties of Position Holder Trust. Position Holder Trust hereby represents and warrants to Servicer as follows:

(a) Existence and Authority. Position Holder Trust is a trust validly existing under the terms of the Plan and the Position Holder Trust Agreement, and the Position Holder Trustee has all requisite fiduciary power and authority to own and liquidate the Position Holder Trust Assets as contemplated by this Agreement.

(b) Authorization of Agreement. The Position Holder Trustee has all requisite power and authority to execute and deliver this Agreement on behalf of Position Holder Trust and to cause Position Holder Trust to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Plan and the Position Holder Trust Agreement and no further authorization on the part of Position Holder Trust or the Position Holder Trustee is required. This Agreement has been duly and validly executed and delivered by Position Holder Trustee and (assuming the due authorization, execution and delivery by Servicer) this Agreement constitutes the legal, valid and binding obligation of Position Holder Trust, enforceable against Position Holder Trust and the Position Holder Trustee in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of

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commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

(c) Conflicts; Consents of Third Parties.

(i) None of the execution and delivery by Position Holder Trust of this Agreement, the consummation of the transactions contemplated hereby, or compliance by Position Holder Trust with any of the provisions hereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under, any provision of (A) the Plan or the Position Holder Trust Agreement; (B) any contract or permit to which Position Holder Trust is a party or by which any of the Position Holder Trust Assets are bound; (C) any order of the Bankruptcy Court or any other governmental body applicable to Position Holder Trust or by which any of the Position Holder Trust Assets are bound or (D) any applicable law, other than, in the case of clauses (B), (C) and (D), such conflicts, violations, defaults, terminations or cancellations that would not reasonably be expected to have a material adverse effect on Position Holder Trust’s ability to perform its obligations under this Agreement.

(ii) No consent, waiver, approval, order, permit or authorization of, or declaration or filing with, or notification to, any person or governmental body is required on the part of Position Holder Trust in connection with the execution and delivery of this agreement, the compliance by Position Holder Trust with any of the provisions hereof, or the consummation of the transactions contemplated hereby, or the taking by Position Holder Trust of any other action contemplated hereby, except for such consents, waivers, approvals, orders, permits or authorizations which have already been obtained or the failure of which to obtain would not have a material adverse effect on Position Holder Trust’s ability to perform its obligations under this Agreement.

Section 8.3 Survival. The representations and warranties of the parties contained herein shall survive during the term of this Agreement.

9. Default

Section 9.1 Events of Default. If any one of the following events (each a “Servicer Event of Default”) shall occur and be continuing:

(a) Any failure by Servicer to deliver any report required under this Agreement, which failure continues unremedied for five (5) Business Days;

(b) Any breach by Servicer of any representation, warranty or covenant contained in Section 1, Section 3 or Section 8.1 of this Agreement, which breach continues unremedied for thirty (30) days after the earlier of (i) written notice thereof shall have been given to Servicer or (ii) its obtaining knowledge thereof;

(c) Any failure by Servicer duly to observe or to perform any other covenants or agreements of Servicer set forth in this Agreement, which failure, solely to the extent capable of cure, continues for a period of thirty (30) days after the earlier of (i) written notice thereof shall have been given to Servicer or (ii) the date Servicer obtains knowledge thereof;

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(d) Servicer shall (i) file or consent by answer or otherwise to the filing against it of a petition for relief or reorganization, arrangement or liquidation or any other petition in bankruptcy or insolvency or the appointment of a custodian under the laws of any jurisdiction, or any petition for relief or reorganization, arrangement or liquidation or any other petition in bankruptcy or insolvency or the appointment of a custodian under the laws of any jurisdiction is filed against it or a custodian is appointed for it, and such proceeding is not dismissed and appointment vacated within sixty (60) days thereafter, (ii) voluntarily commence a case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization, or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by it to the entry of a decree or order for relief in respect of it in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization, or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, (iii) make an assignment for the benefit of its creditors, (iv) consent to the appointment of a custodian, receiver, trustee or other officer with similar powers for itself or any substantial part of its property, (v) be adjudicated insolvent by a court or other tribunal of competent jurisdiction, (vi) dissolve or commence to wind up its affairs or (vii) take any action for purposes of the foregoing;

then, and in each and every case, so long as such Servicer Event of Default shall not have been remedied, Position Holder Trust may, by written notice to Servicer, terminate this Agreement and all of the rights and obligations of Servicer under this Agreement, subject to the provisions that survive termination, including without limitation Section 1.23 hereof. On or after the receipt by Servicer of such written notice, all authority and power of Servicer under this Agreement shall be terminated, subject to the provisions that survive termination, including without limitation Section 1.23 hereof. Servicer shall cooperate with Position Holder Trust in effecting the termination of the responsibilities and rights of Servicer under this Agreement, including the transfer to the successor servicer for administration by it of all records relating to the Policies. In addition, upon Servicer’s receipt of notice of termination pursuant to this Section, Servicer shall, promptly upon the demand, and in any event no later than five (5) Business Days after delivery of such demand of Position Holder Trust, deliver to the successor servicer designated by Position Holder Trust all Portfolio Related Information in its possession.

Section 9.2 Rights Cumulative. Position Holder Trust shall have the right, in its own name or in the name of any Holder(s) of any Continued Position(s), to take all actions now or hereafter existing at law, in equity or by statute, to enforce its rights and remedies and to protect its interest or the interests of the Holder(s) of Continued Positions (including the institution and prosecution of all judicial, administrative and other proceedings and the filings of proofs of claim and debt in connection therewith). All rights and remedies from time to time conferred upon or reserved to Position Holder Trust are cumulative, and none is intended to be exclusive of another or any right or remedy which Position Holder Trust or any Holder(s) of Continued Position(s) have at law or in equity. No delay or omission in insisting upon the strict observance or performance of any provision of this Agreement or in exercising any right or remedy, shall be construed as a waiver or relinquishment of such provision, nor shall it impair such right or remedy. Every right and remedy may be exercised from time to time and as often as deemed expedient.

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10. General Provisions

Section 10.1 Notices. All demands, notices and communications hereunder shall be in writing and shall be deemed to have been duly given if delivered via e-mail, certified mail (return receipt requested), or overnight courier, to:

in the case of Servicer, to:

[*]

Attn: [*]

Tel.: [*]

Fax.: [*]

in the case of Position Holder Trust, to:

[*]

Attn: [*]

Telephone: [*]

Fax: [*]

or, as to any of such persons, at such other e-mail or mailing address as shall be designated by one party in a written notice to the other.

Notwithstanding the foregoing, notice of breach, service of legal process or other similar communications shall not be given by electronic mail and shall not be deemed duly given under this Agreement if delivered by such means. Notices, demands and communications hereunder given by facsimile or electronic mail shall be deemed received upon oral confirmation of receipt by the addressee or upon the sender’s receipt of an affirmative confirmation of receipt thereof by the addressee. Unless otherwise provided herein, communications may be via e-mail, provided that if communication by e-mail is required under this Agreement, but is not available for any reason, any other suitable means of written communication providing for same or next day delivery shall be used in lieu thereof, including, but not limited to, by facsimile transmission or personal delivery.

Section 10.2 Arbitration. [In the event that there is a dispute between the parties with respect to this Agreement, the parties shall negotiate in good faith for a period of thirty (30) days in an attempt to resolve the dispute. If no agreement can be reached after good faith negotiation between the parties, any party may, by written notice to the other parties, demand arbitration of the matter unless the amount of the damages is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by three arbitrators. Any such arbitration shall be administered under the JAMS Comprehensive Arbitration Rules and Procedures (the “Rules”) by a panel of three arbitrators sitting in New York County, New York. One arbitrator shall be nominated by the party initiating arbitration at the time of the filing of its demand for arbitration, the second arbitrator shall be nominated by the opposing party at the time of the filing of its answering statement, and the third arbitrator (who shall act as chairman) shall be jointly nominated by the

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party-nominated arbitrators if they are able to agree. If the first two party-nominated arbitrators are unable to agree upon a third arbitrator within thirty (30) days after the nomination of the second, or if either party fails to nominate an arbitrator as set forth herein, an arbitrator shall be appointed pursuant to the Rules. The decision of the arbitrators as to the validity and amount of any claim disputed by the parties hereto shall be conclusive and binding upon the parties to this Agreement, and notwithstanding anything in this Agreement, the parties shall be required to act in accordance with such decision. Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. Each party shall bear its own fees and expenses in the arbitration unless the arbitrators determine otherwise.]

Section 10.3 No Other Duties. Servicer’s duties shall be limited to those expressly specified in this Agreement, as amended from time to time, and such other duties reasonably requested by Position Holder Trust that do not materially expand existing obligations, and Servicer shall have no implied duties or obligations.

Section 10.4 Severability. If any of the provisions of this Agreement should ever be held by a court of competent jurisdiction to exceed the scope permitted by the applicable law, such provision or provisions shall automatically be reformed to such lesser scope as such court may deem just and proper for the reasonable protection of a party’s legitimate business interests and may be enforced by such party to that extent in the manner described above. All other provisions of this Agreement shall be valid and enforceable.

Section 10.5 Headings. Titles, captions and headings contained in this Agreement are inserted only as a matter of convenience and for reference, and in no way define, limit, extend, or prescribe the scope of this Agreement or the intent of any provision.

Section 10.6 Third Party Beneficiaries. Each Continuing Fractional Holder shall be a third party beneficiary of this Agreement.

Section 10.7 Amendment. Except as expressly provided in this Agreement, this Agreement cannot be amended, changed, modified or supplemented, in whole or in part, except by a writing signed by both parties hereto.

Section 10.8 Entire Contract. This Agreement, including all of the Schedules and Exhibits hereto, each of which is incorporated by reference herein for all purposes, together with the Portfolio License Agreement, contain the entire agreement between the parties hereto with respect to the subject matters contemplated herein and supersedes all prior oral and written discussions, agreements and arrangements concerning such subject matters; provided, however, that to the extent that this Agreement is inconsistent with the Plan or the Confirmation Order, the terms of the Plan or the Confirmation Order shall govern.

Section 10.9 Governing Law. This Agreement is intended to be performed primarily in the State of Texas and shall be interpreted, construed, governed and enforced according to the laws of the State of Texas, without reference to its conflicts or choice of laws principles.

Section 10.10 Consents to Service Process. The parties submit to the exclusive jurisdiction of the federal and state courts located in [Waco, Texas] for the limited purpose of an

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order to compel arbitration, for preliminary relief in aid of arbitration, or for a preliminary injunction to maintain the status quo or prevent irreparable harm prior to the appointment of the arbitrators, and for the enforcement of any award issued hereunder. The Parties hereby waive any claim of forum non conveniens and any objections as to laying of venue. Each Party further waives personal service of any summons, complaint or other process and agrees that the service thereof may be made by certified or registered mail directed to such Party at such Party’s address for purposes of notices hereunder.

Section 10.11 Force Majeure. Neither party shall be liable for any delay or non-performance of its obligations hereunder in the event and to the extent that such delay or non-performance is due to an event of Force Majeure and the party claiming Force Majeure provides prompt notice thereof to the other party and uses reasonable commercial efforts to mitigation damages to such other party. The party affected by an event of Force Majeure shall inform the other party in writing without delay of its occurrence, probable duration and cessation. Events of Force Majeure are events beyond the control of the party which occur after the date of signing of this Agreement and which were not reasonably foreseeable at the time of signing of this Agreement and whose effects are not capable of being overcome without unreasonable expense and/or loss of time to the party concerned. For purposes of this Agreement, events of “Force Majeure” shall include (without being limited to) acts of terrorism, war, civil unrest, strikes, lock-out and other general labor disputes, acts of government, natural disasters, breakdown or general unavailability of transport facilities, general shortages of energy and materials, accidents, fire, explosions and Acts of God. In the event that the delay or non-performance of a party hereto continues for a period of thirty (30) days due to events of Force Majeure, then other party shall have the right to terminate this Agreement with immediate effect without liability or any payment obligations towards the other party.

Section 10.12 Assignment; Binding Effect. This Agreement may not be assigned by Servicer without the express, prior written consent of Position Holder Trust, and except as expressly provided in Section 5.2, Servicer shall not delegate any of its duties or obligations to any third party. This Agreement shall be binding on and inure to the benefit of the parties and their respective permitted assigns, and successors.

Section 10.13 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

[Remainder of page left blank intentionally.]

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Draft
Subject to change in all respects
06/21/16

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

[*]

By:
Name:
Title:[*]

By:
Name:
Title:

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Schedule I

Policies

See the following pages.

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Schedule II

Ownership and Beneficiary Change Services

Servicer shall perform each of the following Services with respect to each Policy:

1. Ownership Processing Services. On the Effective Date Servicer shall commence obtaining the necessary forms to change the ownership status (“Ownership Forms”) of each Policy from the applicable Insurer, fill in Servicer’s address into the Ownership Form to be the address of record and request the other necessary information from the Securities Intermediary to complete the Ownership Forms. Upon Servicer’s receipt of the necessary information from the Securities Intermediary, Servicer shall complete the Ownership Forms and submit the completed Ownership Forms to the Position Holder Trustee and the Securities Intermediary for signature. Upon Servicer’s receipt of the correctly executed Ownership Forms from the Position Holder Trustee and the Securities Intermediary, Servicer shall submit the Ownership Forms to the applicable Insurer and periodically follow up with the Insurer until the Securities Intermediary is recorded as owner of the Policy at the applicable Insurer. Servicer shall create a report (the “Ownership Change Status Report”) reflecting the status of each ownership change with respect to each Policy and upon its receipt of notice from each Insurer that the Securities Intermediary has been recorded as the owner of a Policy, Servicer shall adjust the Ownership Change Status Report and on a weekly basis upload the adjusted Ownership Change Status Report to the Network Resources (as defined in Exhibit A) and notify the Position Holder Trust of such upload. The services described in this paragraph 1 shall be referred to as the “Ownership Change Processing Services”.

2. Beneficiary Processing Services. On the Effective Date Servicer shall commence obtaining the necessary forms to change the beneficiary status (“Beneficiary Forms”) of each Policy from the applicable Insurer and request the necessary information from the Securities Intermediary to complete the Beneficiary Forms. Upon Servicer’s receipt of the necessary information from the Securities Intermediary, Servicer shall complete the Beneficiary Forms and submit the completed Beneficiary Forms to the Securities Intermediary, as the owner recorded at the Insurer, for signature. Upon Servicer’s receipt of the correctly executed Beneficiary Forms from the Securities Intermediary, Servicer shall submit the Beneficiary Forms to the applicable Insurer and periodically follow up with the Insurer until the Securities Intermediary is recorded as beneficiary of the Policy at the applicable Insurer. Servicer shall create a report (the “Beneficiary Change Status Report”) reflecting the status of each beneficiary change with respect to each Policy and upon its receipt of notice from each Insurer that the Securities Intermediary has been recorded as the beneficiary of a Policy, Servicer shall adjust the Beneficiary Change Status Report and on a weekly basis upload the adjusted Beneficiary Change Status Report to the Network Resources and notify Position Holder Trust of such upload. The services described in this paragraph 2 shall be referred to as the “Beneficiary Change Processing Services”.

3. Communications Processing Services. On the Effective Date Servicer shall be provided with a certified copy of the Confirmation Order which will contain language informing each Insurer that Servicer has the authority to communicate with and receive information with respect to the Policies. Upon Servicer’s receipt of the Confirmation Order, Servicer shall submit the Confirmation Order to the applicable Insurer with the Ownership Forms and periodically follow up with the Insurer until Servicer has received confirmation that Servicer has been

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Schedule II

authorized to communicate with and receive information from the applicable Insurer. The services described in this paragraph 3 shall be referred to as the “Communications Processing Services”.

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Schedule III

Continuing Fractional Interest Register

See the following pages, which include the register for all Continuing Fractional Interests (except those included on the PPDA Position Holder Register or the Catch-Up Position Holder Register), and the allocation of Beneficial Ownership among the Continuing Fractional Holders (including those on the PPDA Position Holder Register and the Catch-Up Position Holder Register), as a group, and the Position Holder Trust, as of the Plan Effective Date, subject to the terms of the Plan and the Position Holder Trust Agreement.

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Schedule IV

New IRA Note Register

See the following pages.

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Schedule V

Trust Interest Register

See the following pages.

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Schedule VI

IRA Partnership Interest Register

See the following pages.

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Schedule VII

Disputing Position Holder Register

See the following pages.

Note that this Register will include references to all Catch-Up Payments or Pre-Petition Default Amounts the existence or amount of which has been Disputed by a Current Position Holder, regardless of whether the Investor made an Election to be a Continuing Fractional Holder. If an Election to be a Continuing Fractional Holder was made, the Fractional Interest to which the Dispute relates will be noted here, along with a notation of which Register includes the Fractional Interest.

The Fractional Interest related to a Fractional Position with respect to which a Disputed Catch-Up Payment or Pre-Petition Default Amount relates, and with respect to which the Investor made an Election to be a Continuing Fractional Holder, will be included on the PPDA Position Holder Register or the Catch-Up Position Holder Register, as the case may be. The Beneficial Ownership related to a Fractional Position with respect to which a Disputed Catch-Up Payment or Pre-Petition Default Amount relates, and with respect to which the Investor did not make an Election to be a Continuing Fractional Holder, will be included in the Beneficial Ownership registered in the name of the Position Holder Trust.

Accordingly, the Holder ID of a Disputing Position Holder that Elected to be a Continuing Fractional Holder will appear on two Registers, this Register in relation to the Disputed payment amount, and the PPDA Position Holder Register or the Catch-Up Position Holder Register, as the case may be, in relation to the related Fractional Interest.

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Schedule VIII

PPDA Position Holder Register

See the following pages.

Note that this Register will not include any Fractional Positions with respect to which any Pre-Petition Default Amount was owed unless the Investor in whose name the Fractional Position was registered has delivered a timely written objection (i.e., one delivered prior to the [Pre-Petition Default Payment Deadline]) to the existence or amount of the Pre-Petition Default Amount reflected on the Reconciliation Payment Invoice provided to the Investor pursuant to the Plan, [and paid any undisputed amount by the deadline,] in which case the Investor’s Holder ID will appear on this Register and on the Disputing Position Holder Register.

If the Investor paid the Pre-Petition Default Amount in full by the due date, and made an Election to be a Continuing Fractional Holder, the Investor’s Holder ID and the related Fractional Interest will be reflected on the Continuing Fractional Interest Register.

If the Investor did not pay the Pre-Petition Default Amount in full by the due date and did not deliver a timely written objection to its existence or amount, the Beneficial Ownership related to the Fractional Position will be included in the Beneficial Ownership registered in the name of the Position Holder Trust on the Continuing Fractional Interest Register, and, if the Investor paid at least the amount of the Premium Advance included in the Pre-Petition Default Amount, the Investor’s Holder ID will appear on the Position Holder Trust Interest Register or the IRA Partnership Interest Register, as applicable.

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Schedule IX

Catch-Up Position Holder Register

See the following pages.

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Schedule X

Policy Maintenance

Servicer shall perform each of the following Policy Maintenance Services with respect to each Policy:

1. Authorization from Insurers. Not later than thirty (30) days after the Plan Effective Date, and as necessary from time to time thereafter, Servicer shall notify the applicable Insurer about Servicer’s name, role, and authorization to correspond with, and receive information from, the Insurer in respect of such Policy, and notify the Position Holder Trust and the Securities Intermediary if it is necessary for the Securities Intermediary or the Position Holder Trustee to execute any document needed by Servicer to effectuate the foregoing.

2. Premium Optimization Services. Servicer shall monitor insurance premium and other notices received by Servicer from the Insurers with respect to the Policies. With respect to any universal life Policy for which Servicer has received the annual statement from the respective Insurer, Servicer shall review the cost of insurance and additional policy charges in such annual statement to determine approximate increases that are in addition to the Premium Payments listed in the Premium Payment Schedule (each a “Short-Term Premium Review”). Servicer shall notify Position Holder Trust of such potential increases in the respective Premium Payment and adjust the Premium Payment Schedule accordingly. In addition Servicer will, itself or through a subcontractor approved by the Position Holder Trust, continue to optimize premiums on the Policies to the extent possible, and adjust the Premium Payment Schedule accordingly, in accordance with the following procedures: [[To Come]]. In addition, Servicer shall monitor CSV in each Policy, and Policy Premium Reserves available for each Policy, and include these in the Premium Payment Schedule, so that Position Holder Trust and the Continuing Fractional Holders can continue to utilize CSV and Premium Reserves to satisfy premium requirements on Policies to the extent available.

3. Premium Billing and Collection Services.

(a) Beginning on the Plan Effective Date through the Post-Effective Adjustment Date, and based on the Premium Payment Schedule delivered to the Servicer by the Position Holder Trust in accordance with Section 1.__ of this Agreement, Servicer shall commence sending premium payment invoices (each a “Premium Payment Invoice”) for premium payments (each a “Premium Payment”) due from Investors as follows:

(i) Servicer shall send initial Premium Payment Invoices (each an “Initial Premium Payment Invoice”) to each of the Continuing Fractional Holders, PPDA Positions Holders and Catch-Up Position Holders (each a “Pre-Adjustment Date Premium Paying Holder”) reflecting all Premium Payments due with respect to each Continuing Fractional Interest registered in the name of such Person for the balance of the calendar year in which the Plan Effective Date occurs, with the Initial Premium Payment Invoice to be sent at least one hundred and twenty (120) days prior to the Servicer’s scheduled due date therefore (the “Premium Due Date”). All Premium Payment Invoices shall include payment instructions for wire transfer into, or shall be deposited by Servicer into, the Premium Payment Account.

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Schedule X

(ii) If the amounts reflected in each Initial Premium Payment Invoice are not received by the Servicer within thirty (30) calendar days following the date of each Initial Premium Payment Invoice, Servicer shall take the following steps:

1. within a commercially reasonable period of time following such thirtieth (30th) calendar day, Servicer shall send a second Premium Payment Invoice to each Pre-Adjustment Date Premium Paying Holder for which Servicer has not received the full amount reflected on his, her or its Initial Premium Payment Invoice;

2. if the required Premium Payment is not received with respect to a Continuing Fractional Interest included on the Continuing Fractional Interest Register, the PPDA Position Holder Register or the Catch-Up Position Holder Register by the sixtieth (60th) calendar day following the date of the respective Initial Premium Payment Invoice (the “Payment Default Date”), a payment default (“Payment Default”) with respect to the Continuing Fractional Interest shall occur under the Plan, and Servicer shall do all of the following:

a. Notify the Position Holder Trust of such Payment Default (a “Default Notice”), and request written instructions from the Position Holder Trustee as to the amount of the Position Holder Trust Interest to be issued (as provided below) to the Continuing Fractional Holder, PPDA Position Holder or Catch-Up Position Holder listed in the Default Notice with respect to the Continuing Fractional Interest, in which case the Position Holder Trustee shall return such written instructions within ten (10) Business Days of the date of receipt of the Default Notice;

b. Calculate the aggregate amount of Premium Payments past due with respect to all Payment Defaults occurring as of the Payment Default Date by all Continuing Fractional Holders, PPDA Position Holders and Catch-Up Position Holders, and send a Premium Payment Invoice to the Position Holder Trust for the aggregate amount needed to pay all of the Premium Payments that are past due, in which case the Position Holder Trust shall, if necessary, promptly remit the amount reflected in such Premium Payment Invoice to the Position Holder Trust Premium Reserve Account, for use to pay the related premiums; and

c. Upon the occurrence of a Payment Default with respect to a Continuing Fractional Interest, Servicer shall (i) perform an Account Change (as defined in Exhibit A) with respect to the Continuing Fractional Interest (and all Beneficial Ownership represented thereby) to remove the Continuing Fractional Holder, PPDA Position Holder or Catch-Up Position Holder listed in the Default Notice as the registered owner of the Continuing Fractional Interest, (ii) prepare a Position Holder Trust Interest (in the amount as directed by the Position Holder Trustee) for execution by the Position Holder Trustee and issuance to the Continuing Fractional Holder, PPDA Position Holder or Catch-Up Position Holder listed in the Default Notice, (iii) update the Continuing Fractional Interest Register to reflect the increase in Position Holder Trust’s Beneficial Ownership in the related Policy as a result of the Payment Default, and (iv) upload the adjusted Continuing Fractional Interest Register to the Network Resources and notify the Policy Holder Trustee and the Securities Intermediary of such upload; further, once Servicer has removed the Continuing Fractional

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Schedule X

Holder, PPDA Position Holder or Catch-Up Position Holder listed in the Default Notice as the registered owner of the Continuing Fractional Interest, Servicer shall add such Continuing Fractional Holder, PPDA Position Holder or Catch-Up Position Holder to the Trust Interest Register, in its new capacity as a Position Holder Trust Beneficiary with respect to the new Position Holder Trust Interest, upload the adjusted Trust Interest Register to the Network Resources, and notify Position Holder Trust of such upload.

(b) Beginning on the Plan Effective Date, and based on the Premium Payment Schedule delivered to the Servicer by the Position Holder Trust in accordance with Section 1.__ of this Agreement, which schedule shall be updated from time to time as provided in this Schedule, Servicer shall send Premium Payment Invoices to Position Holder Trust as follows:

(ii) Servicer shall send a Premium Payment Invoice to Position Holder Trust not later than the [10th] day of each calendar month for the aggregate amount of Premium Payments due during the calendar month following the month in which the Premium Payment Invoice is sent, as reflected on the most current Premium Due Date Schedule, with respect to all of the Beneficial Ownership in all Policies registered in the name of Position Holder Trust. The Premium Payment Invoice shall (A) include any Beneficial Ownership to be registered in the name of Position Holder Trust as of the date a Premium Payment is due as a result of a Payment Default that has occurred before the date the Premium Payment Invoice is prepared, and (B) be accompanied by a supporting schedule allocating the aggregate amount due by Policy, and indicating which Premium Payments are included in the Premium Payment Invoice as a result of Payment Defaults since the date of the previous Premium Payment Invoice.

(iii) Position Holder Trust shall cause the aggregate amount due as reflected on each Premium Payment Invoice to be deposited into the Premium Payment Account not later than [10] days after the Premium Payment Invoice is received. If the invoiced amount is not deposited into the Premium Payment Account within [3 Business Days] after the Premium Payment Invoice is received by Position Holder Trust, Servicer shall provide a second Premium Payment Invoice within [3 Business Days]. If the full invoice amount is not deposited into the Premium Payment Account within [3 Business Days] after the Premium Payment Invoice is received by Position Holder Trust, Position Holder Trust shall be deemed to be in material breach of this Agreement, and shall have a period of [3 Business Days] to cure such breach.

(j) Beginning on the calendar day following the Post-Effective Adjustment Date and thereafter, Servicer shall periodically provide Position Holder Trust with an updated Premium Due Date Schedule, based on the applicable Premium Payment Schedule, adjusted as provided in this Schedule, which identifies each Policy, whether a Policy has a Premium Due Date for Continuing Fractional Holders during the next twelve (12) calendar months and the aggregate amount of such Premium Payment required to be paid by Continuing Fractional Holders on each such Premium Due Date, and the balance of the Premium Payment due on each Policy that Position Holder Trust is required to pay based on its Beneficial Ownership as of the date of the Premium Due Date Schedule.

(i) If Servicer is in receipt of written approval from Position Holder Trust with respect to the delivered Premium Due Date Schedule, Servicer shall send Initial Premium Payment Invoices reflecting the Premium Payments due over the next twelve (12)

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Schedule X

month period to each of the Continuing Fractional Holders (each a “Premium Paying Holder”), at least one hundred and twenty (120) calendar days prior to the Premium Due Date therefore. If Position Holder Trust does not approve the Premium Due Date Schedule as delivered, the parties shall cooperate in good faith to resolve any questions and obtain Position Holder Trust’s written approval of the schedule.

(ii) If the amounts reflected in each Initial Premium Payment Invoice are not received by the Servicer within thirty (30) calendar days following the date of each Initial Premium Payment Invoice, Servicer shall take the following steps:

1. within a commercially reasonable period of time following such thirtieth (30th) calendar day, Servicer shall send a second Premium Payment Invoice to each Premium Paying Holder for which Servicer has not received the full amount reflected on his, her or its Premium Payment Invoice;

2. if the required Premium Payment is not received by Servicer on or prior to the sixtieth (60th) calendar day following the date of the respective Initial Premium Payment Invoice (i.e., the Payment Default Date), Servicer shall send a Default Notice to Position Holder Trust with respect to the Payment Default, and request written instructions from the Position Holder Trustee as to the amount of the Position Holder Trust Interest to be issued (as provided below) to the Continuing Fractional Holder, PPDA Position Holder or Catch-Up Position Holder listed in the Default Notice with respect to the Continuing Fractional Interest, in which case the Position Holder Trustee shall return such written instructions within ten (10) Business Days of the date of receipt of the Default Notice; and

3. Upon the occurrence of a Payment Default with respect to a Continuing Fractional Interest , Servicer shall (i) perform an Account Change with respect to the Continuing Fractional Interest (and all Beneficial Ownership represented thereby) to remove the Continuing Fractional Holder, PPDA Position Holder or Catch-Up Position Holder listed in the Default Notice as the registered owner of the Continuing Fractional Interest, (ii) prepare a Position Holder Trust Interest (in the amount as directed by the Position Holder Trustee) for execution by the Position Holder Trustee and issuance to the Continuing Fractional Holder, PPDA Position Holder or Catch-Up Position Holder listed in the Default Notice, (iii) update the Continuing Fractional Interest Register to reflect the increase in Position Holder Trust’s Beneficial Ownership in the related Policy as a result of the Payment Default, and (iv) upload the adjusted Continuing Fractional Interest Register to the Network Resources and notify the Position Holder Trustee and the Securities Intermediary of such upload; further, once Servicer has removed the Continuing Fractional Holder, PPDA Position Holder or Catch-Up Position Holder listed in the Default Notice as the registered owner of the Continuing Fractional Interest, Servicer shall add such Continuing Fractional Holder, PPDA Position Holder or Catch-Up Position Holder to the Trust Interest Register, in its new capacity as a Position Holder Trust Beneficiary with respect to the new Position Holder Trust Interest, upload the adjusted Trust Interest Register to the Network Resources, and notify Position Holder Trust of such upload.

4. Policy Purchase or Lapse Premium Services. [[If and as directed in writing by Position Holder Trust, Servicer shall send a notice to all Continuing Fractional Holders of Continuing Fractional Interests relating to a Policy that Position Holder Trust elects not to pay a

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Schedule X

Premium Payment (A) stating that, in Position Holder Trustee’s judgment, no further Premium Payments should be made on the Policy, and (B) offering to transfer the Beneficial Ownership in the Policy owned by Position Holder Trust to one or more of the Continuing Fractional Holders in exchange for their payment of the Premium Payments reflected in the Premium Due Date Schedule with respect to Position Holder Trust’s Beneficial Ownership in the Policy, which will be set forth in the notice. If the respective Continuing Fractional Holders do not accept the offer and pay Position Holder Trust’s amount owed as reflected in the notice on or before thirty (30) calendar days following the date of the notice, the Policy will be allowed to lapse. If one or more of the Continuing Fractional Holders do pay all of the required Premium Payments before such thirtieth (30th) calendar day, then (x) within thirty (30) calendar days after such calendar day, Servicer will provide a report to Position Holder Trustee detailing which Continuing Fractional Holder(s) paid a portion of the premiums relating to Position Holder Trust’s Beneficial Ownership, the amount paid by each such Continuing Fractional Holder, and the excess amount, if any, paid by each Continuing Fractional Holder, (y) within thirty (30) calendar days of the Position Holder Trustee’s receipt of the report from Servicer, Position Holder Trust shall, and Servicer shall take such action as may be necessary or appropriate to facilitate such action to perform an Account Change, adjust the Continued Fractional Interest Register with respect to each Continuing Fractional Position Pro Rata based on the amount paid by each, upload the adjusted Continuing Fractional Interest Register to the Network Resources and notify Position Holder Trust and the Securities Intermediary of such upload, and (z) within thirty (30) calendar days after it receives the notice from Position Holder Trust, Servicer will return any excess amount paid by any Continuing Fractional Holder, unless the Continuing Fractional Holder instructs Servicer to add the amount to any Premium Reserve maintained in the Continuing Fractional Holder’s name to pay Premium Payments on the Continuing Fractional Holder’s Continuing Fractional Position.]]3

5. Premium Paying and Premium Confirmation Services.

(a) Upon receipt of sufficient funds from (or for the account of) the Premium Paying Parties (or Pre-Adjustment Date Premium Paying Parties as the case may be) and/or the Position Holder Trust with respect to a Policy, Servicer shall, unless otherwise instructed in writing by Position Holder Trust, remit to the applicable Insurer from the Premium Payment Account the Premium Payment due by the Insurer’s scheduled premium due date with respect to such Policy. Such remittance shall be made to the respective Insurer in immediately available funds or by check. In the event that Servicer does not receive sufficient funds from the Premium Paying Parties (or Pre-Adjustment Date Premium Paying Parties as the case may be) or the Position Holder Trust with respect to a Policy by the date that is [[ten (10) Business Days]] prior to the Insurer’s scheduled premium due date, Servicer shall immediately notify Position Holder Trust and if Servicer receives the funds needed to pay the Premium Payment thereafter, Servicer shall immediately remit the funds to the Insurer.

(b) For each Insurer scheduled premium due date with respect to a Policy, (i) if the respective Premium Payment was remitted to the applicable Insurer by check, Servicer

3 NTD: This paragraph needs to be further reviewed with regard to the effect that pledge of the New IRA Note Collateral has or may have on the potential for lapse or sale of a Policy, and any related procedures that will be necessary to reflect the existence of the lien(s).

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Schedule X

shall confirm that such check was cashed and take the reasonably necessary acts to confirm with such Insurer that (A) such Premium Payment is credited to the correct Policy account and (B) after giving effect to such Premium Payment, such Policy has not lapsed and is not in any state of grace or default, and will not lapse or enter into any state of grace or default prior to the next scheduled Premium Due Date (based upon the Premium Payment Schedule) and (ii) if the respective Premium Payment was remitted to the applicable Insurer in immediately available funds, Servicer shall confirm with such Insurer that (A) such Premium Payment was received by such Insurer and credited to the correct Policy account and (B) after giving effect to such Premium Payment, such Policy has not lapsed and is not in any state of grace or default, and will not enter into any state of grace or default prior to the next scheduled Insurer scheduled premium due date (based upon the current Premium Payment Schedule). Servicer shall create a report that reflects each Premium Payment remitted to the applicable Insurer, the date remitted and whether Servicer has confirmed that such Premium Payment was received by the Insurer and applied to the correct Policy account (a “Premium Confirmation Report”) and once every six (6) calendar months, Servicer shall upload a Premium Confirmation Report to the Network Resources and notify Position Holder Trust of such upload.

6. Premium Monitoring Services. Servicer shall monitor insurance premium and other notices received by Servicer from the Insurers with respect to the Policies and adjust the Premium Payment Schedule when warranted and such changes shall be reflected in the Premium Due Date Schedule delivered to Position Holder Trust in accordance with paragraphs ____ and _____ of this Schedule.

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Schedule XI

Insured Monitoring

Servicer shall, directly or through a duly licensed subcontractor approved by Position Holder Trust, commence performing each of the following Insured Monitoring Services with respect to the Insured under each Policy:

Servicer shall make or attempt to make contact with each Insured under a Policy on an annual basis in order to update contact information. Contact method options include, but are not limited to, telephone, facsimile transmission, email or other electronic communication, written communication via mail service and/or any available database with or about an Insured, an Insured’s physician(s) and/or a designated contact. Further, Servicer shall attempt to obtain current contact information and monitor the life status of each Insured by researching two (2) databases on a calendar month basis. If Servicer is unable to confirm the location of any Insured, Servicer shall notify the Position Holder Trust of such inability and shall undertake all reasonable action to find such Insured. In the event the reasonable attempts to contact such Insured, and his or her representative and contacts during a six (6) consecutive calendar month period fails and the death of such Insured cannot be confirmed by Servicer, Servicer shall promptly notify the Position Holder Trust. Servicer shall create a report listing the Insureds that Servicer has been unable to locate or for whom Servicer has been unable to confirm a death that describes the actions taken to date (the “Missing Insured Report”), and once every calendar month, Servicer shall upload the Missing Insured Report to the Network Recourses and notify the Position Holder Trust of such upload.

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Schedule XII

Administrative Services

Servicer shall use commercially reasonable efforts to perform each of the following Administrative Services with respect to each Policy on behalf of the Position Holder Trust:

(a) maintain a database relating to all of the Policies which contains all material information and data (the “Policy Information”) as provided to Servicer by the Position Holder Trust on the Effective Date and/or other respective parties such as the Insurers, necessary for Servicer’s performance of the Services, which shall consist of: (i) the Policy ID, (ii) the Policy number; (iii) the Insurer; (iv) the current life status of each Insured under a Policy; (v) the Premium Payment Schedule, (vi) each Premium Due Date Schedule, (vii) each Premium Confirmation Report, (viii) the most recent verification of coverage, if any, and (ix) the most recent illustration, if applicable;

(b) obtain an updated verification of coverage for each universal life Policy on an annual basis within thirty (30) calendar days after each anniversary of the policy date of such Policy;

(c) upon Servicer’s receipt of an executed confidentiality agreement, a form of which is attached hereto and incorporated herein as Exhibit D (the “Confidentiality Agreement”), and a request in writing, on Servicer’s internal forms, listing the names of no more than five (5) individuals per a party to a Confidentiality Agreement who properly request and are entitled to access to the Network Resources, one form of which is attached hereto and incorporated herein as Exhibit E (the “Network Access List”), Servicer shall issue a username, password and a link to each such listed individual;

(d) obtain an updated medical release form compliant with the Health Insurance Portability and Accountability Act (each a “HIPAA Form”) for each Insured under a Policy once every two calendar years;

(e) upon Position Holder Trust’s request and provided that Servicer is in receipt an updated HIPAA Form, obtain updated medical records for each Insured under a Policy provided that Position Holder Trust shall agree in writing to pay to Servicer such additional fees and out-of-pocket expenses as reasonably determined by the parties as a condition precedent to Servicer’s obtaining updated medical records;

(f) provided that Servicer is in receipt of an updated HIPAA Form and updated medical records (as required by a life expectancy report provider) with respect to an Insured, upon the Position Holder Trust’s request, obtain an updated life expectancy report for the respective Insured under a Policy, provided that the Position Holder Trust shall agree in writing to pay to Servicer such additional fees and out-of-pocket expenses as reasonably determined by the parties as a condition precedent to Servicer’s obtaining updated life expectancy reports;

(g) respond to inquiries from, and reasonably communicate as necessary or otherwise appropriate with, (i) the Insurers, the Insureds, the Securities Intermediary, the Continuing Fractional Holders and Position Holder Trust relating to the Policies, (ii) the IRA Partnership relating to the IRA Partnership Interest Register, and (iii) the trustee under the

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Schedule XII

indenture for the New IRA Notes relating to the New IRA Notes Register and the collateral for the New IRA Notes;

(k) Servicer shall upload to the Network Resources (and notify Position Holder Trust of such upload), within five (5) Business Days after receipt, a redacted copy of each annual statement received by Servicer in connection with a Policy from any Insurer;

(l) Servicer shall upload to the Network Resources (and notify Position Holder Trust of such upload), within five (5) Business Days after receipt, a redacted copy of each material written notice (which excludes premium invoices) received by Servicer in connection with a Policy, the Services or the other transactions contemplated by this Agreement from any Governmental Authority;

(m) Servicer shall upload to the Network Resources (and notify Position Holder Trust of such upload), within five (5) Business Days after the transmission thereof by Servicer, a copy of each material written notice or other letter or document (other than premium payments) given by Servicer in connection with a Policy, the Services or the other transactions contemplated hereby to any Governmental Authority;

(n) Servicer shall upload to the Network Resources (and notify Position Holder Trust of such upload), promptly after (and in any event within five (5) Business Days after) Servicer’s receipt, notice of any threatened or pending Action by or before any Governmental Authority or arbitrator which (i) involves or affects any Policy or this Agreement or the transactions contemplated hereby, (ii) in any manner challenges the validity or enforceability of any Policy or this Agreement or (iii) in any manner challenges or seeks to restrain or prohibit the transactions contemplated by this Agreement, and in each case, Servicer shall include a copy of any written notice received and a notice setting forth the details of the threatened or pending Action and any action Servicer is taking or proposes to take with respect thereto; and

(o) Servicer shall upload to the Network Resources (and notify Position Holder Trust of such upload), within five (5) Business Days after receiving written notice of any material adverse change, or of any fact, event or circumstance that would reasonably be expected to result in a material adverse change, in the ability of Servicer to perform any Service or to otherwise comply with any of its obligations under this Agreement, a notice setting forth the details thereof and the action Servicer is taking or proposes to take with respect thereto.

(p) Servicer shall continuously maintain each Register and, in accordance with the terms of this Agreement and within a commercially reasonable period of time following any adjustment to a Register, upload such adjusted Register to the Network Resources and notify the Position Holder Trust (and the Securities Intermediary, as applicable) of such upload. Without limiting the generality of the foregoing, Servicer shall perform each of the following Administrative Services with respect to each Register and each Holder of Continuing Fractional Interests, Position Holder Trust Interests, IRA Partnership Interests or New IRA Notes, on behalf of the Position Holder Trust:

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Schedule XII

[[To Come]]4

4 NTD: Add specific duties relating to maintaining and publishing (electronically and otherwise) Registers.

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Schedule XIII

Policy Collection

Servicer shall perform the following Policy Collection Services with respect to Position Holder Trust’s rights relating to each Policy after obtaining notice or being notified of the death of the Insured (or of the second Insured under a Policy that is a joint Policy) covered by such Policy:

(a) Servicer shall, following its discovery that an Insured may have passed under a Policy, take all reasonable action to obtain a death certificate with respect to such Insured, which death certificate shall include, if available, the cause of death (a “Death Certificate”). Servicer shall provide Position Holder Trust with written notice of the death of each Insured under a Policy within two (2) Business Days of Servicer receiving the Death Certificate with respect to such Insured.

(b) Servicer shall, following its receipt of the Death Certificate with respect to an Insured under a Policy (or of the second Insured under a Policy that is a joint Policy), take all reasonable action to obtain and complete all necessary death benefit forms with respect to such Policy and to submit the Death Certificate and death benefit forms to the Securities Intermediary for signature. Upon Servicer’s receipt of the fully and correctly executed death claim forms from the Securities Intermediary, Servicer shall use reasonable efforts to obtain, on behalf of Position Holder Trust, the death benefit payable under such Policy, including without limitation, by using reasonable efforts (consistent with the Servicing Standard) to resolve any contestability issue. Servicer shall notify Position Holder Trust of the denial of any claim for a death benefit within three (3) Business Days of the Servicer’s receipt of a notice thereof from the Insurer. If Servicer, through the exercise of reasonable efforts (consistent with the Servicing Standard), cannot collect the full death benefit with respect to any Policy within four (4) calendar months following Servicer’s submission of the Death Certificate and the death benefit forms to the Insurer, Servicer shall so inform Position Holder Trust.

(c) If Servicer shall receive any check or other similar instrument as payment for such death benefits or other proceeds, Servicer shall endorse such check (if applicable) or other similar instrument and shall forward such check or similar instrument to the Securities Intermediary. Notwithstanding the foregoing, if Servicer is not permitted or otherwise able to so endorse any such check or other instrument, Servicer shall promptly forward it to the Securities Intermediary. Servicer shall notify Position Holder Trust and the Securities Intermediary within two (2) Business Days of its receipt of any death benefit or other proceeds with respect to any Policy. In addition to the foregoing, upon its receipt of the death benefit with respect to a Policy, Servicer shall create and remit a Disbursement Schedule (as defined in Exhibit A) to Position Holder Trust.

(d) On a weekly basis, Servicer shall upload a Maturity Tracking Report (as defined in Exhibit A) to the Network Resources and notify Position Holder Trust of such upload.

(e) Position Holder Trust acknowledges that Servicer does not guarantee any specific time period for the receipt of a Death Certificate from a Governmental Authority, or for the receipt of death benefit proceeds with respect to a Policy from the applicable Insurer, as Governmental Authorities and Insurers vary in their response times and requirements.

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Schedule XIV

Catch-Up Payment (Monitoring and Collection) Services

Servicer shall perform the Catch-Up Payment Services set forth in this Schedule with respect to the Catch-Up Payments and Pre-Petition Default Amounts reflected on the Catch-Up Payments Schedule:

(a) Position Holder Trust is separately providing to Servicer a detailed report of each Catch-Up Payment or Pre-Petition Default Amount owed to LPI and LPIFS (as it may be amended as provided herein, the “Catch-Up Payments Schedule”), for each Fractional Position outstanding prior to the Plan Effective Date with respect to which the holder of the Fractional Position owes a Catch-Up Payment or a Pre-Petition Default Amount, and detailing:

(i) the Holder ID Number of the Investor in whose name the Fractional Position is registered,

(ii) the Fractional Position (and related Policy) with respect to which the Catch-Up Payment or Pre-Petition Default Amount is owing, and the treatment of the Fractional Position under the Plan, as of the Plan Effective Date, based on and subject to the terms and conditions of the Plan,

(iii) the total amount owing with respect to the Fractional Position,

(iv) whether the amount owing is a Catch-Up Payment or a Pre-Petition Default Amount, and whether the Fractional Interest relating to the Fractional Position is (A) listed in the Catch-Up Position Holder Register or the PPDA Position Holder Register, or (B) included in the Beneficial Ownership allocated to Position Holder Trust on the Continuing Fractional Interest Register, and

(v) whether the Investor has delivered a written objection as to either the existence or amount of the Catch-Up Payment or Pre-Petition Default Amount, and is thus listed in the Disputing Position Holder Register as to the Catch-Up Payment or Pre-Petition Default Amount.

(b) After the Plan Effective Date, if an Investor delivers a written objection as to either the existence or amount of any [[Pre-Petition Default Amount]] or Catch-Up Payment as reflected on the Catch-Up Payments Schedule, then (1) the receiving party (the Chapter 11 Trustee, Reorganized LPI, Position Holder Trust or Servicer, as the case may be, referred to collectively herein as the “Reconciliation Process Parties”) shall deliver a copy of the objection to all of the other Reconciliation Process Parties, (2) if the objection is not already reflected on the Disputing Position Holder Register, Servicer shall add it that Register, and (3) the objection and the related Dispute will be settled as provided in the Plan and the Position Holder Trust Agreement.

(c) After the Plan Effective Date, if an Investor pays a Catch-Up Payment, or a Dispute relating to a Catch-Up Payment or Pre-Petition Default Amount reflected on the Disputing Position Holder Register is resolved either by payment or agreement, Servicer shall update the Continuing Fractional Interest Register, the Disputing Position Holder Register, the Catch-Up Position Holder Register and/or the PPDA Position Holder Register (collectively

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Schedule XIV

referred to as the “Reconciliation Process Registers”), as appropriate. To facilitate this process, (1) each of the Reconciliation Process Parties shall remit (or cause the designated recipient to remit) any payments of such amounts due to Position Holder Trust (or the deposit account specified by Position Holder Trust), and (2) Position Holder Trust shall (A) obtain (or cause the designated recipient to obtain) and provide to Servicer detailed information relating to the Catch-Up Payment or Pre-Petition Default Amount paid, and (B) provide to Servicer information relating to the settlement of any Dispute sufficient to permit Servicer to update the Reconciliation Process Registers.

(d) No later than seven (7) days after the Plan Effective Date, Servicer will begin to provide weekly updates for the Reconciliation Process Registers (due by 5:00 p.m. Thursday each week) to the Position Holder Trustee, and make the information available on the Network Resources.

(q) No later than ten (10) days after the Plan Effective Date, Servicer will send reminder invoices to all Investors that owe Catch-Up Payments reflected on the report provided by Position Holder Trust.

(r) Not later than 45 days after the Catch-Up Cutoff Date, Servicer shall prepare and deliver to the Position Holder Trustee the Post-Effective Adjustment Report, setting forth:

(i) The Catch-Up Position Holders that did not pay the Catch-Up Payments due in accordance with the Plan;

(ii) The PPDA Position Holders that did not pay the Pre-Petition Default Amount owed when due in accordance with the Plan;

(iii) The (A) resolution of the objections relating to any Catch-Up Payments and or Prepetition Default Amounts listed on the Disputing Position Holder Register that have been resolved by payment, settlement or otherwise, and (B) a list of any such objections that have not been resolved; and

(iv) The final set of Reconciliation Process Registers, as of the Catch-Up Cutoff Date.

(s) The Reconciliation Process Parties shall provide information to each other as required to enable the preparation of the Post-Effective Adjustment Report and shall cooperate in preparation of the Post-Effective Adjustment Report.

(t) Not later than 30 days after the Position Holder Trustee’s receipt of the Post-Effective Adjustment Report from Servicer, the Position Holder Trustee shall prepare and deliver to Servicer written instructions as to all changes to the Registers required as a result of the Post-Effective Adjustment Report. If the Positon Holder Trustee questions any information included in the Post-Effective Adjustment Report, the parties shall cooperate in good faith to resolve any differences. Notwithstanding the foregoing, the written instructions of the Position Holder Trustee shall control for purposes of the final Post-Effective Adjustment Report, subject to the dispute resolution procedures provided in the Position Holder Trust Agreement for the

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Schedule XIV

remaining Disputing Position Holders as of the Post-Effective Adjustment Date or other Investors that object in writing to the treatment resulting from any unpaid Pre-Petition Default Amount or Catch-Up Payment as reflected on the Post-Effective Date Adjustment Report.

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Schedule XV

Maturity Funds Facility

Servicer shall perform the Maturity Funds Services set forth in this Schedule with respect to the Maturity Funds Facility, including allocation of Maturity Funds to be used in funding advances pursuant to the Maturity Funds Facility, disbursing Maturity Funds to Continuing Position Holders in accordance with written instructions from Position Holder Trust, and making payments of principal and interest on Maturity Funds Loans outstanding under the Maturity Funds Facility in accordance with written instructions from Position Holder Trust.

1. As provided in he Securities and Deposit Accounts Agreement (as defined in Exhibit A), Maturity Funds shall be deposited into the Maturity Escrow Account. Not later than 15 Business Days after the date each deposit is made, Servicer shall prepare a detailed schedule (a “Disbursement Schedule”) with respect to the Maturity Funds deposited, and provide the Disbursement Schedule to Position Holder Trust, which reflects the following disbursement priorities:

(a) First, to fund any advance requests made by Position Holder Trust in accordance with the terms of the Maturity Funds Facility. Advances will be funded on a Pro Rata basis with respect to (i) all Continuing Position Holders who have Maturity Funds held in escrow and (ii) the Position Holder Trust with respect to all Beneficial Ownership held by it relating to the Maturity Funds and pledged as collateral for New IRA Notes. In connection with each advance under the Maturity Funds Facility, Servicer shall record entries on the Maturity Funds Register in favor of the Lending Investors to evidence the advance.

(b) Second, with regard to Maturity Funds relating to Beneficial Ownership registered in the name of Position Holder Trust, to (i) pay accrued but unpaid interest on all of the outstanding advances of Maturity Funds Loans (as defined on Exhibit A), (ii) repay outstanding principal payable on the Maturity Funds Loans in the order in which the advances were made (i.e., advances outstanding the longest will be repaid first), (iii) fund additions to the [New IRA Note Payment Reserve Account] and (iv) deposit into the account designated by Position Holder Trust from time to time.

(c) Third, with regard to Maturity Funds relating to Continued Positions registered in the name of Continuing Position Holders, (i) to make disbursements of Maturity Funds to the Continuing Position Holders whose positions relate to the Maturity Funds that have been held in escrow for more than 120 days and (ii) to make payments on Maturity Funds Loans that have been outstanding for more than 120 days.

(d) All disbursements and payments made pursuant to this Schedule shall be made based on which Maturity Funds were deposited into the Maturity Escrow Account first (i.e., on a first-in, first-out basis), on a pro rata basis if necessary (i.e., if the available funds are not sufficient to pay all Maturity Funds Loans advanced on the same date), until all Continuing Position Holders have received disbursements or repayments of all Maturity Funds held in escrow and payments of all accrued interest and principal on all Maturity Funds Loans.

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Schedule XV

(e) If Maturity Funds are used to make payments on Maturity Funds Loans as contemplated by this Schedule, such use will be treated as an advance under the Maturity Funds Facility, and Servicer shall record entries on the Maturity Funds Register in favor of the Lending Investor to evidence the advance.

2. Not later than 45 days after the end of each calendar quarter ending after the Plan Effective Date, and not later than 90 days after the end of each calendar year ending after the Plan Effective Date, Servicer shall provide a Statement of Maturity Account as of the end of the quarter or year to each Continuing Position Holder who is a Lending Investor or Holder of a Continued Position relating to Maturity Funds held in the Maturity Escrow Account, reflecting all activity during the quarter or year relating to the Holder’s account.

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Schedule XVI

New IRA Note Payment Services

Servicer shall perform each of the following New IRA Note Payment Services with respect to Position Holder Trust:

1. Establish and maintain the New IRA Note Register.

2. Maintain complete and accurate records of all transactions relating to each New IRA Note, including without limitation accrual and payment of interest.

3. Maintain complete and accurate records of all transactions relating to the New IRA Note Collateral, including all additions to and disbursements from the Maturity Escrow Account relating thereto.

4. Upload all information relating to the New IRA Notes to the Network Resources from time to time.

[NOTE: To be described in more detail once terms of New IRA Note Collateral Documents are finalized.]

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Schedule XVII

Reporting Services

Servicer shall use commercially reasonable efforts to provide each of the following Services with respect to the performance of all of the Policies, and all of the Services performed by, and fees paid to, Servicer pursuant to this Agreement:

(a) [[Describe reporting that will be provided by Servicer with regard to the overall performance of the Policy portfolio, for use by the Position Holder Trustee and Trust Governing Board in discharging their respective duties under the Position Holder Trust Agreement, and by Position Holder Trust and the IRA Partnership in satisfying their periodic reporting and other obligations under the Securities and Exchange Act of 1934. It is expected that the reports will include at least the following:

(i) Updated listing of all active Policies, including number of Policies and aggregate face amount, and aggregate Policy expiry or other contractual terminations (number of Policies and aggregate face amount) by year for up to 10 years.

(ii) Estimated aggregate future Premium Payments required on the entire portfolio, broken down by year for up to 10 years.

(iii) Allocation of Beneficial Ownership, and future Premium Payments, between Position Holder Trust and all Continuing Fractional Interests.

(iv) Unaudited statement of cash flow generated by Position Holder Trust’s Beneficial Ownership (total death benefits received, total Premium Payments made, total Servicing Fees paid, etc.) for the most recent quarter and year to date, and for each calendar year.

(v) Schedule of Payment Defaults by Continuing Fractional Holders during the reporting period.

(vi) Audited financial statements for Servicer.]]

In addition, Servicer shall use commercially reasonable efforts to provide each of the following Services with respect to each Policy on behalf of the Position Holder Trust and for the benefit of each Continuing Fractional Holder:

(b) [[Describe Services to be provided in connection with gathering and making Policy Detail Summaries available to Investors after the Plan Effective Date.]]

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Schedule XVIII

[Litigation Support for Creditors’ Trust]

See the following pages.

[[Describe Services that Servicer will provide to support litigation, and which will be included within the base 3% Servicing Fee. For example, providing access to counsel for Creditors’ Trustee to books and records should be included, whereas copying records should not. Generating reports based on existing reporting formats should be included, whereas developing new reporting formats, or data compilations, should not be.]]

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Schedule XIX

Insurance Requirements

See the following pages.

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Schedule XX

Information Security Requirements

1. Purpose. This Schedule sets forth the minimum information security program and infrastructure policies (the “Information Security Requirements”) in effect as of the effective date of the Agreement that Servicer must meet and maintain in order to protect Servicing Data (as defined in Exhibit A) from unauthorized use, access, disclosure, theft, manipulation, reproduction and/or possible Security Breach during the Servicing Term and for any period of time thereafter during which Servicer has possession of or access to Servicing Data.

2. Information Security Safeguards.

(a) Appropriate Safeguards. Servicer certifies that it and all of its Affiliates, vendors, consultants, contractors and representatives have established, implemented, and will maintain comprehensive information security programs detailing administrative, technical, and physical safeguards designed to insure the security and confidentiality of Servicing Data; protect against anticipated threats or hazards to the security and integrity of Servicing Data; protect against unauthorized access to or use of Servicing Data; and provide for the proper disposal of Servicing Data, all as required by applicable law, including but not limited to the Gramm-Leach Bliley Act and Massachusetts Regulation 201 CMR 17.00 (“Information Security Safeguards”).

(i) Standards & Practices. Information Security Safeguards shall incorporate all commercially reasonable and appropriate methods and safeguards to ensure the security, confidentiality, integrity, availability and privacy of Servicing Data. Servicer shall adhere to information security best practices as identified in the most recent versions from time to time of British Standard 7799 (BS 7799-2:2002) and International Organization for Standardization 27001:2:2005 (ISO/IEC 17799:2005).

(ii) Updates. Information Security Safeguards shall be documented and kept current in light of changes in applicable law, best practices, and industry standards. Position Holder Trust may review such documentation upon request.

(b) Authorized Persons. Servicer shall limit access to Servicing Data to those employees, authorized agents, vendors, consultants, service providers and subcontractors who have a need to access such data in connection with the Services (“Authorized Persons”). Servicer shall ensure that each Authorized Person is trained and shall comply with the requirements of Servicer’s Information Security Safeguards. Servicer shall be responsible for any failure of its employees, agents, subcontractors and any authorized third party to comply with these terms and conditions regarding Servicing Data.

(c) Servicer Information Security Policies. Servicer must have in place and adhere to internal information security and privacy policies that address the roles and responsibilities of Servicer Personnel, including both technical and non-technical personnel, who have direct or indirect access to Servicing Data. These internal security and privacy policies must, at a minimum, include: security policy; organization of information security; asset management; human resources security; physical and environment security; communications and operations management; access control; information systems acquisition, development and

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Schedule XX

maintenance; information security incident management; business continuity management; and compliance.

3. Vulnerability Assessments. Without limiting Servicer’s obligations set forth in the Agreement, Servicer will conduct, at its own expense, a vulnerability assessment on a schedule that is consistent with Servicer’s standard process and procedures, or at least annually, on all information applications and/or systems associated with accessing, processing, storage, communication and/or transmission of Servicing Data including Servicer’s systems and networks. The assessment process must include a methodology for identifying, quantifying, ranking and mitigating weaknesses in Servicer systems (“Vulnerability Assessment”). These Vulnerability Assessments will be done for the system and networks related to the Services and will be carried out internally. In addition, Servicer must undergo an annual perimeter network penetration test, conducted by a third party organization that specializes in providing this type of security assessment service. Position Holder Trust may, with Servicer’s consent (not to be unreasonably withheld), at Position Holder Trust’s own expense, conduct periodic independent onsite vulnerability and information security assessments, with prior reasonable notice, with respect to Servicer’s security as it relates to the Services.

4. Third Party Security Assessment. Position Holder Trust may, with Servicer’s consent (not to be unreasonably withheld), at Position Holder Trust’s own expense, be permitted to conduct independent on site security assessments, at a time mutually agreed upon by Position Holder Trust and Servicer, with respect to the Servicer security and compliance with Information Security Requirements. Position Holder Trust reserves the right to revise the Third-party Security Assessment Questionnaire at any time and in its sole discretion. Written notice of any such change will be provided to Servicer.

5. Information Security Infrastructure.

(a) Access Controls. Servicer will ensure appropriate access controls are in place to protect Servicing Data. Servicer agrees that it shall maintain, throughout the Servicing Term and at all times during the access to or while in possession of Servicing Data, the access controls disclosed to Position Holder Trust and approved by Position Holder Trust prior to execution of the Agreement and shall not materially change or modify the access controls without the prior written consent of Position Holder Trust. Servicer must also ensure that segregation of duties principles are employed in the assignment of all critical job functions. Position Holder Trust will be responsible for implementing and maintaining access controls on its own systems to which Servicer may be granted access.

(b) Password Administration. Servicer passwords that are associated with access to Servicing Data must contain at least eight (8) characters that are alpha numeric, upper and lower case and include special characters, with account lockout to occur after three failed attempts. Passwords must be changed at least every ninety (90) days and the ten (10) most recent passwords must not be reused.

(c) Access Justification/Authorization Process. Servicer must have a process in place that is designed to ensure that only Authorized Personnel (technical and non-technical) are granted access to Servicing Data. Access must be authorized and granted consistent with

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Schedule XX

Servicer’s confidentiality obligations under the Agreement. Each authorization must be approved by appropriate Servicer management. All Servicer employee authorizations and manager approvals must be documented and retained. If any individual among Servicer’s Authorized Personnel no longer requires access to Servicing Data, Servicer must take immediate steps to remove the access of that individual, or inform Position Holder Trust for removal from Position Holder Trust’s systems. The access removal will be documented with date and time and will be retained by Servicer at all times while Servicer is in possession of or has access to Servicing Data. Position Holder Trust retains the right to audit these access lists and justifications.

(d) Encryption. Servicer must encrypt all tapes, removable media devices, laptops, email, network file transfers, and web transactions. Encryption shall be provided through commercial grade, industry-standard strong cryptographic algorithms, protocols, and commercially reasonable key strengths. Servicer will work with Position Holder Trust to implement reliable and secure transport methods that best satisfy Position Holder Trust’s requirements. Once established, Servicer agrees that it shall not implement a less secure method without the prior written consent of Position Holder Trust.

6. Network and Host Security. Servicer must have commercially reasonable and efficient network intrusion detection, firewalls and anti-virus protection in place and functioning properly (the “Network and Host Security Methods”). Servicer shall use reasonable commercially reasonable efforts to ensure that operating systems and applications that are associated with Servicing Data must be patched within a commercially reasonable time period after Servicer has actual or constructive knowledge of any security vulnerabilities. Servicer will exercise generally accepted industry standards to ensure that any software, systems, or networks that may interact with Position Holder Trust’s systems, networks, or any Servicing Data are not and do not become infected by any Viruses. Servicer agrees that it shall maintain, throughout the Servicing Term and at all times while in the possession of or during the access to Servicing Data, Network and Host Security Methods at least as secure as the Network and Host Security Methods disclosed to and assessed by Position Holder Trust prior to execution of the Agreement and shall not implement less secure Network and Host Security Methods without the prior written consent of Position Holder Trust.

7. Permitted Uses and Disclosures of Personal Information. Servicer will not use or disclose any personally identifiable information about any individual, including, but not limited to, name, postal address, email address, telephone number, age or date of birth, gender, demographic information, marketing preferences, Social Security number, credit card numbers, other financial account numbers, application data, credit history, medical information, financial information, consumer report information and data about transactions or experiences with Position Holder Trust or any subsidiary, parent, affiliate or marketing partner of Position Holder Trust (“Personal Information”) if prohibited by any law, ordinance, statute, rule, or regulation applicable to or binding on Servicer or Position Holder Trust, including regulatory actions that have the force of law and guidance issued by any insurance or other relevant government agency regulator (“Applicable Law”). Any use or disclosure of any Personal Information is specifically and expressly limited to the use or disclosure that is necessary to process transactions contemplated in the Agreement or requested by Position Holder Trust or the individual to whom the information pertains. In addition, unless authorized by Position Holder Trust, Servicer shall

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Schedule XX

not use or permit others to use Personal Information to offer products or services, or otherwise commercially exploit Personal Information.

8. Security Breach Management.

(a) Notice. Servicer must immediately notify Position Holder Trust if: (i) any Personal Information is lost or cannot be accounted for; (ii) there is an actual or potential unauthorized access to or use of Personal Information; or (iii) Personal Information in written or electronic form has been transmitted, disclosed, stored, or disposed of in an unencrypted or unsecured format in violation of Applicable Law (“Security Breach”). Servicer must provide notice to Position Holder Trust and must include, at a minimum, the following information: (i) the nature of the Security Breach, (ii) the estimated impact on Position Holder Trust, (iii) the name of a senior level person responsible for communicating with Position Holder Trust regarding the Security Breach, and (iv) the investigative action taken or planned. Servicer must cooperate fully with all Position Holder Trust’s requests for information regarding the Security Breach and Servicer must provide regular updates on each Security Breach and the investigative action and corrective action taken.

(b) Remediation. Upon completion of the investigation and at Position Holder Trust’s request, Servicer will provide Position Holder Trust with a final written report that fully describes (i) the extent of the Security Breach, (ii) the Personal Information disclosed, destroyed, compromised or altered, and (iii) the specific corrective/remedial action taken.

(c) Customer Notices. In the event of a Security Breach, Servicer will provide notifications to affected parties, regulatory agencies, and law enforcement as required by Applicable Law or as reasonably requested by Position Holder Trust. The content, timing and other details of such notice shall be subject to Position Holder Trust’s approval. Servicer shall be responsible for the costs of such notifications (including, if requested by Position Holder Trust, a minimum of two (2) years of credit monitoring services or identity theft protection services whether or not required by Applicable Laws). In addition, Servicer agrees to reimburse Position Holder Trust for all other reasonable costs associated with remedying, containing or addressing the Security Breach including but not limited to legal fees.

9. Insurance. Servicer will maintain insurance coverage for all of the risks assumed by Servicer hereunder in not less than the following amounts:

$1,000,000 Aggregate for the Policy Period for all Privacy Notification Costs, Legal and Forensic Expense, Crisis Management & Public Relations Expense, with sublimits no less than:

$250,000 Aggregate for the Policy Period for all Legal and Forensics Expense; and

$250,000 Aggregate for the Policy Period for all Public Relations & Crisis Management Expense.

10. Return of Records. Upon termination of the relationship between Servicer and Position Holder Trust, or at the request of Position Holder Trust, Servicer shall immediately cease to handle records containing Personal Information and shall promptly return to Position

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Schedule XX

Holder Trust all such records, or destroy the same, in accordance with such instructions as may be given by Position Holder Trust at that time. Notwithstanding the foregoing, Servicer may retain such records as necessary to comply with Applicable Law.

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Schedule XXI

Fee Schedule

See the following pages.

General Servicing Fee.

In consideration of all of the Services to be performed by Servicer, Servicer shall be entitled to a one-time deduction from Maturity Proceeds of any Policy that matures on or after the Effective Date of this Agreement but before any termination of this Agreement in accordance with its terms, in an amount equal to [2.8]% of the death benefit relating to each Policy.

Other Fees:

Late Premium Payment Processing Fee.

$[**] per late payment.

[[Include any other fees, e.g., transfer processing fees, special research requests, etc.]]

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Exhibit A

Glossary of Defined Terms5

As used in this Agreement, capitalized terms not otherwise defined herein have the meanings set forth below, or if not set forth below, the meanings set forth in the Plan.

(1) “Account Change” means changing the classification of a Continuing Position Holder or its status as registered owner of a Fractional Interest.

(2) “Action” means any claim, action, suit, proceeding, arbitral action, governmental inquiry, criminal prosecution or other investigation, whether or not filed or commenced in any court or tribunal.

(3) “Administrative Services” has the meaning given to such term in Section 1.__ hereof.

(4) “Affiliate” of a specified Person means any other Person that (at the time when the determination is made) (i) directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such specified Person. As used in the foregoing sentence, the term “control” (including, with correlative meaning, the terms “controlling,” “controlled by” and “under common control with”) means the power to direct the management and/or the policies of a Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, or (ii) is an affiliate of such Person within the definition of that term set forth in Bankruptcy Code section 101(2).

(5) “Agreement” has the meaning given to such term in the preamble hereto.

(6) “Applicable Law” has the meaning given to such term in Schedule XVI hereof.

(7) “Assigning Fractional Holder” means a Fractional Interest Holder who has made the Position Holder Trust Election with respect to a Fractional Position and thereby assigned the selected Fractional Position (i.e., the Contributed Position) related to its Allowed Claim to the Position Holder Trust in exchange for a Position Holder Trust Interest.

(8) “Assigning IRA Holder” means an IRA Holder who has made the Position Holder Trust Election with respect to a Fractional Position and thereby assigned its IRA Note related to the selected Fractional Position (i.e., the Contributed Position) and to its Allowed Claim to the IRA Partnership in exchange for an IRA Partnership Interest.

(9) “Assigning Position Holder” means either an Assigning Fractional Holder or an Assigning IRA Holder, or both, as the context requires.

(10) “Authorized Person” has the meaning given to such term in Schedule XVI hereof.

(11) “Available Information” has the meaning given to such term in Section 6.1 hereof.

5 NTD: All references to Schedules need to be confirmed or corrected.

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Exhibit A

(12) “Backup Servicer” has the meaning given to such term in Section 1.20 hereof.

(13) “Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101-1532, as amended from time to time.

(14) “Bankruptcy Court” means the United States Bankruptcy Court for the Northern District of Texas having jurisdiction over the Chapter 11 Cases or any other court having jurisdiction over the Chapter 11 Cases, including, to the extent of the withdrawal of any reference under 28 U.S.C. § 157, the United States District Court for the Northern District of Texas.

(15) “Beneficial Owner” means a Person holding any Beneficial Ownership in a Policy, including Position Holder Trust to the extent of its Beneficial Ownership interest in a Policy.

(16) “Beneficial Ownership” means the beneficial and equitable right to enjoy the economic rights and benefits of beneficial ownership of a Policy (or Policies), including all associated rights to receive death benefits and other maturity proceeds, rights to CSV, and all other rights relating to the Policy (or Policies), including the portion thereof to which a Fractional Interest(s) relate(s). Beneficial Ownership does not include rights reserved to the legal and record owner of a Policy, including the right to designate and change the beneficiary of the Policy and to designate, control and direct a third party to serve as the record owner or beneficiary.

(17) “Beneficiary Change Processing Services” has the meaning given to such term in Schedule II hereof.

(18) “Beneficiary Change Status Report” has the meaning given to such term in Schedule II hereof.

(19) “Beneficiary Forms” has the meaning given to such term in Schedule II hereof.

(20) “Business Day” means any day, other than a Saturday, Sunday, or “legal holiday” (as defined in Bankruptcy Rule 9006(a)).

(21) “Catch-Up Cutoff Date” means the date that is 90 days after the Plan Effective Date.

(22) “Catch-Up Payment” means an amount owing to any of the Debtors as of the Plan Effective Date by a Current Position Holder with regard to a Fractional Position, including but not limited to amounts owing for (i) Premium Advances made after the Subsidiary Petition Date, but prior to the Effective Date, (ii) premium calls outstanding as of the Voting Record Date (which included all premium calls payable through the anticipated Plan Effective Date), or (iii) platform and/or servicing fees payable to any of the Debtors.

(23) “Catch-Up Payments Schedule” means a schedule of Catch-Up Payments and Pre-Petition Default Amounts due, as such schedule may be amended as provided in Schedule X hereto.

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Exhibit A

(24) “Catch-Up Payment Services” has the meaning given to such term in Section 1.__ hereof.

(25) “Catch-Up Position Holder” means a Current Position Holder that (i) made a Continuing Holder Election and (ii) still owed a Catch-Up Payment as of the Plan Effective Date, as reflected in the Catch-Up Position Holder Register.

(26) “Catch-Up Position Holder Register” has the meaning given to such term in Section __ hereto.

(27) “Chapter 11 Case” means: (a) when used with reference to a particular Debtor, the case pending for that Debtor under chapter 11 of the Bankruptcy Code in the Bankruptcy Court; and (b) when used in the plural and/or with reference to all the Debtors, the procedurally consolidated and jointly administered chapter 11 cases pending for the Debtors in the Bankruptcy Court.

(28) “Chapter 11 Trustee” means H. Thomas Moran II, in his capacity as chapter 11 trustee for LPHI and sole director of LPI and LPIFS.

(29) “Claims and Noticing Agent” means Epiq Bankruptcy Solutions, LLC, retained as the Chapter 11 Trustee’s and the Subsidiary Debtors’ claims, noticing and balloting agent pursuant to the Order Employing Epiq Bankruptcy Solutions, LLC as Exclusive Claims, Noticing and Balloting Agent to Chapter 11 Trustee and Subsidiary Debtors.

(30) “Communications Forms” has the meaning given to such term in Schedule II hereof.

(31) “Communications Processing Services” has the meaning given to such term in Schedule II hereof.

(32) “Compromise” means (a) the compromise and resolution of all issues relating to ownership of the Policies and other issues in controversy in the Chapter 11 Cases, (b) the Intercompany Settlement, and (c) the Class Action Settlement, all of which are effective on the effective date of, and in consideration of, the consummation in accordance with the Plan of (x) the Continuing Position Holder Contribution to the Position Holder Trust and the Maturity Funds Facility financing for the Debtors provided for in the Plan, and (y) the other Reorganization Transactions pursuant to which the Debtors’ business enterprise is being reorganized in a way that is in the best interests of all stakeholders in the Chapter 11 Cases.

(33) “Confidentiality Agreement” has the meaning given to such term in Schedule VIII hereof.

(34) “Continued Errors” has the meaning given to such term in Section 1.__ hereof.

(35) “Continued Position” means a Fractional Interest or a New IRA Note held by a Continuing Position Holder, and includes a Fractional Position relating to a Matured Policy with respect to which a Current Position Holder has made (or is deemed to have made) a Continuing Holder Election, subject to the terms of the Plan and the Position Holder Trust Agreement.

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Exhibit A

(36) “Continuing Fractional Interest Register” has the meaning given to such term in Section 1.5 hereof.

(37) “Continuing Fractional Interest Register Services” has the meaning given to such term in Section 1.5 hereof.

(38) “Continuing Fractional Holder” and “Continuing Fractional Holders” have the meaning given to such terms in the preamble hereto.

(39) “Continuing Holder Election” means the option provided to Current Position Holders for each of their Fractional Positions to elect status as the confirmed owner of a Continued Position, and receive Distributions of (a) a Fractional Interest Certificate, a New IRA Note or a Statement of Maturity Account representing the Continued Position(s), and (b) in exchange for each Continuing Position Holder Contribution, a Position Holder Trust Interest or an IRA Partnership Interest, as set forth in the Plan.

(40) “Continuing IRA Holder” means the holder of a Continued Position comprised of a New IRA Note.

(41) “Continuing Position Holder” means a Current Position Holder who (i) either (a) makes a Continuing Holder Election with respect to a Fractional Interest, or (b) makes a Continuing Holder Election with respect to an IRA Note, or (c) does not make a Continuing Holder Election, a Position Holder Trust Election or a Creditors’ Trust Election with respect to a Fractional Interest; (ii) pays any applicable Pre-Petition Default Amount or Catch-Up Payment by the due date for the payment; and (iii) if the Election is a Continuing Holder Election as to a Fractional Interest, thereby chooses, or is deemed to have chosen, to be responsible for the payment of premiums with respect to the Continued Position related to the Fractional Interest (and, accordingly, to be entitled to any related Maturity Funds), subject to the terms of the Plan and the Position Holder Trust Agreement.

(42) “Continuing Position Holder Contribution” means (a) 5% of all Fractional Positions that are not the subject of a Position Holder Trust Election or a Creditors’ Trust Election (including all associated rights to receive death benefits and other maturity proceeds, rights to CSV and other beneficial rights of Policy ownership), together with (b) 5% of all Escrowed Funds relating to such Fractional Positions, and (c) 5% of all Maturity Funds as of the Plan Effective Date relating to such Fractional Positions, but excluding any funds left on deposit in purchase accounts prior to the Subsidiary Petition Date to purchase Fractional Positions that were not purchased.

(43) “Contributed Position” means (a) a Fractional Position, including all associated rights to receive death benefits and other maturity proceeds, rights to CSV and other rights of Policy ownership, together with any Escrowed Funds or Maturity Funds relating to such Fractional Position, that is the subject of a Position Holder Trust Election or a Creditors’ Trust Election, (b) the Continuing Position Holder Contribution made by or on behalf of a Continuing Position Holder pursuant to the Plan, and/or (c) the remainder (after the Continuing Position Holder Contribution) of an IRA Note, including all associated rights to receive death benefits and other maturity proceeds, rights to CSV and other rights of Policy ownership, together with

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Exhibit A

any Escrowed Funds relating to such IRA Note, that is the subject of a Continuing Holder Election, but excluding any remaining Maturity Funds (after the Continuing Position Holder Contribution) relating to such IRA Note.

(44) “Creditors’ Trust” means the entity created pursuant to the Plan to own and administer the Creditors’ Trust Assets.

(45) “Creditors’ Trust Agreement” means the document Filed in the Plan Supplement and titled “Creditors’ Trust Agreement,” as approved and entered into in accordance with the Plan, and pursuant to which the Creditors’ Trust is being established and administered.

(46) “Creditors’ Trust Assets” means the assets transferred to the Creditors’ Trust as more fully described in the Plan and in the Creditors’ Trust Agreement, which include: (a) all Causes of Action included in the Debtors’ Estates, (b) the Assigned Class Litigation; and (c) any Other Assets.

(47) “Creditors’ Trust Election” means the option provided to Current Position Holders, other than Qualified Plan Holders, for each Fractional Position held, to elect to rescind the transaction pursuant to which the Current Position Holder acquired rights to and/or interests in the Fractional Position(s), and rescind the related investment contract as it pertains to the position(s), and, in exchange, receive a Creditors’ Trust Interest calculated as provided in the Plan, in which case the Holder will be relieved of all ongoing payment obligations relating to the Fractional Position, and the Fractional Position will be contributed to the Position Holder Trust as a Contributed Position.

(48) “Creditors’ Trust Interest” means a beneficial interest in the Creditors’ Trust, which represents the right to receive a distribution(s) from the Creditors’ Trust as set forth in the Creditors’ Trust Agreement, and/or the Confirmation Order, or as may be otherwise approved by the Bankruptcy Court.

(49) “Creditors’ Trustee” means the Person or Entity designated in the Creditors’ Trust Agreement to serve as the trustee of the Creditors’ Trust pursuant to the terms of the Creditors’ Trust Agreement.

(50) “CSV” means cash surrender value of a Policy.

(51) “Current Position Holders” means, together, the Fractional Interest Holders and the IRA Holders.

(52) “Death Certificate” has the meaning given to such term in Schedule IX hereof.

(53) “Debtor” means one of the Debtors, in its individual capacity as a debtor and, with respect to the Subsidiary Debtors, debtor in possession, in the Debtor’s respective Chapter 11 Case.

(54) “Debtors” means, collectively, LPHI, LPI, and LPIFS.

(55) “Default Notice” has the meaning given to such term in Schedule VI hereof.

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Exhibit A

(56) “Disbursement Schedule” has the meaning given to such term in Schedule XI.

(57) “Disputing Position Holder” means a Current Position Holder that (i) has notified the Debtors prior to the Plan Effective Date that he, she or it is disputing the Catch-Up Payment and/or Pre-Petition Default Amount owed with respect to a Fractional Position and whose dispute has not been resolved prior to the Plan Effective Date, as reflected in the Disputing Position Holder Register, or (ii) notifies Servicer or Position Holder Trust of such a dispute after the Plan Effective Date.

(58) “Disputing Position Holder Register” has the meaning given to such term in Section ___ hereto.

(59) “Distribution” means a distribution of Cash, a Trust Interest, an IRA Partnership Interest, a Fractional Interest Certificate, a New IRA Note, or a Statement of Maturity Account made in accordance with the terms of the Plan.

(60) “Distribution Date” means the date as soon as reasonably practicable after the Distribution Record Date on which all Distributions and deliveries made pursuant to the Plan shall be made.

(61) “Distribution Record Date” means, other than with respect to the New Interests and the New IRA Notes, the record date for purposes of making distributions under the Plan on account of Allowed Claims, which date shall be the date that is five (5) Business Days after the Plan Effective Date or such other date as designated in an order of the Bankruptcy Court.

(62) “Effective Date” has the meaning given to such term in the preamble hereto.

(63) “Errors” has the meaning given to such term in Section 1.__ hereof.

(64) “Escrow Accounts” means the Fractional Holders’ Premium Reserve Escrow Account, the Maturity Funds Escrow Account and the Position Holder Trust Premium Reserve Escrow Account.

(65) “Escrow Agent” means [________], in its capacity as Escrow Agent under the Escrow Agreement, and any successor escrow agent under the Escrow Agreement or other appointment by the Position Holder Trust.

(66) “Escrow Agreement” means the document Filed in the Plan Supplement and titled “Escrow Agreement,” as approved and entered into by the Position Holder Trustee, Servicer and the Escrow Agent in accordance with the Plan, and pursuant to which the Escrow Agent will perform certain services relating to Premium Reserves for, and Maturity Funds produced by, the Policies.

(67) “Escrowed Funds” means funds held to pay premiums relating to any of the Policies as of the Plan Effective Date.

(68) “Estate” means, as to each Debtor, the estate created upon the filing of its Chapter 11 Case pursuant to Bankruptcy Code section 541.

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Exhibit A

(69) “Final Order” means an order or judgment of the Bankruptcy Court, as entered on the CM/ECF docket in any Chapter 11 Case or the docket of any other court of competent jurisdiction, that has not been reversed, stayed, modified, or amended, and as to which: (i) the time to appeal, or seek certiorari or move for a new trial, reargument, or rehearing has expired according to applicable law and (A) no appeal or petition for certiorari or other proceedings for a new trial, reargument, or rehearing has been timely taken, or (B) any appeal that has been taken or any petition for certiorari that has been or may be timely Filed has been withdrawn or resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought and the new trial, reargument, or rehearing shall have been denied, resulted in no modification of such order, or has otherwise been dismissed with prejudice; or (ii) if an appeal, petition for certiorari, or other proceeding seeking a new trial, re-argument or rehearing is pending, such order or judgment is not stayed; provided, however, that the possibility a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be Filed relating to such order shall not prevent such order from being a Final Order.

(70) “Force Majeure” has the meaning given to such term in Section 10.11 hereof.

(71) “Fractional Holders’ Premium Reserve Escrow Account” has the meaning given to such term in Section 2.1 hereof.

(72) “Fractional Interest” means a fractional, Beneficial Ownership interest in a Policy (including all associated rights to receive death benefits and other maturity proceeds, rights to CSV and other beneficial rights of Policy ownership), expressed in terms of the right to receive payment of a discrete percentage (up to and including 100%) of the proceeds payable upon the maturity of the Policy.

(73) “Fractional Interest Certificate” means a certificate representing a Fractional Interest and bearing restrictive legends referencing the Plan and the provisions thereof that relate to the ongoing ownership of the Fractional Interest, in the form to be included in the Plan Supplement.

(74) “Fractional Interest Holder” means a Person or Entity that purchased, and as of the Plan Effective Date is the Holder of record of, an investment contract sold by LPI denominated as a fractional interest in a Policy, whether purchased directly from LPI or from a previous owner, and from and after the Effective Date, a Current Position Holder who made (or is deemed to have made) a Continuing Holder Election with respect to a Fractional Interest and paid in full any Catch-Up Payment or Pre-Petition Default Amount by its due date, and therefore is entitled to be registered as the owner of 95% of the Fractional Interest as a Continued Position. By way of clarification, the Holder of an investment contract relating to a Fractional Position with respect to which a Pre-Petition Default Amount is due and owing shall not be a Fractional Interest Holder with respect to the Fractional Position unless all Premium Advances included in the Pre-Petition Default Amount are paid by thirty (30) days after the date the Bankruptcy Court’s Order confirming the Plan is entered.

(75) “Fractional Position” means (a) prior to the Plan Effective Date, the fractional interests in the Policies that were denominated as related to the investment contracts purchased

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Exhibit A

by the Current Position Holders, and (b) from and after the Plan Effective Date, the Fractional Interests represented by the Fractional Interest Certificates. All references to a Fractional Position include all associated rights to CSV and other rights relating to the Policy (or Policies) to which the Fractional Position(s) relate.

(76) “Governmental Authority” means any local, state, federal or foreign government or any agency, bureau, board, commission, court, department, political subdivision, tribunal or other instrumentality of any such government.

(77) “HIPAA Forms” has the meaning given to such term in Schedule VIII hereof.

(78) “Holder” means the registered owner of any Fractional Position, Trust Interest, IRA Partnership Interest or Continued Position, including any rights in Maturity Funds or Maturity Funds Loans.

(79) “Holder ID Number” means the unique identifying number assigned to each Current Position Holder by the Debtors and included in the Portfolio Related Information.

(80) “Information Security Requirements” has the meaning given to such term in Schedule XV hereof.

(81) “Information Security Safeguards” has the meaning given to such term in Schedule XV hereof.

(82) “Initial Premium Payment Invoice” has the meaning given to such term in Schedule VI hereof.

(83) “Insured” and “Insureds” have the meaning given to such terms in the preamble hereto.

(84) “Insurer” means, with respect to each Policy, the insurance company that is obligated to pay the death benefit upon the death of the related Insured (or upon the death of a second Insured thereunder, in the case of a joint Policy) pursuant to the terms of such Policy.

(85) “Insured Monitoring Services” has the meaning given to such term in Section 1._ hereof.

(86) “Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

(87) “Investor” means any Fractional Interest Holder or IRA Holder.

(88) “IRA Holder” means an individual retirement account that is intended to satisfy the requirements of section 408 of the Internal Revenue Code and, if applicable, section 408A of the Internal Revenue Code and which purchased, and as of the Effective Date is the Holder of record of, an investment contract sold by LPI that was denominated as a promissory note secured by a fractional interest in a Policy, whether purchased directly from LPI or from a previous owner, and from and after the Effective Date, a Current Position Holder who made (or is deemed to have made) a Continuing Holder Election with respect to an IRA Note and paid in full any

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Exhibit A

Catch-Up Payment or Pre-Petition Default Amount by its due date, and therefore is entitled to be registered as the owner of a New IRA Note as a Continued Position. By way of clarification, the Holder of an investment contract relating to a Fractional Position with respect to which a Pre-Petition Default Amount is due and owing shall not be an IRA Holder with respect to the Fractional Position unless all Premium Advances included in the Pre-Petition Default Amount are paid by thirty (30) days after the date the Confirmation Order is entered..

(89) “IRA Note” means a promissory note denominated as secured by a fractional interest in a Policy included in an investment contract sold to an Investor.

(90) “IRA Partnership” means the newly formed Texas limited liability company created pursuant to the terms of this Plan to be a Position Holder Trust Beneficiary and issue IRA Partnership Interests to IRA Holders who make Position Holder Trust Elections.

(91) “IRA Partnership Interests” means membership interests in the IRA Partnership.

(92) “IRA Partnership Interest Holder” means the registered owner of an IRA Partnership Interest.

(93) “IRA Partnership Interest Register” has the meaning given to such term in Section 1.__ hereof.

(94) “IRA Partnership Interest Register Services” has the meaning given to such term in Section 1.__ hereof.

(95) “IRS” means the Internal Revenue Service.

(96) “Lending Investor” means, prior to the Plan Effective Date, a Fractional Interest Holder, and from and after the Effective Date, a Current Position Holder who makes a Continuing Holder Election, in either case who (a) is the record owner of a Fractional Position relating to a Matured Policy, the proceeds of which have been (i) deposited into the Maturity Escrow Account and (ii) used to fund advances under the Maturity Funds Facility, and (b) who does not owe any Catch-Up Payment as of the Effective Date with regard to the Fractional Position. If a Lending Investor does owe a Catch-Up Payment with regard to the Fractional Position, then only the excess of maturity proceeds allocable to the investor’s Fractional Position over the Catch-Up Payment will be included in the related Maturity Funds Loan amount.

(97) “LPHI” means Life Partners Holdings, Inc., a Texas corporation, and includes LPHI as a Reorganized Debtor under the Plan, as the context requires.

(98) “LPI” means Life Partners, Inc., a Texas corporation, and includes LPI as a Reorganized Debtor under the Plan, as the context requires.

(99) “LPIFS” means LPI Financial Services, Inc., a Texas corporation, and includes LPIFS as a Reorganized Debtor under the Plan, as the context requires.

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Exhibit A

(100) “Matured Policies” means those Policies identified as Matured Policies on Schedule I and any other Policy with respect to which the date of death of the insured under the Policy has occurred.

(101) “Maturity Escrow Account” means a segregated account (whether one or more) into which the Maturity Funds paid on all Matured Policies have been deposited and will continue to be deposited and held subject to use in accordance with the terms of the Plan and the Maturity Funds Facility procedures set forth therein, including any accounts into which any of the Maturity Funds are transferred in accordance with the Escrow Agreement.

(102) “Maturity Funds” means the Cash proceeds paid or payable, as the context requires, by the Insurer under the terms of any Policy that is or hereafter becomes a Matured Policy.

(103) “Maturity Funds Facility” means the financing facility available to the Position Holder Trust after the Plan Effective Date as provided in the Plan.

(104) “Maturity Funds Liens” means Liens on any of the Beneficial Ownership in the Policies registered in the name of Position Holder Trust that is pledged as security for payment of the Maturity Funds Loans.

(105) “Maturity Funds Loans” means advances outstanding from time to time under the Maturity Funds Facility in respect of Maturity Funds received in respect of Policies to which Continued Positions of Continuing Position Holders relate, including Maturity Funds Loans reflected on the spreadsheet delivered by Position Holder Trust pursuant to Section 1.17 from which the Statement of Maturity Account contemplated thereby will be generated .

(106) “Maturity Funds Register” has the meaning given to such term in Section 1.__ hereof.

(107) “Maturity Funds Register Services” has the meaning given to such term in Section 1.__ hereof.

(108) “Maturity Funds Services” has the meaning given to such term in Section 1.__ hereof.

(109) “Maturity Tracking Report” means a report uploaded to the Network Resources on a weekly basis, detailing the status of the Policy Collection Services with respect the Policies.

(110) “Missing Insured Report” has the meaning given to such term in Schedule VII hereto.

(111) “Moran” means H. Thomas Moran II, Chapter 11 trustee of LPHI and sole director of the Subsidiary Debtors.

(112) “New Interests” means (i) the Fractional Interests represented by the Fractional Interest Certificates, (ii) the Trust Interests, (iii) the IRA Partnership Interests, and (iv) the Servicer Interests.

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Exhibit A

(113) “Network Access List” has the meaning given to such term in Schedule VIII hereto.

(114) “Network and Host Security Methods” has the meaning given to such term in Schedule XV hereto.

(115) “Network Resources” means Position Holder Trust’s client specific network resources which shall include live data with respect to each Policy.

(116) “New IRA Note” means a secured promissory note to be (i) issued by Position Holder Trust as provided in the Plan, and (ii) Distributed to an IRA Holder who makes a Continuing Holder Election with respect to which the New IRA Note is to be issued.

(117) “New IRA Note Collateral” means the securities account and the related deposit account created pursuant to the Securities and Deposit Accounts Agreement which will hold, respectively, (i) the portion of the Beneficial Ownership in the Policies represented by the Fractional Interests pledged as collateral to secure the New IRA Notes, and (ii) the Maturity Funds relating to that Beneficial Ownership produced by the maturity of the related Policies (subject to the terms of the Plan), as provided in the Plan, the Position Holder Trust Agreement, and the New IRA Note Collateral Documents.

(118) “New IRA Note Holder Register” has the meaning given to such term in Schedule XII hereto.

(119) “Out-of-Pocket Expense” means an actual out-of-pocket cost or expense incurred by Servicer, other than any cost or expense incurred by Servicer in the ordinary course of performing the Services and operating its business. Without limiting the immediately preceding sentence, it is expressly agreed that Out-of-Pocket Expenses may include (i) the salary and/or overtime wages of Servicer’s employees, to the extent relating to the performance of a Service which is beyond routine monitoring and ordinary administration of the Policies or which is the result of a specific request by the Policy Holder Trust hereunder; (ii) costs or expenses of Servicer including those owed to any of its Affiliates, provided that such costs and expenses are consistent with those charged by unrelated third parties; and (iii) the costs or expenses of Servicer engaging any unrelated third party to provide life expectancy reports or other services beyond those identified herein on a subcontract basis, if and as requested by the Policy Holder Trust.

(120) “Ownership Change Processing Services” has the meaning given to such term in Schedule II hereto.

(121) “Ownership Change Status Report” has the meaning given to such term in Schedule II hereto.

(122) “Ownership Forms” has the meaning given to such term in Schedule II hereto.

(123) “Payment Default” has the meaning given to such term in Schedule [__] hereto.

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Exhibit A

(124) “Payment Default Date” has the meaning given to such term in Schedule [__] hereto.

(125) “Person” has the meaning set forth in Bankruptcy Code section 101(41).

(126) “Personal Information” has the meaning given to such term in Schedule XV hereto.

(127) “PES” means Purchase Escrow Services, LLC, a Texas limited liability company.

(128) “Plan” has the meaning given to such term in the preamble hereto.

(129) “Plan Effective Date” means, with respect to the Plan, the date selected by the Plan Proponents on which: (a) no stay of the Bankruptcy Court’s Order confirming the Plan is in effect; and (b) all conditions precedent to confirmation or the Plan Effective Date specified in in the Plan have been satisfied or waived (in accordance with the Plan).

(130) “Policy” and “Policies” have the meaning given to such terms in the preamble hereto, and specifically, means any insurance policy or policies listed on Schedule I hereto; [[provided, however, a Policy shall cease to be a Policy under this Agreement for all purposes of this Agreement upon the date (i) which is fourteen (14) calendar days following the date upon which Servicer delivers to the Policy Holder Trust written confirmation that it has completed the Maturity Funds payout for the Policy in accordance with the written instructions of the Position Holder Trust approving the Disbursement Schedule, (ii) Servicer surrenders the Policy in accordance with the written instructions of the Position Holder Trust, or (iii) the Policy lapses.]]6

(131) “Policy Account” has the meaning given to such term in Section 1.2 hereof.

(132) “Policy Collection Services” has the meaning given to such term in Section 1.__ hereof.

(133) “Policy Data” means certain data that will include information customary within the life settlement policy industry, as determined in the exercise of reasonable business judgment of the Position Holder Trustee and the Position Holder Trust Committee, which may include the Policy ID, death benefit, insured age, premium due date, premium projections, current premium illustration, termination date, a recent life expectancy (if reasonably available), amount of CSV (if any), amount of Premium Reserves (if any), and other data as specified.

(134) “Policy ID” has the meaning given to such term in Section 1.3 hereof.

(135) “Policy Information” has the meaning given to such term in Schedule VIII hereto.

(136) “Policy Insured Schedule” has the meaning given to such term in Section 1.3 hereof.

6 NTD: Discuss whether this is appropriate to include in a definition rather than an operative provision of the Agreement.

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Exhibit A

(137) “Policy Maintenance Services” has the meaning given to such term in Section 1.__ hereof.

(138) “Policy Premium Reserve” has the meaning given to such term in Section 1.3 hereof.

(139) “Portfolio Information License” means the Portfolio License Agreement dated as of the Effective Date between Position Holder Trust and Servicer, pursuant to which Servicer will receive a license to use the Portfolio Related Information in connection with providing Services during the term of this Agreement.

(140) “Portfolio Related Information” means all of the information, data, books, records, registers, reports, software and systems, in whatever form (including without limitation paper and electronic, stored in any medium) relating to servicing the Policies and providing the registration, administration, reporting and other Services to be provided pursuant to this Agreement, which is either (i) provided to Servicer by any of the Reorganized Debtors, Position Holder Trust or any Holder in accordance with this Agreement, (ii) provided to Servicer by any third party engaged by any of the Reorganized Debtors, Position Holder Trust or any Holder in accordance with this Agreement, including without limitation the Securities Intermediary and the Escrow Agent, (iii) generated by Servicer (or any subservicer engaged by Servicer as provided hereunder) in performing any of the Services to be provided hereunder, (iv) included within the definition of Available Information, or (v) otherwise relating to the Policies, the Beneficial Ownership of the Policies or any of the Continued Positions, Trust Interests or IRA Partnership Interests.

(141) “Position Holder Trust” has the meaning given to such term in the preamble hereto.

(142) “Position Holder Trust Agreement” means the document Filed in the Plan Supplement and titled “Position Holder Trust Agreement,” as approved and entered into in accordance with the Plan, and pursuant to which the Position Holder Trust is being established and administered.

(143) “Position Holder Trust Beneficiary” means the holder of a Position Holder Trust Interest.

(144) “Position Holder Trust Claims” has the meaning given to such term in Section 1.__ hereof.

(145) “Position Holder Trust Election” means the option provided to Current Position Holders for each of their Fractional Positions to elect to have the positions contributed to the Position Holder Trust, thereby causing (i) the selected Fractional Position(s) to be a Contributed Position(s) and, (ii) for each Contributed Position, the Current Position Holder (in its capacity as an Assigning Position Holder) to be entitled to receive a Distribution of a Position Holder Trust Interest in the manner set forth in the Plan.

(146) “Position Holder Trust Indemnified Parties” has the meaning given to such term in Section 1.__ hereof.

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Exhibit A

(147) “Position Holder Trust Interest” means a beneficial interest in the Position Holder Trust, which represents the right to receive distributions from the Position Holder Trust as set forth in the Position Holder Trust Agreement.

(148) “Position Holder Trust Premium Reserve Escrow Account” has the meaning given to such term in Section 2.2 hereof.

(149) “Position Holder Trustee” means the Person or Entity designated to serve as the trustee of the Position Holder Trust pursuant to the terms of the Position Holder Trust Agreement.

(150) “Post-Effective Adjustment Date” means the date that is 90 days after the Plan Effective Date.

(151) “Post-Effective Adjustment Report” means the report to be prepared and delivered by Servicer as provided in Schedule X.

(152) “PPDA Position Holder” means a Current Position Holder that (i) made a Continuing Holder Election and (ii) still owed a Pre-Petition Default Amount as of the Pre-Petition Default Payment Deadline set forth in Section 4.13(c) of the Plan, as reflected in the PPDA Position Holder Register.

(153) “Pre-Petition Default Amount” means, for each Fractional Position, any amount owed by an Investor for any Premium Advances made by any of the Debtors prior to the Subsidiary Petition Date with respect to the Fractional Position, and includes any other amounts (including platform servicing fees) owed by the Investor with respect to the Fractional Position.

(154) “PPDA Position Holder Register” has the meaning given to such term in Section __ hereto.

(155) “Predecessor Servicer Work Product” has the meaning given to such term in Section 1.__ hereof.

(156) “Premium Advances” means advances made by the Debtors on or before the Plan Effective Date to pay premiums due on Policies that were not paid by holders of Fractional Positions relating to the Policies, in amounts set forth in the Catch-Up Payments Schedule.

(157) “Premium Confirmation Report” has the meaning given to such term in Schedule VI hereto.

(158) “Premium Due Date” has the meaning given to such term in Schedule [__] hereto.

(159) “Premium Due Date Schedule” means a schedule based on the Premium Payment Schedule listing the Premium Payments due for each Policy, by amount and the corresponding due dates for payment to the Insurer, through the last calendar day of each calendar month of January following the calendar year in which the Effective Date occurs, which such schedule (i) initially shall be delivered to Servicer by or on behalf of the Policy Holder Trust upon, or

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Exhibit A

promptly following, the Effective Date and (ii) shall be updated from time to time by Servicer as provided in Schedule VI hereto.

(160) “Premium Paying Holder” has the meaning given to such term in Schedule VI hereto.

(161) “Premium Payment” has the meaning given to such term in Schedule VI hereto.

(162) “Premium Payment Account” means a segregated deposit account maintained by Position Holder Trust with respect to which Servicer has authority to endorse and deposit Premium Payments received and submit instructions to make Premium Payments to Insurers, and has full access to daily account information and all account statements, pursuant to an account control agreement in form and substance acceptable to the Position Holder Trustee in his sole discretion.

(163) “Premium Payment Invoice” has the meaning given to such term in Schedule VI hereto.

(164) “Premium Payment Schedule” means, with respect to each Policy, a schedule of premium payments due to be made to the Insurer with respect to such Policy (based on a long term premium optimization schedule, an illustration or simply the contractual monthly premium in the case of term and whole life Policies), which such schedule (i) initially shall be delivered to Servicer by or on behalf of the Policy Holder Trust upon, or promptly following, the Effective Date and (ii) shall be updated from time to time by Servicer as provided in Schedule [__] hereto.

(165) “Premium Reserves” means (a) funds deposited by or for the benefit of the Position Holder Trust on or after the Plan Effective Date into the Position Holder Trust Premium Reserve Escrow Account maintained under the Escrow Agreement to pay premiums relating to any of the Policies, and includes (i) the Escrowed Funds contributed to the Position Holder Trust in accordance with the Plan, (ii) the rolling 120-day reserve for premiums to be established and maintained pursuant to the Plan, and (b) if required by the context, includes the Escrowed Funds related to Continuing Fractional Interests and on deposit in the Fractional Holders’ Premium Reserve Escrow Account.

(166) “Pro Rata” means [[the proportion that the amount of an Allowed Claim or Allowed Interest in a particular Class bears to the aggregate amount of the Allowed Claims or Allowed Interests in that Class, or the proportion that the Allowed Claims or Allowed Interests in a particular Class bears to other Classes entitled to share in the same recovery or Distribution, including Distributions of Position Holder Trust Interests and Creditors’ Trust Interests to Current Position Holders making Position Holder Trust Elections and Creditors’ Trust Elections under the Plan]].7

(167) “Proceeding” has the meaning given to such term in Section 1.__ hereof.

(168) “Register” or “Registers” means, as the context requires, any one or more of the Continued Fractional Interest Register (reflecting the allocation of Beneficial Ownership of the

7 NTD: This definition needs to be revised to refer to various classes of New Interests.

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Exhibit A

Policies among Position Holder Trust and the registered holders of Continuing Fractional Interests), the New IRA Note Register, the Trust Interest Register, the IRA Partnership Register and the Maturity Funds Register, and includes as the context requires for so long as they are maintained in accordance with this Agreement, the Disputing Position Holder Register, the Catch-Up Position Holder Register and the PPDA Position Holder Register.

(169) “Reorganized Debtors” means, as the context requires, any one or more of Reorganized LPHI, Reorganized LPI or Reorganized LPIFS.

(170) “Rescinding Position Holder” means a Current Position Holder who has made the Creditors’ Trust Election with respect to one or more Fractional Positions, which Fractional Positions are being contributed to the Position Holder Trust in accordance with the Plan.

(171) [“Rules” has the meaning given to such term in Section 10.2 hereof.]

(172) “Securities and Deposit Accounts Agreement” means that certain Securities and Deposit Account Agreement and Securities and Deposit Account Control Agreement between Position Holder Trust and [*] dated as of the Plan Effective Date, and any successor agreement between Position Holder Trust and any successor Securities Intermediary or other third party engaged to serve as record owner and beneficiary of record of the Policies.

(173) “Securities Intermediary” means [________], in its capacity as Securities Intermediary under the Securities and Deposit Accounts Agreement, and any successor securities intermediary under the Securities and Deposit Accounts Agreement or other appointment by the Position Holder Trust.

(174) “Security Breach” has the meaning given to such term in Schedule XVI hereto.

(175) “Servicer” has the meaning given to such term in the preamble hereto.

(176) “Servicer Claims” has the meaning given to such term in Section 5.4 hereof.

(177) “Servicer Event of Default” has the meaning given to such term in Section 9.1. hereof.

(178) “Servicer Indemnified Parties” has the meaning given to such term in Section 5.4 hereof.

(179) “Services” means collectively, the Communication Processing Services, the Ownership Change Processing Services, the Beneficiary Change Processing Services, the Continued Position Register Services, the Trust Interest Register Services, the IRA Partnership Register Services, the Policy Maintenance Services, the Insured Monitoring Services, the Administrative Services, the Policy Collection Services, the Catch-Up Payment Services, the Maturity Funds Services, the New IRA Note Payment Services, and the [Reporting Services].

(180) “Servicing Data” means all information, in whatever form related to the Services.

(181) “Servicing Fee” has the meaning given to such term in Section 4.1 hereof.

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Exhibit A

(182) “Servicing Standard” has the meaning given to such term in Section 1.__ hereof.

(183) “Servicing Term” means the period beginning on the date of this Agreement and ending upon the termination of this Agreement as provided in Section 7 hereof.

(184) “Short Term Premium Review” has the meaning given to such term in Schedule VI hereto.

(185) “Sold Asset” has the meaning given to such term in Section 1.__ hereof.

(186) “Statement of Maturity Account” has the meaning given to such term in Section 1.13 hereof.

(187) “Subsidiary Debtors” means LPI and LPIFS.

(188) “Successors” means the Position Holder Trust, the Creditors’ Trust and the IRA Partnership.

(189) “Transfer Completion Notice” has the meaning given to such term in Section 1.23 hereof.

(190) “Trust Interest Register” has the meaning given to such term in Section 1.__ hereof.

(191) “Trust Interest Register Services” has the meaning given to such term in Section 1.__ hereof.

(192) “Trust Interests” means the Position Holder Trust Interests and the Creditors’ Trust Interests.

(193) “Vulnerability Assessment” has the meaning given to such term in Schedule XV hereto.

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Exhibit B & C

[Reserved]

See the following pages.

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Exhibit D

Form of

Network Confidentiality Agreement

See the following pages.

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Exhibit E

Form of

Request for Network Access

See the following pages.

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EXHIBIT I

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COMPROMISE SETTLEMENT AGREEMENT

1.          PARTIES

The parties to this Compromise Settlement Agreement (the “Settlement Agreement”)1 are:

1.01.	Each person and entity identified on Exhibit 1 to this Settlement Agreement, and, if a capacity is provided on Exhibit 1, limited to the capacity in which they are identified on Exhibit 1 (collectively, the “MDL Plaintiffs”).

1.02.	Each person and entity identified on Exhibit 4 to this Settlement Agreement, and, if a capacity is provided on Exhibit 4, limited to the capacity in which they are identified on Exhibit 4 (collectively, the “McDermott Plaintiffs”).

1.03.	MDL Plaintiffs’ counsel Heygood, Orr & Pearson LLP (“Plaintiffs’ Counsel”).

1.04.	H. Thomas Moran II (“Moran” or the “Trustee”), chapter 11 Trustee for Life Partners Holdings, Inc. (“LPHI”).

1.05.	LPHI, Life Partners, Inc. (“LPI”) and LPI Financial Services, Inc. (“LPIFS”, and together with LPI, the “Subsidiary Debtors”) (collectively, the “Debtors”).

1.06.	The Official Committee of Unsecured Creditors (the “Committee”).

2.          DEFINITIONS

2.01.	“Affiliate” has the meaning set forth in Bankruptcy Code section 101(2).

2.02.	“Allowed” has the meaning set forth in the Plan.

2.03.	“Assigned Claims” has the meaning set forth in ¶ 5.09 of this Agreement.

2.04.	“Claim” has the meaning set forth in the Plan.

2.05.	The “Class Action Settlement Agreement”, a copy of which is attached as Exhibit 2 to this Settlement Agreement, has the meaning set forth in the Plan.

2.06.	“Continuing Position Holder” has the meaning set forth in the Plan.

2.07.	“Creditors’ Trust” has the meaning set forth in the Plan.

2.08.	“Current Position Holder” has the meaning set forth in the Plan.

1          Except as otherwise indicated, capitalized terms used in this Settlement Agreement and not defined herein shall have their respective meanings set forth in the Plan.

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2.09.	“Debtors’ Counsel” means Thompson & Knight LLP.

2.10.	“Excluded Litigation Parties” means Brian Pardo, Scott Peden, and Pardo Family Holdings, Ltd., and their respective parent corporations, subsidiaries, agents, servants, employees, ex-employees, independent contractors, insurers, attorneys, insiders, and assigns.

2.11.	“Execution Date” means the date that this Settlement Agreement has been executed by all parties.

2.12.	“Former Position Holder” has the meaning set forth in the Plan.

2.13.	“Fractional Interest” has the meaning set forth in the Plan.

2.14.	“Fractional Position” has the meaning set forth in the Plan.

2.15.	The “Gummelt Policy” means American General Life Insurance Co. policy number #####7322L.

2.16.	“IRA Holder” has the meaning set forth in the Plan.

2.17.	“Litigation” means, collectively, the following-captioned lawsuits:

In re Life Partners, Inc. Litigation, MDL No. 13-0357 (Tex. Dist. Ct. Dallas Cnty., created Sept. 9, 2013)

Arthur W. Morrow, individually and f/b/o Arthur W. Morrow Self-Directed IRA, Jennie E. Morrow, individually and f/b/o Jennie E. Morrow Self-Directed IRA v. Life Partners Holdings, Inc., Life Partners Inc., Brian Pardo, Scott Peden, and Pardo Family Holdings, Case No. 3:14-cv-141 (W.D. Pa., filed July 3, 2014)

John Woelfel, individually and f/b/a John Woelfel Self-Directed IRA, Henry Funke, and Diana Funke, v. Life Partners Inc., Life Partners Holdings Inc., Brian Pardo, Scott Peden, and Pardo Family Holdings, Ltd., Case No. 9:14-cv-80433-JIC (S.D. Fla. filed Mar. 31, 2014)

Mary Steuben, on behalf of herself and all other California citizens v. Life Partners Inc., Case No. 2:16-ap-01109-ER (Bankr. C.D. Cal., filed Nov. 8, 2011, removed March 3, 2016)

Robert Whitehurst v. Life Partners, Inc., Brian Pardo, Life Partners Holdings, Inc., Scott Peden, and Pardo Family Holdings Ltd., No. 16-03059 (Bankr. S.D. Tex., filed Oct. 27, 2014, removed March 14,2016)

Danny Birtcher v. Life Partners, Inc., Brian Pardo, Life Partners Holdings, Inc., Scott Peden, and Pardo Family Holdings Ltd., No. 16-04041-rfn (Bankr. N.D. Tex., filed Oct. 27, 2014, removed March 14, 2016)

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David Whitmire & Somerset Partners Strategic Assets, Inc. v. Life Partners, Inc., Life Partners Holdings, Inc., Brian D. Pardo, Scott Peden, and Pardo Family Holdings, Ltd., Case No. 16-04042-rfn (Bankr. N.D. Tex., filed Oct. 31, 2014, removed March 14, 2016)

Todd McClain et al. v. Life Partners, Inc., Life Partners Holdings, Inc., Brian D. Pardo, and Scott Peden, Case No. 16-04043-rfn (Bankr. N.D. Tex., filed April 9, 2013, removed March 14, 2016)

Stephen Eccles et al. v. Life Partners, Inc., Life Partners Holdings, Inc., Brian D. Pardo, and Scott Peden, Case No. 16-04044-rfn (Bankr. N.D. Tex., filed Jan. 22, 2013, removed March 14, 2016)

John Willingham, individually and on behalf of all other Texas citizens similarly situated v. Life Partners Inc., No. 16-04046-rfn (Bankr. N.D. Tex., filed April 8, 2011, removed March 14, 2016)

2.18.	The “LPHI Petition Date” means January 20, 2015.

2.19.	The “McDermott Litigation” means Helen McDermott, individually and on behalf of a class v. Life Partners Inc., Case No. 16-04045-rfn (Bankr. N.D. Tex., filed Mar. 11, 2011, removed March 14, 2016).

2.20.	The “Multi-District Litigation” means the multi-district litigation captioned In re Life Partners, Inc. Litigation, MDL No. 13-0357 (Tex. Dist. Ct. Dallas Cnty., created Sept. 9, 2013).

2.21.	“New IRA Note” has the meaning set forth in the Plan.

2.22.	“Original IRA Note Issuers” has the meaning set forth in the Plan.

2.23.	“Parties” means each person identified in ¶¶ 1.01-1.05 of this Agreement, each of whom shall be individually referred to as a “Party.”

2.24.	“Person” has the meaning set forth in Bankruptcy Code section 101(41).

2.25.	“Plaintiffs’ Counsel’s IOLTA Account” means Compass Bank ABA # 113010547.

2.26.	“Plaintiffs’ Counsel Proof of Claim” means proof of claim numbers 17689 and 18255 filed by Plaintiffs’ Counsel.

2.27.	“Plan” means the Second Amended Joint Plan of Reorganization of Life Partners Holdings, Inc., et al. Pursuant to Chapter 11 of the Bankruptcy Code [Dkt. No. 1688, filed March 24, 2016], including the Plan Supplement and all exhibits,

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schedules, and attachments thereto, all as may be amended, supplemented, or otherwise modified.

2.28.	“Plan Effective Date” has the meaning of the Effective Date set forth in the Plan.

2.29.	“Position Holder Trust” has the meaning set forth in the Plan.

3.          STATEMENT OF FACTS

The Parties stipulate and agree to the following facts:

3.01.	LPI, LPHI, and MDL Plaintiffs are parties to the Litigation. LPI and the McDermott Plaintiffs are parties to the McDermott Litigation.

3.02.	Debtors, the Committee, and MDL Plaintiffs desire to settle the Litigation and any other potential claims among the Parties. LPI, the Committee, and the McDermott Plaintiffs desire to settle the McDermott Litigation.

3.03.	This Settlement Agreement does not settle and is not intended to settle, impact, or alter in any way the MDL Plaintiffs’ existing or potential claims against other defendants to the Litigation who are not a party to this Settlement Agreement, including but not limited to the Excluded Litigation Parties, other than to assign those claims to the Creditors’ Trust.

3.04.	On or about the dates indicated in the captions contained in ¶ 2.17 above, the MDL Plaintiffs filed the Litigation against LPI, LPHI, and the Excluded Litigation Parties. MDL Plaintiffs asserted claims against LPI, LPHI, and the Excluded Litigation Parties relating to the MDL Plaintiffs’ investment in LPI’s life settlement investments. The MDL Plaintiffs seek damages, including damages due to fraud, a rescission of their life settlement contracts, the return of all amounts invested, disgorgement, the return of dividends issued by LPHI to the other defendants, exemplary damages, and their costs, expenses, and interest. The MDL Plaintiffs represent and warrant that the Litigation includes all pending lawsuits by an MDL Plaintiff against the Debtors and/or the Excluded Litigation Parties.

3.05.	On or about September 9, 2013, the Texas Multi-District Litigation Panel consolidated many of the lawsuits in the Litigation in the Multi-District Litigation for pre-trial proceedings. Prior to the LPHI Petition Date, the Litigation and the McDermott Litigation had collectively reached relatively advanced stages of litigation. For example, some of the Litigation had proceeded through the discovery phase and was set for trial at the time LPHI filed its bankruptcy petition. In addition, a sanctions hearing was set in the Multi-District Litigation in January 2015 over a failure of the defendants to produce discovery. In the McDermott Litigation, the court had certified a class of all investors in the Gummelt Policy who had not already settled with LPI relating to that investment.

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Each member of that class is identified as a McDermott Plaintiff on Exhibit 4 to this Settlement Agreement. The sanctions hearing and trial in the Multi-District Litigation, along with the remaining Litigation and the McDermott Litigation, were stayed by the filing of the LPHI bankruptcy petition.

3.06.	On January 20, 2015, LPHI filed a voluntary petition for relief under chapter 11 of title 11 of the United States Code, thereby commencing its bankruptcy case captioned In re Life Partners Holdings, Inc., Case No. 15-40289-rfnll (the “LPHI Chapter 11 Case”). On March 13, 2015, the U.S. Trustee appointed Moran as the Chapter 11 Trustee in the LPHI Chapter 11 Case, and on March 19, 2015, the United States Bankruptcy Court for the Northern District of Texas (the “Bankruptcy Court”) affirmed Moran’s appointment.

3.07.	On May 19, 2015, the Subsidiary Debtors filed their respective voluntary petitions for relief under chapter 11 of the Bankruptcy Code, captioned In re Life Partners, Inc., Case No. 15-41995-rfnll and In re LPI Financial Services, Inc., No. 15-41996-rfnll, thereby initiating their bankruptcy cases in the Bankruptcy Court (the “Subsidiary Chapter 11 Cases”). On May 22, 2015, the Bankruptcy Court granted the Subsidiary Debtors’ request to jointly administer the LPHI Bankruptcy Case and the Subsidiary Chapter 11 Cases (collectively, the “Chapter 11 Cases”).

3.08.	Some of the MDL Plaintiffs are members of a proposed Ownership Settlement Subclass in the class adversary proceeding captioned Garner et al. v. Life Partners, Inc., Adversary No. 15-CV-04061-RFN (Bankr. N.D. Tex.) (consolidated with Arnold et al. v. Life Partners, Inc., Adversary No. 15-CV- 04064-RFN (Bankr. N.D. Tex.) on March 25, 2016). The proposed Ownership Settlement Subclass consists of “All persons or entities (including all IRAs and their respective individual owners and related IRA custodians) who purchased and hold, as of the Plan Effective Date, securities issued or sold by LPI (directly or in the name of any Original IRA Note Issuer) related to viatical settlements or life settlements, regardless of how the investments were denominated (whether as fractional interests in life insurance policies, promissory notes, or otherwise) and who are Current Position Holders under the Plan, regardless of whether or not a claim was filed by a class member. Excluded from the Ownership Settlement Subclass are LPI; all affiliated LPI companies or entities; Linda Robinson-Pardo; Paget Holdings Ltd.; and investors whose only investments relate to Pre-Petition Abandoned Interests under the Plan” (the “Ownership Settlement Subclass”). The MDL Plaintiffs who are also members of the Ownership Settlement Subclass recognize and agree that they will each be bound by the Class Action Settlement Agreement upon its final approval by the Court as provided for in the Class Action Settlement Agreement and its effective date.

3.09.	Some of the MDL Plaintiffs are members of a proposed Rescission Settlement Subclass in the class adversary proceeding captioned Garner et al. v. Life Partners, Inc., Adversary No. 15-CV-04061-RFN (Bankr. N.D. Tex.) (consolidated with Arnold et al. v. Life Partners, Inc., Adversary No. 15-CV-

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04064-RFN (Bankr. N.D. Tex.) on March 25, 2016). The proposed Rescission Settlement Subclass consists of “All persons or entities (including all IRAs and their respective individual owners and related IRA custodians) who purchased and hold, as of the Plan Effective Date, securities issued or sold by LPI (directly or in the name of any Original IRA Note Issuer) related to viatical settlements or life settlements, regardless of how the investments were denominated (whether as fractional interests in life insurance policies, promissory notes, or otherwise) and who are Current Position Holders under the Plan, regardless of whether or not a claim was filed by a class member. Excluded from the Rescission Settlement Subclass are LPI; all affiliated LPI companies or entities; Linda Robinson-Pardo; Paget Holdings Ltd.; investors whose only investments relate to Pre-Petition Abandoned Interests under the Plan; Qualified Plan Holders; and all persons and entities listed on Appendix A [of the Class Action Settlement Agreement]” (the “Rescission Settlement Subclass”) (collectively with the Ownership Settlement Subclass, the “Class Action Settlement Class”). The MDL Plaintiffs who are also members of the Rescission Settlement Subclass recognize and agree that they will each be bound by the Class Action Settlement Agreement upon its final approval by the Court as provided for in the Class Action Settlement Agreement and its effective date.

3.10.	MDL Plaintiffs who are not Current Position Holders are not included in the Class Action Settlement Class, the Ownership Settlement Subclass, or the Rescission Settlement Subclass.

3.11.	Bona fide claims, disputes, and controversies exist between the Parties, both as to the fact and extent of liability, if any, and as to the fact and extent of damages, if any, and by reason of such disputes and controversies, the Parties to this Settlement Agreement desire to settle all claims and causes of action of any kind whatsoever which the Parties have or may have in the future against each other, based upon, relating to, or arising from any events, facts, acts, or omissions related to (1) the MDL Plaintiffs’ investment in LPI’s life settlement investments that have occurred on or before the Plan Effective Date, except as otherwise expressly provided in this Settlement Agreement; and (2) the McDermott Plaintiffs’ investment in the Gummelt Policy, except as otherwise expressly provided in this Settlement Agreement. The Parties acknowledge that the agreed resolution of the Litigation and the McDermott Litigation according to this Settlement Agreement is not an admission of liability or wrongdoing on the part of the Debtors and is solely in order to avoid the cost, inconvenience, and burdens associated with contested litigation, and without admitting any fault or liability on any claim, desire to compromise and settle all matters between them.

4.          REPRESENTATIONS AND WARRANTIES

The following representations and warranties shall survive the execution of this Settlement Agreement and the completion of the settlement provided below.

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4.01.	Each Party to this Settlement Agreement warrants and represents that he, she, or it has the power and authority to enter into and execute this Settlement Agreement, and all other agreements and instruments to be executed by it as contemplated by this Settlement Agreement, and to carry out the transactions and perform its obligations provided for in this Settlement Agreement and in those other agreements and instruments, and that this Settlement Agreement and all documents delivered pursuant to this Settlement Agreement are valid, binding, and enforceable upon him or it.

4.02.	Each Party to this Settlement Agreement warrants and represents that no consent, approval, authorization or order of, and no notice to, or filing with any court, governmental authority, person or entity is required for the execution, delivery, and performance of this Settlement Agreement, other than approval by the Bankruptcy Court, which will be sought jointly by the Parties.

4.03.	Each Party to this Settlement Agreement warrants and represents that: (1) the Party on whose behalf it is executing this Settlement Agreement presently owns 100% of the claims or damages, if any, that it releases or assigns herein, and that no other person or entity not signing this Agreement has any rights of ownership or control to such claims or damages; (2) the Party on whose behalf it is executing this Settlement Agreement has, as of the Execution Date, not assigned or otherwise transferred to any person or entity who is not a Party to this Settlement Agreement any interest in the claims or damages, if any, released or assigned by this Settlement Agreement and will not do so except for in this Settlement Agreement; and (3) no person or entity other than the Party on whose behalf it is executing this Settlement Agreement is entitled to assert any claims or damages, if any, released or assigned herein on behalf of the Party on whose behalf it is executing this agreement.

5.          SETTLEMENT TERMS

In consideration of the agreements contained in this Settlement Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties to this Settlement Agreement, and in reliance upon the representations, warranties and covenants in this Settlement Agreement, the Parties have settled and compromised their claims and causes of action against each other as follows:

5.01.	LPI (and any successor entity) agrees not to sell or otherwise introduce into the market any securities unless those securities are (i) issued pursuant to the Plan or (ii) properly registered as securities with all appropriate federal and state regulatory bodies.

5.02.	As of the Plan Effective Date, Debtors waive any claims to beneficial ownership in the Fractional Interests held in the name of the MDL Plaintiffs that are entitled to treatment as Continuing Fractional Holders, by election or otherwise, as set forth in the Plan and subject to the terms and conditions set forth in the Plan; and

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5.03.	Subject to the terms and conditions set forth in the Plan, Debtors will provide each MDL Plaintiff who is a Current Position Holder, for each Fractional Position, except for those Fractional Positions where any Premium Advance included in a Pre-Petition Default Amount is owed and not paid by the Plan Effective Date, with the Elections described in Section 3.07(b)-(e) of the Plan for each Fractional Interest Holder and IRA Holder, respectively, which are summarized as follows: (i) be treated as a Continuing Position Holder with respect to their Fractional Position and be confirmed as the owner of a Fractional Interest or a New IRA Note, after making the related Continuing Position Holder Contribution (the “Continuing Position Holder Election”); (ii) contribute their Fractional Position to the Position Holder Trust and receive an interest in the Position Holder Trust or the IRA Partnership (the “Position Holder Trust Election”); or (iii) (for Rescission Settlement Subclass Members only) rescind their purchase of the Fractional Interest and receive an interest in the Creditors’ Trust (the “Creditors’ Trust Election”). In addition to the three election options listed above, IRA Holders will have a fourth option (the “Conversion Election”), which allows the individual taxpayer who owns an IRA Holder to take an IRA Note out of his or her IRA Holder and exchange it for the related Fractional Interest, to be registered as owned individually, outside of the IRA Holder in which case the individual owner will be deemed to have made a Continuing Holder Election to become a Continuing Position Holder under the Plan.

5.04.	The MDL Plaintiffs who are IRA Holders stipulate that there was never any transfer of ownership of any Fractional Interest or other interest in any Policy made to any Original IRA Note Issuers by them or on their behalf, nor any effective conveyance of any property to any of the Original IRA Note Issuers. The MDL Plaintiffs who are IRA Holders further stipulate that (i) any authority Brian Pardo had to act on their behalf or for their benefit, as Trustee of an IRA Note Issuer Trust or otherwise, is revoked effective as of the Plan Effective Date, (ii) the MDL Plaintiffs who are IRA Holders are not looking to Pardo to take, and he is not authorized to take, any actions on their behalf, as such a Trustee or in any capacity, and (iii) all claims and causes of action they have or that may be asserted on their behalf against Brian Pardo in any capacity are included in the Assigned Claims.

5.05.	In addition to the claim provided for in the Class Action Settlement Agreement, on the Plan Effective Date, each MDL Plaintiff who is a Current Position Holder shall receive an additional Allowed Claim in Class B4 in an amount equal to 25% of their Allowed Claim amount on LPI’s Bankruptcy Schedule F, for which the MDL Plaintiff will receive a corresponding interest in the Creditors’ Trust (the “Current Position Holder Additional Allowed Claim”). The proceeds of each Current Position Holder Additional Allowed Claim shall be paid directly to Plaintiffs’ Counsel’s IOLTA Account. This interest shall be in addition to any interest in the Creditors’ Trust granted under ¶¶ 5.06 and/or 5.07 of this Agreement.

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5.06.	Upon the Plan Effective Date, each MDL Plaintiff who is a Former Position Holder and is listed on Exhibit 3 to this Settlement Agreement shall receive an Allowed Claim in Class B4 in an amount equal to the amount listed on Exhibit 3 to this Settlement Agreement, for which the MDL Plaintiff will receive a corresponding interest in the Creditors’ Trust (the “Former Position Holder Allowed Claim”). The proceeds of each Former Position Holder Allowed Claim shall be paid directly to Plaintiffs’ Counsel’s IOLTA Account. This interest shall be in addition to any interest in the Creditors’ Trust granted under ¶¶ 5.05 and/or 5.07 of this Settlement Agreement.

5.07.	Upon the Plan Effective Date, each McDermott Plaintiff who is listed on Exhibit 4 to this Settlement Agreement shall receive an Allowed Claim in Class B4 in an amount equal to the amount listed on Exhibit 4 to this Settlement Agreement, for which the McDermott Plaintiff will receive a corresponding interest in the Creditors’ Trust (the “Gummelt Policy Allowed Claim”). The proceeds of each Gummelt Policy Allowed Claim shall be paid directly to Plaintiffs’ Counsel’s IOLTA Account. This interest shall be in addition to any interest in the Creditors’ Trust granted under ¶¶ 5.05 and/or 5.06 of this Settlement Agreement.

5.08.	Subject to Court approval and the occurrence of the Plan Effective Date, and in consideration of the post-petition efforts by Plaintiffs’ Counsel to facilitate this Settlement Agreement and the transfer of the Assigned Claims to the Creditors’ Trust, Plaintiffs’ Counsel shall be entitled to recover appropriate fees, not to exceed $50,000 (the “Agreed Fee”), from the Debtors. Plaintiffs’ Counsel agrees to make, and the Trustee, the Subsidiary Debtors, and the Committee agree not to oppose, an administrative fee application (the “Fee Application”) in the amount of the Agreed Fee. Plaintiffs’ Counsel further agrees to withdraw Plaintiffs’ Counsel Proof of Claim (proof of claim numbers 18255 and 17689). Subject to Court approval and the occurrence of the Plan Effective Date, the Debtors shall pay Plaintiffs’ Counsel such amounts of the Agreed Fee as are approved by the Court. Plaintiffs’ Counsel may have the right to recover its additional costs and attorneys’ fees from the MDL Plaintiffs under the agreements between the MDL Plaintiffs and Plaintiffs’ Counsel. Plaintiffs’ Counsel does not waive the right to seek a substantial contribution claim in the Bankruptcy Court.

5.09.	Upon the Plan Effective Date, the MDL Plaintiffs, and all of their current and former parents and subsidiaries, affiliates, partners, officers and directors, agents, employees, and any of their legal representatives (and the predecessors, heirs, executors, administrators, successors, purchasers, and assigns of each of the foregoing) (collectively, the “Assigning Parties”) assign all of their rights in any and all claims, damages, demands, suits, causes of action, obligations, remedies, debts, rights, and liabilities, whether known or unknown, liquidated or unliquidated, fixed or contingent, foreseen or unforeseen, matured or unmatured, whether class or individual, in law, equity, or otherwise, including claims for costs, fees, expenses, penalties, and attorneys’ fees, asserted by the Assigning Parties, or that could have been asserted by the Assigning Parties, or that the

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Assigning Parties have, may have, or are entitled to assert directly, representatively, derivatively, or in any other capacity, against the Debtors, Brian Pardo, Deborah Carr, Kurt Carr, R. Scott Peden, Linda Robinson a/k/a Linda Robinson-Pardo, Pardo Family Holdings, Ltd., Pardo Family Holdings US, LLC, Pardo Family Trust, Paget Holdings, Inc., Paget Holdings Ltd., Tad M. Ballantyne, Fred DeWald, Harold E. Rafuse, Life Settlement Exchange, LLC; Fred A. Cowley; Security Reserve Financial, Inc.; Gallagher Financial Group; Edward G. Burford Corporation; Sun Safety, Inc.; Faye Bagby; Ella Oliver d/b/a Investingmakesmesick.com; Wealthstone Financial; Falco Group, LLC; Mark McKay; Kainos Asset Management, LLC; Peyton Inge a/k/a H. Peyton Inge; Life Strategy Services, LLC; Ted Hasson; James Sundelius; Abundant Income, LLC; B G & S Management Consultants; BG & S Consultants; BG & S; Tim Harper; Brian Harper; American Safe Retirement, LLC; ASR Alternative Investments, LP; Joe Barkate dba MTLRC, LLC; Rich DePaolo; Alpha & Omega Global Risk Mgt., LP; AO Global, LLC; Petra World Wide, Inc.; Tolleson Investments, LLC; William M. Tolleson; Tolleson Holdings, LLC; Steadfast Endeavors, LLC; New Asset Advisors, LLC; Curtis M. Cole; New Asset Alternative, LLC; Lakeside Equity Partners, Inc.; Dewitt & Dunn, LLC; Frank W. Bice; The Retirement & Investment Council; Russell Hagan; all persons listed on Appendix A to the Class Settlement Agreement, and all other prior officers, directors, affiliates, associates, members, principals, partners, officers, directors, trustees, control persons, employees, agents, brokers, attorneys, shareholders, advisors, investment advisors, banks, IRA advisers, IRA brokers, IRA custodians, insurers, insiders, licensees, master licensees, and representatives of the Debtors, and any entities in which any of these persons or entities has a direct or indirect interest, and any other persons or entities against whom the Assigning Parties have a claim arising out of or relating to their investment with LPI or interest in the Debtors, arising out of or relating to any conduct, act, or omission of any of these persons or entities or otherwise related to the business of the Debtors from the beginning of the world until the Effective Date (collectively, the “Assigned Claims”), to the Creditors’ Trust. The Assigning Parties, as of the Plan Effective Date, transfer and assign all aspects of title to the Assigned Claims to the Creditors’ Trust, including but not limited to the right to bring suit on the Assigned Claims, recover any form of relief whatsoever on the Assigned Claims, including but not limited to money damages, and distribute funds to the creditors of the Debtors’ estates in accordance with the terms of the Plan. No further action on the part of the Assigning Parties is necessary to effectuate the assignment of the Assigned Claims set forth in this paragraph, and the Assigning Parties confirm that it is their present intent to retain no right or interest in the Assigned Claims. The Assigning Parties further acknowledge that after the Plan Effective Date the Creditors’ Trust has the exclusive legal right and power to prosecute, compromise, settle, assign, receive proceeds from, or otherwise control the Assigned Claims. The Assigning Parties represent that they have done nothing and will do nothing in the future to impair, release, compromise, waive, or relinquish the Assigned Claims, to defend or take the position that the Assigned Claims were released or do not belong to the Creditors’ Trust, or to assist any

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person in defending any of the Assigned Claims or arguing that the Assigned Claims do not belong to the Creditors’ Trust. The Assigned Claims include, but are not limited to, the claims asserted by the MDL Plaintiffs in the Litigation defined in ¶ 2.17. Nothing in this paragraph shall affect the MDL Plaintiffs’ right to recover under the terms of the Class Action Settlement Agreement or the Plan.

5.10.	To the extent not assigned in ¶ 5.09 of this Agreement or in the Class Action Settlement Agreement, the MDL Plaintiffs and their respective partners, their parent entities, subsidiaries, affiliates, directors, shareholders, officers, agents, employees, servants, representatives, attorneys, successors, predecessors, and assigns (the “MDL Releasing Parties”), shall be deemed to have conclusively, absolutely, unconditionally, irrevocably, and forever, released, waived, and discharged the claims against the Debtors asserted in the Litigation, or that could have been asserted as part of the Litigation (collectively, the “MDL Released Claims’’), provided that nothing herein shall be deemed to release the Assigned Claims, as defined and referenced in paragraph 5.09 or the right to seek enforcement by specific performance of (or damages for the breach of) this Settlement Agreement. After the Plan Effective Date, the MDL Releasing Parties shall not seek, and are hereafter barred and enjoined from seeking, to recover from the Debtors based in whole or in part upon any of the MDL Released Claims or conduct at issue in the MDL Released Claims. Nothing in this paragraph shall affect the MDL Plaintiffs’ right to recover under the terms of the Class Action Settlement Agreement or the Plan.

5.11.	The McDermott Plaintiffs and their respective partners, their parent entities, subsidiaries, affiliates, directors, shareholders, officers, agents, employees, servants, representatives, attorneys, successors, predecessors, and assigns (the “McDermott Releasing Parties”), shall be deemed to have conclusively, absolutely, unconditionally, irrevocably, and forever, released, waived, and discharged the claims against the Debtors arising out of or relating to their investment in the Gummelt Policy, including but not limited to the claims asserted in the McDermott Litigation (collectively, the “McDermott Released Claims”), provided that nothing herein shall be deemed to release the right to seek enforcement by specific performance of (or damages for the breach of) this Settlement Agreement. After the Plan Effective Date, the McDermott Releasing Parties shall not seek, and are hereafter barred and enjoined from seeking, to recover from the Debtors based in whole or in part upon any of the McDermott Released Claims or conduct at issue in the McDermott Released Claims. Nothing in this paragraph shall affect the McDermott Plaintiffs’ right to recover under the terms of the Class Action Settlement Agreement or the Plan.

5.12.	The Parties shall file a joint motion pursuant to Section 105(a) of the Bankruptcy Code and Federal Rule of Bankruptcy Procedure 9019 requesting court approval of this Settlement Agreement. If the Bankruptcy Court refuses to approve this Settlement Agreement, then this Settlement Agreement will not take effect and will become null and void for all purposes, and the Parties will be restored to their respective positions in the Litigation and the McDermott Litigation as of the

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Execution Date. In that event, this Settlement Agreement, and representations made in conjunction with it, may not be used in the Litigation or the McDermott Litigation or otherwise for any purpose. The Parties expressly reserve all rights if the Settlement Agreement does not become effective or if it is rescinded.

5.13.	The Parties agree to cooperate in executing any and all supplementary documents and to take all additional actions that may be reasonably necessary or appropriate to give full force and effect to the terms and intent of this Settlement Agreement.

5.14.	The Parties agree that, except as provided herein, each Party shall bear its own costs and attorneys’ fees incurred in connection with the Litigation and the McDermott Litigation and the negotiation, drafting, and execution of this Settlement Agreement.

5.15.	If the Bankruptcy Court does not approve this Settlement Agreement under Federal Rule of Bankruptcy Procedure 9019; if the Bankruptcy Court’s approval of this Settlement Agreement is modified or set aside on appeal; if the Bankruptcy Court does not enter an order confirming the Plan; or if the Bankruptcy Court’s order confirming the Plan is modified, reversed, or vacated on appeal, then the Party or Parties adversely affected by or who opposed such refusal, modification, vacation, or appeal shall each, in their sole discretion, have the option to rescind this Settlement Agreement in its entirety by written notice to the Bankruptcy Court and to counsel for the other Parties that is filed and served within ten (10) days of the event triggering the right to rescind.

5.16.	If the Settlement Agreement is rescinded in accordance with its terms, is not approved by the Bankruptcy Court, or otherwise fails to become effective in accordance with its terms, then this Settlement Agreement will not take effect and will become null and void for all purposes, and the Parties will be restored to their respective positions in the Litigation and the McDermott Litigation as of the Execution Date of this Agreement. In that event, this Settlement Agreement, and representations made in conjunction with it, may not be used in the Litigation or the McDermott Litigation, or otherwise for any purpose. The Parties expressly reserve all rights if the Settlement Agreement does not become effective or if it is rescinded.

5.17.	Plaintiffs’ Counsel agrees to reasonably cooperate with a designee of the Trustee or his successor, the Creditor’s Trustee, or their counsel, free of any charge, to provide information relevant to pursuing the Assigned Claims, securing documents requested from MDL Plaintiffs, providing work product from the Litigation relevant to the Creditors’ Trust’s prosecution of the Assigned Claims or other litigation to benefit the bankruptcy estates, and consulting with a designee of the Trustee or his successor, the Creditor’s Trustee, or their counsel on the discovery and events from the Litigation and the McDermott Litigation, up to twenty (20) hours of attorney time, including travel time. Provided, however, that Plaintiffs’ Counsel shall not be required to provide requested cooperation if Plaintiffs’ Counsel reasonably believes providing such cooperation is unlawful or

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would result in Plaintiffs’ Counsel violating any ethical rule governing the practice of law.

5.18.	The Parties agree that, in the event of a conflict between the terms of this Settlement Agreement and the terms of the Plan, the terms of the Plan shall control; provided, however, that the terms of the Plan may not materially change to be inconsistent with this Settlement Agreement without the written consent of Plaintiffs’ Counsel.

5.19.	For any action brought regarding the breach, enforcement, or interpretation of this Settlement Agreement, the Parties agree that (a) the exclusive and sole venue shall be the Bankruptcy Court, (b) each Party hereby consents to the exercise of personal and subject-matter jurisdiction by the Bankruptcy Court in any such action, and (c) THE PARTIES HEREBY UNCONDITIONALLY WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY AND ALL CLAIMS OR CAUSES OF ACTION ARISING FROM OR RELATING TO ENFORCEMENT OF THIS SETTLEMENT AGREEMENT. PARTIES ACKNOWLEDGE THAT A RIGHT TO A JURY IS A CONSTITUTIONAL RIGHT, THAT THEY HAVE HAD AN OPPORTUNITY TO CONSULT WITH INDEPENDENT COUNSEL, AND THAT THIS JURY WAIVER HAS BEEN ENTERED INTO KNOWINGLY AND VOLUNTARILY BY ALL PARTIES TO THIS AGREEMENT. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

5.20.	This Settlement Agreement shall be governed and construed in accordance with laws of the State of Texas, except that any conflict of law rule of that jurisdiction that may require reference to the laws of some other jurisdiction shall be disregarded.

5.21.	This Settlement Agreement has been prepared by the joint efforts of the respective attorneys for each of the Parties.

5.22.	Headings, section numbers, and section titles have been set forth herein for convenience only; they shall not be construed to limit or extend the meaning or interpretation of any part of this release.

5.23.	If any provision of this Settlement Agreement is or may be held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall nevertheless survive and continue in full force and effect to effectuate the intent of this Settlement Agreement without being impaired or invalidated in any way.

5.24.	None of the Parties to this Settlement Agreement has expressed any facts, representations, or express or implied warranties, except as expressly contained in this Settlement Agreement.

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5.25.	Each signatory to this Settlement Agreement has full authority to execute this document on behalf of the stated Party. This Settlement Agreement shall continue perpetually and shall be binding upon the Parties and their heirs, successors, and assigns and shall inure to the benefit of the Parties and their heirs, successors, and assigns.

5.26.	This Settlement Agreement represents the entire agreement of the Parties and supersedes all prior written or oral agreements, and the terms are contractual and not mere recitals.

5.27.	This Settlement Agreement may not be amended, altered, modified or changed in any way except in writing signed by all the Parties to this Settlement Agreement.

5.28.	THE PARTIES EXPRESSLY WARRANT THAT THEY HAVE CAREFULLY READ THIS SETTLEMENT AGREEMENT, UNDERSTAND ITS CONTENTS, AND SIGN THIS SETTLEMENT AGREEMENT AS THEIR OWN FREE ACT. THE PARTIES EXPRESSLY WARRANT THAT NO PROMISE OR AGREEMENT WHICH IS NOT HEREIN EXPRESSED HAS BEEN MADE TO THEM IN EXECUTING THIS SETTLEMENT AGREEMENT, AND THAT NONE OF THE PARTIES IS RELYING UPON ANY STATEMENT OR REPRESENTATION OF ANY AGENT OF THE PARTIES BEING RELEASED HEREBY. EACH OF THE PARTIES IS RELYING ON THEIR OWN JUDGMENT AND EACH HAS BEEN REPRESENTED BY LEGAL COUNSEL IN THIS MATTER. THE AFORESAID LEGAL COUNSEL HAVE READ AND EXPLAINED TO THE PARTIES THE ENTIRE CONTENTS OF THIS SETTLEMENT AGREEMENT IN FULL, AS WELL AS THE LEGAL CONSEQUENCES OF THIS SETTLEMENT AGREEMENT.

5.29.	This Settlement Agreement may be executed in multiple counterparts or copies and/or on separated signature pages and/or by facsimile transmission, any or all of which when taken together shall be deemed an original for all purposes. The Parties agree that this Settlement Agreement is not binding and enforceable upon any Party until all Parties have executed it.

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COMPROMISE SETTLEMENT AGREEMENT—Page 14 of 60

LIFE PARTNERS HOLDINGS, INC.

LIFE PARTNERS, INC.

Date: ________________ By: ________________
H. Thomas Moran II, Sole Director of Life Partners, Inc.

LPI FINANCIAL SERVICES, INC.

Date: ________________ By: ________________
H. Thomas Moran II, Sole Director of LPI Financial Services, Inc.

MDL PLAINTIFFS' COUNSEL

Date: ________________ By: ________________
James Craig Orr

JAMES ALLEN, JR.

Date: ________________ ________________

SANDRA ARMSTRONG

Date: ________________ ________________

LINA GRACE ASSAAD UGMA

Date: ________________ By: ________________
Glenda Cooper, as Custodian

COMPROMISE SETTLEMENT AGREEMENT—Page 15 of 59

LIFE PARTNERS HOLDINGS, INC.

LIFE PARTNERS, INC.

Date: ________________ By: ________________________
H. Thomas Moran II, Sole Director of Life Partners, Inc.

LPI FINANCIAL SERVICES, INC.

Date: ________________ By: ________________________
H. Thomas Moran II, Sole Director of LPI Financial Services, Inc.

MDL PLAINTIFFS' COUNSEL

Date: 6/7/2016 By: [signature]
James Craig Orr

JAMES ALLEN, JR.

Date: 4-5-16 James Allen Jr.

SANDRA ARMSTRONG

Date: ________________ ________________________

LINA GRACE ASSAAD UGMA

Date: ________________ By: ________________________
Glenda Cooper, as Custodian

COMPROMISE SETTLEMENT AGREEMENT—Page 14 of 58

LIFE PARTNERS HOLDINGS, INC.

LIFE PARTNERS, INC.

Date: ________________ By: ________________________________
H. Thomas Moran II, Sole Director of Life Partners, Inc.

LPI FINANCIAL SERVICES, INC.

Date: ________________ By: ________________________________
H. Thomas Moran II, Sole Director of LPI Financial Services, Inc.

MDL PLAINTIFFS' COUNSEL

Date: ________________ By: ________________________________
James Craig Orr

JAMES ALLEN, JR.

Date: ________________ ________________________________

SANDRA ARMSTRONG

Date: 4-8-2016 Sandra Armstrong

LINA GRACE ASSAAD UGMA

Date: ________________ By: ________________________________
Glenda Cooper, as Custodian

COMPROMISE SETTLEMENT AGREEMENT—Page 14 of 58

LIFE PARTNERS HOLDINGS, INC.

LIFE PARTNERS, INC.

Date: ________________ By: ________________________
H. Thomas Moran II, Sole Director of Life Partners, Inc.

LPI FINANCIAL SERVICES, INC.

Date: ________________ By: ________________________
H. Thomas Moran II, Sole Director of LPI Financial Services, Inc.

MDL PLAINTIFFS' COUNSEL

Date: ________________ By: ________________________
James Craig Orr

JAMES ALLEN, JR.

Date: ________________ ________________________

SANDRA ARMSTRONG

Date: ________________ ________________________

LINA GRACE ASSAAD UGMA

Date: April 24, 2016 By: Glenda Cooper
Glenda Cooper, as Custodian

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SAMUEL MARK ASSAAD UGMA

Date: April 24, 2016

By: Glenda Cooper
Glenda Cooper, as Custodian

JOSEPH BABB

Date: ______________ ______________________________

LOUIS BALADY

Date: ______________ ______________________________

JOY C. BARBARIN

Date: ______________ ______________________________

CHRISTOPHER BEAL

Date: ______________ ______________________________

ALANA BINGIEL

Date: ______________ ______________________________

JOSEPH BINGIEL

Date: ______________ ______________________________

DANNY BIRTCHER

Date: ______________ ______________________________

COMPROMISE SETTLEMENT AGREEMENT—Page 15 of 58

SAMUEL MARK ASSAAD UGMA

Date: ______________ By: ______________________________
Glenda Cooper, as Custodian

JOSEPH BABB

Date: May 5, 2016 Joseph Babb

LOUIS BALADY

Date: ______________ ______________________________

JOY C. BARBARIN

Date: ______________ ______________________________

CHRISTOPHER BEAL

Date: ______________ ______________________________

ALANA BINGIEL

Date: ______________ ______________________________

JOSEPH BINGIEL

Date: ______________ ______________________________

DANNY BIRTCHER

Date: ______________ ______________________________

COMPROMISE SETTLEMENT AGREEMENT—Page 15 of 58

SAMUEL MARK ASSAAD UGMA

Date: ______________ By: ______________________
Glenda Cooper, as Custodian

JOSEPH BABB

Date: ______________ ______________________

LOUIS BALADY

Date: 4/6/16 ______________________

JOY C. BARBARIN

Date: ______________ ______________________

CHRISTOPHER BEAL

Date: ______________ ______________________

ALANA BINGIEL

Date: ______________ ______________________

JOSEPH BINGIEL

Date: ______________ ______________________

DANNY BIRTCHER

Date: ______________ ______________________

COMPROMISE SETTLEMENT AGREEMENT—Page 15 of 58

SAMUEL MARK ASSAAD UGMA

Date: ____________ By: ______________________
Glenda Cooper, as Custodian

JOSEPH BABB

Date: ____________ ______________________

LOUIS BALADY

Date: 04|21|2016 Joy C. Barbarin

JOY C. BARBARIN

Date: ____________ ______________________

CHRISTOPHER BEAL

Date: ____________ ______________________

ALANA BINGIEL

Date: ____________ ______________________

JOSEPH BINGIEL

Date: ____________ ______________________

DANNY BIRTCHER

Date: ____________ ______________________

COMPROMISE SETTLEMENT AGREEMENT—Page 15 of 58

SAMUEL MARK ASSAAD UGMA

Date: ____________ By: ______________________
Glenda Cooper, as Custodian

JOSEPH BABB

Date: ____________ ______________________

LOUIS BALADY

Date: ____________ ______________________

JOY C. BARBARIN

Date: 4-5-16 ______________________

CHRISTOPHER BEAL

Date: ____________ ______________________

ALANA BINGIEL

Date: ____________ ______________________

JOSEPH BINGIEL

Date: ____________ ______________________

DANNY BIRTCHER

Date: ____________ ______________________

COMPROMISE SETTLEMENT AGREEMENT—Page 15 of 58

SAMUEL MARK ASSAAD UGMA

Date: ____________ By: ______________________
Glenda Cooper, as Custodian

JOSEPH BABB

Date: ____________ ______________________

LOUIS BALADY

Date: ____________ ______________________

JOY C. BARBARIN

Date: ____________ ______________________

CHRISTOPHER BEAL

Date: ____________ ______________________

ALANA BINGIEL

Date: 4/14/16 ______________________

JOSEPH BINGIEL

Date: 4-14-16 ______________________

DANNY BIRTCHER

Date: ____________ ______________________

COMPROMISE SETTLEMENT AGREEMENT—Page 15 of 58

SAMUEL MARK ASSAAD UGMA

Date: ______________ By: ______________________________
Glenda Cooper, as Custodian

JOSEPH BABB

Date: ______________ ______________________________

LOUIS BALADY

Date: ______________ ______________________________

JOY C. BARBARIN

Date: ______________ ______________________________

CHRISTOPHER BEAL

Date: ______________ ______________________________

ALANA BINGIEL

Date: ______________ ______________________________

JOSEPH BINGIEL

Date: ______________ ______________________________

DANNY BIRTCHER

Date: 4-6-16 Danny Birtcher

COMPROMISE SETTLEMENT AGREEMENT—Page 15 of 58

HURSHEL DWAYNE BLACKWELL

Date: 4/10/2016 Hurshel Dwayne Blackwell

PATRICIA BLACKWELL

Date: 4/10/2016 Patricia Blackwell

MATTHEW BRODERICK

Date: ______________ ______________________________

EMILY BROWN

Date: ______________ ______________________________

JIMMIE BYRAM

Date: ______________ ______________________________

NANCY CAREY

Date: ______________ ______________________________

ROBERT CAREY

Date: ______________ ______________________________

COMPROMISE SETTLEMENT AGREEMENT—Page 16 of 58

HURSHEL DWAYNE BLACKWELL

Date: ______________ ______________________________

PATRICIA BLACKWELL

Date: ______________ ______________________________

MATTHEW BRODERICK

Date: 4-5-16 ______________________________

EMILY BROWN

Date: ______________ ______________________________

JIMMIE BYRAM

Date: ______________ ______________________________

NANCY CAREY

Date: ______________ ______________________________

ROBERT CAREY

Date: ______________ ______________________________

COMPROMISE SETTLEMENT AGREEMENT—Page 16 of 58

HURSHEL DWAYNE BLACKWELL

Date: ____________ ______________________________

PATRICIA BLACKWELL

Date: ____________ ______________________________

MATTHEW BRODERICK

Date: ____________ ______________________________

EMILY BROWN

Date: 4-7-16 Emily Brown

JIMMIE BYRAM

Date: ____________ ______________________________

NANCY CAREY

Date: ____________ ______________________________

ROBERT CAREY

COMPROMISE SETTLEMENT AGREEMENT—Page 16 of 58

HURSHEL DWAYNE BLACKWELL

Date: ______________ ______________________________

PATRICIA BLACKWELL

Date: ______________ ______________________________

MATTHEW BRODERICK

Date: ______________ ______________________________

EMILY BROWN

Date: ______________ ______________________________

JIMMIE BYRAM

Date: 04-10-16 Jimmie Byram

NANCY CAREY

Date: ______________ ______________________________

ROBERT CAREY

Date: ______________ ______________________________

COMPROMISE SETTLEMENT AGREEMENT—Page 16 of 58

HURSHEL DWAYNE BLACKWELL

Date: ____________ ______________________________

PATRICIA BLACKWELL

Date: ____________ ______________________________

MATTHEW BRODERICK

Date: ____________ ______________________________

EMILY BROWN

Date: ____________ ______________________________

JIMMIE BYRAM

Date: ____________ ______________________________

NANCY CAREY

Date: 5-9-16 Nancy Carey

ROBERT CAREY

Date: 5-9-16 Rob Carey

COMPROMISE SETTLEMENT AGREEMENT—Page 16 of 58

BARBARA CARPENTER

Date: 4-7-16 Barbara Carpenter

MICHAEL CARPENTER

Date: 4-7-16 Michael Carpenter

RITA CHAPMAN

Date: ______________ ______________________________

JOHN D. CHIDESTER

Date: ______________ ______________________________

MARY JANE COFFEY

Date: ______________ ______________________________

BRUCE COLLINS

Date: ______________ ______________________________

DEBORAH COLLINS

Date: ______________ ______________________________

JAMES COLVIN

Date: ______________ ______________________________

COMPROMISE SETTLEMENT AGREEMENT—Page 17 of 58

BARBARA CARPENTER

Date: ________________ ______________________________

MICHAEL CARPENTER

Date: ________________ ______________________________

RITA CHAPMAN

Date: Apr. 6, 2016 Rita Chapman

JOHN D. CHIDESTER

Date: ________________ ______________________________

MARY JANE COFFEY

Date: ________________ ______________________________

BRUCE COLLINS

Date: ________________ ______________________________

DEBORAH COLLINS

Date: ________________ ______________________________

JAMES COLVIN

Date: ________________ ______________________________

COMPROMISE SETTLEMENT AGREEMENT—Page 17 of 58

BARBARA CARPENTER

Date: ______________ ______________________________

MICHAEL CARPENTER

Date: ______________ ______________________________

RITA CHAPMAN

Date: ______________ ______________________________

JOHN D. CHIDESTER

Date: 4-5-16 John D. Chidester

MARY JANE COFFEY

Date: ______________ ______________________________

BRUCE COLLINS

Date: ______________ ______________________________

DEBORAH COLLINS

Date: ______________ ______________________________

JAMES COLVIN

Date: ______________ ______________________________

COMPROMISE SETTLEMENT AGREEMENT—Page 17 of 58

BARBARA CARPENTER

Date: ______________ ______________________________

MICHAEL CARPENTER

Date: ______________ ______________________________

RITA CHAPMAN

Date: ______________ ______________________________

JOHN D. CHIDESTER

Date: ______________ ______________________________

M. ~~MARY~~ JANE COFFEY

Date: ______________ M. Jane Coffey 04/12/2016

BRUCE COLLINS

Date: ______________ ______________________________

DEBORAH COLLINS

Date: ______________ ______________________________

JAMES COLVIN

Date: ______________ ______________________________

COMPROMISE SETTLEMENT AGREEMENT—Page 17 of 58

BARBARA CARPENTER

Date: ____________ ______________________________

MICHAEL CARPENTER

Date: ____________ ______________________________

RITA CHAPMAN

Date: ____________ ______________________________

JOHN D. CHIDESTER

Date: ____________ ______________________________

MARY JANE COFFEY

Date: ____________ ______________________________

BRUCE COLLINS

Date: 5/10/2016 [signature]

DEBORAH COLLINS

Date: 5/10/2016 [signature]

JAMES COLVIN

Date: ____________ ______________________________

COMPROMISE SETTLEMENT AGREEMENT—Page 17 of 58

BARBARA CARPENTER

Date: ________________ ________________________________

MICHAEL CARPENTER

Date: ________________ ________________________________

RITA CHAPMAN

Date: ________________ ________________________________

JOHN D. CHIDESTER

Date: ________________ ________________________________

MARY JANE COFFEY

Date: ________________ ________________________________

BRUCE COLLINS

Date: ________________ ________________________________

DEBORAH COLLINS

Date: ________________ ________________________________

JAMES COLVIN

Date: 4/6/2016 James Colvin

COMPROMISE SETTLEMENT AGREEMENT—Page 17 of 58

GARY CONRAD

Date: ______________ ______________________________

CHARLES JOSEPH CONTELLA

Date: 4-6-2016 ______________________________

GLENDA COOPER

Date: ______________ ______________________________

THOMAS COOPER

Date: ______________ ______________________________

BILL COTTEN

Date: ______________ ______________________________

NANCY COTTEN

Date: ______________ ______________________________

GLENDA CUMBEST, OBO JOSEPH B. CUMBEST, SR., DECEASED

Date: ______________ ______________________________

COMPROMISE SETTLEMENT AGREEMENT—Page 18 of 58

GARY CONRAD

Date: __________ ____________________

CHARLES JOSEPH CONTELLA

Date: __________ ____________________

GLENDA COOPER

Date: April 24, 2016 Glenda Cooper

THOMAS COOPER

Date: __________ ____________________

BILL COTTEN

Date: __________ ____________________

NANCY COTTEN

Date: __________ ____________________

GLENDA CUMBEST, OBO JOSEPH B. CUMBEST, SR., DECEASED

Date: __________ ____________________

COMPROMISE SETTLEMENT AGREEMENT—Page 18 of 58

GARY CONRAD

Date: ______________ ______________________________

CHARLES JOSEPH CONTELLA

Date: ______________ ______________________________

GLENDA COOPER

Date: ______________ ______________________________

THOMAS COOPER

Date: ______________ ______________________________

BILL COTTEN

Date: ______________ ______________________________

NANCY COTTEN

Date: ______________ ______________________________

GLENDA CUMBEST, OBO JOSEPH B. CUMBEST, SR., DECEASED

Date: ______________ ______________________________

COMPROMISE SETTLEMENT AGREEMENT—Page 18 of 58

Case 15-40289-rfn11 Doc 2500-10 Filed 06/22/16 Entered 06/22/16 01:39:28 Page 41 of 100
Case 15-40289-rfn11 Doc 2364-5 Filed 06/07/16 Entered 06/07/16 18:58:50 Page 17 of 41
Apr 13 16 11:47a Nancy Cotten 817-441-8494 p.2

GARY CONRAD

Date: ______________ ______________________________

CHARLES JOSEPH CONTELLA

Date: ______________ ______________________________

GLENDA COOPER

Date: ______________ ______________________________

THOMAS COOPER

Date: ______________ ______________________________

BILL COTTEN

Date: 4/12/16 Bill Cotten

NANCY COTTEN

Date: 4/12/16 Nancy Cotten

GLENDA CUMBEST, OBO JOSEPH B. CUMBEST, SR., DECEASED

Date: ______________ ______________________________

COMPROMISE SETTLEMENT AGREEMENT—Page 18 of 58

2331 W. Northwest Hwy., 2nd Floor Dallas, TX 75220 Phone: 214.526.7900 Fax: 214.526.7910 Toll-Free: 877.308.7900

GARY CONRAD

Date: ______________ ______________________________

CHARLES JOSEPH CONTELLA

Date: ______________ ______________________________

GLENDA COOPER

Date: ______________ ______________________________

THOMAS COOPER

Date: ______________ ______________________________

BILL COTTEN

Date: ______________ ______________________________

NANCY COTTEN

Date: ______________ ______________________________

GLENDA CUMBEST, OBO JOSEPH B. CUMBEST, SR., DECEASED

Date: 4-05-16 Glenda Cumbest

COMPROMISE SETTLEMENT AGREEMENT—Page 18 of 58

LUCINDA CUMMINGS

Date: 5-11-2016 Lucinda Cummings

TERRY CUMMINGS

Date: 5-11-2016 Terry Cummings

SANDRA DEMARS, OBO LARRY EUGEN DEMARS, DECEASED

Date: ______________ ______________________________

GERALD DINSMORE

Date: ______________ ______________________________

SHERRA DIRKS

Date: ______________ ______________________________

PAUL DOUMA

Date: ______________ ______________________________

THOMAS DUKET

Date: ______________ ______________________________

COMPROMISE SETTLEMENT AGREEMENT—Page 19 of 58

LUCINDA CUMMINGS

Date: ______________ ________________________________

TERRY CUMMINGS

Date: ______________ ________________________________

SANDRA DEMARS, OBO LARRY EUGEN DEMARS, DECEASED

Date: ______________ Sandra DeMars, OBO Larry E. DeMars DECEASED

GERALD DINSMORE

Date: ______________ ________________________________

SHERRA DIRKS

Date: ______________ ________________________________

PAUL DOUMA

Date: ______________ ________________________________

THOMAS DUKET

Date: ______________ ________________________________

COMPROMISE SETTLEMENT AGREEMENT—Page 19 of 58

LUCINDA CUMMINGS

Date: ____________ ______________________________

TERRY CUMMINGS

Date: ____________ ______________________________

SANDRA DEMARS, OBO LARRY EUGEN DEMARS, DECEASED

Date: ____________ ______________________________

GERALD DINSMORE

Date: 4-5-16 ______________________________

SHERRA DIRKS

Date: ____________ ______________________________

PAUL DOUMA

Date: ____________ ______________________________

THOMAS DUKET

Date: ____________ ______________________________

COMPROMISE SETTLEMENT AGREEMENT—Page 19 of 58

LUCINDA CUMMINGS

Date: ______________ ________________________________

TERRY CUMMINGS

Date: ______________ ________________________________

SANDRA DEMARS, OBO LARRY EUGEN DEMARS, DECEASED

Date: ______________ ________________________________

GERALD DINSMORE

Date: ______________ ________________________________

SHERRA DIRKS

Date: 4/7/2016 ________________________________

PAUL DOUMA

Date: ______________ ________________________________

THOMAS DUKET

Date: ______________ ________________________________

COMPROMISE SETTLEMENT AGREEMENT—Page 19 of 58

LUCINDA CUMMINGS

Date: ____________ ______________________________

TERRY CUMMINGS

Date: ____________ ______________________________

SANDRA DEMARS, OBO LARRY EUGEN DEMARS, DECEASED

Date: ____________ ______________________________

GERALD DINSMORE

Date: ____________ ______________________________

SHERRA DIRKS

Date: ____________ ______________________________

PAUL DOUMA

Date: 4-5-16 [signature]

THOMAS DUKET

Date: ____________ ______________________________

COMPROMISE SETTLEMENT AGREEMENT—Page 19 of 58

LUCINDA CUMMINGS

Date: ____________ ______________________________

TERRY CUMMINGS

Date: ____________ ______________________________

SANDRA DEMARS, OBO LARRY EUGEN DEMARS, DECEASED

Date: ____________ ______________________________

GERALD DINSMORE

Date: ____________ ______________________________

SHERRA DIRKS

Date: ____________ ______________________________

PAUL DOUMA

Date: ____________ ______________________________

THOMAS DUKET

Date: 4-5-2016 [signature]

COMPROMISE SETTLEMENT AGREEMENT—Page 19 of 58

DARYL ECCLES

Date: 4/6/2016 Daryl Eccles

STEPHEN ECCLES

Date: 4/6/2016 Stephen Eccles

DONNA EVANS

Date: ______________ ______________________________

ROBERT EVANS

Date: ______________ ______________________________

ELAINE M. FALVO

Date: ______________ ______________________________

LOUIS FALVO, III

Date: ______________ ______________________________

WARREN FISHER

Date: ______________ ______________________________

COMPROMISE SETTLEMENT AGREEMENT—Page 20 of 58

Case 15-40289-rfn11 Doc 2500-10 Filed 06/22/16 Entered 06/22/16 01:39:28 Page 50 of 100
Case 15-40289-rfn11 Doc 2364-5 Filed 06/07/16 Entered 06/07/16 18:58:50 Page 26 of 41
MAY-14-2016 SAT 02:51 PM THE GATEWAY FAX:8584871615 P.001

Attn: Jessie Foss H,O & P Fax # (214) 237-9002

DARYL ECCLES

Date: ______________ ______________________________

STEPHEN ECCLES

Date: ______________ ______________________________

DONNA EVANS

Date: May 14, 2016 [signature]

ROBERT EVANS

Date: ______________ ______________________________

ELAINE M. FALVO

Date: ______________ ______________________________

LOUIS FALVO, III

Date: ______________ ______________________________

WARREN FISHER

Date: ______________ ______________________________

COMPROMISE SETTLEMENT AGREEMENT Page 26 of 53

2331 W. Northwest Hwy., 2nd Floor Dallas, TX 75220 Phone: 214.526.7900 Fax: 214.526.7910 Toll-Free: 877.308.7900

DARYL ECCLES

Date: ____________ ______________________________

STEPHEN ECCLES

Date: ____________ ______________________________

DONNA EVANS

Date: ____________ ______________________________

ROBERT EVANS

Date: 4/5/2016 Robert Evans

ELAINE M. FALVO

Date: ____________ ______________________________

LOUIS FALVO, III

Date: ____________ ______________________________

WARREN FISHER

Date: ____________ ______________________________

COMPROMISE SETTLEMENT AGREEMENT—Page 20 of 58

2331 W. Northwest Hwy., 2nd Floor Dallas, TX 75220 Phone: 214.526.7900 Fax: 214.526.7910 Toll-Free: 877.308.7900

DARYL ECCLES

Date: ______________ ______________________________

STEPHEN ECCLES

Date: ______________ ______________________________

DONNA EVANS

Date: ______________ ______________________________

ROBERT EVANS

Date: ______________ ______________________________

ELAINE M. FALVO

Date: 4-09-16 Elaine M Falvo

LOUIS FALVO, III

Date: ______________ ______________________________

WARREN FISHER

Date: ______________ ______________________________

COMPROMISE SETTLEMENT AGREEMENT—Page 20 of 58

DARYL ECCLES

Date: ______________ ______________________________

STEPHEN ECCLES

Date: ______________ ______________________________

DONNA EVANS

Date: ______________ ______________________________

ROBERT EVANS

Date: ______________ ______________________________

ELAINE M. FALVO

Date: ______________ ______________________________

LOUIS FALVO, III

Date: 4-5-16 ______________________________

WARREN FISHER

Date: ______________ ______________________________

COMPROMISE SETTLEMENT AGREEMENT—Page 20 of 58

DARYL ECCLES

Date: ____________ ______________________________

STEPHEN ECCLES

Date: ____________ ______________________________

DONNA EVANS

Date: ____________ ______________________________

ROBERT EVANS

Date: ____________ ______________________________

ELAINE M. FALVO

Date: ____________ ______________________________

LOUIS FALVO, III

Date: ____________ ______________________________

WARREN FISHER

Date: 4/20/16 Warren C Fisher

COMPROMISE SETTLEMENT AGREEMENT—Page 20 of 58

HENRY FUNKE

Date: 4-5-16 Henry Funke

DIANA FUNKE

Date: 4-5-16 Diana Funke

PAMELA GALLINA

Date: ______________ ______________________________

JOEL GARTENBERG

Date: ______________ ______________________________

CAROLYN GILLESPIE

Date: ______________ ______________________________

JANET GOLDSTEIN

Date: ______________ ______________________________

H. DON GUION, DDS

Date: ______________ ______________________________

DOUGLAS HALMAN

Date: ______________ ______________________________

COMPROMISE SETTLEMENT AGREEMENT—Page 21 of 58

HENRY FUNKE

Date: ______________ ______________________________

DIANA FUNKE

Date: ______________ ______________________________

PAMELA GALLINA

Date: 5/5/16 ______________________________

JOEL GARTENBERG

Date: ______________ ______________________________

CAROLYN GILLESPIE

Date: ______________ ______________________________

JANET GOLDSTEIN

Date: ______________ ______________________________

H. DON GUION, DDS

Date: ______________ ______________________________

DOUGLAS HALMAN

Date: ______________ ______________________________

COMPROMISE SETTLEMENT AGREEMENT—Page 21 of 58

HENRY FUNKE

Date: ____________ ______________________________

DIANA FUNKE

Date: ____________ ______________________________

PAMELA GALLINA

Date: ____________ ______________________________

JOEL GARTENBERG

Date: 9/7/16 ______________________________

CAROLYN GILLESPIE

Date: ____________ ______________________________

JANET GOLDSTEIN

Date: ____________ ______________________________

H. DON GUION, DDS

Date: ____________ ______________________________

DOUGLAS HALMAN

Date: ____________ ______________________________

COMPROMISE SETTLEMENT AGREEMENT—Page 21 of 58

HENRY FUNKE

Date: ____________ ______________________________

DIANA FUNKE

Date: ____________ ______________________________

PAMELA GALLINA

Date: ____________ ______________________________

JOEL GARTENBERG

Date: ____________ ______________________________

CAROLYN GILLESPIE

Date: April 6, 2016 Carolyn H. Gillespie

JANET GOLDSTEIN

Date: ____________ ______________________________

H. DON GUION, DDS

Date: ____________ ______________________________

DOUGLAS HALMAN

Date: ____________ ______________________________

COMPROMISE SETTLEMENT AGREEMENT—Page 21 of 58

HENRY FUNKE

Date: ______________ ______________________________

DIANA FUNKE

Date: ______________ ______________________________

PAMELA GALLINA

Date: ______________ ______________________________

JOEL GARTENBERG

Date: ______________ ______________________________

CAROLYN GILLESPIE

Date: ______________ ______________________________

JANET GOLDSTEIN

Date: 4/5/2016 Janet Goldstein

H. DON GUION, DDS

Date: ______________ ______________________________

DOUGLAS HALMAN

Date: ______________ ______________________________

COMPROMISE SETTLEMENT AGREEMENT—Page 21 of 58

HENRY FUNKE

Date: ____________ ____________________________

DIANA FUNKE

Date: ____________ ____________________________

PAMELA GALLINA

Date: ____________ ____________________________

JOEL GARTENBERG

Date: ____________ ____________________________

CAROLYN GILLESPIE

Date: ____________ ____________________________

JANET GOLDSTEIN

Date: 4/6/16 ____________________________

H. DON GUION, DDS

Date: 4/6/16 ____________________________

DOUGLAS HALMAN

Date: ____________ ____________________________

COMPROMISE SETTLEMENT AGREEMENT—Page 21 of 58

Case 15-40289-rfn11 Doc 2500-10 Filed 06/22/16 Entered 06/22/16 01:39:28 Page 61 of 100
Case 15-40289-rfn11 Doc 2364-5 Filed 06/07/16 Entered 06/07/16 18:58:50 Page 37 of 41
224-405-4976 12:19:19 p.m. 04-26-2016 2/2

HENRY FUNKE

Date: ____________ ______________________________

DIANA FUNKE

Date: ____________ ______________________________

PAMELA GALLINA

Date: ____________ ______________________________

JOEL GARTENBERG

Date: ____________ ______________________________

CAROLYN GILLESPIE

Date: ____________ ______________________________

JANET GOLDSTEIN

Date: ____________ ______________________________

H. DON GUION, DDS

Date: ____________ ______________________________

DOUGLAS HALMAN

Date: 4/18/16 Douglas Halman

COMPROMISE SETTLEMENT AGREEMENT—Page 21 of 58

2331 W. Northwest Hwy., 2nd Floor Dallas, TX 75220 Phone: 214.526.7900 Fax: 214.526.7910 Toll-Free: 877.308.7900

DENNIS HARRIS

Date: 4/5/16 ______________________

HARVEY LIVING TRUST

Date: ____________ By: ______________________
Glenda Cooper, as Trustee

ROBERT J. HILLIARD

Date: ____________ ______________________

REBECCA HILLMAN

Date: ____________ ______________________

THERESA HOLLAND

Date: ____________ ______________________

JOHN HUBBARD

Date: ____________ ______________________

WILLIAM BRENT HUBBARD

Date: ____________ ______________________

COMPROMISE SETTLEMENT AGREEMENT—Page 22 of 58

DENNIS HARRIS

Date: ____________ ______________________________

HARVEY LIVING TRUST

Date: April 24, 2016 By: ______________________________
Glenda Cooper, as Trustee

ROBERT J. HILLIARD

Date: ____________ ______________________________

REBECCA HILLMAN

Date: ____________ ______________________________

THERESA HOLLAND

Date: ____________ ______________________________

JOHN HUBBARD

Date: ____________ ______________________________

WILLIAM BRENT HUBBARD

Date: ____________ ______________________________

COMPROMISE SETTLEMENT AGREEMENT—Page 22 of 58

DENNIS HARRIS

Date: ______________ ______________________________

HARVEY LIVING TRUST

Date: ______________ By: ______________________________
Glenda Cooper, as Trustee

ROBERT J. HILLIARD

Date: ______________ ______________________________

REBECCA HILLMAN

Date: ______________ ______________________________

THERESA HOLLAND

Date: ______________ ______________________________

JOHN HUBBARD

Date: ______________ ______________________________

WILLIAM BRENT HUBBARD

Date: ______________ ______________________________

COMPROMISE SETTLEMENT AGREEMENT—Page 22 of 58

DENNIS HARRIS

Date: ____________ ______________________________

HARVEY LIVING TRUST

Date: ____________ By: ______________________________
Glenda Cooper, as Trustee

ROBERT J. HILLIARD

Date: ____________ ______________________________

REBECCA HILLMAN

Date: 2/20/16 Rebecca Hillman

THERESA HOLLAND

Date: ____________ ______________________________

JOHN HUBBARD

Date: ____________ ______________________________

WILLIAM BRENT HUBBARD

Date: ____________ ______________________________

COMPROMISE SETTLEMENT AGREEMENT—Page 22 of 58

DENNIS HARRIS

Date: ______________ ______________________________

HARVEY LIVING TRUST

Date: ______________ By: ______________________________
Glenda Cooper, as Trustee

ROBERT J. HILLIARD

Date: ______________ ______________________________

REBECCA HILLMAN

Date: ______________ ______________________________

THERESA HOLLAND

Date: 4-7-16 Theresa Holland

JOHN HUBBARD

Date: ______________ ______________________________

WILLIAM BRENT HUBBARD

Date: ______________ ______________________________

COMPROMISE SETTLEMENT AGREEMENT—Page 22 of 58

DENNIS HARRIS

Date: ____________ ______________________________

HARVEY LIVING TRUST

Date: ____________ By: ______________________________
Glenda Cooper, as Trustee

ROBERT J. HILLIARD

Date: ____________ ______________________________

REBECCA HILLMAN

Date: ____________ ______________________________

THERESA HOLLAND

Date: ____________ ______________________________

JOHN HUBBARD

Date: 4/7/2016 [signature]

WILLIAM BRENT HUBBARD

Date: ____________ ______________________________

COMPROMISE SETTLEMENT AGREEMENT—Page 22 of 58

DENNIS HARRIS

Date: ____________ ________________________

HARVEY LIVING TRUST

Date: ____________ By: ________________________
Glenda Cooper, as Trustee

ROBERT J. HILLIARD

Date: ____________ ________________________

REBECCA HILLMAN

Date: ____________ ________________________

THERESA HOLLAND

Date: ____________ ________________________

JOHN HUBBARD

Date: ____________ ________________________

WILLIAM BRENT HUBBARD

Date: ____________ ________________________

COMPROMISE SETTLEMENT AGREEMENT—Page 22 of 58

GEORGE HUTCHINSON

Date: 21-Apr-2016 ______________________

LAURA HUTCHINSON

Date: 22 APR 2016 ______________________

DON HUTTO

Date: ____________ ______________________

LONA INGLIS

Date: ____________ ______________________

RONALD INGLIS

Date: ____________ ______________________

IVORY ARTISTS, INC.

Date: ____________ ______________________

ANNA JACOBI

Date: ____________ ______________________

COMPROMISE SETTLEMENT AGREEMENT—Page 23 of 58

GEORGE HUTCHINSON

Date: ______________ ______________________________

LAURA HUTCHINSON

Date: ______________ ______________________________

DON HUTTO

Date: 4-10-2016 [signature]

LONA INGLIS

Date: ______________ ______________________________

RONALD INGLIS

Date: ______________ ______________________________

IVORY ARTISTS, INC.

Date: ______________ ______________________________

ANNA JACOBI

Date: ______________ ______________________________

COMPROMISE SETTLEMENT AGREEMENT—Page 23 of 58

GEORGE HUTCHINSON

Date: ____________ ______________________________

LAURA HUTCHINSON

Date: ____________ ______________________________

DON HUTTO

Date: ____________ ______________________________

LONA INGLIS

Date: ____________ ______________________________

RONALD INGLIS

Date: ____________ ______________________________

IVORY ARTISTS, INC.

Date: May 5, 2016 Dr. Lisa Thomas

ANNA JACOBI

Date: ____________ ______________________________

COMPROMISE SETTLEMENT AGREEMENT—Page 23 of 58

GEORGE HUTCHINSON

Date: ____________ ______________________________

LAURA HUTCHINSON

Date: ____________ ______________________________

DON HUTTO

Date: ____________ ______________________________

LONA INGLIS

Date: ____________ ______________________________

RONALD INGLIS

Date: ____________ ______________________________

IVORY ARTISTS, INC.

Date: ____________ ______________________________

ANNA JACOBI

Date: 4-7-16 Anna Jacobi

COMPROMISE SETTLEMENT AGREEMENT Page 23 of 58

RICHARD JACOBI

Date: April 7th 2016 ______________________________ [signature]

JOE JENNINGS

Date: __________ ______________________________

CLARA JOHNSON

Date: __________ ______________________________

GARY JOHNSON

Date: __________ ______________________________

ROSS JOHNSTON

Date: __________ ______________________________

HENRY JONES

Date: __________ ______________________________

NANCY JONES

Date: __________ ______________________________

COMPROMISE SETTLEMENT AGREEMENT Page 24 of 58

RICHARD JACOBI

Date: ______________ ______________________________

JOE JENNINGS

Date: 4-12-2016 Joe Jennings

CLARA JOHNSON

Date: ______________ ______________________________

GARY JOHNSON

Date: ______________ ______________________________

ROSS JOHNSTON

Date: ______________ ______________________________

HENRY JONES

Date: ______________ ______________________________

NANCY JONES

Date: ______________ ______________________________

COMPROMISE SETTLEMENT AGREEMENT—Page 24 of 58

RICHARD JACOBI

Date: ____________ ______________________________

JOE JENNINGS

Date: ____________ ______________________________

CLARA JOHNSON

Date: 4-12-16 Clara Johnson

GARY JOHNSON

Date: 4-12-16 Gary Johnson

ROSS JOHNSTON

Date: ____________ ______________________________

HENRY JONES

Date: ____________ ______________________________

NANCY JONES

Date: ____________ ______________________________

COMPROMISE SETTLEMENT AGREEMENT—Page 24 of 58

SHANA JONES

Date: 04 06 2016 Shana D. Jones

WAYNE JORTNER, DDS

Date: ________________ ______________________________

SANJAY JOSHI

Date: ________________ ______________________________

THOMAS J. KANOUSE

Date: ________________ ______________________________

THE KAYE FAMILY TRUST

Date: ________________ By: ______________________________
Michael C. Kaye, as Trustee

THE KAYE FAMILY TRUST

Date: ________________ By: ______________________________
Pamela S. Gerver-Kaye, as Trustee

ALAN KELLOGG

Date: ________________ ______________________________

COMPROMISE SETTLEMENT AGREEMENT—Page 25 of 58

SHANA JONES

Date: ______________ ______________________________

WAYNE JORTNER, DDS

Date: 13 April 2016 Wayne P. Jortner DDS

SANJAY JOSHI

Date: ______________ ______________________________

THOMAS J. KANOUSE

Date: ______________ ______________________________

THE KAYE FAMILY TRUST

Date: ______________ By: ______________________________
Michael C. Kaye, as Trustee

THE KAYE FAMILY TRUST

Date: ______________ By: ______________________________
Pamela S. Gerver-Kaye, as Trustee

ALAN KELLOGG

Date: ______________ ______________________________

COMPROMISE SETTLEMENT AGREEMENT—Page 25 of 58

SHANA JONES

Date: ____________ ______________________________

WAYNE JORTNER, DDS

Date: ____________ ______________________________

SANJAY JOSHI

Date: 4/6/2016 DocuSigned by: Sanjay Joshi 2F3437EE1423498...

THOMAS J. KANOUSE

Date: ____________ ______________________________

THE KAYE FAMILY TRUST

Date: ____________ By: ______________________________
Michael C. Kaye, as Trustee

THE KAYE FAMILY TRUST

Date: ____________ By: ______________________________
Pamela S. Gerver-Kaye, as Trustee

ALAN KELLOGG

Date: ____________ ______________________________

COMPROMISE SETTLEMENT AGREEMENT—Page 25 of 58

SHANA JONES

Date: ______________ ______________________________

WAYNE JORTNER, DDS

Date: ______________ ______________________________

SANJAY JOSHI

Date: ______________ ______________________________

THOMAS J. KANOUSE

Date: 4/19/16 Thomas J. Kanouse

THE KAYE FAMILY TRUST

Date: ______________ By: ______________________________
Michael C. Kaye, as Trustee

THE KAYE FAMILY TRUST

Date: ______________ By: ______________________________
Pamela S. Gerver-Kaye, as Trustee

ALAN KELLOGG

Date: ______________ ______________________________

COMPROMISE SETTLEMENT AGREEMENT—Page 25 of 58

SHANA JONES

Date: ____________ ______________________________

WAYNE JORTNER, DDS

Date: ____________ ______________________________

SANJAY JOSHI

Date: ____________ ______________________________

THOMAS J. KANOUSE

Date: ____________ ______________________________

THE KAYE FAMILY TRUST

Date: APRIL 5, 2016 By: ______________________________
Michael C. Kaye, as Trustee

THE KAYE FAMILY TRUST

Date: 4/5/16 By: ______________________________
Pamela S. Gerver-Kaye, as Trustee

ALAN KELLOGG

Date: ____________ ______________________________

COMPROMISE SETTLEMENT AGREEMENT—Page 25 of 58

SHANA JONES

Date: ____________ ____________________

WAYNE JORTNER, DDS

Date: ____________ ____________________

SANJAY JOSHI

Date: ____________ ____________________

THOMAS J. KANOUSE

Date: ____________ ____________________

THE KAYE FAMILY TRUST

Date: ____________ By: ____________________
Michael C. Kaye, as Trustee

THE KAYE FAMILY TRUST

Date: ____________ By: ____________________
Pamela S. Gerver-Kaye, as Trustee

ALAN KELLOGG

Date: ____________ Alan Kellogg

COMPROMISE SETTLEMENT AGREEMENT—Page 25 of 58

RICHARD KITCHEN

Date: 1/8/16 ______________________ Richard K[illegible] ______________________

JANET KOHLER

Date: ______________________ ______________________

KIRK KOHLER

Date: ______________________ ______________________

DAVID L. KOVAC

Date: ______________________ ______________________

THE GEORGE AND JACQUELINE KRABBE FAMILY TRUST

Date: ______________________ By: ______________________
George Krabbe, as Trustee

THE GEORGE AND JACQUELINE KRABBE FAMILY TRUST

Date: ______________________ By: ______________________
Jacqueline Krabbe, as Trustee

JAMES KRIZMAN

Date: ______________________ ______________________

COMPROMISE SETTLEMENT AGREEMENT Page 26 of 58

RICHARD KITCHEN

Date: ______________ ______________________________

JANET KOHLER

Date: ______________ ______________________________

KIRK KOHLER

Date: ______________ ______________________________

DAVID L. KOVAC

Date: 4/5/16 David L. Kovac

THE GEORGE AND JACQUELINE KRABBE FAMILY TRUST

Date: ______________ By: ______________________________
George Krabbe, as Trustee

THE GEORGE AND JACQUELINE KRABBE FAMILY TRUST

Date: ______________ By: ______________________________
Jacqueline Krabbe, as Trustee

JAMES KRIZMAN

Date: ______________ ______________________________

COMPROMISE SETTLEMENT AGREEMENT—Page 26 of 58

____

KIRK KOHLER

____

DAVID L. KOVAC

____

THE GEORGE AND JACQUELINE KRABBE FAMILY TRUST

By: ______________________________
George Krabbe, as Trustee

THE GEORGE AND JACQUELINE KRABBE FAMILY TRUST

By: ______________________________
Jacqueline Krabbe, as Trustee

JAMES KRIZMAN

RICHARD KITCHEN

Date: ______________ ______________________________

JANET KOHLER

Date: ______________ ______________________________

KIRK KOHLER

Date: ______________ ______________________________

DAVID L. KOVAC

Date: ______________ ______________________________

THE GEORGE AND JACQUELINE KRABBE FAMILY TRUST

Date: ______________ By: ______________________________
George Krabbe, as Trustee

THE GEORGE AND JACQUELINE KRABBE FAMILY TRUST

Date: ______________ By: ______________________________
Jacqueline Krabbe, as Trustee

JAMES KRIZMAN

Date: April 5, 2016 [signature]

COMPROMISE SETTLEMENT AGREEMENT—Page 26 of 58

DON CHAEN KWOK

Date: 4/10/16 ______________________

KELLY LAIR

Date: __________ ______________________

PEGGY LAIR

Date: __________ ______________________

KATHLEEN LANGHURST

Date: __________ ______________________

PAULA LANGHURST

Date: __________ ______________________

JOSEPH A. LILLI, II

Date: __________ ______________________

DENISE LOVE

Date: __________ ______________________

JAMES LOVE

Date: __________ ______________________

COMPROMISE SETTLEMENT AGREEMENT—Page 27 of 58

DON CHAEN KWOK

Date: ______________ ______________________________

KELLY LAIR

Date: 4-26-16 Kelly Lai

PEGGY LAIR

Date: 4-24-16 Peggy Lai

KATHLEEN LANGHURST

Date: ______________ ______________________________

PAULA LANGHURST

Date: ______________ ______________________________

JOSEPH A. LILLI, II

Date: ______________ ______________________________

DENISE LOVE

Date: ______________ ______________________________

JAMES LOVE

Date: ______________ ______________________________

COMPROMISE SETTLEMENT AGREEMENT—Page 27 of 58

DON CHAEN KWOK

Date: ____________ ________________________

KELLY LAIR

Date: ____________ ________________________

PEGGY LAIR

Date: ____________ ________________________

KATHLEEN LANGHURST

Date: April 5, 2016 Kathleen Langhurst

PAULA LANGHURST

Date: ____________ ________________________

JOSEPH A. LILLI, II

Date: ____________ ________________________

DENISE LOVE

Date: ____________ ________________________

JAMES LOVE

Date: ____________ ________________________

COMPROMISE SETTLEMENT AGREEMENT—Page 27 of 58

DON CHAEN KWOK

Date: ______________ ______________________________

KELLY LAIR

Date: ______________ ______________________________

PEGGY LAIR

Date: ______________ ______________________________

KATHLEEN LANGHURST

Date: ______________ ______________________________

PAULA LANGHURST

Date: 04/05/2016 Paula Langhurst

JOSEPH A. LILLI, II

Date: ______________ ______________________________

DENISE LOVE

Date: ______________ ______________________________

JAMES LOVE

Date: ______________ ______________________________

COMPROMISE SETTLEMENT AGREEMENT—Page 27 of 58

Case 15-40289-rfn11 Doc 2500-10 Filed 06/22/16 Entered 06/22/16 01:39:28 Page 91 of 100
Case 15-40289-rfn11 Doc 2364-6 Filed 06/07/16 Entered 06/07/16 18:58:50 Page 26 of 39
Apr 08 16 05:05p Joe 2105617772 p.2

DON CHAEN KWOK

Date: ________________ ______________________________

KELLY LAIR

Date: ________________ ______________________________

PEGGY LAIR

Date: ________________ ______________________________

KATHLEEN LANGHURST

Date: ________________ ______________________________

PAULA LANGHURST

Date: ________________ ______________________________

JOSEPH A. LILLI, II

Date: 8 April 2016 Joseph A. Lilli II

DENISE LOVE

Date: ________________ ______________________________

JAMES LOVE

Date: ________________ ______________________________

COMPROMISE SETTLEMENT AGREEMENT—Page 27 of 58

2331 W. Northwest Hwy., 2nd Floor Dallas, TX 75220 Phone: 214.526.7900 Fax: 214.526.7910 Toll-Free: 877.308.7900

DON CHAEN KWOK

Date: ____________ ______________________________

KELLY LAIR

Date: ____________ ______________________________

PEGGY LAIR

Date: ____________ ______________________________

KATHLEEN LANGHURST

Date: ____________ ______________________________

PAULA LANGHURST

Date: ____________ ______________________________

JOSEPH A. LILLI, II

Date: ____________ ______________________________

DENISE LOVE

Date: 4/07/16 Denise Love

JAMES LOVE

Date: 4/7/16 James Love

COMPROMISE SETTLEMENT AGREEMENT—Page 27 of 58

JOANNA LUNSFORD

Date: 5-10-16 Joanna Lunsford

RAY LUNSFORD

Date: 5/10/2016 Ray P [signature]

CAROLYN LUTZ

Date: ______________ ______________________________

DOUGLAS C. LUTZ

Date: ______________ ______________________________

RICHARD PAUL LUTZ, JR.

Date: ______________ ______________________________

JUDSON MARSTERS

Date: ______________ ______________________________

DOROTHY MARSTERS

Date: ______________ ______________________________

COMPROMISE SETTLEMENT AGREEMENT—Page 28 of 58

JOANNA LUNSFORD

Date: ______________ ______________________________

RAY LUNSFORD

Date: ______________ ______________________________

CAROLYN LUTZ

Date: 4/6/16 [signature]

DOUGLAS C. LUTZ

Date: ______________ ______________________________

RICHARD PAUL LUTZ, JR.

Date: ______________ ______________________________

JUDSON MARSTERS

Date: ______________ ______________________________

DOROTHY MARSTERS

Date: ______________ ______________________________

COMPROMISE SETTLEMENT AGREEMENT—Page 28 of 58

Case 15-40289-rfn11 Doc 2500-10 Filed 06/22/16 Entered 06/22/16 01:39:28 Page 95 of 100
Case 15-40289-rfn11 Doc 2364-6 Filed 06/07/16 Entered 06/07/16 18:58:50 Page 30 of 35
2331 W. Northwest Hwy, 2nd Floor Dallas, TX 75220 Phone 214.526.7900 Fax: 214.526.7910 Toll-Free: 877.308.7900

JOANNA LUNSFORD

Date: ____________ ______________________________

RAY LUNSFORD

Date: ____________ ______________________________

CAROLYN LUTZ

Date: ____________ ______________________________

DOUGLAS C. LUTZ

Date: 5/9/2016 ______________________________

RICHARD PAUL LUTZ, JR.

Date: ____________ ______________________________

JUDSON MARSTERS

Date: ____________ ______________________________

DOROTHY MARSTERS

Date: ____________ ______________________________

COMPROMISE SETTLEMENT AGREEMENT—Page 28 of 58

05/09/2016 10:04 9167228892 JUSTSENDIT: PAGE 03/03

JOANNA LUNSFORD

Date: ____________ ______________________________

RAY LUNSFORD

Date: ____________ ______________________________

CAROLYN LUTZ

Date: ____________ ______________________________

DOUGLAS C. LUTZ

Date: ____________ ______________________________

RICHARD PAUL LUTZ, JR.

Date: ____________ ______________________________

JUDSON MARSTERS

Date: ____________ X [signature]

DOROTHY MARSTERS

Date: ____________ Dorothy Marsters by [signature] POA

COMPROMISE SETTLEMENT AGREEMENT—Page 28 of 58

THOMAS MARTI

Date: 4/6/2016 Thomas Marti

CHARLES MATHIS

Date: ______________ ______________________________

TODD MCCLAIN

Date: ______________ ______________________________

WILLIAM TROY MCCLAIN

Date: ______________ ______________________________

HELEN Z. MCDERMOTT

Date: ______________ ______________________________

ALBERT MCKINLEY

Date: ______________ ______________________________

GENEVA MCKINLEY

Date: ______________ ______________________________

COMPROMISE SETTLEMENT AGREEMENT—Page 29 of 58

THOMAS MARTI

Date: ____________ ______________________________

CHARLES MATHIS

Date: 4/6/2016 ______________________________

TODD MCCLAIN

Date: ____________ ______________________________

WILLIAM TROY MCCLAIN

Date: ____________ ______________________________

HELEN Z. MCDERMOTT

Date: ____________ ______________________________

ALBERT MCKINLEY

Date: ____________ ______________________________

GENEVA MCKINLEY

Date: ____________ ______________________________

COMPROMISE SETTLEMENT AGREEMENT—Page 29 of 58

Thomas [illegible]

Date: ______________ ______________________________

Charles Mathis

Date: ______________ ______________________________

Todd McClain

Date: [illegible] ______________________________

William Troy McClain

Date: ______________ ______________________________

Helen Z. McDermott

Date: ______________ ______________________________

[illegible] McKinzie

Date: ______________ ______________________________

Genita McKinley

Date: ______________ ______________________________

[illegible] Settlement Agreement – Page [illegible]

Scanned by CamScanner

THOMAS MARTI

Date: ______________ ________________________________

CHARLES MATHIS

Date: ______________ ________________________________

TODD MCCLAIN

Date: ______________ ________________________________

WILLIAM TROY MCCLAIN

Date: 4-6-16 William Troy McClain Jr.

HELEN Z. MCDERMOTT

Date: ______________ ________________________________

ALBERT MCKINLEY

Date: ______________ ________________________________

GENEVA MCKINLEY

Date: ______________ ________________________________

COMPROMISE SETTLEMENT AGREEMENT—Page 29 of 58

THOMAS MARTI

Date: ____________ ______________________________

CHARLES MATHIS

Date: ____________ ______________________________

TODD MCCLAIN

Date: ____________ ______________________________

WILLIAM TROY MCCLAIN

Date: ____________ ______________________________

HELEN Z. MCDERMOTT

Date: April 20, 2016 Attorney-in-Fact for Helen Z McDermott

ALBERT MCKINLEY

Date: ____________ ______________________________

GENEVA MCKINLEY

Date: ____________ ______________________________

COMPROMISE SETTLEMENT AGREEMENT—Page 29 of 58

THOMAS MARTI

Date: ______________ ______________________________

CHARLES MATHIS

Date: ______________ ______________________________

TODD MCCLAIN

Date: ______________ ______________________________

WILLIAM TROY MCCLAIN

Date: ______________ ______________________________

HELEN Z. MCDERMOTT

Date: ______________ ______________________________

ALBERT MCKINLEY

Date: 4-5-16 [signature]

GENEVA MCKINLEY

Date: 4-5-16 [signature]

COMPROMISE SETTLEMENT AGREEMENT—Page 29 of 58

WILLIAM MCLAREN LIVING TRUST

Date: ______________ By: ______________________ TTEE
William McLaren, as Trustee

JUNE MCLAREN LIVING TRUST

Date: ______________ By: ______________________ TTEE
June McLaren, as Trustee

ED E. MCWILLIAMS REVOCABLE TRUST

Date: ______________ By: ______________________
Ed McWilliams, as Trustee

ED E. MCWILLIAMS REVOCABLE TRUST

Date: ______________ By: ______________________
Nancy McWilliams, as Trustee

AGUEDA MELLADO

Date: ______________ ______________________

EDUARDO MELLADO

Date: ______________ ______________________

ADRIENNE MONDEAU

Date: ______________ ______________________

COMPROMISE SETTLEMENT AGREEMENT—Page 30 of 58

WILLIAM MCLAREN LIVING TRUST

Date: ______________ By: ______________________
William McLaren, as Trustee

WILLIAM MCLAREN LIVING TRUST

Date: ______________ By: ______________________
June McLaren, as Trustee

ED E. MCWILLIAMS REVOCABLE TRUST

Date: 4-12-16 By: Ed McWilliams
Ed McWilliams, as Trustee

ED E. MCWILLIAMS REVOCABLE TRUST

Date: 4-12-16 By: Nancy McWilliams
Nancy McWilliams, as Trustee

AGUEDA MELLADO

Date: ______________ ______________________

EDUARDO MELLADO

Date: ______________ ______________________

ADRIENNE MONDEAU

Date: ______________ ______________________

COMPROMISE SETTLEMENT AGREEMENT—Page 30 of 58

WILLIAM MCLAREN LIVING TRUST

Date: ______________ By: ______________________________
William McLaren, as Trustee

WILLIAM MCLAREN LIVING TRUST

Date: ______________ By: ______________________________
June McLaren, as Trustee

ED E. MCWILLIAMS REVOCABLE TRUST

Date: ______________ By: ______________________________
Ed McWilliams, as Trustee

ED E. MCWILLIAMS REVOCABLE TRUST

Date: ______________ By: ______________________________
Nancy McWilliams, as Trustee

AGUEDA MELLADO

Date: ______________ ______________________________

EDUARDO MELLADO

Date: ______________ ______________________________

ADRIENNE MONDEAU

Date: ______________ ______________________________

COMPROMISE SETTLEMENT AGREEMENT—Page 30 of 58

WILLIAM MCLAREN LIVING TRUST

Date: ____________ By: ______________________
June McLaren, as Trustee

ED E. MCWILLIAMS REVOCABLE TRUST

Date: ____________ By: ______________________
Ed McWilliams, as Trustee

ED E. MCWILLIAMS REVOCABLE TRUST

Date: ____________ By: ______________________
Nancy McWilliams, as Trustee

AGUEDA MELLADO

Date: ____________ ______________________

EDUARDO MELLADO

Date: ____________ ______________________

ADRIENNE MONDEAU

Date: Apr. 5, 2016 Adrienne Mondeau

COMPROMISE SETTLEMENT AGREEMENT—Page 30 of 58

2331 W. Northwest Hwy., 2nd Floor Dallas, TX 75220 Phone: 214.526.7900 Fax: 214.526.7910 Toll-Free: 877.308.7900

ARTHUR MORROW

Date: 4/5/16 Arthur W. Morrow

JENNIE MORROW

Date: 4/5/16 Jennie E. Morrow

TERRANCE L. MORSE

Date: ______________ ______________________________

MATTHEW MUCKER

Date: ______________ ______________________________

ASHLEY MULLICAN

Date: ______________ ______________________________

GARY MULLINS

Date: ______________ ______________________________

ANN MUNGER

Date: ______________ ______________________________

ROBERT MUNGER

Date: ______________ ______________________________

COMPROMISE SETTLEMENT AGREEMENT—Page 31 of 58

ARTHUR MORROW

Date: ______________ ______________________________

JENNIE MORROW

Date: ______________ ______________________________

TERRANCE L. MORSE

Date: 4-6-2016 Terrance L Morse

MATTHEW MUCKER

Date: ______________ ______________________________

ASHLEY MULLIGAN

Date: ______________ ______________________________

GARY MULLINS

Date: ______________ ______________________________

ANN MUNGER

Date: ______________ ______________________________

ROBERT MUNGER

Date: ______________ ______________________________

COMPROMISE SETTLEMENT AGREEMENT—Page 31 of 58

ARTHUR MORROW

Date: ______________ ______________________________

JENNIE MORROW

Date: ______________ ______________________________

TERRANCE L. MORSE

Date: ______________ ______________________________

MATTHEW MUCKER

Date: 4/7/16 Ashley Mulligan

ASHLEY MULLIGAN

Date: ______________ ______________________________

GARY MULLINS

Date: ______________ ______________________________

ANN MUNGER

Date: ______________ ______________________________

ROBERT MUNGER

Date: ______________ ______________________________

COMPROMISE SETTLEMENT AGREEMENT—Page 31 of 58

ARTHUR MORROW

Date: ______________ ______________________________

JENNIE MORROW

Date: ______________ ______________________________

TERRANCE L. MORSE

Date: ______________ ______________________________

MATTHEW MUCKER

Date: ______________ ______________________________

ASHLEY MULLIGAN

Date: ______________ ______________________________

GARY MULLINS

Date: 4-6-2016 Gary L Mullins

ANN MUNGER

Date: ______________ ______________________________

ROBERT MUNGER

Date: ______________ ______________________________

COMPROMISE SETTLEMENT AGREEMENT—Page 31 of 58

ARTHUR MORROW

Date: ____________ ______________________________

JENNIE MORROW

Date: ____________ ______________________________

TERRANCE L. MORSE

Date: ____________ ______________________________

MATTHEW MUCKER

Date: ____________ ______________________________

ASHLEY MULLIGAN

Date: ____________ ______________________________

GARY MULLINS

Date: ____________ ______________________________

ANN MUNGER

Date: 4-12-16 Ann Munger

ROBERT MUNGER

Date: 4-12-16 [signature]

COMPROMISE SETTLEMENT AGREEMENT—Page 31 of 58

Case 15-40289-rfn11 Doc 2500-11 Filed 06/22/16 Entered 06/22/16 01:39:28 Page 12 of 101
Apr 07 Case 15-40289-rfn11 Doc 2364-7 Filed 06/07/16 Entered 06/07/16 18:58:50 Page 8 of 56

DONNA NEAL

Date: 4-7-16 Donna Neal

EARL NEAL

Date: 4/7/2016 [signature]

JERRY NELSON

Date: ______________ ______________________________

JOAN NELSON

Date: ______________ ______________________________

CHRISTENE NINICH, OBO JAMES HENRY NINICH, DECEASED

Date: ______________ ______________________________

NIX AND NIX FAMILY, LP

Date: ______________ ______________________________

By: ______________________
Title: ______________________

WENDY NOLIN

Date: ______________ ______________________________

COMPROMISE SETTLEMENT AGREEMENT—Page 32 of 58 Part of Email Data 4/5/2016

DONNA NEAL

Date: ____________ ______________________________

EARL NEAL

Date: ____________ ______________________________

JERRY NELSON

Date: 4/6/2016 [signature]

JOAN NELSON

Date: 4-6-2016 [signature]

CHRISTENE NINICH, OBO JAMES HENRY NINICH, DECEASED

Date: ____________ ______________________________

NIX AND NIX FAMILY, LP

Date: ____________ ______________________________

By: ______________________
Title: ______________________

WENDY NOLIN

Date: ____________ ______________________________

COMPROMISE SETTLEMENT AGREEMENT—Page 32 of 58

DONNA NEAL

Date: ______________ ______________________________

EARL NEAL

Date: ______________ ______________________________

JERRY NELSON

Date: ______________ ______________________________

JOAN NELSON

Date: ______________ ______________________________

CHRISTENE NINICH, OBO JAMES HENRY NINICH, DECEASED

Date: 4-7-2016 x Christene Ninich

NIX AND NIX FAMILY, LP

Date: ______________ ______________________________
By: ______________________
Title: ______________________

WENDY NOLIN

Date: ______________ ______________________________

COMPROMISE SETTLEMENT AGREEMENT—Page 32 of 58

DONNA NEAL

Date: ____________________ ______________________________

EARL NEAL

Date: ____________________ ______________________________

JERRY NELSON

Date: ____________________ ______________________________

JOAN NELSON

Date: ____________________ ______________________________

CHRISTENE NINICH, OBO JAMES HENRY NINICH, DECEASED

Date: ____________________ ______________________________

NIX AND NIX FAMILY, LP

Date: 4/10/2016 Nix and Nix Family, LP

By: CLIFFORD E. NIX CEN

Title: PARTNER

WENDY NOLIN

Date: ____________________ ______________________________

COMPROMISE SETTLEMENT AGREEMENT—Page 32 of 58

DONNA NEAL

Date: ____________ ______________________________

EARL NEAL

Date: ____________ ______________________________

JERRY NELSON

Date: ____________ ______________________________

JOAN NELSON

Date: ____________ ______________________________

CHRISTENE NINICH, OBO JAMES HENRY NINICH, DECEASED

Date: ____________ ______________________________

NIX AND NIX FAMILY, LP

Date: ____________ ______________________________

By: ______________________
Title: ______________________

WENDY NOLIN

Date: 4-14-16 ______________________________

COMPROMISE SETTLEMENT AGREEMENT—Page 32 of 58

MARY O'KEEFE

Date: 4/6/16 Mary O'Keefe

JO ORMSBY

Date: ______________ ______________________________

ELADIO PADRON

Date: ______________ ______________________________

ROBYN PARROTT

Date: ______________ ______________________________

DAYNA PATTY

Date: ______________ ______________________________

KEVIN PATTY

Date: ______________ ______________________________

MELISSA PATTY

Date: ______________ ______________________________

COMPROMISE SETTLEMENT AGREEMENT—Page 33 of 58

MARY O'KEEFE

Date: ____________ ______________________________

JO ORMSBY

Date: 4/22/16 X Jo Ormsby

ELADIO PADRON

Date: ____________ ______________________________

ROBYN PARROTT

Date: ____________ ______________________________

DAYNA PATTY

Date: ____________ ______________________________

KEVIN PATTY

Date: ____________ ______________________________

MELISSA PATTY

Date: ____________ ______________________________

COMPROMISE SETTLEMENT AGREEMENT—Page 33 of 58

MARY O'KEEFE

Date: ____________ ______________________________

JO ORMSBY

Date: ____________ ______________________________

ELADIO PADRON

Date: 4-7-16 [signature]

ROBYN PARROTT

Date: ____________ ______________________________

DAYNA PATTY

Date: ____________ ______________________________

KEVIN PATTY

Date: ____________ ______________________________

MELISSA PATTY

Date: ____________ ______________________________

COMPROMISE SETTLEMENT AGREEMENT—Page 33 of 58

MARY O'KEEFE

Date: ________________ ________________________________

JO ORMSBY

Date: ________________ ________________________________

ELADIO PADRON

Date: ________________ ________________________________

ROBYN PARROTT

Date: 4/5/16 Robyn Parrott

DAYNA PATTY

Date: ________________ ________________________________

KEVIN PATTY

Date: ________________ ________________________________

MELISSA PATTY

Date: ________________ ________________________________

COMPROMISE SETTLEMENT AGREEMENT—Page 33 of 58

MARY O'KEEFE

Date: ______________ ______________________________

JO ORMSBY

Date: ______________ ______________________________

ELADIO PADRON

Date: ______________ ______________________________

ROBYN PARROTT

Date: ______________ ______________________________

DAYNA PATTY

Date: May 01, 2016 Dayna K. Patty

KEVIN PATTY

Date: May 01, 2016 Kevin B. Patty

MELISSA PATTY

Date: May 01, 2016 Melissa Sevilla

COMPROMISE SETTLEMENT AGREEMENT—Page 33 of 58

THERESE PATTY

Date: May 01, 2016 Therese M. Patty

BROCK PENNEL

Date: ____________ ______________________________

DIANA PENNEL

Date: ____________ ______________________________

HAZEL PHILLIPS

Date: ____________ ______________________________

AUGUSTINE PIPPI

Date: ____________ ______________________________

SUSAN PIPPI

Date: ____________ ______________________________

GLENDA PIRIE

Date: ____________ ______________________________

HUBERT PLUMLEE

Date: ____________ ______________________________

COMPROMISE SETTLEMENT AGREEMENT—Page 34 of 58

THERESE PATTY

Date: ____________ ______________________________

BROCK PENNEL

Date: 4-5-2016 ______________________________

DIANA PENNEL

Date: 4-5-2016 ______________________________

HAZEL PHILLIPS

Date: ____________ ______________________________

AUGUSTINE PIPPI

Date: ____________ ______________________________

SUSAN PIPPI

Date: ____________ ______________________________

GLENDA PIRIE

Date: ____________ ______________________________

HUBERT PLUMLEE

Date: ____________ ______________________________

COMPROMISE SETTLEMENT AGREEMENT—Page 34 of 58

THERESE PATTY

Date: ____________ ______________________________

BROCK PENNEL

Date: ____________ ______________________________

DIANA PENNEL

Date: ____________ ______________________________

HAZEL PHILLIPS

Date: 4-12-16 Hazel Phillips

AUGUSTINE PIPPI

Date: ____________ ______________________________

SUSAN PIPPI

Date: ____________ ______________________________

GLENDA PIRIE

Date: ____________ ______________________________

HUBERT PLUMLEE

Date: ____________ ______________________________

COMPROMISE SETTLEMENT AGREEMENT—Page 34 of 58

THERESE PATTY

Date: ____________ ______________________________

BROCK PENNEL

Date: ____________ ______________________________

DIANA PENNEL

Date: ____________ ______________________________

HAZEL PHILLIPS

Date: ____________ ______________________________

AUGUSTINE PIPPI

Date: ____________ ______________________________

SUSAN PIPPI

Date: ____________ ______________________________

GLENDA PIRIE

Date: ____________ ______________________________

HUBERT PLUMLEE

Date: 4/6/2016 Hubert Plumlee

COMPROMISE SETTLEMENT AGREEMENT—Page 34 of 58

CHARLES POLK

Date: ______________ ________________________________

MARILYN POLK

Date: ______________ ________________________________

KONRAD E. POTH

Date: 4-5-16 ________________________________

CHARLES G. QUARNSTROM

Date: ______________ ________________________________

MARJORIE E. QUARNSTROM

Date: ______________ ________________________________

CHARLES G. AND MARJORIE E. QUARNSTROM REVOCABLE LIVING TRUST

Date: ______________ By: ________________________________
Faye Bagby, as Trustee

MAHESH RAISINGHANI

Date: ______________ ________________________________

COMPROMISE SETTLEMENT AGREEMENT—Page 35 of 58

CHARLES POLK

Date: ____________ ______________________________

MARILYN POLK

Date: ____________ ______________________________

KONRAD E. POTH

Date: ____________ ______________________________

CHARLES G. QUARNSTROM Deceased.

Date: ____________ ______________________________

MARJORIE E. QUARNSTROM Power of attorney

Date: April 6-16 Fe Bag Trustee

CHARLES G. AND MARJORIE E. QUARNSTROM REVOCABLE LIVING TRUST

Date: April 6.16 By: Fe Bag

Faye Bagby, as Trustee

MAHESH RAISINGHANI

Date: ____________ ______________________________

COMPROMISE SETTLEMENT AGREEMENT—Page 35 of 58

CHARLES POLK

Date: ______________ ______________________________

MARILYN POLK

Date: ______________ ______________________________

KONRAD E. POTH

Date: ______________ ______________________________

CHARLES G. QUARNSTROM

Date: ______________ ______________________________

MARJORIE E. QUARNSTROM

Date: ______________ ______________________________

CHARLES G. AND MARJORIE E. QUARNSTROM REVOCABLE LIVING TRUST

Date: ______________ By: ______________________________
Faye Bagby, as Trustee

MAHESH RAISINGHANI

Date: April 5, 2016 ______________________________

COMPROMISE SETTLEMENT AGREEMENT—Page 35 of 58

JAMIESON READER

Date: 4-16-2016 ____________________

MISTI READER

Date: 4-19-2016 Misti Reader

JANET RECKER

Date: ____________ ____________________

STEVEN RECKER

Date: ____________ ____________________

JIM REDDEN, JR.

Date: ____________ ____________________

CHARLES REYNOLDS

Date: ____________ ____________________

DENNIS RICE

Date: ____________ ____________________

COMPROMISE SETTLEMENT AGREEMENT—Page 36 of 58

JAMIESON READER

Date: ______________ ______________________________

MISTI READER

Date: ______________ ______________________________

JANET RECKER

Date: 4-5-16 Janet R. Recker

STEVEN RECKER

Date: 4-5-16 [signature]

JIM REDDEN, JR.

Date: ______________ ______________________________

CHARLES REYNOLDS

Date: ______________ ______________________________

DENNIS RICE

Date: ______________ ______________________________

COMPROMISE SETTLEMENT AGREEMENT—Page 36 of 58

JAMIESON READER

Date: ____________ ______________________________

MISTI READER

Date: ____________ ______________________________

JANET RECKER

Date: ____________ ______________________________

STEVEN RECKER

Date: ____________ ______________________________

JIM REDDEN, JR.

Date: 4/6/16 Jim Redden Jr.

CHARLES REYNOLDS

Date: ____________ ______________________________

DENNIS RICE

Date: ____________ ______________________________

COMPROMISE SETTLEMENT AGREEMENT—Page 36 of 58

JAMIESON READER

Date: __________ ____________________

MISTI READER

Date: __________ ____________________

JANET RECKER

Date: __________ ____________________

STEVEN RECKER

Date: __________ ____________________

JIM REDDEN, JR.

Date: __________ ____________________

CHARLES REYNOLDS

Date: 4/5/16 [signature]

DENNIS RICE

Date: __________ ____________________

COMPROMISE SETTLEMENT AGREEMENT—Page 36 of 58

LOUIS D. RICHARDSON, II

Date: 4-7-16 Louis D. Richardson II

WILLIAM RIVARD

Date: ______________ ______________________________

JOE RODDY

Date: ______________ ______________________________

DEBORAH ROSE-MCDANIEL

Date: ______________ ______________________________

IRA M. SABBAGH TRUST

Date: ______________ ______________________________

By: Ira M. Sabbagh, as Trustee

SUSAN B. SACHANKO

Date: ______________ ______________________________

BRANDON SANDERS

Date: ______________ ______________________________

COMPROMISE SETTLEMENT AGREEMENT—Page 37 of 58

LOUIS D. RICHARDSON, II

Date: ____________ ______________________________

WILLIAM RIVARD

Date: 4/12/16 ______________________________

JOE RODDY

Date: ____________ ______________________________

DEBORAH ROSE-MCDANIEL

Date: ____________ ______________________________

IRA M. SABBAGH TRUST

Date: ____________ ______________________________
By: Ira M. Sabbagh, as Trustee

SUSAN B. SACHANKO

Date: ____________ ______________________________

BRANDON SANDERS

Date: ____________ ______________________________

COMPROMISE SETTLEMENT AGREEMENT—Page 37 of 58

LOUIS D. RICHARDSON, II

Date: ______________ ______________________________

WILLIAM RIVARD

Date: ______________ ______________________________

JOE RODDY

Date: 4/05/16 ______________________________

DEBORAH ROSE-MCDANIEL

Date: ______________ ______________________________

IRA M. SABBAGH TRUST

Date: ______________ ______________________________
By: Ira M. Sabbagh, as Trustee

SUSAN B. SACHANKO

Date: ______________ ______________________________

BRANDON SANDERS

Date: ______________ ______________________________

COMPROMISE SETTLEMENT AGREEMENT—Page 37 of 58

LOUIS D. RICHARDSON, II

Date: ______________ ______________________________

WILLIAM RIVARD

Date: ______________ ______________________________

JOE RODDY

Date: ______________ ______________________________

DEBORAH ROSE-MCDANIEL

Date: 4-13-16 X Deborah Rose-McDaniel

IRA M. SABBAGH TRUST

Date: ______________ ______________________________
By: Ira M. Sabbagh, as Trustee

SUSAN B. SACHANKO

Date: ______________ ______________________________

BRANDON SANDERS

Date: ______________ ______________________________

COMPROMISE SETTLEMENT AGREEMENT—Page 37 of 58

LOUIS D. RICHARDSON, II

Date: ____________ ______________________________

WILLIAM RIVARD

Date: ____________ ______________________________

JOE RODDY

Date: ____________ ______________________________

DEBORAH ROSE-MCDANIEL

Date: ____________ ______________________________

IRA M. SABBAGH TRUST

Date: 4-5-16 Ira M. Sabbagh, Trustee
By: Ira M. Sabbagh, as Trustee

SUSAN B. SACHANKO

Date: ____________ ______________________________

BRANDON SANDERS

Date: ____________ ______________________________

COMPROMISE SETTLEMENT AGREEMENT—Page 37 of 58

LOUIS D. RICHARDSON, II

Date: ______________ ______________________________

WILLIAM RIVARD

Date: ______________ ______________________________

JOE RODDY

Date: ______________ ______________________________

DEBORAH ROSE-MCDANIEL

Date: ______________ ______________________________

IRA M. SABBAGH TRUST

Date: ______________ ______________________________
By: Ira M. Sabbagh, as Trustee

SUSAN B. SACHANKO

Date: 04/08/2016 Susan B Sachanko

BRANDON SANDERS

Date: ______________ ______________________________

COMPROMISE SETTLEMENT AGREEMENT—Page 37 of 58

May 06 16 07:25a MesaVerdeGunSmith

LOUIS D. RICHARDSON, II

Date: ______________ ______________________________

WILLIAM RIVARD

Date: ______________ ______________________________

JOE RODDY

Date: ______________ ______________________________

DEBORAH ROSE-MCDANIEL

Date: ______________ ______________________________

IRA M. SABBAGH TRUST

Date: ______________ ______________________________
By: Ira M. Sabbagh, as Trustee

SUSAN B. SACHANKO

Date: ______________ ______________________________

BRANDON SANDERS

Date: 05/05/2016 Brandon Sanders

COMPROMISE SETTLEMENT AGREEMENT—Page 37 of 58

2331 W. Northwest Hwy., 2nd Floor Dallas, TX 75220 Phone: 214.526.7900 Fax: 214.526.7910 Toll-Free: 877.308.7900

MICHAEL SANDERSON

Date: 4/5/16 Michael Sanderson

WILL SANDOVAL

Date: ______________ ______________________________

ANA SANDOVAL

Date: ______________ ______________________________

LINDA SAUCEDA

Date: ______________ ______________________________

CARL F. SCHWAB, III

Date: ______________ ______________________________

JOHN SCHWAB

Date: ______________ ______________________________

BUD S. SEE

Date: ______________ ______________________________

ERICK SEKELY

Date: ______________ ______________________________

COMPROMISE SETTLEMENT AGREEMENT—Page 38 of 58

MICHAEL SANDERSON

Date: ______________ ______________________________

WILL SANDOVAL

Date: 04/06/2016 ______________________________

ANA SANDOVAL

Date: 04/06/16 ______________________________

LINDA SAUCEDA

Date: ______________ ______________________________

CARL F. SCHWAB, III

Date: ______________ ______________________________

JOHN SCHWAB

Date: ______________ ______________________________

BUD S. SEE

Date: ______________ ______________________________

ERICK SEKELY

Date: ______________ ______________________________

COMPROMISE SETTLEMENT AGREEMENT—Page 38 of 58

MICHAEL SANDERSON

Date: ______________ ______________________________

WILL SANDOVAL

Date: ______________ ______________________________

ANA SANDOVAL

Date: ______________ ______________________________

LINDA SAUCEDA

Date: 4-7-16 Linda Sauceda

CARL F. SCHWAB, III

Date: ______________ ______________________________

JOHN SCHWAB

Date: ______________ ______________________________

BUD S. SEE

Date: ______________ ______________________________

ERICK SEKELY

Date: ______________ ______________________________

COMPROMISE SETTLEMENT AGREEMENT—Page 38 of 58

MICHAEL SANDERSON

Date: ______________ ______________________________

WILL SANDOVAL

Date: ______________ ______________________________

ANA SANDOVAL

Date: ______________ ______________________________

LINDA SAUCEDA

Date: ______________ ______________________________

CARL F. SCHWAB, III

Date: 4-8-16 Carl F. Schwab III

JOHN SCHWAB

Date: ______________ ______________________________

BUD S. SEE

Date: ______________ ______________________________

ERICK SEKELY

Date: ______________ ______________________________

COMPROMISE SETTLEMENT AGREEMENT—Page 38 of 58

MICHAEL SANDERSON

Date: ____________ ______________________________

WILL SANDOVAL

Date: ____________ ______________________________

ANA SANDOVAL

Date: ____________ ______________________________

LINDA SAUCEDA

Date: ____________ ______________________________

CARL F. SCHWAB, III

Date: ____________ ______________________________

JOHN SCHWAB

Date: 5/9/16 [signature]

BUD S. SEE

Date: ____________ ______________________________

ERICK SEKELY

Date: ____________ ______________________________

COMPROMISE SETTLEMENT AGREEMENT—Page 38 of 58

MICHAEL SANDERSON

Date: ______________ ______________________________

WILL SANDOVAL

Date: ______________ ______________________________

ANA SANDOVAL

Date: ______________ ______________________________

LINDA SAUCEDA

Date: ______________ ______________________________

CARL F. SCHWAB, III

Date: ______________ ______________________________

JOHN SCHWAB

Date: ______________ ______________________________

BUD S. SEE

Date: 4/09/2016 Bud S. See

ERICK SEKELY

Date: ______________ ______________________________

COMPROMISE SETTLEMENT AGREEMENT—Page 38 of 58

SHERRIFF FAMILY, LLC

Date: 4/11/2016 [signature] by James W Sherriff P.O.A

ROBERT SHIRING

Date: ______________ ______________________________

LEIGH B. SIMMS

Date: ______________ ______________________________

CHARLES E. SMITH

Date: ______________ ______________________________

SANDRA SMITH-CONNER

Date: ______________ ______________________________

SOMERSET PARTNERS STRATEGIC ASSET

Date: ______________ ______________________________

By: David Whitmire
Title: ______________________

CATHY M. STAGNER

Date: ______________ ______________________________

COMPROMISE SETTLEMENT AGREEMENT—Page 39 of 58

SHERRIFF FAMILY, LLC

Date: ______________ ______________________________

ROBERT SHIRING

Date: 4/5/16 ______________________________

LEIGH B. SIMMS

Date: ______________ ______________________________

CHARLES E. SMITH

Date: ______________ ______________________________

SANDRA SMITH-CONNER

Date: ______________ ______________________________

SOMERSET PARTNERS STRATEGIC ASSET

Date: ______________ ______________________________
By: David Whitmire
Title: ______________

CATHY M. STAGNER

Date: ______________ ______________________________

COMPROMISE SETTLEMENT AGREEMENT—Page 39 of 58

SHERRIFF FAMILY, LLC

Date: ________________ ____________________________

ROBERT SHIRING

Date: ________________ ____________________________

LEIGH B. SIMMS

Date: 05/04/2016 /s/ Leigh B. Simms

CHARLES E. SMITH

Date: ________________ ____________________________

SANDRA SMITH-CONNER

Date: ________________ ____________________________

SOMERSET PARTNERS STRATEGIC ASSET

Date: ________________ ____________________________

By: David Whitmire
Title: ____________________

CATHY M. STAGNER

Date: ________________ ____________________________

COMPROMISE SETTLEMENT AGREEMENT—Page 39 of 58

SHERRIFF FAMILY, LLC

Date: ______________ ______________________________

ROBERT SHIRING

Date: ______________ ______________________________

LEIGH B. SIMMS

Date: ______________ ______________________________

CHARLES E. SMITH

Date: April 5, 2016 Charles E. Smith

SANDRA SMITH-CONNER

Date: ______________ ______________________________

SOMERSET PARTNERS STRATEGIC ASSET

Date: ______________ ______________________________
By: David Whitmire
Title: ______________

CATHY M. STAGNER

Date: ______________ ______________________________

COMPROMISE SETTLEMENT AGREEMENT—Page 39 of 58

SHERRIFF FAMILY, LLC

Date: ____________ ______________________________

ROBERT SHIRING

Date: ____________ ______________________________

LEIGH B. SIMMS

Date: ____________ ______________________________

CHARLES E. SMITH

Date: ____________ ______________________________

SANDRA SMITH-CONNER

Date: 4/7/16 Sandra Smith Conner

SOMERSET PARTNERS STRATEGIC ASSET

Date: ____________ ______________________________

By: David Whitmire
Title: ____________

CATHY M. STAGNER

Date: ____________ ______________________________

COMPROMISE SETTLEMENT AGREEMENT—Page 39 of 58

SHERRIFF FAMILY, LLC

Date: ______________ ______________________________

ROBERT SHIRING

Date: ______________ ______________________________

LEIGH B. SIMMS

Date: ______________ ______________________________

CHARLES E. SMITH

Date: ______________ ______________________________

SANDRA SMITH-CONNER

Date: ______________ ______________________________

SOMERSET PARTNERS STRATEGIC ASSET

Date: 4-5-16 ______________________________

By: David Whitmire
Title: President

CATHY M. STAGNER

Date: ______________ ______________________________

COMPROMISE SETTLEMENT AGREEMENT—Page 39 of 58

SHERRIFF FAMILY, LLC

Date: ______________ ______________________________

ROBERT SHIRING

Date: ______________ ______________________________

LEIGH B. SIMMS

Date: ______________ ______________________________

CHARLES E. SMITH

Date: ______________ ______________________________

SANDRA SMITH-CONNER

Date: ______________ ______________________________

SOMERSET PARTNERS STRATEGIC ASSET

Date: ______________ ______________________________
By: David Whitmire
Title: ______________

CATHY M. STAGNER

Date: 1/5/16 Cathy M. Stagner

COMPROMISE SETTLEMENT AGREEMENT—Page 39 of 58

MICHAEL P. STARK

Date: 3-10-16 Michael P. Stark

THE STELMAK FAMILY TRUST

Date: ______________ ______________________________
By: Robert Stelmak, as Trustee

THE STELMAK FAMILY TRUST

Date: ______________ ______________________________
By: Judith Stelmak, as Trustee

ROBERT STELMAK

Date: ______________ ______________________________

DAVID A. STEPHAN

Date: ______________ ______________________________

MARILYN STEUBEN

Date: ______________ ______________________________

DEBBIE T. STOREY

Date: ______________ ______________________________

COMPROMISE SETTLEMENT AGREEMENT—Page 40 of 58

MICHAEL P. STARK

Date: ______________ ______________________________

THE STELMAK FAMILY TRUST

Date: 4/5/16 Robert Stelmak Trustee
By: Robert Stelmak, as Trustee

THE STELMAK FAMILY TRUST

Date: 4-5-16 Judith Stelmak
By: Judith Stelmak, as Trustee

ROBERT STELMAK

Date: 4/5/16 Robert Stelmak

DAVID A. STEPHAN

Date: ______________ ______________________________

MARILYN STEUBEN

Date: ______________ ______________________________

DEBBIE T. STOREY

Date: ______________ ______________________________

COMPROMISE SETTLEMENT AGREEMENT—Page 40 of 58

MICHAEL P. STARK

Date: ______________ ______________________________

THE STELMAK FAMILY TRUST

Date: ______________ ______________________________
By: Robert Stelmak, as Trustee

THE STELMAK FAMILY TRUST

Date: ______________ ______________________________
By: Judith Stelmak, as Trustee

ROBERT STELMAK

Date: ______________ ______________________________

DAVID A. STEPHAN

Date: 4-5-2016 Marilyn J Steuben

MARILYN STEUBEN

Date: ______________ ______________________________

DEBBIE T. STOREY

Date: ______________ ______________________________

COMPROMISE SETTLEMENT AGREEMENT—Page 40 of 58

Case 15-40289-rfn11 Doc 2500-11 Filed 06/22/16 Entered 06/22/16 01:39:28 Page 58 of 101
Case 15-40289-rfn11 Doc 2364-7 Filed 06/07/16 Entered 06/07/16 18:58:50 Page 54 of 56
APR/26/2016/TUE 12:14 PM Stoneridge Creek Pls FAX No. 9252499435 P. 001

TO Jessie Foss 214-237-9002
HO &P

MICHAEL P. STARK

Date: ______________ ______________________________

THE STELMAK FAMILY TRUST

Date: ______________ ______________________________
By: Robert Stelmak, as Trustee

THE STELMAK FAMILY TRUST

Date: ______________ ______________________________
By: Judith Stelmak, as Trustee

ROBERT STELMAK

Date: ______________ ______________________________

DAVID A. STEPHAN

Date: ______________ ______________________________

MARILYN STEUBEN

Date: 4-25-2016 Marilyn J Steuben

DEBBIE T. STOREY

Date: ______________ ______________________________

COMPROMISE SETTLEMENT AGREEMENT—Page 40 of 58

2331 W. Northwest Hwy., 2nd Floor Dallas, TX 75220 Phone: 214.526.7900 Fax: 214.526.7910 Toll-Free: 877.308.7900

Case 15-40289-rfn11 Doc 2500-11 Filed 06/22/16 Entered 06/22/16 01:39:28 Page 59 of 101
Case 15-40289-rfn11 Doc 2364-7 Filed 06/07/16 Entered 06/07/16 18:58:50 Page 55 of 56
04/06/2016 16:45 FAX 001

MICHAEL P. STARK

Date: ______________ ______________________________

THE STELMAK FAMILY TRUST

Date: ______________ ______________________________
By: Robert Stelmak, as Trustee

THE STELMAK FAMILY TRUST

Date: ______________ ______________________________
By: Judith Stelmak, as Trustee

ROBERT STELMAK

Date: ______________ ______________________________

DAVID A. STEPHAN

Date: ______________ ______________________________

MARILYN STEUBEN

Date: ______________ ______________________________

DEBBIE T. STOREY

Date: 4/6/16 [signature]

COMPROMISE SETTLEMENT AGREEMENT—Page 40 of 58

BELA TALLHAMMER

Date: 4/5/16 ______________________ Bela Tallhammer

ALAN TUCKER

Date: ______________ ______________________

JERRY VORHEIS

Date: ______________ ______________________

RICHARD & JUDY WALKER FAMILY TRUST

Date: ______________ ______________________

By: Richard Walker, as Trustee

RICHARD & JUDY WALKER FAMILY TRUST

Date: ______________ ______________________

By: Judy Walker, as Trustee

VAN WALKER

Date: ______________ ______________________

WANDA WARNER

Date: ______________ ______________________

COMPROMISE SETTLEMENT AGREEMENT—Page 41 of 58

Case [illegible] 1 of 45

[illegible]

6-15-2016 [illegible] TUCKER

JERRY VORHEIS

RICHARD & JUDY WALKER FAMI[illegible]

By: Richard Walker, as Trustee

RICHARD & JUDY WALKER [illegible]

By: Judy Walker, as Trustee

VAN WALKER

BELA TALLHAMMER

Date: ______________ ______________________________

ALAN TUCKER

Date: ______________ ______________________________

JERRY VORHEIS

Date: 4-7-16 Jerry Vorheis

RICHARD & JUDY WALKER FAMILY TRUST

Date: ______________ ______________________________
By: Richard Walker, as Trustee

RICHARD & JUDY WALKER FAMILY TRUST

Date: ______________ ______________________________
By: Judy Walker, as Trustee

VAN WALKER

Date: ______________ ______________________________

WANDA WARNER

Date: ______________ ______________________________

COMPROMISE SETTLEMENT AGREEMENT—Page 41 of 58

BELA TALLHAMMER

Date: ______________ ______________________________

ALAN TUCKER

Date: ______________ ______________________________

JERRY VORHEIS

Date: ______________ ______________________________

RICHARD & JUDY WALKER FAMILY TRUST

Date: ______________ ______________________________
By: Richard Walker, as Trustee

RICHARD & JUDY WALKER FAMILY TRUST

Date: ______________ ______________________________
By: Judy Walker, as Trustee

VAN WALKER

Date: April 5, 2016 Wanda Warner

WANDA WARNER

Date: ______________ ______________________________

COMPROMISE SETTLEMENT AGREEMENT—Page 41 of 58

ELMER WEDDEL

Date: 4-10-2016 Elmer Weddel
Martha Smith POA

HOWARD WHITE

Date: ____________ ______________________________

GERALD WILLIAMS, JR. & SHANA JONES REVOCABLE LIVING TRUST

Date: ____________ ______________________________
By: Gerald Williams, Jr., as Trustee

GERALD WILLIAMS, JR. & SHANA JONES REVOCABLE LIVING TRUST

Date: ____________ ______________________________
By: Shana Jones, as Trustee

ROBERT WHITEHURST

Date: ____________ ______________________________

DAVID WHITMIRE

Date: ____________ ______________________________

THOMAS G. WILLIAMS

Date: ____________ ______________________________

COMPROMISE SETTLEMENT AGREEMENT—Page 42 of 58

ELMER WEDDEL

Date: ____________ ______________________________

HOWARD WHITE

Date: 4/5/2016 ______________________________

GERALD WILLIAMS, JR. & SHANA JONES
REVOCABLE LIVING TRUST

Date: ____________ ______________________________
By: Gerald Williams, Jr., as Trustee

GERALD WILLIAMS, JR. & SHANA JONES
REVOCABLE LIVING TRUST

Date: ____________ ______________________________
By: Shana Jones, as Trustee

ROBERT WHITEHURST

Date: ____________ ______________________________

DAVID WHITMIRE

Date: ____________ ______________________________

THOMAS G. WILLIAMS

Date: ____________ ______________________________

COMPROMISE SETTLEMENT AGREEMENT—Page 42 of 58

ELMER WEDDEL

Date: ____________ ______________________________

HOWARD WHITE

Date: ____________ ______________________________

GERALD WILLIAMS, JR. & SHANA JONES REVOCABLE LIVING TRUST

Date: 04/06/2016 ______________________________
By: Gerald Williams, Jr., as Trustee

GERALD WILLIAMS, JR. & SHANA JONES REVOCABLE LIVING TRUST

Date: 04.06.2016 ______________________________
By: Shana Jones, as Trustee

ROBERT WHITEHURST

Date: ____________ ______________________________

DAVID WHITMIRE

Date: ____________ ______________________________

THOMAS G. WILLIAMS

Date: ____________ ______________________________

COMPROMISE SETTLEMENT AGREEMENT—Page 42 of 58

ELMER WEDDEL

Date: ______________ ______________________________

HOWARD WHITE

Date: ______________ ______________________________

GERALD WILLIAMS, JR. & SHANA JONES
REVOCABLE LIVING TRUST

Date: ______________ ______________________________
By: Gerald Williams, Jr., as Trustee

GERALD WILLIAMS, JR. & SHANA JONES
REVOCABLE LIVING TRUST

Date: ______________ ______________________________
By: Shana Jones, as Trustee

ROBERT WHITEHURST

Date: 4/5/16 Robert Whitehurst

DAVID WHITMIRE

Date: ______________ ______________________________

THOMAS G. WILLIAMS

Date: ______________ ______________________________

COMPROMISE SETTLEMENT AGREEMENT—Page 42 of 58

ELMER WEDDEL

Date: ____________ ______________________________

HOWARD WHITE

Date: ____________ ______________________________

GERALD WILLIAMS, JR. & SHANA JONES
REVOCABLE LIVING TRUST

Date: ____________ ______________________________
By: Gerald Williams, Jr., as Trustee

GERALD WILLIAMS, JR. & SHANA JONES
REVOCABLE LIVING TRUST

Date: ____________ ______________________________
By: Shana Jones, as Trustee

ROBERT WHITEHURST

Date: ____________ ______________________________

DAVID WHITMIRE

Date: 4-5-16 [signature]

THOMAS G. WILLIAMS

Date: ____________ ______________________________

COMPROMISE SETTLEMENT AGREEMENT—Page 42 of 58

ELMER WEDDEL

Date: ______________ ______________________________

HOWARD WHITE

Date: ______________ ______________________________

GERALD WILLIAMS, JR. & SHANA JONES REVOCABLE LIVING TRUST

Date: ______________ ______________________________
By: Gerald Williams, Jr., as Trustee

GERALD WILLIAMS, JR. & SHANA JONES REVOCABLE LIVING TRUST

Date: ______________ ______________________________
By: Shana Jones, as Trustee

ROBERT WHITEHURST

Date: ______________ ______________________________

DAVID WHITMIRE

Date: ______________ ______________________________

THOMAS G. WILLIAMS

Date: 04-20-2016 Thomas G. Williams

COMPROMISE SETTLEMENT AGREEMENT—Page 42 of 58

Case 15-40289-rfn11 Doc 2500-11 Filed 06/22/16 Entered 06/22/16 01:39:28 Page 70 of 101
Case 15-40289-rfn11 Doc 2364-8 Filed 06/07/16 Entered 06/07/16 18:58:50 Page 10 of 45
6/8/16, 8:27 PM
Back to Message Life Partners - Settlement A... 43 / 117

JOHN WILLINGHAM

Date: ______________ ______________

DARLENE WILSON

Date: ______________ ______________

JOHN WOELFEL

Date: ______________ ______________

CLIFFORD WOHLEB

Date: ______________ ______________

JENNES WOHLEB

Date:

Page 43 of 58
about:blank
Page 1 of 1

JOHN WILLINGHAM

Date: ____________ ______________________________

DARLENE WILSON

Date: 4-18-16 Darlene Wilson

JOHN WOELFEL

Date: ____________ ______________________________

CLIFFORD WOHLEB

Date: ____________ ______________________________

JENNES WOHLEB

Date: ____________ ______________________________

DANIEL WOOD

Date: ____________ ______________________________

SHARON WOOD

Date: ____________ ______________________________

COMPROMISE SETTLEMENT AGREEMENT—Page 43 of 58

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Apr 05 16 01:24p John R Woelfel 661-784-5996 p.1

JOHN WILLINGHAM

Date: ______________ ______________________________

DARLENE WILSON

Date: ______________ ______________________________

JOHN WOELFEL

Date: 4-5-2016 [signature]

CLIFFORD WOHLEB

Date: ______________ ______________________________

JENNES WOHLEB

Date: ______________ ______________________________

DANIEL WOOD

Date: ______________ ______________________________

SHARON WOOD

Date: ______________ ______________________________

COMPROMISE SETTLEMENT AGREEMENT—Page 43 of 58

2331 W. Northwest Hwy., 2nd Floor Dallas, TX 75220 Phone: 214.526.7900 Fax: 214.526.7910 Toll-Free: 877.308.7900

JOHN WILLINGHAM

Date: ____________ ______________________________

DARLENE WILSON

Date: ____________ ______________________________

JOHN WOELFEL

Date: ____________ ______________________________

CLIFFORD WOHLEB

Date: 4-7-16 Clifford D. Wohleb, Sr

JENNES WOHLEB

Date: 4-7-16 Jennes Wohleb

DANIEL WOOD

Date: ____________ ______________________________

SHARON WOOD

Date: ____________ ______________________________

COMPROMISE SETTLEMENT AGREEMENT—Page 43 of 58

JOHN WILLINGHAM

Date: ______________ ______________________________

DARLENE WILSON

Date: ______________ ______________________________

JOHN WOELFEL

Date: ______________ ______________________________

CLIFFORD WOHLEB

Date: ______________ ______________________________

JENNES WOHLEB

Date: ______________ ______________________________

DANIEL WOOD

Date: 4/11/16 ______________________________

SHARON WOOD

Date: 4/11/16 ______________________________

COMPROMISE SETTLEMENT AGREEMENT—Page 43 of 58

AMY ZAGAR

Date: 05 April 2016 Amy Zagar

KEITH ZAGAR

Date: 05 April 2016 Keith Zagar

MURIEL M. ZANONI

Date: ______________ ______________________________

BRENDA KAY WILLIAMS

Date: ______________ ______________________________

BUFORD JOHN YOUNG

Date: ______________ ______________________________

CARLOS HERNANDEZ

Date: ______________ ______________________________

CHARLES (CR) FRANKLIN RAINS

Date: ______________ ______________________________

THE CLAUDETTE J. BRANDON FAMILY TRUST

Date: ______________ ______________________________
By: ______________________, as Trustee

COMPROMISE SETTLEMENT AGREEMENT—Page 44 of 58

AMY ZAGAR

Date: ____________ ______________________________

KEITH ZAGAR

Date: ____________ ______________________________

MURIEL M. ZANONI

Date: 4-5-2016 Muriel M. Zanoni

BRENDA KAY WILLIAMS

Date: ____________ ______________________________

BUFORD JOHN YOUNG

Date: ____________ ______________________________

CARLOS HERNANDEZ

Date: ____________ ______________________________

CHARLES (CR) FRANKLIN RAINS

Date: ____________ ______________________________

THE CLAUDETTE J. BRANDON FAMILY TRUST

Date: ____________ ______________________________

By: ______________________, as Trustee

COMPROMISE SETTLEMENT AGREEMENT—Page 44 of 58

AMY ZAGAR

Date: ______________ ______________________________

KEITH ZAGAR

Date: ______________ ______________________________

MURIEL M. ZANONI

Date: ______________ ______________________________

BRENDA KAY WILLIAMS

Date: ______________ ______________________________

BUFORD JOHN YOUNG

Date: April 12, 2016 Buford John Young

CARLOS HERNANDEZ

Date: ______________ ______________________________

CHARLES (CR) FRANKLIN RAINS

Date: ______________ ______________________________

THE CLAUDETTE J. BRANDON FAMILY TRUST

Date: ______________ ______________________________
By: ______________________, as Trustee

COMPROMISE SETTLEMENT AGREEMENT—Page 44 of 58

AMY ZAGAR

Date: ______________ ______________________________

KEITH ZAGAR

Date: ______________ ______________________________

MURIEL M. ZANONI

Date: ______________ ______________________________

BRENDA KAY WILLIAMS

Date: ______________ ______________________________

BUFORD JOHN YOUNG

Date: ______________ ______________________________

CARLOS HERNANDEZ

Date: ______________ ______________________________

CHARLES (CR) FRANKLIN RAINS

Date: ______________ ______________________________

THE CLAUDETTE J. BRANDON FAMILY TRUST

Date: 4-12-16 The Claudette J. Brandon Family Trust
By: Paula S Carlton, TTEE as Trustee

COMPROMISE SETTLEMENT AGREEMENT—Page 44 of 58

THE CRAIG D. SMITH MD PROFIT SHARING PLAN

Date: ______________ ______________________________
By: ______________________
Title: ______________________

DEAN H. GRAVES

Date: 4/4/16 [signature]

DEAN M. KLINGER

Date: ______________ ______________________________

DEBRA J. MINTS

Date: ______________ ______________________________

ELIZABETH ORLOWSKI

Date: ______________ ______________________________

FLINT IMMEL

Date: ______________ ______________________________

FRANK GREG WILLIAMS

Date: ______________ ______________________________

FREDERICK R. FONSECA

Date: ______________ ______________________________

COMPROMISE SETTLEMENT AGREEMENT—Page 45 of 58

THE CRAIG D. SMITH MD PROFIT SHARING PLAN

Date: ____________ ____________________
By: ____________________
Title: ____________________

DEAN H. GRAVES

Date: 4-4-2016 ____________________

DEAN M. KLINGER

Date: ____________ ____________________

DEBRA J. MINTS

Date: ____________ ____________________

ELIZABETH ORLOWSKI

Date: ____________ ____________________

FLINT IMMEL

Date: ____________ ____________________

FRANK GREG WILLIAMS

Date: ____________ ____________________

FREDERICK R. FONSECA

Date: ____________ ____________________

COMPROMISE SETTLEMENT AGREEMENT—Page 45 of 58

THE CRAIG D. SMITH MD PROFIT SHARING PLAN

Date: ____________ ______________________________

By: ______________________
Title: ______________________

DEAN H. GRAVES

Date: ____________ ______________________________

DEAN M. KLINGER

Date: 4/11/16 ______________________________

DEBRA J. MINTS

Date: ____________ ______________________________

ELIZABETH ORLOWSKI

Date: ____________ ______________________________

FLINT IMMEL

Date: ____________ ______________________________

FRANK GREG WILLIAMS

Date: ____________ ______________________________

FREDERICK R. FONSECA

Date: ____________ ______________________________

COMPROMISE SETTLEMENT AGREEMENT—Page 45 of 58

THE CRAIG D. SMITH MD PROFIT SHARING PLAN

Date: ____________ ______________________________
By: ______________________
Title: ____________________

DEAN H. GRAVES

Date: ____________ ______________________________

DEAN M. KLINGER

Date: ____________ ______________________________

DEBRA J. MINTS

Date: ____________ ______________________________

ELIZABETH ORLOWSKI

Date: 4/7/16 ______________________________

FLINT IMMEL

Date: ____________ ______________________________

FRANK GREG WILLIAMS

Date: ____________ ______________________________

FREDERICK R. FONSECA

Date: ____________ ______________________________

COMPROMISE SETTLEMENT AGREEMENT—Page 45 of 58

AMY ZAGAR

Date: ______________ ______________________________

KEITH ZAGAR

Date: ______________ ______________________________

MURIEL M. ZANONI

Date: ______________ ______________________________

BRENDA KAY WILLIAMS

Date: ______________ ______________________________

BUFORD JOHN YOUNG

Date: ______________ ______________________________

CARLOS HERNANDEZ

Date: 5/16/16 Charles (CR) Franklin Rains

CHARLES (CR) FRANKLIN RAINS

Date: ______________ ______________________________

THE CLAUDETTE J. BRANDON FAMILY TRUST

Date: ______________ ______________________________

By: ______________________, as Trustee

COMPROMISE SETTLEMENT AGREEMENT—Page 45 of 59

AMY ZAGAR

Date: ______________ ______________________________

KEITH ZAGAR

Date: ______________ ______________________________

MURIEL M. ZANONI

Date: ______________ ______________________________

BRENDA KAY WILLIAMS

Date: ______________ ______________________________

BUFORD JOHN YOUNG

Date: ______________ ______________________________

CARLOS HERNANDRZ

Date: 5/11/16 Charles (CR) Franklin Rains

CHARLES (CR) FRANKLIN RAINS

Date: ______________ ______________________________

THE CLAUDETTE J. BRANDON FAMILY TRUST

Date: ______________ ______________________________

By: ______________________, as Trustee

COMPROMISE SETTLEMENT AGREEMENT—Page 45 of 59

HELEN
Z. MCDERMOTT

Date: APRIL 22, 2016 ______________________ ATTORNEY-IN-FACT FOR HELEN MCDERMOTT

JACQUELINE M. SAVOIE

Date: ______________ ______________________________

PAUL SAVOIE

Date: ______________ ______________________________

JANICE SEAMAN

Date: ______________ ______________________________

JESSE VILLAREAL

Date: ______________ ______________________________

YOLANDA VILLAREAL

Date: ______________ ______________________________

JOSEPH J. GILL

Date: ______________ ______________________________

JUDY MOWREY

Date: ______________ ______________________________

KATHY L. BYFIELD

Date: ______________ ______________________________

COMPROMISE SETTLEMENT AGREEMENT—Page 46 of 58

Z. McDERMOTT

Date: ______________ ______________________________

JACQUELINE M. SAVOIE

Date: ______________ ______________________________

PAUL SAVOIE

Date: ______________ ______________________________

JANICE SEAMAN

Date: April 8, 2016 Janice Seaman

JESSE VILLAREAL

Date: ______________ ______________________________

YOLANDA VILLAREAL

Date: ______________ ______________________________

JOSEPH J. GILL

Date: ______________ ______________________________

JUDY MOWREY

Date: ______________ ______________________________

KATHY L. BYFIELD

Date: ______________ ______________________________

COMPROMISE SETTLEMENT AGREEMENT—Page 46 of 58

Z. MCDERMOTT

Date: ____________ ______________________________

JACQUELINE M. SAVOIE

Date: ____________ ______________________________

PAUL SAVOIE

Date: ____________ ______________________________

JANICE SEAMAN

Date: ____________ ______________________________

JESSE VILLAREAL

Date: ____________ ______________________________

YOLANDA VILLAREAL

Date: ____________ ______________________________

JOSEPH J. GILL

Date: 4-8-16 Joseph J. Gill

JUDY MOWREY

Date: ____________ ______________________________

KATHY L. BYFIELD

Date: ____________ ______________________________

COMPROMISE SETTLEMENT AGREEMENT—Page 46 of 58

Z. McDERMOTT

Date: ______________ ______________________________

JACQUELINE M. SAVOIE

Date: ______________ ______________________________

PAUL SAVOIE

Date: ______________ ______________________________

JANICE SEAMAN

Date: ______________ ______________________________

JESSE VILLAREAL

Date: ______________ ______________________________

YOLANDA VILLAREAL

Date: ______________ ______________________________

JOSEPH J. GILL

Date: ______________ ______________________________

JUDY MOWREY

Date: ______________ ______________________________

KATHY L. BYFIELD

Date: 4/13/15 Kathy L. Byfield

COMPROMISE SETTLEMENT AGREEMENT—Page 46 of 58

Z. MCDERMOTT

Date: ____________ ______________________________

JACQUELINE M. SAVOIE

Date: ____________ ______________________________

PAUL SAVOIE

Date: ____________ ______________________________

JANICE SEAMAN

Date: ____________ ______________________________

JESSE VILLAREAL

Date: ____________ ______________________________

YOLANDA VILLAREAL

Date: ____________ ______________________________

JOSEPH J. GILL

Date: ____________ ______________________________

JUDY MOWREY

Date: ____________ ______________________________

KATHY L. BYFIELD MICHAEL A. BYFIELD

Date: 4/13/15 Kathy L. Byfield
Michael Byfield

COMPROMISE SETTLEMENT AGREEMENT—Page 46 of 58

LANE COURSON

Date: ______________ ______________________________

DIANE COURSON

Date: ______________ ______________________________

LARRY FORD

Date: ______________ ______________________________

LINDA PACHECO

Date: ______________ ______________________________

LORENA MOLINA-ROJAS

Date: ______________ ______________________________

MARY B. MOFFETT

Date: ______________ ______________________________

MATTHEW C. BAYNHAM

Date: 4-15-2016 [signature]

NANCY LOUISE LEONARD TRUST II

Date: ______________ ______________________________

By: ______________________, as Trustee

COMPROMISE SETTLEMENT AGREEMENT—Page 47 of 58

LANE COURSON

Date: ______________ ______________________________

DIANE COURSON

Date: ______________ ______________________________

LARRY FORD

Date: ______________ ______________________________

LINDA PACHECO

Date: 4-15-16 Linda Pacheco

LORENA MOLINA-ROJAS

Date: ______________ ______________________________

MARY B. MOFFETT

Date: ______________ ______________________________

MATTHEW C. BAYNHAM

Date: ______________ ______________________________

NANCY LOUISE LEONARD TRUST II

Date: ______________ ______________________________
By: ______________________, as Trustee

COMPROMISE SETTLEMENT AGREEMENT—Page 48 of 59

NIEWOEHNER PARTNERSHIP
DEFINED BENEFIT PLAN

Date: ______________

____
By: ______________________
Title: ______________________

NORTH SHORE PODIATRY PROFIT SHARING PLAN

Date: 4/5/16

[signature]
By: Howard Stone
Title: Partner

RONALD W. TIPTON

Date: ______________ ______________________________

SCOTT FARRAR

Date: ______________ ______________________________

SHANE FOSTER

Date: ______________ ______________________________

SHAUGHAN CONNELLY

Date: ______________ ______________________________

SUSAN MCKEE

Date: ______________ ______________________________

COMPROMISE SETTLEMENT AGREEMENT—Page 48 of 58

NIEWOEHNER PARTNERSHIP
DEFINED BENEFIT PLAN

Date: ____________ ______________________________
By: ______________________
Title: ______________________

NORTH SHORE PODIATRY PROFIT SHARING PLAN

Date: ____________ ______________________________
By: ______________________
Title: ______________________

RONALD W. TIPTON

Date: 4/15/16 Scott Farrar

SCOTT FARRAR

Date: ____________ ______________________________

SHANE FOSTER

Date: ____________ ______________________________

SHAUGHAN CONNELLY

Date: ____________ ______________________________

SUSAN MCKEE

Date: ____________ ______________________________

COMPROMISE SETTLEMENT AGREEMENT—Page 48 of 58

LANE COURSON

Date: ______________ ______________________________
DIANE COURSON

Date: ______________ ______________________________
LARRY FORD

Date: ______________ ______________________________
LINDA PACHECO

Date: ______________ ______________________________
LORENA MOLINA-ROJAS

Date: ______________ ______________________________
MARY B. MOFFETT

Date: 4/22/16 X Mary B. Moffett
MATTHEW C. BAYNHAM

Date: ______________ ______________________________
NANCY LOUISE LEONARD TRUST II

Date: ______________ ______________________________
By: ______________________, as Trustee

COMPROMISE SETTLEMENT AGREEMENT—Page 48 of 59

SUZANNE MULKEY-KIMBREL

Date: 4-18-2016 Suzanne Mulkey-Kimbrel

THE SPEED REVOCABLE TRUST

Date: ______________

By: ______________________, as Trustee

COMPROMISE SETTLEMENT AGREEMENT—Page 49 of 58

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SUZANNE MULKEY-KIMBREL

Date: ____________ ______________________________

THE SPEED REVOCABLE TRUST

Date: ____________ ______________________________

By: ______________________, as Trustee

MICHAEL BYFIELD

Date: ____________ ______________________________

OFFICIAL COMMITTEE OF UNSECURED CREDITORS

Date: 6/1/16 By: ______________________________
Mark Reddus, Member

Date: 5/27/16 By: ______________________________
Bert Scalzo, Member

Date: 5/27/16 By: ______________________________
Skip Trimble, Member

COMPROMISE SETTLEMENT AGREEMENT—Page 50 of 60

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EXHIBIT 1

1.	Allen, Jr., James
2.	Armstrong, Sandra
3.	Babb, Joseph
4.	Balady, Louis
5.	Barbarin, Joy C.
6.	Beal, Christopher
7.	Bingiel, Alana
8.	Bingiel, Joseph
9.	Bingiel, Joseph & Alana
10.	Birtcher, Danny
11.	Blackwell, Hurshel Dwayne
12.	Blackwell, Patricia
13.	Broderick, Matthew
14.	Brown, Emily
15.	Padron, Eladio
16.	Byram, Jimmie
17.	Carey, Nancy
18.	Carey, Robert
19.	Carey, Robert & Nancy
20.	Carpenter, Barbara
21.	Carpenter, Michael
22.	Chapman, Rita
23.	Chidester, John D.
24.	Coffey, Mary Jane
25.	Collins, Bruce
26.	Collins, Deborah
27.	Colvin, James
28.	Contella, Charles Joseph
29.	Cooper, Glenda
30.	Cooper, Glenda, as Custodian for Lina Grace Assaad UGMA
31.	Cooper, Glenda, as Custodian for Samuel Mark Assaad UGMA
32.	Harvey Living Trust (Glenda Cooper as Trustee)
33.	Cooper, Thomas
34.	Cotten, Bill & Nancy
35.	Cumbest, Glenda, obo Joseph B. Cumbest, Sr., Deceased
36.	Cummings, Lucinda
37.	Cummings, Terry
38.	DeMars, Sandra, obo Larry Eugen DeMars, Deceased
39.	Dinsmore, Gerald
40.	Dirks, Sherra
41.	Douma, Paul
42.	DuKet, Thomas

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43.	Eccles, Stephen & Daryl
44.	Evans, Donna
45.	Evans, Robert
46.	Falvo, Elaine M.
47.	Falvo, III, Louis
48.	Fisher, Warren
49.	Funke, Henry & Diana
50.	Gallina, Pamela
51.	Gartenberg, Joel
52.	Gillespie, Carolyn
53.	Goldstein, Janet
54.	Guion, DDS, H. Don
55.	Halman, Douglas
56.	Harris, Dennis
57.	Hilliard, Robert J.
58.	Hillman, Rebecca
59.	Holland, Theresa
60.	Hubbard, John
61.	Hubbard, William Brent
62.	Hutchinson, George
63.	Hutchinson, Laura
64.	Hutto, Don
65.	Inglis, Lona
66.	Inglis, Ronald
67.	Ira M. Sabbagh Trust (Ira M. Sabbagh as Trustee)
68.	Ivory Artists, Inc.
69.	Jacobi, Richard & Anna
70.	Jennings, Joe
71.	Johnson, Clara
72.	Johnson, Gary
73.	Johnston, Ross
74.	Jones, Henry & Nancy
75.	Jones, Shana
76.	Gerald Williams Jr & Shana Jones Rev. Living Trust (Gerald Williams, Jr. & Shana Jones as Trustees)
77.	Jortner, DDS, Wayne
78.	Joshi, Sanjay
79.	Kanouse, Thomas J.
80.	The Kaye Family Trust (Michael C. Kaye & Pamela S. Gerver-Kaye as Trustees)
81.	Kellogg, Alan
82.	Kitchen, Richard
83.	Kohler, Janet
84.	Kohler, Kirk
85.	Kovac, David L.
86.	The George and Jacqueline Krabbe Family Trust (George & Jacqueline Krabbe as Trustees)

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87.	Krizman, James
88.	Kwok, Don Chaen & Nguyen, Christine
89.	Lair, Kelly
90.	Lair, Peggy
91.	Langhurst, Kathleen
92.	Langhurst, Paula
93.	Lilli, II, Joseph A.
94.	Love, James
95.	Love, James & Denise
96.	Lunsford, Joanna
97.	Lunsford, Ray & Joanna
98.	Lutz, Carolyn
99.	Lutz, Douglas C.
100.	Lutz, Jr., Richard Paul
101.	Marsters, Dorothy
102.	Marsters, Judson
103.	Marti, Thomas
104.	Mathis, Charles
105.	McClain, Todd
106.	McClain, William Troy
107.	McDermott, Helen Z.
108.	McKinley, Albert
109.	McKinley, Albert & Geneva
110.	McKinley, Geneva
111.	June McLaren Living Trust (William & June McLaren as Trustees)
112.	William McLaren Living Trust (William & June McLaren as Trustees)
113.	Ed E. McWilliams Revocable Trust (Ed & Nancy McWilliams as Trustees)
114.	Mellado, Eduardo & Agueda
115.	Mondeau, Adrienne
116.	Morrow, Arthur
117.	Morrow, Jennie
118.	Morse, Terrance L.
119.	Mucker, Matthew
120.	Mulligan, Ashley
121.	Mullins, Gary
122.	Munger, Ann
123.	Munger, Ann & Robert
124.	Munger, Robert
125.	Neal, Donna
126.	Neal, Earl
127.	Nelson, Jerry & Joan
128.	Ninich, Christene, on behalf of James Henry Ninich, deceased
129.	Nix & Nix Family, LP
130.	Nolin, Wendy
131.	O’Keefe, Mary
132.	Ormsby, Jo

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133.	Parrott, Robyn
134.	Patty, Kevin
135.	Patty, Therese
136.	Patty, Dayna
137.	Patty, Melissa
138.	Patty, Kevin & Therese
139.	Pennel, Brock & Diana
140.	Phillips, Hazel
141.	Pippi, Augustine & Susan
142.	Pirie, Glenda
143.	Plumlee, Hubert
144.	Polk, Charles & Marilyn
145.	Polk, Marilyn
146.	Poth, Konrad E.
147.	Charles G. & Marjorie E. Quarnstrom Revocable Living Trust (Faye Bagby only in her capacity as Trustee)
148.	Quarnstrom, Charles & Marjorie
149.	Raisinghani, Mahesh
150.	Reader, Jamieson & Misti
151.	Recker, Janet
152.	Recker, Steven
153.	Redden, Jr., Jim
154.	Reynolds, Charles
155.	Rice, Dennis
156.	Richardson, II, Louis D.
157.	Rivard, William
158.	Roddy, Joe
159.	Rose-McDaniel, Deborah
160.	Sachanko, Susan B.
161.	Sanders, Brandon
162.	Sanderson, Michael
163.	Sandoval, Ana
164.	Sandoval, Will
165.	Sandoval, Will & Ana
166.	Sauceda, Linda
167.	Schwab, III, Carl F.
168.	Schwab, John
169.	See, Bud S.
170.	Sekely, Erick
171.	Sherriff Family, LLC
172.	Shiring, Robert
173.	Simms, Leigh B.
174.	Smith, Charles E.
175.	Smith-Conner, Sandra
176.	Somerset Partners Strategic Asset (Whitmire, David)
177.	Stagner, Cathy M.

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178.	Stark, Michael P.
179.	The Stelmak Family Trust (Robert & Judith Stelmak as Trustees)
180.	Stelmak, Robert
181.	Stephan, David A.
182.	Steuben, Marilyn
183.	Storey, Debbie T.
184.	Tallhammer, Bela
185.	Tucker, Alan
186.	Vorheis, Jerry
187.	Richard & Judy Walker Family Trust (Richard & Judy Walker as Trustees)
188.	Walker, Van
189.	Warner, Wanda
190.	Weddel, Elmer
191.	White, Howard
192.	Whitehurst, Robert
193.	Whitmire, David
194.	Williams, Thomas G.
195.	Willingham, John
196.	Wilson, Darlene
197.	Woelfel, John
198.	Wohleb, Clifford
199.	Wohleb, Clifford & Jennes
200.	Wood, Daniel
201.	Wood, Sharon
202.	Zagar, Amy
203.	Zagar, Keith
204.	Zanoni, Muriel M.